UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under to § 240.14a-12

Earthstone Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
Class B common stock, $0.001 par value per share, of Earthstone Energy, Inc.

(2)	Aggregate number of securities to which transaction applies:
32,315,695 shares of Class B common stock, $0.001 par value per share

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The aggregate consideration to be paid is (i) $650 million in cash and (ii) 32,315,695 shares of Class B common stock. The average of the high and low price of Earthstone Class A common stock on the NYSE on October 25, 2018 was $8.64. As a result, the proposed maximum aggregate transaction value was determined based on the sum of (a) $650 million and (b) the product of 32,315,695 shares of Class B common stock multiplied by $8.64, the average of the high and low price of Earthstone Class A common stock on October 25, 2018.

(4)	Proposed maximum aggregate value of transaction:
$929,207,604.80

(5)	Total fee paid:
$112,620 (reflects 0.00001212 multiplied by the proposed maximum aggregate transaction value)

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Sabalo Energy, LLC

PROPOSED TRANSACTION — YOUR VOTE IS VERY IMPORTANT

[•], 2018

Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), Earthstone Energy Holdings, LLC, a Delaware limited liability company and subsidiary of Earthstone (“EEH”), and Sabalo Holdings, LLC, a Delaware limited liability company (“Sabalo Holdings”), entered into a contribution agreement dated as of October 17, 2018 (the “Contribution Agreement”), which provides for the contribution by Sabalo Holdings of all its interests in Sabalo Energy, LLC (“Sabalo”) and Sabalo Energy, Inc. (“Sabalo Inc.”) to EEH. Also on October 17, 2018, Sabalo entered into a letter agreement (the “Shad Letter Agreement”) to acquire certain wellbore interests held by Shad Permian, LLC (“Shad”) that are part of a drilling arrangement between Sabalo and Shad involving certain acreage covered by the Contribution Agreement. Pursuant to the Contribution Agreement and the Shad Letter Agreement, EEH expects to acquire (the “Transaction”) an aggregate of approximately 20,800 net acres with approximately 488 gross operated and 349 gross non-operated horizontal drilling locations located in the Midland Basin of Texas with approximately 125 gross (67.4 net) existing vertical and horizontal producing wells on the acreage (and associated equipment and gathering infrastructure) for an aggregate purchase price of approximately $950 million, subject to certain purchase price and post-closing adjustments as set forth in the Contribution Agreement and the Shad Letter Agreement. The effective date of the Transaction is May 1, 2018. Sabalo Holdings is an affiliate of investment entities controlled by EnCap Investments L.P., a Delaware limited partnership (“EnCap”). EnCap through its investment entities indirectly owns approximately 61.1% of the outstanding voting securities of Earthstone.

The aggregate purchase price will include: (i) approximately $650 million in cash, which Earthstone intends to partially fund from (a) the net proceeds from the sale of Series A Redeemable Convertible Preferred Stock, $0.001 par value per share of Earthstone (the “Series A Preferred Stock”), (b) an unsecured bridge loan and/or an unsecured note offering, and (c) borrowings under the EEH revolving credit facility; and (ii) approximately $300 million in equity comprised of the issuance of 32,315,695 membership units of EEH (the “EEH Units”) and 32,315,695 shares of Class B common stock, $0.001 par value per share of Earthstone (the “Class B common stock”). Each EEH Unit, together with a corresponding share of Class B common stock will be exchangeable, at the option of the holder any time after the closing of the Transaction, for one share of Class A common stock, $0.001 par value per share of Earthstone (the “Class A common stock” and collectively with the Class B common stock, the “Common Stock”).

Upon the completion of the Transaction, it is expected that Sabalo Holdings will own approximately 33.5% of the outstanding shares of Class A common stock, on a fully diluted, as converted, basis, as of [•]. The EEH Units and the shares of Class B common stock to be issued to Sabalo Holdings will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), but will be issued by EEH and Earthstone in reliance on the exemption provided under Section 4(a)(2) of the Securities Act.

The Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ESTE.” The closing sale price for the Class A common stock on October 17, 2018, immediately prior to the public announcement of the Transaction, was $9.38. The closing sale price of the Class A common stock on [•], 2018, the latest practicable date before the date of this proxy statement, was $[•].

On October 17, 2018, Earthstone entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an affiliate of EIG Global Energy Partners (“EIG”) relating to the sale by Earthstone and the purchase by EIG of $225 million of the Series A Preferred Stock and up to $30 million of Class A common stock (collectively, the “Preferred Stock Financing”). Rule 312.03 of the NYSE Listed Company Manual (“Rule

312.03”) requires stockholder approval prior to the issuance of securities representing 20% or more of the voting power of our outstanding stock. Since the shares of Series A Preferred Stock to be issued to EIG are convertible into greater than 20% of the outstanding voting power of the outstanding stock of Earthstone and up to $30 million of Class A common stock that may be issued to EIG as part of the Securities Purchase Agreement, we are asking you to vote on a proposal to approve Earthstone’s issuance of such Series A Preferred Stock and Class A common stock to EIG (the “NYSE Preferred Stock Proposal”). The shares of Series A Preferred Stock to be issued to EIG and the shares of Class A common stock that may be issued to EIG will not be registered under the Securities Act, but will be issued by Earthstone in reliance on the exemption provided under Section 4(a)(2) of the Securities Act.

We are holding a special meeting on [•] to obtain the vote of our stockholders on the proposals necessary to complete the Transaction and the Preferred Stock Financing.

A special committee (the “Special Committee”) composed of Jay F. Joliat (chair), Phil D. Kramer and Zachary G. Urban, each an independent and disinterested member of our board of directors, evaluated the transaction between Earthstone, EEH and Sabalo Holdings. To assist with the process, the Special Committee engaged Richards, Layton & Finger, P.A. (“RLF”), as its legal counsel and Stephens Inc. (“Stephens”) as its financial advisor.

After careful consideration, the board of directors has unanimously approved the Contribution Agreement and the transactions contemplated thereby, including the Transaction, and the Preferred Stock Financing. The board of directors unanimously recommends that the stockholders vote “FOR” the approval and adoption of the Contribution Agreement and the transactions contemplated thereby, including the Transaction, “FOR” the approval, for purposes of the applicable listing rules of the NYSE, of the issuance of the Class A common stock in connection with the future exchange of the EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement proposal, “FOR” the approval and adoption of the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of Class A common stock and Class B common stock proposal, “FOR” the approval and adoption of the amendment to our amended and restated certificate of incorporation to increase the number of authorized directors from nine directors to eleven directors proposal, “FOR” the approval, for purposes of the applicable listing rules of the NYSE, of the issuance of the Class A common stock upon conversion of the Series A Preferred Stock and any shares of Class A common stock that may be issued pursuant to the Securities Purchase Agreement proposal, “FOR” the approval and adoption of the amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “Plan”) proposal, and “FOR” the adjournment proposal at the special meeting.

The approval and adoption of the Contribution Agreement and the transactions contemplated thereby, including the Transaction, requires the affirmative vote of (i) a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, and (ii) a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, that are not held by EnCap or our executive officers. The approval and adoption of the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of Class A common stock and Class B common stock requires the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. The approval and adoption of the amendment to our amended and restated certificate of incorporation to increase the number of authorized directors from nine directors to eleven directors requires the affirmative vote of 66-2/3% of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. The approval, (a) for purposes of the applicable listing rules of the NYSE, (1) of the issuance of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement, and (2) the issuance of Class A common stock in connection with the future conversion of Series A Preferred Stock and any shares of Class A common stock that may be issued pursuant to the Securities Purchase Agreement, and (b) the approval and adoption of the amendment to the Plan, each require the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on each respective proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the special meeting. Approval of the adjournment proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal. Your vote is very important, regardless of the number of shares of Class A common stock and Class B common stock you own. Whether or not you expect to attend the special meeting in person, please vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

This proxy statement is an important document containing answers to frequently asked questions and a summary description of the Contribution Agreement, the Shad Letter Agreement and the Transaction, followed by more detailed information about Earthstone, EEH, Sabalo Holdings, Sabalo, Shad, the Transaction, the Preferred Stock Financing, the Contribution Agreement, the Shad Letter Agreement, the Securities Purchase Agreement, and the issuance of the Class B common stock. The obligations of Earthstone, EEH and Sabalo Holdings to complete the Transaction are subject to the satisfaction or waiver of the conditions to closing set forth in the Contribution Agreement. The obligations of Earthstone and EIG to complete the Preferred Stock Financing are subject to the satisfaction or waiver of the conditions to closing set forth in the Securities Purchase Agreement. You should read this entire proxy statement carefully, including the annexes hereto and the documents incorporated by reference. In particular, we urge you to read the section entitled “Risk Factors.”

We thank you for your consideration and continued support.

Sincerely,

___________________________ Frank A. Lodzinski Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement or determined that this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], and is being mailed to stockholders on or about [•].

PRELIMINARY COPY SUBJECT TO COMPLETION, DATED OCTOBER 26, 2018

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [•]

To the Stockholders of Earthstone Energy, Inc.:

We are pleased to invite you to attend a special meeting of the stockholders of Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), which will be held at our principal offices, located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, on [•] at [•] a.m., local time, for the following purposes:

To consider and vote upon a proposal to approve and adopt the Contribution Agreement dated as of October 17, 2018, as it may be amended from time to time (the “Contribution Agreement”), by and among Earthstone, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), and Sabalo Holdings, LLC, a Delaware limited liability company (“Sabalo Holdings”), and the transactions contemplated thereby.

To consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of shares of Class A common stock, $0.001 par value per share of Earthstone (the “Class A common stock”), in connection with the future exchange of membership units of EEH (the “EEH Units”) and shares of Class B common stock, $0.001 par value per share of Earthstone (the “Class B common stock”), issued pursuant to the Contribution Agreement.

To consider and vote upon a proposal to approve and adopt an amendment to our third amended and restated certificate of incorporation (the “Certificate of Incorporation”) that will increase the number of authorized shares of common stock, $0.001 par value per share of Earthstone (the “Common Stock”), from 250,000,000 shares to 450,000,000 shares, divided into 300,000,000 shares of Class A common stock, and 150,000,000 shares of Class B common stock.

To consider and vote upon a proposal to approve and adopt an amendment to the Certificate of Incorporation that will increase the authorized number of directors from nine directors to eleven directors.

To consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Class A common stock in connection with the future conversion of shares of Series A Redeemable Convertible Preferred Stock, $0.001 par value per share of Earthstone (the “Series A Preferred Stock”), to be issued pursuant to the Securities Purchase Agreement dated as of October 17, 2018 by and among Earthstone and the Purchasers Party thereto, as it may be amended from time to time (the “Securities Purchase Agreement”), and any shares of Class A common stock that may be issued under the Securities Purchase Agreement.

To consider and vote upon a proposal to approve and adopt an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “Plan”) to increase the number of shares available for issuance pursuant to the Plan by 3,600,000 shares of Class A common stock.

To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the proposals listed above.

We do not expect to transact any other business at the special meeting. Stockholders of record at the close of business on [•], will be entitled to notice of and to vote at the special meeting and at any adjournments or postponements thereof. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in The Woodlands, Texas, during ordinary business hours for a period of ten (10) days prior to the special meeting.

The board of directors recommends that stockholders vote “FOR” each of the proposals to be voted on at the special meeting. Because of their mutual dependence, if the proposal to approve and adopt the Contribution Agreement and the transactions contemplated thereby, the proposal to approve and adopt the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of Class A common stock and Class B common stock, the proposal to approve and adopt the amendment to our amended and restated certificate of incorporation to increase the number of authorized directors, the proposal, for purposes of the NYSE, to approve the issuance of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock, and the proposal, for purposes of the NYSE, to approve the issuance of Class A common stock upon conversion of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement are not all approved, then none will be deemed to have been approved.

We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the proxy statement accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

By Order of the Board of Directors,

______________________________
William A. Wiederkehr, Jr.
Corporate Secretary

The Woodlands, Texas
[•]

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Earthstone from other documents that are not included in or delivered with this proxy statement. For a listing of the documents incorporated by reference into this proxy statement, see “Where You Can Find More Information” beginning on page [•].

This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement, other than certain exhibits to these documents, by requesting them in writing or by telephone from us at the following address and telephone number:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention: Corporate Secretary
Telephone: (281) 298-4246

If you would like to request documents, please do so no later than five (5) business days before the date of the special meeting of stockholders (which is [•]) to receive them before the special meeting.

EnCap Investments L.P.	37

THE SPECIAL MEETING	38
General	38
Purpose of the Special Meeting	38
Recommendation of the Board of Directors	39
Record Date and Voting	39
Quorum	40
Vote Required	41
Revocability of Proxies	41
Voting Methods	42
Solicitation of Proxies	42

THE PROPOSALS	43
Proposal 1. The Contribution Agreement Proposal	43
Proposal 2. The NYSE Transaction Proposal	43
Proposal 3. The Amendment to Our Amended and Restated Certificate of Incorporation – Authorized Share Increase Proposal	43
Proposal 4. The Amendment to Our Amended and Restated Certificate of Incorporation – Authorized Director Proposal	43
Proposal 5. The NYSE Preferred Stock Proposal	44
Proposal 6. The Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan Proposal	44
Proposal 7. The Adjournment Proposal	52
Other Matters to Come Before the Special Meeting	53

THE TRANSACTION	53
General	53
Background of the Transaction	53
Recommendation of the Board of Directors and Reasons for the Transaction	66
Opinion of Stephens Inc. to the Special Committee	69
Financing of the Transaction	76
Interests of Our Directors and Executive Officers in the Transaction	78
Interests of Related Parties in the Transaction	78
Board of Directors and Management of Earthstone Following Completion of the Transaction	78
Regulatory Filings and Approvals Required for Completion of the Transaction	79
Treatment of Equity Awards	79
No Appraisal Rights	79
Accounting Treatment of the Transaction	79
Listing of Shares of Class A Common Stock	79

THE CONTRIBUTION AGREEMENT	80
General	80
The Transaction	80
Certain Ordinary-Course Costs and Revenues	82
Conditions to Completion of the Transaction	82
Representations and Warranties	84
Conduct of Business of the Parties Pending the Transaction	85
No Solicitation	88
Termination of the Contribution Agreement	90

Other Covenants and Agreements of the Parties	91

THE SHAD LETTER AGREEMENT	93
The Transaction	93
Conditions to Completion of the Shad Letter Agreement	93
Representations and Warranties	94
Termination of the Shad Letter Agreement	94
Miscellaneous	95
Assumed Obligations	95

THE SUPPORT AND STANDSTILL AGREEMENT	96

THE SABALO HOLDINGS REGISTRATION RIGHTS AGREEMENT	97

THE PREFERRED STOCK FINANCING	98
Securities Purchase Agreement	98
Certificate of Designations	100
Second Amended and Restated Limited Liability Company Agreement of EEH	101
EIG Registration Rights Agreement	103
Board Observation Agreement	103
Stockholders Agreement	103

NO APPRAISAL RIGHTS	105

ACCOUNTING TREATMENT	105

INFORMATION ABOUT SABALO	106

INFORMATION ABOUT SHAD	110

MANAGEMENT FOLLOWING THE COMPLETION OF THE TRANSACTION	114
Certain Relationships and Related Transactions	118

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	119

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	132

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING COMPLETION OF THE TRANSACTION	135

DESCRIPTION OF CAPITAL STOCK	138
General	138
Common Stock	138
Preferred Stock	139
Anti-Takeover Provisions	139
Transfer Agent and Registrar	141
Limitations of Liability and Indemnification	141
Listing	142

FUTURE STOCKHOLDER PROPOSALS	143

OTHER MATTERS	143

HOUSEHOLDING	143

WHERE YOU CAN FIND MORE INFORMATION	144

GLOSSARY OF CERTAIN OIL AND GAS TERMS	146

INDEX TO FINANCIAL STATEMENTS	150

Statements of Revenues and Direct Operating Expenses of the Sabalo Properties	F-1
Statements of Revenues and Direct Operating Expenses of the Shad Properties	F-12

Annex A	Contribution Agreement dated as of October 17, 2018, by and among Earthstone Energy, Inc. Earthstone Energy Holdings, LLC and Sabalo Holdings, LLC

Annex B	Letter Agreement dated as of October 17, 2018, by and between Sabalo Energy, LLC and Shad Permian, LLC

Annex C	Form of Fourth Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc.

Annex D	Support and Standstill Agreement dated as of October 17, 2018, by and among Earthstone Energy, Inc., Earthstone Energy Holdings, LLC, Sabalo Holdings, LLC and EnCap Investments L.P.

Annex E	Form of Sabalo Holdings Registration Rights Agreement

Annex F	Opinion of Stephens Inc. to the Special Committee

Annex G	Securities Purchase Agreement dated as of October 17, 2018, by and among Earthstone Energy, Inc. and the Purchasers Party thereto

Annex H	Form of Certificate of Designations of the Series A Redeemable Convertible Preferred Stock

Annex I	Form of Second Amended and Restated Limited Liability Company Agreement of Earthstone Energy Holdings, LLC

Annex J        Form of EIG Registration Rights Agreement

Annex K     Form of Board Observation Agreement

Annex L	Form of Stockholders Agreement

Annex M	Form of Amendment No. 1 to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan

QUESTIONS AND ANSWERS ABOUT
THE PROPOSED TRANSACTION AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about Earthstone, the proposed transaction, Sabalo, Shad and the special meeting. They may not include all the information that is important to our stockholders. You should carefully read this entire proxy statement, including the annexes and the other documents referred to or incorporated by reference herein.

Q:    What is the Contribution Agreement and the Shad Letter Agreement?

A:    Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), and Sabalo Holdings, LLC, a Delaware limited liability company (“Sabalo Holdings”), entered into a contribution agreement dated as of October 17, 2018 (the “Contribution Agreement”), which provides for the contribution by Sabalo Holdings to EEH of all of Sabalo Holdings’ interests in Sabalo Energy, LLC (“Sabalo”) and Sabalo Energy, Inc. (“Sabalo Inc.”). Also, on October 17, 2018, Sabalo entered into a letter agreement (the “Shad Letter Agreement”) to acquire certain wellbore interests held by Shad Permian, LLC (“Shad”) resulting from part of a drilling financing arrangement between Sabalo and Shad. As a result of the Contribution Agreement and the Shad Letter Agreement, Earthstone expects to acquire (the “Transaction”) approximately 20,800 net acres located in the Midland Basin of Texas with approximately 86% held by production and approximately 488 gross operated and 349 gross non-operated horizontal drilling locations for an aggregate purchase price of approximately $950 million, subject to certain customary purchase price adjustments, including approximately $26 million to account for approximately 1,330 net acres acquired after the effective date (and included in the net acres mentioned above) and adjustments primarily related to the continued operation of the underlying assets, which includes continued drilling, completion and production operations, and leasehold acquisitions. Sabalo Holdings is an affiliate of an investment entity controlled by EnCap Investments L.P. (“EnCap”). EnCap through its investment entities indirectly owns approximately 61.1% of the outstanding voting securities of Earthstone. A copy of the Contribution Agreement is attached as Annex A to this proxy statement and a copy of the Shad Letter Agreement is attached as Annex B to this proxy statement. The Contribution Agreement and the Shad Letter Agreement contain the terms and conditions of the Transaction.

Q:	What are the proposed transactions pursuant to the Contribution Agreement and the Shad Letter Agreement?

A:    We have entered into a Contribution Agreement pursuant to which:

•
Sabalo Holdings will transfer all of its membership interests in Sabalo and equity interests in Sabalo Inc. to EEH in exchange for (i) 32,315,695 EEH Units and purchase 32,315,695 shares of Class B common stock to be issued by Earthstone for $32,316, and (ii) $480 million in cash to be paid by EEH to Sabalo Holdings, subject to purchase price adjustments that will be paid in cash. Each EEH Unit held by Sabalo Holdings, together with one share of Class B common stock will be exchangeable into Class A common stock on a one-for-one basis; and

•
Immediately after acquiring Sabalo, EEH will contribute $170 million in cash to Sabalo and Sabalo will acquire all of the assets of Shad in exchange for $170 million, subject to purchase price adjustments, pursuant to the Shad Letter Agreement.

Q:    What is the Preferred Stock Financing and the Securities Purchase Agreement?

A:    On October 17, 2018, Earthstone entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an affiliate of EIG Global Energy Partners (“EIG”) relating to the sale by Earthstone and the purchase by EIG of $225 million of the Series A Redeemable Convertible Preferred Stock, $0.001 par value per share of Earthstone (the “Series A Preferred Stock”), and up to $30 million of Class A common stock (collectively, the “Preferred Stock Financing”). A copy of the Securities Purchase Agreement is attached as Annex G to this proxy statement. The closing of the Securities Purchase Agreement is anticipated to occur simultaneously with the closing of the Contribution Agreement. Earthstone intends to use the net proceeds of the Preferred Stock Financing to fund a portion of the cash component of the purchase price of the Contribution Agreement.

Q:    Why are our stockholders receiving this proxy statement?

A:    We are sending these materials to our stockholders to help them decide how to vote their shares of Class A common stock and Class B common stock, which will vote together as a single class, with respect to the Transaction and the other matters to be considered at the special meeting. We are holding a special meeting to vote on the proposals necessary to complete the Transaction and the Preferred Stock Financing. Information about the special meeting, the Contribution Agreement, the Transaction, the Preferred Stock Financing, the Securities Purchase Agreement and the other business to be considered at the special meeting is contained in this proxy statement.

The Transaction and the Preferred Stock Financing cannot be completed unless the stockholders approve all of the proposals contained in this proxy statement, except the adjournment proposal.

Q:    Will Earthstone stockholders receive any consideration in the Transaction?

A:    No. The stockholders will not receive any consideration in the Transaction. The stockholders will continue to own their existing shares of Class A common stock and Class B common stock.

Q:    When do we expect to complete the Transaction and the Preferred Stock Financing?

A:    We are working to complete the Transaction and the Preferred Stock Financing as soon as practicable. These transactions are anticipated to close simultaneously as we will use funds from the Preferred Stock Financing to complete the Transaction. We currently expect that the Transaction and the Preferred Stock Financing will be completed in the fourth quarter of 2018 or the first quarter of 2019. We cannot predict, however, the actual date on which the Transaction and the Preferred Stock Financing will be completed because they are subject to conditions beyond our control. See “The Contribution Agreement—Conditions to Completion of the Transaction” beginning on page [•] and “The Preferred Stock Financing – Securities Purchase Agreement” beginning on page [•].

Q:    What are stockholders being asked to vote on?

A:    We are asking our stockholders to vote on the following proposals:

1.    The Contribution Agreement Proposal – To approve and adopt the Contribution Agreement and the transactions contemplated thereby, including the Transaction. A copy of the Contribution Agreement is attached hereto as Annex A.

2.    The NYSE Transaction Proposal – To approve, for purposes of complying with the applicable listing rules of the NYSE, of the issuance of shares of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement.

3.    The Authorized Share Increase Proposal – To approve and adopt an amendment to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) that will increase the number of authorized shares of our common stock, $0.001 par value per share (the “Common Stock”), from 250 million shares to 450 million shares, which will be divided into 300 million shares of Class A common stock and 150 million shares of Class B common stock. A copy of the form of Fourth Amended and Restated Certificate of Incorporation is attached hereto as Annex C.

     4.     The Authorized Director Proposal – To approve and adopt an amendment to our Certificate of Incorporation that will increase the number of authorized directors from nine directors to eleven directors. A copy of the form of Fourth Amended and Restated Certificate of Incorporation is attached hereto as Annex C.

5.     The NYSE Preferred Stock Proposal – To approve, for purposes of complying with applicable listing rules of the NYSE, of the issuance of shares of Class A common stock in connection with the future conversion of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement. A copy of the Securities Purchase Agreement is attached hereto as Annex G.

6.     The Plan Proposal – To approve and adopt an amendment to the Plan to increase the number of shares available for issuance pursuant to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “Plan”) by 3.6 million shares of Class A common stock. A copy of the form of Amendment No. 1 to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan is attached hereto as Annex M.

7.    The Adjournment Proposal – To approve and authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

Q:    Are the proposals conditioned on one another?

A:     Yes. The closing of the Transaction is conditioned on the approval at the special meeting of the Contribution Agreement Proposal, the NYSE Transaction Proposal, the Authorized Share Increase Proposal, the Authorized Director Proposal, and the NYSE Preferred Stock Proposal. The Plan Proposal is conditioned on the approval of the Contribution Agreement Proposal, the NYSE Transaction Proposal, the Authorized Share Increase Proposal, the Authorized Director Proposal, and the NYSE Preferred Stock Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Q:    What constitutes a quorum at the special meeting?

A:    The presence at the special meeting, in person or by proxy, of shares representing a majority of the issued and outstanding shares of Class A common stock and Class B common stock, voting together as a single class, entitled to be voted at the special meeting will constitute a quorum for the transaction of business at the special meeting. As of the record date for the special meeting, [•] shares of Common Stock (an aggregate of the issued and outstanding shares of Class A common stock and the Class B common stock) would constitute a quorum for the special meeting.

Q:    What vote is required to approve each proposal at the special meeting?

A:    The approval and adoption of the Contribution Agreement Proposal requires the affirmative vote of (i) a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, and (ii) a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, that are not held by our largest stockholder of record, EnCap or our executive officers. The approval and adoption of the Authorized Share Increase Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. The approval and adoption of the Authorized Director Proposal requires the affirmative vote of 66-2/3% of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. The approval of the NYSE Transaction Proposal, the NYSE Preferred Stock Proposal and the Plan Proposal each require the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the special meeting. Approval of the Adjournment Proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal.

EnCap has entered into a Support and Standstill Agreement (the “Standstill Agreement”) with Earthstone, EEH and Sabalo Holdings, pursuant to which EnCap has agreed, subject to the terms and conditions of the Standstill Agreement, to vote shares of Class A common stock and Class B common stock held by EnCap in favor of the

Contribution Agreement Proposal, the NYSE Transaction Proposal, the Authorized Share Increase Proposal, the Authorized Director Proposal and the NYSE Preferred Stock Proposal. As of the date of the Contribution Agreement, 5,250,552 shares of Class A common stock and 33,956,524 shares of Class B common stock, representing approximately 61.1% of the total voting power of the outstanding voting securities of Earthstone, were beneficially owned by EnCap. See “The Support and Standstill Agreement” on page [•].

Q:    How does the board of directors recommend that I vote at the special meeting?

A:    The board of directors unanimously recommends that stockholders vote “FOR” all of the proposals.

Q:    How do I vote?

A:    A stockholder may vote by proxy or in person at the special meeting. To vote by proxy, a stockholder may use one of the following methods:

•	telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	via the Internet, by going to the web address shown on the proxy card and following the instructions on the proxy card; or

•	mail, by completing, signing and returning the proxy card in the enclosed postage paid envelope.

Proxies submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on [•].

Q:    When and where is the special meeting?

A:    The special meeting of stockholders will be held at our principal offices, located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, at [•] a.m. local time, on [•]. Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [•] a.m. local time.

Q:	If my shares of Class A common stock are held in street name, will my broker, bank or nominee vote my shares of Class A common stock at the special meeting?

A:    No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. See “The Special Meeting.”

Q:    What if I fail to vote or abstain from voting?

A:    For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting in person and does not vote or returns a proxy with an “abstain” vote. We will count a properly executed proxy marked “Abstain” with respect to a particular proposal as present for purposes of determining whether quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the NYSE Transaction Proposal, the NYSE Preferred Stock Proposal, the Plan Proposal or the Adjournment Proposal; however, it will have the effect as a vote AGAINST the Contribution Agreement Proposal, the Authorized Share Increase Proposal and the Authorized Director Proposal.

Q:    What will happen if I sign and return my proxy without indicating how to vote?

A:    If you sign and return your proxy without indicating how to vote on any particular proposal, the shares of Class A common stock and Class B common stock represented by your proxy will be voted as recommended by the board of directors with respect to that proposal. The board of directors has recommended a vote “FOR” each of the proposals.

Q:    May I change my vote after I have delivered my proxy?

A:    Yes. You may revoke your proxy at any time before it is exercised by:

•
giving written notice of revocation no later than the commencement of the special meeting to our Corporate Secretary at our principal offices, located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380;

•	delivering no later than the commencement of the special meeting a properly executed, later-dated proxy; or

•	voting in person at the special meeting.

Voting by proxy will in no way limit your right to vote at the special meeting if you later decide to attend in person. If your stock is held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the special meeting. If no direction is given and the proxy is validly executed, the stock represented by the proxy will be voted in favor of the proposals. The persons authorized under the proxies will vote upon any other business that may properly come before the special meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. Other than the approval of the matters above, we do not anticipate that any other matters will be raised at the special meeting.

Q:    Do I have appraisal or dissenters’ rights in connection with the Transaction?

A:    No. Under Delaware law, our stockholders will not be entitled to exercise any appraisal rights in connection with the Transaction or the other transactions contemplated by the Contribution Agreement.

Q:     What are our reasons for the Transaction?

A:     The board of directors considered many factors in making its determination that the Contribution Agreement and the transactions contemplated thereby, including the Transaction, were fair, advisable, and in the best interests of Earthstone and its stockholders. The factors considered by the board of directors in making that determination included, among others, the Transaction received a favorable recommendation from the Special Committee, the Transaction will result in significant increases in our production, cash flows and proved reserves and the Transaction will significantly enhance and expand our undeveloped acreage, providing for economic growth potential in the Midland Basin of Texas. For a more complete discussion of these factors, see “The Transaction—Recommendation of the Board of Directors and its Reasons for the Transaction.”

Q:	What are the potentially negative factors considered by the board of directors in considering the Transaction?

A:     In addition to considering the positive attributes of the Transaction, the board of directors also considered potentially negative factors before determining that the Transaction is in the best interests of Earthstone and its stockholders. These potentially negative factors included, among others, the capital requirements necessary to develop the combined undeveloped acreage and grow the combined company, the incremental debt to be incurred in connection with the Transaction, the level of dividends and other constraints on our financial structure relating to the Series A Preferred Stock, the potential reduction in oil and natural gas prices and the potential disruption to our business that could result from the announcement of the Transaction. For a more complete discussion of these factors, see “The Transaction—Recommendation of the Board of Directors and its Reasons for the Transaction.”

Q:	Has the board of directors unanimously approved the Contribution Agreement and the transactions contemplated thereby?

A:     Yes. After careful consideration, our board of directors has unanimously (i) determined and declared that the Contribution Agreement and the transactions contemplated thereby, including the Transaction, are fair to, advisable and in the best interests of, Earthstone and its stockholders; (ii) approved the Contribution Agreement and the transactions contemplated thereby, including the Transaction; (iii) approved the issuance of the Class A common stock in connection with the future exchange of Class B common stock and EEH Units as required by the applicable listing rules of the NYSE; (iv) approved the amendment to our amended and restated certificate of incorporation increasing the authorized number of shares of our Class A common stock and our Class B common stock; (v) approved the amendment to our amended and restated certificate of incorporation increasing the authorized number of directors from nine directors to eleven directors; (vi) approved the issuance of the Class A common stock in connection with the future conversion of shares of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement as required by the applicable listing rules of the NYSE; (vii) approved the amendment to the Plan; and (viii) approved the proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:    What do I need to do now?

A:    After carefully reading and considering the information contained in this proxy statement, please vote your shares of Class A common stock and Class B common stock as soon as possible so that your shares of Class A common stock and Class B common stock will be represented at the special meeting. Please follow the instructions set forth on the proxy card.

Q:     Who can help answer my questions?

A:     Stockholders who have questions about the Transaction or desire additional copies of this proxy statement should contact:

Scott Thelander
Director of Finance
Earthstone Energy, Inc.
(281) 298-4246

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document contains statements that Earthstone believes to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the Transaction to Earthstone and its stockholders, the anticipated completion of the Transaction or the timing thereof, our expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this document, words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “potential,” “possible,” “project,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to:

•	the risk that the Contribution Agreement may be terminated in accordance with its terms and that the Transaction may not be completed, which may require us to pay a substantial termination fee;

•
volatility and weakness in commodity prices for oil, natural gas and natural gas liquids and the effect of prices set or influenced by action of the Organization of Petroleum Exporting Countries and other Middle East producers;

•    declines in oil, natural gas liquids or natural gas prices;

•    our ability to obtain stockholder approval of the Transaction;

    •    the ability to complete the Transaction on anticipated terms and timetable;

•	our ability to integrate Sabalo’s assets successfully after the Transaction is consummated and achieve anticipated benefits from the Transaction;

    •    the possibility that various closing conditions for the Transaction may not be satisfied or waived;

    •    risks relating to any unforeseen liabilities of Earthstone or Sabalo;

    •    our level of success in development and production activities;

    •    adverse weather conditions that may negatively impact development or production activities;

    •    the timing of development expenditures and commencement of related production operations;

•    inaccuracies of reserve estimates or assumptions underlying them;

•	negative revisions to reserve estimates as a result of changes in well performance or in commodity prices or drilling, completion or operating costs;

    •    impacts to financial statements as a result of impairment write-downs;

•	risks related to the level of indebtedness and periodic redeterminations of the borrowing base under our credit facility;

•	our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budgets;

•	our ability to obtain external capital to finance development operations and acquisitions;

•	risks of having oil and natural gas assets and operations concentrated in one geographic area;

    •    our ability to successfully complete potential asset dispositions and the risks related thereto;

    •    the impacts of hedging oil and natural gas prices on our results of operations;

    •    failure of our properties to yield oil or natural gas in commercially viable quantities;

    •    availability of, and risks associated with, transport of oil and natural gas;

•	future shortages of or delays in obtaining qualified personnel, services or equipment, including drilling rigs and completion services;

    •    uninsured or underinsured losses resulting from oil and natural gas operations;

•	our inability to access oil and natural gas markets due to market conditions or operational impediments;

•	federal and state initiatives relating to the regulation of hydraulic fracturing;

•	the impact and costs of compliance with laws and regulations governing oil and natural gas operations;

    •    our ability to replace oil and natural gas reserves;

•    the risk of any litigation relating to the Transaction;

    •    any loss of our senior management or technical personnel;

    •    competition in the oil and natural gas industry; and

•
other risks described under the caption “Risk Factors” in Earthstone’s Annual Report on Form 10-K for the year ended December 31, 2017, and the risks described under “Risk Factors” in this proxy statement.

We undertake no obligation to publicly release the result of any revisions to our forward-looking statements that may be made to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

SUMMARY

This summary highlights selected information contained in this proxy statement and does not contain all the information that may be important to you. Earthstone urges you to read carefully this proxy statement in its entirety, including the annexes. Additional, important information, which Earthstone also urges you to read, is contained in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page [•]. Unless stated otherwise, all references in this proxy statement to Earthstone are to Earthstone Energy, Inc., all references to EEH are to Earthstone Energy Holdings, LLC, all references to the Company, us, we, our, are to Earthstone and its consolidated subsidiaries, all references to Sabalo Holdings are to Sabalo Holdings, LLC, all references to Sabalo are to Sabalo Energy, LLC, all references to EnCap are to EnCap Investments L.P., and all references to the Contribution Agreement are to the Contribution Agreement, dated as of October 17, 2018, by and among Earthstone, EEH and Sabalo Holdings, a copy of which is attached as Annex A to this proxy statement. In addition, definitions for certain terms relating to the oil and natural gas business can be found in “Glossary of Certain Oil and Natural Gas Terms” beginning on page [•].

The Companies

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
(281) 298-4246

Earthstone Energy, Inc., a Delaware corporation (“Earthstone” and with its consolidated subsidiaries, the “Company,” “we,” “us” and “our”), is a growth-oriented independent oil and gas company engaged in the acquisition and development of oil and gas reserves through activities that include the acquisition, drilling and development of undeveloped leases, asset and corporate acquisitions and mergers. Our operations are all in the upstream segment of the oil and natural gas industry and all our properties are onshore in the State of Texas.  Our assets are located primarily in the Midland Basin of west Texas and to a lesser extent, in the Eagle Ford Trend of south Texas. Our Class A common stock is listed on the NYSE under the trading symbol “ESTE.”

Earthstone is the sole managing member of Earthstone Energy Holdings, LLC (“EEH”), with a controlling interest in EEH. Earthstone, together with its wholly-owned subsidiary, Lynden Energy Corp., a corporation organized under the laws of British Columbia (“Lynden Corp.”), and Lynden Corp.’s wholly-owned consolidated subsidiary, Lynden USA Inc., a Utah corporation (“Lynden US”), and also a member of EEH, consolidates the financial results of EEH and records a noncontrolling interest in the consolidated financial statements representing the economic interests of EEH’s members other than Earthstone and Lynden US.

As of December 31, 2017, our estimated proved reserves totaled 79,976 MBoe. Our average daily production was 7,869 Boe/d for the year ended December 31, 2017 and 9,252 Boe/d for the six months ended June 30, 2018. For the year ended December 31, 2017, we had total revenues of approximately $108.1 million and a net loss attributable to Earthstone Energy, Inc. of approximately $12.5 million. For the six months ended June 30, 2018, we had total revenues of approximately $78.0 million and net income attributable to Earthstone Energy, Inc. of approximately $0.7 million. See “Summary—Earthstone Selected Historical Financial Data” on page [•].

Earthstone Energy Holdings, LLC
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
(281) 298-4246

EEH was formed on November 4, 2016, for the purpose of entering into the contribution agreement dated as of November 7, 2016, and as amended on March 21, 2017 (“Bold Contribution Agreement”), by and among Earthstone, EEH, Lynden US, Lynden USA Operating, LLC (“Lynden Sub”), Bold Energy Holdings, LLC (“Bold Holdings”), and Bold Energy III LLC (“Bold”) and facilitating the closing of the Bold Contribution Agreement (the

“Bold Transaction”). At the closing of the Bold Contribution Agreement, EEH issued approximately 22.3 million EEH Units to Earthstone and Lynden US and approximately 36.1 million EEH Units to Bold Holdings in exchange for Earthstone transferring the membership interests of four of its subsidiaries to EEH, Lynden US transferring its membership interests in Lynden Sub to EEH and Bold Holdings transferring its membership interests in Bold to EEH. Earthstone is the sole managing member of EEH. EEH is a holding company of operating subsidiaries that own and operate our assets and will own and operate Sabalo’s and Shad’s assets after the closing of the Transaction.

Sabalo Holdings, LLC
Sabalo Energy, LLC
Sabalo Energy, Inc.
800 North Shoreline Blvd.
Suite 900N
Corpus Christi, Texas 78401
(361) 888-7708

Sabalo Holdings, LLC, a Delaware limited liability company (“Sabalo Holdings”), was formed on March 7, 2014, and is owned by EnCap Energy Capital Fund IX, L.P., a Texas limited partnership and an affiliate of EnCap (“EnCap Fund IX”), and Raven Oil and Gas LLC (“Raven”).

Sabalo Energy, LLC, a Texas limited liability company (“Sabalo”), was formed on January 24, 2014 and commenced operations on March 24, 2014. It is owned by Sabalo Holdings and Sabalo Energy, Inc., a Delaware corporation (“Sabalo Inc.”).

Sabalo Inc. was formed on November 5, 2015, and is wholly owned by Sabalo Holdings.

As of December 31, 2017, Sabalo’s estimated proved reserves totaled 12,193 MBoe. For the year ended December 31, 2017, Sabalo had total revenues of approximately $29.6 million and revenues in excess of expenses of approximately $16.2 million. For the six months ended June 30, 2018, Sabalo had total revenues of approximately $44.6 million and revenues in excess of expenses of approximately $29.5 million. See “Summary—Sabalo Selected Historical Financial Data” on page [•].

Shad Permian, LLC
9 West 57th Street, Suite 4920
New York, New York 10019
(212) 588-6707

Shad Permian, LLC, a Delaware limited liability company (“Shad”), was formed on November 16, 2017 for the purpose of entering into a drilling financing arrangement with Sabalo. It has no other operations.

As of December 31, 2017, Shad’s estimated proved reserves totaled 4,333 MBoe. For the year ended December 31, 2017, Shad had total revenues of approximately $1.8 million and revenues in excess of expenses of approximately $1.3 million. For the six months ended June 30, 2018, Shad had total revenues of approximately $21.7 million and revenues in excess of expenses of approximately $14.3 million. See “Summary—Shad Selected Historical Financial Data” on page [•].

EnCap Investments L.P.
1100 Louisiana Street, Suite 4900
Houston, Texas 77002
(713) 659-6100

EnCap Investments L.P., a Delaware limited partnership (“EnCap”), is the general partner of EnCap Equity Fund V GP, L.P., EnCap Equity Fund VI GP, L.P., EnCap Equity Fund VII GP, L.P. and EnCap Equity Fund IX GP, L.P., which are the general partners, or in the case of EnCap Fund V-B and EnCap Fund VI-B indirectly controls the general partner, of EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”), EnCap Energy Capital Fund VI, L.P.

(“EnCap Fund VI”), EnCap VI-B Acquisitions, L.P. (“EnCap Fund VI-B”), EnCap Energy Capital Fund V, L.P. (“EnCap Fund V”), EnCap V-B Acquisitions, L.P. (“EnCap Fund V-B” and collectively with EnCap Fund VII, EnCap Fund VI, EnCap Fund VI-B, EnCap Fund V, the “EnCap Funds”), and EnCap Fund IX. EnCap Partners, LLC (“EnCap Partners”) is the managing member of EnCap Investments Holdings, LLC, which is the sole member of EnCap Investments GP, L.L.C., which is the general partner of EnCap. Therefore, EnCap Partners and certain of its affiliates through their direct and indirect ownership may be deemed to share the right to direct the disposition of the Class A common stock and Class B common stock held by the EnCap Funds and EnCap Fund IX’s ownership of Bold Holdings.

The Transaction

On October 17, 2018, Earthstone, EEH and Sabalo Holdings entered into a contribution agreement (the “Contribution Agreement”), which provides for the contribution by Sabalo Holdings to EEH of all of Sabalo Holdings’ interests in Sabalo and Sabalo Inc. Also, on October 17, 2018, Sabalo entered into a letter agreement with Shad (the “Shad Letter Agreement”) to acquire certain wellbore interests held by Shad resulting from part of a drilling financing arrangement between Sabalo and Shad. As a result of the Contribution Agreement and the Shad Letter Agreement, Earthstone expects to acquire (the “Transaction”) approximately 20,800 net acres located in the Midland Basin with approximately 86% held by production and approximately 488 gross operated and 349 gross non-operated horizontal drilling locations for an aggregate purchase price of approximately $950 million, subject to certain customary purchase price adjustments, primarily related to the continued operation of the underlying assets, which includes continued drilling, completion and production operations, and leasehold acquisitions.

The aggregate purchase price for the Transaction will consist of (i) approximately $650 million in cash (which we intend to fund from the net proceeds of the Preferred Stock Financing, the Notes Offering (as defined below), the Bridge Facility (as defined below) and the New Revolving Credit Facility (as defined below)); and (ii) approximately 32.3 million EEH Units and a corresponding approximately 32.3 million shares of our Class B common stock. Each EEH Unit, together with a corresponding share of our Class B common stock, will be exchangeable, at the option of the holder, for one share of our Class A common stock, or, if either we or EEH so elects (subject to certain limitations), cash. The purchase price adjustments are more fully described in the Contribution Agreement and are expected to include (A) funding for significant additional leasehold acquisitions of which approximately $26 million of leasehold acquisitions (approximately 1,330 net acres) have been consummated by Sabalo between the effective date and October 17, 2018 and such acreage is included in the approximately 20,800 net acres we expect to acquire, (B) reimbursement for continued drilling and completion and operating costs offset in part by gross revenues from production, (C) certain overhead reimbursements, and (D) other adjustments as customary and specified. All purchase price adjustments will be funded in cash.

Consideration to be Received by the Parties in the Transaction

At the closing of the Transaction, (i) Sabalo Holdings will acquire approximately 32.3 million EEH Units and corresponding number of shares of Class B common stock and receive $480 million in cash from EEH, subject to purchase price adjustments, and (ii) Shad will receive $170 million in cash, subject to purchase price adjustments. The number of EEH Units and shares of Class B common stock is fixed and will not be adjusted to reflect changes in the stock price of the Class A common stock before the Transaction is completed; provided, however, Earthstone may reduce the number of EEH Units and shares of Class B common stock issued to Sabalo Holdings in exchange for increasing the amount of cash paid.

The Special Committee of the Board of Directors

As a result of the conflicts of interest resulting from EnCap’s indirect ownership interests in both Earthstone and Sabalo Holdings, the Earthstone board of directors created a special committee of the board of directors composed of Jay F. Joliat (chair), Phil D. Kramer and Zachary G. Urban, each an independent and disinterested member of our board of directors (the “Special Committee”) to evaluate a potential transaction between Earthstone and Sabalo Holdings and make its recommendation thereon to the full board of directors. To assist with the process, the Special Committee engaged Richards, Layton & Finger, P.A. (“RLF”), as its legal counsel, and Stephens Inc. (“Stephens”) as its financial advisor.

The Special Committee, after considering the presentation by Stephens and RLF, unanimously: (i) approved the Transaction, the Contribution Agreement, and the ancillary agreements and documents appended thereto and each of the transactions contemplated therein, and (ii) recommended that the Transaction and Contribution Agreement be approved by the full board of Earthstone and be submitted to our stockholders for approval in accordance with the terms of the Contribution Agreement and Delaware law. See “The Transaction—Opinion of Stephens Inc. to the Special Committee” beginning on page [•].

Recommendation of the Board of Directors and its Reasons for the Transaction

After careful consideration, our board of directors unanimously recommends that the stockholders vote “FOR” the approval and adoption of the Contribution Agreement and the transactions contemplated thereby, including the Transaction, “FOR” the approval, for purposes of the applicable listing rules of the NYSE, of the issuance of the Class A common stock upon the future exchange of the EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement proposal, “FOR” the approval and adoption of the amendment to our amended and restated certificate of incorporation – authorized share increase proposal, “FOR” the approval and adoption of the amendment to our amended and restated certificate of incorporation – authorized director proposal, “FOR” the approval, for purposes of the applicable listing rules of the NYSE, of the issuance of the Class A common stock upon conversion of the Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement proposal, “FOR” the approval and adoption of the amendment to the Plan proposal, and “FOR” the adjournment proposal at the special meeting.

For a more complete description of our reasons for the Transaction and the recommendation of the board of directors, see “The Transaction—Recommendation of the Board of Directors and its Reasons for the Transaction” beginning on page [•].

Opinion of Stephens Inc. to the Special Committee

On October 17, 2018, Stephens, as financial advisor to the Special Committee, rendered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Stephens’ written opinion dated October 17, 2018) as to, as of October 17, 2018, the fairness, from a financial point of view, to Earthstone and its public stockholders of the consideration to be paid by the Company in the Transaction.

Stephens’ opinion was directed to the Special Committee of the Earthstone board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to Earthstone’s public stockholders of the consideration to be paid by the Company in the Transaction and did not address any other terms, conditions, aspects or implications of the Transaction. The summary of Stephens’ opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex F to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stephens in preparing its opinion. However, neither Stephens’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation as to, or otherwise address, how any holder of shares of Class A common stock and Class B common stock should act or vote with respect to the Transaction or any related matter. See “The Transaction—Opinion of Stephens Inc. to the Special Committee” beginning on page [•].

Financing of the Transaction

We expect to use the net proceeds of the Preferred Stock Financing, the Notes Offering, the Bridge Facility and the New Revolving Credit Facility, to fund the cash component of the purchase price for the Transaction.

Preferred Stock Financing

On October 17, 2018, Earthstone and EIG entered into the Securities Purchase Agreement relating to the sale by Earthstone and the purchase by EIG of $225 million of the Series A Preferred Stock, to be authorized by Earthstone, and up to $30 million of Class A common stock. See “The Preferred Stock Financing” beginning on page [•].

Financing Commitment Letter

In connection with the Transaction, EEH entered into a commitment letter dated October 17, 2018 (as amended, supplemented or otherwise modified, the “Commitment Letter”) with Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets (the capital markets businesses of Royal Bank and its affiliates) (“RBCCM”), SunTrust Bank (“SunTrust”), SunTrust Robinson Humphrey, Inc. (“STRH”), BOKF, NA dba Bank of Texas (“BOKF”), PNC Bank, National Association (“PNC Bank”), Jefferies Finance LLC (acting directly or through such of its affiliates or branches as it deems appropriate, “Jefferies”, and together with Wells Fargo Bank, Wells Fargo Securities, Royal Bank, SunTrust, STRH, BOKF, and PNC Bank, collectively, the “Commitment Parties”), pursuant to which (a) Wells Fargo Bank, Royal Bank, SunTrust and Jefferies committed to provide a senior unsecured term loan bridge facility (the “Bridge Facility”) in an aggregate amount of up to $500 million (which will be reduced by the aggregate gross proceeds from the proposed Notes Offering, if any) and (b) Wells Fargo Bank, Royal Bank, SunTrust, BOKF and PNC Bank committed to make available to EEH a five-year senior secured reserve-based revolving credit facility (the “New Revolving Credit Facility”) with a minimum initial borrowing base of $475 million (subject to the closing date borrowing base adjustment as set forth in the Commitment Letter). The Bridge Facility will mature on the date that is twelve months after the closing date of the Transaction and, if not repaid in full on or prior to such date and subject to the satisfaction of conditions set forth in the Commitment Letter, will automatically be converted into an extended term loan facility that will mature on the eighth anniversary of the closing of the Transaction.

Senior Notes Offering

EEH anticipates commencing a private placement of senior unsecured notes (the “Notes Offering”) prior to the closing of the Transaction in an aggregate principal amount of approximately $500 million (the “Senior Notes”). The Senior Notes would be offered in the Notes Offering by means of a separate offering memorandum. We cannot assure you that the Notes Offering will be completed or, if completed, on what terms it will be completed. The closing of the Notes Offering is anticipated to be contingent upon the closing of the Transaction. The closing of the Transaction is not conditioned upon the closing of the Notes Offering. Upon successful consummation of the Notes Offering, the Bridge Facility commitments will be reduced, on a dollar-for-dollar basis, by the aggregate principal amount of the Senior Notes.

Support and Standstill Agreement

Sabalo Holdings, EnCap, EEH and Earthstone entered into a support and standstill agreement (the “Standstill Agreement”) with EnCap, Earthstone’s largest stockholder, pursuant to which EnCap agreed, subject to the terms and conditions of the Standstill Agreement, to vote shares of Class A common stock and Class B common stock beneficially owned by EnCap in favor of the Contribution Agreement Proposal, the NYSE Transaction Proposal, the Authorized Share Increase Proposal, the Authorized Director Proposal and the NYSE Preferred Stock Proposal. As of the date of the Contribution Agreement, 5,250,552 shares of Class A common stock and 33,956,524 shares of Class B common stock, representing approximately 61.1% of the total voting power of the outstanding voting securities of Earthstone, were beneficially owned by EnCap. See “The Standstill Agreement” on page [•].

Sabalo Holdings Registration Rights Agreement

Pursuant to the terms of the Contribution Agreement, at the closing of the Transaction, Earthstone and Sabalo Holdings will enter into a registration rights agreement (the “Sabalo Holdings Registration Rights

Agreement”) relating to the shares of Class A common stock issuable upon the exchange of the EEH Units and Class B common stock held by Sabalo Holdings. The Sabalo Holdings Registration Rights Agreement provides that, within thirty (30) business days after the closing date of the Transaction, Earthstone will prepare and file a registration statement to permit the public resale of the shares of Class A common stock issued by Earthstone to Sabalo Holdings in connection with the exchange of Class B common stock and EEH Units in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of EEH. Earthstone shall cause the registration statement to be continuously effective from and after the date it is first declared or becomes effective until all such shares of Class A common stock have been disposed of in the manner set forth in the registration statement or under Rule 144 of the Securities Act, until the distribution of the Class A common stock does not require registration under the Securities Act, or until there are no longer any such registrable shares of Class A common stock issued in connection with the Transaction outstanding. See “The Sabalo Holdings Registration Rights Agreement” on page [•] for more information.

Board of Directors and Management of Earthstone Following Completion of the Transaction

Upon closing of the Transaction, Earthstone’s board and executive management will remain unchanged. Additionally, Earthstone will continue to be headquartered in The Woodlands, Texas.

Treatment of Equity Awards

The Transaction will not affect our outstanding equity awards. All such awards will remain outstanding subject to the same terms and conditions that are applicable prior to the Transaction.

Interests of Directors and Executive Officers in the Transaction

You should be aware that some of the directors and executive officers of Earthstone have interests in the Transaction that may be different from, or are in addition to, the interests of our stockholders generally, including without limitation, that the executive officers and directors of Earthstone have rights to indemnification and directors’ and officers’ liability insurance that will survive the closing of the Transaction.

Matters to be Considered at the Special Meeting

At the special meeting, stockholders will be asked:

•	To consider and vote upon a proposal to approve and adopt the Contribution Agreement and the transactions contemplated thereby, including the Transaction.

•
To consider and vote upon a proposal to approve, for purposes of the applicable listing rules of the NYSE, of the issuance of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement.

•
To consider and vote upon a proposal to approve and adopt an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of Class A common stock and Class B common stock.

•
To consider and vote upon a proposal to approve and adopt an amendment to our amended and restated certificate of incorporation to increase the number of authorized directors from nine directors to eleven directors.

•
To consider and vote upon a proposal to approve, for purposes of the applicable listing rules of the NYSE, of the issuance of Class A common stock in connection with the future conversion of shares of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement.

•	To consider and vote upon a proposal to approve and adopt an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan.

•
To consider and vote upon any proposal to authorize our board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above.

We do not expect to transact any other business at the special meeting. Our board of directors has fixed the close of business on [•] as the record date for determining those stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the stockholders will be available for examination at our offices in The Woodlands, Texas during ordinary business hours for a period of 10 days prior to the special meeting.

The approval and adoption of the Contribution Agreement and the transactions contemplated thereby, including the Transaction, requires the affirmative vote of (i) a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, and (ii) a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, that are not held by EnCap or our executive officers. The approval and adoption of the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of Class A common stock and Class B common stock requires the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. The approval and adoption of the amendment to our amended and restated certificate of incorporation to increase the number of authorized directors from nine directors to eleven directors requires the affirmative vote of 66-2/3% of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. The approval, (a) for purposes of the applicable listing rules of the NYSE, (1) of the issuance of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement, and (2) of the issuance of Class A common stock in connection with the future conversion of shares of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement, and (b) the approval and adoption of the amendment to the Plan, each require the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the special meeting. Approval of the adjournment proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal.

The board of directors recommends that the stockholders vote “FOR” each of the proposals to be voted at the special meeting.

See “The Special Meeting” beginning on page [•].

Accounting Treatment of the Transaction

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). As discussed elsewhere in this proxy statement, several investment entities affiliated with EnCap beneficially own approximately 61.1% of Earthstone’s outstanding voting stock on a fully diluted, as converted basis. EnCap through an affiliate owns approximately 98.9% of Sabalo Holdings, which directly and indirectly owns 100% of Sabalo. Therefore, our management considers the Sabalo Transaction to be a transaction under common control, to be recorded as a business combination and intends to record the acquisition of Sabalo’s assets on our books at historical cost, retrospectively, similar to the manner in which a pooling-of-interests was accounted for under APB 16, Business Combinations. The amount of consideration paid in excess of the carrying value of the assets of Sabalo acquired over their purchase price will be recognized in equity on our consolidated balance sheet.

The Shad Transaction will be accounted for by us as an acquisition of assets in accordance with Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”). The fair value of the consideration paid by us will be recorded on our books as of the date of the closing of the Shad Transaction. The operating results of Shad will be consolidated in our financial statements beginning on the date of the closing of the Shad Transaction. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

No Appraisal Rights

Our stockholders do not have any rights to appraisal with respect to the Transaction under Delaware law.

Conditions to Completion of the Transaction

The respective obligations of Earthstone, EEH and Sabalo Holdings to complete the Transaction are subject to the satisfaction of the following conditions:

•
no order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Contribution Agreement shall have been issued and remain in force, and no suit, action or other proceeding by any governmental body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by the Contribution Agreement shall be pending before any governmental body;

•
all material consents and approvals of any governmental body required for the consummation of the transactions contemplated under the Contribution Agreement shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

•	Earthstone shall have obtained all requisite stockholder approvals;

•
the shares of Class A common stock deliverable upon the future exchange of the EEH Units and the shares of Class B common stock as contemplated by the Second Amended and Restated Limited Liability Company Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance;

•
each party’s representations and warranties regarding organization, capitalization and authority relative to the Contribution Agreement shall be true and correct when made and as of the closing date (other than de minimis inaccuracies) and the each party’s other representations and warranties, when read without regard to materiality qualifications, shall be true and correct in all respects, except where such failures of such representations and warranties to be true and correct when made and as of the closing date in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (as defined in “The Contribution Agreement—Representations and Warranties” beginning on page [•]);

•	each party shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under the Contribution Agreement prior to or on the closing date;

•	the aggregate title defect amounts and environmental defect amounts asserted by EEH in good faith shall be less than twenty percent (20%) of the unadjusted purchase price; and

•	each party shall have performed all closing obligations and delivered to the other parties the closing deliverables and certifications stating that certain conditions are satisfied.

For a more complete discussion of the conditions to the Transaction, see “The Contribution Agreement—Conditions to Completion of the Transaction” beginning on page [•].

Timing of the Transaction

The Transaction is expected to be completed in the fourth quarter of 2018 or the first quarter of 2019. However, it is possible that factors outside of each party’s control could require them to complete the Transaction at a later time or not to complete it at all.

No Solicitation of Other Offers

In the Contribution Agreement, subject to certain exceptions, Earthstone has agreed that it will not, directly or indirectly:

•
solicit, initiate, facilitate, encourage or induce any inquiries or any proposals that constitute the submission of an Alternative Proposal (as defined in “The Contribution Agreement—No Solicitation” beginning on page [•]);

•
furnish confidential information or enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal; or

•
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Sabalo Holdings, the recommendation of our board of directors or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal.

The Contribution Agreement includes customary exceptions such that, prior to obtaining approval of the Earthstone stockholders at the special meeting, we may engage in negotiations regarding and, subject to complying with certain specified procedures (and in certain circumstances, a payment of a termination fee as described below), the board of directors may change its recommendation of the Transaction in light of, or terminate the Contribution Agreement to enter into an agreement for, an unsolicited Alternative Proposal that is determined to be a Superior Proposal (as defined in “The Contribution Agreement—No Solicitation”), in each case, to the extent necessary for our board of directors to comply with applicable fiduciary duties.

For a discussion of the limitations on solicitation of alternative proposals from third parties, see “The Contribution Agreement—No Solicitation” beginning on page [•].

Termination of the Contribution Agreement and Termination Fees

The Contribution Agreement may be terminated in any of the following ways:

•	by mutual written consent of Earthstone, EEH and Sabalo Holdings;

•	by either Earthstone and EEH or Sabalo Holdings if:

•
the closing has not occurred on or before 5:00 p.m. local time in Houston, Texas on February 14, 2019 (the “End Date”); provided, the End Date shall be automatically extended for forty-five (45) days in the event the first mailing of the proxy statement to Earthstone stockholders regarding the Transaction shall have occurred on or before February 14, 2019 and the special meeting shall have not been held on or before February 8, 2019. However, no party shall be entitled to terminate the Contribution Agreement if the closing has failed to occur as a result of such party’s breach of any representations or warranties set forth therein or such party’s failure to perform or observe such party’s covenants and agreements thereunder (including the failure to perform the obligations of such party with respect to closing the transactions contemplated thereunder if and when required) in each case in a manner that causes the conditions of the other party not to be satisfied, however, if the closing has not occurred or the Contribution Agreement has not otherwise been terminated by April 1, 2019, then Sabalo Holdings shall be entitled to terminate the Contribution Agreement. The Contribution Agreement may not be extended beyond April 1, 2019 without the mutual written consent of Earthstone and Sabalo Holdings;

•
an injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Contribution Agreement shall have been issued and remain in force, and shall have become final and nonappealable; or

•	if the special meeting shall have concluded and the approval of our stockholders shall not have been obtained;

•	by Sabalo Holdings if:

•	a Change of Recommendation shall have occurred (as defined in “The Contribution Agreement—No Solicitation”);

The Contribution Agreement provides that, upon a termination of the Contribution Agreement under specified circumstances, we are required to pay a termination fee equal to $16.0 million to Sabalo Holdings. If we do not receive stockholder approval of the Contribution Agreement, we have agreed to reimburse Sabalo Holdings for its reasonable expenses up to $2.5 million.

For a more detailed discussion of each party’s termination rights and the related termination fee, see “The Contribution Agreement—Termination of the Contribution Agreement” beginning on page [•].

Risk Factors

You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page [•].

Earthstone Selected Historical Financial Data

Earthstone’s consolidated statements of operations and consolidated statements of cash flows information for the years ended December 31, 2017, 2016 and 2015 and Earthstone’s consolidated balance sheet information at December 31, 2017 and 2016 are derived from Earthstone’s audited consolidated financial statements incorporated by reference into this proxy statement. Earthstone’s consolidated statements of operations and consolidated statements of cash flows information for the six months ended June 30, 2018 and 2017 and Earthstone’s consolidated balance sheet information at June 30, 2018 and 2017 are derived from Earthstone’s unaudited consolidated financial statements incorporated by reference into this proxy statement. Earthstone’s consolidated statements of operations and consolidated statements of cash flows information for the years ended December 31, 2014 and 2013 and Earthstone’s consolidated balance sheet information at December 31, 2014 and 2013 are derived from Earthstone’s audited consolidated financial statements that are not included or incorporated by reference into this proxy statement. This information is only a summary and you should read it in conjunction with Earthstone’s consolidated financial statements and related notes incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page [•]. The consolidated financial data may not be indicative of future performance.

(In thousands, except per share amounts)	Years ended December 31,					Six Months Ended June 30,
Summary of Operations:	2017	2016	2015	2014	2013	2018	2017
Total revenues	$108,078	$42,269	$47,464	$47,611	$29,634	$78,045	$41,120
Lease operating expenses	$19,658	$15,067	$15,422	$10,130	$8,122	$9,666	$9,582
Severance taxes	$6,060	$2,198	$2,582	$2,002	$1,225	$3,861	$2,117
Impairment expense	$72,191	$24,283	$138,086	$19,359	$12,298	$—	$66,648
Depreciation, depletion and amortization	$36,915	$25,937	$31,228	$18,414	$17,111	$20,520	$17,928
Pretax income (loss)	$(61,106)	$(54,013)	$(143,097)	$(6,729)	$(19,875)	$13,610	$(64,190)
Income tax benefit (expense)	$16,373	$(528)	$26,442	$(22,105)	$—	$53	$9,952
Net income (loss)	$44,733	$(54,541)	$(116,655)	$(28,834)	$(19,875)	$13,663	$(54,238)
Net income (loss) attributable to Earthstone Energy, Inc.	$(12,514)	$(54,541)	$(116,655)	$(28,834)	$(19,875)	$5,971	$(16,394)
Net income (loss) per share attributable to Earthstone Energy, Inc.:*
Basic and diluted	$(0.53)	$(2.92)	$(8.43)	$(3.11)	$(2.18)	$0.21	$(0.73)

Summary of Cash Flows:
Net cash provided by (used in) operating activities	$50,951	$1,712	$(10,440)	$75,788	$15,283	$53,429	$11,678
Net cash used in investing activities	$(86,303)	$(59,868)	$(66,602)	$(107,437)	$(117,116)	$(68,359)	$(63,344)
Net cash provided by (used in) financing activities	$48,107	$45,092	$(141)	$106,673	$107,105	$(3,829)	$58,137

Summary Balance Sheet Data at Period End:
Net oil and natural gas properties	$767,570	$269,402	$198,333	$295,877	$147,297	$821,289	$758,275
Total assets	$834,417	$316,512	$264,944	$451,388	$189,858	$865,780	$824,111
Long-term debt	$25,000	$12,693	$11,191	$11,191	$10,825	$22,500	$71,840
Total equity	$725,732	$241,457	$199,873	$316,528	$148,922	$742,294	$674,158

* For periods prior to Earthstone’s acquisition of three operating subsidiaries of Oak Valley Resources, LLC (“OVR”) for shares of our common stock in December 2014 (the “Exchange”), earnings per share was calculated based on 9,124,452 shares which is the number of shares issued to OVR in December 2014 as a result of the Exchange.

Sabalo Summary Historical Financial Data

Sabalo’s revenues and direct operating expenses information for the years ended December 31, 2017 and 2016 are derived from Sabalo’s audited statement of revenues and direct operating expenses included in this proxy statement. Sabalo’s revenues and direct operating expenses information for the six months ended June 30, 2018 and 2017 are derived from Sabalo’s unaudited statement of revenues and direct operating expenses that are included in this proxy statement. This information is only a summary and you should read it in conjunction with the statements of revenues and direct operating expenses of the Sabalo Assets and related notes included in this proxy statement. See “Statements of Revenues and Direct Operating Expenses of the Sabalo Properties” beginning on page F-1.The financial data may not be indicative of future performance.

	Years ended December 31,		Six Months Ended June 30,
(In thousands)	2017	2016	2018	2017
			(unaudited)
Oil and gas revenues	$29,641	$1,137	$44,585	$9,031
Direct operating expenses	13,486	1,470	15,081	4,914

Revenues in excess of expenses (operating cash flow)	$16,155	$(333)	$29,504	$4,117

Shad Summary Historical Financial Data

Shad’s revenues and direct operating expenses information for the years ended December 31, 2017 and 2016 are derived from Shad’s audited statement of revenues and direct operating expenses included in this proxy statement. Shad’s revenues and direct operating expenses information for the six months ended June 30, 2018 and 2017 are derived from Shad’s unaudited statement of revenues and direct operating expenses that are included in this proxy statement. This information is only a summary and you should read it in conjunction with the statements of revenues and direct operating expenses of the Shad Assets and related notes included in this proxy statement. See “Statements of Revenues and Direct Operating Expenses of the Shad Properties” beginning on page F-[•].The financial data may not be indicative of future performance.

	Years ended December 31,		Six Months Ended June 30,
(In thousands)	2017	2016	2018	2017
			(unaudited)
Oil and gas revenues	$1,793	$ -	$21,672	$ -
Direct operating expenses	479	-	7,377	-

Revenues in excess of expenses (operating cash flow)	$1,314	$ -	$14,295	$ -

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Earthstone, Sabalo and Shad for the periods presented and the unaudited pro forma condensed combined financial information and related notes provided under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•]. The unaudited pro forma condensed combined balance sheet information assumes the Transaction occurred on June 30, 2018. The unaudited pro forma condensed combined statements of operations information for the six months ended June 30, 2018 and for the year ended December 31, 2017 gives effect to the Transaction as if it had occurred on January 1, 2017.

The unaudited pro forma financial information below gives effect to (i) the sale of our oil and natural gas leases, oil and natural gas wells and associated assets located in the Williston Basin in North Dakota as of January 1, 2017; (ii) the closing of the Bold Contribution Agreement as of January 1, 2017; (iii) assumes the issuance of $225 million of Series A Preferred Stock in the Preferred Stock Financing as of January 1, 2017; and (iv) the issuance of $500 million of Senior Notes in the Notes Offering as of January 1, 2017.

The selected unaudited pro forma condensed combined financial information does not purport to represent what Earthstone’s financial position or results of operations would have been had the Transaction been consummated on the assumed dates nor is it indicative of Earthstone’s future financial position or results of operations. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Transaction, including, but not limited to, the anticipated realization of ongoing savings from operating efficiencies.

	For the Year Ended December 31, 2017	As of and for the Six Months Ended June 30, 2018
(In thousands, except per share data)	(unaudited)	(unaudited)
Pro Forma Statement of Operations Data
Total revenues	$158,273	$144,302
Net (loss) income	$(70,056)	$18,323
Net (loss) income attributable to noncontrolling interest (1)	$(41,434)	$10,837
Net (loss) income attributable to Earthstone Energy, Inc. common stockholders	$(28,622)	$7,486
Dividends accrued on Series A Preferred Stock	$(20,343)	$(10,851)
Net loss available to Earthstone Energy, Inc. commons stockholders	$(48,965)	$(3,365)
Net loss per common share:
Basic and diluted	$(1.160)	$(0.070)

Pro Forma Balance Sheet Data
Total assets		$1,348,767
Long-term debt		$549,401
Series A Preferred Stock		$212,750
Total Earthstone Energy, Inc. stockholders’ equity		$181,482
Equity attributable to noncontrolling interest (1)		$293,702
Total equity		$475,184

(1)
Upon completion of the Transaction, it is expected that Sabalo Holdings, Bold Holdings and other former members of Bold Holdings will own approximately 58.9% of the outstanding EEH Units and approximately 70.3% of the outstanding shares of our Class A common stock, on a fully diluted, as-converted basis.

Historical and Unaudited Pro Forma
Condensed Combined Per Share Information

The following table sets forth certain historical net income (loss) per share of Earthstone and per share book value information on an unaudited pro forma condensed combined basis after giving effect to the Transaction.

Historical per share data of Earthstone for the year ended December 31, 2017 and as of and for the six months ended June 30, 2018 was derived from Earthstone’s historical financial statements for the respective periods. This information should be read together with the consolidated financial statements and related notes of Earthstone that are incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page [•].

Unaudited pro forma condensed combined net income (loss) per share from continuing operations for the year ended December 31, 2017 and for the six months ended June 30, 2018, as well as the book value per share of Common Stock as of June 30, 2018, were derived and should be read in conjunction with the unaudited pro forma condensed combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•]. The pro forma net income (loss) per share from continuing operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the Transaction been completed on January 1, 2017. The pro forma book value per share of Common Stock is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have occurred had the Transaction been completed on June 30, 2018.

	As of and for the Twelve Months Ended December 31, 2017	As of and for the Six Months Ended June 30, 2018

Earthstone — Historical
Net income (loss) per share from continuing operations:
Basic and diluted	$(0.530)	$0.21
Book value per share of Common Stock		$13.53

Unaudited Pro Forma Condensed Combined Amounts
Net income (loss) per share from continuing operations:
Basic and diluted	$(1.110)	$(0.070)
Book value per share of Common Stock (1)(2)		$4.93

(1)
Computed by dividing stockholders’ equity by the combined number of issued and outstanding shares of Class A common stock and Class B common stock as of June 30, 2018, adjusted to include the estimated number of shares of such stock to be issued in the Transaction.

(2)
Since Earthstone and Sabalo are under the common control of EnCap, GAAP requires that we record the acquisition of the Sabalo Assets on our books at their historical cost, rather than current fair value as would have been the case if the Sabalo Transaction were with an unrelated third party. Therefore the net assets of Sabalo were recorded on a pro forma basis at their historical cost of $312 million which is $468 million less than the $780 million purchase price under the Contribution Agreement. See “Accounting Treatment” on page [●].

Summary Historical and Pro Forma Combined Reserve and Production Data

The following table sets forth information with respect to the historical and pro forma combined estimated oil, natural gas and NGL reserves as of December 31, 2017 for Earthstone, Sabalo and Shad. The Earthstone, Sabalo and Shad reserve data presented below were derived from independent engineering reports of each company. Cawley, Gillespie & Associates, Inc. (“CG&A”) prepared the Earthstone reserve estimates as of December 31, 2017, and W.D. Von Gonten & Co. (“WDVG”) prepared the Sabalo and Shad reserve estimates as of December 31, 2017. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the quantity of reserve volumes. The reserve estimates shown below were determined using the average first day of the month price for each of the preceding 12 months for oil, natural gas and NGLs for the year ended December 31, 2017 for Earthstone, Sabalo and Shad.

	Year Ended December 31, 2017
	Earthstone Historical	Sabalo Historical	Shad Historical	Pro Forma Combined
Estimated Proved Reserves:
Oil (MBbl)	47,327	9,213	3,265	59,805
Natural Gas (MMcf)	91,088	7,016	2,515	100,619
Natural Gas Liquids (MBbl)	17,468	1,811	649	19,928
Total (MBOE)(1)	79,976	12,193	4,333	96,502
Estimated Proved Developed Reserves:
Oil (MBbl)	11,949	3,602	615	16,166
Natural Gas (MMcf)	23,336	2,458	405	26,199
Natural Gas Liquids (MBbl)	4,123	635	105	4,863
Total (MBOE)(1)	19,961	4,646	787	25,394
Estimated Proved Undeveloped Reserves:
Oil (MBbl)	35,378	5,611	2,650	43,639
Natural Gas (MMcf)	67,752	4,558	2,110	74,420
Natural Gas Liquids (MBbl)	13,345	1,176	544	15,065
Total (MBOE)(1)	60,015	7,547	3,546	71,108

(1)	Assumes a ratio of 6 Mcf of natural gas per barrel of oil.

The following table sets forth summary information with respect to historical and pro forma combined oil, natural gas and natural gas liquids production for the year ended December 31, 2017 for Earthstone, Sabalo and Shad. The Earthstone oil, natural gas and NGL production data presented below was derived from Earthstone’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference in this proxy statement. The Sabalo oil, natural gas and NGL production data presented below was derived from Sabalo management’s internal reports. The Shad oil, natural gas and NGL production data presented below was derived from Shad management’s internal reports.

	Year Ended December 31, 2017
	Earthstone Historical	Sabalo Historical	Shad Historical	Pro Forma Combined
Oil (MBbl)	1,828	532	31	2,391
Natural Gas (MMcf)	3,260	262	7	3,529
Natural Gas Liquids (MBbl)	500	57	2	559
Total (MBOE)(1)	2,872	633	34	3,539

(1) Assumes a ratio of 6 Mcf of natural gas per barrel of oil.

The following table sets forth summary information with respect to historical and pro forma combined oil, natural gas and NGL production for the six months ended June 30, 2018 for Earthstone, Sabalo and Shad. The Earthstone oil, natural gas and NGL production data presented below was derived from Earthstone’s Quarterly

Report on Form 10-Q for the period ended June 30, 2018, which is incorporated by reference in this proxy statement. The Sabalo oil, natural gas and NGL production data presented below was derived from Sabalo management’s internal reports. The Shad oil, natural gas and NGL production data presented below was derived from Shad management’s internal reports.

	Six Months Ended June 30, 2018
	Earthstone Historical	Sabalo Historical	Shad Historical	Pro Forma Combined
Oil (MBbl)	1,051	661	329	2,041
Natural Gas (MMcf)	1,936	364	125	2,425
Natural Gas Liquids (MBbl)	301	75	32	408
Total (MBOE)(1)	1,675	796	382	2,853

(1) Assumes a ratio of 6 Mcf of natural gas per barrel of oil.

Per Share Market Price and Dividend Information

Our Class A common stock is listed on the NYSE under the symbol “ESTE.” The following table sets forth the range of high and low sales prices of our Class A common stock for the periods presented.

	Class A common stock Price
Period	High	Low
2018
First Quarter	$12.16	$9.01
Second Quarter	$10.85	$7.80
Third Quarter	$11.00	$7.45
Fourth Quarter (through October 25, 2018)	$10.19	$8.42

2017
First Quarter	$15.50	$11.26
Second Quarter	$15.00	$9.07
Third Quarter	$11.68	$8.49
Fourth Quarter	$11.13	$7.85

2016
First Quarter	$14.19	$10.75
Second Quarter	$15.93	$10.12
Third Quarter	$11.66	$7.67
Fourth Quarter	$15.71	$8.02

The closing price of our Class A common stock reported on the NYSE on October 25, 2018 was $8.81 per share. On October 25, 2018, we had 28,614,027 issued and outstanding shares of Class A common stock, which were held by approximately 2,000 holders of record and approximately 35 holders of record of our Class B common stock. Holders of record do not include owners for whom Class A common stock may be held in “street” name.

Dividend Information

We have never declared or paid any cash dividends on our Class A common stock or our Class B common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors that our board of directors considers relevant. In addition, our existing revolving credit agreement places restrictions on our ability to pay cash dividends on our Class A common stock and our Class B common stock. We anticipate that the Certificate of Designations creating the Series A Preferred Stock (the “Certificate of Designations”), the credit agreement that will govern our New Revolving Credit Facility and the indenture that will govern the notes in our Notes Offering will contain similar restrictions.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [•], you should carefully consider the following risks before deciding whether to vote for the approval and adoption of the Contribution Agreement and the transactions contemplated thereby, including the Transaction, proposal, for purposes of the applicable listing rules of the NYSE, of the issuance of the Class A common stock in connection with the future exchange of the EEH Units and the shares of Class B common stock issued pursuant to the Contribution Agreement proposal, the approval and adoption of the amendment to our amended and restated certificate of incorporation – authorized share increase proposal, the approval and adoption of the amendment to our amended and restated certificate of incorporation – authorized director proposal, for purposes of the applicable listing rules of the NYSE, of the issuance of the Class A common stock upon conversion of the shares of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement proposal, the approval and adoption of an amendment to the Plan proposal or the adjournment proposal. In addition, you should read and consider the risks associated with our business. Descriptions of some of these risks can be found in Earthstone’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement. You should also read and consider the other information in this proxy statement and the other documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page [•].

Risks Relating to the Transaction

If the Transaction is consummated, we may be unable to successfully integrate Sabalo’s operations or to realize anticipated cost savings, revenues or other benefits of the Transaction.

Our ability to achieve the anticipated benefits of the Transaction, if consummated, will depend in part upon whether we can successfully integrate Sabalo’s assets and operations into our existing business in a timely, efficient and effective manner. The beneficial acquisition of producing and non-producing properties and undeveloped acreage that can be economically developed, including the assets acquired from Sabalo, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling and completion equipment and of skilled personnel;

•	development and operating costs and potential environmental and other liabilities; and

•	regulatory, permitting and similar matters.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed, and will continue to perform, a review of the properties of Sabalo and Shad that we believe to be generally consistent with reasonable industry practices. Our review may not reveal all existing or potential problems or permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even if problems are identified, the contractual protection in the Contribution Agreement with respect to all or a portion of the underlying deficiencies may prove ineffective or insufficient. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the acquired properties will perform in accordance with our expectations or that our expectations with respect to integration or cost savings resulting from added scale as a result of the Transaction will materialize. Significant acquisitions, including the Transaction, and other strategic transactions may involve other risks that may cause negative impacts on our business, including:

•	diversion of our management’s attention resulting in the inability to evaluate, negotiate and integrate other significant acquisitions and strategic transactions;

•	the challenge and cost of integrating the assets and operations acquired in the Transaction with existing assets and operations while carrying on our ongoing business; and

•
the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

We will only have limited recourse against Sabalo Holdings regarding the properties acquired in the Transaction for losses and liabilities arising or discovered after closing.

Under the terms of the Contribution Agreement, we will have only limited recourse against Sabalo Holdings for losses and liabilities arising or discovered after the closing of the Transaction. We have limited indemnification rights in the event of a breach of a representation or warranty by Sabalo Holdings, any environmental defect, a breach of a covenant by Sabalo Holdings and certain third-party costs related to title defects. We also have limited rights to assert title defects or environmental defects, and any claims for title defects which were not timely asserted by us by September 28, 2018 have been deemed waived. As is customary in oil and gas transactions, we have agreed to assume various liabilities associated with the Transaction, including environmental liabilities, plugging and abandonment obligations, and unpaid royalties, regardless of when such liabilities arose.

The representations and warranties provided by Sabalo Holdings are limited as to scope and in many cases, qualified by knowledge and materiality thresholds. We must bring any claims for indemnification for a breach of a representation or warranty not involving title defects within the time period after the closing specified in the Contribution Agreement, and for many representations and warranties, this time period is limited to 24 months.

Indemnification claims are subject to an individual claim threshold of $100,000 and Sabalo Holdings is only required to indemnify us for claims totaling in excess of 1.75% of the purchase price, or approximately $13.5 million based on a $780.0 million purchase price for the Contribution Agreement (not including the Shad Letter Agreement). In addition, our right of recovery in most circumstances is limited to 20% of the purchase price, or $156.0 million. We have conducted, and will continue to conduct prior to closing, considerable diligence on the properties to be acquired in the Transaction, but our diligence may not uncover all events or conditions that might negatively affect the value of the assets within such time periods. The total amount of uncured title defect claims or unremedied environmental claims must be more than 2.0% of the purchase price, or $15.6 million, respectively, before we will be entitled to a downward adjustment to the purchase price consideration for either type of claim. The short period for asserting claims for indemnification increases the likelihood that we may incur or uncover liabilities for which we have no recourse.

In addition, we may be obligated to complete the closing of the Transaction, even if Sabalo Holdings may have breached certain representations, warranties or covenants, as long as the breaches do not result in a material adverse effect with respect to the properties to be acquired as part of the Transaction. In such instance, our post-closing right to indemnification for such breaches by Sabalo Holdings may be very limited, as described above.

The Contribution Agreement limits our ability to pursue alternatives to the Transaction, which may discourage a potential acquiror from making an alternative proposal and, in certain circumstances, could require us to pay to Sabalo a significant termination fee.

Under the Contribution Agreement, we are restricted, subject to limited exceptions, from pursuing or entering into alternative proposals or transactions prior to completion of the Transaction. In general, unless and until the Contribution Agreement is terminated, we are restricted from soliciting alternative proposals and providing information to or engaging in discussions with third parties, except in the limited circumstances as provided in the Contribution Agreement. Our board of directors is limited in its ability to change its recommendation with respect to the Contribution Agreement proposal. We have the right to terminate the Contribution Agreement and enter into an agreement with another party with respect to a “superior proposal,” but only if specified conditions have been satisfied, including compliance with the non-solicitation provisions of the Contribution Agreement, the expiration of certain waiting periods that may give Sabalo an opportunity to amend the Contribution Agreement so the “superior proposal” is no longer a “superior proposal” and the payment of a required termination fee. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of us from considering or proposing such an acquisition, or might result in a potential acquiror proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable.

Our principal stockholders hold a substantial majority of the voting power of our Class A common stock and Class B common stock.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our Certificate of Incorporation. EnCap may be deemed to beneficially own approximately 61.1% of our voting interests. As a significant stockholder, EnCap and certain of its affiliates could limit the ability of our other stockholders to approve transactions they may deem to be in the best interests of our Company or delaying or preventing changes in control or changes in our management.

As long as EnCap and certain of its affiliates continue to control a significant amount of our outstanding voting securities, they will have the authority to exercise significant influence over management and all matters requiring stockholder approval, regardless of whether or not other stockholders believe that a potential transaction is in their own best interests. Also, in any of these matters, the interests of our management team may differ or conflict with the interests of our stockholders. In addition, EnCap and its affiliates may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential acquisition candidates or industry partners. EnCap and its affiliates may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue. Moreover, this concentration of stock ownership may also adversely affect the trading price of our Class A common stock to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

We anticipate that we will finance the pending Transaction with a significant amount of debt including newly issued senior notes and an increased revolving credit facility. The risks associated with our debt and the provisions of our debt agreements could adversely affect our business, financial position and results of operations.

As a result of the pending Transaction, we will have increased demands on our cash resources, including significant capital expenditures, operating expenses and interest expense. Our level of long-term debt, the demands on our cash resources and the provisions of the credit agreement governing our New Revolving Credit Facility may have material adverse consequences on our operations and financial results, including:

•	placing us at a competitive disadvantage compared to our competitors that have lower debt service obligations and greater operating and financial flexibility than we do;

•	limiting our financial flexibility, including our ability to borrow additional funds, make investments or issue equity on reasonable terms or at all;

•	limiting our ability to react to changing business or industry conditions on a timely basis;

•	requiring us to use a significant part of our cash flows to make interest payments which will reduce funds available for continuing drilling and completion activities and added acquisitions;

•	requiring us to modify our operations, including the need to curtail capital expenditures and sell attractive assets; and

•	making us more vulnerable to downturns in the industry and commodity price declines.

In addition, the provisions of the credit agreement that will govern our New Revolving Credit Facility and the indenture that will govern the Notes Offering may place restrictions on us and our subsidiaries which may restrict our ability to incur any added debt or make investments, acquisitions, asset dispositions and other matters. The credit agreement that will govern our New Revolving Credit Facility will also require compliance with covenants to maintain specified financial ratios. Our business strategy and our compliance with these covenants are based on a number of assumptions, the most important of which is relatively stable oil and natural gas prices at economically sustainable levels. If the prices that we receive for our oil and natural gas production continue to decline for any sustained period of time, it could lead to reduced revenues, cash flow and earnings, which in turn could lead to a default under certain financial covenants contained in the credit agreement that will govern our New Revolving Credit Facility, including the financial ratios described above.

We expect to incur substantial indebtedness in connection with the Transaction, which combined with our current debt may limit our financial flexibility and adversely affect our financial results.

Under the Contribution Agreement, we have agreed to pay $650 million of the purchase price, subject to certain customary purchase price adjustments, including approximately $26 million to account for approximately 1,330 acres acquired after the effective date (and included in the 20,800 net acres mentioned elsewhere in this proxy statement) and adjustments related to the continued operation of the underlying assets, which includes continued drilling, completion and production operations in cash. As of June 30, 2018, we had total long-term debt of approximately $22.5 million in outstanding borrowings under our existing revolving credit facility. We intend to issue up to approximately $500 million in the Notes Offering prior to the closing of the Transaction and enter into an increased New Revolving Credit Facility.

Any increase in our indebtedness could have adverse effects on our financial condition and results of operations, including:

•	increasing the difficulty of satisfying our obligations with respect to our debt obligations, including any repurchase obligations that may arise thereunder;

•	diverting a significant portion of our cash flows to service our indebtedness, which could reduce the funds available to us for operations and other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•
placing us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that we would be unable to pursue due to our indebtedness;

•	limiting our ability to access the capital markets to raise capital on favorable terms;

•	impairing our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

•	increasing our vulnerability to interest rate increases, as our borrowings under the New Revolving Credit Facility are at variable interest rates.

A high level of indebtedness increases the risk that we may default on our debt obligations, including the unsecured senior notes that we anticipate issuing prior to the closing of the Transaction. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. Our future performance depends on many factors independent of the Transaction, some of which are beyond our control, such as general economic conditions and oil and natural gas prices. We may not be able to generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.

Upon consummation of the Transaction, our overall level of debt obligations and outstanding shares of preferred stock will increase, which could adversely affect us.

Upon consummation of the Transaction, we expect that our overall debt level will increase after giving effect to the anticipated issuance of unsecured senior notes. In connection with the Transaction, we have entered into an agreement to issue Series A Preferred Stock at the closing with an aggregate initial liquidation preference of $225 million that requires us, upon request of holders of the then-outstanding shares of Series A Preferred Stock, to redeem the Series A Preferred Stock, in whole or in part, on or after October 1, 2028 and upon certain fundamental changes, which we may pay up to half of the redemption amount in shares of Class A common stock, subject to certain conditions. Our anticipated increased level of debt and other obligations could have significant adverse consequences on our business and future prospects, including the following:

•	we may not be able to obtain financing in the future on acceptable terms or at all for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	less-levered competitors could have a competitive advantage because they have lower debt service requirements;

•	credit rating agencies could downgrade our credit ratings following the Transaction below currently expected levels; and

•	we may be less able to take advantage of significant business opportunities and to react to changes in market or industry conditions than our competitors.

Holders of the Series A Preferred Stock have rights that may restrict our ability to operate our business or be adverse to holders of our Class A common stock and Class B common stock. The Certificate of Designations contains covenants that, among other things limit our ability to, without the written consent of a majority of the outstanding Series A Preferred Stock, but subject to certain exceptions, (i) issue stock senior to or on parity with the Series A Preferred Stock, (ii) incur indebtedness that would cause us to exceed a specified leverage ratio, (iii) amend, modify, alter or supplement our Certificate of Incorporation or the Certificate of Designations or the constituent documents of EEH in a manner that would adversely affect the rights, preferences or privileges of the Series A Preferred Stock, (iv) enter into or amend certain debt agreements that would prohibit the payment of dividends on, or redemption of, the Series A Preferred Stock, (v) pay distributions or dividends on, purchase or redeem our common stock or other stock junior to the Series A Preferred Stock, (vi) make certain changes to our hedging program, (vii) enter into or modify certain related party transactions with EnCap or any of its affiliates and (viii) enter into an agreement that would result in a fundamental change of the Company unless we reasonably and in good faith determine we would be able to fully fund the FC Redemption Price (as defined in The Preferred Stock Financing – Certificate of Designations). We can be required to redeem the Series A Preferred Stock after October 1, 2028.

Holders of the Series A Preferred Stock will, in certain circumstances, have additional rights in the event we fail to timely pay dividends. These rights include, subject to certain exceptions, (i) that holders of a majority of the then-outstanding Series A Preferred Stock will have the exclusive right, voting separately as a class, to appoint and elect up to two directors to our board of directors and (ii) the dividend rate on the Series A Preferred Stock will increase by up to 6.0% per annum.

Holders of the Series A Preferred Stock also have limited voting rights, including those with respect to potential amendments to our Certificate of Incorporation or the Certificate of Designations that have an adverse effect on the existing terms of the Series A Preferred Stock and in certain other limited circumstances or as required by law.

The borrowing base under our existing revolving credit facility and the New Revolving Credit Facility may be reduced below the amount of borrowings outstanding under such facility.

Under the terms of our New Revolving Credit Facility, our borrowing base will be subject to semi-annual redeterminations based in part on assumptions of the revolving lenders with respect to, among other things, crude oil and natural gas prices. A negative adjustment could occur if the crude oil and natural gas prices used by the banks in calculating the borrowing base are significantly lower than those used in the last redetermination, including as a result of a decline in crude oil prices or an expectation that such reduced prices will continue. In the event the amount outstanding under our New Revolving Credit Facility exceeds the redetermined borrowing base, we could be forced to repay a portion of our borrowings. We may not have sufficient funds to make any required repayment. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell a portion of our assets.

We have entered into a financing Commitment Letter with certain banks to provide a $500 million senior unsecured term loan bridge facility, which if not terminated through the issuance of new unsecured senior notes would result in increased costs.

In connection with the Contribution Agreement, we entered into the Commitment Letter pursuant to which the Committed Banks have committed to provide to us, among other things, $500 million of interim financing to fund the Transaction, subject to the execution of definitive documentation and customary closing conditions, which will be reduced by the aggregate gross proceeds from our anticipated sale of new unsecured senior notes. Pursuant to the Commitment Letter, the Committed Banks have also committed to provide the New Revolving Credit Facility with a minimum initial borrowing base of $475 million to fund the Transaction, subject to the execution of definitive documentation and customary closing conditions. We currently intend to finance the cash portion of the Transaction purchase price and pay related fees and expenses in connection with the Transaction using the net proceeds from the Preferred Stock Financing, the net proceeds from the Notes Offering and the funds to be available under the increased New Revolving Credit Facility. Obligations of the lenders under the Commitment Letter are subject to a number of conditions, and we cannot provide any assurances that we will be able to close the financing provided by the Commitment Letter on the terms and in the amounts anticipated. If terms for the debt financing are less favorable than expected, or if we utilize the interim financing pursuant to the Commitment Letter, financing costs would likely increase, potentially significantly, and our financing or operating flexibility may be constrained. If we cannot close on any element of our financing plan, including the financing provided by the Commitment Letter, we will need to pursue other financing options, which will likely result in less favorable financing terms that would likely increase costs and/or materially adversely affect our financing and operating flexibility following the closing of the Transaction.

We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Transaction from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management’s time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition. Any such lawsuit could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Contribution Agreement already implemented and to otherwise enjoin the parties from consummating the proposed acquisition. If a plaintiff is successful in obtaining an injunction prohibiting completion of the Transaction, then that injunction may delay or prevent the Transaction from being completed, which may adversely affect our business, financial position and results of operations.

One of the conditions to the closing of the Transaction is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the Transaction. Consequently, if a lawsuit is filed and a plaintiff is successful in obtaining an injunction prohibiting completion of the acquisition, then that injunction may delay or prevent the Transaction from being completed within the expected timeframe or at all, which may adversely affect our business, financial position and results of operations.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

EnCap controls a majority of the combined voting power of all classes of our outstanding voting stock. As a result, we are a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Sabalo Holdings will have the right to have its EEH Units and shares of Class B common stock exchanged for Class A common stock pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of EEH.

After the closing of the Transaction, Earthstone will have an aggregate of approximately 32.3 million shares of Class A common stock issuable upon the future exchange of EEH Units and shares of Class B common stock that will be held by Sabalo Holdings. Subject to certain restrictions set forth in the Second Amended and Restated Limited Liability Agreement of EEH that will be entered into in connection with the closing of the Transaction, Sabalo Holdings is entitled to have its EEH Units and shares of Class B common stock exchanged for shares of our Class A common stock. We will also enter into the Sabalo Holdings Registration Rights Agreement pursuant to which the shares of Class A common stock issued to Sabalo Holdings upon exchange of EEH Units and shares of Class B common stock, subject to certain limitations set forth therein, will be registered by us shortly after the closing of the Transaction pursuant to one or more registration statements for subsequent offers and sales by Sabalo Holdings and its permitted transferees.

On May 9, 2017, we closed an all-stock business combination transaction (the “Bold Transaction”) with Bold. In connection with the Bold Transaction, EEH issued EEH Units and Earthstone issued Class B common stock to the significant shareholder of Sabalo Holdings which may be exchanged by such significant shareholder into approximately 34.0 million shares of our Class A common stock. These shares are also subject to an effective registration statement and available for resale.

Earthstone cannot predict the amount of future issuances of its Class A common stock through exchanges of EEH Units and Class B common stock by their holders or the effect, if any, that the future sales of shares of its Class A common stock may have on the market price of the Class A common stock. Sales or distributions of substantial amounts of the Company Class A common stock or the perception that such sales or distributions could occur may cause the market price of the Company’s Class A common stock to decline. See “The Sabalo Holdings Registration Rights Agreement” beginning on page [•] for more information.

We cannot predict the amount of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.

The number of shares of Class B common stock to be issued to Sabalo Holdings is fixed and will not be adjusted in the event of any change in Earthstone’s stock price.

Upon completion of the Transaction, we will issue approximately 32.3 million shares of Class B common stock to Sabalo Holdings. This share amount was fixed in the Contribution Agreement and will not be adjusted to reflect changes in the market price of our Class A common stock before the Transaction is completed. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following:

•	changes in market conditions and assessments of our business, operations and prospects;

•	investor behavior and strategies, including market assessments of the likelihood that the Transaction will be completed;

•	changes in our business, operations and prospects;

•	changes in interest rates, general market and economic conditions and other factors generally affecting the price of our Class A common stock; and

•	federal, state and local legislation, governmental regulation and legal developments in the industry in which we operate.

The price of our Class A common stock at the completion of the Transaction will most likely be different from the Class A common stock price on the date the Contribution Agreement was executed and from prices existing on the date of this proxy statement and on the date of the special meeting. As a result, the market value represented by the consideration to be paid by us, meaning the number of shares of Class A common stock that may be acquired by Sabalo Holdings multiplied by the trading price of our Class A common stock, could also change significantly. For example, based on the range of closing prices of the Class A common stock during the period from October 17, 2018, the last trading day before public announcement of the Transaction, through [•], the latest practicable date before the date of this proxy statement, the consideration to be paid represented an implied value ranging from a low of $[•] million to a high of $[•] million.

Failure to complete the Transaction could negatively affect our stock price, future business and financial results.

Completion of the Transaction is not assured and is subject to risks, including the risks that approval of the Transaction by our stockholders will not be obtained or that certain other closing conditions will not be satisfied. If the Transaction is not completed, our ongoing business and financial results may be adversely affected and we will be subject to several risks, including:

•	having to pay certain significant transaction costs relating to the Transaction without receiving the benefits of the Transaction;

•
the potential payment of a termination fee of $16.0 million if (i) our board of directors, including the Special Committee withholds, withdraws or qualifies its recommendation that stockholders approve the Contribution Agreement or approves or announces its intention to accept an Alternative Proposal (as defined in the Contribution Agreement), and such is not withdrawn at the time of the date of the stockholders meeting; or (ii) (A) by Sabalo Holdings as a result of the closing of the Transaction not occurring by February 14, 2019, (or April 1, 2019, if extended) or (B) by Sabalo Holdings prior to the special meeting if Earthstone or EEH breached or failed to perform any of their respective representations, warranties, covenants or agreements contained in the Contribution Agreement;

•
the fact that we are subject to certain restrictions on the conduct of our business prior to closing or termination which may prevent us from making certain acquisitions or dispositions or pursuing certain business opportunities while the Transaction is pending;

•	that the share price of our Class A common stock may decline to the extent that the current market prices reflect an assumption by the market that the Transaction will not be completed; and

•	that we may be subject to litigation related to any failure on our part to complete the Transaction, or litigation resulting from minority stockholder actions.

Delays in completing the Transaction may substantially reduce the expected benefits of the Transaction.

Satisfying the conditions to, and completion of, the Transaction may take longer than, and could cost more than, we expect. Any delay in completing or any additional conditions imposed in order to complete the Transaction may materially adversely affect the synergies and other benefits that we expect to achieve from the Transaction and the integration of our respective assets. In addition, each of us and Sabalo Holdings has the right to terminate the Contribution Agreement if the Transaction is not completed by February 14, 2019 (subject to limited circumstances to extend for 45 days).

We will incur substantial fees and costs in connection with the Transaction.

We expect to incur significant non-recurring expenses in connection with the Transaction. Additional unanticipated costs may be incurred, including, without limitation, unexpected costs and other expenses in the course of the integration of the assets of Sabalo and Shad with those of Earthstone. In addition, the companies cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the integration costs in the near term, or at all.

We will be subject to various uncertainties and contractual restrictions while the Transaction is pending that could adversely affect our financial results.

The pursuit of the Transaction and the preparation for the integration of the assets of Sabalo and Shad with our assets may place a significant burden on our management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could adversely affect our financial results.

In addition, the Contribution Agreement restricts us from taking certain specified actions while the Transaction is pending without first obtaining Sabalo Holdings’ prior written consent. These restrictions may limit us from pursuing attractive business opportunities and making other changes to our business prior to completion of the Transaction or termination of the Contribution Agreement.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that could adversely affect our common stockholders. We have entered into a purchase agreement with EIG to issue Series A Preferred Stock at the closing of the Transaction.

Under our Certificate of Incorporation, our board of directors is authorized to cause Earthstone to issue up to 20,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this proxy statement. Our board of directors, without stockholder approval, may determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares; and in connection with the pending Transaction, Earthstone has entered into an agreement to sell 225,000 shares of Series A Preferred Stock as described elsewhere in this proxy statement and conditioned upon the closing of the Transaction. The rights of the holders of our Class A common stock and Class B common stock will be subordinated to those of preferred holders and therefore could be adversely affected. The issuance of preferred stock and to cause its issuance, including the Series A Preferred Stock, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock or otherwise seek to acquire us. In addition, the Series A Preferred Stock will have preference in the event of our liquidation, which means that the holders of Series A Preferred Stock will be entitled to receive our net assets distributed in liquidation before the Class A common stockholders receive any distribution of the liquidated assets.

Risks Relating to Our Business Following Completion of the Transaction

We are a holding company and the sole manager of EEH. Our only material asset is our equity interest in EEH and, accordingly, we are dependent upon distributions from EEH to pay taxes and cover our corporate and other overhead expenses.

We are a holding company and the sole manager of EEH and have no material assets other than our equity interest in EEH. We have no independent means of generating revenue. We expect EEH to reimburse us for our corporate and other overhead expenses, and to the extent EEH has available cash, we intend to cause EEH to make distributions to the holders of EEH Units, including us, in an amount sufficient to cover all applicable U.S. federal, state and local income taxes and non-U.S. tax liabilities of Earthstone, Lynden Corp and Lynden US, if any, at assumed tax rates. We will likely be limited, however, in our ability to cause EEH and its subsidiaries to make these and other distributions due to the restrictions under our credit agreement. To the extent that we need funds for these purposes, and EEH or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

We may experience difficulties in integrating the assets of Sabalo and Shad with our assets, which could cause Earthstone to fail to realize many of the anticipated potential benefits of the Transaction.

We entered into the Contribution Agreement with the expectation that the Transaction will result in various benefits, including, but not limited to, operating and cost efficiencies related to drilling, completion and production operations. Achieving the anticipated benefits of the Transaction will depend in part upon whether we integrate our assets with those of Sabalo and Shad in an efficient and effective manner. We may not be able to accomplish this integration process successfully.

An inability to realize the full extent of the anticipated benefits of the Transaction, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses and operating results of Earthstone, which may, in turn, affect the value of our Class A common stock after the closing of the Transaction.

The market price of our Class A common stock may decline in the future as a result of the Transaction.

The market price of our Class A common stock may decline in the future as a result of the Transaction for a number of reasons, including the unsuccessful integration of the assets of Sabalo and Shad with those of Earthstone (including for the reasons set forth in the preceding risk factor) or our failure to achieve the perceived benefits of the Transaction, including financial and operating results, as rapidly as or to the extent anticipated by financial or industry analysts. These factors are, to some extent, beyond our control.

Our current stockholders will have a reduced ownership and voting interest after the Transaction.

As a result of the Class B common stock that we expect to issue as part of the Transaction, current stockholders are expected to hold approximately [•]% of Earthstone’s voting securities on a fully diluted basis immediately following completion of the Transaction. When the Transaction occurs, each stockholder will have a percentage ownership of Earthstone that will be smaller than the stockholder’s percentage ownership prior to the Transaction. As a result of the reduced ownership percentages, stockholders will have less voting power after the Transaction than they now have now.

The pro forma condensed combined financial information included in this proxy statement is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Transaction.

The pro forma condensed combined financial information contained in this proxy statement is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of our financial condition or results of operations following the Transaction. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•]. The actual financial condition and results of operations of the combined company following the Transaction may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Transaction. Any potential decline in our financial condition or results of operations may cause significant variations in the stock price of our Class A common stock.

Following the consummation of the Transaction, most of our producing properties will be located in the Midland Basin, making us vulnerable to risks associated with operating in a limited geographic area.

Following the consummation of the Transaction, most of our producing properties will be geographically concentrated in the Midland Basin. As a result, we may be disproportionately exposed to the impact of regional supply and demand factors, oil and gas price differentials, delays or interruptions of production from wells in the Midland Basin caused by governmental regulation, processing or transportation capacity constraints, market limitations, availability of equipment and personnel, water shortages or other drought related conditions or interruption of the processing or transportation of oil, natural gas or NGLs.

THE COMPANIES

Earthstone Energy, Inc.

Earthstone Energy, Inc., a Delaware corporation (“Earthstone” and with its consolidated subsidiaries, the “Company,” “we,” “us” and “our”), is a growth-oriented independent oil and gas company engaged in the acquisition and development of oil and gas reserves through activities that include the acquisition, drilling and development of undeveloped leases, asset and corporate acquisitions and mergers. Our operations are all in the upstream segment of the oil and natural gas industry and all of our properties are onshore in the State of Texas. Our assets are located primarily in the Midland Basin of west Texas and to a lesser extent, in the Eagle Ford Trend of south Texas. Our Class A common stock is listed on the NYSE under the trading symbol “ESTE.”

Earthstone is the sole managing member of EEH with a controlling interest in EEH. Earthstone, together with its wholly-owned subsidiary, Lynden Corp. and Lynden Corp.’s wholly-owned consolidated subsidiary, Lynden US, and also a member of EEH, consolidates the financial results of EEH and records a noncontrolling interest in the consolidated financial statements representing the economic interests of EEH’s members other than Earthstone and Lynden US.

As of December 31, 2017, our estimated proved reserves totaled 79,976 MBoe. Our average daily production was 7,869 Boe/d for the year ended December 31, 2017 and 9,252 Boe/d for the six months ended June 30, 2018. For the year ended December 31, 2017, we had total revenues of approximately $108.1 million and a net loss attributable to Earthstone Energy, Inc. of approximately $12.5 million. For the six months ended June 30, 2018, we had total revenues of approximately $78.0 million and net income attributable to Earthstone Energy, Inc. of approximately $0.7 million. See “Summary—Earthstone Selected Historical Financial Data” on page [•].

Earthstone’s principal offices are located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and its telephone number is (281) 298-4246. The Class A common stock is listed on the NYSE under the symbol “ESTE.”

Earthstone Energy Holdings, LLC

Earthstone Energy Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Earthstone (“EEH”), was formed on November 4, 2016, for the purpose of entering into the Bold Contribution Agreement and facilitating the Bold Transaction. At the closing of the Bold Contribution Agreement, EEH issued approximately 22.3 million EEH Units to Earthstone and Lynden US and approximately 36.1 million EEH Units to Bold Holdings in exchange for Earthstone transferring the membership interests of four of its subsidiaries to EEH, Lynden US transferring its membership interests in Lynden Sub to EEH and Bold Holdings transferring its membership interests in Bold to EEH. Earthstone is the sole managing member of EEH. EEH is a holding company of operating subsidiaries that own and operate our assets and will own and operate Sabalo’s and Shad’s assets after the closing of the Transaction.

EEH’s principal offices are located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and its telephone number is (281) 298-4246.

Sabalo Holdings, LLC
Sabalo Energy, LLC
Sabalo Energy, Inc.
800 North Shoreline Blvd.
Suite 900N
Corpus Christi, Texas 78401
(361) 888-7708

Sabalo Holdings, LLC, a Delaware limited liability company (“Sabalo Holdings”), was formed on March 7, 2014, and is owned by EnCap Energy Capital Fund IX, L.P., a Texas limited partnership and an affiliate of EnCap (“EnCap Fund IX”) and Raven Oil and Gas LLC (“Raven”).

Sabalo Energy, LLC, a Texas limited liability company (“Sabalo”), was formed on January 24, 2014 and commenced operations on March 24, 2014. It is owned by Sabalo Holdings and Sabalo Energy, Inc., a Delaware corporation (“Sabalo Inc.”).

Sabalo Inc. was formed on November 5, 2015, and is wholly owned by Sabalo Holdings.

Sabalo is a privately-held company that invests in the energy sector through exploration, development, and production. Sabalo has a significant acreage footprint in Howard County, Texas. Sabalo is actively drilling and completing horizontal wells in multiple reservoir targets in the Wolfcamp and Spraberry formations.

As of December 31, 2017, Sabalo’s estimated proved reserves totaled 12,193 MBoe. For the year ended December 31, 2017, Sabalo had total revenues of approximately $29.6 million and revenues in excess of expenses of approximately $16.2 million. For the six months ended June 30, 2018, Sabalo had total revenues of approximately $44.6 million and revenues in excess of expenses of approximately $29.5 million. See “Summary—Sabalo Selected Historical Financial Data” on page [•].

Sabalo Holdings’, Sabalo’s and Sabalo Inc.’s principal offices are located at 800 North Shoreline Blvd., Suite 900N, Corpus Christi, Texas 78401, and their telephone number is (361) 888-7708.

Shad Permian, LLC

Shad Permian, LLC, a Delaware limited liability company (“Shad”), was formed on November 16, 2017 for the purpose of entering into a drilling financing arrangement with Sabalo. It has no other operations.

As of December 31, 2017, Shad’s estimated proved reserves totaled 4,333 MBoe. For the year ended December 31, 2017, Shad had total revenues of approximately $1.8 million and revenues in excess of expenses of approximately $1.3 million. For the six months ended June 30, 2018, Shad had total revenues of approximately $21.7 million and revenues in excess of expenses of approximately $14.3 million. See “Summary—Shad Selected Historical Financial Data” on page [•].

Shad Permian’s principal offices are located at 9 West 57th Street, Suite 4920, New York, New York 10019, and its telephone number is (212) 588-6707.

EnCap Investments L.P.

EnCap Investments L.P., a Delaware limited partnership (“EnCap”), is the general partner of EnCap Equity Fund V GP, L.P., EnCap Equity Fund VI GP, L.P., EnCap Equity Fund VII GP, L.P. and EnCap Equity Fund IX GP, L.P., which are the general partners, or in the case of EnCap Fund V-B and EnCap Fund VI-B indirectly controls the general partner, of EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”), EnCap Energy Capital Fund VI, L.P. (“EnCap Fund VI”), EnCap VI-B Acquisitions, L.P. (“EnCap Fund VI-B”), EnCap Energy Capital Fund V, L.P. (“EnCap Fund V”), EnCap V-B Acquisitions, L.P. (“EnCap Fund V-B” and collectively with EnCap Fund VII, EnCap Fund VI, EnCap Fund VI-B, EnCap Fund V, the “EnCap Funds”), and EnCap Fund IX. EnCap Partners, LLC (“EnCap Partners”) is the managing member of EnCap Investments Holdings, LLC, which is the sole member of EnCap Investments GP, L.L.C., which is the general partner of EnCap. Therefore, EnCap Partners and certain of its affiliates through their direct and indirect ownership may be deemed to share the right to direct the disposition of the Class A common stock and Class B common stock held by the EnCap Funds and EnCap Fund IX’s ownership of Bold Holdings.

EnCap’s principal offices are located at 1100 Louisiana Street, Suite 4900, Houston, Texas 77002, and its telephone number is (713) 659-6100.

THE SPECIAL MEETING

General

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors to be used at the special meeting of stockholders to be held at our offices, located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, on [•], at [•] a.m., local time, and at any adjournment or postponement of that meeting. This proxy statement and the enclosed form of proxy card are first being sent to our stockholders on or about [•].

Purpose of the Special Meeting

At the special meeting, holders of our Class A common stock and Class B common stock, voting together as a single class, as of the record date of [•] will be asked to consider and vote on:

Proposal 1:
the proposal to approve and adopt the Contribution Agreement and the transactions contemplated thereby, including the Transaction (as further described in the sections of this proxy statement entitled “The Transaction,” “The Contribution Agreement” and “The Proposals—Proposal 1. The Contribution Agreement Proposal”);

Proposal 2:
the proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement (as further described in the sections of this proxy statement entitled “The Transaction,” “The Contribution Agreement” and “The Proposals—Proposal 2. The NYSE Transaction Proposal”);

Proposal 3:
the proposal to approve and adopt an amendment to our amended and restated certificate of incorporation that will increase the number of authorized shares of our Common Stock, from 250,000,000 shares, $0.001 par value per share, to 450,000,000 shares, $0.001 par value per share, divided into 300,000,000 shares of Class A common stock, $0.001 par value per share, and 150,000,000 shares of Class B common stock, $0.001 par value per share (as further described in the section of this proxy statement entitled “The Proposals-Proposal 3. The Amendment to our Amended and Restated Certificate of Incorporation Proposal - Authorized Share Increase Proposal”);

Proposal 4:
the proposal to approve and adopt an amendment to our amended and restated certificate of incorporation that will increase the number of authorized directors from nine directors to eleven directors (as further described in the section of this proxy statement entitled “The Proposals—Proposal 4. The Amendment to our Amended and Restated Certificate of Incorporation Proposal – Authorized Director Proposal”);

Proposal 5:
the proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Class A common stock in connection with the future conversion of shares of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement (as further described in the sections of this proxy statement entitled “The Preferred Stock Financing” and “The Proposals-Proposal 5. The NYSE Preferred Stock Proposal”);

Proposal 6:
the proposal to approve and adopt an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan to increase the number of shares available for issuance under such Plan by 3.6 million shares (as further described in the section of this proxy statement entitled “The Proposals—Proposal 6. The Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan Proposal”); and

Proposal 7:	the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve and adopt the proposals listed above.

Recommendation of the Board of Directors

Our board of directors has unanimously (i) determined and declared that the Contribution Agreement and the transactions contemplated thereby, including the Transaction, are fair to, advisable and in the best interests of, Earthstone and the Earthstone stockholders; (ii) approved the Contribution Agreement and the transactions contemplated thereby, including the Transaction; (iii) approved the issuance of the Class A common stock in connection with the future exchange of the EEH Units and the shares of Series B common stock issued pursuant to the Contribution Agreement as required by the applicable listing rules of the NYSE; (iv) approved the amendment to our amended and restated certificate of incorporation increasing the authorized number of shares of our Class A common stock and the number of authorized shares of our Class B commons stock; (v) approved the amendment to our amended and restated certificate of incorporation increasing the authorized number of directors from nine directors to eleven directors; (vi) approved the issuance of the Class A common stock in connection with the future conversion of shares of the Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement as required by the applicable listing rules of the NYSE; (vii) approved an amendment to the Plan increasing the number of shares available for issuance thereunder; and (vii) approved the proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Our board of directors unanimously recommends that our stockholders vote:

•	“FOR” the proposal to approve and adopt the Contribution Agreement and the transactions contemplated thereby, including the Transaction;

•
“FOR” the proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of shares of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement;

•
“FOR” the proposal to approve and adopt an amendment to our amended and restated certificate of incorporation that will increase the authorized number of shares of our Common Stock, from 250,000,000 shares, $0.001 par value per share, to 450,000,000 shares, $0.001 par value per share, divided into 300,000,000 shares of Class A common stock, $0.001 par value per share, and 150,000,000 shares of Class B common stock, $0.001 par value per share;

•
“FOR” the proposal to approve and adopt an amendment to our amended and restated certificate of incorporation that will increase the authorized number of directors from nine directors to eleven directors;

•
“FOR” the proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Class A common stock in connection with the future conversion of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement;

•
“FOR” the proposal to approve and adopt an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan to increase the number of shares of Class A common stock available thereunder by 3.6 million shares; and

•	“FOR” the adjournment proposal.

See “The Transaction—Recommendation of the Board of Directors and its Reasons for the Transaction.”

Record Date and Voting

The board of directors has fixed the close of business on [•] as the record date for determining the holders of shares of Class A common stock and Class B common stock entitled to receive notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of record of shares of Class A common stock and Class B common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [•] shares of Class A common stock outstanding, held by approximately 2,000 holders of record, and [•] shares of Class B common stock outstanding, held by approximately 35 holders of record.

Each share of Class A common stock and Class B common stock outstanding on the record date is entitled to one vote for each matter properly submitted at the special meeting and at any adjournment or postponement thereof. The Class A common stock and Class B common stock vote together as one class. In order for us to satisfy our quorum requirements, the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote at the special meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy (including through the mail or by telephone or the Internet) that is received at or prior to the meeting (and not revoked).

If your proxy is properly executed and received by us in time to be voted at the special meeting, the shares represented by your proxy (including those given through the mail or by telephone or the Internet) will be voted in accordance with your instructions. If you execute your proxy but do not provide us with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of special meeting.

The only matters that we expect to be presented at the special meeting are set forth in the notice of special meeting. If any other matters properly come before the special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

Quorum

If you vote in person or by proxy at the special meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of Class A common stock and Class B common stock present in person or by proxy at the special meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. Our bylaws provide that a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum at a meeting of our stockholders.

As of the record date:

●
Our directors and executive officers and their affiliates owned and were entitled to vote [•] shares of Class A common stock and Class B common stock, representing approximately [•]% of the voting power of the outstanding shares of stock; and

●
EnCap, our largest stockholder, has entered into the Standstill Agreement with Sabalo Holdings, EEH and Earthstone pursuant to which EnCap has agreed, among other things, to vote all shares of Class A common stock and Class B common stock held by it in favor of the proposal to approve and adopt the Contribution Agreement and the transactions contemplated thereby, the proposal to approve the issuance of the Class A common stock upon the future exchange of EEH Units and shares of Class B common stock as required by the NYSE, the proposal to approve and adopt an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of Class A common stock and Class B common stock, the proposal to approve the issuance of the Class A common stock upon the future conversion of shares of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement as required by the NYSE, the proposal to approve an amendment to the Plan and the adjournment proposal, and to grant an irrevocable proxy to Frank A. Lodzinski, or any other person designated by Sabalo Holdings, empowering him or her to vote all such shares of Class A common stock and Class B common stock at any meeting of our stockholders called for the purpose of voting on the Contribution Agreement. As of the date of the Contribution Agreement, 5,250,552 shares of Class A common stock and 33,956,524 shares of Class B common stock, representing approximately 61.1% of the total voting power of the outstanding voting securities of Earthstone, were beneficially owned by EnCap.

We currently expect that our directors and executive officers will vote their shares of our Class A common stock and Class B common stock, “FOR” all of the proposals set forth in the notice of special meeting.

Vote Required

Approval and adoption of the Contribution Agreement (Proposal 1). Approval of the proposal to approve and adopt the Contribution Agreement and the transactions contemplated thereby, including the Transaction, requires the affirmative vote of (i) a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, and (ii) a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, that are not held by EnCap or our executive officers.

Approval of the NYSE Transaction Proposal (Proposal 2). Approval, for purposes of complying with the applicable listing rules of the NYSE, of the issuance of shares of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement requires the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Approval and adoption of the Amendment to Our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock and Class B common stock (Proposal 3). Approval of the proposal to approve the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of Class A common stock and Class B common stock requires the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class.

Approval and adoption of the Amendment to Our Amended and Restated Certificate of Incorporation to increase the number of authorized directors (Proposal 4). Approval of the proposal to approve the amendment to our amended and restated certificate of incorporation to increase the number of authorized directors requires the affirmative vote of 66-2/3% of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class.

Approval of the NYSE Preferred Stock Proposal (Proposal 5). Approval, for purposes of complying with the applicable listing rules of the NYSE, of the issuance of shares of Class A common stock in connection with the future conversion of shares of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement requires the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Approval and adoption of the Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (Proposal 6). Approval of the proposal to approve and adopt the amendment to the Earthstone Energy, Inc. 2014 Long-Term Incentive Plan requires the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on the proposal, provided that such shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

Approval of the adjournment of the special meeting (Proposal 7). Approval of the proposal to authorize our board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above requires the affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on the proposal, even if less than a quorum.

Revocability of Proxies

The presence of a stockholder at the special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the special meeting to the Corporate Secretary, Earthstone Energy, Inc., 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380;

•
submitting another signed and later dated proxy card and returning it by mail in time to be received before the special meeting or by submitting a later dated proxy by the Internet or telephone prior to the special meeting; or

•	attending the special meeting and voting in person.

Voting Methods

A stockholder of record may vote by attending the special meeting in person. You may also complete and mail your proxy card in the return envelope enclosed or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

Solicitation of Proxies

The solicitation of proxies from our stockholders is made on behalf of our board of directors. The costs and expenses of printing and mailing this proxy statement and all fees paid to the SEC shall be paid by us. We will pay the costs of soliciting and obtaining proxies from our stockholders, including the costs of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by our directors, officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

THE PROPOSALS

Proposal 1.    The Contribution Agreement Proposal

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to approve and adopt the Contribution Agreement and the transactions contemplated thereby, including the Transaction. Our stockholders should read carefully this proxy statement in its entirety, including the annexes, for more detailed information concerning the Contribution Agreement. In particular, our stockholders are directed to the Contribution Agreement, a copy of which is attached as Annex A to this proxy statement. Approval and adoption of the Contribution Agreement and the transactions contemplated thereby requires the affirmative vote of (i) a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, and (ii) a majority of the outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, that are not held by EnCap or our executive officers.

The board of directors recommends a vote “FOR” the Contribution Agreement Proposal (Proposal 1).

Proposal 2.    The NYSE Transaction Proposal

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement.

Approval, for purposes of complying with the applicable listing rules of the NYSE, of the issuance of shares of Class A common stock in connection with the future exchange of EEH Units and shares of Class B common stock issued pursuant to the Contribution Agreement requires the affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on the proposal; provided that such shares voting affirmatively must also constitute a majority of the required quorum for the special meeting.

The board of directors recommends a vote “FOR” the NYSE Transaction Proposal (Proposal 2).

Proposal 3.	The Amendment to Our Amended and Restated Certificate of Incorporation – Authorized Share Increase Proposal

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to approve and adopt an amendment to our amended and restated certificate of incorporation that will increase the authorized shares of our common stock, from 250 million shares, $0.001 par value per share, to 450 million shares, $0.001 par value per share, divided into 300 million shares of Class A common stock, $0.001 par value per share, and 150 million shares of Class B common stock, $0.001 par value per share. See the “Form of Fourth Amended and Restated Certificate of Incorporation” attached as Annex C to this proxy statement.

Approval and adoption of the amendment to our amended and restated certificate of incorporation – authorized share increase proposal requires the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. Both broker non-votes and abstentions will act as a vote against the amendment to our amended and restated certificate of incorporation.

The board of directors recommends a vote “FOR” the amendment to our amended and restated certificate of incorporation – authorized share increase proposal (Proposal 3).

Proposal 4.	The Amendment to Our Amended and Restated Certificate of Incorporation – Authorized Director Proposal

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to approve and adopt an amendment to our amended and restated certificate of incorporation that will increase the number of authorized directors from nine directors to eleven directors. See the “Form of Fourth Amended and Restated Certificate of Incorporation” attached as Annex C to this proxy statement.

Approval and adoption of the amendment to our amended and restated certificate of incorporation – authorized director proposal requires the affirmative vote of 66-2/3% of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. Both broker non-votes and abstentions will act as a vote against the amendment to our amended and restated certificate of incorporation.

The board of directors recommends a vote “FOR” the amendment to our amended and restated certificate of incorporation – authorized director proposal (Proposal 3).

Proposal 5.    The NYSE Preferred Stock Proposal

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of shares of Class A common stock in connection with the future conversion of shares of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement.

Approval, for purposes of complying with applicable listing rules of the NYSE, of the issuance of shares of Class A common stock in connection with the future conversion of shares of Series A Preferred Stock and any shares of Class A common stock issued pursuant to the Securities Purchase Agreement requires the affirmative vote of a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on the proposal; provided that such shares voting affirmatively must also constitute a majority of the required quorum for the special meeting. See the “Securities Purchase Agreement” attached as Annex G to this proxy statement.

The board of directors recommends a vote “FOR” the NYSE Preferred Stock proposal (Proposal 5).

Proposal 6.	The Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan Proposal

As discussed elsewhere in this proxy statement, our stockholders will consider and vote on a proposal to approve and adopt an amendment (the “Amendment”) to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended (the “Plan”), to increase the number of shares of our Class A common stock authorized to be issued under the Plan by 3.6 million shares. At the annual meeting of our stockholders on June 6, 2018, the Plan was adopted by our stockholders. See the “Amendment No. 1 to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan” attached as Annex M to this proxy statement.

Description and Text of the Proposed Amendment

Our board of directors has determined that, to give us the ability to attract and retain the executive and key employee talent necessary for our continued growth and success, the number of shares of our Class A common stock available for issuance under the Plan should be increased by 3.6 million shares, and is proposing an amendment to effect such an increase. In evaluating the amount of the increase in the number of shares available under the Plan, the board of directors considered our employee headcount and the board of directors believes that equity incentives, if fully achieved, should be a larger portion of overall compensation. In approving and recommending the increase in the number of shares of Class A common stock authorized for issuance under the Plan, the board of directors concluded such increase was advisable and in our best interests to provide us with maximum flexibility to use equity awards to continue to support our growth strategy and maintain our ability to attract and retain talented executives and employees. Because the amount and timing of specific equity awards in the future is dependent on our employee headcount, management performance, competitive compensation practices, our stock price and a variety of other factors, some of which are beyond our control, it is not possible to determine when or if the currently proposed increase in shares under the Plan will be exhausted or the amount of subsequent dilution that may ultimately result from such awards.

To effect the increase in the aggregate number of shares of our Class A common stock that may be issued under the Plan, it is proposed that the first sentence of Section 3.1 of the Plan be deleted in its entirety and replaced with the following:

“Subject to the limitations set forth herein, 10,000,000 shares of Common Stock are reserved for issuance pursuant to Awards made under this Plan.”

Summary of Principal Terms of the Plan

The following is a summary description of the material features of the Plan, as proposed to be amended. The statements made in this proxy statement regarding the Amendment to the Plan should be read in conjunction with and are qualified in their entirety by reference to the Plan, a copy of which is available as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 6, 2018. Prior filings with the SEC are available through our website at www.earthstoneenergy.com or in printed form upon request by any stockholder.

The Plan currently is effective until June 6, 2028. The purposes of the Plan are to create incentives which are designed to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence are able to make important contributions to our success, and thereby to enhance stockholder value.

Under the Plan, we may grant stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, performance bonuses, stock awards and other incentive awards to our employees or those of our subsidiaries or affiliates, subject to the terms and conditions set forth in the Plan. We may also grant nonqualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, stock awards and other incentive awards to any persons rendering consulting or advisory services and non-employee directors, subject to the conditions set forth in the Plan. Generally, all classes of our employees are eligible to participate in the Plan. As of [•], there were approximately [•] full-time employees, [•] part-time employees, [•] consultant, and eight non-employee directors of the Company that are eligible to participate in the Plan.

The Plan provides that a maximum of 10,000,000 shares of our Class A common stock may be issued in conjunction with awards granted under the Plan. At December 31, 2017, 2,627,541 shares of our Class A common stock remained available for awards to be granted under the Plan. On [•], the closing price of a share of our Class A common stock on the NYSE was $[•]. Shares of Class A common stock cancelled, settled in cash, forfeited, withheld, or tendered by the participant to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards.

The Plan limits the aggregate number of shares of our Class A common stock that may be issued pursuant to any awards to any eligible director in any calendar year to 500,000 shares. One of the requirements for the favorable tax treatment available to incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), is that the Plan must specify, and our stockholders must approve, the maximum number of shares available for issuance pursuant to incentive stock options. As a result, in order to provide flexibility, the Plan provides that up to 1,000,000 shares of Class A common stock may be issued pursuant to incentive stock options. The shares issued under the Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares.

The Plan expires on June 6, 2028, and no awards may be granted under the Plan after that date. However, the terms and conditions of the Plan will continue to apply after that date to all Plan awards granted prior to that date until they are no longer outstanding.

Administration

Our board of directors has delegated and authorized the compensation committee (the “Compensation Committee”) to administer the Plan. Except as set forth in the Plan, the Compensation Committee serves at the pleasure of the board of directors. Compensation actions and awards are recommended by the Compensation Committee, subject to approval of the full board of directors.

With respect to awards to be made to any of our non-employee directors, the Compensation Committee will determine:

•	which of such persons should be granted awards;

•	the terms of proposed grants or awards to those selected to participate;

•	the exercise price for options and stock appreciation rights;

•	any limitations, restrictions and conditions upon any awards; and

•	rules for the administration of the Plan and resolution of any disputes that may arise under the Plan.

In connection with the administration of the Plan, the Compensation Committee, with respect to awards to be made to any officer, employee or consultant who is not one of our non-employee directors, will:

•	determine which employees and other persons will be granted awards under the Plan;

•	grant the awards to those selected to participate;

•	determine the exercise price for options and stock appreciation rights; and

•	prescribe any limitations, restrictions and conditions upon any awards.

In addition, our Compensation Committee will:

•	interpret the Plan; and

•	make all other determinations and take all other actions that may be necessary or advisable to implement and administer the Plan.

The Compensation Committee may allocate or delegate its responsibilities to the extent permitted by applicable law or stock exchange rules.

Types of Awards

The Plan permits the Compensation Committee to make several types of awards and grants, including awards of shares of restricted stock, awards of restricted stock units, the grant of options to purchase shares of our Class A common stock, awards of stock appreciation rights (“SARs”), awards of performance units, awards of performance bonuses, stock awards and other incentive awards.

Restricted Stock. Restricted shares of our Class A common stock may be granted under the Plan subject to such terms and conditions, including forfeiture and vesting provisions, time and performance based restrictions, and restrictions against sale, transfer or other disposition as the Compensation Committee may determine to be appropriate at the time of making the award. In addition to or in lieu of any time vesting conditions determined by the Compensation Committee, vesting and/or the grant of restricted stock awards may be subject to our achievement of specified performance criteria. In addition, the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the participant, be delivered to and held by us until such restrictions lapse. Shares of restricted stock will generally vest upon the occurrence of a change of control.

Restricted Stock Units. A restricted stock unit entitles the recipient to receive a payment from us, following the lapse of restrictions on the award, equal to the fair market value of a share of our Class A common stock. The Plan provides for payment in the form of shares of our Class A common stock or cash. Restricted stock units may be granted under the Plan subject to such terms and conditions, including forfeiture and vesting provisions, as well as time and performance based restrictions, as the Compensation Committee may determine to be appropriate at the time of making the award. In addition to or in lieu of any time vesting conditions determined by the Compensation Committee, vesting and/or the grant of restricted stock units may be subject to our achievement of specified performance criteria. Restricted stock units would generally vest upon the occurrence of a change of control.

The Plan also permits the Compensation Committee to grant tandem cash dividend rights or dividend unit rights with respect to restricted stock units. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made by us with respect to a share of our Class A common stock during the period the tandem restricted stock unit is outstanding. A grant of cash dividend rights may provide that such cash payments shall be paid directly to the participant at the time of payment of the related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem restricted stock unit award (with or without interest in the discretion of the Compensation Committee), or be subject to such other provisions or restrictions as determined in the discretion of the Compensation Committee. A dividend unit right is a contingent right to have an additional number of restricted stock units credited to a participant in respect of a restricted stock unit award equal to the number of shares of our Class A common stock that could be purchased at fair market value with the amount of each cash distribution made by us with respect to a share of our Class A common stock during the period the tandem restricted stock unit is outstanding. A grant of dividend unit rights shall be subject to the same vesting and payment provisions as the tandem restricted stock unit award.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of Class A common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under the Plan will be determined by the Compensation Committee at the time of the grant. The Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under the Plan, such as specifying minimum periods of time after grant during which options may not be exercised. The Plan generally provides for acceleration of the right of a participant to exercise his or her stock option in the event we experience a change of control.

The Plan provides that the stock options may either be incentive stock options within the meaning of Section 422 of the Code, or nonqualified options, which are stock options other than incentive stock options.

Incentive Stock Options. Incentive stock options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share exercise price not less than the fair market value of Class A common stock on the date the incentive stock option is granted. In the case of an incentive stock option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share exercise price may not be less than 110% of the fair market value of the Class A common stock on the date the incentive stock option is granted and the term of such option may not exceed five years. As required by Section 422 of the Code, the aggregate fair market value, determined at the time an incentive stock option is granted, of Class A common stock with respect to which incentive stock options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

Nonqualified Options. Nonqualified options are stock options which do not qualify as incentive stock options under Section 422 of the Code. Nonqualified options may be granted to directors and consultants, as well as to employees, or those directors, consultants, and employees of subsidiaries in which we have a controlling interest. The exercise price for nonqualified options will be determined by the Compensation Committee at the time the nonqualified options are granted, but may not be less than the fair market value of our Class A common stock on the date the nonqualified option is granted. Nonqualified options are not subject to any of the restrictions described above with respect to incentive stock options. Incentive stock options and nonqualified options are treated differently for federal income tax purposes as described below under “– Tax Treatment.”

The Plan provides that the exercise price of stock options may be paid (1) in cash, (2) subject to the prior approval by the Compensation Committee, in whole shares of Class A common stock, (3) subject to the prior approval by the Compensation Committee, by withholding shares of Class A common stock which otherwise would be acquired on exercise, or (4) subject to the prior approval by the Compensation Committee, by a combination of the foregoing, equal in value to the exercise price. The Compensation Committee may also permit a stock option to be exercised by a broker-dealer acting on behalf of a participant through procedures approved by the Compensation Committee, as applicable.

Stock Appreciation Rights. Awards of SARs entitle the recipient to receive a payment from us equal to the amount of any increase in the fair market value of the shares of our Class A common stock subject to the SAR award between the date of the grant of the SAR award and fair market value of these shares on the exercise date. The Plan provides for payment in the form of shares of our Class A common stock or cash. The Plan generally provides for acceleration of the right of a participant to exercise his or her SAR in the event we experience a change of control.

Performance Unit Awards. Performance units entitle the recipient to receive a certain target, maximum or minimum value in cash or Class A common stock per unit upon the achievement of performance goals established by the Compensation Committee.

Performance Bonuses. A performance bonus entitles the recipient to receive a cash bonus upon the attainment of one or more performance targets established by the Compensation Committee. The Plan permits payment of performance bonuses in the form of cash or our Class A common stock.

Stock Awards. A stock award entitles the recipient to shares of our Class A common stock not subject to vesting or forfeiture restrictions. Stock awards are awarded with respect to such number of shares of our Class A common stock and at such times as the Compensation Committee may determine, and the Compensation Committee may require a participant to pay a stipulated purchase price for each share of our Class A common stock covered by a stock award.

Other Incentive Awards. The Plan permits the grant of other incentive awards based upon, payable in or otherwise related to, in whole or in part, shares of our Class A common stock if the Compensation Committee determines that such other incentive awards are consistent with the purposes of the Plan. Such other incentive awards may include, but are not limited to, Class A common stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Class A common stock, purchase rights for Class A common stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of our Class A common stock or the value of securities or the performance of specified subsidiaries. Long-term cash awards are also permitted under the Plan. Cash awards are also permitted as an element of or a supplement to any awards permitted under the Plan. Awards are permitted in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensation arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Transferability

Awards under the Plan are not transferrable other than by will or by the laws of descent and distribution. Nonqualified Options are transferable on a limited basis, only with prior approval or authorization of the Compensation Committee. In no event may a stock option be exercised after the expiration of its stated term.

Termination

Stock options, restricted stock, restricted stock units, SARs, performance units, performance bonuses and other incentive awards which have not vested will generally terminate immediately upon the holder’s termination of employment with us or any of our subsidiaries or affiliates, unless the Compensation Committee specifies otherwise in an award agreement or elects to accelerate the vesting of the award. Unless the Compensation Committee specifies otherwise in an award agreement, if an employee’s employment with us or any of our subsidiaries or affiliates terminates as a result of death or disability, the employee (or personal representative in the case of death) may exercise any vested incentive stock options for a period of up to one year after such termination and any vested nonqualified option during the remaining term of the option. Unless the Compensation Committee specifies otherwise in an award agreement, if an employee’s employment with us or any of our subsidiaries or affiliates terminates for any other reason, the employee may exercise any vested option for a period of up to three months after such termination. Unless the Compensation Committee specifies otherwise in an award agreement, if a consultant ceases to provide services to us or any of our subsidiaries or affiliates or a director terminates service as our director, the unvested portion of any award will be forfeited unless otherwise accelerated by the Compensation Committee. Unless the Compensation Committee specifies otherwise in an award agreement, a consultant or director may have three years following the date he or she ceases to provide consulting services or ceases to be a director, as applicable, to exercise any nonqualified options which are otherwise exercisable on the date of termination of service. No stock option or SAR may be exercised following the expiration date of the stock option or SAR.

Dilution; Substitution

The Plan provides protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. The Plan provides that, upon the occurrence of a change of control event, the Compensation Committee would have discretion, without the consent of any participant or holder of an award, to the extent permitted by applicable law, to cancel awards and make payments in respect thereof in cash; replace awards with other rights or property selected by the Compensation Committee; provide that awards will be assumed by a successor or survivor entity (or a parent or subsidiary thereof) or be exchanged for similar rights or awards based on the equity of the successor or survivor (or a parent or subsidiary thereof); adjust outstanding awards as appropriate to reflect the change of control event; accelerate any vesting schedule to which an award is subject; provide that awards are payable; and/or provide that awards terminate upon such event.

Amendment

The board of directors may amend the Plan, or any part of the Plan, at any time and for any reason. However, without stockholder approval, the Plan may not be amended in a manner that would (i) materially increase the number of shares that may be issued under the Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits to participants provided by the Plan, (iv) decrease the exercise price for an outstanding stock option or SAR, or (v) must otherwise be approved by the stockholders in order to comply with national securities exchange rules.

Tax Treatment

The following is a brief description of the U.S. federal income tax consequences, under existing law, with respect to awards that may be granted under the Plan. This summary is based on current U.S. federal income tax laws and is not intended to provide or supplement tax advice to eligible employees or other participants. This summary is not intended to be exhaustive and does not describe state, local or foreign consequences, employment withholding tax consequences, or the effect, if any, of gift, estate and inheritance taxes.

Restricted Stock. A recipient of restricted stock generally will not recognize taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis in the stock, equal to the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in ordinary income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of ordinary income that must be recognized by virtue of the restricted stock grant. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Restricted Stock Units. A recipient of restricted stock units generally will not recognize taxable income until the recipient receives cash and/or the transfer of shares in satisfaction of the restricted stock unit award. At that time, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income. If a recipient of restricted stock units subsequently sells any shares so transferred, he or she generally will realize capital gain or loss (at long-term or short-term rates depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis equal to the amount previously included in income as ordinary income with respect to such shares received in satisfaction of a restricted stock unit award. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required to recognize income by virtue of receipt of cash or shares, equal to the amount of taxable income recognized by the recipient.

Incentive Stock Options. An optionee will not realize taxable income upon the grant of an incentive stock option. As long as the optionee has been an employee of us or of one of our permissible corporate subsidiaries from the date of grant through the date the incentive stock option is exercised and if the incentive stock option is exercised during his or her period of employment and within three months after termination, the optionee will not recognize taxable income upon exercise. Upon exercise, however, the amount by which the fair market value of the shares with respect to which the incentive stock option is exercised (determined on the date of exercise) exceeds the exercise price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of Class A common stock acquired by exercising an incentive stock option within two years from the date of the grant of the incentive stock option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the exercise price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an incentive stock option.

If any shares of Class A common stock acquired upon exercise of an incentive stock option are resold or disposed of before the expiration of the prescribed holding periods (i.e., two years from grant and one year from exercise), the optionee will realize ordinary income instead of capital gain. The amount of the ordinary income realized will generally be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the exercise price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized upon the sale over the exercise price. Any additional gain would generally be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an incentive stock option, subject to Section 162(m) of the Code, we generally would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

If an optionee uses already owned shares of Class A common stock to pay the exercise price under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of Class A common stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, “statutory option stock” is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, no income will be recognized by the optionee upon the transfer of the stock in payment of the exercise price of an incentive stock option. If the stock used to pay the exercise price is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering the stock was exercised over the amount paid for the stock.

If an optionee effects a net exercise of an incentive stock option by surrendering a portion of the shares of stock with respect to which the option is exercisable to pay the exercise price, the surrender of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the fair market value of the surrendered stock.

Nonqualified Options. An optionee will not realize taxable income upon the grant of a nonqualified option. At the time the optionee exercises the nonqualified option, the amount by which the fair market value, at the time of exercise, of the shares with respect to which the nonqualified option is exercised exceeds the exercise price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, at short-term or long-term rates depending on the length of time the stock was held by the optionee before sale.

If an optionee uses already owned shares of Class A common stock to pay the exercise price under a nonqualified option, the number of shares received pursuant to the nonqualified option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon the exercise will be taxable to the optionee as ordinary income. If the already owned shares of Class A common stock are not “statutory option stock” or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified option will not be statutory option stock. However, if the already owned shares of Class A common stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a premature disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the optionee’s basis will be allocated among the shares received.

Stock Appreciation Rights. A recipient of SARs will not realize taxable income upon the grant of a SAR. At the time the recipient exercises the SAR, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. If the recipient thereafter sells any shares received upon exercise, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the recipient as a capital gain or loss, at short-term or long-term rates depending on the length of time the stock was held by the recipient before sale.

Performance Units and Performance Bonuses. A recipient of performance units or a performance bonus generally will not realize taxable income upon the grant of such award. The recipient will recognize ordinary income upon the receipt of cash and/or the transfer of shares in satisfaction of the award of performance units or performance bonus in an amount equal to the aggregate of any cash and the fair market value of any shares received. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the recipient. If the recipient thereafter sells any shares received in satisfaction of the award, the difference between any amount realized on the sale and the fair market value of the shares at the time of their receipt will be taxed to the recipient as a capital gain or loss, at short-term or long-term rates depending on the length of time the stock was held by the recipient before sale.

Stock Awards. A recipient of a stock award will recognize ordinary income upon the receipt of shares in an amount equal to the fair market value of any shares received over the amount, if any, paid for the shares. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the recipient. If a recipient subsequently sells the shares, he or she generally will realize capital gain or loss (at long-term or short-term rates depending on the holding period) in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the fair market value of the shares at the time of receipt plus the price paid for the stock, if any.

Other Incentive Awards. The specific tax consequences applicable with respect to other incentive awards granted under the Plan will depend on the terms and conditions applicable to the award.

Code Section 162(m). Under Section 162(m) of the Code, no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to our “covered employees.” A “covered employee” is any individual who has served at any time after December 31, 2016 as our chief executive officer, chief financial officer, or other executive officer whose compensation has been reported in our proxy statement, regardless of whether any such individual is still employed by us.

Code Section 409A. The Plan and any awards granted under it are intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Code and its related Treasury Regulations and guidance. If any provision of the Plan or award granted under the Plan is determined not to comply with Section 409A, the Compensation Committee has authority to take any actions necessary and appropriate for compliance. No payments that would constitute “deferred compensation” upon termination of employment or other service under Section 409A will be made under the Plan unless the termination is also a “separation from service” under Section 409A. If a participant is a “specified employee” under Section 409A, the commencement of any payments or benefits under the award will be deferred until six months plus one day following the date of the participant’s termination or, if earlier, death (or such other period as required to comply with Section 409A). The Company will not be liable for any additional tax, interest or penalties imposed on a participant by Section 409A of the Code or damages for failing to comply with Section 409A.

The foregoing is only a summary of the current effect of certain U.S. federal income taxation upon the participant and us with respect to the grant and exercise of awards or compensation granted under the Plan. Participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

Equity Compensation Plan Information

The following table provides information related to our Class A common stock which may be issued under our existing equity compensation plans as of December 31, 2017, including the Plan:

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders: (1)	969,245(1)	$	-(2)	2,627,541
Equity compensation plans not approved by security holders:	-		-	-
Total	969,245	$	-(2)	2,627,541

(1)	Represents the number of shares of Class A common stock underlying outstanding restricted stock unit awards.

(2)	The outstanding restricted stock unit awards do not have an exercise price.

Approval by the Stockholders of the Proposal

Approval of the proposal to approve and adopt the Amendment requires the affirmative vote of a majority of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, represented in person or by proxy at the special meeting and voting on such proposal; provided that such shares voting affirmatively must also constitute a majority of the required quorum for the special meeting.

Our board of directors believes that approval and adoption of the Amendment will promote our interests and the interests of the stockholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in shareholder value. Members of the board of directors are eligible to participate in the Plan, and thus, have a personal interest in the approval and adoption of the Amendment.

The board of directors recommends a vote “FOR” the Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan proposal (Proposal 6).

Proposal 7.    The Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies to obtain additional votes in favor of the above proposals.

If, at the special meeting, the number of shares of our Class A common stock and Class B common stock, voting together as a single class, present or represented and voting in favor of the above proposals is insufficient to approve such proposals, we intend to move to adjourn the special meeting in order to enable the board of directors to solicit additional proxies for approval of such proposals.

In the adjournment proposal, we are asking the stockholders to authorize the holder of any proxy solicited by the board of directors to vote in favor of granting discretionary authority to the proxyholders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

Approval of the adjournment proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal.

The board of directors recommends a vote “FOR” the adjournment proposal (Proposal 7).

Other Matters to Come Before the Special Meeting

No other matters are intended to be brought before the special meeting by Earthstone, and we do not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE TRANSACTION

General

On October 17, 2018, Earthstone, EEH and Sabalo Holdings entered into the Contribution Agreement, which provides for the contribution by Sabalo Holdings to EEH of all of Sabalo Holdings’ interests in Sabalo and Sabalo Inc. Also, on October 17, 2018, Sabalo entered into the Shad Letter Agreement to acquire certain wellbore interests held by Shad resulting from part of a drilling financing arrangement between Sabalo and Shad. As a result of the Contribution Agreement and the Shad Letter Agreement, Earthstone expects to acquire approximately 20,800 net acres located in the Midland Basin with approximately 86% held by production and approximately 488 gross operated and 349 gross non-operated horizontal drilling locations for an aggregate purchase price of approximately $950 million, subject to certain customary purchase price adjustments, including approximately $26 million to account for approximately 1,330 net acres acquired after the effective date (and included in the net acres mentioned above) and adjustments primarily related to the continued operation of the underlying assets, which includes continued drilling, completion and production operations, and leasehold acquisitions.

The members, managers, and directors, as applicable, of the parties to the Contribution Agreement and the ancillary agreements contemplated by the Contribution Agreement have determined that the Contribution Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of their respective equity holders, and have unanimously approved the Contribution Agreement and the transactions contemplated thereby. The Contribution Agreement and the transactions contemplated thereby are subject to approval of Earthstone’s stockholders at the special meeting and other closing conditions.

Background of the Transaction

Over the last several decades, Frank A. Lodzinski, Chairman of the Board and Chief Executive Officer of Earthstone, has organized and managed several upstream oil and natural gas companies, utilizing a strategy of building them to attain market recognition, to attract significant institutional stockholders, and to possibly merge, or sell to a larger entity, all to maximize share value and provide liquidity for stockholders.

In December 2014, Mr. Lodzinski and several members of his management team assumed control of Earthstone through a “reverse merger” transaction, which included the contribution to Earthstone of producing properties and cash in return for Earthstone’s common stock. Thereafter, Earthstone management began implementing its business strategy, which had been developed and refined in several prior oil and natural gas companies. This strategy consists generally of:

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acquiring primarily operated oil and natural gas producing properties, reserves and acreage with substantial development potential through various means, including direct leasing, acreage trades, or acquisitions (assets or stock) and/or mergers;

•	increasing corporate cash flow and profitability, based on detailed geologic and engineering evaluation and cost-efficient operations, applied to production, drilling and completion activities; and

•	developing an attractive asset base with adequate scale for long-term economic development and upside potential to attract prospective investors and acquirors.

As part of its overall strategy, Earthstone’s management maintains a regular and ongoing dialogue and conducts meetings with numerous investment bankers, institutional investors, private equity firms and industry entities to source potential transactions and/or capital, to further its goal of maximizing Earthstone’s stockholder value. Mr. Lodzinski regularly keeps Earthstone’s board of directors apprised of the substance of these contacts, informs it of current market conditions and trends in various aspects of the oil and natural gas business, and describes recent transactions and prices being paid for reserves, production, acreage, and operating companies.

In furtherance of its strategy, Earthstone acquired Lynden Energy Corp. (“Lynden Corp.”) in May 2016, which provided Earthstone with a non-operated entry into the prolific Midland Basin of west Texas, and included producing oil and gas properties and undeveloped acreage. In May 2017, Earthstone closed a business combination with Bold Energy III LLC (“Bold”), which owned significant developed and undeveloped oil and natural gas properties in the Midland Basin, thereby increasing Earthstone’s operated position therein.

Sabalo was formed in January 2014, and was subsequently capitalized by affiliates of EnCap, a private equity firm, and members of Sabalo’s management team. EnCap is also the largest stockholder of Earthstone, through its ownership of Class A common stock and Class B common stock. Since commencing operations in March, 2014, Sabalo has established a largely operated position in approximately 20,800 net acres in the Midland Basin, Sabalo had production of approximately 11,200 barrels of oil equivalent per day (83% oil) for the month of September 2018. In early 2017, Sabalo began exploring a potential sale and engaged Jefferies Finance LLC (“Jefferies”) as its financial advisor.

In March 2017, Jefferies initiated a sales process for Sabalo. At that time Earthstone was in the process of completing its business combination with Bold. Nonetheless, at that time, Earthstone began some preliminary reviews of the geological setting, drilling and completion activities, and the oil and natural gas reserves of Sabalo as well as other possible acquisition targets in Howard County, Texas, but refrained from pursuing any possible acquisitions, including Sabalo, in order to focus on closing the transaction with Bold and assuming operations of Bold’s interests in the Midland Basin. Due to the preliminary nature of the review, Earthstone management did not inform the board of Earthstone of its initial review of Sabalo at that time.

Unless otherwise noted, Earthstone was represented in the discussions described below by one or more of the following members of its management team: Frank A. Lodzinski, its Chief Executive Officer; Robert J. Anderson, its President; Mark Lumpkin, Jr., its Executive Vice President and Chief Financial Officer; Tony Oviedo, its Executive Vice President, Accounting and Administration; and Scott Thelander, its Director of Finance. Similarly, unless otherwise noted, Sabalo was represented by one or more of the following members of its management team: Barry K. Clark, its President; Michael F. Dignam, Jr., its Vice President of Finance & Business Development; and Robert C. Helm, its Chief Financial Officer. Unless otherwise specified, references below to EnCap generally include one of more of the following individuals: Robert L. Zorich, EnCap Managing Partner; Douglas E. Swanson, Jr., EnCap Managing Partner; Wynne M. Snoots, EnCap Partner; and Brad A. Thielemann, EnCap Partner, (all four of whom are directors of Earthstone), D. Martin Phillips, EnCap Managing Partner; Bryan Stahl, EnCap Vice President; and Jason Hajdik, EnCap Vice President. Messrs. Gary R. Petersen, EnCap Managing Partner, and Ryan P. Devlin, EnCap Managing Director, serve on the board of Sabalo. Messrs. Swanson and Thielemann also serve as directors on the board of Sabalo. All meetings between Earthstone and EnCap personnel were held in Houston, Texas, unless otherwise noted.

After closing the transaction with Bold in May 2017, Earthstone initially focused its attention on becoming an operator in the Midland Basin. However, Earthstone had an interest in significantly increasing its operated position in the Midland Basin, and during the second half of 2017, Earthstone considered numerous potential acquisition opportunities to advance this goal. Earthstone conferred with several investment banks, including Jefferies. In January and early February 2018, Earthstone had more conversations with Jefferies regarding Earthstone’s interest in Midland Basin opportunities of which Jefferies was aware. Jefferies identified two specific potential acquisitions. One potential acquisition was Sabalo and the other was a company (the “Alternate Acquisition”) with operations focused in Reagan County, Texas and other nearby counties. In late 2017, Earthstone entered into a customary confidentiality agreement relating to the Alternate Acquisition.

At a meeting hosted by Wells Fargo Securities, LLC (“Wells Fargo Securities”) in mid-February 2018, Mr. Lodzinski conferred informally about Sabalo with Jay Chernosky, Managing Director of Wells Fargo Securities, and D. Martin Phillips. Mr. Phillips highlighted the strong results from Sabalo’s recently drilled wells and Sabalo’s progress in developing a large acreage position. Mr. Lodzinski conveyed Earthstone’s interest in obtaining information regarding Sabalo.

In late February and early March 2018, Earthstone furthered its review of geology, drilling and completion activities and oil and natural gas reserve potential in Howard County and continued gathering and reviewing information that was available publicly. Earthstone also re-examined previously obtained summary information on Sabalo from the potential sales process initiated on its behalf by Jefferies in 2017, and began to consider the approximate size of a potential transaction and various financing scenarios if Earthstone were to pursue a transaction with Sabalo.

On March 6, 2018, representatives of Jefferies visited Earthstone’s office and presented a detailed technical overview of oil and gas exploration and production in Howard County that included geology, engineering data and drilling, completion and production activity. Approximately one week later, Earthstone expressed a significant interest to Jefferies in reviewing technical details specific to Sabalo. Jefferies suggested Earthstone enter into a confidentiality agreement with Sabalo to receive specific information. On March 15, 2018, Earthstone and Sabalo executed a customary confidentiality agreement. Thereafter, Jefferies began providing confidential and proprietary data regarding Sabalo to Earthstone. Earthstone regularly enters into confidentiality agreements when discussions regarding a potential acquisition proceed beyond preliminary information exchanges.

On March 22, 2018, Earthstone met with Wells Fargo Securities to obtain a preliminary view from it on financing an acquisition of Sabalo and to review comparable asset transactions in and around Howard County. Subsequently, Earthstone requested and received additional technical and transactional overviews of assets in the Midland Basin from Wells Fargo Securities, largely focused on Howard County, where the majority of Sabalo’s assets were located, as well as Reagan and nearby counties, where the majority of Earthstone’s and the Alternate Acquisition’s assets were located.

On March 22 and 23, 2018, respectively, Mr. Lodzinski sent to the Earthstone board of directors a memorandum and a board presentation discussing potential asset or stock acquisitions, acreage acquisitions or trades, or joint venture opportunities that were being pursued or discussed by Earthstone management. Highlighted among eight potential acquisition targets were the possible acquisitions of Sabalo and the Alternate Acquisition.

On March 24, 2018, also in advance of the March 28th Earthstone board meeting, Mr. Lodzinski sent an email to Earthstone’s outside legal counsel, and non-EnCap board members regarding Sabalo and the Alternate Acquisition, advising (on a preliminary basis) of the location, production and acreage totals, the potential size and the financing needs for both possible acquisitions.

On March 26, 2018, Messrs. Anderson and Clark held an introductory telephone call. They agreed to schedule a time in mid-April 2018 for a meeting at Sabalo’s offices in Corpus Christi, Texas to review Sabalo’s assets (the “Assets”), including producing wells, well equipment and infrastructure, salt water disposal wells and undeveloped acreage.

On March 28, 2018, Earthstone held a regularly scheduled board meeting at which the memorandum and presentation of possible acquisition targets, including Sabalo and the Alternate Acquisition, were discussed at length. No action was taken by the Earthstone board, although it was agreed that if Earthstone were to pursue an acquisition of Sabalo, then the board would form a special committee of its independent directors to negotiate and recommend any such transaction to the full board because EnCap owned a majority of the equity interests of both Earthstone and Sabalo, and such acquisition would require the approval by the holders of a majority of the outstanding shares of Earthstone not held by EnCap or its affiliates or members of the executive management team of Earthstone, referred to sometimes in this proxy statement as “a vote of the majority of the minority of Earthstone stockholders”, and as occurred in the transaction regarding Bold discussed above.

On March 29, 2018, Jefferies provided further data on Sabalo and the Assets to Earthstone. During late March and through June 2018, it became apparent to Earthstone management that the Alternate Acquisition was not attractive to Earthstone, primarily because, in management’s view, the asking price was too high and secondly, because management did not believe the undeveloped oil and gas acreage (outside of Reagan County) held by the alternative entity had as much potential for significant economic development compared to the Sabalo undeveloped acreage. The other potential acquisitions management had considered were not attractive acquisition candidates for a variety of reasons, including limited upside of development, unproved geology, non-contiguous acreage blocks and retention requirements of existing management teams.

On April 16, 2018, Earthstone’s board of directors, by unanimous written consent, established a special committee of directors (the “Special Committee”) in order to independently review and evaluate a potential transaction with Sabalo. Jay F. Joliat, Phil D. Kramer and Zachary G. Urban, who are independent of EnCap, unaffiliated with Earthstone’s management and do not have an interest in a potential transaction with Sabalo that is different from, or in addition to, the interests of Earthstone’s stockholders generally, were appointed to the Special Committee with Mr. Joliat appointed as the chair.

On April 17, 2018, the Special Committee met and conferred with Earthstone management to discuss the engagement of independent legal counsel and a financial advisor both of whom would report to the Special Committee. The Special Committee advised Earthstone that it would interview and engage in its sole discretion (i) its independent counsel, and (ii) an investment bank to provide it with financial advisory services and a fairness opinion relating to any acquisition of Sabalo. Later the same day, the Special Committee selected Richards, Layton & Finger, P.A. (“RLF”) of Wilmington, Delaware as its counsel, based on the prior positive experience the special committee formed for the Bold transaction had with RLF, and because RLF had no conflicts with any of the potential parties or EnCap.

After the Special Committee meeting on April 17, 2018, the Special Committee performed further diligence on the independence from EnCap and the Company of several investment banks it was considering engaging.

On April 19, 2018, Earthstone management visited Sabalo’s office in Corpus Christi and reviewed the Assets. In addition to Messrs. Lodzinski and Anderson, several technical professionals from Earthstone attended the meeting.

On April 23, 2018, the Special Committee met with RLF to discuss its fiduciary duties in connection with the potential acquisition of Sabalo, the Special Committee process to be followed in analyzing, pursuing and negotiating a transaction and in hiring a financial advisor. The Special Committee discussed and affirmed that any transaction with Sabalo would be subject to a vote of the majority of the minority of Earthstone stockholders.

Throughout the month of April and into May 2018, Earthstone continued its internal evaluation of the Assets on a technical and financial basis, reviewed comparable transactions internally and with investment banks, and reviewed financing options with investment banks. On May 2, 2018, Earthstone received an overview from the technical acquisition and divestiture team of Wells Fargo Securities regarding the Assets, as well as the general activities and transactions in Howard County. In April 2018, Earthstone had contacted Cawley, Gillespie & Associates, Inc. (“CG&A”), Earthstone’s independent oil and gas reserve engineering consultant, to evaluate the Assets. In early May, 2018 Earthstone engaged CG&A to provide a reserve evaluation report related to the Assets. On June 27, 2018, Earthstone received the report, which confirmed Earthstone’s internal valuation of the Assets.

On May 2, 2018, the Special Committee engaged Stephens Inc. (“Stephens”) as its financial advisor based on Stephens’ extensive experience in the oil and gas industry, the lack of any conflicting relationships, as well as the positive prior experience with Stephens who served as financial advisor to the Earthstone special committee in the Bold transaction.

On May 7, 2018, the Special Committee met with RLF and Messrs. Lodzinski and Anderson to discuss the background and proposed structure of a potential acquisition of Sabalo, the financing options and communication guidelines between Earthstone’s management team and members of the Special Committee, as well as between Earthstone and Sabalo. After discussion, the Special Committee authorized Earthstone management to engage in preliminary discussions with representatives of Sabalo to determine if Sabalo had a meaningful interest in pursuing a sale to Earthstone.

On May 14, 2018, Mr. Anderson and counsel for the Special Committee discussed communication protocol for a meeting between Earthstone and Sabalo scheduled to be held on May 17, 2018 for purposes of reviewing technical data and interpretation. In addition, Mr. Anderson provided the Special Committee with materials outlining Earthstone management’s preliminary assessment of Sabalo’s value and outlining key events to be accomplished should a transaction be consummated.

On May 15, 2018, the Special Committee met with RLF and Messrs. Lodzinski, Anderson and Lumpkin to discuss Earthstone management’s preliminary valuation of Sabalo and the upcoming meeting between Earthstone management and Sabalo management. The preliminary valuation was based in part on a market price of approximately $30,000 per net undeveloped acre derived from recent comparable transactions, which resulted in an estimated valuation ranging from approximately $890 million to $980 million. After discussion, the Special Committee authorized Earthstone management to discuss this preliminary valuation range with Sabalo, noting that these discussions were exploratory only, that the Special Committee had not yet approved the making of any formal proposal, and, if a proposal were to be made, it would need to be based on current market values, and pre-authorized by the Special Committee.

On May 17, 2018, Earthstone management met with Sabalo management in Corpus Christi to discuss reserve engineering and other technical matters relating to the Assets. Further, Mr. Anderson indicated that Earthstone had formed the Special Committee, and outlined the key events that would need to be accomplished to consummate an acquisition of Sabalo. This included a discussion regarding transaction financing, including partial consideration to consist of Earthstone and EEH equity. It was noted that numerous prior transactions relating to west Texas oil and gas properties had included an equity consideration component.

On May 18, 2018, the Special Committee met with RLF and representatives of Stephens to discuss the preliminary valuation analysis prepared by Stephens related to recent drilling activity and comparable transactions in the area in which the Assets were located. Stephens’ preliminary valuation analysis indicated recent comparable transactions involved a median price of approximately $30,000 per net undeveloped acre.

On May 23 and 24, 2018, Earthstone engaged in discussions with Mr. Clark (including via email) regarding Sabalo’s interest in receiving a formal proposal from Earthstone to acquire Sabalo and the potential timing thereof. Mr. Clark requested an indication of value for all of the Assets including the wellbore interests held by a Sabalo joint venture financial partner (the “Sabalo Financial Partner”). Earthstone management indicated to Sabalo that, subject to further discussions with and authorization by the Special Committee, it expected to provide an indication of value and general proposal on May 25, 2018.

On May 24, 2018, the Special Committee met with RLF, Messrs. Lodzinski, Anderson, Lumpkin, Thelander, Ray Singleton (a director of Earthstone and, prior to his retirement on June 30, 2018, an Executive Vice President of Earthstone), and Earthstone’s outside legal counsel to discuss the terms of Earthstone’s draft preliminary indication of interest letter to Sabalo, including a preliminary indication of value of $950 million based on Sabalo’s production at that time and a price of $30,000 per net acre. This value included the wellbore interests held by the Sabalo Financial Partner.

After discussion, the members of the Special Committee authorized Earthstone to send the preliminary indication of interest letter to Sabalo, which it did on May 25, 2018. The letter provided that any transaction with Sabalo was subject to the approval of the Special Committee and to a nonwaivable condition that the transaction be approved by the vote of the majority of the minority of Earthstone’s stockholders.

On May 31, 2018, as authorized by the Special Committee, Earthstone met with representatives of Sabalo, Jefferies and EnCap, including Messrs. Swanson and Thielemann. At this meeting, financing and key events and processes that would need to be accomplished to effect the acquisition of Sabalo were discussed in relation to the May 25, 2018 proposal. Mr. Lodzinski requested that Sabalo enter into an exclusivity agreement with Earthstone under which Sabalo would agree to negotiate solely with Earthstone for a fixed period of time, given the significance of the transaction and the efforts to be expended by Earthstone in obtaining financing for the transaction. Earthstone also requested necessary information for it to validate its preliminary value indications. The proposed $950 million purchase price and allocation of consideration between cash and Earthstone equity was not directly discussed at that time.

Separately, on May 31, 2018, as authorized by the Special Committee, Earthstone met with EnCap to discuss potential financing options for a transaction with Sabalo, which consisted of cash, Earthstone equity, and possibly seeking a third party to participate in the acquisition.

During the months of May and June, 2018, Earthstone had numerous meetings and discussions with multiple commercial and investment banks regarding financing options, including Wells Fargo Securities, Royal Bank and Jefferies. Various debt and equity scenarios were discussed as well as the option of seeking a third party partner who would participate in the acquisition.

On June 1, 2018, the Special Committee met with RLF and Messrs. Lodzinski, Anderson, Lumpkin, Singleton and Thelander to discuss potential financing options for the proposed transaction. The discussion included a description of a joint venture agreement between Sabalo and the Sabalo Financial Partner regarding the Sabalo Financial Partner’s capital contribution and economic rights relating to the drilling of 27 operated wells over a one-year period. It was noted that Sabalo’s agreement with the Sabalo Financial Partner included a tag-along right for the Sabalo Financial Partner in the case of an unsolicited offer for Sabalo. It was further noted that Earthstone’s preliminary indication of value of Sabalo included payments to the Sabalo Financial Partner to satisfy the tag-along rights.

On June 4, 2018, Earthstone and Sabalo entered into a confidentiality agreement to permit Sabalo to receive non-public information of Earthstone since Earthstone proposed to pay a portion of the proposed purchase price for the Assets with Earthstone common equity.

On June 11, 2018, the Special Committee met with RLF and representatives of Stephens to receive Stephens’ preliminary financial analysis of a proposed transaction between Earthstone and Sabalo. Stephens presentation indicated preliminary valuation ranges for Sabalo. After discussing the Stephens presentation, the Special Committee concluded that Earthstone’s $950 million preliminary indication of interest was within or below the value ranges presented, and was in the middle of the value ranges based on comparable transactions, which seemed the most relevant of the valuation metrics presented since it reflected actual sales prices rather than theoretical values.

Later in the day on June 11, 2018, the Special Committee met with RLF, Messrs. Lodzinski, Anderson, Lumpkin, Singleton and Earthstone’s outside legal counsel to discuss the preliminary valuation and the draft of a formal indication of interest to Sabalo. After discussion, the Special Committee authorized Earthstone to send the formal indication of interest letter to Sabalo, with a proposed purchase price of $950 million for an acquisition of the Assets, with $800 million of the consideration in cash, plus $150 million in equity in the form of Class B common stock of Earthstone and a like number of membership interests in EEH. Earthstone made the formal offer later that day via email addressed to Mr. Clark. As with the preliminary indication of interest, the letter expressly provided that the transaction would be subject to approval by the Special Committee and the nonwaivable condition that the transaction be approved by a vote of the majority of the minority of Earthstone stockholders.

On June 15, 2018, Earthstone attended a meeting with Sabalo, Jefferies and EnCap to discuss Earthstone’s June 11, 2018 formal proposal. At this meeting, Sabalo indicated it desired to move forward with Earthstone’s preliminary proposal of a total purchase price of $950 million, with $800 million in cash and $150 million of equity consideration in the form of Earthstone Class B common stock and a like number of membership interests in EEH. Jefferies provided an overview of transaction structure options whereby Earthstone might bring in a third-party financial partner to provide a portion of the necessary financing. It was also verbally agreed that Sabalo would enter into an exclusivity agreement with Earthstone while the parties negotiated a definitive agreement.

On June 19, 2018, Sabalo and Earthstone entered into a formal exclusivity agreement under which Sabalo agreed that it would negotiate a possible sales transaction solely with Earthstone through mid-September, 2018.

On June 28, 2018, Mr. Anderson and Steven C. Collins, Earthstone Executive Vice President, Completions and Operations, met with Mr. Clark to conduct a field inspection of Sabalo’s properties in Howard County as a part of Earthstone’s due diligence. Several producing properties were inspected, a site visit to one of the Sabalo drill sites was made, and a tour of a salt water disposal well and infrastructure, as well as some of Sabalo’s undeveloped acreage occurred.

On July 3, 2018, Earthstone’s outside legal counsel received from Sabalo’s outside legal counsel an initial draft of a contribution agreement relating to the proposed acquisition of the Assets. From that date through mid-October, Earthstone and Sabalo and their respective legal representatives actively negotiated numerous terms and conditions and drafts of the contribution agreement including various supporting exhibits and schedules.

On July 6, 2018, Earthstone met with Sabalo in Corpus Christi to review Sabalo’s ongoing and future drilling programs.

On July 9, 2018, Earthstone met with its outside legal counsel to discuss the draft of the contribution agreement received from outside legal counsel of Sabalo.

On July 9, 2018, Mr. Lumpkin advised EnCap of Earthstone’s anticipated alternatives for financing a transaction with Sabalo. The financing alternatives included debt and equity, and contemplated scenarios in which Earthstone would acquire all of the Assets either solely or with a financial partner that would participate directly in the acquisition of the Assets providing a portion of the total purchase price.

Throughout the months of July and August, Earthstone conferred with several financial institutions regarding debt financing for the transaction. This included each of the financial parties that ultimately became part of the formally committed debt financing transaction discussed in this proxy statement under “The Transaction – Financing of the Transaction.” Additionally, Earthstone explored various financing structures and conferred with potential financial partners to provide a portion of the purchase price. Conversations included EIG Management Company, LLC (“EIG”), which ultimately agreed to provide corporate level financing, through an affiliate, in the form of a private investment of $225 million in preferred equity of Earthstone along with a possible purchase of up to $30 million of Class A common stock, which is discussed below in “The Preferred Stock Financing” in this proxy statement.

On July 10, 2018, Mr. Lodzinski corresponded with Mr. Thielemann via email and by telephone to discuss a variety of topics, including financing, preparation of pro forma financial statements, and timing issues relating to various requirements in the draft contribution agreement.

On July 11 and 12, 2018, Earthstone sent the Special Committee a summary via email of open items that required its feedback.

On July 17, 2018, the Special Committee met with RLF, Messrs. Lodzinski, Anderson, Lumpkin and Oviedo, and Earthstone’s outside legal counsel to discuss Earthstone’s potential financing options and several issues related to the draft contribution agreement proposed by Sabalo. Among other things, the draft contribution agreement did not provide for an Earthstone stockholder vote to approve the transaction, limited the equity portion of the purchase price to approximately $114 million, required a 5% (or $47.5 million) deposit, a $95 million termination fee (made up of the loss of the 5% deposit plus a 5% penalty) to be paid by Earthstone if the transaction did not close for any reason, and included limitations on Earthstone’s ability to conduct comprehensive title and environmental due diligence prior to the execution of the contribution agreement.

The Special Committee discussed these terms and conditions at length during this meeting and concluded they did not conform to the terms of the offer letter from Earthstone and were therefore not acceptable. The Special Committee instructed Earthstone management to revise the draft contribution agreement to remove the deposit and the termination fee, to insert a provision that the transaction would be conditioned on a non-waivable majority of the minority stockholder vote, and to advise Sabalo that these terms in particular were not negotiable.

On July 20, 2018, outside legal counsel to Earthstone sent a revised draft of the contribution agreement to Sabalo’s outside legal counsel. The revisions included provisions for Earthstone to obtain outside financing for the acquisition, a nonwaivable requirement that a vote of the majority of the minority of Earthstone’s stockholders approve the transaction as a condition of closing, requirements for adjustments to the purchase price, changes to certain permitted encumbrances on the Sabalo oil and gas properties, provisions for deduction from the purchase price regarding casualty losses above a threshold amount, changes to representations and warranties, insertion of a “fiduciary out” provision for the Earthstone board in the event a superior proposal to acquire Earthstone occurred during the pendency of the closing of the transaction; indemnity holdback provisions applicable to Sabalo; and a notation that any deposit to pay the purchase price and an escrow account for title defects was subject to further discussion. Further, the revised draft of the contribution agreement provided Earthstone with latitude to issue its equity securities without restriction.

On July 22, 2018, Mr. Lodzinski sent an email to EnCap updating EnCap on the status of Earthstone’s exploration of financing options, in particular summarizing the current status of discussions with potential third-party financial partners and various potential structures for such investment.

On July 23, 2018, the Special Committee met with RLF, representatives of Stephens, Messrs. Lodzinski, Anderson and Lumpkin, and Earthstone’s outside legal counsel to discuss the potential financing options for the transaction, the status of the negotiations regarding the draft contribution agreement, and the upcoming meeting with representatives of Sabalo concerning the contribution agreement. In particular issues related to the deposit, a vote of the majority of the minority of Earthstone’s stockholders, the amount of the equity portion of the purchase price, and the requirement for a termination fee were discussed.

On July 24, 2018, a meeting among Sabalo and Earthstone and their respective outside legal counsels took place in Houston. Representatives of EnCap also attended. The purpose of the meeting was to discuss and work to resolve the outstanding issues in the draft contribution agreement. These issues included: whether Sabalo would require a deposit as part of the purchase price upon execution of the contribution agreement; discussion of an Earthstone board “fiduciary out” provision and a termination fee amount; the territory for non-compete provisions for Sabalo principals after the closing and the term thereof; the mechanics of Sabalo board and member approval of the contribution agreement; press release protocol; whether an escrow account should be established to cover property title and environmental defects; how the parties would determine to unwind the hedging contracts of Sabalo; how Sabalo would acquire additional properties during the pendency of the closing and what mark-up would be acceptable to Earthstone; allocation of the purchase price to the Sabalo properties; and a casualty loss threshold before the purchase price would be reduced. The vote of the majority of the minority of Earthstone’s disinterested stockholders was acceptable to Sabalo.

On July 25, 2018, Earthstone met with Sabalo and provided a detailed overview of Earthstone, its assets and its operating plans and answered questions posed by Sabalo.

In late July 2018, Earthstone received proposals from several financial institutions to acquire a minority stake in the Sabalo acquisition. After reviewing these proposals, Earthstone concluded that it would be preferable to make the Sabalo acquisition without minority investors because the terms required by the minority investors would significantly decrease the expected returns from the Sabalo acquisition.

On August 1, 2018, the Special Committee met with the RLF, Messrs. Lodzinski, Anderson and Lumpkin, and Earthstone’s outside legal counsel to discuss the potential financing for the proposed transaction and the status of the negotiations with respect to the terms of the draft contribution agreement. It was noted that the parties had made some progress on the draft of the contribution agreement, but that some issues still remained open, including the deposit requested by Sabalo, and Earthstone’s request to conduct further title and environmental due diligence.

On August 2, 2018, outside legal counsel to Sabalo provided another draft of the contribution agreement to outside legal counsel to Earthstone with revisions that were primarily in response to the meeting held on July 24, 2018 and on August 8, 2018, outside legal counsel to Earthstone sent another draft of the contribution agreement to outside legal counsel to Sabalo seeking to address these items.

On August 9, 2018, a meeting among Sabalo and Earthstone and their respective outside legal counsels took place in Houston. Representatives of EnCap also attended. The purpose of the meeting was to discuss and work to resolve remaining open issues in the draft contribution agreement. The significant topics discussed were: a procedure for unwinding Sabalo’s hedging program without an economic benefit or disadvantage to either party; removal of a deposit requirement upon the signing of the contribution agreement; refinements to provisions addressing title defect of properties and permitted encumbrances; the time period for Earthstone to conduct title and environmental due diligence; elimination of a title escrow account and the indemnity hold back account; financial statements that would be required in connection with the transaction; press release protocol and confidentiality; Sabalo’s plan to acquire additional properties during the pendency of the closing of the acquisition; a transition services agreement for Sabalo to administer and operate the Assets after the closing; the grant of a termination fee in the event Earthstone accepted a superior proposal to purchase Earthstone; the amount and time period for indemnification regarding representations and warranties in the contribution agreement; the termination fee and Sabalo’s ability to continue to acquire mineral interests near its existing acreage within six months after closing of the acquisition.

On August 10, 2018, the Special Committee met with RLF, Messrs. Lodzinski, Anderson, Lumpkin and Thelander, and Earthstone’s outside legal counsel to discuss the potential financing for the proposed transaction and the progress made with respect to the negotiation of the terms of the draft contribution agreement, and the open items thereto including, but not limited to, the deposit Sabalo was requesting, the termination fee and Sabalo’s ability to continue to acquire mineral interests near its existing acreage within six months after closing of the acquisition. After discussion, the Special Committee noted that Sabalo’s positions on a deposit and termination fees were inconsistent with customary market terms and that Earthstone should not deviate from its prior positions on these issues.

On August 12 and 13, 2018, after discussion with outside legal counsel, Mr. Lodzinski informed EnCap via email and telephone he disagreed with some of Sabalo’s positions related to terms in the draft contribution agreement, including but not limited to the deposit and the termination fee.

On August 14, 2018, Earthstone and Sabalo agreed to allow Earthstone to begin a period of formal title due diligence with a 45-day window for Earthstone to determine the existence of any title defects.

On August 15, 2018, outside legal counsel to Sabalo provided a revised draft of the contribution agreement to outside legal counsel to Earthstone.

On August 17, 2018, the Special Committee met with RLF, Messrs. Lodzinski and Anderson, and Earthstone’s outside legal counsel to discuss the August 15, 2018 draft of the contribution agreement. Following discussion, the Special Committee authorized management to negotiate the deposit and the termination fee with Sabalo within the following parameters: (i) a deposit of no more than 2.5% of the equity value of Earthstone, (ii) no termination fee in the event Earthstone did not obtain the required majority of minority stockholder approval of the transaction, assuming the board of directors had not changed its recommendation, and no alternative proposal had been made, (iii) expense reimbursement of documented expenses capped at 0.5%, or $2 million, if Earthstone did not obtain stockholder approval of the transaction, and (iv) a termination fee (for reasons other than the failure to obtain required majority of minority stockholder approval) of 2.7% of the equity value based on Earthstone’s stock price at closing, to be capped at $16 million.

On August 20, 2018, Earthstone held a telephone call with EnCap to articulate unresolved issues between Earthstone and Sabalo relating to the contribution agreement. Mr. Lodzinski advised EnCap of his positions on behalf of Earthstone as authorized and directed by the Special Committee. Earthstone also provided EnCap with an update on possible financing status and plans.

On August 21, 2018, outside legal counsel to Earthstone provided another draft of the contribution agreement to outside legal counsel to Sabalo. The primary revisions to the prior draft of the contribution agreement included: procedures for Earthstone to obtain debt financing; adjustments to the purchase price; costs and revenue allocations relating to the Assets; a title defect escrow account; a casualty loss threshold; approval of the transaction by the Sabalo board and its members; non-compete provisions applicable to Sabalo management; a termination fee not to exceed $16 million; reimbursement of out-of-pocket costs of up to $2 million in the event Earthstone stockholder approval was not obtained; and a support and standstill agreement with respect to the shares of Earthstone held by EnCap and its affiliates.

On August 23, 2018, the Special Committee held a telephonic meeting with RLF, Messrs. Lodzinski, Anderson, Lumpkin and Singleton, and Earthstone’s outside legal counsel to discuss the negotiations with Sabalo regarding the contribution agreement, including (i) elimination of the requirement for a deposit, (ii) elimination of the requirement for a termination fee in the event Earthstone did not obtain required majority of minority stockholder approval of the transaction, (iii) an expense reimbursement of the lesser of 0.499% of Earthstone’s market capitalization on the date of signing and $2.5 million if Earthstone did not obtain the required majority of minority stockholder approval of the transaction, and (iv) a termination fee for reasons other than failure to obtain required majority of minority stockholder approval capped at the lesser of 2.99% of Earthstone’s market capitalization on the date of signing or $16 million.

On August 24, 2018, Earthstone and Sabalo held a telephone call at which remaining unresolved issues related to the draft contribution agreement were discussed in an attempt to understand better each party’s respective positions and to work toward resolving as many issues as possible.

On August 25, 2018, outside legal counsel to Sabalo provided another draft of the contribution agreement to outside legal counsel to Earthstone with various revisions from the previous draft.

On August 28, 2018, the Special Committee met via telephone with RLF, Messrs. Lodzinski, Anderson, Lumpkin, Oviedo and Singleton, and Earthstone’s outside legal counsel to discuss the status of the draft contribution agreement, Earthstone’s potential financing options, and the possibility that Earthstone might want to increase the equity portion of the consideration paid to Sabalo’s equity holders from $150 million to $200 million (which would then decrease the cash consideration by $50 million). Following further discussion, the Special Committee authorized Earthstone to increase the equity portion of the consideration to be paid to Sabalo’s equity holders from $150 million to $200 million and to decrease the cash portion commensurately.

After discussions with EnCap regarding these issues on September 6, 2018 representatives from Earthstone met with representatives from Sabalo on September 7, 2018 to discuss several open certain terms of the draft contribution agreement, including but not limited to, hedging, tax matters, financing comments, matters related to title and the non-compete provision, additional properties acquired, purchase price adjustments, and existing operations. The parties also discussed the revised mix of consideration that was approved by the Special Committee at the meeting held on August 28, 2018.

On September 6, 2018, Earthstone held its regularly scheduled board meeting to provide the full board with an update on the status of negotiations regarding the draft contribution agreement, financing options, due diligence, process and timing. Earthstone also advised the members of the board that the Special Committee authorized management to make a revised proposal to Sabalo that would change the equity portion of the consideration from $150 million to $200 million (which would decrease the cash consideration by $50 million).

On September 7, 2018, Mr. Anderson conferred with Mr. Clark regarding a number of matters related to the potential transaction. Most significantly, Mr. Anderson outlined the revised proposal regarding the mix of consideration. Mr. Clark also indicated that Sabalo was near an agreement on a buyout of the Sabalo Financial Partner that would enable Sabalo to include all of the Assets and the wellbores owned by the Sabalo Financial Partner in the transaction as had been expected from the beginning of discussions with Earthstone. Mr. Clark also indicated that the Sabalo Financial Partner preferred to have Sabalo directly buy the wellbores owned by the Sabalo Financial Partner versus having Earthstone directly buy them. Further, Mr. Clark indicated that Sabalo’s strong preference was to have Earthstone buy Sabalo and then have Sabalo buy the wellbores owned by the Sabalo Financial Partner from the Sabalo Financial Partner, though the two components would likely happen simultaneously.

On September 8, 2018, Sabalo provided Earthstone with a draft letter of intent regarding Sabalo’s buyout of the Sabalo Financial Partner. The letter contemplated that 100% of the wellbore interests would be purchased, but no purchase price was included.

On September 11 and 19, 2018 and October 1 and 13, 2018 Sabalo outside legal counsel and Earthstone outside legal counsel exchanged revised and modified drafts of the contribution agreement.

On September 11, 2018, Earthstone and Sabalo held a telephone call to discuss the key items to be addressed in order to proceed with the transaction, including how to structure the purchase of wellbore interests from the Sabalo Financial Partner. The parties also discussed other major items to be addressed in order to finalize the contribution agreement, primarily focusing on financial statements to be provided by Sabalo to Earthstone and Earthstone’s need to review and assess the proposed accounting treatment of the transaction. On September 13, 2018, Earthstone advised Sabalo it was agreeable to Earthstone buying Sabalo and Sabalo simultaneously buying the wellbores from the Sabalo Financial Partner.

On September 14, 2018, Earthstone held multiple telephone calls with Stephens, EIG and EnCap to update all parties as to the contribution agreement negotiations and the timeline.

Also, on September 21, 2018, Earthstone and Sabalo held a conference call to discuss the remaining items that needed to be resolved in the draft contribution agreement. Discussions included the third-party financing arrangements that Earthstone had in place and timing of the debt commitment documents. The parties also discussed accounting-related financial statements needed in order to complete historical and pro forma financial statements. The parties also discussed transaction timing assumptions given the minimal number of open items remaining to be agreed upon.

On September 21, 2018, Messrs. Lodzinski and Anderson held a telephone call with EnCap to outline the remaining issues in the draft contribution agreement, accounting treatment analysis, and preparation of the remaining Sabalo historical financial statements necessary to complete the pro-forma financial statements, and to provide an update on timing of the execution of the contribution agreement.

Throughout the month of September 2018, Sabalo provided Earthstone with drafts of various audited and unaudited financial statements that Earthstone had requested relating to historical and pro forma financials that Earthstone would be required to file with the SEC.

On October 11, 2018, the Special Committee met with RLF to consider the transaction. Representatives of Stephens and Messrs. Lodzinski, Anderson, and Lumpkin, and counsel to Earthstone were present for portions of the meeting. Mr. Lodzinski updated the Special Committee on the negotiations with Sabalo and developments in the Permian Basin. Counsel to Earthstone then reviewed with the Special Committee the principal terms and conditions of the draft contribution agreement, the termination provisions, the issuance to Sabalo Holdings of Earthstone’s Class B common stock and a like number of EEH units, the majority of the minority vote requirement provisions of the contribution agreement, and the conduct of operations and post-transaction operational provisions. Earthstone’s management and outside legal counsel to Earthstone were then excused from the meeting.

Representatives of Stephens then presented the Special Committee with their financial analyses of the fairness of the proposed transaction. Stephens reviewed the financial metrics they had considered relating to its fairness opinion, which included an overview of Earthstone and Sabalo, and each method of valuation analysis utilized by Stephens, as well as financial analyses of Sabalo and the estimated accretive/dilutive effects of the transaction on earnings and cash flow per share of Class A common stock, based on Earthstone management estimates. After reviewing the analyses with the Special Committee, Stephens delivered its oral opinion that the consideration to be paid by Earthstone in the transaction was fair to Earthstone and its public stockholders, from a financial point of view, and that its written opinion, confirming its oral opinion, which was based on and subject to various assumptions made, procedures followed and matters considered in connection with such opinion, would be delivered after the meeting on October 11, 2018. More information regarding Stephens’ financial analyses and its fairness opinion is set forth in this proxy statement under “The Transaction—Opinion of Stephens Inc. to the Special Committee.” Representatives from Stephens were then excused from the meeting.

RLF then discussed with the Special Committee a presentation regarding its fiduciary duties in connection with the proposed transaction. The Special Committee, after considering the foregoing, unanimously: (i) approved the transaction, the draft contribution agreement, and the ancillary agreements and documents appended thereto, and each of the transactions contemplated therein, and (ii) recommended that the transaction and the contribution agreement be approved by the full board of Earthstone and be submitted to Earthstone stockholders for approval in accordance with the terms of the contribution agreement and applicable Delaware law.

Also, on October 11, 2018, the full board of Earthstone and Earthstone’s outside legal counsel met telephonically to review and discuss the proposed transaction and associated financing transactions, including a $550 million bridge loan, a possible $75 million offering of Class A common stock, a $225 million sale of Earthstone’s preferred stock (and a sale of $30 million of Class A common stock to the purchaser of the preferred stock) in addition to the $200 million of Class B common stock to be paid as consideration to Sabalo. All Earthstone directors were present at the meeting. The terms of the draft contribution agreement were discussed. Earthstone’s outside legal counsel provided an overview of the transaction, the draft contribution agreement, and the ancillary agreements and documents, including those appended to the contribution agreement as exhibits, along with a Securities Purchase Agreement and ancillary documents and the Financing Commitment Letter.

Counsel discussed the key provisions of the draft contribution agreement, including the representations and warranties made by Sabalo to Earthstone, the title and environmental defect provisions, the prohibitions against any solicitations of superior offers by any Earthstone representative, the operation of Sabalo’s business prior to the closing of the transaction, conditions to closing of the transaction, responsibilities and duties of the Special Committee and the board with respect to unsolicited alternative proposals, the requirement that the transaction be approved by a majority of the minority of stockholders, termination provisions, and the termination fee of the lesser of 2.99% of Earthstone’s market capitalization or $16.0 million if Earthstone were to receive and accept a superior alternative offer.

Mr. Joliat, on behalf of the Special Committee then presented an overview of the procedure followed by the Special Committee in negotiating and reviewing the transaction, and the Special Committee’s recommendation that the board approve the transaction, the contribution agreement and the ancillary agreements. Following receipt of such recommendation, the board of directors unanimously approved and declared advisable the transaction, the draft contribution agreement, and each of the ancillary agreements and documents appended thereto, and resolved to recommend that Earthstone’s stockholders approve the contribution agreement and the transactions contemplated therein at a special meeting to be called in the future.

Following the October 11, 2018 Special Committee and board meetings, Earthstone was advised by the company’s financial advisers that due to volatility in the stock markets the pricing of Class A common stock in the public offering Earthstone intended to launch immediately after signing would likely be at a 15-20% discount to current market prices. As a result the offering would be more dilutive than had been expected. Mr. Lodzinski thus determined to defer proceeding with the offering until Earthstone had time to consider options. On October 12 and 13, 2018, Mr. Lodzinski, Mr. Joliat and RLF discussed the situation in the equity markets and potential ways to address them. Mr. Lodzinski advised that because the stock consideration under the Contribution Agreement would be priced based on a 15-day volume weighted average price or “VWAP”, it would be less dilutive to the Earthstone public stockholders by several million shares to increase the equity consideration to the seller to $300 million from $200 million, thereby reducing the cash consideration to $650 million (from $750 million), rather than seeking to access the public equity markets at a significant discount to current market prices in connection with announcement of the acquisition. A consequence of this change would be that the percentage of Class A common stock held by the public after the Sabalo transaction would decrease from approximately 36% to approximately 26%. After discussion, Mr. Joliat authorized Earthstone management to explore with Sabalo and EnCap their willingness to reduce the cash consideration by $100 million and increase the stock consideration proportionately. After discussions with Sabalo and EnCap on October 14 and 15, 2018, and further discussions with Earthstone’s investment bankers regarding public market conditions, Sabalo and EnCap indicated they would be agreeable to increasing the equity consideration to $300 million and reducing the cash consideration to $650 million. In addition, Sabalo and EnCap indicated they would agree to grant Earthstone the option to reverse this adjustment in whole or in part at any time prior to closing should Earthstone determine that then current market conditions made it attractive to do so. Earthstone counsel was requested by management to revise the draft contribution agreement accordingly and to circulate the revisions to counsel for Sabalo and EnCap.

On October 17, 2018, the Special Committee met to consider the revised transaction. Representatives of RLF, Stephens and Messrs. Lodzinski, Anderson and Lumpkin, and outside legal counsel to Earthstone were present for portions of the meeting. Mr. Lodzinski updated the Special Committee on the changes to the composition of the consideration. Earthstone’s outside legal counsel then reviewed with the Special Committee the corresponding revisions to the draft contribution agreement. Earthstone management and outside legal counsel to Earthstone were then excused from the meeting.

Representatives of Stephens then presented the Special Committee with their revised financial analyses of the fairness of the transaction. Stephens reviewed the differences between their financial analysis and the one given on October 11, 2018, noting that several of the valuation ranges had changed due in some cases to the decrease in the market price of oil between October 1st and October 15th and in other cases due to updated stock prices for comparable companies. Stephens indicated that none of these changes altered Stephens view that the total consideration to be paid by Earthstone in the transaction was fair to Earthstone and its public stockholders, from a financial point of view. Stephens then delivered its oral fairness opinion and indicated that its written opinion, confirming its oral opinion, which was based on and subject to various assumptions made, procedures followed and matters considered in connection with such opinion, would be delivered following the meeting. More information regarding Stephens’ revised financial analyses and its fairness opinion is set forth in this proxy statement under “The Transaction—Opinion of Stephens Inc. to the Special Committee.” Representatives from Stephens were then excused from the meeting.

After considering the foregoing, the Special Committee unanimously: (i) approved the transaction, the revised contribution agreement, and the ancillary agreements and documents appended thereto, and each of the transactions contemplated therein, and (ii) recommended that the transaction and revised contribution agreement be approved by the full board of Earthstone and be submitted to Earthstone stockholders for approval in accordance with the terms of the contribution agreement and applicable Delaware law.

Shortly thereafter on the same day, October 17, 2018, the full board of Earthstone and Earthstone’s outside legal counsel met telephonically to review the revised consideration components of the definitive contribution agreement. Management provided an overview of the public markets and its decision to not pursue a public offering of Class A common stock and reviewed the changes to the prior draft contribution agreement. Mr. Joliat, on behalf of the Special Committee then reported to the full board on the Special Committee’s discussion with management on these matters and its belief that the revisions being made were favorable to the public stockholders. Mr. Joliat furthered noted that the Special Committee had received a revised fairness opinion from Stephens confirming that the transaction as revised was fair from a financial point of view to Earthstone and its public stockholders. Mr. Joliat indicated that the Special Committee unanimously recommended that the full board of Earthstone approve the definitive contribution agreement. The full board, after discussion, unanimously: (i) approved the definitive contribution agreement, and the ancillary agreements and documents appended thereto, and the transactions contemplated thereby, and (ii) recommended the definitive contribution agreement be submitted to Earthstone stockholders for approval in accordance with its terms and conditions and applicable Delaware law.

Later that day, Earthstone and Sabalo executed the Contribution Agreement, EEH entered into the Financing Commitment Letter and Earthstone entered into the Securities Purchase Agreement discussed in this proxy statement under “The Preferred Stock Financing.” Thereafter, Earthstone issued a press release announcing the proposed transaction, and Earthstone filed a Current Report on Form 8-K with the SEC regarding the entry into the Contribution Agreement.

Recommendation of the Board of Directors and its Reasons for the Transaction

The Earthstone board of directors determined that the Contribution Agreement and the transactions contemplated thereby, including the Transaction, are fair to, advisable and in the best interests of, Earthstone and its stockholders. Specifically, our board of directors unanimously adopted resolutions (i) determining and declaring that the Contribution Agreement and the transactions contemplated thereby, including the Transaction, are fair to, advisable and in the best interests of Earthstone and its stockholders, (ii) approving and adopting the Contribution Agreement and the transactions contemplated thereby, including the Transaction, (iii) directing that the Contribution Agreement be submitted to a vote of our stockholders at a special meeting of stockholders, and (iv) recommending that the stockholders vote “FOR” the approval and adoption of the Contribution Agreement and the transactions contemplated thereby, including the Transaction.

The board of directors consulted with the Special Committee, our management team, and our legal advisors, and considered a variety of factors in determining its recommendation, including the following material factors:

●
the Special Committee, created by the board of directors consisting of three of the board’s independent members, and assisted by the Special Committee’s financial advisor and Delaware legal counsel, was active in each phase of the negotiations and the decision making process leading to the Contribution Agreement, and unanimously determined that the Contribution Agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of Earthstone and its stockholders, and recommended that the full board approve the Contribution Agreement and submit it to the stockholders for approval in the manner required by the Contribution Agreement and pursuant to Delaware law;

●
the board believes the Transaction will be a transformative acquisition that will allow our stockholders to reap the benefits of being a part of a much larger company led by our management team which has repeatedly proven itself in the public marketplace;

●	Sabalo has a well-established and high-quality asset base that includes:

▲	approximately 20,800 net acres located in a highly contiguous operated position in the core of the Midland Basin;

▲	90% average operated working interest in existing units;

▲	86% of acreage held by production;

▲	net production for the month of September 2018 of approximately 11,200 Boe/d (83% oil);

▲	approximately 500 highly prospective, largely de‑risked, operated horizontal drilling locations across multiple benches;

▲	significant infrastructure in place to facilitate an accelerated, multi-rig development program; and

▲	proved reserves of approximately 91 MMBoe with PV-10 of approximately $1.2 billion based on management estimates as of October 1, 2018 utilizing NYMEX strip pricing;

●	the Transaction will significantly enhance the scale and magnitude of our operations, Midland Basin acreage position, and drilling locations. Notably, we expect to have on a combined basis:

▲	a highly contiguous operated position of approximately 50,800 net acres in the core of the Midland Basin;

▲	proved reserves of approximately 174 MMBoe with PV-10 of approximately $2.2 billion based on management estimates as of October 1, 2018 utilizing NYMEX strip pricing;

▲	approximately 1,000 gross highly prospective, largely de‑risked, operated horizontal drilling locations across multiple benches;

▲	three drilling rigs running full-time in the Midland Basin; and

▲	net daily production of approximately 21,850 Boe/d (75% oil) based on Earthstone’s third quarter 2018 estimated production and Sabalo’s September 2018 estimated production;

●	the potential to realize operational synergies and efficiencies resulting from the increased scale of operations;

●	the post-acquisition company’s market capitalization should enhance access to debt and equity capital markets; and

●
current industry, economic and market conditions, and the present and anticipated environment in the independent upstream sector of the oil and gas industry suggest that attractive potential acquisition and development opportunities will arise in the sector for companies that are able to achieve superior operating efficiencies and are sufficiently capitalized to survive the current commodity price environment and its volatility.

The board of directors considered other information and a number of additional factors in reaching its decision including:

●
the results of business, legal and financial due diligence investigations of Sabalo conducted by our management and legal and financial advisors and the nature and extent of the representations made by Sabalo in the Contribution Agreement;

●	the recommendation of our management in favor of the Transaction;

●
the terms of the Contribution Agreement, including the obligations and rights of the parties under the Contribution Agreement, the conditions to each parties’ obligation to complete the Contribution Agreement, the circumstances in which each party is permitted to terminate the Contribution Agreement, and the related termination fee of $16.0 million payable by us in the event of termination of the Contribution Agreement under special circumstances;

●
the provisions in the Contribution Agreement that allow the Special Committee to engage in negotiations with, and provide information to, third parties in response to unsolicited, bona fide, written alternative proposals from such third parties that may be superior to the Transaction; and

●
the terms of the Contribution Agreement that allow us to terminate the Contribution Agreement prior to the receipt of stockholder approval of the Transaction and to enter into an agreement with a third party to effectuate a superior proposal.

The board of directors also considered, and balanced against the potentially positive aspects of the Transaction, the following material potential risks and other negative factors in connection with its deliberations:

●
the risks relating to the announcement and pendency of the Transaction and the risks and costs to us if the completion of the Transaction is not timely, or does not occur at all, which may be for reasons beyond our control, including the potential impact on the relationships between us and our employees, industry partners, service providers and other third parties, as well as the potential impact on the public trading prices of our Class A common stock;

●
the capital requirements necessary to achieve the expected growth of the combined company’s businesses will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from internal operating cash flows or, if necessary, attract outside equity or debt capital, or other forms of funding;

●	the level of obligations and servicing of such obligations related to incremental debt incurred in connection with the Transaction;

●	the level of dividends and other constraints on our financial structure relating to the Series A Preferred Stock we expect to issue in connection with the Transaction;

●	the risks associated with having a high degree of concentration of our properties, activities and future prospects in the Midland Basin of Texas;

●	a decrease in oil or gas prices resulting in the combined assets being less desirable from a financial point of view;

●
the Contribution Agreement generally prohibits us, our management, employees, directors and advisors from taking any action to seek or solicit an alternative transaction or takeover proposal and from recommending, participating in discussions regarding, or furnishing information with respect to, an alternative takeover proposal, except, in each case, in limited circumstances, which permit the members of our board of directors to comply with their fiduciary duties;

●
the risk that management focus, employee attention and resources available for other strategic opportunities could be diverted for an extended period of time while the parties work to complete the Transaction and the integration process;

●
the challenges inherent in the integration of the assets of Sabalo, including the attendant risks that the anticipated production and operational synergies and other benefits sought to be obtained from the Transaction might not be achieved in the time frame contemplated by us if at all; and

●
the risks inherent in our and Sabalo’s business and operations, including those identified in our SEC filings, which include the types and nature of risks described under the section of this proxy statement entitled “Risk Factors” and the matters described under “Cautionary Statement Concerning Forward-Looking Statements.”

This discussion of the information and factors considered by our board of directors in reaching its decision and recommendation includes the material factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by each member of the board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Transaction and the complexity of these matters, the board of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the different factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board of directors viewed its decision as being based on the totality of the information presented to it and the factors it considered, particularly including the recommendation of the Special Committee, its discussion with, and the questioning of, members of management and its outside financial and legal advisors. In addition, individual members of the board of directors may have given different weight to different factors.

In considering the recommendation of our board of directors that the stockholders vote to approve the Contribution Agreement proposal, stockholders should be aware that the directors and executive officers of Earthstone may have certain interests in the Transaction that may be different from, or in addition to, the interests of Earthstone stockholders generally. Our board of directors was aware of these interests and considered them when approving the Contribution Agreement and recommending that stockholders vote to approve the Contribution Agreement and the transactions contemplated thereby, including the Transaction, which are described in the section entitled “The Transaction—Interests of Our Directors and Executive Officers in the Transaction” beginning on page [•].

The foregoing discussion of the information and factors considered by our board of directors is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [•].

Opinion of Stephens Inc. to the Special Committee

Pursuant to an engagement letter executed as of May 2, 2018, the Special Committee retained Stephens Inc. (“Stephens”) in connection with (i) the acquisition by EEH of the issued and outstanding interests (the “Company Group Interests”) of Sabalo Inc. and Sabalo from Sabalo Holdings (collectively, the “Sabalo Acquisition”) and (ii) the acquisition (the “Shad Acquisition”) by Sabalo, immediately after the Sabalo Acquisition, of the wellbore interests (the “Shad Assets”) owned by Shad under the Farmout and Development Agreement (the “FDA”) between Sabalo and Shad. The Sabalo Acquisition and Shad Acquisition are collectively referred to as the “Transaction.”

In the Sabalo Acquisition, pursuant to the Contribution Agreement, Sabalo Holdings will contribute the Company Group Interests to EEH, and Sabalo Holdings will receive the following consideration (the “Sabalo Consideration”): (i) $480,000,000 in cash (the “Sabalo Cash Purchase Price”) and (ii) 32,315,695 shares of Class B common stock (the “Class B Shares”) and 32,315,695 EEH Units (“EEH Unit Consideration,” and together with the Class B Shares, the “Sabalo Equity Purchase Price”). Immediately after the Transaction, the shares of Class B common stock issued to Sabalo Holdings will represent approximately 33.6% of all shares of Class A common stock and Class B common stock on a fully diluted basis, excluding the dilutive effect of approximately 815,000 unvested restricted stock units granted under the Plan. (Prior to the closing date of the Transaction, EEH may elect to reduce the Sabalo Equity Purchase Price payable to Sabalo Holdings and increase the Sabalo Cash Purchase Price by an equivalent amount.) In the Shad Acquisition, pursuant to the Shad Letter Agreement, Shad will convey the Shad Assets to Sabalo, and will receive $170,000,000 in cash (the “Shad Consideration”) contributed by EEH to Sabalo. The Sabalo Consideration and the Shad Consideration are collectively referred to by Stephens as the “Transaction Consideration.” Sabalo Inc. and Sabalo, pro forma for the Shad Acquisition, are collectively referred to as “Sabalo.” The Transaction Consideration does not include any post-closing adjustments to the Transaction Consideration contemplated by the Contribution Agreement and the Shad Letter Agreement, which will reimburse Sabalo (and Shad as applicable) for net oil and gas expenditures (and in the case of an acreage acquisition, a related Sabalo fee) between the effective date of the Transaction (May 1, 2018) and the closing date of the Transaction. Shares of Class B common stock will not be entitled to receive dividends or distributions upon liquidation but will vote equally with shares of Class A common stock on all matters submitted to a vote of Earthstone stockholders. Shares of Class B common stock, together with an equivalent number of EEH Units, will be exchangeable for (and are assumed for purposes of Stephens’ opinion to be economically equivalent to) shares of Class A common stock.

At the meeting of the Special Committee on October 17, 2018, Stephens rendered its oral opinion, subsequently confirmed in writing, to the Special Committee that, as of the date of the opinion, and based upon and subject to the various assumptions, methodologies, limitations and considerations described in such opinion, the Transaction Consideration to be paid by Earthstone in the proposed Transaction is fair to Earthstone and its public stockholders from a financial point of view. For purposes of Stephens’ opinion, “public stockholders” of Earthstone means the holders of outstanding shares of the Class A common stock and Class B common stock, other than EnCap and its directors, officers and affiliates and the directors, officers, managers and affiliates of Earthstone. No limitations were imposed by the Special Committee upon Stephens with respect to the investigations made or procedures followed in rendering its opinion.

The issuance of Stephens’ opinion was approved by a fairness opinion committee of Stephens on October 16, 2018.

The full text of the written opinion of Stephens which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this proxy statement. Earthstone’s stockholders are urged to read the opinion in its entirety. Stephens’ written opinion is addressed to the Special Committee and is directed only to the Transaction Consideration in the Transaction and does not constitute a recommendation to any Earthstone stockholder as to how such stockholder should vote at the special meeting. Stephens has not assumed any responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. The summary of the opinion of Stephens set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with developing its opinion Stephens:

(i)
analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning Earthstone and Sabalo prepared by the managements of Earthstone and Sabalo;

(ii)
reviewed certain estimates of the oil and gas reserves of Sabalo under various pricing scenarios, including estimates based on a Sabalo reserves report prepared by the management of Earthstone as of May 1, 2018;

(iii)	reviewed certain information regarding the acreage position of Sabalo;

(iv)	compared the financial performance of Sabalo with that of certain other publicly-traded companies that Stephens deemed relevant;

(v)	reviewed the financial terms, to the extent publicly available, of certain transactions that Stephens deemed relevant;

(vi)	reviewed the most recent draft provided to Stephens of the Contribution Agreement and the Shad Letter Agreement;

(vii)	discussed with management of Earthstone the operations of and future business prospects for Sabalo and the anticipated financial consequences of the Transaction to Earthstone; and

(viii)	performed such other analyses and provided such other services as Stephens has deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data provided to it by Earthstone and Sabalo (including but not limited to reserves reports and analyses) and of the other information reviewed by Stephens in connection with the preparation of the opinion, and the opinion is based upon such information. Stephens did not assume any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The managements of Earthstone and Sabalo assured Stephens that they are not aware of any relevant information that was omitted or remained undisclosed to Stephens. While Stephens reviewed a Sabalo reserves report prepared by the management of Earthstone and such management’s estimates of the oil and gas reserves of Sabalo, Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets, oil and gas reserves or liabilities of Sabalo, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Sabalo under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties or facilities of Sabalo. With respect to the financial forecasts and estimates and assessments of oil and gas reserves prepared by the management of Earthstone, Stephens assumed that they have been reasonably prepared and reflect the best currently available estimates, assessments and judgments of the management of Earthstone as to the future financial performance of Sabalo and Stephens relied thereon. Stephens is not an expert in the evaluation of oil and gas reserves and Stephens expressed no view as to the reserve quantities or the potential for development and production (including, without limitation, the feasibility or timing thereof) of any oil and gas properties. Stephens relied, without independent verification, upon the assessments of Earthstone management as to Sabalo’s oil and gas reserves and as to market trends and prospects relating to the oil and gas industry and the potential effects of such trends and prospects on Sabalo, including without limitation the assumptions as to commodity prices reflected in the financial forecasts and estimates referred to above, which prices are subject to significant volatility and which, if different from such assumptions, could have a material impact on Stephens’ opinion. Stephens also assumed that the representations and warranties contained in the Contribution Agreement, Shad Letter Agreement and all related documents are true, correct and complete in all material respects.

In reaching its opinion, Stephens applied and considered the results of valuation methods that Stephens believes are customarily used in investment banking practice for developing fairness opinions. The following is a summary of the material financial analyses utilized by Stephens in connection with providing its opinion and does not claim to be a complete description of the analysis underlying Stephens’ opinion.

For this purposes of Stephens’ analysis, all Sabalo information presented (and all references to Sabalo) are assumed to be pro forma for the acquisition of the Shad Assets.

Sabalo Valuation

In determining a range of estimated enterprise values for Sabalo, Stephens conducted each of the following analyses with respect to Sabalo.

Publicly Traded Comparable Companies

Using publicly available information, Stephens determined the below companies were relevant to an evaluation of Sabalo based on Stephens’ view of the comparability of the operating and financial characteristics of these companies, in terms of market capitalization, enterprise value, geography, and size and characteristics of oil and gas reserves and acreage. Stephens selected companies with substantial production, oil and gas reserves and acreage in the Midland Basin region of the United States, where all of Sabalo’s operations and properties are located. Stephens focused principally on companies with oil-weighted production and significant upside potential in terms of undeveloped acreage and drilling locations. Stephens noted that several of the selected companies have operations, oil and gas reserves, production and acreage within Howard County, Texas, where a large majority of Sabalo’s operations and properties are located. While none of the selected companies has the same financial and operating characteristics as Sabalo, these companies were selected for this analysis based upon the similarities of some of their financial or operating characteristics with Sabalo as discussed above. No company used for comparison is identical to Sabalo. The following companies were selected by Stephens:

Callon Petroleum Company, Encana Corporation, Laredo Petroleum, Inc., Parsley Energy, Inc., Pioneer Natural Resources Company, and SM Energy Company.

The implied values for Sabalo were based on a multiple range for the following six metrics determined by reference to the corresponding multiple ranges for the selected comparable companies. The following table sets forth the mean and median multiples for the selected comparable companies.

	Enterprise Value /
	Proved Reserves ($/Boe)	Daily Production ($/Boe/d)	SEC Proved PV-10 (x)	2018E EBITDAX (x)	2019E EBITDAX (x)	Net Permian Acres ($/Acre)
Mean	$22.81	$75,050	2.6x	7.2x	5.3x	$39,501
Median	$23.64	$77,438	2.5x	7.2x	5.4x	$44,845

The proved reserves, daily production values, and SEC proved PV-10 for each of the selected comparable companies were based on SEC filings adjusted for public data regarding acquisitions and divestitures made after their respective quarterly reports were submitted. The multiples selected to apply to Sabalo metrics were not entirely mathematical in nature, but required careful consideration to adjust for differences in the operating characteristics of the companies as well as other market factors which could affect the market value of selected companies.

Sabalo Metrics	Value	Multiple Range	Implied Enterprise Value

Proved Reserves (MMBoe)	53.1	$20.00 -	$1,060.9 -
		$25.00 -	$1,326.2 -
Daily Production (Boe/d)	8,510	$70,000 -	$595.7 -
		$80,000 -	$680.8 -
SEC Proved PV-10 ($MM)	$732.6	2.0x -	$1,465.2 -
		3.0x -	$2,197.8 -
2018E EBITDAX ($MM)	$135.7	6.5x -	$882.1 -
		7.5x -	$1,017.9 -
2019E EBITDAX ($MM)	$290.9	5.0x -	$1,454.3 -
		6.0x -	$1,745.1 -
Net Permian Basin Acres	19,594	$35,000 -	$685.8 -
		$45,000 -	$881.8 -
Average Enterprise Value			$1,024.0 -
			$1,308.2 -

Net Asset Value Analysis

Stephens conducted a net asset value analysis for proved, probable and possible reserves based on various price scenarios in which the principal variables were oil and gas prices with appropriate basis differentials applied. The price scenarios represent long-term potential future benchmark prices per barrel of oil and million British thermal units (“MMBtu”) of natural gas. The price scenarios that were utilized included: (i) a New York Mercantile Exchange (“NYMEX”) 5-year monthly strip pricing scenario quoted on NYMEX as of October 15, 2018 for the calendar years 2018 through 2023, and held flat thereafter (this pricing scenario is well-known and widely used as a benchmark for oil and gas pricing), (ii) a NYMEX spot pricing scenario quoted on NYMEX as of October 15, 2018, held flat (this pricing scenario utilizes the latest available settlement price for the purchase or sale of oil or gas for immediate delivery), and (iii) a Stephens Research pricing scenario, which utilized monthly pricing for oil and gas from 2018 through 2020 that averaged $67.50/$3.00, $65.00/$2.93, $62.50/$2.90, per barrel of oil and per MMBtu, per year, respectively, and held flat thereafter (this pricing scenario reflects the latest available pricing assumptions used by Stephens’ Equity Research Department in its analyses of oil and gas businesses). The actual average May 2018 through September 2018 NYMEX spot prices were utilized in each pricing scenario. Transportation and basis differential estimates provided by management were applied to the above pricing scenarios to establish realized wellhead prices.

Various discount rate ranges were utilized to reflect the relative uncertainties and risks associated with each reserve category. Based on its general experience as energy investment bankers, its experience advising companies in similar oil and gas transactions and the specific facts and circumstances of this transaction, Stephens utilized discount rates that it viewed as customary and appropriate for each reserve category. A discount rate range of 8.0% to 10.0% was applied to estimated cash flows from proved developed producing reserves. A discount rate range of 10.0% to 12.0% was applied to estimated cash flows from proved developed non-producing reserves. A discount rate range of 15.0% to 20.0% was applied to estimated cash flows from proved undeveloped reserves. A discount rate range of 20.0% to 30.0% was applied to estimated cash flows from probable reserves. A discount rate range of 30.0% to 40.0% was applied to estimated cash flows from possible reserves. Stephens applied a 15.0% risk factor to non-operated cash flows given the lack of operational control and relative uncertainty regarding the development timing and results for the related reserves.

Proved Reserves Valuation:	Risk Factor	Discount Rate Range	NYMEX Strip	NYMEX Spot	Stephens Research

Proved Developed Producing Reserves Value – Operated	100%	10% -	$284.0 -	$323.1 -	$283.6 -
		8% -	$304.4 -	$349.8 -	$305.8 -
Proved Developed Producing Reserves Value – Non-Operated	85%	10% -	$44.3 -	$50.4 -	$44.3 -
		8% -	$47.4 -	$54.4 -	$47.7 -
Proved Developed Non-Producing Reserves Value – Operated	100%	12% -	$36.3 -	$41.6 -	$35.6 -
		10% -	$39.1 -	$45.2 -	$38.6 -
Proved Developed Non-Producing Reserves Value – Non-Operated	85%	12% -	$30.8 -	$35.0 -	$30.4 -
		10% -	$33.2 -	$38.0 -	$32.9 -
Proved Undeveloped Reserves Value – Operated	100%	20% -	$131.8 -	$203.2 -	$142.5 -
		15% -	$192.2 -	$284.8 -	$209.0 -
Proved Undeveloped Reserves Value – Non-Operated	85%	20% -	$10.3 -	$16.1 -	$11.3 -
		15% -	$15.2 -	$22.8 -	$16.8 -
Total Proved Reserves Value			$537.5 -	$669.4 -	$547.7 -
			$631.5 -	$795.0 -	$650.9 -

Non-Proved Reserves Valuation:	Risk Factor	Discount Rate Range	NYMEX Strip	NYMEX Spot	Stephens Research

Probable Reserves Value – Operated	100%	30% -	$89.8 -	$161.4 -	$100.5 -
		20% -	$190.7 -	$302.2 -	$212.7 -
Probable Reserves Value – Non-Operated	85%	30% -	$6.3 -	$10.6 -	$6.6 -
		20% -	$12.7 -	$19.5 -	$13.7 -
Possible Reserves Value – Operated	100%	40% -	$46.1 -	$153.5 -	$67.9 -
		30% -	$141.2 -	$308.4 -	$181.8 -
Possible Reserves Value – Non-Operated	85%	40% -	$8.3 -	$20.3 -	$9.9 -
		30% -	$20.1 -	$38.3 -	$23.5 -
Total Non-Proved Reserves Value			$150.5 -	$345.8 -	$185.0 -
			$364.7 -	$668.3 -	$431.7 -
Total Net Asset Value			$688.1 -	$1,015.2 -	$732.7 -
			$996.3 -	$1,463.3 -	$1,082.6 -
Implied Enterprise Value			$688.1 -	$1,015.2 -	$732.7 -
			$996.3 -	$1,463.3 -	$1,082.6 -
Comparable Transactions

Using publicly available information for transactions greater than $10.0 million in transaction value announced between January 2016 and October 2018 involving oil- and gas- related assets in the Midland Basin region of the United States, Stephens reviewed the purchase price multiples paid for undeveloped net acreage in 14 asset transactions and selected appropriate benchmark multiples for the valuation of Sabalo. In the Midland Basin, Stephens reviewed transactions primarily in Howard County, Texas and Martin County, Texas, given the location of Sabalo’s acreage. No transaction used for comparison is identical to Sabalo.

Based on public and other available market information, the following table sets forth the summary multiples for the transactions referred to above. This analysis utilized the relevant transaction multiple of undeveloped net acreage and applied the multiple to the corresponding metric of Sabalo. This undeveloped acreage metric, added to Sabalo’s Proved Developed Producing reserves value from the NYMEX price scenario in the net asset value analysis described above, was used to determine an implied enterprise value for Sabalo. Based on information received from Earthstone management, Sabalo has at least one undeveloped formation target throughout its entire acreage position, and therefore, Stephens considered Sabalo’s entire net acre position as undeveloped for this analysis. Stephens did not take into account the daily production and proved reserves metrics in its comparable transactions analysis, given that the transaction values in the majority of the evaluated transactions were weighted towards undeveloped acreage value rather than production and proved reserves value. The transaction multiples selected to apply to Sabalo metrics were not entirely mathematical in nature, but required careful consideration to adjust for differences in the prevailing commodity price environments and acquisition and divestiture markets. The adjusted net acre valuation described below assumes transaction values are net of production value, with the production value based on a multiple of $35,000 per barrel of oil equivalent per day (Boe/d).

	Enterprise Value /
	Proved Reserves ($/Boe)	Daily Production ($/Boe/d)	Net Acres ($/Acre)	Net Acres – Adjusted ($/Acre)
High	$22.13	$200,000	$57,124	$55,556
Mean	$19.26	$167,097	$36,373	$33,242
Median	$19.26	$155,878	$34,441	$31,809
Low	$16.38	$145,294	$19,344	$16,567

Producing Reserves Valuation:		Risk Factor	Discount Rate Range	Implied Asset Value

Proved Developed Producing Reserves Value – Operated		100%	10% -	$284.0 -
			8% -	$304.4 -
Proved Developed Producing Reserves Value – Non-Operated		85%	10% -	$44.3 -
			8% -	$47.4 -
Total Proved Developed Producing Reserves Value				$328.3 -
$351.8 -

Undeveloped Acreage Valuation:	Net Acres	Risk Factor	Multiple Range ($/Acre)	Implied Asset Value

Net Acres – Operated	16,515	100%	$30,000 -	$495.4 -
			$35,000 -	$578.0 -
Net Acres – Non-Operated	3,080	85%	$30,000 -	$78.5 -
			$35,000 -	$91.6 -
Total Undeveloped Acreage Value				$574.0 -
$669.6 -
Implied Enterprise Value				$902.3 -
$1,021.5 -

Accretion/Dilution Analysis

Stephens also examined the estimated accretive/dilutive effects of the Transaction on earnings and cash flow per share of Class A common stock, on a fully diluted, as converted basis, based on Earthstone management estimates. This analysis assumes that the Transaction had closed in July 2018. The transaction was shown to be accretive for fiscal years 2019 through 2021 on an earnings per share basis and on a cash flow per share basis, as summarized below:

2019E
EPS Accretion (Dilution)	71.6%
CFPS Accretion (Dilution)	65.2%

2020E
EPS Accretion (Dilution)	121.6%
CFPS Accretion (Dilution)	109.1%

2021E
EPS Accretion (Dilution)	214.8%
CFPS Accretion (Dilution)	187.2%

The summary of the material financial analyses performed by Stephens in connection with rendering its opinion as described above is only a summary and does not purport to be a complete description of the financial analyses performed. The summary is qualified in its entirety by reference to the full text of the written opinion of Stephens.

The order of analyses described does not represent the relative importance or weight given to those analyses by Stephens. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Stephens. Except as otherwise noted, the quantitative information included in the summary, to the extent that it is based on market data, is based on market data as it existed on or before October 17, 2018 and is not necessarily indicative of current market conditions.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Stephens’ opinion. In arriving at its fairness determination, Stephens considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Stephens made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Sabalo or the contemplated Transaction.

As described above, the Stephens opinion to the Special Committee was one of many factors taken into consideration by the Special Committee and the board of directors of Earthstone in making their determinations to approve the Transaction.

As part of its investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Within the past two years, Stephens has performed no investment banking services for EnCap or Sabalo and has received no fees for such services. Within the two years preceding the date of Stephens’ opinion regarding the Transaction, Stephens has received an aggregate of $791,625 in fees from Earthstone for providing advisory services and a fairness opinion to a special committee of the Earthstone's board of directors regarding another transaction and in connection with a common stock offering of Earthstone. Stephens served as financial adviser to the Special Committee in connection with the Transaction, and Stephens received from Earthstone reimbursement of Stephens’ expenses and a fee for its services, none of which was contingent upon the consummation of the Transaction. Earthstone also agreed to indemnify Stephens for certain liabilities arising out of its engagement, including certain liabilities that could arise out of providing the Stephens opinion letter. Stephens is familiar with

Earthstone and Sabalo and expects to provide similar services in the future. Stephens expects to pursue future investment banking services assignments from participants in the Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Earthstone or of any other participant in the Transaction. Stephens is not a legal, accounting, regulatory or tax expert, and has relied solely, and without independent verification, on the assessments of Earthstone and its other advisors with respect to such matters. Stephens assumed, with Earthstone’s consent, that the Transaction will not result in adverse tax consequences for Earthstone or its public stockholders.

Stephens’ opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Stephens as of the date of its opinion. It should be understood that subsequent developments may affect its opinion and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the Transaction will be consummated on the terms of the latest drafts of the Contribution Agreement and the Shad Letter Agreement provided to it, without material waiver or modification. Stephens has assumed that the transactions contemplated by Earthstone and EEH to finance the Transaction will be consummated prior to the closing of the Transaction in accordance with information provided by Earthstone to it. Stephens has assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to Earthstone or its public stockholders. Stephens has not expressed any opinion herein as to the price at which the Class A common stock or any other securities of Earthstone will trade following the announcement of the Transaction.

Stephens’ opinion is for the use and benefit of the Special Committee for purposes of its evaluation of the Transaction. Stephens’ opinion does not address the merits of the underlying decision by Earthstone to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to Earthstone or the relative effects of any alternative transaction in which Earthstone might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. Stephens’ opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in its letter, Stephens was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Earthstone. Stephens was not asked to express any opinion, and did not express any opinion, as to the fairness of the amount or nature of the compensation to any of Earthstone’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of Earthstone. Stephens’ fairness opinion committee approved Stephens’ opinion set forth in its letter.

Based on the foregoing and Stephens’ general experience as investment bankers, and subject to the assumptions and qualifications stated herein, Stephens stated its opinion as of October 17, 2018, that the Transaction Consideration to be paid by Earthstone in the Transaction is fair to Earthstone and its public stockholders from a financial point of view.

Financing of the Transaction

We expect to use the net proceeds of the Preferred Stock Financing, the Notes Offering, the Bridge Facility and the New Revolving Credit Facility, to fund the cash component of the purchase price for the Transaction.

Preferred Stock Financing

On October 17, 2018, Earthstone and EIG ESTE Equity Aggregator, L.P. (“EIG LP”) entered into the Securities Purchase Agreement relating to the sale by Earthstone and the purchase by EIG LP of $225 million of the Series A Preferred Stock, to be authorized by Earthstone, and up to $30 million of Class A common stock. See “The Preferred Stock Financing” beginning on page [•].

Certificate of Designations

As part of the closing of the Securities Purchase Agreement, Earthstone will file the Certificate of Designations with the Delaware Secretary of State creating the Series A Preferred Stock. See “The Preferred Stock Financing – Certificate of Designations” beginning on page [•] for more information.

Second Amended and Restated Limited Liability Company Agreement of EEH

In connection with the closing of the Securities Purchase Agreement, EEH will amend and restate its limited liability company agreement to designate a new series of preference equity security of EEH issuable to Earthstone having preferences, rights, powers and duties substantially similar to those of the Series A Preferred Stock set forth in the Certificate of Designations. See “The Preferred Stock Financing – Second Amended and Restated Limited Liability Company Agreement of EEH” beginning on page [•] for more information.

EIG Registration Rights Agreement

In connection with the closing of the Securities Purchase Agreement, Earthstone will enter into a registration rights agreement (the “EIG Registration Rights Agreement”) with EIG LP relating to the registered resale of any shares of Class A common stock issued in connection with the conversion of Series A Preferred Stock as well as any shares of Class A common stock purchased by EIG LP at the closing of the Securities Purchase Agreement. See “The Preferred Stock Financing – EIG Registration Rights Agreement” beginning on page [•] for more information.

Board Observation Agreement

At the closing of the Securities Purchase Agreement, Earthstone has granted to EIG LP the right to appoint a board observer to attend all meetings of the board of directors of Earthstone pursuant to a board observation agreement (the “Board Observation Agreement”). The observer will have no voting or consent rights of a board member and will not be entitled to attend meetings of any committee of the board, or any executive sessions of the board. See “The Preferred Stock Financing – Board Observation Agreement” beginning on page [•] for more information.

Stockholders Agreement

At the closing of the Securities Purchase Agreement, Earthstone, EIG LP and its assignees and transferees (collectively, the “EIG Holders”), and Bold Holdings, EnCap Fund IX and Sabalo Holdings (collectively, the “EnCap Holders”), will enter into a stockholders agreement (the “Stockholders Agreement”) that establishes various arrangements for corporate governance and transfers of the Class A common stock and Class B common stock held by the parties.

First, if at any time and for so long as the EnCap Holders collectively hold less than 35% of the outstanding Class A common stock and Class B common stock, and the EIG Holders collectively hold at least 10% of such stock, Earthstone shall increase the size of its board of directors by one director and appoint an individual designated by the EIG Holders to fill such vacancy and include such designee as a nominee for election as a director at each applicable annual or special meeting of stockholders, provided that such person must be an “independent director” under NYSE rules.

Second, with respect to certain proposed sales of Class A common stock and Class B common stock by the EnCap Holders of $75 million or more, or by the EIG Holders of $40 million or more, the parties have agreed to provisions relating to allocations and priorities in underwritten offerings and tag-along rights in other sales. See “The Preferred Stock Financing – Stockholders Agreement” beginning on page [•] for more information.

Financing Commitment Letter

In connection with the Transaction, EEH entered into a commitment letter dated October 17, 2018 (as amended, supplemented or otherwise modified, the “Commitment Letter”) with Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets (the capital markets businesses of Royal Bank and its affiliates)(“RBCCM”), SunTrust Bank (“SunTrust”), SunTrust Robinson Humphrey, Inc. (“STRH”), BOKF, NA dba Bank of Texas (“BOKF”), PNC Bank, National Association (“PNC Bank”), Jefferies Finance LLC (acting directly or through such of its affiliates or branches as it deems appropriate, “Jefferies”, and together with Wells Fargo Bank, Wells Fargo Securities, Royal Bank, SunTrust, STRH, BOKF, and PNC Bank, collectively, the “Commitment Parties”), pursuant to which (a) Wells Fargo Bank, Royal Bank, SunTrust and Jefferies committed to provide a senior unsecured term loan bridge facility (the “Bridge Facility”) in an aggregate amount of up to $500 million (which will be reduced by the aggregate gross proceeds from the proposed Notes Offering, if any) and (b) Wells Fargo Bank, Royal Bank, SunTrust, BOKF and PNC Bank committed to make available to EEH a five-year senior secured reserve-based revolving credit facility (the “New Revolving Credit Facility”) with a minimum initial borrowing base of $475 million (subject to the closing date borrowing base adjustment as set forth in the Commitment Letter). The Bridge Facility will mature on the date that is twelve months after the closing date of the Transaction and, if not repaid in full on or prior to such date and subject to the satisfaction of conditions set forth in the Commitment Letter, will automatically be converted into an extended term loan facility that will mature on the eighth anniversary of the closing of the Transaction.

Senior Notes Offering

EEH anticipates commencing a private placement of senior unsecured notes (the “Notes Offering”) prior to the closing of the Transaction in an aggregate principal amount of approximately $500 million (the “Senior Notes”). The Senior Notes would be offered in the Notes Offering by means of a separate offering memorandum. We cannot assure you that the Notes Offering will be completed or, if completed, on what terms it will be completed. The closing of the Notes Offering is anticipated to be contingent upon the closing of the Transaction. The closing of the Transaction is not conditioned upon the closing of the Notes Offering. Upon successful consummation of the Notes Offering, the Bridge Facility commitments will be reduced, on a dollar-for-dollar basis, by the aggregate principal amount of the Senior Notes.

Interests of Our Directors and Executive Officers in the Transaction

In considering the recommendation of the board of directors with respect to approving the Contribution Agreement, stockholders should be aware that members of the board of directors and executive officers have interests in the Transaction that may be different from, or in addition to interests they may have as stockholders.

For example, four of the nine directors on our board of directors are also officers, directors or members of EnCap or its affiliates. EnCap and its affiliates beneficially own approximately 61.1% of the outstanding voting securities of Earthstone, and approximately 98.9% of the membership interests of Sabalo Holdings. As a result of EnCap’s conflict of interest in connection with the Transaction, the board of directors established the Special Committee consisting of three independent and disinterested members of the board of directors. The Special Committee, with its own financial advisor and legal counsel, was vested with the power on behalf of Earthstone to negotiate, approve or terminate discussions with respect to a potential transaction with Sabalo Holdings.

Our executive officers and directors will receive no payments, compensation or other consideration in connection with the Transaction, except that the three members of the Special Committee will each receive a total of $40,000 whether or not the Transaction is consummated and have been given indemnification rights by Earthstone.

Interests of Related Parties in the Transaction

EnCap is the general partner of EnCap Equity Fund V GP, L.P., EnCap Equity Fund VI GP, L.P., EnCap Equity Fund VII GP, L.P. and EnCap Equity Fund IX GP, L.P., which are the general partners, or in the case of EnCap Fund V-B and EnCap Fund VI-B indirectly controls the general partner, of the EnCap Funds, and EnCap Fund IX. EnCap Partners is the managing member of EnCap Investments Holdings, LLC, which is the sole member of EnCap Investments GP, L.L.C., which is the general partner of EnCap. Therefore, EnCap Partners and certain of its affiliates through their direct and indirect ownership may be deemed to share the right to direct the disposition of the Class A common stock and Class B common stock held by the EnCap Funds and EnCap Fund IX’s ownership of Bold Holdings.

Board of Directors and Management of Earthstone Following Completion of the Transaction

Upon closing of the Transaction, Earthstone’s board and executive management will remain unchanged. Additionally, Earthstone will continue to be headquartered in The Woodlands, Texas.

Regulatory Filings and Approvals Required for Completion of the Transaction

We are not aware of any material government or regulatory approval required for the completion of the Transaction, other than filings and compliance with the applicable corporate law of the State of Delaware.

Treatment of Equity Awards

The Transaction will not affect our outstanding equity awards. All such awards will remain outstanding subject to the same terms and conditions that are applicable prior to the Transaction.

No Appraisal Rights

The stockholders do not have any rights to appraisal with respect to the Transaction under Delaware law.

Accounting Treatment of the Transaction

We prepare our financial statements in accordance with GAAP. As discussed elsewhere in this proxy statement, several investment entities affiliated with EnCap beneficially own approximately 61.1% of Earthstone’s outstanding voting stock on a fully diluted, as converted basis. EnCap through an affiliate owns approximately 98.9% of Sabalo Holdings, which directly and indirectly owns 100% of Sabalo. Therefore, our management considers the Sabalo Transaction to be a transaction under common control, to be recorded as a business combination and intend to record the acquisition of Sabalo’s assets on our books at historical cost, retrospectively, similar to the manner in which a pooling-of-interest was accounted for under APB 16, Business Combinations. The amount of consideration paid in excess of the carrying value of the assets of Sabalo acquired will be recognized in equity on our consolidated balance sheet.

The Shad Transaction will be accounted for by us as an acquisition of assets in accordance with Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”). The fair value of the consideration paid by us will be recorded on our books as of the date of the closing of the Shad Transaction. The operating results of Shad will be consolidated in our financial statements beginning on the date of the closing of the Shad Transaction. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

Listing of Shares of Class A Common Stock

It is a condition to completion of the Transaction that the shares of Class A common stock delivered upon exchange of the EEH Units and shares of Class B common stock held by Sabalo Holdings be authorized for listing on the NYSE, subject to official notice of issuance.

THE CONTRIBUTION AGREEMENT

The following summarizes material provisions of the Contribution Agreement. This summary does not purport to be complete and may not contain all of the information about the Contribution Agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the Contribution Agreement and not by this summary or any other information contained in this proxy statement. Earthstone stockholders are urged to read the entire Contribution Agreement carefully, as well as this proxy statement, before making any decisions regarding the Transaction. This summary is qualified in its entirety by reference to the Contribution Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein.

In reviewing the Contribution Agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the Contribution Agreement and are not intended to provide any other factual information about Earthstone, EEH, Sabalo Holdings, Sabalo or any of their subsidiaries or affiliates. The Contribution Agreement contains representations and warranties and covenants by each of the parties to the Contribution Agreement, certain of which are itemized below. These representations and warranties have been made solely for the benefit of the other parties to the Contribution Agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the Contribution Agreement and described below may have changed since the date of the Contribution Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, the representations and warranties and other provisions of the Contribution Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

General

In general, the Contribution Agreement provides for the acquisition by EEH of all of the issued and outstanding ownership interests of Sabalo and Sabalo Inc. (collectively, the “Company Group” and each, a “Company Group Member”) from Sabalo Holdings. This is referred to below as the “Sabalo Transaction.” EEH will also acquire certain wellbore interests in the properties held by Sabalo from Shad as discussed below under the “The Shad Letter Agreement” beginning on page [•]. Under those agreements, EEH expects to acquire an aggregate of approximately 20,800 net acres with approximately 488 gross operated and 349 gross non-operated horizontal drilling locations located in the Midland Basin of Texas with approximately 125 gross (67.4 net) existing vertical and horizontal wells on the acreage and associated equipment and gathering infrastructure (collectively, the “Assets”), for an aggregate purchase price of approximately $950 million, subject to purchase price and post-closing adjustments as set forth in the Contribution Agreement and the Shad Letter Agreement. The portion of the Assets owned by Sabalo are referred to as the “Sabalo Assets.”

The Transaction

The Contribution Agreement provides that:

(a)    EEH will pay to Sabalo Holdings an aggregate of $480 million in cash;

(b)    Sabalo Holdings will contribute to EEH all of the interests of the Company Group in exchange for the cash mentioned above and 32,315,695 EEH Units to be issued by EEH to Sabalo Holdings and the admission of Sabalo Holdings as a member of EEH;

(c)    Earthstone will issue to Sabalo Holdings 32,315,695 shares of its Class B common stock in exchange for the payment by Sabalo Holdings to Earthstone of $32,316 in cash;

(d)    pursuant to the Second Amended and Restated Limited Liability Agreement of EEH, the EEH Units and a corresponding number of shares of Class B common stock held by Sabalo Holdings will be exchangeable for shares of Class A common stock, on a one-for-one basis.

The cash portion of the purchase price described in clause (a) above is subject to adjustment under the Contribution Agreement by increases or decreases as follows (without duplication):

(a)    increased by the net amount of all materials and supplies inventory items owned by the Company Group at the closing of the Contribution Agreement;

(b)    increased by prepaid expenses with respect to the Sabalo Assets attributable to the period from and after the effective date of May 1, 2018 including prepaid insurance costs, bonuses, rentals and cash calls to third person operators which have been incurred and paid by Sabalo Holdings or any of its affiliates (excluding the Company Group Members);

(c)    decreased by an amount equal to the aggregate amount of the following proceeds earned and received by any Company Group Member, Sabalo Holdings or any of its affiliates;

(i)    amounts earned and received from the sale during the period from the effective date to the closing date (the “Interim Period”) of hydrocarbons produced from, or attributable to, the Sabalo Assets (net of any (w) severance and production taxes; (x) royalties, overriding royalties, and other burdens payable out of production of oil, gas, or other hydrocarbons or the proceeds thereof; (y) gathering, processing, and transportation costs paid in connection with sales of oil, gas, or other hydrocarbons that are not included as property costs (as defined under the Contribution Agreement generally as all operating and capital costs incurred in connection with the Sabalo Assets); and (z) property costs that are otherwise incurred and paid by any Company Group Member, Sabalo Holdings or any of its affiliates in relation to any proceeds or in earning or receiving thereof, and excluding the effects of any futures, options, swaps, or other derivatives); and

(ii)    all other income earned and received with respect to the Sabalo Assets during the Interim Period;

(iii)    any consideration received for any preferential purchase rights;

(d)    increased by an amount equal to the amount of all property costs and other amounts which are incurred and paid in the ownership and operation of the Sabalo Assets from and after the effective date by any Company Group Member, Sabalo Holdings or any of its affiliates;

(e)    decreased by the amount of suspense funds from oil and gas sales on the closing date, and any interest accrued in escrow accounts for such suspense funds;

(f)    increased by the amounts allocated to certain assets acquired after the effective date and before the execution date;

(g)    increased by an amount equal to certain additional property amounts for properties acquired by Sabalo after the execution date;

(h)    increased by the aggregate amount of oil and condensate in tanks above the pipeline sales connection excluding tank fill (BS&W) as of the effective date multiplied by the May 2018 contract price therefor;

(i)    decreased for certain title and environmental defect amounts as more particularly described in the Contribution Agreement;

(j)    decreased for certain net casualty losses;

(k)     decreased by the amount that the value allocated to a subject property exceeds the cash received by Sabalo Holdings as a result of exercised preferential purchase rights by a third party;

(l)    increased by an amount equal to $340,000 per calendar month (adjusted pro rata for any partial calendar month) from the execution date to the closing date;

(m)    decreased by the amount of asset taxes, income taxes and other taxes that are Sabalo Holdings taxes but are not paid by Sabalo Holdings as of the closing date, and increased by the amount of asset taxes, income taxes and other taxes that are not Sabalo Holdings taxes but are paid by Sabalo Holdings as of the closing date;

(n)    decreased or increased by certain hedging portfolio value amounts (whether assets or liabilities) as of the closing date; and

(o)    decreased by the amount of costs assessed by a counterparty to any hedging transactions that are transferred by novation to EEH at closing.

Certain Ordinary-Course Costs and Revenues

(a)    With respect to revenues earned or property costs incurred with respect to the Sabalo Assets attributable to the time period prior to the effective date:

(i)    Sabalo Holdings shall be entitled to all amounts earned from the sale, during the period up to but excluding the effective date, of hydrocarbons produced from, or attributable to, the Sabalo Assets, which amounts are received after closing (net of any (A) royalties, overriding royalties, and other burdens payable out of production of hydrocarbons or the proceeds thereof; (B) gathering, processing, and transportation costs paid in connection with sales of hydrocarbons; and (C) property costs that are deducted by the purchaser of production), and to all other income earned with respect to the Sabalo Assets up to but excluding the effective date and received after closing.

(ii)    Sabalo Holdings shall be responsible for (and entitled to any refunds and indemnities with respect to) all property costs incurred prior to the effective date.

(b)    With respect to revenues earned or property costs incurred with respect to the Sabalo Assets from and after the effective date:

(i)    EEH shall be entitled to all amounts earned from the sale, during the period from and after the effective date, of hydrocarbons produced from, or attributable to, the Sabalo Assets, which amounts are received after closing (net of any (A) royalties, overriding royalties, and other burdens payable out of production of hydrocarbons or the proceeds thereof; (B) gathering, processing, and transportation costs paid in connection with sales of hydrocarbons; and (C) property costs that are deducted by the purchaser of production), and to all other income earned with respect to the Sabalo Assets from and after the effective date and received after closing.

(ii)    EEH shall be responsible for (and entitled to any refunds and indemnities with respect to) all property costs incurred from and after the effective date.

Conditions to Completion of the Transaction

Conditions of Sabalo Holdings to Closing

The obligations of Sabalo Holdings to consummate the Transaction is subject, at the option of Sabalo Holdings, to the satisfaction on or prior to closing of each of the following conditions:

(a)    (i) Earthstone’s and EEH’s fundamental representations regarding existence and organization, power, authority and enforceability and no conflicts shall be true and correct in all respects as of the execution date and as of the closing date as though made on and as of the closing date; and (ii) the other representations and warranties of Earthstone or EEH shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or Earthstone or EEH material adverse effect) as of the execution date and as of the closing date as though made on and as of the closing date except for inaccuracies which would not, individually or in the aggregate, cause or reasonably be expected to cause an Earthstone or EEH material adverse effect;

(b)    Earthstone and EEH shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or Earthstone or EEH material adverse effect), all covenants and agreements to be performed or observed by Earthstone or EEH under the Contribution Agreement prior to or on the closing date;

(c)    on the closing date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Contribution Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Sabalo Holdings or any of its affiliates) shall be pending before any governmental authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by the Contribution Agreement;

(d)    all material consents and approvals of any governmental authority required for the transfer of the interests of the Company Group from Sabalo Holdings to EEH as contemplated under the Contribution Agreement, except consents and approvals of assignments by governmental authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e)    the aggregate title defect amounts and environmental defect amounts asserted by EEH in good faith shall be less than twenty percent (20%) of the unadjusted purchase price;

(f)    the Class A common stock issuable upon the future exchange of the EEH Units and Earthstone Class B common stock shall have been approved for listing on NYSE, subject only to official notice of issuance thereof;

(g)    Earthstone and EEH shall have delivered or be ready, willing and able to deliver all of the deliverables they are required to deliver pursuant to the Contribution Agreement;

(h)    Earthstone shall have entered into a registration rights agreement with respect to the Class A common stock underlying the future exchange of EEH Units and Class B common stock; and

(i)    Earthstone shall have filed an amended and restated certificate of incorporation with the Delaware Secretary of State increasing its authorized capitalization and the authorized number of its directors.

Conditions of Earthstone and EEH to Closing

The obligations of Earthstone and EEH to consummate the transactions contemplated by the Contribution Agreement are subject, at the option of Earthstone and EEH, to the satisfaction on or prior to closing of each of the following conditions:

(a)    Sabalo Holdings’ fundamental representations, regarding organization, good standing, power and authority, authorization and as to ownership and capitalization of the Company Group, shall be true and correct in all respects as of the execution date and as of the closing date as though made on and as of the closing date; and (ii) the other representations and warranties of Sabalo Holdings shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or Company Group material adverse effect as defined in the Contribution Agreement) as of the date of the execution date and as of the closing date as though made on and as of the closing date except for inaccuracies which would not, individually or in the aggregate, cause a Company Group material adverse effect;

(b)    Sabalo Holdings shall have performed and observed, in all material respects (and in all respects, in the case of any covenants and agreements qualified by materiality or a Company Group material adverse effect), all covenants and agreements to be performed or observed by it under the Contribution Agreement prior to or on the closing date;

(c)    on the closing date, no injunction, order or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Contribution Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Earthstone, EEH or any of their affiliates) shall be pending before any governmental authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by the Contribution Agreement;

(d)    all material consents and approvals of any governmental authority required for the transfer of the Company Group from Sabalo Holdings to EEH as contemplated under the Contribution Agreement, except consents and approvals of assignments by governmental authorities that are customarily obtained after closing, shall have been granted or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e)    the aggregate title defect amounts and environmental defect amounts as defined in the Contribution Agreement asserted by EEH in good faith shall be less than twenty percent (20%) of the unadjusted purchase price;

(f)    Earthstone shall have received the approval of its stockholders described in this proxy statement;

(g)    Sabalo Holdings shall have made the payment to Earthstone in consideration for the Class B common stock;

(h)    Sabalo Holdings shall have delivered or be ready, willing and able to deliver all of the deliverables Sabalo Holdings is required to deliver pursuant to the Contribution Agreement;

(i)    the Shad Letter Agreement shall have been executed and in full force and effect with no defaults or breaches by any party thereto and Earthstone shall be reasonably satisfied that the transactions contemplated by said agreement shall be completed immediately after the closing.

Representations and Warranties

The Contribution Agreement contains certain customary representations and warranties, many of which are qualified by knowledge, materiality or material adverse effect, made by each of Earthstone, EEH and Sabalo Holdings. The statements embodied in those representations and warranties are made solely for purposes of the Contribution Agreement and are subject to important qualifications and limitations agreed to by Earthstone, EEH and Sabalo Holdings in connection with negotiating its terms.

The representations and warranties of Earthstone and its subsidiaries and Sabalo Holdings relate to, among other items (except where only one party has made representations and warranties as indicated below):

•organization and qualification;
•power and authority to perform its obligations;
•capitalization;
•authorization for execution and delivery of the Contribution Agreement;
•absence of bankruptcy, reorganization and receivership proceedings; solvency;

•
absence of conflicts or defaults under organizational documents, absence of material breach of contracts and violations of applicable laws as a result of the transactions contemplated by the Contribution Agreement;

•	governmental approvals and filings with governmental bodies;

•	financial statements; SEC documents (Earthstone);

•	absence of undisclosed liabilities;

•	absence of certain changes;

•	title to properties;

•	compliance with laws;

•	taxes and tax matters;

•	legal proceedings;

•	consents; approvals;

•	brokerage fees;

•	permits (Sabalo Holdings);

•	environmental (Sabalo Holdings);

•	wells and equipment (Sabalo Holdings);

•	hedges (Sabalo Holdings);

•	records and information (Sabalo Holdings);

•	lease payments (Sabalo Holdings);

•	special warranty of title (Sabalo Holdings);

•	no indebtedness (Sabalo Holdings);

•	intellectual property (Sabalo Holdings);

•	capital commitments (Sabalo Holdings);

•	payments for production imbalance (Sabalo Holdings);

•	preferential rights, non-consents and consents to assign (Sabalo Holdings);

•	employment and labor matters (Sabalo Holdings);

•	agreements and contracts (Sabalo Holdings);

•	insurance;

•	reserve reports;

•	NYSE listing and compliance (Earthstone);

•	SEC compliance (Earthstone);

•	securities laws compliance;

•	valid issuance of securities to Sabalo (Earthstone);

•	related party transactions (Sabalo Holdings); and

•	internal controls (Earthstone).

As used in the Contribution Agreement, the term “material adverse effect” in relation to a party means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, (a) has a material adverse effect on the business, financial condition or results of operations of such party, taken as a whole, or (b) prevents or materially delays the performance of such party’s obligations and covenants hereunder or the consummation by the party of the transactions contemplated by the Contribution Agreement; provided, however, that the term “material adverse effect” shall not include effects (except, in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on the business of such party relative to the businesses of other persons operating in the same industry and geographic area in which such party operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of governmental authorities (where not caused by the willful or negligent acts of such party); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transaction; (viii) any change in GAAP, or in the interpretation thereof; and (ix) any occurrence, condition, change, event or effect resulting from compliance by such party with the terms of the Contribution Agreement and each other agreement thereunder, or actions expressly permitted by the Contribution Agreement or expressly at or with the written consent of the other party.

Conduct of Business of the Parties Pending the Transaction

Conduct of the Business of the Company Group Pending Closing

Until the closing, each Company Group Member shall, and Sabalo Holdings shall cause each Company Group Member to, operate its business and the Sabalo Assets in the ordinary course, and, without limiting the generality of the foregoing and except as otherwise expressly contemplated by the Contribution Agreement or except as otherwise consented to in writing by Earthstone, Sabalo Holdings and each Company Group Member shall, and Sabalo Holdings shall cause each Company Group Member to:

(a)     not offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any interests in such Company Group Member or any securities convertible into, or any rights, warrants or options to acquire, any such interests, other than issuances by a wholly-owned subsidiary of such Company Group Member of such subsidiary’s interests to such Company Group Member or any other wholly-owned subsidiary of such Company Group Member;

(b)    not make any investment in or acquire any interests or other securities of, or make any capital contribution to, any person other than a wholly-owned subsidiary of such Company Group Member;

(c)    not amend the organizational documents of such Company Group Member, except as required under the Contribution Agreement to complete the Sabalo Transaction;

(d)    not approve any operations on the Sabalo Assets anticipated to cost the owner of the Sabalo Assets (i) more than $100,000 per activity or series of related activities net to such Company Group Member’s interest (excepting, in each case, emergency operations required under presently existing contractual obligations and operations necessary to avoid material monetary penalty or forfeiture or nonconsent penalty under any provision of any applicable contract or order of any governmental authority, all of which will be deemed to be approved, provided Sabalo Holdings promptly notifies Earthstone of any emergency operation or operation to avoid monetary penalty or forfeiture excepted in the Contribution Agreement);

(e)    not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Sabalo Assets, except for (i) sales and dispositions of hydrocarbons or equipment and materials made in the ordinary course of business which, in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Sabalo Assets and (ii) other sales and dispositions of the Sabalo Assets individually not exceeding $100,000;

(f)    produce hydrocarbons from the properties consistent with past practices, subject to the terms of the applicable leases and contracts, applicable laws, and requirements of governmental authorities and interruptions resulting from force majeure, mechanical breakdown, and planned maintenance;

(g)    not (i) terminate, materially amend, or extend any material contract or (ii) enter into any agreement that, if in existence at the execution date would be a material contract; other than the execution or extension of a contract for the sale, exchange, or marketing of oil, gas and/or other hydrocarbons terminable without penalty on sixty (60) days or shorter notice;

(h)    maintain insurance coverage on such Company Group Member and the Sabalo Assets in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating agreement;

(i)    maintain in full force and effect all leases to the extent that such leases are capable of producing in paying quantities at hydrocarbon prices in effect as of the date that the applicable Company Group Member or any third person proposes to relinquish or release any such leases or allow any such leases to terminate (except for the termination of such lease by its own terms);

(j)    not grant or create any preferential purchase right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Sabalo Assets or such Company Group Member’s Interests, except in connection with the renewal or extension of leases after the effective date if granting such right or requirement is a condition of such renewal or extension;

(k)    maintain all permits and approvals issued by any governmental authority affecting such Company Group Member and issued for any Sabalo Assets;

(l)    use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchises of such Company Group Member and to preserve the rights, franchises, goodwill and relationships with their service providers, customers, lenders, suppliers, regulators and others having business relationships with such Company Group Member;

(m)    not waive, release, assign, settle or compromise any claim, action or proceeding relating to such Company Group Member or the Sabalo Assets;

(n)    not (i) elect not to participate in any operation or activity proposed with respect to the properties, (ii) fail to timely make any election as to whether to participate in any operation or activity proposed with respect to the properties or (iii) fail to make any payments due with respect to operations or activities proposed with respect to the properties in which such Company Group Member has elected, or does elect, to participate, in each case, which could result in any of such Company Group Member’s interest in such properties becoming subject to a penalty or forfeiture;

(o)    not file any amended tax return, revoke or change any tax election, change a tax accounting period, enter into any closing agreement with respect to taxes, settle any tax claim or assessment, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, in each case that would be reasonably likely to have the effect of materially increasing the tax liability of such Company Group Member for any period after the effective date;

(p)    not act in any manner with respect to the Sabalo Assets other than in the normal, usual and customary manner, consistent with past practice (including paying or causing to be paid all associated costs and expenses, and meant to preserve intact the business and Sabalo Assets and associated goodwill);

(q)    not enter into certain basis hedging transactions as described in the Contribution Agreement or amend or otherwise modify the terms of any such existing hedging transaction to be transferred by novation to EEH;

(r)    unwind or terminate all of the hedging transactions included in the hedging portfolio other than such hedging transactions that will be transferred by novation to EEH;

(s)    continue to pursue its capital expenditure program in a manner substantially consistent with Company Group Member’s general practices related to drilling and completions during the twelve (12) month period prior to the execution date, subject to changes and deviations from such capital expenditure program reasonably deemed prudent by Sabalo Holdings;

(t)    cause from time to time upon Earthstone’s reasonable request appropriate operating personnel of each Company Group Member and their operating Affiliates to discuss with Earthstone’s designated executive officers and operating personnel general operating activities on or related to the Sabalo Assets;

(u)    (i) not incur or commit to incur any indebtedness for borrowed money that will not be extinguished prior to or at closing, or (ii) take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Sabalo Assets or such Company Group Member’s Interests or otherwise allow a lien to attach to or encumber the Sabalo Assets or such Company Group Member’s Interests;

(v)    not acquire any real property interests (including any oil and gas related real property interests), except as permitted under the Contribution Agreement;

(w)    change any of the accounting principles or practices used by the any Company Group Member, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by Sabalo Holdings to Earthstone; and

(x)    not agree or commit to do any of the foregoing.

Conduct of Earthstone and EEH Pending Closing

Except with the prior written consent of Sabalo Holdings, from the execution date until the closing, each of Earthstone and EEH shall conduct its business and operations in the ordinary course and, without limiting the generality of the foregoing, each of Earthstone and EEH shall not:

(a)    amend its organizational documents, except as required under the Contribution Agreement to complete the Transactions;

(b)    repurchase or otherwise acquire any shares of its capital stock for less than fair market value (other than (i) the repurchase, redemption or other acquisition or retirement for value of any such capital stock held by any current or former director or employee of Earthstone or EEH pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan, (ii) in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise, or (iii) withholding of restricted stock units for tax withholdings purposes or otherwise); or declare, set aside or pay any dividend or other distribution payable in cash, shares of its capital stock, property, rights or otherwise with respect to any shares of its capital stock;

(c)    adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby any person or group acquires more than a majority of the outstanding equity interests of either of Earthstone or EEH;

(d)    take any action that would or would reasonably be expected to prevent or materially delay the closing and the consummation of the Transaction; or

(e)    agree or commit to do any of the foregoing.

No Solicitation

(a)    Subject to certain exceptions set forth in the Contribution Agreement, (i) Earthstone has agreed that it will not, and will cause its partners, directors, officers, employees, members, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively “Representatives”) to, immediately cease and cause to be terminated any discussion or negotiation with any person (other than Sabalo Holdings and its Representatives) that may be ongoing with respect to an Alternative Proposal (defined below), and (ii) Earthstone will not, and will cause its Representatives not to, directly or indirectly: (A) solicit, initiate, facilitate, encourage or induce any inquiries or any proposals that constitute the submission of an Alternative Proposal, (B) furnish confidential information, engage in negotiations or discussions with respect to, or enter into, any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal (an “Acquisition Agreement”), or (C) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Sabalo Holdings, its board’s recommendation of the Transaction or publicly recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal.

(b)    Notwithstanding anything to the contrary contained in paragraph (a) above, if at any time prior to obtaining Earthstone stockholder approval of the Transaction, (i) Earthstone has received a written Alternative Proposal that the Special Committee believes is bona fide, (ii) the Special Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could be reasonably expected to lead to or result in a Superior Proposal (defined below), (iii) the Special Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to consider such Alternative Proposal likely would be inconsistent with its fiduciary duties under applicable law, and (iv) such Alternative Proposal did not result from a breach of its obligations, then Earthstone may (A) furnish information, including confidential information, with respect to Earthstone and EEH to the person making such Alternative Proposal, and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that Earthstone (x)

will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such person unless Earthstone has, or first enters into, a confidentiality agreement with such person with confidentiality and standstill provisions and (y) will promptly make available to Sabalo Holdings any material non-public information provided to such person if not previously made available to Sabalo Holdings.

“Alternative Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Sabalo Holdings relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Earthstone and its subsidiaries (including securities of subsidiaries) equal to twenty percent (20%) or more of Earthstone’s consolidated assets or to which twenty percent (20%) or more of Earthstone’s revenues on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities, (iii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of Earthstone or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Earthstone which is structured to permit such person or group to acquire beneficial ownership of at least twenty percent (20%) of Earthstone’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

“Superior Proposal” means a bona fide written Alternative Proposal made after the date of the Contribution Agreement that Earthstone’s board or the Special Committee has determined in good faith, after consultation with its outside counsel and its financial advisors, taking into account the terms and conditions of such proposal, including the likelihood of consummation of the Alternative Proposal relative to the Transaction, (i) is reasonably likely to be consummated in accordance with its terms (provided, however, that the fact that any requisite vote or consent of the holders of Class A common stock and Class B common stock that may be required to effect such Alternative Proposal has not yet been obtained shall not be taken into account in determining whether a proposal is reasonably likely to be consummated) and (ii) if consummated, would be more favorable, from a financial point of view, to Earthstone stockholders than the Transaction; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of “Alternative Proposal” shall be deemed to be references to “50%.”

(c)    Except as permitted above, Earthstone’s board, including the Special Committee, shall not:

(i)    withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify Earthstone’s board’s recommendation of the Transaction;

(ii)    fail to include Earthstone’s board’s recommendation in the proxy statement prepared and filed by Earthstone with respect to the Transaction;

(iii)    approve, endorse, recommend or enter into, or publicly propose or announce any intention to approve, endorse, recommend or enter into, any Acquisition Agreement (any action referred to in clauses (i) through (iii) is referred to as a “Change of Recommendation”).

(d)    Notwithstanding anything above to the contrary, prior to, but not after obtaining Earthstone’s stockholder approval of the Transaction, in response to an Intervening Event (defined below) or a Superior Proposal, either or both of Earthstone’s board or the Special Committee may make a Change of Recommendation; provided, however, that such a Change of Recommendation may not be made unless and until:

(i)    Earthstone’s board or the Special Committee determines in good faith after consultation with its outside counsel and its financial advisors, that an Intervening Event has occurred or that an Alternative Proposal constitutes a Superior Proposal;

(ii)    Earthstone’s board or the Special Committee determines in good faith after consultation with its outside counsel and its financial advisors, that the failure to effect a Change of Recommendation in response to such Intervening Event or a Superior Proposal likely would be inconsistent with its fiduciary duties under applicable Law;

(iii)    Earthstone provides Sabalo Holdings written notice of such proposed action and specifying in reasonable detail the reasons for making the Change of Recommendation; and

(iv)    Earthstone negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Sabalo Holdings (to the extent Sabalo Holdings wishes to negotiate) to make such adjustments or revisions to the terms and conditions of the Contribution Agreement so that the failure to effect such Change of Recommendation would not be inconsistent with the board’s and/or the Special Committee’s (as the case may be) fiduciary duties.

(e)    “Intervening Event” means any event, development or change in circumstances that materially affects the business, assets or operations of Earthstone and (a) is not known by, or reasonably foreseeable to, our board of directors as of the date of the Contribution Agreement, and (b) becomes known to or by our board of directors prior to obtaining stockholder approval; provided, however, that in no event will the following events, developments or changes in circumstances constitute an “Intervening Event”: (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (ii) any event, development or change in circumstances resulting from any action taken or omitted by Earthstone or EEH that is required to be taken or omitted by Earthstone or EEH pursuant to the Contribution Agreement, (iii) any event, development or change in circumstances that impacts the oil and gas industry generally (including any change in the prices of natural gas, crude oil or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable law or GAAP), (iv) any event, development or change in circumstances in the United States or global political or economic conditions or financial markets in general; provided that, in the case of clauses (iii) and (iv), the impact on Earthstone and EEH, taken as a whole, is not materially disproportionate to the impact on similarly situated parties in the oil and gas industry, (v) compliance with or performance under the Contribution Agreement or the Sabalo Transaction or (vi) failure on the part of Earthstone to meet or exceed projections.

Termination of the Contribution Agreement

The Contribution Agreement may be terminated at any time prior to closing:

(a)    by the mutual prior written consent of Sabalo Holdings and Earthstone and EEH;

(b)    by either Sabalo Holdings or Earthstone and EEH if:

(i)    the closing has not occurred on or before 5:00 p.m. local time in Houston, Texas on February 14, 2019 (the “End Date”); provided that the End Date shall automatically be extended for forty-five (45) days in the event the first mailing of the proxy statement to Earthstone stockholders regarding the Transaction shall have occurred on or before February 14, 2019 and the special meeting shall have not been held on or before February 8, 2019. However, no party shall be entitled to terminate the Contribution Agreement if the closing has failed to occur as a result of such party’s breach of any representations or warranties set forth therein or such party’s failure to perform or observe such party’s covenants and agreements thereunder (including the failure to perform the obligations of such party with respect to closing the transactions contemplated thereunder if and when required) in each case in a manner that causes the conditions of the other party not to be satisfied; provided, however, if the closing has not occurred or the Contribution Agreement has not otherwise been terminated by April 1, 2019, then Sabalo Holdings shall be entitled to terminate the Contribution Agreement. The Contribution Agreement may not be extended beyond April 1, 2019 without the mutual written consent of Earthstone and Sabalo Holdings;

(ii)    an injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Contribution Agreement shall have been issued and remain in force, and shall have become final and nonappealable; or

(iii)    if the special meeting shall have concluded and the approval of the stockholders shall not have been obtained; or

(c)    by Sabalo Holdings, if a Change of Recommendation shall have occurred.

If the Contribution Agreement is terminated pursuant to the above, the Contribution Agreement shall become void and of no further force or effect (except for certain provisions regarding broker’s fees, press releases and confidentiality, all of which shall continue in full force and effect).

Damages for Failure to Close

In the event that (i) (A) Sabalo Holdings is entitled to terminate the Contribution Agreement because the conditions precedent to the obligations of Sabalo Holdings set forth above are not satisfied as of the End Date solely as a result of the breach or failure of Earthstone’s and EEH’s representations, warranties, or covenants under the Contribution Agreement, including, if and when required, Earthstone’s and EEH’s obligations to consummate the transactions contemplated under the Contribution Agreement at closing, and (B) all conditions precedent to the obligations of Earthstone and EEH set forth above have been satisfied or waived in writing by Earthstone and EEH (except for those conditions that by their nature are to be satisfied at closing, all of which Sabalo Holdings stands ready, willing and able to satisfy), or (ii) Sabalo Holdings is entitled to terminate the Contribution Agreement because of a Change of Recommendation, then Sabalo Holdings shall be entitled, to either (x) terminate the Contribution Agreement and receive a termination fee of $16 million as liquidated damages and as its sole remedy under the Contribution Agreement, or (y) seek specific performance of the Contribution Agreement provided that Earthstone and EEH shall have received sufficient funds in closing its financing to pay the cash to Sabalo Holdings at closing.

In the event that Sabalo Holdings terminates the Contribution Agreement because of the failure of Earthstone to obtain stockholder approval of the Transaction, then within two (2) business days of termination of the Contribution Agreement, Earthstone shall reimburse Sabalo Holdings for all reasonable and documented out-of-pocket costs and expenses incurred by Sabalo Holdings not to exceed an amount, in cash, equal to $2.5 million.

In no event shall Sabalo Holdings be entitled to receive both the termination fee and the expense reimbursement.

In the event that (i) all conditions precedent to the obligations of Sabalo Holdings set forth above have been satisfied or waived in writing by Sabalo Holdings (except for those conditions that by their nature are to be satisfied at closing, all of which Earthstone and EEH stand ready, willing and able to satisfy) and (ii) Earthstone and EEH are entitled to terminate the Contribution Agreement because the conditions precedent to the obligations of Earthstone and EEH are not satisfied as of the End Date solely as a result of the breach or failure of Sabalo Holdings’ representations, warranties, or covenants thereunder, including, if and when required, Sabalo Holdings’ obligations to consummate the transactions contemplated hereunder at closing, then Earthstone shall be entitled to elect, in its sole discretion, to either (x) seek specific performance of the Contribution Agreement, or (y) terminate the Contribution Agreement, in which event Earthstone shall be entitled to receive from Sabalo Holdings a termination fee of $16 million as liquidated damages.

Other Covenants and Agreements of the Parties

Sabalo Holdings, Earthstone and EEH have agreed to several obligations under the Contribution Agreement pending the closing of the Transaction, including:

•	access to the Sabalo Assets, books, records and files;

•	cooperation of Sabalo Holdings in connection with Earthstone’s and EEH’s financing arrangements to pay the cash purchase price required to close the Transaction;

•	prior mutual agreement with respect to press releases and other public disclosures regarding the Contribution Agreement and the contemplated Transaction;

•
Sabalo Holdings’ cooperation and assistance in providing tax, financial, audit and other information that may be required by Earthstone to meet its public disclosure and SEC filing requirements, including its proxy statement requirements;

•	non-compete and similar restrictions on Sabalo Holdings’ acquisition activities within the boundaries of the Sabalo Assets for a period of six months after the closing date;

•
mutual post-closing indemnification rights and obligations for breaches of representations, warranties or covenants with customary basket (minimum limit on claims), time periods within which claims must be brought and aggregate limits of liability depending on the nature of the claim; and

•
Concurrently with the closing, EEH and Sabalo Operating, LLC (“Sabalo Operating”) will enter into a transition services agreement (the “Transition Services Agreement”) pursuant to which Sabalo Operating will provide Sabalo with services identical to the services historically provided by Sabalo Operating in operating the Sabalo Assets, including administrative, back office, and day-to-day field level services reasonably necessary to operate the Sabalo Assets, subject to certain exceptions. The term of the Transition Services Agreement is three months and EEH will pay Sabalo Operating $500,000 per month plus reimbursement of certain expenses.

THE SHAD LETTER AGREEMENT

The following summarizes material provisions of the Shad Letter Agreement. This summary does not purport to be complete and may not contain all of the information about the Shad Letter Agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the Shad Letter Agreement and not by this summary or any other information contained in this proxy statement. Earthstone stockholders are urged to read the entire Shad Letter Agreement carefully, as well as this proxy statement, before making any decisions regarding the Transaction. This summary is qualified in its entirety by reference to the Shad Letter Agreement, a copy of which is attached as Annex B to this proxy statement and is incorporated by reference herein.

The Transaction

Immediately after closing the Contribution Agreement, Sabalo will then be owned by EEH, and will acquire certain oil and natural gas properties including wellbore interests held by Shad on leases held by Sabalo (the “Shad Transaction”) pursuant to the Shad Letter Agreement. These interests were acquired by Shad under a Farmout and Development Agreement (the “FDA”) between Sabalo and Shad during 2017 and 2018 (the “Shad Assets”).

Purchase Price

The purchase price to be paid in the Shad Transaction is $170 million in cash. The Shad Letter Agreement provides for complex adjustments to the purchase price which largely incorporate the same adjustments, if applicable, to the purchase price in the Contribution Agreement and which are discussed under “The Contribution Agreement—The Transaction.”

Conditions to Completion of the Shad Letter Agreement

Shad’s Conditions to Closing

The obligations of Shad to consummate the transactions contemplated by the Shad Letter Agreement are subject to the satisfaction (or waiver by Shad) on or prior to closing of each of the following conditions precedent:

(a)    Representations. The representations and warranties of Sabalo shall be true and correct in all material respects as of the execution date of the Shad Letter Agreement and as of the closing date as though made on and as of the closing date;

(b)    Performance. Sabalo shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under the Shad Letter Agreement prior to or on the closing date;

(c)    No Action. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by the Shad Letter Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third party (including any governmental authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by the Shad Letter Agreement, or seeking substantial damages in connection therewith, shall be pending before any governmental authority or arbitrator;

(d)    Sabalo Transaction. Sabalo Holdings, Earthstone and EEH shall have consummated the transactions contemplated under the Contribution Agreement immediately prior to the closing of the Shad Letter Agreement; and

(e)    FDA (Fulfillment of Disbursement Obligations). Sabalo shall have fulfilled its outstanding obligations (if any) owed to Shad under the FDA in all material respects, including the obligation to make disbursements of revenues and proceeds attributable to production in accordance with the FDA.

Sabalo’s Conditions to Closing

The obligations of Sabalo to consummate the transactions contemplated by the Shad Letter Agreement are subject to the satisfaction (or waiver by Sabalo) on or prior to closing on each of the following conditions precedent:

(a)    Representations. The representations and warranties of Shad shall be true and correct in all material respects as of the execution date and as of the closing date as though made on and as of the closing date;

(b)    Performance. Shad shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under the Shad Letter Agreement prior to or on the closing date;

(c)    No Action. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Shad Letter Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third party (including any governmental authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by the Shad Letter Agreement, or seeking substantial damages in connection therewith, shall be pending before any governmental authority or arbitrator;

(d)    Sabalo Transaction. Earthstone and EEH shall have consummated the Sabalo Transaction immediately prior to the closing of the Shad Letter Agreement (or be ready, willing and able to close the transactions contemplated thereby subject only to Sabalo Holdings performance of its closing obligations under the Contribution Agreement immediately prior to closing of the Shad Letter Agreement); and

(e)    FDA (Fulfillment of Funding Obligations). Shad shall have fulfilled its outstanding obligations (if any) owed to Sabalo under the FDA in all material respects, including the obligation to pay in full the amounts required under each Sabalo Funding Request in accordance with the FDA.

Representations and Warranties

Each of Shad and Sabalo has made customary representations and warranties to each other as to organization, power and authority to enter into the Shad Letter Agreement and its enforceability on the applicable party. Shad also represented and warranted that it has not (i) transferred, sold, hypothecated, encumbered or otherwise disposed of any Shad Assets, (ii) entered into any contract with a third party that is applicable to the Shad Assets, (iii) entered into any deeds of trust, liens, mortgages, fixture filings, security agreements or other financing statements encumbering the Shad Assets, and the Shad Assets are not subject to any liens, claims or encumbrances incurred by Shad relating to indebtedness for borrowed money; except in each of (i), (ii) and (iii) certain customary permitted encumbrances defined in the Contribution Agreement.

Termination of the Shad Letter Agreement

Under the Shad Letter Agreement:

(a)    The parties agreed that the FDA and certain other agreements between them are terminated immediately after the consummation of the transactions described in the Shad Letter Agreement and are of no further force or effect.

(b)    If closing does not occur because (i) Shad fails to tender performance at closing in violation of the Shad Letter Agreement or (ii) Shad otherwise knowingly and willfully breaches the Shad Letter Agreement and, in either case of (i) or (ii), all conditions precedent to Shad’s obligations under the Shad Letter Agreement have been satisfied and Sabalo is ready, willing and able to consummate the transactions hereunder, Sabalo shall, as Sabalo’s exclusive rights and remedies, have the right to either (x) terminate the Shad Letter Agreement, in which event (A) various changes to the FDA will automatically be made, (B) Shad shall otherwise have no liability to Sabalo or any of its affiliates (or any other person), for matters arising out of or in connection with the Shad Letter Agreement or the Sabalo Transaction or (y) in lieu of termination, obtain all remedies at law or in equity, including specific performance.

(c)    If closing does not occur because (i) Sabalo or Sabalo Holdings fails to tender performance at closing in violation of the Shad Letter Agreement or the Contribution Agreement or (ii) Sabalo or Sabalo Holdings otherwise knowingly and willfully breaches the Shad Letter Agreement or the Contribution Agreement, and, in either case of (i) or (ii), all conditions precedent to Sabalo’s obligations under the Shad Letter Agreement have been satisfied and Shad is ready, willing and able to consummate the transactions hereunder, then Shad shall, as Shad’s exclusive rights and remedies, have the right to either (A) terminate the Shad Letter Agreement, receive the Shad Expense Reimbursement (defined below) from Sabalo, and Sabalo shall have no liability to Shad for matters arising out of or in connection with the Shad Letter Agreement or the Sabalo Transaction or (B) solely in the event that the Sabalo Transaction has been consummated, in lieu of termination, be entitled to the Shad Expense Reimbursement and obtain all remedies at law or in equity, including specific performance. “Shad Expense Reimbursement” means an amount equal to Shad’s and its affiliates’ reasonable, direct, and documented out-of-pocket costs and expenses incurred and paid in connection with the transactions contemplated in the Shad Letter Agreement, including but not limited to, engagement of consultants and legal counsel, not to exceed $100,000 in the aggregate.

(d)    Except as otherwise provided in paragraphs (b) and (c) above, if closing does not occur on or prior to the End Date under the Contribution Agreement as such date may be extended pursuant to the terms thereof, then Shad and, provided that neither Sabalo nor Sabalo Holdings is in default under or breach of the Contribution Agreement and the Sabalo Transaction has been terminated, Sabalo shall have the right to terminate the Shad Letter Agreement, with no remedies for either Shad or Sabalo, as applicable.

Miscellaneous

The Shad Letter Agreement has provisions with respect to any consents required to be obtained by Shad, adjustments to the purchase price and otherwise for failure to obtain necessary consents. The Shad Letter Agreement also provides for certain revenue and property cost adjustments otherwise allocable as between Sabalo and Shad under the FDA during the period from the date of the Shad Letter Agreement and its closing or termination.

Assumed Obligations

From and after the closing, Sabalo agrees to assume, fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) and indemnify Shad and its affiliates and with respect to all obligations and liabilities, known or unknown, arising from, based upon, related or associated with the Shad Assets, regardless of whether such obligations or liabilities arose prior to, on or after the effective date of May 1, 2018, including obligations and liabilities to (a) furnish makeup gas and settle imbalances, (b) pay working interests, royalty and other interest owners’ revenues or proceeds attributable to sales of hydrocarbons, (c) properly plug, replug and abandon all wells and dismantle, cap and bury all associated flow lines associated with the Shad Assets, decommission or remove all personal property, fixtures and related equipment and cleanup, remediate and restore such lands, and (d) perform all obligations applicable to or imposed on the lessee, owner or operator under the FDA leases and contracts, or as required by law.

THE SUPPORT AND STANDSTILL AGREEMENT

The following summary describes specific aspects of the Standstill Agreement entered into in connection with the Contribution Agreement and the proposed Transaction. This discussion does not purport to be complete and is qualified in its entirety by reference to the Standstill Agreement, which is attached as Annex D and incorporated herein by reference. We urge you to read the Standstill Agreement carefully and in its entirety.

As a condition and inducement to Sabalo Holdings’ willingness to enter into the Contribution Agreement, EnCap simultaneously entered into a Support and Standstill Agreement (the “Standstill Agreement”) with Earthstone, EEH and Sabalo Holdings, with respect to all of the shares of our Class A common stock and Class B common stock beneficially owned by EnCap. The Standstill Agreement provides that EnCap, in its capacity as a significant stockholder of Earthstone, will: (i) appear at any meeting of Earthstone’s stockholders or otherwise cause all securities of Earthstone beneficially owned by EnCap to be counted as present at such a meeting for purposes of calculating a quorum; and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the securities of Earthstone owned by EnCap in favor of the adoption of the Contribution Agreement and the transactions contemplated thereby and any other matter necessary for the consummation of the transactions contemplated by the Contribution Agreement. In addition, EnCap agrees to vote against any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transaction. The Standstill Agreement includes the grant by EnCap of an irrevocable proxy to Frank A. Lodzinski to vote and exercise all voting rights with respective to the matters described above.

The Standstill Agreement also provides that EnCap will not (i) acquire, agree to acquire or make any proposal or offer to acquire any additional securities of Earthstone or any of its subsidiaries; (ii) transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the transfer of any securities of Earthstone held, directly or indirectly, by EnCap or beneficial ownership or voting power thereof; (iii) enter into, or make any proposal or offer with respect to any merger, consolidation, business combination, reorganization or similar transaction involving Earthstone or any of its subsidiaries; (iv) amend or propose to amend the certificate of incorporation of Earthstone or the organizational documents of any of its subsidiaries; (v) make, or in any way participate in, any solicitation of proxies to vote or consent, or seek to advise or influence any person with respect to the voting of, or granting of a consent with respect to, any securities of or interests in Earthstone or its subsidiaries; (vi) cause Earthstone or any of its subsidiaries to issue any additional securities or interests or to take or propose to take, directly or indirectly, any action described in clauses (i), (ii), (iii), (iv) or (v) above, except as permitted pursuant to the Contribution Agreement; (vii) vote or give consent with respect to any security of or interest in Earthstone or any of its subsidiaries in favor of any transaction, proposal, offer or amendment described in clauses (i), (ii), (iii) or (iv) above if such transaction, proposal, offer or amendment was not approved and recommended to security holders or interest holders by the Special Committee; (viii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of or interests in Earthstone other than any “group” pursuant to which EnCap is included as disclosed pursuant to any Schedule 13D filed with the SEC on or prior to October 17, 2018; (ix) enter into, propose or solicit any arrangement or understanding with another person other than the Standstill Agreement pursuant to which EnCap or any of its respective affiliates may vote or consent, or direct or influence the voting or failure to vote or consenting or failure to consent, of any security of or interest in Earthstone not owned of record as of October 17, 2018 by EnCap or such affiliates; (x) provide, or act as agent for the purpose of obtaining, debt or equity financing for any transaction described in clauses (i), or (iii) above; (xi) disclose any intention, plan or arrangement inconsistent with the foregoing; or (xii) propose, agree to, promote, solicit or publicly announce its willingness to undertake or support any of the foregoing, or advise, assist or encourage any other person in connection with any of the foregoing.

EnCap’s obligations under the Standstill Agreement terminate on the earliest to occur of: (i) the consummation of the Transaction; (ii) the termination of the Contribution Agreement pursuant to and in compliance with the terms set forth therein; and (iii) the mutual written agreement of EnCap, Earthstone, EEH and Sabalo Holdings to terminate the Standstill Agreement.

THE SABALO HOLDINGS REGISTRATION RIGHTS AGREEMENT

The following summary describes specific aspects of the Sabalo Holdings Registration Rights Agreement to be entered into at the closing of the Transaction. This discussion does not purport to be complete and is qualified in its entirety by reference to the form of Sabalo Holdings Registration Rights Agreement, which is attached as Annex E and incorporated herein by reference. We urge you to read the form of Sabalo Holdings Registration Rights Agreement carefully and in its entirety.

Pursuant to the terms of the Contribution Agreement, at the closing of the Transaction, Earthstone and Sabalo Holdings will enter into a registration rights agreement (the “Sabalo Holdings Registration Rights Agreement”) relating to the shares of Class A common stock issuable upon the future exchange of the EEH Units and shares of Class B common stock by Sabalo Holdings or its unitholders. The Sabalo Holdings Registration Rights Agreement provides that, within thirty (30) business days after the closing of the Transaction, Earthstone will prepare and file a registration statement to permit the public resale of the shares of Class A common stock issued by Earthstone to Sabalo Holdings in connection with the future exchange of EEH Units and shares of Class B common stock in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of EEH. Earthstone shall cause the registration statement to be continuously effective from and after the date it is first declared or becomes effective until all such shares of Class A common stock have been disposed of in the manner set forth in the registration statement or under Rule 144 of the Securities Act, until the distribution of the Class A common stock does not require registration under the Securities Act, or until there are no longer any such registrable shares of Class A common stock issued in connection with the Transaction outstanding.

In addition, in the event that Earthstone proposes to engage in an underwritten offering in which shares of Class A common stock are to be sold to an underwriter on a firm commitment basis for reoffering to the public, or an offering that is a “bought deal” with one or more investment banks, Earthstone will give at least ten (10) business days’ prior written notice of the proposed underwritten offering to the parties to the Sabalo Holdings Registration Rights Agreement and offering such parties the right to include in the underwritten offering such number of shares of Class A common stock as they may request in writing, subject to certain limitations contained therein. If the underwritten offering is to be structured as an overnight underwritten offering, such that the offering would be launched after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day, Earthstone will notify the parties to the Sabalo Holdings Registration Rights Agreement no later than one (1) business day after Earthstone engages a managing underwriter and offer such parties the right to include in the overnight underwritten offering such number of shares of Class A common stock as they may request in writing, subject to certain limitations contained therein.

Finally, in the event that holders of at least $10 million of shares of Class A common stock registrable under the Sabalo Holdings Registration Rights Agreement elect to dispose of such Class A common stock under the shelf registration statement filed by Earthstone as required by the Sabalo Holdings Registration Rights Agreement pursuant to an underwritten offering or overnight underwritten offering, Earthstone will notify the parties to the Sabalo Holdings Registration Rights Agreement of the proposed underwritten offering or overnight underwritten offering and offer such parties the opportunity to include in the underwritten offering or underwritten overnight offering such number of shares of Class A common stock as they may request in writing.

Earthstone will pay all registration expenses incident to the performance of its obligations under the Sabalo Holdings Registration Rights Agreement other than: (i) transfer taxes and fees of transfer agents and registrars; (ii) fees and expenses of counsel engaged by the selling stockholders; and (iii) commissions and discounts of brokers, dealers and underwriters.

THE PREFERRED STOCK FINANCING

Securities Purchase Agreement

The following summary describes specific aspects of the Securities Purchase Agreement entered into in connection with the proposed Preferred Stock Financing. This discussion does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement, which is attached as Annex G and incorporated herein by reference. We urge you to read the Securities Purchase Agreement carefully and in its entirety.

On October 17, 2018, Earthstone and EIG ESTE Equity Aggregator, L.P. (“EIG LP”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) relating to the sale by Earthstone and the purchase by EIG LP of $225 million of the Series A Redeemable Convertible Preferred Stock, $0.001 par value per share of Earthstone (the “Series A Preferred Stock”), to be authorized by Earthstone, and up to $30 million of Class A common stock.

The obligations of EIG LP and Earthstone to effect the closing of the Securities Purchase Agreement (the “Preferred Closing”) is expected to occur upon the simultaneous closing of the Transaction, and is subject to the satisfaction or waiver by EIG LP and Earthstone, at or prior to the Preferred Closing, of certain conditions including the following:

•	Earthstone shall have received stockholder approval of the Contribution Agreement as described above;

•
no temporary restraining order or other judgment or order issued by any governmental entity, and no law shall be in effect restraining or otherwise prohibiting the consummation of the transactions contemplated by the Securities Purchase Agreement; and

•	the closing of the Transaction.

The obligation of EIG LP to effect the Preferred Closing is also subject to the satisfaction or waiver by EIG LP, at or prior to the Preferred Closing, of the following conditions:

•
the representations and warranties of Earthstone shall be true and correct in all material respects except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would have a material adverse effect on Earthstone (as further defined in the Securities Purchase Agreement);

•	Earthstone shall have performed in all material respects its obligations required to be performed by it at or prior to the Preferred Closing;

•
Earthstone’s Leverage Ratio (consolidated debt to earnings before interest, taxes, depreciation amortization and capital expenditures), as of the Preferred Closing, may not exceed 4.25 to 1.00, after giving pro forma effect to the consummation of the transactions contemplated by the Securities Purchase Agreement and the Contribution Agreement, and the equity and debt capital raised by Earthstone in order to fund the Transaction; and

•
the shares of Class A common stock issued at the Preferred Closing and to be issued upon conversion of the Preferred Stock shall have been reserved and approved for listing on the New York Stock Exchange.

The obligation of EIG LP to purchase up to $30 million of Class A common stock at the Preferred Closing is conditioned upon Earthstone receiving gross proceeds from a public equity offering of Earthstone of at least $60 million provided such offering occurs before the Preferred Closing.

The obligation of Earthstone to effect the Preferred Closing is also subject to certain conditions, including:

•	the representations and warranties of EIG LP set forth in the Securities Purchase Agreement shall be true and correct in all material respects; and

•	EIG LP shall have performed in all material respects its obligations required to be performed by it pursuant to the Securities Purchase Agreement at or prior to the Preferred Closing.

The Securities Purchase Agreement contains customary representations and warranties of Earthstone and of EIG LP and covenants of Earthstone (i) to conduct its business in the ordinary course pending the Preferred Closing, and (ii) to not (a) declare dividends on its capital stock or reclassify such stock, (b) amend its certificate of incorporation or bylaws (except as contemplated by the Contribution Agreement or Securities Purchase Agreement), (c) sell, assign or convey any properties having a fair market value in excess of $50 million, or (d) acquire any properties or make any investments in excess of $100 million, subject to certain ordinary course exceptions. Also, the Securities Purchase Agreement contains customary mutual indemnification provisions. The Securities Purchase Agreement is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Securities Purchase Agreement were made as of the date of the Securities Purchase Agreement only and are in certain instances qualified by information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Securities Purchase Agreement. Moreover, certain representations and warranties in the Securities Purchase Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, readers should not rely on the representations and warranties in the Securities Purchase Agreement as characterizations of the actual statements of fact about the parties.

EIG LP has agreed to several standstill provisions that are applicable as long as it beneficially owns an aggregate of more than 5% of the Class A common stock and Class B common stock (determined on a fully diluted, as converted basis). Generally, the provisions restrict EIG LP from acquiring additional shares of Class A common stock and Class B common stock, seeking to effect any merger or sale of assets of Earthstone, participating in a proxy contest regarding Earthstone, launching any tender offer for the shares of Class A common stock and Class B common stock, or taking other coercive action alone or in concert with other persons.

In addition, the Securities Purchase Agreement provides that the shares of Series A Preferred Stock may not be sold, assigned or otherwise transferred by EIG LP prior to the six month anniversary of the earlier of the Preferred Closing or the closing of a public offering of Class A common stock, except to certain of its affiliates. Thereafter, the shares may not be transferred to a competitor of Earthstone or to an entity then holding 10% or more of Earthstone’s then outstanding Class A common stock and Class B common stock; however, the holders of Series A Preferred Stock may participate in underwritten offerings or other open market transactions, and may exercise their rights under the EIG Registration Rights Agreement discussed below.

Prior to the Preferred Closing, the Securities Purchase Agreement may be terminated:

(a)	by mutual written agreement of Earthstone and EIG LP;

(b)
by Earthstone or EIG LP, upon written notice to the other party in the event that the Preferred Closing shall not have occurred on or before April 17, 2019; provided; however, that the right to terminate the Securities Purchase Agreement pursuant to this clause (b) shall not be available to any party whose failure to fulfill any obligations under the Securities Purchase Agreement shall have been the cause of, or shall have resulted in, the failure of the Preferred Closing to occur on or prior to such date;

(c)	by either Earthstone or EIG LP if a court of competent jurisdiction permanently enjoins the consummation of the Securities Purchase Agreement and such injunction shall be final and non-appealable;

(d)	without any action by any party, if the Contribution Agreement is terminated in accordance with its terms at any time prior to the Preferred Closing;

(e)
by notice given by Earthstone to EIG LP if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by EIG LP in the Securities Purchase Agreement, and which have not been cured by EIG LP within 30 days after receipt by EIG LP of written notice from Earthstone requesting such inaccuracies or breaches to be cured; or

(f)
by notice given by EIG LP to Earthstone, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by Earthstone in the Securities Purchase Agreement and which have not been cured by Earthstone within 30 days after receipt by Earthstone of written notice from EIG LP requesting such inaccuracies or breaches to be cured.

Upon the Preferred Closing or termination of the Securities Purchase Agreement, unless such termination occurs because there has been a breach of one or more representations, warranties, covenants or agreements by EIG LP, Earthstone has agreed to (a) pay EIG LP’s out-of-pocket expenses up to a maximum aggregate amount of $750,000, and (b) pay to EIG LP (or its designees) an aggregate up-front fee of 3% of the purchase price of the Class A common stock, if any, and Preferred Stock if the Preferred Closing is consummated, or 1.5% of such amount if the Securities Purchase Agreement is terminated prior to the Preferred Closing. Further, if the Securities Purchase Agreement is terminated, Earthstone has agreed to not enter into an agreement with Sabalo Holdings which is substantially similar to the Contribution Agreement, and which relates to the interests or assets covered thereby or to issue or sell preferred stock to any person other than EIG LP, within 12 months following termination of the Securities Purchase Agreement.

Certificate of Designations

The following summary describes specific aspects of the Certificate of Designations, to be filed with the Delaware Secretary of State at the closing of the Securities Purchase Agreement. This discussion does not purport to be complete and is qualified in its entirety by reference to the form of Certificate of Designations, which is attached as Annex H and incorporated herein by reference. We urge you to read the Certificate of Designations carefully and in its entirety.

The Series A Preferred Stock will rank senior to our Class A common stock with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution. The Series A Preferred Stock has an initial Accreted Value of $1,000 per share (the “Accreted Value”) and is entitled to a quarterly dividend at a rate of 8.75% per annum (to be increased by up to 0.75% per annum to the extent the yield of the Senior Notes (as defined below) is higher than 8.50%) on the Accreted Value payable in cash if, as and when declared by our board of directors. During any fiscal quarter ending on or prior to December 31, 2020, if a cash dividend is not declared and paid in respect of any dividend payment period, then the Accreted Value of each outstanding share of Series A Preferred Stock will automatically be increased by the amount of the dividend otherwise payable for such dividend payment period. Any increase in the Accreted Value will, among other things, increase the number of shares of Class A common stock issuable upon conversion of each share of Series A Preferred Stock.

The Series A Preferred Stock is convertible at the option of the holders at any time into the amount of shares of Class A common stock per share of Series A Preferred Stock (such rate, the “Conversion Rate”) equal to the quotient of (i) the Accreted Value in effect on the conversion date divided by (ii) the Conversion Price, subject to customary anti-dilution adjustments. The initial Conversion Price is equal to a 20% premium of the lesser of (A) $9.2834 and (B) the public offering price of any Class A common stock offered by Earthstone prior to the Preferred Closing.

If we undergo certain fundamental changes (including a change of control, the sale of all or substantially all of our assets or the failure of our Class A common stock to be listed on a national securities exchange), each holder of the Series A Preferred Stock will be entitled to cause Earthstone to (i) convert all of its shares of Series A Preferred Stock into shares of Class A common stock at the Conversion Rate, or (ii) redeem the Series A Preferred Stock for cash in an amount equal to 105% of the Accreted Value, plus the net present value of dividend payments that would have been accrued as payable to the holders following the date of the consummation of such change of control and through the fifth anniversary of the initial issuance of the Series A Preferred Stock, in the case of certain fundamental changes occurring prior to the fifth anniversary of the initial issuance of the Series A Preferred Stock (the “FC Redemption Price”). If the fundamental change relates to the sale or all or substantially all of the assets of the Company or the adoption of a plan of liquidation, then the holders of Series A Preferred Stock may receive the greater of (i) the FC Redemption Price or (ii) the amount of cash that would be received in a liquidation if the Series A Preferred Stock was converted into shares of Class A common stock at the then applicable Conversion Rate.

At any time after October 1, 2028, each holder of Series A Preferred Stock may require us to redeem the Series A Preferred Stock, in whole or in part, at the Accreted Value per share of Series A Preferred Stock (the “Redemption Price”). We may pay up to 50% of the Redemption Price in shares of Class A common stock, which will be valued at 92.5% of the per share volume-weighted average price for the 15 day trading period prior to the redemption notice from the holder.

At any time after the fifth anniversary of the initial issuance of the Series A Preferred Stock, we may redeem the Series A Preferred Stock, in whole or in part, for an amount in cash equal to, per each share of Series A Preferred Stock, the Accreted Value multiplied by 105%.

The holders of the Series A Preferred Stock have limited voting rights. The voting rights exist with respect to certain matters that impact the Series A Preferred Stock and in such instances the Series A Preferred Stock will vote as a separate class. The Certificate of Designations contains covenants that, among other things, limit our ability to, without the written consent of a majority of the outstanding Series A Preferred Stock, but subject to certain exceptions, (i) issue stock senior to or on parity with the Series A Preferred Stock, (ii) incur indebtedness that would cause us to exceed a specified leverage ratio, (iii) amend, modify, alter or supplement our amended and restated certificate of incorporation or the Certificate of Designations or the constituent documents of EEH in a manner that would adversely affect the rights, preferences or privileges of the Series A Preferred Stock, (iv) enter into or amend certain debt agreements that would prohibit the payment of dividends on, or redemption of, the Series A Preferred Stock, (v) pay distributions or dividends on, purchase or redeem our common stock or other stock junior to the Series A Preferred Stock, (vi) make certain changes to our hedging program, (vii) enter into or modify certain related party transactions with EnCap or any of its affiliates and (viii) entering into an agreement that would result in a fundamental change of Earthstone unless we reasonably and in good faith determine we would be able to fully fund the FC Redemption Price.

Holders of the Series A Preferred Stock will, in certain circumstances, have additional rights in the event we fail to timely pay dividends. These rights include, subject to certain exceptions, (i) that holders of a majority of the then-outstanding Series A Preferred Stock will have the exclusive right, voting separately as a class, to appoint and elect up to two directors to our board of directors and (ii) the dividend rate on the Series A Preferred Stock will increase by up to 6.0% per annum.

Second Amended and Restated Limited Liability Company Agreement of EEH

The following summary describes specific aspects of the Second Amended and Restated Limited Liability Company Agreement of EEH, to be entered into at the closing of the Securities Purchase Agreement. This discussion does not purport to be complete and is qualified in its entirety by reference to the form of Second Amended and Restated Limited Liability Company Agreement, which is attached as Annex I and incorporated herein by reference. We urge you to read the Second Amended and Restated Limited Liability Company Agreement carefully and in its entirety.

Managing Member

Pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement, Earthstone is the sole managing member of EEH. Except as otherwise required by law: (i) Earthstone has full and complete control of all affairs of EEH; (ii) the management and control of EEH’s business activities and operations rest exclusively with Earthstone, and Earthstone makes all decisions regarding the business, activities and operations of EEH in its sole discretion without the consent of any other member; and (iii) the members of EEH other than Earthstone (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of EEH and shall have no power to act for or bind EEH.

Under the Second Amended and Restated Limited Liability Company Agreement, the managing member owes EEH and the members the same fiduciary duties as it would owe to a Delaware corporation and its stockholders if it were a member of the board of directors of such a corporation and the members were stockholders of such a corporation.

Distributions

The Second Amended and Restated Limited Liability Company Agreement allows for distributions to be made by EEH to its members out of funds legally available therefor, in such amounts and on such terms as Earthstone as the managing member shall determine. Any such distribution shall be made to the members on a pro rata basis in accordance with the number of EEH Units owned by each member as of the close of business on the record date for such distribution. No distributions may be made to any member to the extent such distribution would render EEH insolvent or violate the Delaware Limited Liability Company Act (the “DLLCA”).

Preferred Units

In connection with the Preferred Closing discussed above, the Second Amended and Restated Limited Liability Company Agreement designates a new series of preference equity security of EEH issuable to Earthstone having preferences, rights, powers and duties substantially similar to those of the Series A Preferred Stock set forth in the Certificate of Designations.

Exchange of EEH Units

The Second Amended and Restated Limited Liability Company Agreement provides that each Member shall be entitled to cause EEH to redeem, at any time and from time to time, all or a portion of such member’s EEH Units (together with the transfer and surrender of the same number of shares of Class B common stock) for an equivalent number of shares of Class A common stock. At EEH’s election, for any exchange, Earthstone will issue shares of Class A common stock upon any such exchange, or EEH may elect to exchange any member’s EEH Units and Class B common stock for a cash payment equal to the volume weighted average price of a share of Class A common stock for the ten (10) trading days ending on and including the trading day prior to the date on which the member delivered a notice of exchange to EEH for each EEH Unit and share of Class B common stock exchanged, provided that such cash payment must be funded from the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by Earthstone of a number of shares of Class A common stock equal to the number of EEH Units and shares of Class B common stock to be redeemed with such cash. In the event that the shares of Class A common stock are not then publicly traded, such cash payment shall equal the value, as reasonably determined by Earthstone in good faith, that would be received in exchange for such EEH Units and shares of Class A common stock in an arm’s length transaction for cash.

In addition, Earthstone has a call right, at any time prior to an exchange by EEH, in its sole discretion to deliver written notice to EEH and the redeeming member setting forth its election to exercise its call right and make the redemption for its own account which shall be consummated pursuant to the same timeframe and in the same manner as the relevant redemption would have been consummated if Earthstone had not exercised its call right.

Each member is permitted to effect an exchange of EEH Units that involves less than 25% of its EEH Units no more frequently than on a quarterly basis; provided, however, that a member may exchange all of the EEH Units held by such member at any time, subject to the terms of the Second Amended and Restated Limited Liability Company Agreement. Earthstone, as managing member of EEH, may, in its sole discretion and at any time, permit any member to effect an exchange of a lesser number of EEH Units.

In addition, if (i) there is any reclassification, reorganization, recapitalization, or other similar transaction pursuant to which the shares of our Class A common stock are converted or changed into another security, securities or other property; or (ii) we distribute to all holders of Class A common stock evidences of our indebtedness, or assets, including securities but excluding any cash dividend or distribution as well as any such distribution of indebtedness, or assets, received by us from EEH in respect of the EEH Units, then upon any subsequent exchange, in addition to the shares of Class A common stock or the cash election amount, as applicable, each member is entitled to receive the amount of such security, securities, or other property that such member would have received if the exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend, or other distribution.

The Second Amended and Restated Limited Liability Company Agreement requires us to keep available at all times, out of our authorized but unissued shares of Class A common stock or other equity securities, such number of shares of Class A common stock equal to the number of shares of Class A common stock issuable upon the exchange of all outstanding EEH Units and shares of Class B common stock.

Transfer Restrictions

The Second Amended and Restated Limited Liability Company Agreement generally provides that, except for transfers to certain permitted transferees or transfers effected pursuant to a redemption of EEH Units, no member may transfer all or any portion of its interest in EEH without our prior written consent, which may not be unreasonably withheld, conditioned or delayed. Any transferee must agree to be bound by the terms and provisions of the Second Amended and Restated Limited Liability Company Agreement and must assume all obligations of the transferring member under the Second Amended and Restated Limited Liability Company Agreement.

Dissolution

The Second Amended and Restated Limited Liability Company Agreement generally provides that EEH shall only dissolve and commence winding up upon the occurrence of a liquidating event, which is defined as: (a) the sale of all or substantially all of the assets of EEH; (b) the determination of the managing member to dissolve, wind up, and liquidate EEH; (c) any time there is no member of EEH, unless EEH is continued without dissolution pursuant to the DLLCA; or (d) the entry of a decree of judicial dissolution of EEH under Section 18-802 of the DLLCA. The members have agreed that no member shall seek a dissolution of EEH, judicial or otherwise, other than based on the matters set forth in (a), (b), and (c) above.

EIG Registration Rights Agreement

The following summary describes specific aspects of the EIG Registration Rights Agreement, to be entered into at the closing of the Securities Purchase Agreement. This discussion does not purport to be complete and is qualified in its entirety by reference to the form of EIG Registration Rights Agreement, which is attached as Annex J and incorporated herein by reference. We urge you to read the EIG Registration Rights Agreement carefully and in its entirety.

In connection with the Securities Purchase Agreement, Earthstone has agreed to enter into a registration rights agreement (the “EIG Registration Rights Agreement”) with EIG LP relating to the registered resale of any shares of Class A common stock issued in connection with the conversion of Series A Preferred Stock as well as any shares of Class A common stock purchased by EIG LP at the closing of the Securities Purchase Agreement (the “EIG Registrable Securities”). Pursuant to the EIG Registration Rights Agreement, Earthstone is required to use its reasonable best efforts to file a registration statement within 10 business days of the Preferred Closing and cause such registration statement to become effective no later than 120 days after the closing of the Securities Purchase Agreement. If Earthstone fails to cause such registration statement to become effective by such date, the Series A Preferred Stock quarterly dividend will increase by an additional 0.50% per quarter until such registration statement is effective, up to a 4.0% per annum increase in the aggregate. In certain circumstances, and subject to customary qualifications and limitations, the holders of EIG Registrable Securities will have piggyback registration rights on offerings of Class A common stock initiated by certain other holders, and, during each 180-day period, certain holders will have the right to request that Earthstone initiate one underwritten offering of EIG Registrable Securities during each 180-day period.

Board Observation Agreement

The following summary describes specific aspects of the Board Observation Agreement, to be entered into at the closing of the Securities Purchase Agreement. This discussion does not purport to be complete and is qualified in its entirety by reference to the form of Board Observation Agreement, which is attached as Annex K and incorporated herein by reference. We urge you to read the Board Observation Agreement carefully and in its entirety.

Earthstone has granted to EIG LP the right, upon the closing of the Securities Purchase Agreement, to appoint a board observer to attend all meetings of the full board of directors of Earthstone pursuant to a board observation agreement (the “Board Observation Agreement”). The observer will have no voting or consent rights of a board member and will not be entitled to attend meetings of any committee of the board, or any executive sessions of the board. EIG LP’s right to appoint a board observer will terminate when EIG LP, in the aggregate, no longer owns: (i) 20% or more of the Series A Preferred Stock initially issued to EIG LP; or (ii) 10% or more of the aggregate shares of Class A common stock and Class B common stock.

Stockholders Agreement

The following summary describes specific aspects of the Stockholders Agreement to be entered into at the closing of the Securities Purchase Agreement. This discussion does not purport to be complete and is qualified in its entirety by reference to the form of Stockholders Agreement, which is attached as Annex L and incorporated herein by reference. We urge you to read the form of Stockholders Agreement carefully and in its entirety.

As of the closing of the Securities Purchase Agreement discussed immediately below, Earthstone will become a party to a stockholders agreement (the “Stockholders Agreement”) with each of the EIG Holders (purchasers under the Securities Purchase Agreement) and the EnCap Holders (which includes Bold Holdings, EnCap Fund IX and Sabalo Holdings) that establishes various arrangements for corporate governance and transfers of Earthstone’s securities held by the EIG Holders and the EnCap Holders (collectively, the “Holders”).

First, if at any time and for so long as the EnCap Holders collectively hold less than 35% of Earthstone’s combined outstanding Class A common stock and Class B common stock, and the EIG Holders collectively hold at least 10% of such stock, Earthstone shall increase the size of its board of directors by one director and appoint an individual designated by the EIG Holders to fill such vacancy and include such designee as a nominee for election as a director at each applicable annual or special meeting of stockholders, provided that such person must be an “independent director” under NYSE rules. At any time that the EIG Holders are no longer entitled to designate a director for nomination to our board of directors, the EIG Holders shall take all necessary action to cause the EIG designated director to offer to promptly tender his or her resignation. If such resignation is then accepted by our board of directors, Earthstone and the Holders shall take all necessary action to cause the authorized size of the board of directors to be reduced accordingly unless our board of directors determines in good faith that reducing the size of the board of directors would not permit Earthstone to comply with any applicable law or NYSE rules while continuing to comply with the remaining provisions of the Stockholders Agreement. The Stockholders Agreement also obligates the EIG Holders to remove and replace the designated director in certain disqualifying circumstances.

Second, with respect to proposed sales of Earthstone’s Class A common stock and Class B common stock by the EnCap Holders of $75 million or more, or by the EIG Holders of $40 million or more, the parties have agreed to provisions relating to allocations and priorities in underwritten offerings and tag along rights in other sales. This provision of the Stockholders Agreement will automatically terminate (without any action by any party) on December 31, 2020; other provisions will automatically terminate (without any action by any party) as to each EIG Holder and each EnCap Holder upon the later of the time at which such Holder or any of its affiliates no longer owns one share of Class A common stock or Class B common stock, or one share of the Series A Preferred Stock acquired at the closing of the Securities Purchase Agreement.

NO APPRAISAL RIGHTS

The stockholders do not have any rights to appraisal with respect to the Transaction under Delaware law.

ACCOUNTING TREATMENT

We prepare our financial statements in accordance with GAAP. As discussed elsewhere in this proxy statement, several investment entities affiliated with EnCap beneficially own approximately 61.1% of Earthstone’s outstanding voting stock on a fully diluted, as converted basis. EnCap through an affiliate owns approximately 98.9% of Sabalo Holdings, which directly and indirectly owns 100% of Sabalo. Therefore, our management considers the Sabalo Transaction to be a transaction under common control, to be recorded as a business combination and intend to record the acquisition of Sabalo’s assets on our books at historical cost, retrospectively, similar to the manner in which a pooling-of-interest was accounted for under APB 16, Business Combinations. The amount of consideration paid in excess of the carrying value of the assets of Sabalo acquired will be recognized in equity in our consolidated balance sheet.

The Shad Transaction will be accounted for by us as an acquisition of assets in accordance with Accounting Standards Codification Topic 805, Business Combinations (referred to as “ASC 805”). The fair value of the consideration paid by us will be recorded on our books as of the date of the closing of the Shad Transaction. The operating results of Shad will be consolidated in our financial statements beginning on the date of the closing of the Shad Transaction. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [•].

INFORMATION ABOUT SABALO

General

Sabalo Energy, LLC, a Texas limited liability company (“Sabalo”), is a privately-held company that invests in the energy sector through exploration, development, and production. Sabalo has a significant acreage footprint in Howard County, Texas. Sabalo is actively drilling and completing horizontal wells in multiple reservoir targets in the Wolfcamp and Spraberry formations.

As of December 31, 2017, Sabalo’s estimated proved reserves totaled 12,193 MBoe. For the year ended December 31, 2017, Sabalo had total revenues of approximately $29.6 million and revenues in excess of expenses of approximately $16.2 million. For the six months ended June 30, 2018, Sabalo had total revenues of approximately $44.6 million and revenues in excess of expenses of approximately $29.5 million. See “Summary—Sabalo Selected Historical Financial Data” on page [•].

Properties
The following sets forth information about Sabalo’s properties and operations.

Proved Reserves

All of Sabalo’s oil and gas reserves are in the Midland Basin of west Texas. Unaudited information concerning the estimated net quantities of Sabalo’s proved reserves and the standardized measure of future net cash flows from the reserves is presented in Note 3, Supplemental Oil and Gas Reserve Information (Unaudited), in the Statements of Revenues and Direct Operating Expenses of the Sabalo Properties included elsewhere in this proxy statement. Sabalo’s reserve estimates have been prepared by W.D. Von Gonten & Co. (“WDVG”), an independent petroleum engineering firm. Set forth below is a summary of Sabalo’s oil and natural gas reserves as of December 31, 2017. Sabalo does not have any long-term supply or similar agreements with foreign governments or authorities.

Estimated Proved Reserves Quantities and Present Value

	Oil (MBbl)	Natural Gas Liquids (MBbl)	Natural Gas (MMcf)	Total (MBOE) (1)	Present Value Discounted at 10% ($ in thousands)
Proved developed	3,602	635	2,458	4,646	$89,533
Proved undeveloped	5,611	1,176	4,558	7,547	$56,782
Total proved	9,213	1,811	7,016	12,193	$146,315

(1)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

	Oil (MBbl)	Natural Gas Liquids (MBbl)	Natural Gas (MMcf)	Total (MBOE) (1)
Proved reserves at December 31, 2016	409	55	343	521
Revisions	(399)	(40)	(333)	(495)
Extensions	9,735	1,853	7,268	12,799
Acquisition of reserves	-	-	-	-
Production	(532)	(57)	(262)	(633)
Proved reserves at December 31, 2017	9,213	1,811	7,016	12,193

Proved developed reserves:
December 31, 2016	399	53	333	507
December 31, 2017	3,602	635	2,458	4,646

(1)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

The present value of estimated future net revenues, discounted at 10% (“PV-10”) is a non-GAAP measure that differs from the GAAP “standardized measure of discounted future net cash flows” in that PV-10 is calculated without including future income taxes. Sabalo’s management believes that the presentation of PV-10 value is relevant and useful to investors because it presents the estimated discounted future net cash flows attributable to Sabalo’s estimated proved reserves independent of Sabalo’s income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to Sabalo’s reserves. Sabalo believes the use of a pre-tax measure provides greater comparability of assets when evaluating companies because the timing and quantification of future income taxes is dependent on company-specific factors, many of which are difficult to discern presently. For these reasons, Sabalo management uses and believes that the industry generally uses the PV-10 measure in evaluating and comparing acquisition candidates and assessing the potential rate of return on investments in oil and natural gas properties. PV-10 does not necessarily represent the fair market value of oil and natural gas properties. PV-10 is not a measure of financial or operational performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

Non-GAAP Reconciliation

The following table reconciles Sabalo’s interest in oil and gas reserves as of December 31, 2017:

($ in thousands)
Present value of estimated future net revenues (PV-10)	$146,315
Future income taxes, discounted at 10% (1)	-
Standardized measure of discounted future net revenues	$146,315

(1)	The standardized measure presented here does not include the effects of federal income taxes as Sabalo is treated as a flow-through entity for federal income tax purposes.
Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond Sabalo’s control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. Thus, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing and production after the date of the estimates, as well as economic factors such as change in commodity prices and drilling, completion and operating costs, may require revision of such estimates. Accordingly, oil and natural gas quantities ultimately recovered will vary from reserve estimates.

Proved Undeveloped Reserves

At December 31, 2017, Sabalo had 28 proved undeveloped (“PUD”) locations with 7,547 MBoe of reserves (74% oil), which were a result of Sabalo’s 2017 successful drilling results and those of offset operators.
Preparation of Reserve Estimates

Sabalo has historically engaged an independent petroleum engineering consulting firm, WDVG, to prepare its annual reserve estimates. The primary inputs to the reserve estimation process are technical information, financial data, ownership interest and production data. The relevant field and reservoir information is assessed for validity when Sabalo’s independent petroleum engineering firm reviews such data with Sabalo’s reservoir engineering manager. Current revenue and expense information is obtained from Sabalo’s accounting records, which are subject to annual audits. All current financial data such as commodity prices, lease operating expenses, production taxes and field-level commodity price differentials are updated in the reserve database which is prepared by WDVG, and then analyzed to ensure that they have been entered accurately and that all updates are complete and accurate. In addition, Sabalo’s current ownership of mineral interests and well production data are incorporated in the reserve database and verified by Sabalo’s personnel to ensure their accuracy and completeness. Once the reserve database has been updated with current information, and the relevant technical support material has been assembled, Sabalo’s independent engineering firm meets with Sabalo’s reservoir engineering manager to review field performance and future development plans to further verify the validity of estimates. The reserve estimates prepared by WDVG are reviewed and compared to Sabalo’s internal estimates by its executive management. Any material reserve estimation differences are reviewed between WDVG and Sabalo, and additional data is provided to address the differences. If the supporting documentation will not justify additional changes, the WDVG reserves are accepted. If additional data supports a reserve estimation adjustment, WDVG will analyze the additional data, and may make changes it deems necessary.

Gross and Net Productive Wells

As of December 31, 2017, Sabalo’s total gross and net productive wells were as follows:

Productive Wells

	Oil (1)		Natural Gas (1)		Total (1)
	Gross Wells	Net Wells	Gross Wells	Net Wells	Gross Wells	Net Wells
Operated	24.0	21.1	—	—	24.0	21.1
Non-operated	14.0	1.6	—	—	14.0	1.6

(1)
A gross well is a well in which a working interest is owned. The number of net wells represents the sum of fractions of working interests Sabalo owns in gross wells. Productive wells are those that produce commercial quantities of hydrocarbons.

Exploratory Wells and Development Wells

Set forth below for the three years ended December 31, 2017 is information concerning the number of wells Sabalo completed during the years indicated.

	Net Exploratory Wells Drilled		Net Development Wells Drilled		Total Net Productive and Dry Wells
Year	Productive	Dry	Productive	Dry	Drilled
2017	—	—	6.1	—	6.1
2016	—	—	—	—	—
2015	—	—	—	—	—

Drilling Commitments

Sabalo Operating, LLC (“Sabalo Operating”), an affiliated of Sabalo, is the operator of 85% of Sabalo’s acreage. Sabalo Operating began drilling operations on the acreage in Howard County, Texas, in late-2016 and has been running a two-rig drilling program since November 2017. In terms of obligations to maintain its acreage, Sabalo is only required to drill twelve wells through 2019 unless such commitments are renegotiated or deferred.

Management’s Discussion of Sabalo

Sabalo’s revenues and direct operating expenses information for the years ended December 31, 2017 and 2016 are derived from Sabalo’s audited statement of revenues and direct operating expenses included in this proxy statement. Sabalo’s revenues and direct operating expenses information for the six months ended June 30, 2018 are derived from Sabalo’s unaudited statement of revenues and direct operating expenses that are included in this proxy statement. This information is only a summary and you should read it in conjunction with the statements of revenues and direct operating expenses of the Sabalo Assets and related notes included in this proxy statement. See “Statements of Revenues and Direct Operating Expenses of the Sabalo Properties” beginning on page F-1.The financial data may not be indicative of future performance.

	Years ended December 31,		Six Months Ended June 30,
(In thousands)	2017	2016	2018	2017
			(unaudited)
Oil and gas revenues	$29,641	$1,137	$44,585	$9,031
Direct operating expenses	13,486	1,470	15,081	4,914

Revenues in excess of expenses (operating cash flow)	$16,155	$(333)	$29,504	$4,117

Sabalo’s oil and gas revenues increased from approximately $1.1 million for the year ended December 31, 2016 to approximately $29.6 million for the year ended December 31, 2017 primarily because 20.0 gross (9.0 net) wells were drilled and completed and put on production during 2017. Sabalo’s oil and gas revenues increase from approximately $9.0 million for the six months ended June 30, 2017 to approximately $44.6 million for the six months ended June 30, 2018. The revenues for the six months ended June 30, 2017 compared to the six months ended June 30, 2018 also reflects the fact that 11.0 gross (6.2 net) wells were drilled, completed and put on production in the second half of 2017 compared to 47.0 gross (18.5 net) wells in the six months ended June 30, 2018.

Average oil prices received were approximately $50.91 per barrel and $44.11 per barrel, respectively, for the years ended December 31, 2017 and 2016. Average natural gas prices were approximately $3.03 per Mcf and $3.47 per Mcf, respectively for the years ended December 31, 2017 and 2016. Average oil prices received were approximately $63.23 per barrel and $45.20 per barrel, respectively, for the six months ended June 30, 2018 and 2017. Average natural gas prices were approximately $2.29 per Mcf and $3.65 per Mcf, respectively for the six months ended June 30, 2017 and 2016.

Direct operating expenses increased for the year ended December 31, 2017 compared to the same period for 2016, and for the period June 30, 2018 compared to the same period in 2017, in both cases primarily related to the increase in production between the respective periods.

 INFORMATION ABOUT SHAD

General

Shad Permian, LLC, a Delaware limited liability company (“Shad”), was formed on November 16, 2017, for the purpose of entering into a drilling financing arrangement with Sabalo. It has no other operations.

As of December 31, 2017, Shad’s estimated proved reserves totaled 4,333 MBoe. For the year ended December 31, 2017, Shad had total revenues of approximately $1.8 million and revenues in excess of expenses of approximately $1.3 million. For the six months ended June 30, 2018, Shad had total revenues of approximately $21.7 million and revenues in excess of expenses of approximately $14.3 million. See “Summary—Shad Selected Historical Financial Data” on page [•].

Properties

The following sets forth information about Shad’s properties and operations.

Proved Reserves

All of Shad’s oil and gas reserves are in the Midland Basin of west Texas. Unaudited information concerning the estimated net quantities of Shad’s proved reserves and the standardized measure of future net cash flows from the reserves is presented in Note 3, Supplemental Oil and Gas Reserve Information (Unaudited), in the Statements of Revenues and Direct Operating Expenses of the Shad Properties included elsewhere in this proxy statement. Shad’s reserve estimates have been prepared by WDVG, an independent petroleum engineering firm. Set forth below is a summary of Shad’s oil and natural gas reserves as of December 31, 2017. Shad does not have any long-term supply or similar agreements with foreign governments or authorities.

Estimated Proved Reserves Quantities and Present Value

	Oil (MBbl)	Natural Gas Liquids (MBbl)	Natural Gas (MMcf)	Total (MBOE) (1)	Present Value Discounted at 10% ($ in thousands)
Proved developed	615	105	405	787	$16,034
Proved undeveloped	2,650	544	2,110	3,546	$24,234
Total proved	3,265	649	2,515	4,333	$40,268

(2)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

	Oil (MBbl)	Natural Gas Liquids (MBbl)	Natural Gas (MMcf)	Total (MBOE) (1)
Proved reserves at December 31, 2016
Revisions	-	-	-	-
Extensions	3,296	651	2,522	4,367
Acquisition of reserves	-	-	-	-
Production	(31)	(2)	(7)	(34)
Proved reserves at December 31, 2017	3,265	649	2,515	4,333

Proved developed reserves:
December 31, 2017	615	105	405	787

(2)	Barrels of oil equivalent have been calculated on the basis of six thousand cubic feet (Mcf) of natural gas equal to one barrel of oil equivalent (Boe).

The present value of estimated future net revenues, discounted at 10% (“PV-10”) is a non-GAAP measure that differs from the GAAP “standardized measure of discounted future net cash flows” in that PV-10 is calculated without including future income taxes. Shad’s management believes that the presentation of PV-10 value is relevant and useful to investors because it presents the estimated discounted future net cash flows attributable to Shad’s estimated proved reserves independent of Shad’s income tax attributes, thereby isolating the intrinsic value of the estimated future cash flows attributable to Shad’s reserves. Shad believes the use of a pre-tax measure provides greater comparability of assets when evaluating companies because the timing and quantification of future income taxes is dependent on company-specific factors, many of which are difficult to discern presently. For these reasons, Shad management uses and believes that the industry generally uses the PV-10 measure in evaluating and comparing acquisition candidates and assessing the potential rate of return on investments in oil and natural gas properties. PV-10 does not necessarily represent the fair market value of oil and natural gas properties. PV-10 is not a measure of financial or operational performance under GAAP, nor should it be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under GAAP.

Non-GAAP Reconciliation

The following table reconciles Shad’s interest in oil and gas reserves as of December 31, 2017:

($ in thousands)
Present value of estimated future net revenues (PV-10)	$40,268
Future income taxes, discounted at 10% (1)	-
Standardized measure of discounted future net revenues	$40,268

(1)	The standardized measure presented here does not include the effects of federal income taxes as Shad is treated as a flow-through entity for federal income tax purposes.
Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond Shad’s control. Reserve engineering is a subjective process of estimating subsurface accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and the interpretation thereof. Thus, estimates by different engineers often vary, sometimes significantly. In addition, physical factors such as the results of drilling, testing and production after the date of the estimates, as well as economic factors such as change in commodity prices and drilling, completion and operating costs, may require revision of such estimates. Accordingly, oil and natural gas quantities ultimately recovered will vary from reserve estimates.

Proved Undeveloped Reserves

At December 31, 2017, Shad had 21 proved undeveloped (“PUD”) locations with 3,546 MBoe of reserves (75% oil), which were a result of Shad’s 2017 successful drilling results and those of offset operators.

Preparation of Reserve Estimates

Shad has engaged an independent petroleum engineering consulting firm, WDVG, to prepare its annual reserve estimates. The primary inputs to the reserve estimation process are provided by Sabalo and include relevant technical information, financial data, ownership interest and production data. Shad owns wellbore interests in the same properties that are engineered by WDVG for Sabalo. WDVG uses the same procedures and processes to determine the reserves attributable to Shad’s interests in these properties, based on information and data provided by Sabalo, as described in detail above regarding Sabalo’s reserves. See “Information About Sabalo – Properties – Preparation of Reserve Estimates.”

Gross and Net Productive Wells

As of December 31, 2017, Shad’s total gross and net productive wells were as follows:

Productive Wells

	Oil (1)		Natural Gas (1)		Total (1)
	Gross Wells	Net Wells	Gross Wells	Net Wells	Gross Wells	Net Wells
Operated	—	—	—	—	—	—
Non-operated (2)	5.0	1.7	—	—	5.0	1.7

(1)
A gross well is a well in which a working interest is owned. The number of net wells represents the sum of fractions of working interests Shad owns in gross wells. Productive wells are those that produce commercial quantities of hydrocarbons.

(2)	The non-operated wells are operated by Sabalo Operating.

Exploratory Wells and Development Wells

Set forth below for the year ended December 31, 2017 is information concerning the number of wells Shad completed during the year.

	Net Exploratory Wells Drilled		Net Development Wells Drilled		Total Net Productive and Dry Wells
Year	Productive	Dry	Productive	Dry	Drilled
2017	—	—	1.7	—	1.7

Drilling Commitments

Sabalo Operating is the operator of 58% of the Shad acreage. Sabalo Operating began drilling operations on the acreage in Howard County, Texas, in late-2016 and has been running a two-rig drilling program since November 2017. Shad began participation in Sabalo Operating-operated properties in June 2017 and completed this participation program on June 30, 2018 and has no further drilling commitments.

Management’s Discussion of Shad

Shad’s revenues and direct operating expenses information for the years ended December 31, 2017 and 2016 are derived from Shad’s audited statement of revenues and direct operating expenses included in this proxy statement. Shad’s revenues and direct operating expenses information for the six months ended June 30, 2018 are derived from Shad’s unaudited statement of revenues and direct operating expenses that are included in this proxy statement. This information is only a summary and you should read it in conjunction with the statements of revenues and direct operating expenses of the Shad Assets and related notes included in this proxy statement. See “Statement of Revenues and Direct Operating Expenses of the Shad Properties” beginning on page F-[•].The financial data may not be indicative of future performance.

	Years ended December 31,		Six Months Ended June 30,
(In thousands)	2017	2016	2018	2017
			(unaudited)
Oil and gas revenues	$1,793	$ -	$21,672	$ -
Direct operating expenses	479	-	7,377	-

Revenues in excess of expenses (operating cash flow)	$1,314	$ -	$14,295	$ -

Average oil prices received during the year ended December 31, 2017 were approximately $54.80 per barrel. Average natural gas prices received were approximately $2.51 per Mcf for the year ended December 31, 2017. Average oil prices received during the six months ended June 30, 2018 were approximately $62.02 per barrel. Average natural gas prices were approximately $1.88 per Mcf for the six months ended June 30, 2018.

MANAGEMENT FOLLOWING THE COMPLETION OF THE TRANSACTION

The following table lists the names and ages as of [•] and positions of the individuals who are expected to serve as directors upon completion of the Transaction.

Name	Director Since	Age	Position with Earthstone
Frank A. Lodzinski	2014	69	Chairman of the Board and Chief Executive Officer
Jay F. Joliat	2014	62	Director
Phil D. Kramer	2016	62	Director
Douglas E. Swanson, Jr.	2014	47	Director
Ray Singleton	1989	67	Director
Wynne M. Snoots, Jr.	2017	58	Director
Brad A. Thielemann	2014	41	Director
Zachary G. Urban	2014	40	Director
Robert L. Zorich	2014	68	Director

Frank A. Lodzinski has served as our Chairman and Chief Executive Officer since December 2014. He also served as our President from December 2014 through April 2018. Previously, he served as President and Chief Executive Officer of Oak Valley Resources, LLC (“Oak Valley”) from its formation in December 2012 until the closing of its strategic combination with us in December 2014. Prior to his service with Oak Valley, Mr. Lodzinski was Chairman, President and Chief Executive Officer of GeoResources, Inc. from April 2007 until its merger with Halcón Resources Corporation (“Halcón”) in August 2012 and from September 2012 until December 2012 he conducted pre-formation activities for Oak Valley. He has over 45 years of oil and gas industry experience. In 1984, he formed Energy Resource Associates, Inc., which acquired management and controlling interests in oil and gas limited partnerships, joint ventures and producing properties. Certain partnerships were exchanged for common shares of Hampton Resources Corporation in 1992, which Mr. Lodzinski joined as a director and President. Hampton was sold in 1995 to Bellwether Exploration Company. In 1996, he formed Cliffwood Oil & Gas Corp. and in 1997, Cliffwood shareholders acquired a controlling interest in Texoil, Inc., where Mr. Lodzinski served as Chief Executive Officer and President. In 2001, Mr. Lodzinski was appointed Chief Executive Officer and President of AROC, Inc., to direct the restructuring and ultimate liquidation of that company. In 2003, AROC completed a monetization of oil and gas assets with an institutional investor and began a plan of liquidation in 2004. In 2004, Mr. Lodzinski formed Southern Bay Energy, LLC, the general partner of Southern Bay Oil & Gas, L.P., which acquired the residual assets of AROC, Inc., and he served as President of Southern Bay Energy, LLC upon its formation. The Southern Bay entities were merged into GeoResources in April 2007. Mr. Lodzinski has served as a director and member of the compensation committee of Yuma Energy, Inc. since October 2016 and previously served on its audit committee from September 2014 to October 2016. He holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

Jay F. Joliat has served as a director since December 2014. For more than the past 35 years, Mr. Joliat has been an independent investor and developer in commercial, industrial and apartment real estate, residential home building, restaurant ownership and management. He has had direct and extensive experience in placement of venture private equity in generic pharmaceuticals, medical devices or procedures, and for over 30 years, oil and gas E&P in particular. He has been the CEO and CIO of Joliat & Company, Inc. since October 1988. He has been the CEO of Joliat Ventures, LLC since January 1998. Since January 1981, Mr. Joliat has served as Treasurer of Beefcarver Restaurants, Inc., and has been its CEO since 1989. He formed and managed his own registered investment management company early in his career after having held VP and/or SVP positions at E.F. Hutton, Dean Witter Reynolds, and LPL Financial. He holds a Bachelor’s Degree in Management and Finance from Oakland University (1982) and became a Certified Investment Management Analyst (CIMA) in 1983 after completing the requisite IMCA curriculum from the Wharton School of Business at the University of Pennsylvania. From 1996 through 2003, Mr. Joliat served on the Board of Directors of Caraco Pharmaceutical Laboratories Ltd., and served in various capacities on its audit, executive and compensation committees. From 2007 through August 2012, Mr. Joliat served on the Board of Directors of GeoResources, Inc., and served in various capacities on the audit, nominating and compensation committees until its merger with Halcón in August 2012.

Phil D. Kramer has served as a director since October 2016. He served as an Executive Vice President of Plains All American Pipeline, L.P. (“PAA”), an energy infrastructure and logistics company based in Houston, Texas, from November 2008 until February 2017. He also served as Executive Vice President and Chief Financial Officer of PAA from 1998 until 2008. He was a director and chairman of the audit committee of PetroLogistics GP, the general partner of PetroLogistics LP, from July 2012 until its sale in July 2014. Mr. Kramer has served on the board of directors of Oasis Midstream Partners since their initial public offering in September 2017. He graduated from the University of Oklahoma in 1978 with a degree in accounting and was previously a Certified Public Accountant. He is currently on the board of advisors of Price College of Business at the University of Oklahoma.

Ray Singleton is a petroleum engineer with over 39 years of experience in the oil and gas industry.  He has been one of our directors since July 1989 and was our President and Chief Executive Officer from March 1993 until December 2014. From December 2014 until his retirement in June 2018, he has served as our Executive Vice President, Northern Region. From 1983 until 1988, he owned and operated an engineering consulting firm (Singleton & Associates) serving the needs of 40 small oil and gas clients. During this period, he was engaged by the Company on various projects in south Texas and the Rocky Mountain region. Mr. Singleton began his career with Amoco Production Company in 1973 as a production engineer in Texas. He was subsequently employed by the predecessor of Union Pacific Resources as a drilling, completion and production engineer from 1980 to 1983. His professional experience includes acquisition evaluation and economics, reserve engineering and drilling, completion and production engineering in both Texas and the Rocky Mountain region. In addition, he possesses over 22 years of C-level experience. Mr. Singleton received a B.S. degree in Petroleum Engineering from Texas A&M University in 1973, and received an MBA from Colorado State University’s Executive MBA Program in 1992.

Douglas E. Swanson, Jr. has served as a director since December 2014. He is a Managing Partner at EnCap Investments L.P. and serves on the firm’s upstream investment and management committees. Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank, specializing in energy-related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas. Mr. Swanson serves on the board of Eclipse Resources Corporation and several EnCap portfolio companies. Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association. Mr. Swanson holds a B.A. in Economics and an M.B.A., both from the University of Texas at Austin.

Wynne M. Snoots, Jr. has served as a director since May 2017. He is a Partner at EnCap Investments L.P. Prior to joining EnCap in January 2001, Mr. Snoots was one of three partners of Paradigm Development & Trade, Inc., a private company focused on generating and monetizing exploration prospects located along the Gulf Coast of Louisiana. For the two years prior to his involvement in Paradigm, Mr. Snoots served as President of Magellan Exploration, LLC, a private portfolio company. He previously spent seven years with Enron Capital & Trade Resources in the Producer Finance Group, most recently as a Vice President. Mr. Snoots began his career as a petroleum engineer with Texas Oil and Gas Corporation. He received a Master of Business Administration from the University of Texas at Austin and holds a B.S. in Petroleum Engineering from the University of Oklahoma. Mr. Snoots serves on the board of directors of several EnCap portfolio companies and is a member of the Independent Petroleum Association of America and the Houston Producers' Forum.

Brad A. Thielemann has served as a director since December 2014.  He is a Partner at EnCap Investments L.P. Prior to joining EnCap in 2006, he worked in the Investor Relations and Strategic Planning Groups at Plains All American Pipeline, L.P. Prior to that, he was an Associate at EnCap from 2000 to 2003 and a Treasury Analyst at Dynegy. Mr. Thielemann holds an M.B.A. from Duke University and a B.A. in Business Administration from the University of Texas at Austin. He serves on the boards of several EnCap portfolio companies, is on the board of the Houston Producers’ Forum and is a member of the Independent Petroleum Association of America.

Zachary G. Urban has served as a director since December 2014.  Since January 2014, Mr. Urban has served as CEO at the Vlasic Group, which is a private investment company with holdings in a wide variety of asset classes. Prior to being named CEO, Mr. Urban held the position of Managing Director of Investments at Vlasic Group from 2011 through 2013. At Vlasic Group, Mr. Urban has responsibility for a full spectrum of investment disciplines, including asset allocation, investment strategy, direct investments, manager selection, due diligence, and performance measurement. From 2001 to 2011, Mr. Urban worked at Donnelly Penman & Partners (“DP&P”), a regional investment bank. At DP&P, Mr. Urban specialized in merger and acquisition transactions, business valuations, financial advisory, due diligence services, and capital raising for middle market public and private clients. Prior to his time at DP&P, Mr. Urban also worked in the Corporate Value Consulting practice of

PricewaterhouseCoopers LLP, where he focused on business valuation services, strategic consulting, and corporate finance consulting for public and private companies, including multinational and Fortune 500 clients. Mr. Urban holds the Chartered Financial Analyst (CFA) designation and graduated from the Honors College of Michigan State University with a B.A. degree in Finance with High Honor.

Robert L. Zorich has served as a director since December 2014.  Mr. Zorich is a Managing Partner and co-founder of EnCap Investments L.P. He serves on the firm’s upstream investment and management committees and has been actively involved in all aspects of the firm’s management and growth since its inception in 1988. EnCap is a leading private equity firm focused on the upstream and midstream sectors of the oil and gas industry in North America, having raised 19 institutional oil and gas investment funds, totaling in excess of $27 billion of capital. Over its history, the firm has created over 220 oil and gas companies and currently manages capital on behalf of more than 250 U.S. and international investors, including public and private pension funds, insurance companies, sovereign wealth funds, university endowments and foundations. Prior to the formation of EnCap, Mr. Zorich was a Senior Vice President in charge of the Houston office of Trust Company of the West, then a large, privately-held pension manager. Previously, Mr. Zorich co-founded MAZE Exploration, Inc., a private oil and gas company headquartered in Denver. For the first seven years of his career, Mr. Zorich was employed by Republic Bank as a Vice President and Division Manager in the energy group. Mr. Zorich serves on the boards of several EnCap portfolio companies. He is also a member of the Board of Directors of Eclipse Resources Corporation and previously served on the board of Oasis Petroleum Inc. and its predecessor entities from March 2007 until March 2012. In addition, he serves on the investment committee of EnCap Flatrock Midstream. Mr. Zorich’s community involvement includes serving as a member of the Leadership Cabinet of Texas Children’s Hospital, as well as serving on the boards of the Workfaith Connection and the Memorial Assistance Ministries Endowment. He is a member of the Independent Petroleum Association of America, the Houston Producers’ Forum and Texas Independent Producers and Royalty Owners Association. Mr. Zorich holds a B.A. in Economics from the University of California at Santa Barbara and a Master’s Degree in International Management (with distinction) from the American Graduate School of International Management in Phoenix, Arizona.

The following table lists the names and ages as of [•] and positions of the individuals who are expected to serve as executive officers upon completion of the Transaction.

Name	Executive Officer Since	Age	Position
Frank A. Lodzinski	December 2014	69	Chairman of the Board and Chief Executive Officer
Robert J. Anderson	December 2014	56	President
Mark Lumpkin, Jr.	August 2017	45	Executive Vice President and Chief Financial Officer
Steve C. Collins	December 2014	53	Executive Vice President, Completions and Operations
Timothy D. Merrifield	December 2014	62	Executive Vice President, Geological and Geophysical
Francis M. Mury	December 2014	66	Executive Vice President, Drilling and Development
Tony Oviedo	February 2017	64	Executive Vice President, Accounting and Administration

See above for biographical information of Mr. Lodzinski.

Robert J. Anderson is a petroleum engineer with over 30 years of diversified domestic and international oil and gas experience. He has served as our President since April 2018. From December 2014 through April 2018, he served as our Executive Vice President, Corporate Development and Engineering. Previously, he served in a similar capacity with Oak Valley from March 2013 until the closing of its strategic combination with the Company in December 2014. Prior to joining Oak Valley, he served from August 2012 to February 2013 as Executive Vice President and Chief Operating Officer of Halcón. Mr. Anderson was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as a director and Executive Vice President, Chief Operating Officer – Northern Region. He was involved in the formation of Southern Bay Energy in September 2004 as Vice President, Acquisitions until its merger with GeoResources in April 2007. From March 2004 to August 2004, Mr. Anderson was employed by AROC, a predecessor company to Southern Bay Energy, as Vice President, Acquisitions and Divestitures. From September 2000 to February 2004, he was employed by Anadarko Petroleum Corporation as a petroleum engineer. In addition, he has worked with major oil companies, including ARCO International/Vastar Resources, and independent oil companies, including Hunt Oil, Hugoton Energy, and Pacific Enterprises Oil Company. His professional experience includes acquisition evaluation, reservoir and production engineering, field development, project economics, budgeting and planning, and capital markets. His domestic acquisition and divestiture experience includes Texas and Louisiana (offshore and onshore), Mid-Continent, and the Rocky Mountain states, and his international experience includes Canada, South America, and Russia. Mr. Anderson has a B.S. degree in Petroleum Engineering from the University of Wyoming and an MBA from the University of Denver.

Mark Lumpkin, Jr. has over 21 years of experience including over 14 years of oil and gas finance experience. He has served as our Executive Vice President and Chief Financial Officer since August 2017. Immediately prior to joining Earthstone, he served as Managing Director at RBC Capital Markets in the Oil and Gas Corporate Banking group, beginning in 2011 with a focus on upstream and midstream debt financing. From 2006 until 2011, he was employed by The Royal Bank of Scotland (“RBS”) in the Oil and Gas group within the Corporate and Investment Banking division, focusing primarily on the upstream subsector. Prior to RBS, he spent two years focused on capital markets and mergers and acquisitions primarily in the upstream sector at a boutique investment bank. Mr. Lumpkin graduated with a B.A. degree in Economics from Louisiana State University and graduated with a Master of Business Administration degree with a Finance concentration from Tulane University.

Steven C. Collins is a petroleum engineer with over 28 years of operations and related experience. He has served as our Executive Vice President, Completions and Operations since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Mr. Collins was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012 and directed field operations, including well completion, production and workover operations. Prior to employment by GeoResources, he served as Vice President of Operations for Southern Bay, AROC, and Texoil, and as a petroleum and operations engineer at Hunt Oil Company and Pacific Enterprises Oil Company. His experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, and the Mid-Continent. Mr. Collins graduated with a B.S. degree in Petroleum Engineering from the University of Texas.

Timothy D. Merrifield has over 37 years of oil and gas industry experience. He has served as our Executive Vice President, Geology and Geophysics since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he served from August 2012 to November 2012 as a consultant to Halcón upon its merger with GeoResources, Inc. in August 2012. From April 2007 to August 2012, Mr. Merrifield led all geology and geophysics efforts at GeoResources. He has held previous roles at AROC, Forcenergy, Great Western Resources and other independents. His domestic experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, New Mexico, Rocky Mountain States, and the Mid-Continent. In addition, he has international experience in Peru and the East Irish Sea. Mr. Merrifield attended Texas Tech University.

Francis M. Mury has over 42 years of oil and gas industry experience. He has served as our Executive Vice President, Drilling and Development since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as an Executive Vice President, Chief Operating Officer–Southern Region. He has held prior roles at AROC, Texoil, Hampton Resources, Wainoco Oil & Gas Company, Diasu Exploration Company, and Texaco, Inc. His experience extends to all facets of petroleum engineering, including reservoir engineering, drilling and production operations, petroleum economics, geology, geophysics, land, and joint operations. Geographical areas of experience include Texas and Louisiana (offshore and onshore), North Dakota, Montana, Mid-Continent, Florida, New Mexico, Oklahoma, Wyoming, Pennsylvania and Michigan. Mr. Mury graduated from Nicholls State University with a degree in Computer Science.

Tony Oviedo has served as our Executive Vice President – Accounting and Administration (Principal Accounting Officer) since February 10, 2017. Mr. Oviedo has over 30 years of professional experience with both private and public companies. Prior to joining the Company, he was employed by GeoMet, Inc., where, since 2006, he served as the Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller. In addition, prior to joining GeoMet, Mr. Oviedo was employed by Resolution Performance Products, LLC, where he was Compliance Director and has held positions as Chief Accounting Officer, Controller, and Director of Financial Reporting with various companies in the oil and gas industry. Prior to the aforementioned experience, he served in the audit practice of KPMG LLP’s Energy Group. Mr. Oviedo holds a Bachelor’s degree in Business Administration with a concentration in accounting and tax from the University of Houston and is a Certified Public Accountant in the state of Texas.

Certain Relationships and Related Transactions
Flatonia Energy, LLC

Flatonia Energy, LLC (“Flatonia”), a subsidiary of Parallel Resources, LLC (“PRP”), which owns approximately 10.3% of our outstanding Class A common stock and approximately 4.7% of our outstanding voting power, is a party to an industry standard joint operating agreement (the “Operating Agreement”) with Earthstone Operating, LLC (“ESO”) one of our wholly owned subsidiaries.  This agreement was entered into prior to the closing of the Flatonia Contribution Agreement on December 19, 2014 under which PRP acquired shares of our common stock.  The Operating Agreement covers certain jointly owned oil and gas properties located in the Eagle Ford trend in Texas. During the year ended December 31, 2017, Flatonia paid us $5.4 million as its share of joint operating costs associated with these properties which reflects charges by ESO for its direct costs and operating expenses under the joint Operating Agreement.  During 2017, ESO paid $26.5 million to Flatonia for its share of net revenues associates with these properties.

Registration Rights Agreement

Pursuant to the terms of the Bold Contribution Agreement, at the closing of the Bold Transaction, the Company, Bold Holdings, and the unitholders of Bold Holdings entered into a registration rights agreement (the “Bold Registration Rights Agreement”) relating to the shares of Class A common stock issuable upon the exchange of the EEH Units and Class B common stock held by Bold Holdings or its unitholders. In accordance with the Registration Rights Agreement, we filed a registration statement on Form S-3 (the “Bold Registration Statement”) with the SEC to permit the public resale of the shares of Class A common stock issued by the Company to Bold Holdings or its unitholders in connection with the exchange of Class B common stock and EEH Units in accordance with the terms of the First Amended and Restated Limited Liability Company Agreement of EEH. On October 18, 2017, the Bold Registration Statement was declared effective by the SEC.

Voting Agreement

On May 9, 2017, in connection with the closing of the Bold Contribution Agreement, the Company, EnCap and Bold Holdings entered into a voting agreement (the “Voting Agreement”), pursuant to which EnCap and Bold Holdings agreed not to vote any shares of Class A common stock or Class B common stock held by them in favor of any action, or take any action that would in any way alter the composition of the Earthstone board of directors from its composition immediately following the closing of the Bold Contribution Agreement as long as the Voting Agreement is in effect. Immediately following the closing of the Bold Contribution Agreement, the board of directors of Earthstone was increased to nine members from eight members, four of which were designated by EnCap, three of which are independent, and two of which are members of management, including our Chief Executive Officer, who serves as Chairman. On June 30, 2018, Ray Singleton retired from his position as an Executive Vice President and continues to serve as a director. At any time during the effectiveness of the Voting Agreement during which EnCap’s collective ownership of Earthstone exceeds 50% of the total issued and outstanding voting stock, EnCap may remove and replace one director that was not originally designated by EnCap, and his or her successors. Any such removal and replacement will be conducted in accordance with the provisions of our Certificate of Incorporation and Bylaws then in effect. The Voting Agreement terminates on the earlier of (i) May 9, 2022 and (ii) the date upon which EnCap and Bold Holdings collectively own, of record and beneficially, less than 20% of our outstanding voting stock.

Exchange Right

In accordance with the terms of the First Amended and Restated Limited Liability Company Agreement of EEH, the holders of EEH Units generally have the right to exchange their EEH Units (and a corresponding number of shares of our Class B common stock), for shares of our Class A common stock (the “Exchange Right”) at an exchange ratio of one share of Class A common stock for each EEH Unit (and a corresponding share of Class B common stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option). As a holder of EEH Units exchanges its EEH Units, our interest in EEH will be correspondingly increased.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 17, 2018, Earthstone, EEH and Sabalo Holdings entered into the Contribution Agreement, whereby Earthstone will acquire interests in certain subsidiaries of Sabalo Holdings for a purchase price of approximately $780 million (the “Sabalo Transaction”). On October 17, 2018, Sabalo, a 99.99% owned subsidiary of Sabalo Holdings, entered into an agreement to acquire certain wellbore interests held by Shad (the “Shad Assets”) which was part of a drilling arrangement between Sabalo and Shad for a purchase price of approximately $170 million (the “Shad Transaction”). The Shad Transaction is expected to close immediately following the closing of the Sabalo Transaction.

Under the Contribution Agreement, Sabalo Holdings will contribute to EEH, a subsidiary of Earthstone, all of Sabalo Holdings’ membership interests in Sabalo and Sabalo Holdings will also contribute to EEH all of the shares of its subsidiary Sabalo Inc., which owns 0.01% of the membership interests of Sabalo. All agreements between Sabalo Holdings and its affiliates and Sabalo will be terminated upon closing of the Sabalo Transaction. Sabalo Holdings will retain all of the assets and liabilities held in Sabalo other than the oil and gas mineral rights/working interests (including liabilities held in suspense) and related infrastructure (consisting of well equipment and transportation facilities on its properties) to be sold under the Contribution Agreement, including any underlying working capital (or deficit) or debt (the “Sabalo Assets”).

The Contribution Agreement contains provisions customary in similar transactions including post-effective date cash flows directly related to the properties, title, casualty and environmental matters relating to the leases, representations and warranties of Sabalo Holdings, certain tax provisions, conditions to closing, termination provisions and indemnities.

As previously disclosed in its Current Report on Form 8-K filed on December 27, 2017 with the SEC, on December 20, 2017, Earthstone closed the sale of its oil and natural gas leases, oil and natural gas wells and associated assets located in the Williston Basin in North Dakota (the “Bakken Sale”), also providing unaudited pro forma condensed combined financial statements giving effect to the Bakken Sale, as required by Item 9.01(b) of Form 8-K.

As previously disclosed in its Current Report on Form 8-K filed on May 12, 2017 with the SEC, on May 9, 2017, Earthstone completed the Contribution Agreement dated as of November 7, 2016, and as amended on March 21, 2017 (the “Bold Transaction”), by and among the Company, EEH, Lynden US, Lynden Sub, Bold Holdings, and Bold. On June 2, 2017, Earthstone filed a Current Report on Form 8-K/A for the purpose of providing unaudited pro forma condensed combined financial statements giving effect to the Bold Transaction, as required by Item 9.01(b) of Form 8-K.

The unaudited pro forma condensed combined balance sheet does not purport to represent what Earthstone’s financial position would have been had the Sabalo Transaction and Shad Transaction actually been consummated on June 30, 2018, or what Earthstone’s results of operations would have been had the Sabalo Transaction, the Shad Transaction, the Bakken Sale and the Bold Transaction actually been consummated on January 1, 2017. The unaudited pro forma condensed combined financial information is not indicative of Earthstone’s future financial position or results of operations and does not reflect future events that may occur after the Sabalo Transaction and Shad Transaction, including, but not limited to, the anticipated realization of ongoing savings from operating efficiencies, or offsetting unforeseen incremental costs. The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Earthstone Annual Report on Form 10-K for the year ended December 31, 2017, Earthstone’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, the audited statement of revenues and direct operating expenses of the Sabalo Assets for the year ended December 31, 2017 and the unaudited interim statement of revenues and direct operating expenses of the Sabalo Assets for the six months ended June 30, 2018 included elsewhere in this proxy statement, and the audited statement of revenues and direct operating expenses of the Shad Assets for the year ended December 31, 2017 and the unaudited interim statement of revenues and direct operating expenses of the Shad Assets for the six months ended June 30, 2018 included elsewhere in this proxy statement.

Below is the unaudited pro forma condensed combined financial information and related notes thereto which give effect to the Sabalo Transaction, the Shad Transaction, the Bakken Sale and the Bold Transaction. The

following unaudited pro forma condensed combined balance sheet sets forth pro forma adjustments giving effect to the Sabalo Transaction and the Shad Transaction as if such transactions had been completed on June 30, 2018. The following unaudited pro forma condensed combined statements of operations set forth pro forma adjustments giving effect to the Sabalo Transaction, the Shad Transaction, the Bakken Sale and the Bold Transaction as if such transactions had been completed on January 1, 2017, the beginning of the earliest period presented, for purposes of the unaudited pro forma condensed combined statement of operations. The pro forma adjustments made are (1) directly attributable to the Sabalo Transaction, the Shad Transaction, the Bakken Sale and the Bold Transaction, (2) factually supportable, and (3) expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 has been derived from:

•	the unaudited historical condensed consolidated balance sheet of Earthstone as of June 30, 2018;

•	the unaudited historical cost of the Sabalo Assets to be acquired; and

•	the unaudited value of the agreed upon consideration to be paid for the Shad Assets to be acquired plus transaction costs.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 has been derived from:

•	the unaudited historical consolidated statement of operations of Earthstone for the six months ended June 30, 2018;

•	the unaudited interim statement of revenues and direct operating expenses of the Sabalo Assets for the six months ended June 30, 2018; and

•	the unaudited interim statement of revenues and direct operating expenses of the Shad Assets for the six months ended June 30, 2018.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 has been derived from:

•	the audited historical consolidated statement of operations of Earthstone for the year ended December 31, 2017;

•	the unaudited historical consolidated statement of operations of Bold for the period January 1, 2017 through May 8, 2017;

•	the audited statement of revenues and direct operating expenses of the Sabalo Assets for the year ended December 31, 2017; and

•	the audited statement of revenues and direct operating expenses of the Shad Assets for the year ended December 31, 2017.

EARTHSTONE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2018
(In thousands, except share and per share amounts)

ASSETS	Earthstone Historical	Sabalo Assets	Notes	Shad Assets	Notes	Pro Forma Adjustments	Notes	Earthstone Pro Forma as Adjusted
Current assets:
Cash	$4,196	$—		$—		$—		$4,196
Accounts receivable:
Oil, natural gas, and natural gas liquids revenues	13,564	—		—		—		13,564
Joint interest billings and other, net of allowance	5,011	—		—		—		5,011
Prepaid expenses and other current assets	2,059	—		—		—		2,059
Total current assets	24,830	—		—		—		24,830

Oil and gas properties, successful efforts method:
Proved properties	681,960	233,497	(a)	171,132	(a)	—		1,086,589
Unproved properties	272,260	97,217	(a)	—		—		369,477
Land (surface rights)	5,382	—		—		—		5,382
Total oil and gas properties	959,602	330,714		171,132		—		1,461,448

Accumulated depreciation, depletion and amortization	(138,313)	(21,384)	(a)	—		—		(159,697)
Net oil and gas properties	821,289	309,330		171,132		—		1,301,751

Other noncurrent assets:
Goodwill	17,620	—		—		—		17,620
Office and other equipment, net of accumulated depreciation	764	—		—		—		764
Other noncurrent assets	1,277	—		—		2,525	(b)	3,802
TOTAL ASSETS	$865,780	$309,330		$171,132		$2,525		$1,348,767
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,307	$—		$—		$4,000	(b)	$16,307
Revenues and royalties payable	18,725	3,731	(a)	—		—		22,456
Accrued expenses	18,499	—		—		—		18,499
Advances	18,746	—		—		—		18,746
Derivative liability	14,803	—		—		—		14,803
Total current liabilities	83,080	3,731		—		4,000		90,811

Noncurrent liabilities:

Long-term debt	22,500	—		—		526,901	(b)	549,401
Deferred tax liability	10,461	—		—		—		10,461
Asset retirement obligation	1,834	2,241	(a)	474	(a)	—		4,549
Derivative liability	5,502	—		—		—		5,502
Other noncurrent liabilities	109	—		—		—		109
Total noncurrent liabilities	40,406	2,241		474		526,901		570,022

Mezzanine Equity:
Series A Redeemable Convertible Preferred Stock	—	—		—		212,750	(b)	212,750

Equity:
Preferred stock	—	—		—		—		—
Class A common stock	28	—		—		—		28
Class B common stock	36	—		—		32	(b)	68
Additional paid-in capital	509,381	—		—		(109,144)	(b)	400,237
Accumulated deficit	(218,851)	—		—		—		(218,851)
Total Earthstone Energy, Inc. stockholders’ equity	290,594	—		—		(109,112)		181,482
Noncontrolling interest	451,700	—		—		(157,998)	(b)	293,702
Total equity	742,294	—		—		(267,110)		475,184

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY	$865,780	$5,972		$474		$476,541		$1,348,767

EARTHSTONE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2018
(In thousands, except share and per share amounts)

	Earthstone Historical	Sabalo Assets Historical	Shad Assets Historical	Pro Forma Adjustments	Notes	Earthstone Pro Forma Combined
REVENUES
Oil	$66,320	$41,793	$20,405	$—		$128,518
Natural gas and Natural gas liquids	11,725	2,792	1,267	—		15,784
Total revenues	78,045	44,585	21,672	—		144,302

OPERATING COSTS AND EXPENSES
Lease operating expense	9,666	12,928	6,355	—		28,949
Severance taxes	3,861	2,153	1,022	—		7,036
Depreciation, depletion and amortization	20,520	—	—	15,159	(h)	35,679
General and administrative expense	13,865	—	—	2,315	(i)	16,180
Accretion of asset retirement obligation	84	—	—	52	(j)	136
Total operating costs and expenses	47,996	15,081	7,377	17,526		87,980

Gain on sale of oil and gas properties	512	—	—	—		512

Income (loss) from operations	30,561	29,504	14,295	(17,526)		56,834

OTHER INCOME (EXPENSE)
Interest expense, net	(1,223)	—	—	(21,159)	(k)	(22,382)
(Loss) gain on derivative contracts, net	(16,125)	—	—	—		(16,125)
Other income (expense), net	397	—	—	—		397
Total other income (expense)	(16,951)	—	—	(21,159)		(38,110)

(Loss) income before income taxes	13,610	29,504	14,295	(38,685)		18,724
Income tax benefit (expense)	53	—	—	(454)	(l)	(401)
Net (loss) income	$13,663	$29,504	$14,295	$(39,139)		$18,323

Net loss attributable to noncontrolling interests	7,692	—	—	3,145	(m)	10,837
Net (loss) income attributable to Earthstone Energy, Inc. common stockholders	$5,971	$29,504	$14,295	$(42,284)		$7,486

Dividends accrued on Series A Redeemable Convertible Preferred Stock	—	—	—	(10,851)	(n)	(10,851)
Net income (loss) available to Earthstone Energy, Inc. common stockholders	$5,971	$29,504	$14,295	$(53,135)		$(3,365)

Net income (loss) per common share:
Basic	$0.21					$(0.07)
Diluted	$0.21					$(0.07)	(p)

Weighted average common shares outstanding:
Basic	27,886,220			18,643,670		46,529,890
Diluted	27,967,421			18,643,670		46,611,091

EARTHSTONE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
(In thousands, except share and per share amounts)

	Earthstone Historical	Bold Historical	Bold Pro Forma Adj	Notes	Bakken Sale Adj	Notes	Earthstone Pro Forma Results adjusted for Bold & Bakken	Sabalo Assets Historical	Shad Assets Historical	Sabalo and Shad Assets Pro Forma Adj	Notes	Earthstone Pro Forma Combined
REVENUES
Oil	$88,536	$23,183	$—		$(6,992)	(u)	$104,727	$27,059	$1,718	$—		$133,504
Natural gas and Natural gas liquids	19,542	3,607	—		(1,037)	(u)	22,112	2,582	75	—		24,769
Total revenues	108,078	26,790	—		(8,029)		126,839	29,641	1,793	—		158,273

OPERATING COSTS AND EXPENSES
Lease operating expense	19,658	1,920	—		(3,027)	(u)	18,551	12,075	395	—		31,021
Severance taxes	6,060	1,335	—		(694)	(u)	6,701	1,411	84	—		8,196
Impairment expense	72,191	800	—		—		72,991	—	—	—		72,991
Depreciation, depletion and amortization	36,915	7,271	(1,918)	(q)	(2,812)	(v)	39,456	—	—	7,146	(h)	46,602
General and administrative expense	27,067	2,383	—		(753)	(w)	28,697	—	—	4,737	(i)	33,434
Transaction costs	4,732	—	(4,567)	(r)	—		165	—	—	—		165
Accretion of asset retirement obligation	434	—	—		(100)	(j)	334	—	—	101	(j)	435
Exploration expense	1	—	—		(1)	(u)	—	—	—	—		—
Total operating costs and expenses	167,058	13,709	(6,485)		(7,387)		166,895	13,486	479	11,984		192,844

Gain on sale of oil and gas properties	9,105	—	—		(865)		8,240	—	—	—		8,240

Income (loss) from operations	(49,875)	13,081	6,485		(1,507)		(31,816)	16,155	1,314	(11,984)		(26,331)

OTHER INCOME (EXPENSE)
Interest expense, net	(2,699)	(712)	—		940	(x)	(2,471)	—	—	(42,318)	(k)	(44,789)
Write-off of deferred financing costs	(526)	—	—		—		(526)	—	—	—		(526)
Gain on derivative contracts, net	(7,986)	—	—		—		(7,986)	—	—	—		(7,986)
Other income (expense) , net	(20)	—	—		—		(20)	—	—	—		(20)
Total other income (expense)	(11,231)	(712)	—		940		(11,003)	—	—	(42,318)		(53,321)

(Loss) income before income taxes	(61,106)	12,369	6,485		(567)		(42,819)	16,155	1,314	(54,302)		(79,652)
Income tax benefit (expense)	16,373	—	(7,529)	(s)	—	(o)	8,844	—	—	752	(l)	9,596
Net (loss) income	$(44,733)	$12,369	$(1,044)		$(567)		$(33,975)	$16,155	$1,314	$(53,550)		$(70,056)

Net loss attributable to noncontrolling interests	(32,219)	—	11,151	(m)	(335)	(m)	(21,403)	—	—	(20,031)	(m)	(41,434)

Net (loss) income attributable to Earthstone Energy, Inc. common stockholders	$(12,514)	$12,369	$(12,195)		$(232)	$(12,572)	$16,155	$1,314	$(33,519)		$(28,622)

Dividends accrued on Series A Redeemable Convertible Preferred Stock	—	—	—		—	—	—	—	(20,343)	(n)	(20,343)
Net income (loss) available to Earthstone Energy, Inc. common stockholders	$(12,514)	$12,369	$(12,195)		$(232)	$(12,572)	$16,155	$1,314	$(53,862)		$(48,965)

Net income (loss) per common share:
Basic	$(0.53)					$(0.53)					$(1.16)
Diluted	$(0.53)					$(0.53)					$(1.16)	(p)

Weighted average common shares outstanding:
Basic	23,589,973		150,000	(t)		23,739,973			18,643,670		42,383,643
Diluted	23,589,973		150,000	(t)		23,739,973			18,643,670		42,383,643

EARTHSTONE ENERGY, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

These pro forma condensed combined financial statements are prepared under the assumption that the Sabalo Transaction is a business combination of entities under common control, with Earthstone identified as the accounting acquiror, and the Shad Transaction is an acquisition of assets. Financial Accounting Standards Board (“FASB”)’s Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), requires, among other things, that a business combination under common control will include recording the Sabalo Assets on Earthstone’s books at historical cost, retrospectively, similar to the manner in which a pooling-of-interest was accounted formerly for under APB 16, Business Combinations. The amount of consideration paid in excess of the amounts recorded on Earthstone’s balance sheet will be recognized in equity in Earthstone’s consolidated balance sheet, and, hence, no Goodwill will be recorded related to the Sabalo Transaction. ASC 805 requires, among other things, that in an acquisition of assets, the assets are recognized in the acquiror’s balance sheet at the value of the consideration transferred, including costs directly related to the transaction, measured at the closing date of the acquisition, which may be different than the amount of consideration assumed in this unaudited pro forma condensed combined financial information.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Sabalo Transaction, the Shad Transaction, the Bakken Sale and the Bold Transaction, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations expected to have a continuing impact on the consolidated results following the Sabalo Transaction and the Shad Transaction. The pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Earthstone believes are reasonable; however, actual results may differ from those reflected in these statements. The unaudited pro forma condensed combined statements do not purport to represent what Earthstone’s financial position or results of operations would have been if the Sabalo Transaction, the Shad Transaction, the Bakken Sale and the Bold Transaction had occurred on the dates indicated above, nor are they indicative of Earthstone’s future financial position or results of operations. Certain information normally included in financial statements and the accompanying notes prepared has been condensed or omitted. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes of Earthstone, the Sabalo Assets, the Shad Assets and Bold for the periods presented.

Note 2. Accounting Policies and Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 have been compiled in a manner consistent with the accounting policies adopted by Earthstone. Certain reclassifications and adjustments have been made to Bold’s historical financial information presented herein to conform to Earthstone’s historical presentation.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following adjustments were made in the preparation of the unaudited pro forma condensed combined balance sheet:

(a)
To record the estimated historical cost for the Sabalo Transaction and the value of the consideration transferred, including costs directly related to the transaction, and measured at the closing date of the acquisition, for the Shad Transaction:

(in thousands)	Sabalo Assets	Shad Assets	Total
Proved properties (1)	$—	$171,132	$171,132
Proved properties	233,497		233,497
Unproved properties	97,217	—	97,217
Accumulated depreciation, depletion and amortization	(21,384)	—	(21,384)
Revenues and royalties payable (2)	(3,731)	—	(3,731)
Asset retirement obligation	(2,241)	(474)	(2,715)
Net assets to be acquired in transactions	$303,358	$170,658	$474,016
(1) Includes the $170.0 million purchase price paid, $0.658 million of estimated transaction costs, and $0.474 million of assumed asset retirement obligations.
(2) Relates to certain liability accounts held in suspense estimated to be assumed in connection with the Sabalo Transaction.

(b)    A reconciliation of the pro forma adjustments recorded in connection with the closing of the Sabalo Transaction and the Shad Transaction to the balance sheet, reflecting the financing arrangements, as well as the estimated impact to equity:

(in thousands)	Class B Common Stock Issued To Seller	Series A Redeemable Convertible Preferred Stock Issuance	Issuance of High Yield Debt	Draw on Credit Facility		Total
Detail of proceeds:

Gross cash	$300,000	$225,000	$500,000	$42,651		$1,067,651
Issuance costs	—	(12,250)	(15,750)	—		(28,000)
Net cash proceeds to finance transactions	$300,000	$212,750	$484,250	$42,651		$1,039,651	(1)

Shares assumed issued	32,316

Balance sheet impact of transactions:
Net assets to be acquired in transactions						$474,016
Other noncurrent assets (2)						2,525
Accounts payable (3)						(4,000)
Long-term debt			(484,250)	(42,651)		(526,901)
Series A Redeemable Convertible Preferred Stock		(212,750)				(212,750)
Class B common stock, par $0.001	(32)					(32)
Amount to be allocated to equity						$(267,142)

Allocation to equity:
Additional paid-in capital				40.9%	(4)	(109,144)
Noncontrolling interest				59.1%	(4)	(157,998)
						$(267,142)

(1) Reflects the estimated purchase price of $780 million for the Sabalo Transaction and the purchase price of $170 million for the Shad Transaction, as well as currently estimated purchase price adjustments of $85.7 million and $4.0 million in estimated transaction costs.

(2) Reflects estimated deferred financing costs resulting from an amendment to Earthstone's revolving credit agreement that is expected to be executed in relation to the closing of the Sabalo Transaction and the Shad Transaction.

(3) Reflects transaction costs directly related to the Sabalo Transaction.
(4) Reflects the estimated ownership by Earthstone of 40.9% and that of the noncontrolling interest of 59.1% upon closing of the Sabalo Transaction and the Shad Transaction.

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

The following adjustments were made in the preparation of the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017:

(h)	Adjustments to reflect the estimated depreciation, depletion, and amortization expense that would have been recorded in the period presented with respect to the Sabalo Assets and the Shad Assets.

(i)	Adjustments to reflect the historical general and administrative expense that would have been recorded in the period presented with respect to the Sabalo Assets.

(j)
Adjustments to reflect the estimated Accretion of asset retirement obligation that would have been recorded in the period presented if all transactions adjusted herein had been recorded on January 1, 2017.

(k)
Adjustments to reflect the estimated Interest expense, which includes amortization of deferred financing costs, that would have been recorded in the period presented with respect to the financing arrangements related to the purchase of the Sabalo Assets and the Shad Assets as described in (b) above, which assumes an 8.00%

interest rate for high yield debt amounts assumed outstanding and 3.82% interest rate for the assumed increase in credit facility amounts outstanding.

(l)
Adjustments to reflect the estimated incremental Income tax benefit (expense) that would have been recorded in the period presented if the Sabalo Assets and the Shad Assets had been acquired on January 1, 2017.

(m)
Adjustments to reflect the estimated Net loss (income) attributable to noncontrolling interests that would have been recorded in the period presented if all transactions adjusted herein had been recorded on January 1, 2017 based on the estimated ownership described in (b).

(n)
Adjustments to reflect the dividends accrued on Series A Preferred Stock that would have been recorded in the period presented if the Sabalo Assets and the Shad Assets had been acquired on January 1, 2017 under the assumption that no cash dividends will be paid through the period that election is available under the current form of the Certificate of Designations, using an 8.75% dividend rate.

(o)	Income tax benefit associated with the Bakken assets has a full valuation allowance recorded against it.

(p)
No dilutive effects have been presented related to the net loss per share for the period as the calculation would require Cash dividends and dividends accrued on Series A Preferred Stock for the period to be added back to Net income (loss) available to Earthstone Energy, Inc. common stockholders, resulting in an anti-dilutive effect.

(q)
Adjustments to reflect the decreased depreciation, depletion, and amortization expense that would have been recorded had the Bold Transaction occurred on January 1, 2017 and the properties were adjusted to estimated fair value.

(r)
Adjustments to reflect the elimination of non-recurring transaction costs for the year ended December 31, 2017 that were directly related to the Bold Transaction and are not expected to have a continuing impact.

(s)
To adjust the $7.5 million benefit resulting from a change in assessment of the realization of its net deferred tax assets due to the deferred tax liability that was recorded with respect to its investment in EEH as part of the Bold Transaction.

(t)	Adjustment to reflect 150,000 shares of Class A common stock issued to certain employees of Bold pursuant to the Bold Contribution Agreement.

(u)	Eliminates the revenues and direct operating expenses of the divested properties in the Bakken Sale.

(v)	Reflects the reduction in depreciation, depletion and amortization resulting from excluding the divested properties in the Bakken Sale.

(w)	Eliminates the general and administrative costs associated with the office and personnel whose sole purpose was to support the operations of the Bakken assets.

(x)	Reduces interest expense resulting from applying the net proceeds as repayment of amounts outstanding under the credit agreement.

Note 5. Supplemental Unaudited Pro Forma Combined Oil, Natural Gas and Natural Gas Liquids Reserves and Standardized Measure Information

The following table sets forth information with respect to the historical and pro forma combined estimated oil, natural gas and natural gas liquids, or NGLs, reserves as of December 31, 2017 for Earthstone, the Sabalo Assets and the Shad Assets. The reserve data of Earthstone, the Sabalo Assets and the Shad Assets presented below was derived from independent engineering reports of each company. Cawley Gillespie & Associates, Inc. (“CG&A”) prepared the Earthstone reserve estimates as of December 31, 2017 and W.D. Von Gonten & Co. prepared the reserve estimates of the Sabalo Assets and the Shad Assets as of December 31, 2017. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the quantity of reserve volumes. The reserve estimates shown below were determined using the average first day of the month price for each of the preceding 12 months for oil, natural gas and natural gas liquids for the year ended December 31, 2017 for Earthstone, the Sabalo Assets and the Shad Assets.

	As of the Year Ended December 31, 2017
	Earthstone (2)	Sabalo Assets	Shad Assets	Pro Forma Combined
Estimated Proved Reserves:
Oil (MBbl)	47,327	9,213	3,265	59,805
Natural Gas (MMcf)	91,088	7,016	2,515	100,619
Natural Gas Liquids (MBbl)	17,468	1,811	649	19,928
Total (MBOE) (1)	79,976	12,193	4,333	96,502
Estimated Proved Developed Reserves:
Oil (MBbl)	11,949	3,602	615	16,166
Natural Gas (MMcf)	23,336	2,458	405	26,199
Natural Gas Liquids (MBbl)	4,123	635	105	4,863
Total (MBOE) (1)	19,961	4,646	787	25,394
Estimated Proved Undeveloped Reserves:
Oil (MBbl)	35,378	5,611	2,650	43,639
Natural Gas (MMcf)	67,752	4,558	2,110	74,420
Natural Gas Liquids (MBbl)	13,345	1,176	544	15,065
Total (MBOE) (1)	60,015	7,547	3,546	71,108
(1) Assumes a ratio of 6 Mcf of natural gas per barrel of oil.
(2) As of December 31, 2017, holders of Earthstone Class B common stock owned a non-controlling indirect interest of 56.7% of the estimated proved reserves.

The following table sets forth summary information with respect to historical and pro forma combined oil, natural gas and natural gas liquids production for the year ended December 31, 2017 for Earthstone, the Sabalo Assets and the Shad Assets. The Earthstone oil, natural gas and natural gas liquids production data presented below was derived from Earthstone’s Annual Report on Form 10-K for the year ended December 31, 2017. The oil, natural gas and natural gas liquids production data of the Sabalo Assets presented below was derived from the supplemental oil and gas reserve information (unaudited) included in notes to the audited statements of revenues and direct operating expenses of the Sabalo Assets for the years ended December 31, 2017 and 2016. The oil, natural gas and natural gas liquids production data of the Shad Assets presented below was derived from the supplemental oil and gas reserve information (unaudited) included in notes to the audited statements of revenues and direct operating expenses of the Shad Assets for the years ended December 31, 2017 and 2016.

	For the Year Ended December 31, 2017
	Earthstone (2)	Sabalo Assets	Shad Assets	Pro Forma Combined
Oil (MBbl)	1,828	562	31	2,421
Natural Gas (MMcf)	3,260	262	7	3,529
Natural Gas Liquids (MBbl)	500	57	2	559
Total (MBOE) (1)	2,872	663	34	3,569
(1) Assumes a ratio of 6 Mcf of natural gas per barrel of oil.
(2) As of December 31, 2017, holders of our Class B common stock owned a non-controlling indirect interest of 56.7% of the estimated proved reserves.

The following unaudited pro forma estimated discounted future net cash flows reflect Earthstone, the Sabalo Assets and the Shad Assets as of December 31, 2017. The unaudited pro forma standardized measure of discounted future net cash flows are as follows (in thousands):

	As of the Year Ended December 31, 2017
	Earthstone (1)	Sabalo Assets	Shad Assets	Pro Forma Combined
Future cash inflows	$2,948,989	$524,424	$186,127	$3,659,540
Future production costs	(757,716)	(124,198)	(45,689)	(927,603)
Future development costs	(677,093)	(93,298)	(47,409)	(817,800)
Future income tax expense	(33,644)	—	—	(33,644)
Future net cash flows	1,480,536	306,928	93,029	1,880,493
10% annual discount for estimated timing of cash flows	(887,836)	(160,613)	(52,761)	(1,101,210)
Standardized measure of discounted future net cash flows	$592,700	$146,315	$40,268	$779,283
(1) As of December 31, 2017, holders of Earthstone Class B common stock owned a non-controlling indirect interest of 56.7% of the estimated proved reserves.
The following is an unaudited summary of changes in pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves. The unaudited summary of changes in pro forma standardized measure of discounted future net cash flows is as follows (in thousands):

	As of the Year Ended December 31, 2017
	Earthstone (1)	Sabalo Assets	Shad Assets	Pro Forma Combined
Beginning of year	$85,883	$3,590	$—	$89,473
Sales of oil and gas produced, net of production costs	(81,926)	(16,155)	(1,314)	(99,395)
Sales of minerals in place	(15,553)	—	—	(15,553)
Net changes in prices and production costs	155,629	419	—	156,048
Extensions, discoveries, and improved recoveries	201,801	160,604	41,582	403,987
Changes in income taxes, net	(5,941)	—	—	(5,941)
Previously estimated development costs incurred during the period	76,447	107	—	76,554
Net changes in future development costs	(168,940)	—	—	(168,940)
Purchases of minerals in place	244,785	—	—	244,785
Revisions of previous quantity estimates	68,705	(2,386)	—	66,319
Accretion of discount	28,985	136	—	29,121
Changes in timing of estimated cash flows and other	2,825	—	—	2,825
End of year	$592,700	$146,315	$40,268	$779,283
(1) As of December 31, 2017, holders of our Class B common stock owned a non-controlling indirect interest of 56.7% of the estimated proved reserves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes all holdings of our Class A common stock and Class B common stock as of [•], of our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our Class A common stock and Class B common stock. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

	Shares Beneficially Owned by Certain Beneficial Owners and Management (1)(2)
	Class A common stock		Class B common stock		Combined Voting Power (3)
Name	Number	Percent of Class (4)	Number	Percent of Class (5)	Number	Percent
Named Executive Officers:			-	-
Frank A. Lodzinski (6)(7)	279,411	*	-	-	279,411	*
Robert J. Anderson (7)	124,627	*	-	-	124,627	*
Timothy D. Merrifield (7)	144,233	*	-	-	144,233	*
Tony Oviedo (7)	38,731	*	-	-	38,731	*
Mark Lumpkin, Jr. (7)	39,766	*	-	-	39,766	*

Non-Management Directors:
Jay F. Joliat (7)	134,451	*	-	-	134,451	*
Phil D. Kramer (7)	22,000	*	-	-	22,000	*
Ray Singleton	526,710	1.8%	-	-	526,710	*
Wynne M. Snoots, Jr. (8)	-	*	33,956,524	95.8%	33,956,524	52.9%
Douglas E. Swanson, Jr. (8)	5,250,552	18.3%	33,956,524	95.8%	39,857,076	61.1%
Brad A. Thielemann	-	-	-	-	-	-
Zachary G. Urban (7)	25,415	*	-	-	25,415	*
Robert L. Zorich (8)	5,250,552	18.3%	33,956,524	95.8%	39,857,076	61.1%

Officers and Directors as a Group (thirteen persons):	6,585,896	23.0%	33,956,524	95.8%	40,542,420	63.2%

Beneficial Owners of More than Five Percent:
EnCap Investments L.P. (8)	5,250,552	18.3%	33,956,524	95.8%	39,857,076	61.1%
Flatonia Energy, LLC (9)	2,957,288	10.3%	-	-	2,957,288	4.7%
T. Rowe Price Associates, Inc. (10)	1,837,325	6.4%	-	-	1,837,325	2.9%

*	Less than one percent.

(1)
Subject to the terms of the First Amended and Restated Limited Liability Company Agreement of EEH, holders (“EEH Unit Holders”) of EEH Units have the right to exchange all or a portion of its EEH Units (together with a corresponding number of shares of Class B common stock) for Class A common stock (or the cash option) at an exchange ratio of one share of Class A common stock for each EEH Unit (and corresponding share of Class B common stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Earthstone has the option to deliver cash in lieu of shares of Class A common stock upon exercise by EEH Unit Holders of their exchange right. As a result, beneficial ownership of Class B common stock and EEH Units is not reflected as beneficial ownership of shares of our Class A common stock for which such units and stock may be exchanged.

(2)
This table lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.

(3)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock has no economic rights, but entitles the holder thereof to one vote for each EEH Unit held by such holder.

(4)	The percentage is based upon 28,614,027 shares of Class A common stock issued and outstanding as of [•].

(5)	The percentage is based upon 35,452,178 shares of Class B common stock issued and outstanding as of [•].

(6)
Includes 273,790 shares of Class A common stock held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

(7)
Represents the following number of restricted stock units that have vested or will vest within 60 days of [•] with each restricted stock unit representing the contingent right to receive one share of our Class A common stock: Mr. Lodzinski – 18,750; Mr. Anderson – 12,292; Mr. Merrifield – 7,291; Mr. Oviedo – 3,750; Mr. Lumpkin – 9,791; Mr. Joliat – 3,250; Mr. Kramer – 3,250; Mr. Urban – 3,250; and all directors and named executive officers as a group – 64,875.

(8)
Six affiliated investment funds (the “EnCap Funds”), specifically EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”) holds 4,611,808 shares of Class A common stock, EnCap Energy Capital Fund VI, L.P. (“EnCap Fund VI”) holds 316,937 shares of Class A common stock, EnCap VI-B Acquisitions, L.P. (“EnCap Fund VI-B”) holds 173,486 shares of Class A common stock, EnCap Energy Capital Fund V, L.P. (“EnCap Fund V”) holds 82,782 shares of Class A common stock, EnCap V-B Acquisitions, L.P. (“EnCap Fund V-B”) holds 65,539 shares of Class A common stock and EnCap Fund IX beneficially holds 34,606,524 shares of Class B common stock, which are owned by its wholly-owned subsidiary Bold Holdings. EnCap Partners GP, LLC (“EnCap Partners GP”) is the sole general partner of EnCap Partners, LP (“EnCap Partners”), which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is the sole member of EnCap Investments Holdings Blocker, LLC (“EnCap Holdings Blocker”). EnCap Holdings Blocker is (i) the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the sole general partner of EnCap Investments L.P. (“EnCap”), and (ii) the sole limited partner of EnCap. EnCap is the sole general partner of each of EnCap Equity Fund VII GP, L.P. (“EnCap Fund VII GP”), EnCap Equity Fund VI GP, L.P. (“EnCap Fund VI GP”), EnCap Equity Fund V GP, L.P. (“EnCap Fund V GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”). EnCap Fund VII GP is the general partner of EnCap Fund VII. EnCap Fund VI GP is the general partner of EnCap Fund VI. EnCap Fund VI GP is also the general partner of EnCap Energy Capital Fund VI-B, L.P. (“EnCap Capital Fund VI-B”), which is the sole member of EnCap VI-B Acquisitions GP, LLC (“EnCap VI-B Acquisitions GP”), which is the general partner of EnCap Fund VI-B. EnCap Fund V GP is the general partner of EnCap Fund V. EnCap Fund V GP is also the general partner of EnCap Energy Capital Fund V-B, L.P. (“EnCap Capital Fund V-B”), which is the sole member of EnCap V-B Acquisitions GP, LLC (“EnCap V-B Acquisitions GP”), which is the general partner of EnCap Fund V-B. EnCap Fund IX GP is the general partner of EnCap Fund IX. Therefore, EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Holdings Blocker, EnCap Investments GP, EnCap, EnCap Fund VII GP, EnCap Fund VI GP, EnCap Fund V GP, EnCap Capital Fund V-B, EnCap Capital Fund VI-B, EnCap VI-B Acquisitions GP, EnCap V-B Acquisitions GP and EnCap Fund IX GP may be deemed to beneficially own the listed securities. Mr. Snoots is a member of the board of managers of Bold Holdings. Messrs. Snoots, Swanson and Zorich do not have the sole or shared power to vote or dispose of the Class A common stock or Class B common stock held by the EnCap Funds. Messrs. Swanson and Zorich are each a managing partner of EnCap Partners and may be deemed to beneficially own the reported securities held by the EnCap Funds. Each of Messrs. Snoots, Swanson and Zorich disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address for the EnCap entities listed above is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.

(9)
Flatonia Holdings, LLC (“Flatonia Holdings”) is the direct and indirect owner of 100% of the membership interests of Flatonia Energy, LLC (“Flatonia”). Three affiliated entities, specifically Energy Recapitalization and Restructuring Fund, L.P. (“ERR”), ERR FI Flatonia Holdings, LLC (“ERR FI Flatonia Holdings”), and ERR FI II Flatonia Intermediate, L.P. (“ERR FI II Flatonia Intermediate”) collectively own 59.6% of the membership interests of Flatonia Holdings. ERR FI Flatonia Holdings is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI Fund, L.P. (“ERR FI”). ERR FI II Flatonia Intermediate is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI II Fund, L.P. (“ERR FI II” and, together with ERR and ERR FI, collectively, the “ERR Funds”). Parallel Resource Partners, LLC (“Parallel”) serves as the general partner of, and has the power to direct the affairs of, each of the ERR Funds. Parallel also serves as the manager of Flatonia Holdings and owns, directly or indirectly, 1.5% of the membership interests of Flatonia Holdings. The board of managers of Parallel consists of Clint D. Carlson, C. John Wilder, Jr., Ron Hulme, John K. Howie, and Jonathan Siegler. Together, Carlson Energy Partners I, LLC (“CEP I”) and Bluescape Energy Partners LLC (“BEP”) have the power to direct the affairs of Parallel. Additionally, CEP I and BEP each own 50% of the outstanding membership interests of Parallel. Together, Carlson Energy Corp. (“Carlson Corp”), Ron Hulme and John K. Howie have the power to direct the affairs of CEP I. Mr. Clint D. Carlson has the power to direct the affairs of Carlson Corp. Bluescape Resources Company LLC (“Bluescape Resources”) has the power to direct the affairs of BEP. Mr. C. John Wilder, Jr. has the power to direct the affairs of Bluescape Resources. The address of Flatonia is c/o Parallel Resource Partners, LLC, 919 Milam Street, Suite 550, Houston, Texas 77002.

(10)
Based solely on a Schedule 13G filed with the SEC on February 14, 2018, in which T. Rowe Price Associates, Inc. reported sole dispositive power over 1,837,325 shares of Class A common stock and sole voting power over 251,842 shares of Class A common stock, and T. Rowe Price Small-Cap Value Fund, Inc. reported sole voting power over 1,585,483 shares of Class A common stock. The address for T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING COMPLETION OF THE TRANSACTION

The following table sets for the anticipated beneficial ownership of our Class A common stock and Class B common stock upon completion of the Transaction by our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our Class A common stock and Class B common stock.

The percent of Class A common stock and Class B common stock following the completion of the Transaction is based on [•] shares of Class A common stock and [•] shares of Class B common stock expected to be outstanding after giving effect of the Transaction. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

	Shares Beneficially Owned by Certain Beneficial Owners and Management (1)(2)
	Class A common stock		Class B common stock		Combined Voting Power (3)
Name	Number	Percent of Class (4)	Number	Percent of Class (5)	Number	Percent
Named Executive Officers:			-	-
Frank A. Lodzinski (6)(7)	279,411	*	-	-	279,411	*
Robert J. Anderson (7)	124,627	*	-	-	124,627	*
Timothy D. Merrifield (7)	144,233	*	-	-	144,233	*
Tony Oviedo (7)	38,731	*	-	-	38,731	*
Mark Lumpkin, Jr. (7)	39,766	*	-	-	39,766	*

Non-Management Directors:
Jay F. Joliat (7)	134,451	*	-	-	134,451	*
Phil D. Kramer (7)	22,000	*	-	-	22,000	*
Ray Singleton	526,710	1.8%	-	-	526,710	*
Wynne M. Snoots, Jr. (8)	-	*	33,956,524	50.1%	33,956,524	35.2%
Douglas E. Swanson, Jr. (8)(9)	5,250,552	18.3%	66,272,219	97.8%	71,522,771	74.2%
Brad A. Thielemann (9)	-	-	32,315,695	47.7%	32,315,695	33.5%
Zachary G. Urban (7)	25,415	*	-	-	25,415	*
Robert L. Zorich (8)(9)	5,250,552	18.3%	66,272,219	97.8%	71,522,771	74.2%

Officers and Directors as a Group (thirteen persons):	6,585,896	23.0%	66,272,219	97.8%	72,858,115	75.6%

Beneficial Owners of More than Five Percent:
EnCap Investments L.P. (8)(9)	5,250,552	18.3%	66,272,219	97.8%	71,522,771	74.2%
Flatonia Energy, LLC (10)	2,957,288	10.3%	-	-	2,957,288	3.1%
T. Rowe Price Associates, Inc. (11)	1,837,325	6.4%	-	-	1,837,325	1.9%

*	Less than one percent.

(1)
Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement of EEH (which will be entered into at the closing of the Transaction and the Securities Purchase Agreement), EEH Unit Holders (which includes Sabalo Holdings as of the closing of the Transaction) will have the right to exchange all or a portion of its EEH Units (together with a corresponding number of shares of Class B common stock) for Class A common stock (or the cash option) at an exchange ratio of one share of Class A common stock for each EEH Unit (and corresponding share of Class B common stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Earthstone has the option to deliver cash in lieu of shares of Class A common stock upon exercise by EEH Unit Holders of their exchange right. As a result, beneficial ownership of Class B common stock and EEH Units is not reflected as beneficial ownership of shares of our Class A common stock for which such units and stock may be exchanged.

(2)
This table lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.

(3)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock has no economic rights, but entitles the holder thereof to one vote for each EEH Unit held by such holder.

(4)	The percentage is based upon 28,614,027 shares of Class A common stock.

(5)	The percentage is based upon 67,767,873 shares of Class B common stock.

(6)
Includes 273,790 shares of Class A common stock held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

(7)
Represents the following number of restricted stock units that have vested or will vest within 60 days of [•] with each restricted stock unit representing the contingent right to receive one share of our Class A common stock: Mr. Lodzinski – 18,750; Mr. Anderson – 12,292; Mr. Merrifield – 7,291; Mr. Oviedo – 3,750; Mr. Lumpkin – 9,791; Mr. Joliat – 3,250; Mr. Kramer – 3,250; Mr. Urban – 3,250; and all directors and named executive officers as a group – 64,875.

(8)
The EnCap Oak Valley Funds collectively own 57.3% of the membership interests of Oak Valley and have the contractual right to nominate a majority of the members of the board of managers of Oak Valley. Therefore, the EnCap Oak Valley Funds may be deemed to beneficially own all of the reported securities held by Oak Valley.  Therefore, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund VII GP, EnCap Fund VI GP, EnCap Fund V GP, EnCap Capital Fund V-B, EnCap Capital Fund VI-B, EnCap VI-B Acquisitions GP and EnCap V-B Acquisitions GP may be deemed to beneficially own the listed securities. Messrs. Swanson and Zorich are each a managing partner of EnCap Partners and may be deemed to beneficially own the reported securities held by the EnCap Oak Valley Funds. Each of Messrs. Swanson and Zorich disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address for the entities described above is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.

(9)
EnCap Fund IX directly holds 98.9% of the membership interests of Sabalo Holdings. EnCap Partners is the managing member of EnCap Holdings, which is the sole member of EnCap Investments GP, which is the general partner of EnCap, which is the general partner of EnCap Equity Fund IX GP, which is the general partner of EnCap Fund IX. Therefore, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap, EnCap Fund IX GP through its direct and indirect ownership of EnCap Fund IX may be deemed to share the right to direct the disposition of the common stock through EnCap Fund IX’s ownership in Sabalo Holdings. Messrs. Swanson and Zorich are each a managing partner of EnCap Partners and may be deemed to beneficially own the reported securities held by EnCap Fund IX. Each of Messrs. Swanson and Zorich disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. Mr. Thielemann is a member of the board of managers of Sabalo Holdings and a partner at EnCap and may be deemed to beneficially own the reported securities held by Sabalo Holdings. Mr. Thielemann disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The address for the EnCap entities describe above is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.

(10)
Flatonia Holdings is the direct and indirect owner of 100% of the membership interests of Flatonia. Three affiliated entities, specifically ERR, ERR FI Flatonia Holdings, and ERR FI II Flatonia Intermediate collectively own 59.6% of the membership interests of Flatonia Holdings. ERR FI Flatonia Holdings is an indirect wholly owned subsidiary of ERR FI. ERR FI II Flatonia Intermediate is an indirect wholly owned subsidiary of ERR FI II. Parallel serves as the general partner of, and has the power to direct the affairs of, each of the ERR Funds. Parallel also serves as the manager of Flatonia Holdings and owns, directly or indirectly, 1.5% of the membership interests of Flatonia Holdings. The board of managers of Parallel consists of Clint D. Carlson, C. John Wilder, Jr., Ron Hulme, John K. Howie, and Jonathan Siegler. Together, CEP I and BEP have the power to direct the affairs of Parallel. Additionally, CEP I and BEP each own 50% of the outstanding membership interests of Parallel. Together, Carlson Corp., Ron Hulme and John K. Howie have the power to direct the affairs of CEP I. Mr. Clint D. Carlson has the power to direct the affairs of Carlson Corp. Bluescape Resources has the power to direct the affairs of BEP. Mr. C. John Wilder, Jr. has the power to direct the affairs of Bluescape Resources. The address of Flatonia is c/o Parallel Resource Partners, LLC, 919 Milam Street, Suite 550, Houston, Texas 77002.

(11)
Based solely on a Schedule 13G filed with the SEC on February 14, 2018, in which T. Rowe Price Associates, Inc. reported sole dispositive power over 1,837,325 shares of Class A common stock and sole voting power over 251,842 shares of Class A common stock, and T. Rowe Price Small-Cap Value Fund, Inc. reported sole voting power over 1,585,483 shares of Class A common stock. The address for T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

DESCRIPTION OF CAPITAL STOCK

This section of the proxy statement summarizes the material terms of our capital stock. You are encouraged to read our amended and restated certificate of incorporation and amended and restated bylaws for greater detail on the provisions that may be important to you. See “Where You Can Find More Information.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder. The below summary does not give effect to the Fourth Amended and Restated Certificate of Incorporation or the Certificate of Designations. A copy of the form of Fourth Amended and Restated Certificate of Incorporation is attached hereto as Annex C. A copy of the form of Certificate of Designations is attached hereto as Annex H.

General

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section entitled “Description of Capital Stock,” you should refer to our Certificate of Incorporation, and our amended and restated bylaws (the “Bylaws”), and to the applicable provisions of Delaware law. Our authorized capital stock consists of 270,000,000 shares of capital stock, $0.001 par value per share, of which:

•	200,000,000 shares are designated as Class A common stock (“Class A common stock”);

•	50,000,000 shares are designated as Class B common stock (“Class B common stock” and, together with the Class A common stock, the “Common Stock”); and

•	20,000,000 shares are designated as preferred stock.

As of October 25, 2018, there were 28,614,027 shares of Class A common stock issued and outstanding, 35,452,178 shares of Class B common stock issued and outstanding, and no shares of preferred stock issued or outstanding. However, upon consummation of the Preferred Stock Financing that is anticipated to close simultaneously with the closing of the Transaction, we will have 225,000 shares of Series A Preferred Stock issued and outstanding. As required by the Contribution Agreement and discussed in this proxy statement, at the closing of the Transaction, we will amend our Certificate of Incorporation pursuant to the Fourth Amended and Restated Certificate of Incorporation, to increase the number of authorized shares of Class A common stock from 200,000,000 to 300,000,000 and the number of authorized shares of Class B common stock from 50,000,000 to 150,000,000 shares, and increase the number of authorized directors from nine directors to eleven directors. Our board of directors is authorized, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of capital stock.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock are entitled to vote. Except as otherwise provided in our Certificate of Incorporation, or by applicable law, the holders of shares of Common Stock shall vote together as a single class on all matters. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding have prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of Class A common stock have exclusively all other rights of stockholders of Earthstone, including but not limited to, (i) the right to receive dividends when, as and if declared by the board of directors out of assets lawfully available therefore and (ii) in the event of any distribution of assets upon the dissolution and liquidation of Earthstone, the right to receive ratably and equally all of the assets of Earthstone remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided in the future. Holders of Class B common stock as such are not entitled to receive dividends or distributions of assets upon dissolution or liquidation of Earthstone.

Shares of Class B common stock are exchangeable for shares of Class A common stock on the terms and subject to the conditions set forth in First Amended and Restated Limited Liability Company Agreement of EEH.

Earthstone has reserved out of its authorized but unissued shares of Class A common stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B common stock and EEH Units for Class A common stock pursuant to the First Amended and Restated Limited Liability Company Agreement of EEH, such number of shares of Class A common stock that will be issuable upon any such exchange pursuant to the First Amended and Restated Limited Liability Company Agreement of EEH.

Preferred Stock

The total number of shares of preferred stock, $0.001 par value per share, that we are authorized to issue is 20,000,000.

Our board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by our board of directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:

(i)	The designation of the series and the number of shares to constitute the series.

(ii)
The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(iii)	Whether the shares of the series shall be subject to redemption by Earthstone and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(iv)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(v)
Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(vi)	The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(vii)	The restrictions, if any, on the issue or reissue of any additional preferred stock.

(viii)	The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of Earthstone.

In connection with the closing of the Preferred Stock Financing, we anticipate issuing 225,000 shares of Series A Preferred Stock. For a description of the Series A Preferred Stock, please see “The Preferred Stock Financing.”

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Certificate of Incorporation and Bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

•
permit us to issue, without any further vote or action by our stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series;

•	require special meetings of our stockholders to be called by an officer of Earthstone upon the written request of a majority of the board of directors; and

•
our board of directors be classified into three classes: Class I, Class II, and Class III, each class having a three-year term of office. Under the Delaware General Corporation Law (the “DGCL”), stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Our Certificate of Incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” The likely effect of the classification of the board of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Earthstone board of directors will need at least two annual meetings of stockholders to effect this change.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner, summarized below. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•
before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for our shares of Class A common stock held by stockholders.

These provisions of Delaware law and our Certificate of Incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving us.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Direct Transfer Corporation, 500 Perimeter Park Drive, Suite D, Morrisville, North Carolina 27560. Its telephone number is (919) 744-2722.

Limitations of Liability and Indemnification

The Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not to be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

The Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Certificate of Incorporation, the Bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

We have obtained or will obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our Class A common stock is listed on the NYSE under the symbol “ESTE.”

FUTURE STOCKHOLDER PROPOSALS

In order to submit stockholder proposals for the 2019 annual meeting of stockholders for inclusion in the Earthstone proxy statement pursuant to Exchange Act Rule 14a-8, materials must be received by our Corporate Secretary at our principal executive offices in The Woodlands, Texas, no later than December 27, 2018. The proposals must comply with all of the requirements of Exchange Act Rule 14a-8. Proposals should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, pursuant to our Bylaws, a stockholder who intends to present an item of business at the 2019 Annual Meeting of Stockholders must provide notice of such business to us not less than ninety (90) nor more than one hundred twenty (120) days prior to the date of the 2019 Annual Meeting (assuming that the 2019 Annual Meeting is within 30 days of the anniversary date of the 2018 Annual Meeting). Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than February 6, 2019, and no later than March 8, 2019. Such notice should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested. Such proposals must also meet the other requirements established by the SEC for stockholder proposals.

For any other meeting, the nomination or item of business must be received by the tenth (10th) day following the date of public disclosure of the date of our meeting. These requirements are separate from and in addition to the SEC’s requirements described in the first paragraph of this section relating to including a proposal in our proxy statements.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If any other matters come before the meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their judgment as to any other matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified the Company whose shares they hold of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact the Company whose shares you hold at their address identified below. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Corporate Secretary, Earthstone Energy, Inc., at (281) 298-4246 or 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed this proxy statement, including annexes, under the Exchange Act with respect to the special meeting of our stockholders to approve the proposals. You may read and copy the proxy statement and any other document that Earthstone files at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this proxy statement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this proxy statement.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date on which the Transaction is completed (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 15, 2018;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 3, 2018;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed with the SEC on August 6, 2018;

•	Our Current Reports on Form 8-K, filed with the SEC on March 2, 2018, April 2, 2018, April 11, 2018, May 9, 2018, May 23, 2018, June 6, 2018, June 29, 2018, October 17, 2018 and October 26, 2018; and

•
The description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 9, 2017 and any amendments or reports filed for the purpose of updating that description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any of our Current Reports on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this proxy statement.

You may request a copy of any of these filings, at no cost, by request directed to us at the following address or telephone number:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Telephone: (281) 298-4246
Attention: Corporate Secretary

You can also find these filings on our website at www.earthstoneenergy.com. However, we are not incorporating the information on our website other than these filings into this proxy statement.

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and within this document.
3-D seismic – An advanced technology method of detecting accumulation of hydrocarbons identified through a three-dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.
Bbl – One barrel or 42 U.S. gallons liquid volume of oil or other liquid hydrocarbons.
Blow-out – means an uncontrolled flow of formation fluids from a well, wellbore or into lower pressurized subsurface zones, which may consist of water, oil, natural gas or a mixture of these.
BOE – Barrel of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent. The ratio does not assume price equivalency and, given price differentials, the price for a barrel of oil equivalent for natural gas differs significantly from the price for a barrel of oil.  A barrel of NGLs also differs significantly in price from a barrel of oil.
Btu – British thermal unit, the quantity of heat required to raise the temperature of one pound of water by one-degree Fahrenheit.
Completion – The process of treating and hydraulically fracturing a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate regulatory agency.
Developed acreage – The number of acres which are allotted or assignable to producing wells or wells capable of production.
Development activities – Activities following exploration including the drilling and completion of additional wells and the installation of production facilities.
Development well – A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.
Dry hole or well – A well found to be incapable of producing hydrocarbons economically.
Exploitation – A development or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.
Exploratory well – A well drilled to find and produce oil or natural gas reserves in an area or a potential reservoir not classified as proved.
Farm-in or Farm-out – An agreement whereby the owner of a working interest in an oil and natural gas lease assigns or contractually conveys subject to future assignment the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the farmee is required to drill one or more wells in order to earn its interest in the acreage. The farmor usually retains a royalty and/or an after-payout interest in the lease. The interest received by the farmee is a “farm-in” while the interest transferred by the farmor is a “farm-out.”
Field – An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.
Gross acres or gross wells – The total acres or wells, as the case may be, in which a working interest is owned.
HBP – Held by production, a mineral lease provision that extends the right to operate and maintain a lease as long as the property produces a minimum quantity of oil and/or natural gas.
Horizontal drilling – A drilling technique that permits the operator to drill horizontally within a specified targeted reservoir and thus exposes a larger portion of the producing horizon to a wellbore than would otherwise be exposed through conventional vertical drilling techniques.
Hydraulic fracture or Frac – A well stimulation method by which fluid, comprised largely of water and proppant (purposely sized particles used to hold open an induced fracture) are injected downhole and into the producing formation at high pressures and rates in order to exceed the rock strength and create a fracture such that the proppant material can be placed into the fracture to enhance the productive capability of the formation.
Injection well – A well which is used to inject gas, water, or liquefied petroleum gas under high pressure into a producing formation to maintain sufficient pressure to produce the recoverable reserves.
Joint Development Agreement or JDA – An agreement that provides for the joint development of a tract of land typically utilized after the leasing phase has concluded or when minerals are HBP.
Joint Operating Agreement or JOA – Any agreement between working interest owners concerning the duties and responsibilities of the operator and rights and obligations of the non-operators.
MBbls – One thousand barrels of crude oil or other liquid hydrocarbons.

MBOE – One thousand barrels of oil equivalent, determined using a ratio of six Mcf of natural gas equal to one barrel of oil equivalent.
MMBtu – One million Btu.
Mcf – One thousand cubic feet.
MMcf – One million cubic feet.
Net acres or net wells – The sum of the fractional working interests owned in gross acres or gross wells.
NGLs – Natural gas liquids measured in barrels. NGLs are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which have different uses and different pricing characteristics.
NYMEX – The New York Mercantile Exchange.
Plugging and abandonment or P&A – Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another stratum or to the surface.
PV-10 – The present value of estimated future revenues, discounted at 10% annually, to be generated from the production of proved reserves determined in accordance with the SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to (i) non-property related expenses such as general and administrative expenses, debt service and future income tax expense, or (ii) depreciation, depletion and amortization.
Productive well – A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceeds production expenses and taxes.
Proppant – A solid material, typically treated sand or man-made ceramic materials, designed to keep an induced hydraulic fracture open, during or following a fracturing treatment.
Proved developed nonproducing reserves or PDNP – Hydrocarbons in a potentially producing horizon penetrated by a wellbore, the production of which has been postponed pending completion activities and the installation of surface equipment or gathering facilities or pending the production of hydrocarbons from another formation penetrated by the wellbore. The hydrocarbons are classified as proved developed but nonproducing reserves.
Proved developed producing reserves or PDP – Reserves that can be expected to be recovered from existing wells and completions with existing equipment and operating methods.
Proved developed reserves or PD – The estimated quantities of oil, natural gas and NGLs that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.
Proved reserves – Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (“LKH”), as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil (“HKO”), elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Proved undeveloped reserves or PUD – Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are schedule to be drilled within five years unless specific circumstances justify a longer time. Under no circumstances shall estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.
Recompletion – The completion for production of an existing wellbore in another formation from that in which the well has been previously completed.
Re-engineering – A process involving a comprehensive review of the mechanical conditions associated with wells and equipment in producing fields. Our re-engineering practices typically result in a capital expenditure plan which is implemented over time to workover (see below) and re-complete wells and modify down hole artificial lift equipment and surface equipment and facilities. The programs are designed specifically for individual fields to increase and maintain production, reduce down-time and mechanical failures, lower per-unit operating expenses, and therefore, improve field economics.
Reservoir – A permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.
Royalty interest – An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.
SEC – United States Securities and Exchange Commission.
Shut-in reserves – Those reserves expected to be recovered from completion intervals that were open at the time the reserve was estimated but were not producing due to market conditions, mechanical difficulties or because production equipment or pipelines were not yet installed. These reserves are included in the PDNP category in our reserve report.
Slickwater – A method of hydraulic fracturing that predominately uses water and chemicals, with sand, that is injected into an oil or natural gas reservoir to create a fracture in the reservoir rock and create or enhance fluid flow.

Undeveloped acreage – Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.
Working interest or WI – The ownership interest, generally defined in a JOA, that gives the owner the right to drill, produce and/or conduct operating activities on the property and share in the sale of production, subject to all royalties, overriding royalties and other burdens and obligates the owner of the interest to share in all costs of exploration, development operations and all risks in connection therewith.
Workover – Operations on a producing well to restore or increase production.

INDEX TO FINANCIAL STATEMENTS

Page
Statements of Revenues and Direct Operating Expenses of the Sabalo Properties	F-1
Statements of Revenues and Direct Operating Expenses of the Shad Properties	F-12

SABALO PROPERTIES

STATEMENTS OF REVENUES AND
DIRECT OPERATING EXPENSES

FOR THE YEARS ENDED
DECEMBER 31, 2017 AND 2016
AND FOR THE SIX MONTHS ENDED
JUNE 30, 2018 AND 2017

Report of Independent Auditors 1

Statements of Revenues and Direct Operating Expenses of the Sabalo Properties 3

Notes to the Statements of Revenues and Direct Operating Expenses of the Sabalo
Properties 4-9

REPORT OF INDEPENDENT AUDITORS

To the Board of Managers
Sabalo Energy, LLC

Report on the Financial Statements

We have audited the accompanying Statements of Revenues and Direct Operating Expenses of the Sabalo Properties (the “Statements”) as described in Note 1, for years ended December 31, 2017 and 2016 and the related notes to the Statements of Revenues and Direct Operating Expenses of the Sabalo Properties.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these Statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the Revenues and Direct Operating Expenses of the Sabalo Properties for the years ended December 31, 2017 and 2016, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter – Basis of Presentation

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1. The presentation is not intended to be a complete presentation of the financial position, results of operations or cash flows of the acquired properties described above.

Emphasis of Matter – Interim Periods

The Statements for the six months ended June 30, 2018 and 2017, are unaudited, but in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the revenues and direct operating expenses of the interim periods.

/s/ Fisher, Herbst & Kemble, P.C.
San Antonio, Texas
September 12, 2018

SABALO PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SABALO PROPERTIES
(In thousands)

	Audited		Unaudited
	For the Years Ended		For the Six Months
	December 31,		Ended June 30,
	2017	2016	2018	2017

Oil and gas revenues	$29,641	$1,137	$44,585	$9,031
Direct operating expenses	13,486	1,470	15,081	4,914

Revenues in excess of direct operating expenses (Direct operating expenses in excess of revenues)	$16,155	$(333)	$29,504	$4,117

SABALO PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SABALO PROPERTIES

December 31, 2017 and 2016

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On October 17, 2018, Earthstone Energy, Inc. (“Earthstone”) entered into a contribution agreement pursuant to which its subsidiary Earthstone Energy Holdings, LLC will acquire all of the issuead and outstanding interests of Sabalo Energy, LLC (the “Company”) and Sabalo Energy, Inc. The Company's properties (“Properties”) include all proved reserves, associated well equipment and infrastructure and undeveloped drilling locations in the Midland Basin of Texas. The total consideration for the transaction is approximately $780 million, subject to customery post-closing adjustments which reflect an effective date of May 1, 2018.

Basis of Presentation – The accompanying statements include revenues from the sale of crude oil, natural gas liquids and natural gas production and direct operating expenses associated with the Properties for the periods prior to the closing date. Revenues and direct operating expenses are presented on the accrual basis of accounting and were derived from the Company’s historical accounting records. During the periods presented, the Properties were not accounted for or operated as a separate division or entity by the Company, therefore, certain expenses such as interest, and general and administrative expenses were not allocated to the Properties. Accordingly, complete separate financial statements reflecting the financial position, results of operations and cash flows of the Properties prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) are not presented because the information necessary to prepare such statements is neither readily available on an individual property basis, nor practicable to obtain in these circumstances. As such, the accompanying statements are not intended to be a complete presentation of the assets, liabilities, revenues and expenses of the Properties and are not indicative of the results of the operation of the Properties going forward due to the omission of various expenses as described above. Accordingly, the accompanying statements of the Properties are presented in lieu of the GAAP financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates and assumptions used in the preparation of the financial statements. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances.

Significant estimates include volumes of oil and natural gas reserves used in calculating depreciation and depletion of oil and gas properties, future net revenues, abandonment obligations, impairment of unproved evaluated properties, and contingencies. Oil and natural gas reserve estimates, which are the basis for unit-of-production depreciation and depletion, have numerous inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Subsequent drilling results, testing, and production may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SABALO PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SABALO PROPERTIES

December 31, 2017 and 2016

In addition, reserve estimates are sensitive to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future. The Company’s reserve estimates were determined by an independent engineering firm.

The significant estimates are based on current assumptions that may be materially affected by changes to future economic conditions, such as the market prices received for sales of oil and natural gas. Changes in these assumptions may materially affect these significant estimates in the near term.

Revenue Recognition – Oil and gas revenues are recognized when production is sold to purchasers at a fixed or determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Oil and gas revenues have been presented on the sales method of accounting whereby revenue is recognized for all oil and gas sold to purchasers, regardless of whether the sales are proportionate to the ownership interest in the property. Revenues are reported net of royalties and other revenue interests of third parties.

Direct Operating Expenses – Direct operating expenses are recognized when incurred and include (a) lease operating expenses which consist of lifting costs, facility maintenance expenses, well repairs and maintenance, gathering and transportation, utilities and other direct operating expenses (b) production taxes and (c) ad valorem taxes.

2.    COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the contribution agreement between Sabalo and Earthstone, certain liabilities arising in connection with ownership of the Properties prior to the effective date are retained by Sabalo. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the Statements of Revenues and Direct Operating Expenses.

3.    SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following tables summarize the net ownership interest in the proved oil and gas reserves and the standardized measure of discounted future net cash flows related to the proved oil and gas reserves for the Properties. The proved reserves estimates shown herein for the years ended December 31, 2016 and 2017 have been prepared by W.D. Von Gonten & Co., independent petroleum engineers. The standardized measure presented here excludes income taxes as the tax basis for the Properties is not applicable on a go-forward basis. The proved oil and gas reserve estimates and other components of the standardized measure were determined in accordance with the authoritative guidance of the Financial Accounting Standards Board and the SEC.

SABALO PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SABALO PROPERTIES

December 31, 2017 and 2016

3.    SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (continued)

Proved Oil and Gas Reserve Quantities – Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Proved developed reserves are estimated proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are estimated proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

The net estimated proved oil and gas reserves and changes in net estimated proved oil and gas reserves attributable to the Properties, all of which are located in the state of Texas, are as follows:

	Crude Oil (MBbls)	Natural Gas Liquids (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Proved developed and undeveloped reserves -
January 1, 2016	—	—	—	—
Extensions and discoveries	431	57	358	548
Revisions of previous estimates	—	—	—	—
Production	(22)	(2)	(15)	(27)
End of year - December 31, 2016	409	55	343	521

Proved developed reserves at beginning of year	—	—	—	—
Proved developed reserves at end of year	399	53	333	507
Proved undeveloped reserves at beginning of year	—	—	—	—
Proved undeveloped reserves at end of year	10	2	10	14

January 1, 2017	409	55	343	521
Extensions and discoveries	9,735	1,853	7,268	12,799
Revisions of previous estimates	(399)	(40)	(333)	(494)
Production	(532)	(57)	(262)	(633)
End of year - December 31, 2017	9,213	1,811	7,016	12,193

Proved developed reserves at beginning of year	399	53	333	507
Proved developed reserves at end of year	3,602	635	2,458	4,646
Proved undeveloped reserves at beginning of year	10	2	10	14
Proved undeveloped reserves at end of year	5,611	1,176	4,558	7,547

SABALO PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SABALO PROPERTIES

December 31, 2017 and 2016

3.    SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (continued)

Total extensions and discovery increases in proved developed reserves for the year ended December 31, 2017 were the result of successful drilling results and well performance in the Midland Basin. Total extensions and discovery increases in proved undeveloped (“PUD”) reserves for the year ended December 31, 2017 were due to successful drilling results on the Company’s acreage. The increase was also supported by successful drilling results by other operators directly offsetting and in close proximity to the Company’s acreage. All of these drilling results increased the confidence of the reservoir continuity and performance of the associated reservoirs which increased the number of PUDs in the Midland Basin.

Standardized Measure – The standardized measure of discounted future net cash flows before income taxes related to the proved oil and gas reserves of the Properties are as follows:

	Years Ended December 31,
	2017	2016
	(In thousands)

Future cash inflows	$524,424	$18,351
Future production costs	(124,198)	(12,967)
Future development costs	(93,298)	(161)
Future net cash flows	306,928	5,223
Less 10% annual discount to reflect timing of cash flows	(160,613)	(1,633)
Standard measure of discounted future net cash flows	$146,315	$3,590

The requirements for oil and gas reserve estimation and disclosure require that reserve estimates and future cash flows be based on the average market prices for sales of oil and gas on the first calendar day of each month during the year. The average prices used for 2017 and 2016 under these rules were $50.91 and $44.11 per barrel, respectively, for crude oil and condensate, $31.22 and $21.83 per barrel, respectively, for natural gas liquids, and $3.03 and $3.47 per Mcf, respectively, for natural gas. Average production costs used were $30,000 per well per month for the first 18 months of production and $7,000 per well per month thereafter.

Future operating expenses and development costs are computed primarily by W.D. Von Gonten & Co., independent petroleum engineers by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. As mentioned above, the standardized measure presented here does not include the effects of income taxes as the tax basis for the Properties is not applicable on a go-forward basis. A discount factor of 10% was used to reflect the timing of future net cash flows.

SABALO PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SABALO PROPERTIES

December 31, 2017 and 2016

3.    SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (continued)

The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in oil and gas reserve estimates.

Changes in Standardized Measure – Changes in the standardized measure of discounted future net cash flows before income taxes related to the proved oil and gas reserves of the Properties are as follows:

	Years Ended December 31,
	2017	2016
	(In thousands)

Standardized measure - beginning of year	$3,590	$—
Revisions to reserves proved in prior years:
Net change in sales prices and production costs related to future production	419	—
Net change in estimated future development costs	—	—
Net change due to revisions in quantity estimates	(2,386)	—
Accretion of discount	136	—
Changes in timing of estimated cash flows and other	—	—
Total revisions	(1,831)	—

Net change due to extensions and discoveries, net of estimated future development and production costs	160,604	3,204
Sales of oil and gas produced, net of production costs	(16,155)	333
Previously estimated development costs incurred during the period	107	53
Net change in standardized measure of discounted future net cash flows	144,556	3,590

Standardized measure - end of year	$146,315	$3,590

SABALO PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SABALO PROPERTIES

December 31, 2017 and 2016

4.    SELECTED QUARTERLY DATA (UNAUDITED)

Selected quarterly data of the Company for the interim periods are as follows (in thousands):

	Unaudited		Unaudited		Unaudited
	For the Three Months		For the Three Months		For the Six Months
	Ended March 31,		Ended June 30,		Ended June 30,
	2018	2017	2018	2017	2018	2017
Sales Volumes (in thousands):
Crude	243	45	418	145	661	190
Gas	135	13	229	44	364	57
Natural gas liquids	26	2	49	7	75	9
BOE	292	49	504	159	796	208

Average Price:
Crude	$61.27	$39.51	$64.37	$46.97	$63.23	$45.20
Gas	$2.78	$3.77	$2.00	$3.61	$2.29	$3.65
Natural gas liquids	$31.35	$19.00	$23.37	$28.14	$26.13	$26.11
BOE	$55.06	$38.06	$56.56	$45.07	$56.01	$43.42

Oil and gas revenues:
Crude	$14,888	$1,778	$26,905	$6,810	$41,793	$8,588
Gas	375	49	457	159	832	208
Natural gas liquids	815	38	1,145	197	1,960	235
Total oil and gas revenues	16,078	1,865	28,507	7,166	44,585	9,031

Direct operating expenses:
Production taxes	714	92	1,439	342	2,153	434
Gathering and transportation	191	7	257	50	448	57
Lease operating expenses	6,777	2,016	5,703	2,407	12,480	4,423
Total direct operating expenses	7,682	2,115	7,399	2,799	15,081	4,914
Revenues in excess of expenses (Expenses in excess of revenues)	$8,396	$(250)	$21,108	$4,367	$29,504	$4,117

5.    SUBSEQUENT EVENTS

The Company has evaluated the potential subsequent events through the date of the auditor's report of these Statements, the date the Statements were available for issuance, and conclude that, there were no events or transactions occurring during this period that required recognition or disclosure in the Statements. Any events occurring after this date have not been factored into the Statements being presented.

SHAD PROPERTIES

STATEMENTS OF REVENUES AND
DIRECT OPERATING EXPENSES

FOR THE YEARS ENDED
DECEMBER 31, 2017 AND 2016
AND FOR THE SIX MONTHS ENDED
JUNE 30, 2018 AND 2017

Report of Independent Auditors 1

Statements of Revenues and Direct Operating Expenses of the Shad Properties 3

Notes to the Statements of Revenues and Direct Operating Expenses of the Shad
Properties 4-9

REPORT OF INDEPENDENT AUDITORS

To the Board of Managers
Shad Permian, LLC

Report on the Financial Statements

We have audited the accompanying Statements of Revenues and Direct Operating Expenses of the Shad Properties (the “Statements”) as described in Note 1, for years ended December 31, 2017 and 2016 and the related notes to the Statements of Revenues and Direct Operating Expenses of the Shad Properties.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these Statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the Revenues and Direct Operating Expenses of the Shad Properties for the years ended December 31, 2017 and 2016, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter – Basis of Presentation

The accompanying Statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1. The presentation is not intended to be a complete presentation of the financial position, results of operations or cash flows of the acquired properties described above.

Emphasis of Matter – Interim Periods

The Statements for the six months ended June 30, 2018 and 2017, are unaudited, but in the opinion of management include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the revenues and direct operating expenses of the interim periods.

/s/ Fisher, Herbst & Kemble, P.C.
San Antonio, Texas
September 12, 2018

SHAD PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SHAD PROPERTIES
(In Thousands)

	Audited		Unaudited
	For the Years Ended		For the Six Months
	December 31,		Ended June 30,
	2017	2016	2018	2017

Oil and gas revenues	$1,793	$—	$21,672	$—
Direct operating expenses	479	—	7,377	—

Revenues in excess of direct operating expenses	$1,314	$—	$14,295	$—

SHAD PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SHAD PROPERTIES

December 31, 2017 and 2016

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On October 17, 2018, Sabalo Energy, LLC (“Sabalo”) entered into a letter agreement to acquire, effective May 1, 2018, 100% of the properties (the “Properties”) owned by Shad Permian, LLC (the “Company”) which include well bore interests, related proved reserves and associated well equipment and infrastructure in the Midland Basin of Texas. The total consideration for the transaction is approximately $170 million, subject to post-closing adjustments which reflect an effective date of May 1, 2018.

Basis of Presentation – The accompanying statements include revenues from the sale of crude oil, natural gas liquids and natural gas production and direct operating expenses associated with the Properties for the periods prior to the closing date. Revenues and direct operating expenses are presented on the accrual basis of accounting and were derived from the Company’s historical accounting records. During the periods presented, the Properties were not accounted for or operated as a separate division or entity by the Company, therefore, certain expenses such as interest, and general and administrative expenses were not allocated to the Properties. Accordingly, complete separate financial statements reflecting the financial position, results of operations and cash flows of the Properties prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) are not presented because the information necessary to prepare such statements is neither readily available on an individual property basis, nor practicable to obtain in these circumstances. As such, the accompanying statements are not intended to be a complete presentation of the assets, liabilities, revenues and expenses of the Properties and are not indicative of the results of the operation of the Properties going forward due to the omission of various expenses as described above. Accordingly, the accompanying statements of the Properties are presented in lieu of the GAAP financial statements required under Item 3-05 of Securities and Exchange Commission (“SEC”) Regulation S-X.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates and assumptions used in the preparation of the financial statements. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances.

Significant estimates include volumes of oil and natural gas reserves used in calculating depreciation and depletion of oil and gas properties, future net revenues, abandonment obligations, impairment of unproved evaluated properties, and contingencies. Oil and natural gas reserve estimates, which are the basis for unit-of-production depreciation and depletion, have numerous inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Subsequent drilling results, testing, and production may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

SHAD PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SHAD PROPERTIES

December 31, 2017 and 2016

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In addition, reserve estimates are sensitive to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future. The Company’s reserve estimates were determined by an independent engineering firm.

The significant estimates are based on current assumptions that may be materially affected by changes to future economic conditions, such as the market prices received for sales of oil and natural gas. Changes in these assumptions may materially affect these significant estimates in the near term.

Revenue Recognition – Oil and gas revenues are recognized when production is sold to purchasers at a fixed or determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Oil and gas revenues have been presented on the sales method of accounting whereby revenue is recognized for all oil and gas sold to purchasers, regardless of whether the sales are proportionate to the ownership interest in the property. Revenues are reported net of royalties and other revenue interests of third parties.

Direct Operating Expenses – Direct operating expenses are recognized when incurred and include (a) lease operating expenses which consist of lifting costs, facility maintenance expenses, well repairs and maintenance, gathering and transportation, utilities and other direct operating expenses (b) production taxes and (c) ad valorem taxes.

2.    COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the letter agreement between Shad and Sabalo, certain liabilities arising in connection with ownership of the Properties prior to the effective date are retained by Shad. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the Statements of Revenues and Direct Operating Expenses.

3.    SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following tables summarize the net ownership interest in the proved oil and gas reserves and the standardized measure of discounted future net cash flows related to the proved oil and gas reserves for the Properties. The proved reserves estimates shown herein for the years ended December 31, 2016 and 2017 have been prepared by W.D. Von Gonten & Co., independent petroleum engineers. The standardized measure presented here excludes income taxes as the tax basis for the Properties is not applicable on a go-forward basis. The proved oil and gas reserve estimates and other components of the standardized measure were determined in accordance with the authoritative guidance of the Financial Accounting Standards Board and the SEC.

SHAD PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SHAD PROPERTIES

December 31, 2017 and 2016

3.    SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (continued)

Proved Oil and Gas Reserve Quantities – Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. Proved developed reserves are estimated proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well. Proved undeveloped reserves are estimated proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

The net estimated proved oil and gas reserves and changes in net estimated proved oil and gas reserves attributable to the Properties, all of which are located in the state of Texas, are as follows:

	Crude Oil (MBbls)	Natural Gas Liquids (MBbls)	Natural Gas (MMcf)	Total (MBoe)
Proved developed and undeveloped reserves -
January 1, 2017	—	—	—	—
Extensions and discoveries	3,296	651	2,522	4,367
Revisions of previous estimates	—	—	—	—
Production	(31)	(2)	(7)	(34)
End of year - December 31, 2017	3,265	649	2,515	4,333

Proved developed reserves at beginning of year	—	—	—	—
Proved developed reserves at end of year	615	105	405	787
Proved undeveloped reserves at beginning of year	—	—	—	—
Proved undeveloped reserves at end of year	2,650	544	2,110	3,546

SHAD PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SHAD PROPERTIES

December 31, 2017 and 2016

3.    SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (continued)

Standardized Measure – The standardized measure of discounted future net cash flows before income taxes related to the proved oil and gas reserves of the Properties are as follows:

	Years Ended December 31,
	2017	2016
	(In thousands)

Future cash inflows	$186,127	$—
Future production costs	(45,689)	—
Future development costs	(47,409)	—
Future net cash flows	93,029	—
Less 10% annual discount to reflect timing of cash flows	(52,761)	—
Standard measure of discounted future net cash flows	$40,268	$—

The requirements for oil and gas reserve estimation and disclosure require that reserve estimates and future cash flows be based on the average market prices for sales of oil and gas on the first calendar day of each month during the year. The average prices used for 2017 under these rules were $54.80 per barrel for crude oil and condensate, $32.22 per barrel for natural gas liquids, and $2.51 per Mcf for natural gas. Average production costs used were $30,000 per well per month for the first 18 months of production and $7,000 per well per month thereafter.

Future operating expenses and development costs are computed primarily by W.D. Von Gonten & Co., independent petroleum engineers by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. As mentioned above, the standardized measure presented here does not include the effects of income taxes as the tax basis for the Properties is not applicable on a go-forward basis. A discount factor of 10% was used to reflect the timing of future net cash flows.

The standardized measure of discounted future net cash flows is not intended to represent the replacement cost or fair value of the Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in oil and gas reserve estimates.

SHAD PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SHAD PROPERTIES

December 31, 2017 and 2016

3.    SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED) (continued)

Changes in Standardized Measure – Changes in the standardized measure of discounted future net cash flows before income taxes related to the proved oil and gas reserves of the Properties are as follows:

	Years Ended December 31,
	2017	2016
	(In thousands)

Standardized measure - beginning of year	$—	$—
Revisions to reserves proved in prior years:
Net change in sales prices and production costs related to future production	—	—
Net change in estimated future development costs	—	—
Net change due to revisions in quantity estimates	—	—
Accretion of discount	—	—
Changes in timing of estimated cash flows and other	—	—
Total revisions	—	—

Net change due to extensions and discoveries, net of estimated future development and production costs	41,582	—
Sales of oil and gas produced, net of production costs	(1,314)	—
Previously estimated development costs incurred during the period	—	—
Net change in standardized measure of discounted future net cash flows	40,268	—

Standardized measure - end of year	$40,268	$—

SHAD PROPERTIES

NOTES TO THE STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES OF THE SHAD PROPERTIES

December 31, 2017 and 2016

4.    SELECTED QUARTERLY DATA (UNAUDITED)

Selected quarterly data of the Company for the interim periods are as follows (in thousands):

	Unaudited		Unaudited		Unaudited
	For the Three Months		For the Three Months		For the Six Months
	Ended March 31,		Ended June 30,		Ended June 30,
	2018	2017	2018	2017	2018	2017
Sales Volumes (in thousands):
Crude	113	—	216	—	329	—
Gas	24	—	101	—	125	—
Natural gas liquids	6	—	26	—	32	—
BOE	123	—	259	—	382	—

Average Price:
Crude	$62.22	$—	$61.92	$—	$62.02	$—
Gas	$2.25	$—	$1.79	$—	$1.88	$—
Natural gas liquids	$32.67	$—	$32.15	$—	$32.25	$—
BOE	$59.20	$—	$55.56	$—	$56.73	$—

Oil and gas revenues:
Crude	7,031	—	13,374	—	20,405	—
Gas	54	—	181	—	235	—
Natural gas liquids	196	—	836	—	1,032	—
Total oil and gas revenues	7,281	—	14,391	—	21,672	—

Direct operating expenses:
Production taxes	340	—	682	—	1,022	—
Gathering and transportation	40	—	164	—	204	—
Lease operating expenses	2,415	—	3,736	—	6,151	—
Total direct operating expenses	2,795	—	4,582	—	7,377	—
Revenues in excess of expenses (Expenses in excess of revenues)	4,486	—	9,809	—	14,295	—

5.    SUBSEQUENT EVENTS

The Company has evaluated the potential subsequent events through the date of the auditor's report of these Statements, the date the Statements were available for issuance, and conclude that, there were no events or transactions occurring during this period that required recognition or disclosure in the Statements. Any events occurring after this date have not been factored into the Statements being presented.

Annex A

CONTRIBUTION AGREEMENT
by and among
SABALO HOLDINGS, LLC,
as Contributor,
EARTHSTONE ENERGY HOLDINGS, LLC,
as Acquiror,
and

EARTHSTONE ENERGY, INC.,
as Acquiror Parent

Dated October 17, 2018

ARTICLE 1 Contribution		A-1
1.1	Contribution	A-1
1.2	Certain Definitions	A-1
1.3	Excluded Assets	A-19
ARTICLE 2 PURCHASE PRICE		A-19
2.1	Purchase Price	A-19
2.2	Adjustments to Purchase Price	A-20
2.3	Withholding	A-22
2.4	Certain Ordinary-Course Costs and Revenues	A-22
ARTICLE 3 CERTAIN TITLE AND ENVIRONMENTAL MATTERS		A-23
3.1	Company Group’s Title	A-23
3.2	Definition of Defensible Title	A-23
3.3	Definition of Permitted Encumbrances	A-26
3.4	Allocated Values	A-29
3.5	Environmental Assessment; Environmental Defects	A-30
3.6	Notice of Title Defects, Environmental Defects and Title Benefits	A-31
3.7	Cure	A-32
3.8	Adjustment for Title Defects, Title Benefits and Environmental Defects	A-33
3.9	Calculation of Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts	A-35
3.10	Casualty Loss	A-39
3.11	Dispute Resolution	A-39
3.12	Notice to Holders of Consents and Preferential Purchase Rights	A-41
3.13	Preferential Purchase Rights	A-41
3.14	Limitations on Applicability	A-42
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR		A-42
4.1	Contributor; No Conflicts	A-42
4.2	Litigation	A-44
4.3	Taxes	A-44
4.4	Compliance with Laws	A-45
4.5	Contracts	A-45
4.6	Payments for Production; Imbalances	A-46
4.7	Consents, Preferential Purchase Rights, Tag-Along Rights and Drag-Along Rights	A-46
4.8	Liability for Brokers’ Fees	A-46
4.9	Wells and Equipment	A-46
4.10	Non-Consent Operations	A-47
4.11	Outstanding Capital Commitments	A-47
4.12	Environmental	A-47
4.13	Hedges	A-48

4.14	Absence of Certain Changes	A-49
4.15	Records and Information	A-49
4.16	Lease Payments	A-49
4.17	Bonds and Letters of Credit	A-49
4.18	Insurance	A-49
4.19	Special Warranty of Title	A-50
4.20	Investment Intent	A-50
4.21	The Company Group	A-50
4.22	Capitalization	A-50
4.23	Financial Statements; No Liabilities; Reserves	A-51
4.24	Indebtedness	A-52
4.25	Employment and Labor Matters	A-52
4.26	Intellectual Property	A-53
4.27	Related Party Transactions	A-54
4.28	Change of Control	A-54
4.29	Bank Accounts	A-54
4.30	Limitations	A-54
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES		A-55
5.1	Existence and Qualification	A-55
5.2	Power	A-55
5.3	Authorization and Enforceability	A-55
5.4	No Conflicts	A-56
5.5	Consents, Approvals or Waivers	A-56
5.6	Litigation	A-56
5.7	Financing	A-56
5.8	Investment Intent	A-57
5.9	Investment Company	A-57
5.10	Independent Investigation	A-57
5.11	Liability for Brokers’ Fees	A-57
5.12	Bankruptcy	A-57
5.13	Valid Issuance	A-57
5.14	Capitalization	A-58
5.15	SEC Documents, Financial Statements, No Liabilities	A-59
5.16	Internal Controls; Listing Exchange.	A-59
5.17	Compliance with Law	A-60
5.18	Absence of Certain Changes	A-60
5.19	Form S-3	A-60
5.20	Taxes	A-60
5.21	Limitations	A-61
ARTICLE 6 COVENANTS OF THE PARTIES		A-61
6.1	Access	A-61
6.2	Financing Cooperation	A-62
6.3	Press Releases; Confidentiality	A-64

6.4	Operation of Business	A-65
6.5	Indemnity Regarding Access	A-68
6.6	Enforcement of Third Party Provisions	A-69
6.7	Governmental Reviews	A-69
6.8	Audits and Filings	A-70
6.9	Conduct of Acquiror Group	A-71
6.10	Listing of Unit Purchase Price	A-72
6.11	Additional Properties	A-72
6.12	Termination of Affiliate Agreements	A-72
6.13	Further Assurances	A-72
6.14	Acquiror LLC Agreement	A-72
6.15	Amendment of Company LLC Agreement	A-72
6.16	Preparation of the Proxy Statement; Acquiror Stockholder Meeting	A-72
6.17	Non-Compete	A-73
6.18	No Solicitation by Acquiror Parent; Etc.	A-74
6.19	Suspense Funds	A-77
6.20	Hedges	A-77
ARTICLE 7 CONDITIONS TO CLOSING		A-77
7.1	Conditions of Contributor to Closing	A-78
7.2	Conditions of Acquiror Parties to Closing	A-79
ARTICLE 8 CLOSING		A-80
8.1	Time and Place of Closing	A-80
8.2	Obligations of Contributor at Closing	A-80
8.3	Obligations of Acquiror Parties at Closing	A-81
8.4	Adjusted Purchase Price and Post-Closing Purchase Price Adjustments	A-83
ARTICLE 9 TAX MATTERS		A-85
9.1	Straddle Period Tax Proration	A-85
9.2	Tax Returns	A-86
9.3	Tax Contests	A-86
9.4	Transfer Taxes	A-86
9.5	Tax Cooperation	A-86
9.6	Purchase Price Allocation	A-87
9.7	Tax Treatment	A-87
9.8	Section 704(c) Method	A-87
9.9	754 Elections	A-88
9.10	Imputed Underpayments	A-88
9.11	Tax Classification of Sabalo Energy	A-88
9.12	Extraordinary Transactions	A-88
ARTICLE 10 TERMINATION		A-88
10.1	Termination	A-88
10.2	Effect of Termination	A-89
10.3	Damages for Failure to Close	A-89
ARTICLE 11 INDEMNIFICATION; LIMITATIONS		A-90

11.1	Indemnification	A-91
11.2	Indemnification Actions	A-93
11.3	Limitation on Actions	A-95
ARTICLE 12 MISCELLANEOUS		A-97
12.1	Counterparts	A-97
12.2	Notices	A-97
12.3	Expenses	A-99
12.4	Governing Law	A-99
12.5	Dispute Resolution	A-99
12.6	Captions	A-99
12.7	Waivers	A-99
12.8	Assignment	A-100
12.9	Entire Agreement	A-100
12.10	Amendment	A-100
12.11	No Third-Person Beneficiaries	A-100
12.12	Severability	A-100
12.13	Time of the Essence	A-101
12.14	References	A-101
12.15	Construction	A-101
12.16	Limitation on Damages	A-101
12.17	Recourse Only Against Parties	A-101
12.18	No Liability of Financing Sources	A-102
12.19	Contributor Marks	A-103

(continued)

EXHIBITS:

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	[Reserved]
Exhibit F	Excluded Assets
Exhibit G	[Reserved]
Exhibit H	Form of Transition Services Agreement
Exhibit I	Shad Permian Letter Agreement
Exhibit J	[Reserved]
Exhibit K	Form of A&R Certificate of Incorporation
Exhibit L	Form of Amendment to Company LLC Agreement
Exhibit M	Form of Support and Standstill Agreement

SCHEDULES:

Schedule 2.2	Pre-Execution Date Assets
Schedule 3.3(c)	Consents as Permitted Encumbrances
Schedule 3.4	Allocation of Certain Values
Schedule 3.6(a)	Title Defect Notice
Schedule 3.6(b)	Title Benefit Notices
Schedule 4.1	Company Group Interests
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Law
Schedule 4.5	Material Contracts
Schedule 4.6	Production Payments and Imbalances
Schedule 4.7	Consents, Preferential Rights, Tag-Along Rights and Drag-Along Rights
Schedule 4.9	Wells and Equipment
Schedule 4.10	Non-Consent Operations
Schedule 4.11	Outstanding Capital Commitments
Schedule 4.12	Environmental Matters
Schedule 4.13	Hedges
Schedule 4.16	Certain Leases
Schedule 4.17	Bonds, Letters of Credit and Guarantees
Schedule 4.22	Capitalization

Schedule 4.23	Financial Statements
Schedule 4.26(a)	Intellectual Property
Schedule 4.28	Change of Control
Schedule 6.4	Operation of Business
Schedule 6.9	Conduct of Acquiror Group
Schedule 6.11	Additional Properties
Schedule 6.14	Form of Amended LLC Agreement
Schedule 6.17	Restricted Persons
Schedule 10.3	Certain Reimbursable Costs and Expenses

INDEX OF DEFINED TERMS

A&R Certificate of Incorporation	A-1	Closing	A-80
Accounting Arbitrator	A-84	Closing Date	A-80
Acquiror	A-1	Code	A-4
Acquiror Family	A-91	Commission	A-59
Acquiror Group	A-1	Common Stock	A-4
Acquiror Group Member	A-1	Company	A-1
Acquiror Material Adverse Effect	A-2	Company Group	A-1
Acquiror Parent	A-1	Company Group Interests	A-1
Acquiror Parent Board	A-2	Company Group Material Adverse Effect	A-4
Acquiror Parent Change of Recommendation	A-76	Company Group Member	A-5
Acquiror Parent Intervening Event	A-2	Company Interests	A-1
Acquiror Parent Stockholders	A-2	Company LLC Agreement	A-5
Acquiror Parties	A-1	Company Reserve Report	A-52
Acquiror Party Fundamental Representations	A-3	Compliant	A-5
Acquiror Party Securities	A-50	Contracting Parties	A-102
Acquiror Units	A-3	Contracts	A-5
Acquiror’s Auditor	A-70	Contribution	A-1
Acquisition Agreement	A-75	Contributor	A-1
Additional Property	A-3	Contributor Cash Payment	A-6
Additional Property Expenses	A-3	Contributor Family	A-91
Adjusted Purchase Price	A-19	Contributor Financial Statements	A-51
Aegis	A-3	Contributor Fundamental Representations	A-6
Affiliate	A-3	Contributor Group	A-6
Affiliate Contract	A-54	Contributor Group Member	A-6
Agreement	A-1	Contributor Marks	A-103
Allocated Value	A-29	Contributor RBL	A-6
Alternative Proposal	A-3	Contributor Related Parties	A-102
ASC	A-3	Contributor Taxes	A-6
Asset Taxes	A-4	Control	A-3
Assets	A-3	Cure Date	A-32
Assignment Agreement	A-4	Damages	A-96
Basis Hedging Portfolio Value Amount	A-4	Defect Escrow Account	A-34
Basis Hedging Transaction	A-4	Defect Escrow Agreement	A-34
BTU	A-4	Defect Holdback Amount	A-34
Business Day	A-4	Defensible Title	A-23
Cash Closing Payment	A-83	Delaware LLC Act	A-6
Cash Purchase Price	A-19	Designated Area	A-6
Claim	A-93	Designated Area Mineral Interests	A-74
Claim Notice	A-93	Disputed Environmental Matters	A-40
Class A Common Stock	A-4	Disputed Matter	A-34
Class B Common Stock	A-4	Disputed Title Matters	A-39

Effective Date	A-6	Interest	A-9
EnCap	A-6	Interim Period	A-9
EnCap Fund IX	A-6	Invasive Activity	A-30
Encumbrances	A-7	Laws	A-9
End Date	A-89	Leases	A-9
Environmental Arbitrator	A-40	LLC Agreement	A-9
Environmental Consultant	A-30	Majority of the Disinterested	A-9
Environmental Defect Amount	A-33	Marketing Period	A-9
Environmental Defect Claim Date	A-32	Material Breach	A-89
Environmental Defect Property	A-32	Material Contract	A-10
Environmental Information	A-31	MMBtu	A-12
Environmental Laws	A-7	Net Acres	A-12
Environmental Liabilities	A-7	Net Defect Amount	A-12
Environmental Permits	A-48	Net Revenue Interest	A-12
Environmental Review	A-30	Non-Competition Agreements	A-11
Equipment	A-47	Nonparty Affiliates	A-102
ERISA	A-7	NORM	A-54
Escrow Agent	A-7	NYMEX	A-12
Exchange Act	A-7	NYSE	A-60
Excluded Assets	A-19	Offering Documents	A-12
Execution Date	A-1	Organizational Documents	A-12
Expense Reimbursement	A-90	Parties	A-1
FDA	A-16	Party	A-1
Filings	A-70	Per Share Value	A-13
Final Defect Amount	A-34	Permitted Encumbrances	A-26
Finance Related Parties	A-102	Person	A-13
Financial Statements	A-59	Phase II Environmental Assessment	A-13
Financing	A-7	Phase II Guidelines	A-13
Financing Commitment Letter	A-7	Phase II Request	A-30
Financing Sources	A-8	Pre-Closing Tax Period	A-14
GAAP	A-8	Pre-Effective Date Period	A-14
Governmental Authority	A-8	Pre-Execution Date Assets	A-14
Hazardous Materials	A-8	Preferential Purchase Right	A-41
Hedging Portfolio	A-48	Preliminary Settlement Statement	A-83
Hedging Transaction	A-8	Property	A-14
HSR Act	A-69	Property Costs	A-14
Hydrocarbons	A-8	Proxy Statement	A-72
Income Tax	A-8	Reclassification Event	A-19
Indebtedness	A-8	Registration Rights Agreement	A-15
Indemnified Person	A-93	Release	A-15
Indemnifying Person	A-93	Remediation	A-15
Individual Indemnity Threshold	A-96	Representatives	A-15
Intellectual Property Rights	A-9	Required Information	A-15
Restricted Opportunity	A-74	Tax	A-18
Sabalo Energy	A-1	Tax Partnership	A-45
Sabalo Energy Interests	A-1	Tax Return	A-18

SEC Documents	A-59	Taxes	A-18
Secretary of State	A-16	Termination Fee	A-18
Securities Act	A-50	Title Arbitrator	A-40
Securities Laws	A-70	Title Benefit	A-25
Shad	A-16	Title Benefit Amount	A-34
Shad Assets	A-16	Title Defect	A-24
Shad Permian Letter Agreement	A-17	Title Defect Amount	A-33
Site Assessment	A-30	Title Defect Claim Date	A-31
Special Committee	A-17	Title Defect Notice	A-31
Special Warranty of Title	A-50	Transaction Agreements	A-18
Stockholder Approval	A-17	Transactions	A-18
Straddle Period	A-17	Transfer Taxes	A-86
Subsidiary	A-17	Unadjusted Purchase Price	A-19
Superior Proposal	A-17	Unit Purchase Price	A-19
Support and Standstill Agreement	A-17	WDVG	A-18
Suspense Funds	A-18	Well	A-23
Target Closing Date	A-80	Wells	A-23
Target Zones	A-18	Working Interest	A-18

CONTRIBUTION AGREEMENT
This Contribution Agreement (this “Agreement”), is dated as of October 17, 2018 (the “Execution Date”), by and among Sabalo Holdings, LLC, a Delaware limited liability company (“Contributor”) , Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Acquiror”), and Earthstone Energy, Inc., a Delaware corporation (“Acquiror Parent” and, together with Acquiror, the “Acquiror Parties”). Each of Contributor and the Acquiror Parties are referred to herein individually as a “Party” and collectively as the “Parties”).
RECITALS:
WHEREAS, Contributor owns 100% of the issued and outstanding Interests (the “Sabalo Energy Interests”); of Sabalo Energy, Inc. (“Sabalo Energy”);
WHEREAS, Contributor and Sabalo Energy own 99.99% and 0.01%, respectively, of the issued and outstanding Interests (the “Company Interests” and, together with the Sabalo Energy Interests, the “Company Group Interests”) of Sabalo Energy, LLC, a Texas limited liability company (the “Company” and, together with Sabalo Energy, the “Company Group”);
WHEREAS, Contributor desires to contribute to Acquiror and Acquiror desires to acquire from Contributor, all of the Company Group Interests, subject to the terms and conditions set forth in this Agreement (the “Contribution”);
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
CONTRIBUTION
1.1    Contribution. On the terms and conditions contained in this Agreement, Contributor agrees to contribute to Acquiror, and Acquiror agrees to acquire, accept, and the Acquiror Parties agree to pay for, the Company Group Interests in accordance with the terms of this Agreement.
1.2    Certain Definitions. As used herein:
(a)    “A&R Certificate of Incorporation” means the Fourth Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc., in substantially the form attached hereto as Exhibit K.
(b)    “Acquiror Group” means the Acquiror Parties and their respective Subsidiaries.
(c)    “Acquiror Group Member” means any member of the Acquiror Group.

(d)    “Acquiror Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, (a) has a material adverse effect on the business, financial condition or results of operations of the Acquiror Group, taken as a whole, or (b) prevents or materially delays the performance of the Acquiror Parties’ obligations and covenants hereunder or the consummation by the Acquiror Parties of the Transactions contemplated hereby; provided, however, that the term “Acquiror Material Adverse Effect” shall not include effects (except, in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on the business of the Acquiror Group relative to the businesses of other Persons operating in the same industry and geographic area in which the Acquiror Group operates) resulting from (%4) general changes in oil and gas prices; (%4) general changes in economic or political conditions or markets; (%4) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (%4) acts of God, including storms and natural disasters; (%4) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of an Acquiror Group Member); (%4) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (%4) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (%4) any change in GAAP, or in the interpretation thereof; and (%4) any occurrence, condition, change, event or effect resulting from compliance by Acquiror Parties with the terms of this Agreement and each other Transaction Agreement, or actions expressly permitted by this Agreement or expressly at or with the written consent of Contributor.
(e)    “Acquiror Parent Board” means the board of directors of Acquiror Parent.
(f)    “Acquiror Parent Intervening Event” means any event, development or change in circumstances that materially affects the business, assets or operations of Acquiror Parent and (a) is not known by, or reasonably foreseeable to, the Acquiror Parent Board as of the date of this Agreement, and (b) becomes known to or by the Acquiror Parent Board prior to obtaining Stockholder Approval; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an “Acquiror Parent Intervening Event”: (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (ii) any event, development or change in circumstances resulting from any action taken or omitted by the Acquiror Group that is required to be taken or omitted by the Acquiror Group pursuant to this Agreement, (iii) any event, development or change in circumstances that impacts the oil and gas industry generally (including any change in the prices of natural gas, crude oil or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law or GAAP), (iv) any event, development or change in circumstances in United States or global political or economic conditions or financial markets in general; provided that, in the case of clauses (iii) and (iv), the impact on the Acquiror Group, taken as a whole, is not materially disproportionate to the impact on similarly situated parties in the oil and gas industry, (v) compliance with or performance under this Agreement or the Transactions or (vi) failure on the part of Acquiror Parent to meet or exceed projections.
(g)    “Acquiror Parent Stockholders” means the stockholders of Acquiror Parent.

(h)    “Acquiror Party Fundamental Representations” means the representations and warranties of Acquiror Parties set forth in Sections 5.1, 5.2, 5.3 and 5.4.
(i)    “Acquiror Units” means Units (as defined in the LLC Agreement) of Acquiror having such rights, privileges and preferences of the “Units” as set forth in the LLC Agreement.
(j)    “Additional Property” means any interest in any oil and gas leases, oil, gas, and mineral leases and subleases, and other similar agreements, or any Hydrocarbon or water wells, located on the lands set forth on Schedule 6.11, which are acquired by any Company Group Member after the Execution Date, pursuant to Section 6.11.
(k)    “Additional Property Expenses” means, with respect to each Additional Property acquired by any Company Group Member pursuant to Section 6.11, all documented out-of-pocket costs and expenses actually paid by such Company Group Member with respect to the acquisition of such Additional Property.
(l)    “Aegis” means AEGIS Energy Risk, LLC.
(m)    “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. “Control” and derivatives of such term, as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.
(n)    “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Contributor and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Acquiror Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of Acquiror’s consolidated assets or to which twenty percent (20%) or more of Acquiror Parent’s revenues on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of Acquiror Parent, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of Acquiror Parent or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Acquiror Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of Acquiror Parent’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.
(o)    “ASC” means the Accounting Standards Codification adopted by the Financial Accounting Standards Board.
(p)    “Assets” means all of the Properties and other assets of the Company Group other than the Excluded Assets.

(q)    “Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Other Taxes, Income Taxes and Transfer Taxes.
(r)    “Assignment Agreement” means the Assignment Agreement in the form attached hereto as Exhibit C.
(s)    “Basis Hedging Portfolio Value Amount” means the value of the Basis Hedging Transactions included in the Basis Hedging Portfolio that will be transferred to Acquiror pursuant to Section 6.20, after taking into account the effect of (1) any netting agreement relating to such Basis Hedging Transactions, and (2) the amount which any member of the Company Group owes to its counterparties or is owed by its counterparties with respect to Basis Hedging Transactions included in the Basis Hedging Portfolio, and any early termination amount that would be payable with respect to such Basis Hedging Transactions, as agreed by Contributor and Acquiror, based on Aegis’s calculation of the mark-to-market value of such Basis Hedging Transactions as of the Business Day immediately prior to the Closing Date, provided that if such day is a Friday, the valuation day shall be the Business Day immediately preceding such day.
(t)    “Basis Hedging Transaction” means a Hedging Transaction that is intended to hedge the risks associated with differences in the price of Hydrocarbons between different geographical locations.
(u)    “BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.
(v)    “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Houston, Texas, United States of America.
(w)    “Class A Common Stock” means the Class A common stock of Acquiror Parent, par value $0.001 per share.
(x)    “Class B Common Stock” means the Class B common stock of Acquiror Parent, par value $0.001 per share.
(y)    “Code” means the United States Internal Revenue Code of 1986, as amended.
(z)    “Common Stock” means the Class A Common Stock and the Class B Common Stock.
(aa)    “Company Group Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts,  has a material adverse effect on the Assets or the ownership, use, operation or value thereof, taken as a whole, or the business, financial condition or results of operations of the Company Group, taken as a whole, or prevents or materially delays the performance of Contributor’s obligations and covenants hereunder or the consummation by Contributor of the Transactions contemplated hereby; provided, however, that the term “Company Group Material Adverse Effect” shall not include effects (except, in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on the business of the Company Group (taken as a whole) relative to the businesses of other Persons operating in the same industry and geographic area in which any Company Group Member operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Contributor); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any occurrence, condition, change, event or effect resulting from compliance by Contributor or the Company Group with the terms of this Agreement and each other Transaction Agreement, or actions expressly permitted by this Agreement or expressly at or with the written consent of the Acquiror Parties; and (x)any failure of Contributor or any Company Group Member to take, or any untimely delay with respect to, any action referred to in Section 6.4 that requires the consent of the Acquiror Parties due to the Acquiror Parties’ unreasonable withholding of its consent or unreasonable delaying of its consent.
(bb)    “Company Group Member” means any member of the Company Group.
(cc)    “Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Agreement of the Company dated as of November 5, 2015.
(dd)    “Compliant” means, with respect to the Required Information, that such Required Information (i) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made in such Required Information, in the light of the circumstances in which they were used, not misleading and (ii) in the case of the financial statements described in clause (i) of the definition of Required Information, complies in all material respects with all applicable requirements of Regulation S-X under the Securities Act for a registered public offering of debt or equity securities by Acquiror or Acquiror Parent on a registration statement on Form S-1.
(ee)    “Contracts” means all currently existing contracts, agreements, and instruments to which any Company Group Member is a party or by which any Company Group Member is bound or to which any of the Assets or the Company Group Interests is subject, provided, however, that the term “Contracts” shall not include (i) any contracts, agreements, and instruments included within the definition of “Excluded Assets” and (ii) the Leases.

(ff)    “Contributor Cash Payment” means a cash payment from Contributor to Acquiror Parent in the amount of $32,315.70 for Class B Common Stock to be issued by Acquiror Parent.
(gg)    “Contributor Fundamental Representations” means the representations and warranties of Contributor set forth in Section 4.1(a), (b), (c), (d)(i) and (f), Section 4.8, Section 4.21 and Section 4.22.
(hh)    “Contributor Group” means Contributor and its Subsidiaries other than the Company Group.
(ii)    “Contributor Group Member” means any member of Contributor Group.
(jj)    “Contributor RBL” means that certain Senior First Lien Secured Credit Agreement dated as of February 23, 2016, by and among Contributor, Sabalo Energy, the Company, Sabalo Midland Basin, Inc., MB Minerals, L.P., and Sabalo Operating, LLC, the lenders party thereto, and ZB, N.A. dba Amegy Bank, as administrative agent and issuing lender, as amended from time to time.
(kk)    “Contributor Taxes” means (i) any and all Asset Taxes imposed on any member of the Company Group for (A) any Pre-Effective Date Period or (B) any portion of any Straddle Period ending before the Effective Date (determined in accordance with Section 9.1); provided, that Contributor Taxes shall not include the specifically identified items of Tax liability of the Company that have decreased the Unadjusted Purchase Price; (ii) any and all Income Taxes imposed on any member of the Company Group for (A) any Pre-Closing Tax Period or (B) any portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 9.1); and (iii) any and all payroll and employment Taxes and, in each case, any related withholding (“Other Taxes”)  imposed on any member of the Company Group for (A) any Pre-Effective Date Period, (B) any portion of any Straddle Period ending before the Effective Date (determined in accordance with Section 9.1), and (C) the Interim Period to the extent included in the computation of the purchase price adjustment in Section 2.2(b)(xiv).
(ll)    “Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.
(mm)    “Designated Area” means any and all lands located within the boundaries of the Company Group Members’ interest in the Leases described on Exhibit A.
(nn)    “Effective Date” means 12:01 a.m. in Houston, Texas on May 1, 2018.
(oo)    “EnCap” means EnCap Investments, L.P.
(pp)    “EnCap Fund IX” means EnCap Energy Capital Fund IX, L.P., a Texas limited partnership.

(qq)    “Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind.
(rr)    “Environmental Laws” means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Endangered Species Act, 16 U.S.C. § 1531 et seq., in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, natural resources, or biological or cultural resources and all regulations implementing the foregoing, excluding, however, all Laws relating to spacing, density, setbacks, specifications or grades for equipment or materials, well integrity or construction, and the protection of correlative rights in Hydrocarbons.
(ss)    “Environmental Liabilities” means any and all environmental, corrective action and response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, Remediation or response costs to the extent arising out of any violation of, or any Remediation obligation under, any Environmental Laws.
(tt)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(uu)    “Escrow Agent” means Wells Fargo Bank, National Association.
(vv)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
(ww)    “Financing” means any equity sold or debt financing incurred, including the public offering or private placement of equity or debt securities, borrowing under revolving, long-term or bridge loans or indirectly through the creation of joint venture participations, all contemplated by the Financing Commitment Letter and any related engagement letters.
(xx)    “Financing Commitment Letter” means that certain commitment letter, dated as of the date hereof, by and between Wells Fargo Bank, National Association, Wells Fargo

Securities, LLC, Royal Bank of Canada, RBC Capital Markets, SunTrust Bank, SunTrust Robinson Humphrey, Inc., BOKF, NA dba Bank of Texas, PNC Bank, National Association, PNC Capital Markets LLC and Jefferies Finance LLC and Acquiror, as amended, supplemented or otherwise modified from time to time.
(yy)    “Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Financing Commitment Letter or in connection with all or any part of the Financing described therein, or replacement debt financings in connection with the transactions contemplated hereby, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto.
(zz)    “GAAP” means United States generally accepted accounting principles, consistently applied.
(aaa)    “Governmental Authority” means any national, state, county, or municipal government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.
(bbb)    “Hazardous Materials” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including (a) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof, and (b) asbestos-containing materials and polychlorinated biphenyls.
(ccc)    “Hedging Transaction” means transaction that is (i) a swap, option, collar, or similar transaction entered into “over-the-counter”, (ii) involving, or settled by reference to, one or more commodities, and (iii) intended to hedge the risks associated with the production of Hydrocarbons.
(ddd)    “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
(eee)    “Income Tax” shall mean any income, capital gains, franchise, margin and similar Tax.
(fff)    “Indebtedness” of any Person means, without duplication: (%4) indebtedness of such Person for borrowed money; (%4) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (%4) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (%4) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (%4) indebtedness of others as described in clauses (i) through (iv) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
(ggg)    “Intellectual Property Rights” means rights in any of the following to the extent subject to protection under applicable Law: (i) trademarks, service marks, logos and trade names; (ii) patents; (iii) copyrights; (iv) internet domain names; (v) trade secrets and other proprietary and confidential information; and (vi) any registrations or applications for registration for any of the foregoing.
(hhh)    “Interest” means, with respect to any Person: (i) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (iii) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.
(iii)    “Interim Period” means the period beginning upon the Effective Date and ending upon the Closing Date.
(jjj)    “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.
(kkk)    “Leases” means oil and gas leases, oil, gas, and mineral leases and subleases, and other similar agreements described on Exhibit A under which Company leases or otherwise acquires or obtains rights or interests in and to Hydrocarbons.
(lll)    “LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of Acquiror, dated as of May 9, 2017, as amended from time to time.
(mmm)    “Majority of the Disinterested” means the approval of a majority of the outstanding shares of Common Stock, excluding shares held by EnCap and the executive officers of Acquiror Parent.
(nnn)    “Marketing Period” shall mean a twenty (20) consecutive Business Day period (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the later of the date that (a) the Proxy Statement contemplated by Section 6.16(a) shall have been cleared for use by the Commission and (b) the Required Information has been received; provided that (x) the Marketing Period shall toll for the period from November 21, 2018 through and including November 23, 2018, and (y) if such period has not ended on or before December 14, 2018, it will not commence before January 2, 2019. The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive Business Day period, notwithstanding anything in this definition to the contrary:

(i)    Contributor or the Company Group Members (or any governing body thereof) have publicly announced their intention to, or determine that they must, restate any financial statements included in the Required Information, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Acquiror Parent (including a new unqualified audit opinion with respect to any restated financial statements);
(ii)    the applicable independent accountants of the Contributor or Company Group Members shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Acquiror Parent and such audit opinion has been delivered to Acquiror Parent;
(iii)    the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such twenty (20) consecutive Business Day period (and not be “stale”) to the extent such financial statements were included in a filing with the Commission, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by the Acquiror Parent of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new twenty (20) consecutive Business Day period to the extent such financial statements were included in a filing on such day; or
(iv)    any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.
(ooo)    “Material Contract” means any Contract that is one or more of the following types:
(i)    Organizational Documents of any Company Group Member;
(ii)    contracts with any Contributor Group Member or any of their Affiliates other than contracts solely between or among the Company Group;
(iii)    contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons of the Company Group that (A) are not cancelable without penalty to any Company Group Member, on at least sixty (60) days prior written notice, or (B) obligate any Company Group Member by virtue of any material take-or-pay payment, advance payment, production payment, or other similar material payment (other than royalties or other burdens on Hydrocarbon production established in any Leases or any such obligations reflected on Exhibit A), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to any Company Group Member’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery of such Hydrocarbons;

(iv)    contracts to sell, lease, farmout, trade, exchange, or otherwise dispose of any material amount of the Assets of the Company Group, taken as a whole, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease;
(v)    joint operating agreements, unit operating agreements, unit agreements, exploration agreements, development agreements (including all such contracts containing express unfulfilled obligations for any Company Group Member to drill additional wells), area of mutual interest agreements (or other contracts containing area of mutual interest provisions), or other similar agreements requiring any Company Group Member to make expenditures that would reasonably be expected to be in excess of One Hundred Thousand Dollars ($100,000) in the aggregate during the twelve (12)-month period following the Execution Date, other than customary joint operating agreements;
(vi)    any contracts under which any Company Group Member has the right to be “carried” by another Person (i.e. have another Person pay its share of costs and expenses) or the obligation to “carry” another Person (i.e. pay the costs and expenses of another Person) with respect to, or in connection with, the ownership, operation or development of the Properties;
(vii)    non-competition agreements or any agreements that restrict, limit, or prohibit any Company Group Member from engaging in any line of business or the manner in which, or the locations at which, any Company Group Member conducts business, including area of mutual interest agreements, limitations on the number and timing of wells that can be drilled during certain time periods or limitations on additional wells on leases until production has been established for a certain time period, that will be operative during any period of time after the Effective Date (“Non-Competition Agreements”);
(viii)    contracts for the gathering, treatment, processing, storage, disposal or transportation of Hydrocarbons or water, surface use agreements, and any contracts that contain dedications or volume commitments which are binding on any Company Group Member, which, in either case, cannot be terminated by a Company Group Member without penalty on sixty (60) days or less notice;
(ix)    indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing Indebtedness;
(x)    contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or involving aggregate payments per contract in excess of One Hundred Thousand Dollars ($100,000) in any calendar year;
(xi)    purchase and sale agreements whereby any Company Group Member acquired the Assets; and
(xii)    contracts, excluding joint operating agreements, that could reasonably be expected to result in (A) aggregate payments by the Company Group Members (net to the interest of the Company Group taken as a whole) of more than One Hundred Thousand Dollars ($100,000) or (B) revenues (net to the interest of Contributor) of more than One Hundred Thousand Dollars ($100,000) during the current or any subsequent calendar year.
(ppp)    “MMBtu” means one million (1,000,000) BTU.
(qqq)    “Net Acres” means, as calculated separately with respect to each Lease as to the lands and depths described for such Lease on Exhibit A, (i) the number of gross acres of land covered by such Lease, multiplied by (ii) the lessor’s (or fee mineral interest owner’s) undivided interest in the lands covered by such Lease, multiplied by (iii) the applicable Company Group Member’s undivided interest in such Lease (provided, however, if items (ii) and/or (iii) vary as to different areas of, or depths under, the lands covered by such Lease, a separate calculation shall be performed with respect to each such area, depth or Target Zone).
(rrr)    “Net Defect Amount” means (x) the sum of all Title Defect Amounts and Environmental Defect Amounts (as asserted in good faith by Acquiror in the Title Defect Notice or Environmental Defect notices provided in accordance with Section 3.6(c), as applicable, after giving effect to the limitations provided in Section 3.9) related to (i) any Title Defects or Environmental Defects which Contributor elects to cure pursuant to Section 3.7(a) or (ii) which are Disputed Matters less (y) the sum of all Title Benefit Amounts (as asserted in good faith by Contributor in the applicable Title Benefit notices provided in accordance with Section 3.6(b), after giving effect to the limitations provided in Section 3.9) related to any Title Benefits which are Disputed Matters.
(sss)    “Net Revenue Interest” means, (i) with respect to any Well, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, or (ii) with respect to any Lease, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons which may be produced and saved or sold from or allocated to such Lease as to the lands and depths described for such Lease on Exhibit A, in the case of each of items (i) and (ii), after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and all other contractual burdens on, measured by or payable out of Hydrocarbon production therefrom.
(ttt)    “NYMEX” means The New York Mercantile Exchange.
(uuu)    “Offering Documents” means any offering circular, offering memorandum, private placement memorandum, prospectuses, bank confidential information memorandum, syndication materials, rating agency presentations and similar documents under which the Acquiror Parent, Acquiror and its Financing Sources may offer and sell Acquiror Parent’s equity, or Acquiror Group’s debt securities or credit facility or participations.
(vvv)    “Organizational Documents” means (i) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (iii) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (iv) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.
(www)    “Per Share Value” means $9.2834.
(xxx)    “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
(yyy)    “Phase II Environmental Assessment” means an intrusive investigation which collects original samples of soil, groundwater, other environmental media, air or building materials to analyze for quantitative values of contaminants of concern for purposes of identifying any Recognized Environmental Condition or any Historical Recognized Environmental Condition (as such terms are defined in ASTM Standard Practice E1903-11 for Environmental Site Assessments: Phase II Environmental Site Assessment Process).
(zzz)    “Phase II Guidelines” means the following rules and regulations: (i) all Invasive Activities shall be performed by environmental consultants selected by the Acquiror and approved by Contributor, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) the Acquiror shall use commercially reasonable efforts to complete Invasive Activities prior to the Environmental Defect Claim Date, (iii) prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Assets, the Acquiror shall furnish for Contributor’s review a proposed scope of such Invasive Activity including a description of the activities to be conducted and a description of the approximate locations of such activities and, if any of the proposed activities are likely to unreasonably interfere with normal operation of the Assets, the Contributor may request an appropriate modification of the proposed Invasive Activity, (iv) the Acquiror shall maintain and shall cause its officers, employees, representatives, consultants and advisors to maintain all information obtained by the Acquiror pursuant to any Invasive Activity as strictly confidential until the Closing Date unless disclosure of any facts discovered through such assessment is required under any Laws, (v) after completing any Invasive Activity the Acquiror shall at its sole cost and expense restore the Assets as close as practicable to their condition prior to the commencement of such Invasive Activity unless the Contributor requests otherwise and the Acquiror shall promptly dispose of all drill cuttings, corings or other investigative-derived wastes generated in the course of such Invasive Activity, (vi) the Contributor shall have the right to be present during any Invasive Activities and shall have the right at its option and expense to split samples with the Acquiror, (vii) the Acquiror shall provide the Contributor with a copy of the final draft of all environmental reports prepared by or on behalf of the Acquiror with respect to any Invasive Activity conducted on the Assets, and (viii) in the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Invasive Activity, the Acquiror agrees that the Contributor shall be the responsible party for disclosing such matters to the appropriate Governmental Authority provided that if the Contributor fails to promptly make such disclosure and the Acquiror or any of its Affiliates is legally obligated to make such disclosure such Person shall have the right to fully comply with such legal obligation.

(aaaa)    “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
(bbbb)    “Pre-Effective Date Period” means any Tax period (or portion thereof) ending before the Effective Date.
(cccc)    “Pre-Execution Date Assets” means any Lease or Well set forth on Schedule 2.2 that is acquired or extended during the period on or after the Effective Date and prior to the Execution Date. For the avoidance of doubt, the Parties agree that the Pre-Execution Date Assets shall be deemed to be “Leases” or “Wells”, as applicable, and “Properties” and “Assets” for all purposes under this Agreement and the documents executed or delivered pursuant to this Agreement.
(dddd)    “Property” means any Lease identified on Exhibit A or any Well identified on Exhibit B, excluding any Well or Lease that becomes an Excluded Asset.
(eeee)    “Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments) and capital expenditures (including bonuses, and other Lease acquisition costs, costs of drilling and completing Wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement, but excluding (without limitation) liabilities, losses, costs, and expenses attributable to:
(i)    actions taken after the Execution Date to cure Title Defects or Environmental Defects;
(ii)    claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;
(iii)    obligations to plug and/or abandon wells, dismantle, decommission or remove facilities;
(iv)    obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment;
(v)    title and environmental claims (including claims that Leases have terminated);
(vi)    claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production);
(vii)    gas balancing and other production balancing obligations;
(viii)    Casualty Loss;
(ix)    Taxes; and

(x)    any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (ix), whether such claims are made pursuant to contract or otherwise.
(ffff)    “Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit D to be executed and delivered by Acquiror Parent and Contributor (and any Contributor Designee receiving a portion of the Unit Purchase Price) at Closing.
(gggg)    “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.
(hhhh)    “Remediation” including the correlative term “Remediate” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to address any Release or threatened Release of any Hazardous Materials at, on, under or from any Asset, as applicable.
(iiii)    “Representatives” means, with respect to a Person, any of its respective directors, officers, managers, representatives, advisors and agents.
(jjjj)    “Required Information” means
(i)    (A) audited statements of revenues and direct expenses of the Assets for each of December 31, 2016 and 2017 and for each subsequent fiscal year ended at least seventy-five (75) days prior to the Closing Date (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) and (B) unaudited statements of revenues and direct expenses of the Assets for the 3-month, 6-month or 9-month period, as applicable, ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date (provided that unaudited statements of revenues and direct expenses of the Assets for the 9-month period ended September 30, 2018 shall be provided by October 31, 2018),
(ii)    (A) audited consolidated balance sheets and related audited statements of income, cash flows and members’ equity of the Contributor for each year ended December 31, 2016 and 2017 and for each subsequent fiscal year ended at least seventy-five (75) days prior to the Closing Date (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) and (B) unaudited consolidated balance sheets and related unaudited statements of income, cash flows and members’ equity of the Contributor for the 3-month, 6-month or 9-month period, as applicable, ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date (provided that unaudited financial statements for the 9-month period ended September 30, 2018 shall be provided by October 31, 2018),
(iii)    (A) audited statements of revenues and direct expenses of the Shad Assets for each year ended December 31, 2016 and 2017 and for each subsequent fiscal year ended at least seventy-five (75) days prior to the Closing Date (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) and (B) unaudited statements of revenues and direct expenses of the Shad Assets for the 3-month, 6-month or 9-month period, as applicable, ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date (provided that unaudited statements of revenues and direct expenses of the Shad Assets for the 9-month period ended September 30, 2018 shall be provided by October 31, 2018),
(iv)    (A) audited combined statements of revenues and direct expenses of the Assets and the Shad Assets for each year ended December 31, 2016 and 2017 and for each subsequent fiscal year ended at least seventy-five (75) days prior to the Closing Date (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) and (B) unaudited combined statements of revenues and direct expenses of the Assets and the Shad Assets for the 3-month, 6-month or 9-month period, as applicable, ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date (provided that unaudited statements of revenues and direct expenses of the Assets and the Shad Assets for the 9-month period ended September 30, 2018 shall be provided by October 31, 2018),
(v)    financial information relating to the Company Group Members, the Assets, and the Shad Assets reasonably requested by Acquiror Parent or any of its Financing Sources reasonably necessary for the Acquiror Parent to prepare a customary pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows for the fiscal year most recently ended for which audited financial statements or statements of revenues and direct expenses, as applicable, are provided pursuant to clause (i)(A), clause (ii)(A), clause (iii)(A) and clause (iv)(A) of this definition and for the 3-month, 6-month or 9-month period, as applicable, for which financial statements or statements of revenues and direct expenses, as applicable, are provided pursuant to clause (i)(B), clause (ii)(B), clause (iii)(B), clause (iv)(B) of this definition,
(vi)    a reserve report relating to the Assets prepared by an independent petroleum engineering firm as of December 31, 2017,
(vii)    a reserve report relating to the Shad Assets prepared by an independent petroleum engineering firm as of December 31, 2017, and
(viii)    all other financial, operating and oil and gas reserve data and other information relating to the Company Group Members, the Assets and the Shad Assets of the type and form customarily included in the Offering Documents or that would be necessary for the underwriters to receive customary “comfort” (including “negative assurance” comfort) from independent accountants, independent petroleum engineers and customary legal opinions in connection therewith.
(kkkk)    “Secretary of State” means the Secretary of State of the State of Delaware.
(llll)    “Shad” means Shad Permian, LLC.
(mmmm)    “Shad Assets” means the Shad DrillCo Interests, as such term is defined in the Shad Permian Letter Agreement.

(nnnn)    “Shad Permian Letter Agreement” means the Letter Agreement in the form attached hereto as Exhibit I to be executed and delivered on the Execution Date by Shad, the Company and Acquiror.
(oooo)    “Special Committee” means the special committee of the Acquiror Parent Board.
(pppp)    “Stockholder Approval” means the affirmative vote or consent of (a) at least a majority of the outstanding shares of Common Stock in favor of adoption of the A&R Certificate of Incorporation; (b) at least a majority of the outstanding shares of Common Stock that are represented in person or by proxy at the Stockholders Meeting in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby; (c) at least a majority of the outstanding shares of Common Stock that are represented in person or by proxy at the Stockholders Meeting in favor of the issuance of the Unit Purchase Price; and (d) a Majority of the Disinterested in favor of the adoption of this Agreement and the transactions contemplated hereby.
(qqqq)    “Straddle Period” means (i) in the case of Asset Taxes and Other Taxes, any Tax period beginning before and ending on or after the Effective Date, and (ii) in the case of Income Taxes, any Tax period beginning on or before and ending after the Closing Date.
(rrrr)    “Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (i) at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
(ssss)    “Superior Proposal” shall mean a bona fide written Alternative Proposal made after the date of this Agreement and not in breach of Section 6.18 that Acquiror Parent Board or the Special Committee has determined in good faith, after consultation with its outside counsel and its financial advisors, taking into account the terms and conditions of such proposal, including the likelihood of consummation of the Alternative Proposal relative to the Transactions, (i) is reasonably likely to be consummated in accordance with its terms (provided, however, that the fact that any requisite vote or consent of the holders of Common Stock that may be required to effect such Alternative Proposal has not yet been obtained shall not be taken into account in determining whether a proposal is reasonably likely to be consummated) and (ii) if consummated, would be more favorable, from a financial point of view, to the Acquiror Parent Stockholders than the Transactions (including any adjustments or revisions to the terms of this Agreement committed to by the Parties in writing in response to such Alternative Proposal under the provisions of Section 6.18; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of “Alternative Proposal” shall be deemed to be references to “50%.”
(tttt)    “Support and Standstill Agreement” means the Support and Standstill Agreement in the form attached hereto as Exhibit M.

(uuuu)    “Suspense Funds” means all amounts attributable to sales of Hydrocarbons produced from the Assets that are held in suspense by any Company Group Member, Contributor or any of its Affiliates.
(vvvv)    “Target Zones” means the target zones set forth in Schedule 3.4.
(wwww)    “Tax” or “Taxes” means (%4) all taxes, assessments, fees and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (%4) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
(xxxx)    “Tax Return” shall mean any report, return, information statement, schedule, attachment, payee statement or other information required to be provided or provided to any Governmental Authority with respect to Taxes or any amendment thereof, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.
(yyyy)    “Termination Fee” means an amount, in cash, equal to Sixteen Million Dollars ($16,000,000).
(zzzz)    “Transaction Agreements” means this Agreement and each other agreement to be executed and delivered pursuant hereto at the Closing.
(aaaaa)    “Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements.
(bbbbb)    “WDVG” means W.D. Von Gonten & Co.
(ccccc)    “Working Interest” means, (i) with respect to any Well, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Well from those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, (ii) with respect to any Lease, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Lease as to the areas, depths and Target Zones described for such Lease on Exhibit A, in each case of (i) and (ii), without regard to the effect of any royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom.
1.3    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, prior to Closing, Contributor shall have the right to cause the Company Group to assign to Contributor or its designees all of the Company Group’s right, title and interest in and to the assets, properties and rights set forth on Exhibit F and any Asset excluded pursuant to the terms hereof (such assigned interests, the “Excluded Assets”).
ARTICLE 2
PURCHASE PRICE
2.1    Purchase Price.
(a)    The total consideration to be paid for the Company Group Interests will consist of (i) cash in the aggregate amount of Four Hundred Eighty Million Dollars ($480,000,000) (as adjusted by the last sentence of this Section 2.1(a), the “Cash Purchase Price”) plus (ii) Thirty-Two Million Three Hundred Fifteen Thousand Six Hundred Ninety-Five (32,315,695) Acquiror Units (as adjusted by the last sentence of this Section 2.1(a), the “Unit Purchase Price” and, together with the Cash Purchase Price, the “Unadjusted Purchase Price”; provided, that where the context indicates that the term “Unit Purchase Price” refers to a dollar amount rather than a number of Acquiror Units, including as a component of the Unadjusted Purchase Price, such term shall refer to such number of Acquiror Units multiplied by the Per Share Value) to be issued to Contributor (or a Contributor Designee provided in writing to Acquiror prior to the Closing Date pursuant to Section 8.4(a)), adjusted as provided in Section 2.2 (as adjusted, the “Adjusted Purchase Price”). In addition, Acquiror Parent agrees to issue to Contributor (or a Contributor Designee provided in writing to Acquiror prior to the Closing Date pursuant to Section 8.4(a)) a number of shares of Class B Common Stock equal to the number of Acquiror Units issued to Contributor as set forth in clause (ii). Notwithstanding the above, the Acquiror may elect, by delivery of written notice to Contributor within five (5) Business Days prior to the Closing, to increase the Cash Purchase Price and to correspondingly reduce the Unit Purchase Price by the amount of any such increase in the Cash Purchase Price divided by the Per Share Value.
(b)    If, at any time on or after the Execution Date and prior to the Closing Date, (%4) Acquiror and/or Acquiror Parent makes any (%5) Common Stock or Acquiror Unit dividend or distribution, (%5) subdivision or split of any Common Stock or Acquiror Units, (%5) combination or reclassification of Common Stock or Acquiror Units into a small number of shares of Common Stock or Acquiror Units or (%5) issuance of any securities by reclassification of Common Stock or Acquiror Units (including any reclassification in connection with a merger, consolidation or business combination in which the Acquiror Parent or Acquiror, as applicable, is the surviving person) or (%4) any merger, consolidation, combination, or other transaction is consummated pursuant to which Common Stock or Acquiror Units are converted to cash or other securities, specifically excluding the conversion of any outstanding Acquiror Units (each of clauses (i) and (ii), a “Reclassification Event”), then the Unit Purchase Price, the number of shares of Class B Common Stock to be issued at Closing pursuant to the penultimate sentence of Section 2.1(a) and the Per Share Value shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(C) and (ii) to provide for the receipt by Contributor, in lieu of any Acquiror Unit comprising the Unit Purchase Price, the same number or amount of cash and/or securities as is received in exchange for each share of Common Stock and/or Acquiror Unit in connection with any such transaction described in clauses (i)(C) and (ii) of this Section 2.1(b). An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification.
2.2    Adjustments to Purchase Price.
(a)    General. The Unadjusted Purchase Price shall be adjusted at Closing in accordance with this Section 2.2, and shall be adjusted by increasing or decreasing, as applicable, the Cash Purchase Price.
(b)    Adjustments. At Closing, the Unadjusted Purchase Price shall be adjusted as follows (without duplication):
(i)    increased by the net amount of all materials and supplies inventory items owned by the Company Group at Closing;
(ii)    increased by prepaid expenses with respect to the Assets attributable to the period from and after the Effective Date (including prepaid insurance costs, bonuses, rentals, and cash calls to third Person operators) which have been incurred and paid by Contributor or any of its Affiliates (excluding the Company Group Members);
(iii)    decreased by an amount equal to the aggregate amount of the following proceeds earned and received by any Company Group Member, Contributor or any of its Affiliates:
(A)    amounts earned and received from the sale, during the Interim Period of Hydrocarbons produced from, or attributable to, the Assets (net of any (w) severance and production Taxes; (x) royalties, overriding royalties, and other burdens payable out of production of oil, gas, or other Hydrocarbons or the proceeds thereof; (y) gathering, processing, and transportation costs paid in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.2(b)(iv); and (z) Property Costs that are otherwise incurred and paid by any Company Group Member, Contributor or any of its Affiliates in relation to any proceeds or in earning or receiving thereof, and excluding the effects of any futures, options, swaps, or other derivatives); and
(B)    all other income earned and received with respect to the Assets during the Interim Period;
(C)    any consideration received for any Preferential Purchase Rights;

(iv)    increased by an amount equal to the amount of all Property Costs and other amounts which are incurred and paid in the ownership and operation of the Assets from and after the Effective Date by any Company Group Member, Contributor or any of its Affiliates, except in each case any costs already deducted in the determination of proceeds in Section 2.2(b)(iii) (and excluding the effects of any futures, options, swaps, or other derivatives);
(v)    decreased by the amount of Suspense Funds on the Closing Date, and any interest accrued in escrow accounts for such Suspense Funds;
(vi)    increased by the amounts allocated to the Pre-Execution Date Assets as set forth on Schedule 2.2;
(vii)    increased by an amount equal to the Additional Property Amount as provided in Schedule 6.11;
(viii)    increased by the aggregate amount of oil and condensate in tanks above the pipeline sales connection excluding tank fill (BS&W) as of the Effective Date multiplied by the May 2018 Contract price therefor;
(ix)    decreased by the Defect Holdback Amount as provided in Section 3.8(e)(ii);
(x)    decreased as provided in Section 3.8(d);
(xi)    decreased as provided in Section 3.5(b) and Section 3.9(c)(v);
(xii)    decreased by the amount of any Net Casualty Loss under Section 3.10;
(xiii)    decreased by the amount that the Allocated Value of the subject Property exceeds the cash received by Contributor as a result of exercised Preferential Purchase Rights under Section 3.13(b)(i);
(xiv)    increased by an amount equal to Three Hundred Forty Thousand Dollars ($340,000) per calendar month (adjusted pro rata for any partial calendar month) from the Execution Date to the Closing Date;
(xv)    decreased by the amount of Asset Taxes, Income Taxes and Other Taxes that are Contributor Taxes but are not paid by the Contributor Group as of the Closing Date, and increased by the amount of Asset Taxes, Income Taxes and Other Taxes that are not Contributor Taxes but are paid by the Contributor Group as of the Closing Date;
(xvi)    decreased by the Basis Hedging Portfolio Value Amount if the Basis Hedging Portfolio Value Amount as of the Closing Date is a liability of the Company Group to its counterparties, and increased by the Basis Hedging Portfolio Value Amount if the Basis Hedging Portfolio Value Amount as of the Closing Date is an asset of the Company Group; and

(xvii)    decreased by the amount of costs assessed by a counterparty to a Basis Hedging Transaction in order to transfer such Basis Hedging Transaction by novation to Acquiror pursuant to Section 6.20.
2.3    Withholding. Acquiror Parties shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Contributor such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax law or pursuant to any other applicable Law. Acquiror Parties shall use commercially reasonable efforts to provide Contributor with advance notice of intent to withhold any amount payable to Contributor. The Acquiror Parties shall reasonably cooperate with the applicable payee to reduce or eliminate any deductions and withholdings at Contributor’s sole cost and expense. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
2.4    Certain Ordinary-Course Costs and Revenues.
(a)    With respect to revenues earned or Property Costs incurred with respect to the Assets attributable to the time period prior to the Effective Date:
(i)    Contributor shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Date, of Hydrocarbons produced from, or attributable to, the Assets, which amounts are received after Closing (net of any (A) royalties, overriding royalties, and other burdens payable out of production of Hydrocarbons or the proceeds thereof; (B) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii); and (C) Property Costs that are deducted by the purchaser of production), and to all other income earned with respect to the Assets up to but excluding the Effective Date and received after Closing.
(ii)    Contributor shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred prior to the Effective Date.
(b)    With respect to revenues earned or Property Costs incurred with respect to the Assets from and after the Effective Date:
(i)    Acquiror Parties shall be entitled to all amounts earned from the sale, during the period from and after the Effective Date, of Hydrocarbons produced from, or attributable to, the Assets, which amounts are received after Closing (net of any (A) royalties, overriding royalties, and other burdens payable out of production of Hydrocarbons or the proceeds thereof; (B) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(b)(ii); and (C) Property Costs that are deducted by the purchaser of production), and to all other income earned with respect to the Assets from and after the Effective Date and received after Closing.
(ii)    Acquiror Parties shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Date.

(c)    Without duplication of any adjustments made pursuant to Sections 2.2(b)(iii) and (iv), should the Company, any Acquiror Party or any Affiliate of the Acquiror Parties receive after Closing any proceeds or other income to which Contributor is entitled under Section 2.4(a), Acquiror Parties shall fully disclose, account for, and promptly remit the same to Contributor.
(d)    Without duplication of any adjustments made pursuant to Sections 2.2(b)(iii) and (iv), if the Company, any Acquiror Party, or any Affiliate of Acquiror Parties, pays after Closing any Property Costs for which Contributor is responsible under Section 2.4(a), Acquiror Parties shall be reimbursed by Contributor promptly after receipt of Acquiror Parties’ invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(e)    Without duplication of any adjustments made pursuant to Sections 2.2(b)(iii) and (iv), and except as otherwise set forth in the Transition Services Agreement, if the Contributor Group receives after Closing any proceeds or other income to which the Acquiror Parties are entitled under Section 2.4(b), Contributor shall fully disclose, account for, and promptly remit the same to Acquiror Parties.
(f)    Without duplication of any adjustments made pursuant to Sections 2.2(b)(iii) and (iv), and except as otherwise provided in the Transition Services Agreement, if the Contributor Group, pays after Closing any Property Costs for which Acquiror Parties are responsible under Section 2.4(a), Acquiror Parties shall reimburse Contributor promptly after receipt of Contributor’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(g)    All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.
ARTICLE 3
CERTAIN TITLE AND ENVIRONMENTAL MATTERS
3.1    Company Group’s Title. Except as provided in Section 4.19 and without limitation of Acquiror’s rights under this Article 3 or under (or with respect to) Article 4, Article 6, or Article 11, the certificate to be delivered by Contributor at Closing pursuant to Section 8.2(c), and the Defect Escrow Agreement, Contributor makes no representation or warranty, express or implied, statutory or otherwise, with respect to title to any of the Assets or Properties of the Company Group, and the sole remedy for any Title Defect or any other title defect with respect to any of the Assets or Properties of the Company Group shall be set forth in Article 3, Article 11 and the Defect Escrow Agreement.
3.2    Definition of Defensible Title.
(a)    As used in this Agreement, the term “Defensible Title” means, with respect to the Leases and Wells, that title of the Company Group Members which as of the Title Defect Claim Date and as of the Closing Date, subject to the Permitted Encumbrances:
(i)    with respect to each well listed on Exhibit B (each, a “Well” and, collectively, “Wells”), entitles the applicable Company Group Member to not less than the Net

Revenue Interest set forth on Exhibit B for such Well throughout the productive life thereof, except (A) decreases in connection with those operations in which the applicable Company Group Member may elect, in compliance with the terms of this Agreement, after the Execution Date to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, after the Execution Date, of (1) pools or units and (2) allocations to horizontal laterals, (C) decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners elect after the Execution Date not to consent, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, and (E) as expressly stated on Exhibit B;
(ii)    with respect to each Well set forth on Exhibit B, obligates the applicable Company Group Member to bear a Working Interest for such Well that is not greater than the Working Interest set forth on Exhibit B for such Well without increase throughout the productive life of such Well, except (A) as expressly stated on Exhibit B, (B) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (C) increases to the extent such increases result from co-owners electing under applicable operating agreements or forced pooling orders not to participate in an operation relating to such Well, and (D) increases that are accompanied by at least a proportionate increase in the applicable Company Group Member’s Net Revenue Interest for such Well;
(iii)    with respect to each Lease on Exhibit A, entitles the applicable Company Group Member to ownership of not less than the Net Acres set forth on Exhibit A for such Lease solely with respect to the Target Zones, subject only to any other decreases specifically identified on Exhibit A, and entitles the applicable Company Group Member to not less than the Net Revenue Interest set forth on Exhibit A for such Lease solely with respect to the Target Zones, subject only to any other decreases specifically identified on Exhibit A, in each case throughout the productive life of such Lease except for, in each case, (A) decreases in connection with those operations in which the applicable Company Group Member may elect, in compliance with the terms of this Agreement, after the Execution Date to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, after the Execution Date, of (1) pools or units and (2) allocations to horizontal laterals, (C) decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners elect after the Execution Date not to consent, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, and (E) only to the extent as expressly stated on Exhibit A; and
(iv)    is free and clear of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.
(b)    As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, or defect, including a discrepancy in Net Acres, Net Revenue Interest or Working Interest, that causes the applicable Company Group Member’s title to any Lease or Well described on Exhibit A or Exhibit B to be less than Defensible Title; provided, however, that the following shall not be considered “Title Defects” for purposes of this Agreement:

(i)    defects based on a gap in any chain of title in the county records prior to January 1, 1990, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet which documents shall be included in a Title Defect Notice;
(ii)    defects arising from any change in applicable Laws after the Execution Date;
(iii)    defects arising from prior expired Hydrocarbon leases that are not surrendered or released of record absent affirmative evidence of an adverse claim by another Person that such lease is in full force and effect and Contributor can provide reasonable cause or support of such expiration, including the passage of time;
(iv)    defects based solely on any Company Group Member’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique), so long as such change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique) (A) does not deviate materially from the legal location of the well as determined by the Texas Railroad Commission and (B) does not result in any actual or potential claim of trespass;
(v)    production payments that have expired by their own terms absent affirmative evidence of an adverse claim by another Person that such production payment is in full force and effect;
(vi)    defects based solely on any Company Group Member’s failure to have a title opinion or title insurance policy on any Property; and
(vii)    mortgages or liens that are unenforceable under applicable statutes of limitations.
(c)    As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of the applicable Company Group Member in any Property above that shown for such Property on Exhibit A or Exhibit B, without causing a greater than proportionate increase in, with respect to any Property that is a Well, such Company Group Member’s Working Interest in such Property, (ii) increase the Net Acre ownership of the applicable Company Group Member in any Lease solely with respect to the Target Zones, above that shown for such Lease on Exhibit A without causing a decrease in such Company Group Member’s Net Revenue Interest below that shown for such Lease on Exhibit A, or (iii) decrease the Working Interest of the applicable Company Group Member in any Well below that shown for such Well on Exhibit B without causing a proportionate or greater than proportionate decrease in such Company Group Member’s Net Revenue Interest in such Well.

3.3    Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:
(a)    lessors’ royalties and any overriding royalties, reversionary interests, back-in interests, and other burdens to the extent that they do not, in the aggregate, reduce the Company Group Members’ Net Revenue Interest with respect to the Target Zone throughout the productive life of any Lease or the Net Acre ownership in any Property below that shown on Exhibit A or Exhibit B, as applicable, for such Property or increase the Company Group Members’ Working Interest with respect to the Target Zone throughout the productive life of any Well above that shown on Exhibit B without a corresponding and proportionate increase in the Company Group Members’ Net Revenue Interest with respect to the Target Zone throughout the productive life of any such Well;
(b)    all unit agreements, pooling agreements, Leases, Contracts, and operating agreements, including provisions for penalties, suspensions, or forfeitures contained therein, to the extent that they do not, in the aggregate, reduce the Company Group Members’ Net Revenue Interest with respect to the Target Zone throughout the productive life of any Lease or Net Acre ownership in any Property below that shown on Exhibit A or Exhibit B, as applicable, for such Property or increase the Company Group Members’ Working Interest with respect to the Target Zone throughout the productive life of any Well above that shown on Exhibit B without a corresponding and proportionate increase in the Company Group Members’ Net Revenue Interest with respect to the Target Zone throughout the productive life of any such Well;
(c)    consents, tag-along rights, drag-along rights to the extent and only to the extent (i) they are not applicable to or triggered by the Transactions and (ii) they are set forth on Schedule 3.3(c);
(d)    Preferential Purchase Rights to the extent and only to the extent they are set forth on Schedule 4.7 with respect to the Assets of the Company Group Members;
(e)    third-Person consent requirements and similar restrictions (i) that are not applicable to the Transactions contemplated by this Agreement, (ii) if unconditional waivers or consents for such consent requirements or similar restrictions are obtained from the appropriate Persons prior to the Closing Date, or (iii) to the extent relating to Excluded Assets;
(f)    liens for current period Taxes or assessments not yet due or delinquent, or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP;
(g)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent, or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP;
(h)    all Laws and rights reserved to or vested in any Governmental Authority, including all rights to consent, by required notices to, filings with, or other actions by Governmental

Authorities that do not apply to the Transactions contemplated by this Agreement or, if they do apply, are customarily obtained subsequent to the closing of transactions that are similar to the Transactions contemplated by this Agreement if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied;
(i)    rights of reassignment arising upon final intention to abandon or release the Assets, or any of them, to the extent such rights exist as of the Execution Date;
(j)    easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights to use the surface, and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, materially detract from the value of or materially impair the use, ownership, or operation of any Property;
(k)    zoning and planning ordinances and municipal regulations to the extent that they do not, individually or in the aggregate, materially detract from the value of or materially impair the use, ownership or operations of any Property;
(l)    any statutory liens created under the Laws of the State of Texas and any Encumbrances arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due and payable or, if due and payable, being contested in good faith in the ordinary course of business;
(m)    any Encumbrances affecting the Assets which are expressly waived, assumed, bonded, or paid by the Acquiror Parties on or prior to Closing or are discharged by or on behalf of Contributor or the Company Group Members at or prior to Closing;
(n)    Liens created under deeds of trust, mortgages, and similar instruments by the lessor or grantor under a Lease or other interest covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease, and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Title Defect Claim Date, initiated foreclosure or similar proceedings against the interest of lessor in such Lease, nor has Contributor received any written notice of default under any such mortgage, deed of trust, or similar instrument;
(o)    depth severances, reduction in the Target Zones or any other change in the Working Interest, the Net Revenue Interest or the Net Acre ownership of the Company Group in any Property with depth to the extent that they do not, individually or in the aggregate, reduce the Company Group’s Net Revenue Interest with respect to the Target Zone throughout the productive life of any Lease or Net Acre ownership in any Property below that shown on Exhibit A or Exhibit B, as applicable, for such Property or increase the Company Group’s Working Interest in any Well beyond that shown on Exhibit B without a corresponding and proportionate increase in the Company Group’s Net Revenue Interest with respect to the Target Zone throughout the productive life of any such Well;

(p)    any Encumbrances created by Law or reserved in the Leases for royalties, bonus or rental, or created to secure compliance with the terms of the Leases, provided that, in each such case, the Company Group is then in compliance with the terms of such Leases in all respects and the respective lessor has no cause or right to enforce or execute on such Encumbrances;
(q)    the terms and conditions of, and any rights of third Persons to back into any interest in the Assets to the extent such terms, conditions and rights are expressly shown as binding on the applicable Property on Exhibit A or Exhibit B;
(r)    any defect arising out of a lack of corporate or entity authorization, absent affirmative evidence of an actual claim of superior title from a third Person attributable to such matter;
(s)    any defect arising from a failure to recite marital status or arising out of omissions of successions of heirship or estate proceedings, absent affirmative evidence of an actual claim of superior title from a third Person attributable to such matter;
(t)    rights of a common owner of any interest in rights of way held by Contributor, to the extent that the same do not materially interfere with the use, ownership or operation of the Assets (as currently used, owned and/or operated);
(u)    lack of a survey of the surface of the Properties, unless a survey is required by Law;
(v)    all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Properties in any manner or to assess Tax with respect to the Properties, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto; and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;
(w)    failure to record Leases issued by any Governmental Authority (which, for the avoidance of doubt, includes any state agency or any successor agency thereto) in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to the Company Group Members from their immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease and there is no assignment on file in the records of the real property, conveyance, or other records of the county in which such Leases are located, that contradicts or diminishes the title of the Company Group Members, as reflected by the instruments recorded in the county;
(x)    any matter that has been cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches, in each case, and which can be substantiated by the affirmative ruling of a court of competent jurisdiction;
(y)    rights of any (i) common owner of any interest in any fee mineral interest as tenants in common or through common ownership, (ii) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the depths and Target Zones described for the applicable Lease described on Exhibit A or (iii) common owner of any interest in surface rights currently held by the Company Group Members and such common owner as tenants in common or through common ownership to the extent that they do not, individually or in the aggregate, materially detract from the value of or materially impair the use, ownership or operations of any Property;
(z)    any other Encumbrances, burdens or irregularities which are (i) based solely on a lack of information in the Company Group Members’ files or of record, (ii) based solely on references to any document if a copy of such document is not in the Group Members’ files or of record, or (iii) based solely on the inability to locate an unrecorded instrument of which Acquiror has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), in each case of (i), (ii) and (iii), if there is no claim made under such document or unrecorded instrument within the past twenty (20) years prior to the Execution Date;
(aa)    (i) lack of a division order or an operating agreement covering any Property (including portions of a Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest or restriction on zone transfer with respect to assignments in the Company Group Members’ chain of title to the Property unless there is an outstanding and pending, unresolved claim from a third Person with respect to the failure to obtain such waiver to the extent that they do not, individually or in the aggregate, materially detract from the value of or materially impair the use, ownership or operations of any Property;
(bb)    any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, or (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease; and
(cc)    defects based on or arising solely out of the failure of the Company Group Members to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract (i) to the extent such Well has been permitted by the Texas Railroad Commission or other applicable Governmental Authority or (ii) to the extent the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that reasonably attributes to each such Lease or leasehold tract its share of such production.
3.4    Allocated Values. Exhibit A and Exhibit B set forth the agreed allocation of the Unadjusted Purchase Price among the Properties. The “Allocated Value” for any Property equals the portion of the Unadjusted Purchase Price that is allocated to such Property on Exhibit A and Exhibit B, as adjusted for Additional Properties acquired as provided in Section 6.11 and adjusted in accordance with Section 8.4. With respect to any Lease set forth on Exhibit A, the Allocated Value for such Lease shall further be allocated as set forth on Schedule 3.4.

3.5    Environmental Assessment; Environmental Defects.
(a)    From and after the date of this Agreement, Acquiror shall have the right to conduct, or cause a reputable environmental consulting or engineering firm (the “Environmental Consultant”), to conduct, an environmental review of Assets as provided in this Section 3.5 (the “Environmental Review”). Contributor shall have the right to have a representative of Contributor accompany the Acquiror during any such Environmental Review.
(b)    Except as expressly provided in this Section 3.5, Acquiror’s Environmental Review shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process ASTM E1527-13, or a similar visual evaluation of the Assets that does not involve the sampling of any environmental media or the operation of any equipment, and an environmental compliance review (each, a “Site Assessment”) and shall not include any sampling, boring, operation of Equipment, or other invasive activity (“Invasive Activity”) without the prior written consent of Contributor, which consent may be withheld in Contributor’s sole discretion, and that of any applicable third Person operator. In the event that Acquiror’s Site Assessment identifies actual or potential “recognized environmental conditions” with respect to any Assets which are operated or solely owned by a Company Group Member and Acquiror reasonably believes that sampling of environmental media is necessary to prove that an Environmental Defect exists or to establish the Environmental Defect Amount, then Acquiror may request in writing Contributor’s and or the Company Group Members’ permission to conduct a Phase II Environmental Assessment to further assess such conditions (each a “Phase II Request”). Each Phase II Request will state with reasonable specificity (i) the actual or potential “recognized environmental conditions” that require further investigation in order to prove that an Environmental Defect exists or to establish the Environmental Defect Amount and (ii) the proposed scope of the Phase II Environmental Assessment and Phase II Environmental Assessment plan, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities. Contributor may, in its sole discretion, approve or deny any Phase II Request, in whole or in part, and Acquiror shall not have the right to conduct any activities identified in such Phase II Request unless and until such time that Contributor has approved such Phase II Request in writing. If Contributor denies any Phase II Request in writing, either Party shall have the right to exclude any Property identified in such Phase II Request, and its directly associated Assets, from the Assets conveyed pursuant to this Agreement, in which case (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Assets, (ii) such Property shall be deemed to be deleted from Exhibit A and or Exhibit B, as applicable, attached hereto and added to Exhibit F attached hereto and (iii) such Property and its directly associated Assets shall constitute “Excluded Assets” for all purposes hereunder. If Contributor consents to any Phase II Request, all Invasive Activities performed by Acquiror or Acquiror’s representatives thereunder shall be subject to the Phase II Guidelines.
(c)    Contributor shall, and shall cause the Company Group, to use commercially reasonable efforts to obtain permission from the operator of each Property for Acquiror or the Environmental Consultant to conduct the Environmental Review. If obtained prior to Closing, Acquiror shall provide copies of any final environmental reports generated by the Environmental

Consultant to Contributor promptly after receipt thereby by Acquiror. Except (i) as may be necessary for, or permitted pursuant to, the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Laws, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Acquiror and Contributor and their respective Affiliates shall maintain, and shall cause their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any third Person without the consent of Acquiror or Contributor, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the immediately preceding sentence.
(d)    As used in this Agreement, the term “Environmental Defect” with respect to the Assets means any event, condition, matter, obligation or circumstance (in each case, whether or not disclosed to Acquirer prior to the date of this Agreement) with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments or any violation of any Environmental Laws that (i) presently requires restoration, remediation, or resolution under applicable Environmental Laws or pursuant to any Leases, Contracts or applicable Environmental Permit or (ii) if known by a Governmental Authority, would require restoration, remediation, or resolution under applicable Environmental Laws.
3.6    Notice of Title Defects, Environmental Defects and Title Benefits.
(a)    The Parties acknowledge and agree that all claims for or with respect to a Title Defect shall be limited to those claims asserted by Acquiror pursuant to that certain notice delivered to Contributor on September 28, 2018 (the “Title Defect Claim Date”), a copy of which is attached hereto as Schedule 3.6(a) (the “Title Defect Notice”).
SUBJECT TO THE RIGHTS OF ACQUIROR PURSUANT TO THIS ARTICLE 3 AND UNDER (OR WITH RESPECT TO) ARTICLE 4, ARTICLE 6, ARTICLE 11, UNDER THE CERTIFICATE TO BE DELIVERED BY CONTRIBUTOR AT CLOSING PURSUANT TO SECTION 8.2(c) AND THE DEFECT ESCROW AGREEMENT, ACQUIROR SHALL BE DEEMED TO HAVE WAIVED AND RELEASED ANY AND ALL TITLE DEFECTS AND ALL OTHER DEFICIENCIES OR DEFECTS IN THE COMPANY GROUP’S TITLE TO THE PROPERTIES WHICH ARE NOT ASSERTED IN THE TITLE DEFECT NOTICE.
(b)    The Parties acknowledge and agree that all claims for or with respect to a Title Benefit shall be limited to those claims asserted by Acquiror pursuant to those certain notices delivered to Contributor on or before October 8, 2018, copies of which are attached hereto as Schedule 3.6(b) (each, a “Title Benefit Notice”):

SUBJECT TO THE RIGHTS OF CONTRIBUTOR PURSUANT TO THIS ARTICLE 3, CONTRIBUTOR SHALL BE DEEMED TO HAVE WAIVED ALL TITLE BENEFITS OF WHICH ARE NOT ASSERTED IN A TITLE BENEFIT NOTICE.
(c)    To assert a claim for or with respect to an Environmental Defect, Acquiror must deliver a defect claim notice or notices to Contributor on or before 5:00 p.m. local time in Houston, Texas on December 1, 2018 in the case of Environmental Defects (the “Environmental Defect Claim Date”). Each such notice shall be in writing and shall include:
(i)    a description of the alleged Environmental Defect(s);
(ii)    the Property or Properties affected (each, an “Environmental Defect Property”);
(iii)    such supporting documentation as is reasonably available to Acquiror and is reasonably necessary for Contributor (as well as any attorney or examiner hired by Contributor) to verify the existence of the alleged Environmental Defect(s); and
(iv)    Acquiror’s good faith estimate of the Environmental Defect Amount for each alleged Environmental Defect and the computations and information upon which Acquiror’s estimate is based.
SUBJECT TO THE RIGHTS OF ACQUIROR PURSUANT TO THIS Article 3 AND UNDER (OR WITH RESPECT TO) Article 4, Article 6, Article 11, UNDER THE CERTIFICATE TO BE DELIVERED BY CONTRIBUTOR AT CLOSING PURSUANT TO SECTION 8.2(c) AND THE DEFECT ESCROW AGREEMENT, ACQUIROR SHALL BE DEEMED TO HAVE WAIVED AND RELEASED ANY AND ALL ENVIRONMENTAL DEFECTS WITH RESPECT TO THE PROPERTIES FOR WHICH CONTRIBUTOR HAS NOT RECEIVED, ON OR BEFORE THE ENVIRONMENTAL DEFECT CLAIM DATE, A VALID ENVIRONMENTAL DEFECT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS IN THIS SECTION 3.6(c).
(d)    Acquiror agrees to use reasonable good-faith efforts to provide Contributor with periodic (but in no event less frequently than before 5:00 p.m. local time in Houston, Texas on Friday of each week prior to the Environmental Defect Claim Date) updates concerning the progress of Acquiror’s environmental due diligence prior to the Environmental Defect Claim Date (including any potential Environmental Defects discovered by Acquiror), which updates shall be in writing and shall be preliminary in nature; provided, however, the failure to provide updates shall not affect the Acquiror’s ability to claim Environmental Defects.
3.7    Cure.
(a)    Contributor shall have the right, but not the obligation, to attempt, at Contributor’s sole cost, risk, and expense, to cure or remove, on or before one hundred and twenty (120) days after the Closing Date (the “Cure Date”), any alleged Title Defects or Environmental Defects of which Contributor has been advised by Acquiror pursuant to the Title Defect Notice or

Section 3.6(c) if Contributor provides written notice to Acquiror on or before the Closing Date of its intent to cure such alleged Title Defects or Environmental Defects. With respect to any Title Defect or Environmental Defect that Contributor has elected to cure pursuant to this Section 3.7(a), the Title Defect Amounts or Environmental Defect Amounts with respect to such Title Defects and Environmental Defects shall be addressed as provided in Section 3.8(e) for purposes of Closing and thereafter any adjustment required under Section 3.8(a) with respect thereto shall be made pursuant to Section 3.8(g) and Section 3.8(h). The election by Contributor to cure one or more such alleged Title Defects or Environmental Defects shall not affect the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution. Contributor’s election to cure an alleged Title Defect or Environmental Defect shall not constitute a waiver of any of the rights of Contributor pursuant to this Article 3, including Contributor’s right to dispute the existence, nature, or value of such Title Defect or Environmental Defect.
(b)    With respect to any alleged Title Defect or Environmental Defect which Contributor has elected to cure pursuant to Section 3.7(a) above, subject to the determination by the Title Arbitrator or Environmental Arbitrator, as applicable, of the existence or Title Defect Amount or Environmental Defect Amount with respect to such a Title Defect or Environmental Defect, as applicable, to the extent any such Title Defect or Environmental Defect is cured by Contributor on or before the Cure Date, the amount of any previous deduction from the Unadjusted Purchase Price for such Title Defect or Environmental Defect shall be addressed as provided in Section 3.8(e)(ii) and Section 3.8(h).
(c)    Any dispute relating to whether and to what extent a Title Defect or Environmental Defect has been cured shall be resolved as set forth in Section 3.11, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator, as applicable, on or before ten (10) Business Days after the Cure Date; provided, however, that any prior or concurrent determination by a Title Arbitrator or Environmental Arbitrator with respect to Title Defects or Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Contributor has elected to cure pursuant to this Section 3.7 shall be binding on the Parties with respect to such Title Defect or Environmental Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).
3.8    Adjustment for Title Defects, Title Benefits and Environmental Defects.
(a)    Without limitation of the Parties’ rights to exclude Assets as set forth in Section 3.5(b) or Section 3.9(c)(v), with respect to each Property affected by Title Defects or Environmental Defects reported under the Title Defect Notice or Section 3.6(c), the Unadjusted Purchase Price shall be reduced by (i) in the case of a Title Defect, an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for the Properties affected thereby caused by such Title Defect, as determined pursuant to Section 3.9(a), and (ii) in the case of an Environmental Defect, an amount (the “Environmental Defect Amount”) determined pursuant to Section 3.9(c).
(b)    With respect to each Property affected by Title Benefits reported under Section 3.6(b), the amount by which the Unadjusted Purchase Price shall be reduced on account of

Title Defects shall be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Property caused by such Title Benefit, as determined pursuant to Section 3.9(b).
(c)    Contributor and Acquiror shall attempt to agree in writing upon all the existence of any Title Defects, Title Benefits or Environmental Defects reported pursuant to the Title Defect Notice, Section 3.6(b) or Section 3.6(c) above, as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts on or before the Closing Date. If Contributor and Acquiror are unable to agree in writing by the Closing Date, then, subject to Section 3.7, the Title Defects, Title Benefits and Environmental Defects reported pursuant to the Title Defect Notice, Section 3.6(b) and Section 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts which are then in dispute (each a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 3.11.
(d)    At Closing, the Unadjusted Purchase Price shall be adjusted by reducing the Cash Purchase Price (i) in accordance with Section 3.8(a) with respect to any Title Defects or Environmental Defects which (A) Contributor has not elected to cure pursuant to Section 3.7(a) and (B) which are not Disputed Matters and (ii) in accordance with Section 3.8(b) with respect to any Title Benefits which are not Disputed Matters.
(e)    At Closing:
(i)    the Cash Closing Payment shall be reduced by an amount equal to seventy-five percent (75%) of the Net Defect Amount (the “Defect Escrow Amount”). At the Closing, Acquiror shall deposit the Defect Escrow Amount into an escrow account established with the Escrow Agent (the “Defect Escrow Account”), unless otherwise agreed by the Parties. The Acquiror and Contributor shall agree on a mutually acceptable form of escrow agreement which shall govern the Defect Escrow Account (the “Defect Escrow Agreement”) with the Escrow Agent, which shall contain terms and provisions consistent with this Section 3.8. The Defect Escrow Amount shall be held and disbursed in accordance with the terms of this Article 3 and the Defect Escrow Agreement pending the curing or resolution of the applicable Title Defects, Environmental Defects or Title Benefits; and
(ii)    the Unadjusted Purchase Price shall be reduced by an amount equal to twenty-five percent (25%) of the Net Defect Amount (the “Defect Holdback Amount”).
(f)    As used herein, “Final Defect Amount” means an amount equal to, after giving effect to the limitations provided in Section 3.9, (i) the sum of the Title Defect Amounts associated with (A) those Title Defects which Contributor elected to cure pursuant to Section 3.7(a) which are not Disputed Matters and which are not fully cured as provided in Section 3.7 (provided, however, if curative efforts by Contributor mitigated an uncured Title Defect, the Title Defect Amount associated with such Title Defect shall be adjusted pursuant to Section 3.9(a) to take into account such curative efforts) and (B) any Disputed Title Matters determined in favor of Acquiror by the applicable Title Arbitrator under Section 3.11, less (ii) any offsetting Title Benefits which are Disputed Title Matters and are determined in favor of Contributor by the Title Arbitrator under

Section 3.11 plus (iii) the sum of the Environmental Defect Amounts associated with (A) those Environmental Defects which Contributor elected to cure pursuant to Section 3.7(a) which are not Disputed Matters and which are not fully cured as provided in Section 3.7 (provided, however, if curative efforts by Contributor mitigated an uncured Environmental Defect, the Environmental Defect Amount associated with such Environmental Defect shall be adjusted pursuant to Section 3.9(c) to take into account such curative efforts) and (B) any Disputed Environmental Matters, determined in favor of Acquiror by the applicable Environmental Arbitrator under Section 3.11.
(g)    If the Final Defect Amount is less than or equal to the Defect Holdback Amount (including if the Final Defect Amount is zero), then within ten (10) Business Days after the latter of the Cure Date or the determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.11(a) or Section 3.11(b), as applicable, (i) the Parties shall execute joint written instructions to the Escrow Agent instructing it to deliver to Contributor the entire Defect Escrow Amount and (ii) Acquiror shall pay to Contributor a cash amount equal to (A) the Defect Holdback Amount minus (B) the Final Defect Amount. The remainder of the Defect Holdback Amount (if any) shall be retained by Acquiror. The Parties shall treat for Tax purposes, any amounts paid pursuant to this Section 3.8(g) as an adjustment to the Unadjusted Purchase Price.
(h)    If the Final Defect Amount is greater than the Defect Holdback Amount, then within ten (10) Business Days after the latter of the Cure Date or the determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.11(a) or Section 3.11(b), as applicable, the Parties shall execute joint written instructions to the Escrow Agent instructing it to (i) deliver to Acquiror an amount equal to (A) the Final Defect Amount minus (B) the Defect Holdback Amount and (ii) to deliver to Contributor the remainder of the Defect Escrow Amount. The entirety of the Defect Holdback Amount shall be retained by Acquiror. The Parties shall treat for Tax purposes, any amounts paid pursuant to this Section 3.8(h) as an adjustment to the Unadjusted Purchase Price.
3.9    Calculation of Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts.
(a)    The Title Defect Amount resulting from a Title Defect shall be determined as follows:
(i)    if Acquiror and Contributor agree in writing upon the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a lien, encumbrance or other charge which secures the payment of an undisputed liquidated amount, then the Title Defect Amount shall be the amount necessary to be paid to unconditionally remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect solely represents a discrepancy between (A) the Net Revenue Interest of the Company Group for any Well that is a Title Defect Property and (B) the Net Revenue Interest stated therefor on Exhibit B, and there is no discrepancy with respect to the Company Group’s Working Interest in such Well and the Working Interest stated therefor on Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the absolute amount of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit B for such Title Defect Property; provided, however, if the Title Defect does not affect a Title Defect Property throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iii) shall be reduced to take into account the applicable time period only;
(iv)    if the Title Defect solely represents a discrepancy between (A) the Net Acres of the Company Group for any Title Defect Property in any of the Target Zones, and (B) the Net Acres stated therefor on Exhibit A, and there is no discrepancy with respect to the Company Group’s Net Revenue Interest in such Title Defect Property and the Net Revenue Interest stated therefor on Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property with respect to the applicable Target Zone, multiplied by a fraction, the numerator of which is the absolute value of the Net Acre decrease and the denominator of which is the Net Acres stated on Exhibit A for such Title Defect Property;
(v)    if the Title Defect is not of the type described in clauses (i) through (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed on such Title Defect by Contributor and Acquiror and such other reasonable factors as are necessary to make a proper evaluation;
(vi)    if the Title Defect results from Net Acres and Net Revenue Interests of the Company Group stated on Exhibit A not covering or including all Target Zones set forth on Exhibit A, the Allocated Value attributable to such Defect Title Property shall be reduced for each unincluded Target Zone (or portion thereof) as set forth on Schedule 3.4;
(vii)    if a Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
(viii)    the Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(ix)    notwithstanding anything to the contrary in this Agreement:
(A)    an individual claim for a Title Defect asserted under the Title Defect Notice shall only generate an adjustment to the Unadjusted Purchase Price under this Article 3 if the Title Defect Amount with respect to each Title Defect Property affected thereby individually exceeds One Hundred Thousand Dollars ($100,000) and then to the full extent;
(B)    except for Title Defects of the type noted in Section 3.9(a)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and

(C)    there shall be no adjustment to the Unadjusted Purchase Price for Title Defects unless and until the aggregate of (w) all Title Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(a)(ix)(A), less (x) all Title Benefit Amounts that would generate an offset to Title Defect Amounts pursuant to Section 3.9(b)(vi), plus (y) all Environmental Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(c)(iv)(A), exceeds two percent (2.0%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2.0%) of the Unadjusted Purchase Price.
(b)    The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:
(i)    if Acquiror and Contributor agree in writing upon the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit solely results from (A) the Net Acres of the Company Group for any Title Benefit Property in in any of the Target Zones, throughout the productive life of the affected Lease being greater than (B) the Net Acres stated therefor on Exhibit A, and there is no discrepancy with respect to the Company Group’s Net Revenue Interest in such Title Benefit Property and the Net Revenue Interest stated therefor on Exhibit A, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property with respect to the applicable Target Zone, multiplied by a fraction, the numerator of which is the amount of the Net Acres increase and the denominator of which is the Net Acres stated on Exhibit A for such Title Benefit Property;
(iii)    if the Title Benefit solely results from (A) the Net Revenue Interest of the Company Group for any Well that is a Title Benefit Property being greater than (B) the Net Revenue Interest stated therefor on Exhibit B throughout the duration of the productive life of the affected Well, and there is no discrepancy with respect to the Company Group’s Working Interest in such Well and the Working Interest stated therefor on Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of such Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit B for such Title Benefit Property; and
(iv)    if the Title Benefit is not of the type described in clauses (i) through (iii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property affected by the Title Benefit, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit Property by Acquiror and Contributor and such other reasonable factors as are necessary to make a proper evaluation;
(v)    the Title Benefit Amount with respect to a Title Benefit shall be determined without duplication of any costs or losses included in another Title Benefit Amount or adjustment to the Unadjusted Purchase Price; and

(vi)    notwithstanding anything to the contrary in this Article 3, an individual claim for a Title Benefit shall only generate an offset to the amount by which the Unadjusted Purchase Price shall be reduced on account of Title Defects pursuant to Section 3.8(b) if the Title Benefit Amount with respect to each Title Benefit Property affected thereby individually exceeds One Hundred Thousand Dollars ($100,000) and then to the full extent.
(c)    The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:
(i)    if Acquiror and Contributor agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;
(ii)    the Environmental Defect Amount shall include the amount required to Remediate the Environmental Defect or otherwise bring the affected Asset into compliance with Environmental Laws in the most cost-effective manner reasonably available;
(iii)    the Environmental Defect Amount with respect to an Environmental Defect shall be determined on an individual Asset-by-Asset basis without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Unadjusted Purchase Price; and
(iv)    notwithstanding anything to the contrary in this Article 3:
(A)    an individual claim for an Environmental Defect shall only generate an adjustment to the Unadjusted Purchase Price if the Environmental Defect Amount with respect to each Environmental Defect Property affected thereby individually exceeds One Hundred Thousand Dollars ($100,000) and then to the full extent;
(B)    there shall be no adjustment to the Unadjusted Purchase Price for Environmental Defects unless and until the aggregate of (w) all Title Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(a)(ix)(A), less (x) all Title Benefit Amounts that would generate an offset to Title Defect Amounts pursuant to Section 3.9(b)(vi), plus (y) all Environmental Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(c)(iv)(A), exceeds two percent (2.0%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2.0%) of the Unadjusted Purchase Price; and
(v)    if the Environmental Defect Amount with respect to any Environmental Defect exceeds fifty percent (50%) of the Allocated Value of the Asset affected thereby, either Party may, by written notice to the other Parties prior to Closing, cause the affected Asset to be excluded from this Agreement, in which case, such Asset shall become an Excluded Asset and shall be deemed to be listed on Exhibit F and prior to Closing, Contributor shall have the obligation to cause the Company Group to assign to Contributor or its designees all of the Company Group’s right, title and interest in and to, as well as all of Company Group’s responsibility and obligations for, such Asset which are excluded pursuant to this Section 3.9(c)(v), and at Closing the Unadjusted Purchase Price shall be decreased by the Allocated Value of all Properties excluded pursuant to this Section 3.9(c)(v).
3.10    Casualty Loss    .
(a)    Prior to Closing, if any portion of an Asset is destroyed by fire, explosion or other casualty or if a portion of an Asset is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), and the Net Casualty Loss exceeds Five Hundred Thousand Dollars ($500,000.00), at the option of Acquiror (a) such Asset shall be excluded from this Agreement and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Asset, or if there is no Allocated Value, the fair market value and such Asset shall thereafter be treated as an Excluded Asset or (b) the Unadjusted Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), which amount shall not exceed the Allocated Value of the Asset (this adjustment to the Unadjusted Purchase Price, whether from excluding the Asset or agreement upon an appropriated adjustment, is herein called the “Net Casualty Loss”) and Contributor shall retain all insurance proceeds and all claims against third parties with respect to the Casualty Loss. Contributor, upon consent of Acquiror, may elect to cure such Casualty Loss to the reasonable satisfaction of Acquiror. If Contributor elects to cure such Casualty Loss, Contributor may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such real property is acceptable to Acquiror in its sole discretion. If Contributor elects to cure the Casualty Loss and does in fact cure the Casualty Loss to the reasonable satisfaction of Acquiror, the affected Asset shall be included in the Assets and transferred to Acquiror at the Closing with no adjustment to the Unadjusted Purchase Price. Nothing in this Section 3.10 abrogates Contributor’s obligations or Acquiror’s rights under Article 8 or Section 7.2.
(b)    Prior to Closing, if any portion of an Asset is affected by a Casualty Loss, and the Net Casualty Loss is equal to or less than Five Hundred Thousand Dollars ($500,000.00), then Acquiror shall nevertheless be required to close. In such event, Contributor, at the Closing, shall pay to Acquiror all sums paid to Contributor by non-Affiliate third Persons by reason of such Casualty Loss insofar as with respect to the Assets. Contributor shall also assign, transfer and set over to Acquiror or subrogate Acquiror to all of Contributor’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against non-Affiliate third Persons (excluding any Damages, other than insurance claims, of or against any member of the Contributor Group) arising out of such Casualty Loss insofar as with respect to the Assets. Contributor shall reserve and retain (and Acquiror shall assign to Contributor) all rights, title, interests and claims against third Persons who are not Affiliates of Contributor for the recovery of Contributor’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against such third Persons with respect to any such Casualty Loss.
3.11    Dispute Resolution.
(a)    Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (“Disputed Title Matters”), on or before a date that is ten (10) Business Days following the Closing Date, Contributor shall submit all remaining Disputed Title Matters to a title attorney with at least ten

(10) years’ experience in oil and gas titles in the state of Texas, as selected by mutual written agreement of Acquiror and Contributor (the “Title Arbitrator”). If Acquiror and Contributor have not agreed upon a Person to serve as Title Arbitrator during such ten (10) Business Day period, Contributor shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Title Arbitrator. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute (other than the payment of its fees as provided in this Agreement). If Contributor has not submitted such Disputed Title Matters to the Title Arbitrator or the Houston, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above (or, with respect to Disputed Title Matters concerning Title Defects Contributor has elected to cure pursuant to Section 3.7(a), the date set forth in Section 3.7(c)), Contributor shall be deemed to have waived its dispute of such Disputed Title Matters.
(b)    Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Environmental Defects and Environmental Defect Amounts (“Disputed Environmental Matters”), on or before a date that is ten (10) Business Days following the Closing Date, Contributor shall submit all remaining Disputed Environmental Matters to a reputable environmental consultant or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the state of Texas, as selected by mutual agreement of Acquiror and Contributor (the “Environmental Arbitrator”). If Acquiror and Contributor have not agreed upon a Person to serve as Environmental Arbitrator during such ten (10) Business Day period, Contributor shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator. The Environmental Arbitrator shall not have worked as an employee, consultant, or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute (other than the payment of its fees as provided in this Agreement). If Contributor has not submitted such Disputed Environmental Matters to the Environmental Arbitrator or the Houston, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above (or, with respect to Disputed Environmental Matters concerning Environmental Defects Contributor has elected to attempt to cure pursuant to Section 3.7(a), the date set forth in Section 3.7(c)), Contributor shall be deemed to have waived its dispute of such Disputed Environmental Matters.
(c)    The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.11. The Title Arbitrator’s or Environmental Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator or Environmental Arbitrator, as applicable, shall be bound by the provisions of this Article 3 and may consider such other matters as in the opinion of the Title Arbitrator or Environmental Arbitrator, as applicable are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including petroleum engineers. The Title Arbitrator or Environmental Arbitrator, as applicable, is only authorized to rule in favor of Contributor or Acquiror with respect to each Disputed Matter. The Title Arbitrator or Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Matter, as applicable, submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Contributor and Acquiror shall each bear their own legal fees and other costs of presenting their respective cases. Acquiror and Contributor shall each bear one-half of the costs and expenses of the Title Arbitrator and Environmental Arbitrator.
3.12    Notice to Holders of Consents and Preferential Purchase Rights. Within three (3) Business Days after the Execution Date, Contributor shall prepare and send (a) notices to the holders of any consents to assignment that are set forth on Schedule 4.7 requesting consents to the transactions contemplated by this Agreement and (b) notices to the holders of any preferential purchase rights, rights of first offer, rights of first refusal or similar rights applicable to any of the Assets that are required in connection with the transactions contemplated by this Agreement (each, a “Preferential Purchase Right”) that are set forth on Schedule 4.7 in compliance with the terms of such rights and requesting waivers of such rights. Acquiror shall use commercially reasonable efforts to cooperate with Contributor in seeking to obtain such consents, approvals, permissions, and waivers. Contributor shall not be obligated to make any payments or incur any liabilities in connection with obtaining such consents or such waivers.
3.13    Preferential Purchase Rights.
(a)    Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 8 on the dates certain set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Purchase Right notices shall be the Allocated Value for such Asset, adjusted as set forth in this Agreement.
(b)    If any Preferential Purchase Right to purchase any Asset is validly exercised, whether validly or otherwise, prior to Closing, (i) Contributor shall have the right to cause the Company Group to convey such Asset to the exercising party prior to or simultaneously with the Closing on the terms and provisions set out in the applicable Preferential Purchase Right provision and there shall be an adjustment to the Unadjusted Purchase Price on account thereof for the consideration received or to be received by Contributor and the Unadjusted Purchase Price shall be further adjusted if the purchase price received for such Asset is less than the Allocated Value for the Asset as provided in Section 3.4 and (ii) if such Asset is not conveyed prior to or simultaneously with the Closing through no fault or lack of timely performance by the Contributor or Company Group, Acquiror shall cause the Company Group to convey such Asset to the exercising party after the Closing on the terms and provisions set out in the applicable Preferential Purchase Right provision and shall be entitled to the consideration paid by such holder; provided that in addition, if the Asset is transferred pursuant to the Preferential Purchase Right after Closing because of the Contributor’s or Company Group’s fault or lack of timely performance, Acquiror shall be entitled to receive from the Contributor notwithstanding anything in Article 11 to the contrary, the amount by which the Allocated Value for such Asset exceeds the purchase price received by the Acquiror; provided, further, the Contributor shall reimburse the Acquiror for any Income Tax, Transfer Tax and/or Asset Tax incurred as a result of the conveyance.

(c)    Should a third Person fail to exercise or waive its Preferential Purchase Right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing or the validity of the exercise is being contested by Contributor or Acquiror, then there shall be no adjustment to the Unadjusted Purchase Price on account thereof and, if Closing occurs, Acquiror shall then cause the Company Group to comply with the terms and provisions set out in the applicable Preferential Purchase Right provision and shall be entitled to the consideration paid by such holder.
3.14    Limitations on Applicability. Subject to the rights of Acquiror pursuant to this Article 3 and under (or with respect to) Article 4, Article 6, Article 11, under the certificate to be delivered by Contributor at Closing pursuant to Section 8.2(c), and pursuant to the Defect Escrow Agreement, Acquiror’s rights with respect to Title Defects shall terminate as of the Title Defect Claim Date and with respect to Environmental Defects shall terminate as of the Environmental Defect Claim Date and shall have no further force and effect thereafter; provided there shall be no termination of Acquiror’s or Contributor’s rights under Section 3.8 with respect to any Title Defect, Environmental Defect or Title Benefit claim properly reported on or before the Title Defect Claim Date or Environmental Defect Claim Date, as applicable.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR
Subject to the provisions of Sections 4.30 and 11.3, Contributor represents and warrants to the Acquiror Parties the matters set out in Sections 4.1 through 4.29.
4.1    Contributor; No Conflicts.
(a)    Contributor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Sabalo Energy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Contributor is qualified to conduct business in each state in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.
(b)    Contributor has the power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.
(c)    The execution, delivery and performance of this Agreement (and each other Transaction Agreement to which Contributor is a party), and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Contributor. No vote or consent of the holders of any Interests in Contributor that has not been affirmatively taken or obtained is required under the limited liability company agreement of Contributor or the Delaware LLC Act for the execution, delivery or performance by Contributor of this Agreement or the consummation of the Transactions contemplated hereby, and the holders of the Interests of the Contributor have agreed to not withdraw their approval of the Transactions and this Agreement. The Board of Managers of Contributor, in accordance with its limited liability company agreement and the Delaware LLC Act, has approved the Transactions and this Agreement. This Agreement has been duly executed and delivered by Contributor and constitutes, and each other agreement, instrument or document executed or to be executed by Contributor in connection with the Transactions has been, or when executed will be, duly executed and delivered by Contributor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Contributor enforceable against Contributor in accordance with its respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
(d)    The execution, delivery and performance of this Agreement by Contributor, and the consummation of the Transactions contemplated by this Agreement, do not and will not (%4) violate any provision of the Organizational Documents of any Contributor Group Member or any Company Group Member, (%4) result in a breach of or default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument or any Contract or other contract or agreement to which any Contributor Group Member or any Company Group Member is a party or by which any of them is bound or to which any of their assets or properties is subject, (%4)  violate any judgment, order, ruling, or decree applicable to any Contributor Group Member or any Company Group Member as a party in interest, or (%4)  violate any Laws applicable to any Contributor Group Member or any Company Group Member, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not prevent, materially delay or materially impair the ability of the parties to consummation the Transactions.
(e)    There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Contributor, threatened against Contributor or any Affiliate (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group) thereof (whether by Contributor or a third Person). Contributor is not entering into this Agreement with actual intent to hinder, delay, or defraud any creditor. Immediately prior to, and immediately subsequent to, the Closing, (i) Contributor will not have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (ii) the amount of cash available to Contributor after taking into account all other anticipated uses of funds will be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (iii) Contributor will have sufficient capital with which to conduct its business.
(f)    Each of Contributor and Sabalo Energy is the record and beneficial owner of, and have good and valid title to, the Company Group Interests set forth opposite such entity’s name on Schedule 4.1 (which constitute all of the issued and outstanding Interests in the Company

Group), free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Organizational Documents of the Company Group. At the Closing, the delivery by Contributor to Acquiror of the Assignment Agreement will vest Acquiror with good and valid title to all of the Company Group Interests free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Organizational Documents of the Company Group and Encumbrances arising exclusively by, through or under Acquiror or its Affiliates.
4.2    Litigation. Except as set forth on Schedule 4.2: (a) there are no actions, suits, demands, investigations, administrative proceedings, or other proceedings pending before any Governmental Authority or arbitrator against any Contributor Group Member or any Company Group Member or, to Contributor’s knowledge, any applicable third Person operator with respect to the Assets, and (b) there are no actions, suits or proceedings pending before any Governmental Authority or arbitrator against any Contributor Group Member or any Company Group Member that would be reasonably expected to prevent, impair or delay materially Contributor’s ability to perform its obligations under this Agreement and the other Transaction Agreements.
4.3    Taxes. Except as set forth on Schedule 4.3:
(a)    All Tax Returns required to be filed by the Company Group have been duly and timely filed and such Tax Returns are true, correct and complete in all material respects;
(b)    All material Taxes due and payable by the Company Group have been paid in full;
(c)    All material withholding Tax requirements imposed on the Company Group have been satisfied in full;
(d)    The Company Group does not have in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency;
(e)    No extension of time within which to file any Tax Return by the Company Group is currently in effect;
(f)    There are no Encumbrances on the Company Interests or any of the Assets currently existing, pending or, to the knowledge of Contributor, threatened related to any material Tax that is unpaid (other than for Taxes that are not yet due and payable);
(g)    There are no pending or active audits, legal proceedings, adjustments or deficiencies proposed in writing by any Tax authority in connection with any Tax Return of the Company Group or, to the knowledge of Contributor, threatened audits, legal proceedings, proposed adjustments or proposed deficiencies or other claims for unpaid Taxes, of the Company Group;
(h)    None of the Assets of the Company Group is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(1)(C) of the Code or properly described in Section 168(g)(1)(D) of the Code;
(i)    Other than Assets subject to the Company LLC Agreement, no Asset is subject to a Tax partnership agreement or is otherwise held in an arrangement requiring a partnership income Tax Return to be filed under applicable Law (a “Tax Partnership”);
(j)    No Company Group Member has been subject to any claim made by any Governmental Authority in a jurisdiction where such Company Group Member does not file a Tax Return to the effect that such Company Group Member may be subject to Tax in that jurisdiction;
(k)    The Company has been classified since the date of its formation as an entity disregarded as separate from its owner or as a partnership for U.S. federal Income Tax purposes. Since November 5, 2015, the Company has been classified as a partnership for U.S. federal Income Tax purposes; and
(l)    Sabalo Energy has been classified as a C-corporation for U.S. federal Income Tax purposes since the date of its formation.
The term “material” for purposes of this Section 4.3 means Taxes in a combined amount in excess of One Hundred Thousand Dollars ($100,000.00). Notwithstanding any other provision of this Agreement to the contrary, except to the extent that Taxes or the Code or Treasury Regulations are explicitly referenced elsewhere, this Section 4.3 contains the sole and exclusive representations and warranties of Contributor with respect to Tax matters and Sections 4.3(a) though (g) and (j), may be relied upon solely for Pre-Closing Tax Periods (in the case of Income Taxes) and Pre-Effective Date Periods (in the case of all Asset Taxes and Other Taxes).
4.4    Compliance with Laws. Except with respect to Environmental Laws and Tax matters, and except as disclosed on Schedule 4.4, (a) the Company Group and the ownership and operation of the Assets are, and during the past two (2) years have been, in material compliance with, and are not in material default under or in material violation of, any applicable Law, and (b) all necessary permits, licenses, approvals, consents, certificates, and other authorizations material to the ownership and operation of the business of the Company Group and the Assets have been obtained and maintained in full force and effect; provided, however, that, with respect to Assets that are operated by a Person other than Contributor or the Company Group, the representations and warranties set forth in the preceding clauses (a) and (b) are limited to the knowledge of Contributor. Except as disclosed on Schedule 4.4, the Company Group has not received nor, to Contributor’s knowledge, has any applicable third Person operator of the Assets received, any written notice since December 31, 2015 of a violation of or a default by such Person with respect to any Law or any decision, ruling, order or award of any Governmental Authority or arbitrator applicable to the Company Group or the Assets.
4.5    Contracts. Schedule 4.5 lists all Material Contracts as of the Execution Date. Neither the Company Group, nor, to the knowledge of Contributor, any other Person, is in default under such Material Contract, or, with the passage of time, the giving of notice, or both, would be in breach or default under any such Material Contract, except as disclosed on Schedule 4.5. Except as disclosed on Schedule 4.5, (a) each Material Contract is in full force and effect with respect to the applicable Company Group Member and, to Contributor’s Knowledge, is in full force and effect with respect to each Person not Affiliated with the Contributor that is party thereto, and (b) no written notice of default or breach has been received or delivered by the Company Group under any such Material Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by any Contributor Group Member or the Company Group of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Material Contract. Prior to the date of this Agreement, Contributor has made available to Acquiror (or its representatives) true and complete copies of each such Material Contract and all amendments or modifications thereto.
4.6    Payments for Production; Imbalances. Except as set forth on Schedule 4.6, the Company Group is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company Group’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery. Schedule 4.6 lists all production, transportation, plant, or other imbalances with respect to production from the Properties. No imbalance constitutes all of the Company Group’s (or its Affiliate’s) share of ultimately recoverable reserves in any balancing area pursuant to any gas balancing agreement with respect to the Assets.
4.7    Consents, Preferential Purchase Rights, Tag-Along Rights and Drag-Along Rights. Except as set forth on Schedule 4.7, and subject to compliance with the HSR Act, there are no Preferential Purchase Rights to purchase, lessor or third party consent requirements, tag-along rights, or drag-along rights which may be applicable to the Transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied).
4.8    Liability for Brokers’ Fees. The Acquiror Parties will not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Contributor or the Company Group prior to Closing for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
4.9    Wells and Equipment. Except as set forth on Schedule 4.9:
(a)    all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements (or, with respect to non-producing or undrilled formations and locations, are contemplated to be so drilled and completed or may be so drilled and completed if the Company Group or the applicable operator obtains amendments, exceptions, or other variances with respect to commingling, field spacing or density Laws which the Company Group and the applicable operator, in good faith expects to obtain);

(b)    no Well is subject to penalties on allowables on or after the Effective Date because of any overproduction or any other violation of Laws; and there are no Wells located on the Assets that (i) the Company Group is currently obligated by any Laws or Contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with Laws;
(c)    all currently producing Wells and equipment used or held for use in connection with the operation of the Properties (the “Equipment”) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and, without limiting the foregoing, do not contain junk, fish, or other obstructions which could reasonably be expected to materially interfere with drilling, completion; and recompletion, stimulation, or other operations on, with respect to, or affecting the Properties, and the Company Group (or the applicable operator) has all material easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Equipment in the ordinary course of business as currently conducted and in compliance in all material respects with all applicable Laws; and
(d)    the Company Group, or an applicable operator, has title to the Equipment free and clear of liens, encumbrances, obligations, and defects, other than Permitted Encumbrances;
provided, however, that, with respect to Assets that are operated by a Person other than a Contributor Group Member or the Company Group, the representations and warranties set forth in the preceding clauses (a), (b), (c) and (d) are limited to the knowledge of Contributor.
4.10    Non-Consent Operations. Except as set forth on Schedule 4.10, the Company Group has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of the Company Group’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. Schedule 4.10 contains a complete and accurate list of the status of any payout balances for each Property which is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Property, as of the dates shown on such schedule with respect to each Property.
4.11    Outstanding Capital Commitments. As of the date of this Agreement, there are no outstanding authorizations for expenditure which are binding on the Properties and which Contributor reasonably anticipates will individually require expenditures by any Company Group Member or its successor in interest from and after the Effective Date in excess of One Hundred Thousand Dollars ($100,000), other than as shown on Schedule 4.11.
4.12    Environmental. Except as shown on Schedule 4.12:
(a)    neither Contributor nor the Company Group and, to the knowledge of Contributor, no other Person operating any of the Assets, has received any written notice from any applicable Governmental Authority or third Person alleging or asserting any material Environmental Liabilities or that the Assets are in material violation of Environmental Laws or that any of the Properties require material Remediation under, Environmental Laws;

(b)    to the knowledge of the Contributor, the Company Group and the Assets (and the operation thereof and the Company Group’s ownership thereof) are in material compliance with all applicable Environmental Laws;
(c)    the Company Group possesses all permits, licenses, approvals, consents, certificates and other authorizations of a material nature required by Environmental Laws or by any Governmental Authority for the ownership or operation of the Assets (the “Environmental Permits”) and all such Environmental Permits are, and have been, maintained in full force and effect;
(d)    there are no actions, suits, demands, investigations, administrative proceedings, or other proceedings pending or, to Contributor’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Contributor or the Company Group or to which any of the Assets are subject asserting or alleging any Environmental Liabilities with respect to the Assets;
(e)    the Company Group has not entered into, and neither the Company Group nor any Asset is subject to, any agreements, consents, orders, decrees, judgments or other directives from any Governmental Authority that relate to the future use of any Asset and that require Remediation or a material change in the present condition or operation of any of the Assets or Properties; and
(f)    to the knowledge of Contributor, there has been no Release of any Hazardous Materials at, on, under or from the Assets or operations thereof that, with notice or the passage of time or both, could reasonably be expected to result in a material violation of any Environmental Law, any material Environmental Liabilities, or a material liability or obligation to perform material Remediation, removal, response, restoration, abatement, investigation, or monitoring pursuant to Environmental Law;
provided, however, that, with respect to Assets that are operated by any Person other than Contributor or the Company Group, the representations and warranties set forth in the preceding clauses (b), (c), (d) and (e) are limited to the knowledge of Contributor.
Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth in this Section 4.12 are Contributor’s sole and exclusive representations and warranties with respect to environmental matters.
4.13    Hedges. Schedule 4.13(a) sets forth a true and complete list of all Hedging Transactions outstanding as of the Execution Date and entered into by any Company Group Member with respect to the Assets (such Hedging Transactions, the “Hedging Portfolio”), the material terms thereof (including, without limitation, the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto. Schedule 4.13(b) sets forth a true and complete list of all Basis Hedging Transactions outstanding as of the Execution Date and entered into by any Company Group Member with respect to the Assets (such Basis Hedging Transactions, the “Basis Hedging Portfolio”), the material terms thereof (including, without limitation, the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto. Contributor has delivered to Acquiror a true and correct copy of the confirmations or other agreements evidencing the Hedging Transactions and Basis Hedging Transactions included in the Hedging Portfolio and the Basis Hedging Portfolio, respectively.
4.14    Absence of Certain Changes. Since June 30, 2018, (a) there has not been any (i) material write-down by the Company Group in the reserves estimated for the Properties, other than write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties; (ii) material destruction, damage or loss to or affecting any of the Assets; or (iii) Company Group Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Company Group Material Adverse Effect, and (b) the Company Group has operated its business and the Assets in the ordinary course consistent with past practice.
4.15    Records and Information. The books and records of the Company Group have been maintained in the ordinary course of business, on a timely basis consistent with the applicable Company Group Member’s past practice, fairly reflect the operations of such Company Group Member and no Company Group Member or its officers have omitted any material information from such books and records.
4.16    Lease Payments. The Company Group (or, to Contributor’s knowledge, the applicable operator) has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, and royalties due with respect to the Company Group’s interest in the Leases, in each case in accordance with the Leases and applicable Law. With respect to Leases issued by any Governmental Authority, the Company Group has not received any written notice that any Lease accounts are not current or that any payments required thereunder have not been, or by Closing will not be, paid. Schedule 4.16 contains a true, correct, and complete list of all Leases which (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production of Hydrocarbons in paying quantities, or any other means other than production of Hydrocarbons in paying quantities, and (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of the Company Group (other than continued production in paying quantities) on or before a date that is one hundred and eighty (180) days after the Target Closing Date; provided, however, with respect to Properties that are operated by a Person other than Contributor or the Company Group, the representations and warranties set forth in the preceding clauses (a) and (b) are limited to the knowledge of Contributor.
4.17    Bonds and Letters of Credit    . Schedule 4.17 lists all bonds, letters of credit, guarantees and other similar commitments held by the Company Group that are required by applicable third Persons in order for any Company Group Member to own, and, if operated by any Company Group Member, operate the Properties.
4.18    Insurance. Since the Effective Date, each Company Group Member (i) has maintained insurance on the Properties of such Company Group Member in amounts required by applicable Law and in compliance with any contract which is binding on the applicable Company Group Member and (ii) has not made an election to be excluded from any coverage provided by an operator for the joint account pursuant to any operating agreement that is binding on the Properties.

4.19    Special Warranty of Title. Except for Permitted Encumbrances, the Properties are free and clear of any Title Defects arising by, through or under the Company Group, Contributor or Affiliates of Contributor (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group) (the representation set forth in this Section 4.19, the “Special Warranty of Title”).
4.20    Investment Intent. Each of Contributor and any Contributor Designee (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of an acquisition and ownership of the Acquiror Units comprising the Unit Purchase Price, the Class B Common Stock and the Class A Common Stock issuable upon exchange thereof (collectively, the “Acquiror Party Securities”), (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Acquiror Party Securities and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (v) is acquiring the Acquiror Party Securities for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the Acquiror Party Securities have not been registered under the Securities Act in reliance on an exemption therefrom and (B) each of the Acquiror Party Securities will, upon its acquisition by Contributor or a Contributor Designee, as applicable, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.
4.21    The Company Group. Each Company Group Member (%3) is a corporation or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (%3) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (%3) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than, in the case of this clause (c), where the failure to be so qualified or be in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.
4.22    Capitalization. Schedule 4.22 sets forth a true and complete list that accurately reflects the issued and outstanding Company Group Interests and the record and beneficial owners thereof. All the Company Group Interests have been validly issued and are fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Company Group Interests are not subject to, and were not issued in violation of, any preemptive rights, rights of first refusal, rights of first offer or other similar rights. There are no Interests issued or outstanding in any Company Group Member other than the Company Group Interests set forth on Schedule 4.22. All the Company Group Interests have been issued and granted in compliance with (%4) applicable securities Laws and other applicable Law and (%4) all requirements set forth in applicable contracts and the Organizational Documents of applicable the

Company Group Member. The Company Group does not own any Interests or other securities or investments in any Person, other than as set forth on Schedule 4.22. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Company Group Member or any Contributor Group Member is a party or by which it is bound in any case obligating any Company Group Member or any Contributor Group Member to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Interests or other securities in any Company Group Member or Contributor Group Member, or obligating any Company Group Member or any Contributor Group Member to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which any Company Group Member is a party or by which it is bound relating to the voting or transfer of any Company Group Interests or Interests in the Subsidiaries of the Company Group, as the case may be.
4.23    Financial Statements; No Liabilities; Reserves.
(a)    Contributor delivered to Acquiror Parent copies of
(i)    the audited balance sheet of Contributor as of December 31, 2016 and 2017 and audited income statements, statements of cash flows and members’ equity of Contributor for the fiscal years ended December 31, 2016 and 2017 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.),
(ii)    the unaudited interim financial statements of Contributor as of June 30, 2017 and 2018 and for the six (6) month periods then ended,
(iii)    the audited statements of revenues and direct expenses of the Assets for the years ended December 31, 2016 and 2017 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.),
(iv)    the unaudited statements of revenues and direct expenses of the Assets for the six (6) month periods ended June 30, 2017 and 2018,
(v)    the audited statements of revenues and direct expenses of the Shad Assets for the years ended December 31, 2016 and 2017 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.),
(vi)    the unaudited statements of revenues and direct expenses of the Shad Assets for the six (6) month periods ended June 30, 2017 and 2018,
(vii)    the audited combined statements of revenues and direct expenses of the Assets and the Shad Assets for the years ended December 31, 2016 and 2017 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.),
(viii)    the unaudited combined statements of revenues and direct expenses of the Assets and the Shad Assets for the six (6) month periods ended June 30, 2017 and 2018 (collectively, the “Contributor Financial Statements”).

Except as set forth on Schedule 4.23, each of the Contributor Financial Statements has been prepared in accordance with the GAAP consistently applied by Contributor and presents fairly in all material respects the financial position, results of operations and cash flows of Contributor, the Company, the Assets and the Shad Assets, as applicable, as at the dates and for the periods indicated therein, except that the Contributor Financial Statements for the six (6) month periods ended June 30, 2017 and 2018 are subject to normal year-end adjustments.
(b)    There are no liabilities of or with respect to the Company that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of the Company other than (A) liabilities reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Contributor, the Company or Shad as of June 30, 2018 (including the notes thereto) included in the Contributor Financial Statements, (B) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2018, and (C) liabilities that would not reasonably be expected to have a Company Group Material Adverse Effect. Except as set forth on Schedule 4.23, Sabalo Energy does not have any liabilities as of the Execution Date and will not have any liabilities as of the Closing Date.
(c)    WDVG, whose report as of December 31, 2017 and dated July 9, 2018 (the “Company Reserve Report”) provided to Acquiror, was as of the date of such report, and is, as of the date hereof, an independent reserve engineer and acts as independent reserve engineer with respect to the Company. The information underlying the estimates of reserves of the Company contained in the Company Reserve Report, which information was supplied by the Company to WDVG, for purposes of reviewing the Company Reserve Report and estimates of the Company and preparing the letter of WDVG, including production and costs of operation as well as working interests and net revenue interests (for the remaining life of the relevant properties), was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices. Other than (a) the production of reserves in the ordinary course of business, and (b) the resulting intervening price fluctuations and averages, the Company is not aware of any facts or circumstances that would result in a Company Group Material Adverse Effect in its proved reserves in the aggregate, or the aggregate present value of estimated future net revenues of the Company or the standardized measure of discounted future net cash flows therefrom, as described in the Company Reserve Report and reflected in the reserve information as of the respective dates such information is given.
4.24    Indebtedness. At the Execution Date, the Company Group has no Indebtedness other than guarantees under the Contributor RBL. At the Closing, the Company Group will not have any Indebtedness.
4.25    Employment and Labor Matters.
(a)    Neither Company Group Member has any employees.
(b)    Neither Company Group Member is a party to any collective bargaining agreement.

(c)    Neither Company Group Member has sponsored, contributed to, or been obligated to contribute to an employee pension benefit plan as defined in Section 3(2) of ERISA including those which are subject to Title IV of ERISA or Section 412 of the Code or a “multi employer plan” (within the meaning of Section 3(37) of ERISA).
(d)    Neither the Company Interests nor the Assets of the Company are under any Encumbrance under ERISA.
(e)    All payroll Taxes and other benefit liability obligations with regard to any employee benefit plan as defined in Section 3(3) of ERISA that could give rise to a lien or encumbrance against the Company or any interest therein have been fully paid or adequately provided for.
(f)    The Company Group does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to or as a result of Section 409A of the Code, Section 280(G) of the Code, or Section 4999 of the Code.
4.26    Intellectual Property    .
(a)    Except as set forth in Schedule 4.26, no material registrations or applications for registration are included in any Intellectual Property Rights held by the Company Group. The Company Group owns, licenses or otherwise has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances or non-exclusive licenses granted by the Company Group in the ordinary course of business), all material Intellectual Property Rights necessary to conduct the business of the Company Group as currently conducted.
(b)    To Contributor’s knowledge, the conduct of the business of the Company Group as currently conducted has not infringed or misappropriated any Intellectual Property Right of any other Person in any material respect.
(c)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company Group to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Company Group (excluding licenses for commercially available, “off-the-shelf” software) and used in the business of the Company Group as currently conducted.

4.27    Related Party Transactions. Except as set forth in Schedule 4.27, there is no Contract, agreement or arrangement between any Company Group Member, on the one hand, and any Contributor Group Member, any of their respective Affiliates (other than the Company Group Members) or any officer, director, manager or employee of any Contributor Group Member, any of their respective Affiliates, any Company Group Member or any immediate family member or Affiliate of any such officer, director, manager or employee, on the other hand (each such Contract, agreement or arrangement, an “Affiliate Contract”).
4.28    Change of Control. To Contributor’s knowledge, except as set forth on Schedule 4.28, no Contract contains a change of control provision that would become operative as a result of the Transactions contemplated by this Agreement.
4.29    Bank Accounts. Neither Company Group Member has any bank accounts.
4.30    Limitations.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 4, IN SECTION 3.1, OR IN THE CERTIFICATE OF CONTRIBUTOR TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(c), CONTRIBUTOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF CONTRIBUTOR, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ACQUIROR OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS PROVIDED TO THE CONTRARY IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS.
(b)    Acquiror acknowledges that Equipment and sites included in the Assets may contain naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM. NORM may have come into contact with various environmental media, including water, soils, or sediment. Notwithstanding anything to the contrary in this Section 4.30(b) or elsewhere in this Agreement, Contributor makes no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM in or on the Properties or Equipment other than in quantities which are in compliance with applicable Law and which are typical for oilfield operations in the areas in which the Assets are located.
(c)    As used in this Agreement, except as otherwise expressly stated, “to the knowledge of Contributor”, “to Contributor’s knowledge”, or phrases of similar import mean to the actual knowledge (after reasonable inquiry of the managers of Contributor Group Members or the Company Group Members with direct supervisory responsibility for the matters in question) of Barry Clark (President), Philip Bell (Vice President - Land) and Robert Helm (Chief Financial Officer).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES
Each of Acquiror Parties jointly and severally represents and warrants to Contributor the following:
5.1    Existence and Qualification. Each Acquiror Party is a corporation or limited liability company, as the case may be, that is duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in states where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had or would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
5.2    Power. Subject to the receipt of the Stockholder Approval, each Acquiror Party has the corporate or limited liability company, as the case may be, power to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement.
5.3    Authorization and Enforceability. Subject to the receipt of the Stockholder Approval, the execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Acquiror Party. Subject to the receipt of the Stockholder Approval, this Agreement has been duly executed and delivered by each Acquiror Party (and at Closing each other Transaction Agreement to which an Acquiror Party is a party will have been duly executed and delivered by such Acquiror Party), and this Agreement constitutes the valid and binding obligations of each Acquiror Party, and at Closing each other Transaction Agreement to which an Acquiror Party is a party will be the valid and binding obligation of such Acquiror Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4    No Conflicts. Except for receipt of the Stockholder Approval, the filing of the A&R Certificate of Incorporation with the Secretary of State, filings as required under the HSR Act, filings that will be made pursuant to the rules and regulations of the NYSE and filings pursuant to applicable federal and state securities Laws, the execution, delivery and performance of this Agreement by each Acquiror Party, and the consummation of the Transactions contemplated by this Agreement, will not (%3) violate any provision of the Organizational Documents of the Acquiror Parties, (%3) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Acquiror Group Member is a party or by which it is bound, (%3) violate any judgment, order, ruling, or regulation applicable to any Acquiror Group Member as a party in interest, or (%3) violate any Law applicable to any Acquiror Group Member, except any matters described in clauses (b), (c), or (d) above which would not have an Acquiror Material Adverse Effect.
5.5    Consents, Approvals or Waivers. Except for receipt of the Stockholder Approval, the filing of the A&R Certificate of Incorporation with the Secretary of State, as required under the HSR Act, filings that will be made pursuant to the rules and regulations of the NYSE and filings pursuant to applicable federal and state securities Laws, the execution, delivery and performance of this Agreement by Acquiror Parties will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if, such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain conditions set forth in such applicable Law are satisfied).
5.6    Litigation.
(a)    Except as to specific matters disclosed in the SEC Documents filed or furnished on or after January 1, 2017 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward-looking and general in nature), there are no actions, suits or proceedings pending, or to Acquiror Parties’ knowledge, threatened in writing before any Governmental Authority or arbitrator against either Acquiror Party or any Affiliate of an Acquiror Party that have had or would be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect under clause (a) of the definition of Acquiror Material Adverse Effect.
(b)    There are no actions, suits or proceedings pending, or to the Acquiror Parties’ knowledge, threatened in writing before any Government Authority or arbitrator against any Acquiror Party or any Affiliate of an Acquiror Party that have had or would be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect under clause (b) of the definition of Acquiror Material Adverse Effect.
5.7    Financing. The Acquiror Parties subject to satisfaction of the conditions set forth in the Financing Commitment Letter will have at Closing all amounts required to pay the Cash Closing Payment on the Closing Date to Contributor.

5.8    Investment Intent. Acquiror is acquiring the Company Group Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.
5.9    Investment Company. Neither Acquiror Party is now, and immediately after the issuance and sale of the Acquiror Units comprising the Unit Purchase Price and the Class B Common Stock will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.10    Independent Investigation. Acquiror is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Acquiror acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) if Closing occurs, it will be deemed to have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it will have deemed necessary or appropriate to consummate the Transactions contemplated hereby.
5.11    Liability for Brokers’ Fees. Contributor will not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Acquiror Parties for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or Transaction contemplated hereby.
5.12    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Acquiror Parties, threatened against either Acquiror Party or any Affiliate of Acquiror Parties (whether by an Acquiror Party or a third Person). Immediately prior to, and immediately subsequent to, the Closing, (a) neither Acquiror Party will have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (b) the amount of cash available to each Acquiror Party after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (c) each Acquiror Party will have sufficient capital with which to conduct its business.
5.13    Valid Issuance. At Closing, the Acquiror Units to be issued to Contributor as the Unit Purchase Price will be duly authorized, validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Acquiror Units will be free of any Encumbrances, other than restrictions on transfer under federal and state securities Laws, as provided in this Agreement, the Registration Rights Agreement and the LLC Agreement and Encumbrances arising exclusively by, through or under Contributor or their Affiliates, and will not be subject to preemptive rights. The Acquiror Units comprising the Unit Purchase Price will be issued and granted in compliance in all material respects with (i)

applicable securities Laws and other applicable Law (assuming the accuracy of the representations and warranties of Contributor set forth in Section 4.20) and (ii) all requirements set forth in applicable contracts. At Closing, the Class B Common Stock to be issued to Contributor will be duly authorized, validly issued, fully paid and non-assessable and such Class B Common Stock will not be subject to preemptive rights. Such Class B Common Stock will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law (assuming the accuracy of the representations and warranties of Contributor set forth in Section 4.20) and (ii) all requirements set forth in applicable contracts. As of the Closing, Acquiror Parent will have sufficient shares of authorized and unissued Class A Common Stock to issue the shares issuable on exchange of the Acquiror Units comprising the Unit Purchase Price.
5.14    Capitalization.
(a)    As of October 12, 2018, the authorized capital of Acquiror Parent consisted solely of (i) 200,000,000 shares of Class A Common Stock, of which 28,400,421 shares of Class A Common Stock were issued and outstanding (ii) 50,000,000 shares of Class B Common Stock, of which 35,663,034 were issued and outstanding, and (iii) 20,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were issued and outstanding.
(b)    All of the issued and outstanding shares of Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Acquiror Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.
(c)    There are no preemptive rights or, except as disclosed in the SEC Documents, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Acquiror Parent to issue or sell any equity interests of Acquiror Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Acquiror Parent, and, except as disclosed in the SEC Documents, no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    Acquiror Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Acquiror Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.
(e)    As of October 12, 2018, there were 64,063,455 issued and outstanding Acquiror Units. All of the issued and outstanding Acquiror Units have been duly authorized and validly issued in accordance with the Organizational Documents of Acquiror, are fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act), and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The Acquiror Units owned by Acquiror Parent are owned by Acquiror Parent free and clear of all Encumbrances, other than those arising under Acquiror Parent’s financing documents, restrictions on transfer under federal and state securities Laws and as provided in the LLC Agreement.
5.15    SEC Documents, Financial Statements, No Liabilities.
(a)    Acquiror Parent has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2016 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Acquiror Parent as of the dates and for the periods indicated therein.
(b)    There are no liabilities of or with respect to the Acquiror Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Acquiror Parent other than (A) liabilities reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Acquiror Parent as of June 30, 2018 (including the notes thereto) included in the Financial Statements, (B) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2018, (C) fees and expenses incurred in connection with the Transactions contemplated by this Agreement and the other Transaction Agreements or (D) liabilities that would not reasonably be expected to have an Acquiror Material Adverse Effect.
5.16    Internal Controls; Listing Exchange.
(a)    Acquiror Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Acquiror Parent in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Commission, and that such material information is accumulated and communicated to Acquiror Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(b)    Except as set forth on Schedule 5.16, since December 31, 2017, (A) Acquiror Parent has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Acquiror Parent’s internal controls, (B) Acquiror Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror Parent’s internal controls, and (C) there have been no changes in internal controls or, to Acquiror Parent’s knowledge, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.
(c)    The Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”), and Acquiror Parent has not received any notice of delisting from the NYSE. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Acquiror Parent has been issued, and no proceedings for such purpose are, to Acquiror Parent’s knowledge, pending, contemplated or threatened. Acquiror Parent has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.
5.17    Compliance with Law. Except as to specific matters disclosed in the SEC Documents filed or furnished on or after January 1, 2017 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature) or as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (a) each Acquiror Party is, and during the past two years has been, in compliance in all material respects with all applicable Laws, (b) no Acquiror Party has received written notice of any material violation in any respect of any applicable Law, and (c) no Acquiror Party has received written notice that it is under investigation by any Governmental Authority for potential non-compliance in any material respect with any Law. No Acquiror Party is subject to any material outstanding judgment, order or decree of any Governmental Authority.
5.18    Absence of Certain Changes. Since June 30, 2018, except as disclosed in the SEC Documents filed with the Commission prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature), there has not occurred any Acquiror Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in an Acquiror Material Adverse Effect.
5.19    Form S-3. As of the Execution Date, Acquiror Parent is eligible to register the resale of the Class A Common Stock issuable upon exchange of the Acquiror Units comprising the Unit Purchase Price and the Class B Common Stock for resale by Contributor under Form S-3 promulgated under the Securities Act.
5.20    Taxes. Acquiror is, and at all times since its date of formation has been, classified as a partnership for U.S. federal income tax purposes.

5.21    Limitations. As used in this Agreement, “to the knowledge of Acquiror Parties”, “to Acquiror Parties’ knowledge”, or phrases of similar import means to the actual knowledge (after reasonable inquiry of the managers of each Acquiror Party with direct supervisory responsibility for the matters in question) of Frank A. Lodzinski (Chief Executive Officer), Robert J. Anderson (President), Mark Lumpkin, Jr. (Chief Financial Officer) and Tony Oviedo (Principal Accounting Officer).
ARTICLE 6
COVENANTS OF THE PARTIES
6.1    Access. Subject to the limitations expressly set forth in this Agreement, Contributor shall, and shall cause the Company Group to, provide Acquiror and its representatives access to the Assets and access to and the right to copy, at Acquiror’s sole expense, the books and records of the Company Group in possession or control of Contributor or the Company Group for the purpose of conducting a confirmatory review of the Assets and the Company Group, but only to the extent (a) that Contributor and the Company Group may do so without violating applicable Laws and (b) Contributor has authority to grant such access without breaching any obligation of confidentiality binding on Contributor or any of its Affiliates. Contributor shall use reasonable efforts (including the assertion of any rights of Contributor or the Company Group to information to which Contributor or the Company Group is entitled pursuant to an applicable joint operating agreement or other Contract) to obtain permission for Acquiror to gain access to Properties operated by third Persons and the records and files of such third Persons to inspect the condition of such Properties, records, and files. Such access by Acquiror shall be limited to the Company Group’s normal business hours (or the periods of time agreed to by any third Person operator of a property, as applicable), and Acquiror’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Contributor and any applicable third Person operator. Without limitation of Acquiror’s rights pursuant to Section 3.5, subject to the agreement and consent of any applicable third Person operator, Acquiror shall be entitled to conduct an environmental assessment, and may conduct visual inspections, record reviews, and interviews relating to the Assets of the Company Group operated by third Persons, including their condition and compliance with Environmental Laws.

6.2    Financing Cooperation.
(a)    The Contributor shall, and shall cause the Contributor Group Members to, and shall cause its and their Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Acquiror Parent, or as Acquiror Parent may reasonably determine necessary or advisable, in connection with financing arrangements (including, without limitation, assisting in the arrangement of new financing arrangements (including the Financing) of Acquiror Parent or its subsidiaries) to fund the Cash Purchase Price, the completion of the Transactions or the other transactions contemplated hereby or to be consummated in connection therewith and the payment of related fees and expenses. Such cooperation shall include, without limitation, (A) furnishing Acquiror Parent and any of its Financing Sources as promptly as practicable (taking into account the timing of any proposed debt or equity offering) with the Required Information, (B) using reasonable best efforts to (i) cause management teams of the Contributor or the Company Group Members, with appropriate seniority and expertise, upon reasonable notice and subject to the availability of such management teams, to participate in, and provide reasonable and timely assistance with the preparation of materials for, meetings, due diligence and drafting sessions, rating agency presentations and road shows, if any, related to such financing arrangements; (ii) assist in the preparation of filings with the Commission and any Offering Documents as reasonably requested by Acquiror Parent; (iii) (x) cause Fisher, Herbst & Kemble, PC or other relevant accountants of the Company Group Members to provide assistance and cooperation to Acquiror Parent, including (1) using reasonable best efforts to cause their participation in drafting sessions and accounting due diligence sessions and assistance in the preparation of any pro forma financial statements referred to in the Required Information, (2) cause them to provide customary consents to use their audit reports on the financial statements included in the Required Information as required in any Offering Documents or in connection with any filings made with the Commission or pursuant to applicable law, and (3) cause them to provide any customary comfort letters (including “negative assurance” comfort) in connection with any such financing arrangements and (y) cooperate with Acquiror Parent’s legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with such financing arrangements; (iv) cooperate with any due diligence, to the extent customary and reasonable; (v) in connection with any such financing arrangements, provide customary authorization letters authorizing the distribution of information provided by the Contributor or the Company Group Members to prospective lenders, subject to customary confidentiality undertakings with respect thereto, and containing customary representations (x) that such information does not contain a material misstatement or omission and (y) with respect to the absence of material non-public information with respect to “public side” documentation; (vi) furnish promptly, and in any event at least four (4) Business Days prior to the Closing Date (to the extent requested within nine (9) Business Days prior to the Closing Date), all documentation and other information required by any Governmental Authority or as reasonably requested by any Financing Source under applicable “know your customer,” anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department and any beneficial ownership regulation; (vii) deliver guarantee and lien terminations and instruments of discharge and give any other notices, releases and/or terminations requested by Acquiror Parent in each case in order to allow for the release of all claims and liens of any Person that is a beneficiary of any obligations under Contributor

RBL or other obligations of the Company Group Members (provided that the effectiveness of any such documentation shall be subject to the consummation of the Closing); (viii) cause the appropriate officers of the Company Group Members to execute and deliver any definitive financing documents or other certificates or documents as may be reasonably requested by Acquiror Parent or Financing Sources for delivery at the consummation of such financing arrangements (provided that the effectiveness of any such documentation shall be subject to the consummation of the Closing) and reasonably facilitate the pledging of collateral (including by assisting with the preparation of mortgage exhibits); and (ix) cause the taking of any corporate, limited liability company or partnership actions, as applicable, by the Contributor or the Company Group Members reasonably necessary to permit the completion of such financing arrangements, subject to the occurrence of the Closing.
(b)    Notwithstanding anything to the contrary in this Section 6.2, no action shall be required of the Contributor or the Company Group Members pursuant to Section 6.2(a), if any such action shall: (i) unreasonably disrupt or interfere with the business or ongoing operations of Contributor and the Company Group Members; (ii) cause any representation or warranty or covenant contained in this Agreement to be breached (unless waived by Acquiror Parent); (iii) require Contributor or the Company Group Members or any of its or their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions, other than certificates or legal opinions delivered at (or effective as of) the Closing Date, and customary representation and authorization letters; (iv) require the Contributor or any the Company Group Member to pay any commitment or other fee; (v) require the Contributor or any of the Company Group Member or their respective Representatives to prepare pro forma financial information or projections, which shall be the responsibility of Acquiror Parent (without waiver of the covenant set forth in Section 6.2(a)(A)); or (vi) cause any director, officer, or employee of Contributor or any of the Company Group Members to execute any agreement or certificate in his or her individual, rather than official, capacity.
(c)    Promptly upon the Contributor’s request, all reasonable and documented out-of-pocket costs incurred by Contributor or its Affiliates in connection with complying with the provisions of this Section 6.2 shall be paid by Acquiror Parent, and, in the event the Closing shall not occur, Acquiror Parent shall indemnify and hold harmless Contributor, the Company Group Members and its and their Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement or consummation of such financing arrangement except to the extent such losses arise out of or result from the fraud, intentional misrepresentation, intentional breach, gross negligence, bad faith or willful misconduct of the Contributor, the Company Group Members or any of its or their Representatives related to this Section 6.2, or from the information provided by the Contributor or the Company Group Members for use in the Offering Documents or otherwise in connection with such financing arrangement.
(d)    All non-public or otherwise confidential information regarding the Company Group Members obtained by Acquiror Parent or its Representatives pursuant to this Section 6.2 shall be kept confidential, except that Acquiror Parent shall be permitted to disclose such information to potential sources of capital, Financing Sources, to underwriters and rating agencies to the extent necessary to consummate the financing arrangements contemplated by this Section 6.2. The Contributor Group and the Company Group Members hereby consent to the use of their logos, names and marks in connection with such financing arrangements, provided that such names, marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Contributor Group, their Affiliates or the Company Group Members.
6.3    Press Releases; Confidentiality.
(a)    Neither Contributor nor any of its Affiliates, shall make any press release or public disclosure regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Acquiror, which consent may not be unreasonably withheld, but may be delayed, in the sole discretion of Acquiror for up to three (3) Business Days, during which time Contributor will allow Acquiror to propose reasonable changes. Neither Acquiror nor any of its Affiliates, shall make any press release or public disclosure regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without prior written notice to Contributor at least one (1) Business Day prior to such disclosure, during which time Acquiror will allow Contributor to propose reasonable changes. Nothing contained in this Section 6.3(a) shall restrict disclosures by Acquiror Parties or Contributor, to the extent that such disclosures are, (i) required by applicable securities or other Laws, (ii) required by the applicable rules of any stock exchange having jurisdiction over the disclosing Party, (iii) to Governmental Authorities and third Persons holding Preferential Purchase Rights, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, (iv) in the case of Parent Acquiror, reasonable disclosures for public companies as determined by management of the Parent Acquiror, (v) as may be necessary for, or permitted pursuant to, the exercise of the rights and fulfillment of the obligations of a Party under this agreement, or (vi) statements that are consistent with statements made in previous press releases, public disclosures or public filings made by the Parties in compliance with this Section 6.3(a). The Parties shall be liable for the compliance of their respective Affiliates with the terms of this Section 6.3. The Parties agree that neither Party will have an adequate remedy at law if the other Party violates (or threatens to violate) any of the terms of this Section 6.3. In such event, the non-violating Party shall have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3 without the posting of any bond. Notwithstanding anything to the contrary in this Section 6.3, Acquiror Parent shall not be required by this Section 6.3 to consult with any other Party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal that the Special Committee believes is bona fide and matters related thereto or an Acquiror Parent Change of Recommendation but nothing in this proviso shall limit any obligation of Acquiror Parent under Section 6.18(c) to advise and inform Contributor.
(b)    Notwithstanding anything in Section 6.3(a) to the contrary, the Parties shall keep all information and data relating to this Agreement and the Transactions contemplated hereby strictly confidential except for disclosures to any Party’s Representatives and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that (A) are necessary for a Party to perform this Agreement (including such disclosure to Governmental Authorities, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement as is reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (B) are required (upon advice of counsel) by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (C) of information and data publicly available and that has not been disclosed in violation of any confidentiality requirements; and (D) are otherwise subject to a written undertaking of confidentiality from each Person receiving such information in form reasonably acceptable to the non-disclosing Parties.
6.4    Operation of Business. Until the Closing, each Company Group Member shall, and Contributor shall cause each Company Group Member to, operate its business and the Assets in the ordinary course, and, without limiting the generality of the foregoing and except as otherwise expressly contemplated by this Agreement or except as otherwise consented to in writing by Acquiror, Contributor and each Company Group Member shall, and Contributor shall cause each Company Group Member to, except as required by applicable Law and except as set forth on Schedule 6.4:
(a)    not offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Interests in such Company Group Member or any securities convertible into, or any rights, warrants or options to acquire, any such Interests, other than issuances by a wholly-owned Subsidiary of such Company Group Member of such Subsidiary’s Interests to such Company Group Member or any other wholly-owned Subsidiary of such Company Group Member;
(b)    not make any investment in or acquire Interests or other securities of, or make any capital contribution to, any Person other than a wholly-owned Subsidiary of such Company Group Member;
(c)    not amend the Organizational Documents of such Company Group Member, except as required under this Agreement to complete the Transactions;
(d)    not approve any operations on the Assets anticipated to cost the owner of the Assets (i) more than One Hundred Thousand Dollars ($100,000) per activity or series of related activities net to such Company Group Member’s interest (excepting, in each case, emergency operations required under presently existing contractual obligations and operations necessary to avoid material monetary penalty or forfeiture or nonconsent penalty under any provision of any applicable Contract or order of any Governmental Authority, all of which will be deemed to be approved, provided Contributor promptly notifies Acquiror of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein);
(e)    not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business which, in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets and (ii) other sales and dispositions of the Assets (other than Properties) individually not exceeding One Hundred Thousand Dollars ($100,000);

(f)    produce Hydrocarbons from the Properties consistent with past practices, subject to the terms of the applicable Leases and Contracts, applicable Laws, and requirements of Governmental Authorities and interruptions resulting from force majeure, mechanical breakdown, and planned maintenance;
(g)    not (i) terminate, materially amend, or extend any Material Contract or (ii) enter into any agreement that, if in existence at the Execution Date would be a Material Contract; other than the execution or extension of a Contract for the sale, exchange, or marketing of oil, gas and/or other Hydrocarbons terminable without penalty on sixty (60) days or shorter notice;
(h)    maintain insurance coverage on such Company Group Member and the Assets in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating agreement;
(i)    maintain in full force and effect all Leases to the extent that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that the applicable Company Group Member or any third Person proposes to relinquish or release any such Leases or allow any such Leases to terminate (except for the termination of such Lease by its own terms);
(j)    not grant or create any Preferential Purchase Right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Assets or such Company Group Member’s Interests, except in connection with the renewal or extension of Leases after the Effective Date if granting such right or requirement is a condition of such renewal or extension;
(k)    maintain all permits and approvals issued by any Governmental Authority affecting such Company Group Member and issued for any Assets;
(l)    use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchises of such Company Group Member and to preserve the rights, franchises, goodwill and relationships with their service providers, customers, lenders, suppliers, regulators and others having business relationships with such Company Group Member;
(m)    not waive, release, assign, settle or compromise any claim, action or proceeding relating to such Company Group Member or the Assets;
(n)    not (i) elect not to participate in any operation or activity proposed with respect to the Properties, (ii) fail to timely make any election as to whether to participate in any operation or activity proposed with respect to the Properties or (iii) fail to make any payments due with respect to operations or activities proposed with respect to the Properties in which such Company Group Member has elected, or does elect, to participate, in each case, which could result in any of such Company Group Member’s interest in such Properties becoming subject to a penalty or forfeiture (including by deemed non-participation in an operation or activity proposed with respect to the Properties under an applicable operating agreement) as a result of such action or inaction of the types noted in clauses (i), (ii) or (iii) of this Section 6.4(n);
(o)    not file any amended Tax Return, revoke or change any Tax election, change a Tax accounting period, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case that would be reasonably likely to have the effect of materially increasing the Tax liability of such Company Group Member for any period after the Effective Date;
(p)    not act in any manner with respect to the Assets other than in the normal, usual and customary manner, consistent with past practice (including paying or causing to be paid all associated costs and expenses, and meant to preserve intact the business and Assets and associated goodwill);
(q)    not enter into any additional Basis Hedging Transactions or amend or otherwise modify the terms of any existing Basis Hedging Transaction included in the Basis Hedging Portfolio and to be transferred by novation to Acquiror pursuant to Section 6.20;
(r)    unwind or terminate all of the Hedging Transactions included in the Hedging Portfolio other than Basis Hedging Transactions that will be transferred by novation to Acquirer pursuant to Section 6.20;
(s)    continue to pursue its capital expenditure program in a manner substantially consistent with Company Group Member’s general practices related to drilling and completions during the twelve (12) month period prior to the Execution Date, subject to changes and deviations from such capital expenditure program reasonably deemed prudent by Contributor;
(t)    cause from time to time upon Acquiror’s reasonable request appropriate operating personnel of each Company Group Member and their operating Affiliates to discuss with Acquiror’s designated executive officers and operating personnel general operating activities on or related to the Assets;
(u)    (i) not incur or commit to incur any indebtedness for borrowed money that will not be extinguished prior to or at Closing, or (ii) take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Assets or such Company Group Member’s Interests or otherwise allow a lien to attach to or encumber the Assets or such Company Group Member’s Interests; provided, however, with respect to subpart (ii) of this Section 6.4(u), neither Contributor nor any Company Group Member shall have any obligation to take any action with respect to any lien or encumbrance which arises due to the actions or inaction of a non-Affiliate third Person except that the Contributor or any Company Group Member, as applicable, shall, within five (5) Business Days after discovery of any such lien or encumbrance, provide notice to the Acquiror;
(v)    not acquire any real property interests (including any oil and gas related real property interests), except as permitted under Section 6.11;

(w)    change any of the accounting principles or practices used by the any Company Group Member, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by Contributor to Acquiror Parties; and
(x)    not agree or commit to do any of the foregoing.
Requests for approval of any action restricted by this Section 6.4 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Acquiror:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention: Robert J. Anderson, President
Telephone: (281) 298-4246
Email: Robert@Earthstoneenergy.com

Acquiror’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days of Contributor’s notice to Acquiror in accordance with this Section 6.4 requesting such consent, unless Acquiror notifies Contributor to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.4, in the event of an emergency, Contributor may take such action as reasonably necessary and shall notify Acquiror of such action promptly thereafter. Acquiror acknowledges that each Company Group Member may own undivided interests in certain of the Assets, and Acquiror agrees that the acts or omissions of third Persons (including any applicable operator) who are not affiliated with Contributor shall not constitute a violation of the provisions of this Section 6.4, nor shall any action required by a vote of Working Interest owners constitute such a violation so long as each Company Group Member (and any applicable Affiliate) has voted its interests in a manner consistent with the provisions of this Section 6.4.
6.5    Indemnity Regarding Access. Acquiror’s access to the Assets and its (and its Affiliates’ and representatives’) examinations and inspections, pursuant to this Agreement or otherwise, shall be at Acquiror’s sole risk, cost, and expense, and Acquiror WAIVES AND RELEASES ALL CLAIMS AGAINST CONTRIBUTOR, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AGENTS, OR OTHER REPRESENTATIVES, ARISING IN ANY WAY THEREFROM, OR IN ANY WAY CONNECTED THEREWITH, EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. Acquiror agrees to indemnify, defend and hold harmless Contributor and its Affiliates, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents, and representatives from and against any and all claims, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, directly arising out of access to the Assets prior to the Closing by Acquiror, its Affiliates, or its or their respective directors, officers, employees, agents or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON.
6.6    Enforcement of Third Party Provisions. To the extent pertaining to the Company Group, the Company Group Interests or the Assets and the period of time from and after the Effective Date, Contributor shall, at Acquiror Parties’ request, use reasonable efforts to cause the Company Group to enforce, for the benefit of Acquiror Parties, at Acquiror Parties’ cost and expense, all of Company Group’s rights against third Persons under any warranties, guarantees, or indemnities given by such third Persons.
6.7    Governmental Reviews.
(a)    Contributor and the Acquiror Parties shall each in a timely manner (i) make (or cause their applicable Affiliates to make) all required filings, and prepare applications to, and conduct negotiations with, obtain consents, approvals or actions of, and give all notices to each Governmental Authority or any other Person as to which such filings, applications, negotiations, consents, approvals, actions or notices are necessary or appropriate in the consummation of the transactions contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications, conduct such negotiations, obtain such consents approvals or actions, and give such notices. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings, applications, or negotiations, or the transactions contemplated by this Agreement, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion. Acquiror shall bear one-half and Contributor shall bear one-half of the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Acquiror, Contributor, or any Affiliate of any of them is required to make the payment. Each Party shall provide prompt notice to the other Party when any such filings, application, negotiation, consent, approval, action or notice referred to above in this Section 6.7(a) is obtained, taken, made or given, as applicable, and will advise such other Party of any communications (and, unless precluded by Law, provide copies of any such written communications) with any Governmental Authority or other Person relating therewith.
(b)    Without limiting the generality of Section 6.7(a), as soon as practicable following the date of this Agreement and in any event within fifteen (15) Business Days after the date hereof, the Parties shall make such filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) with respect to the transactions contemplated by this Agreement, which filings shall include a request for early termination of any applicable waiting period. Thereafter, the Parties shall file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise, including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the date of this Agreement. Each Party shall cause its counsel to furnish each of the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the Parties’ preparation of necessary filings or submissions under the provisions of the HSR Act.
6.8    Audits and Filings.
(a)    From and after the date of this Agreement, Contributor shall, and shall use its reasonable efforts to cause its Affiliates and its and their respective officers, directors, managers, employees, agents and representatives to, cooperate on a timely basis with the Acquiror Parties, their Affiliates and their respective agents and representatives in connection with compliance with Acquiror Parties’ and their Affiliates’ Tax, financial, or other reporting requirements and audits, including (%4) any filings with any Governmental Authority and (%4) any filings that may be required by the Commission, under securities Laws applicable to the Acquiror Parties and their Affiliates, including the filing by the Acquiror Parties with the Commission of one or more registration statements to register any securities of the Acquiror Parties under the Securities Act, or of any report required to be filed by the Acquiror Parties under the Exchange Act (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (any such filings described in clause (ii), the “Filings”). Further, from and after the Execution Date, Contributor shall, and shall use their reasonable efforts to cause their Affiliates to, make available to the Acquiror Parties and their Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Company Group, the Assets or the Shad Assets in Contributor’s or its Affiliates’ possession or control reasonably required by the Acquiror Parties, their Affiliates and their agents and representatives, in order for the Acquiror Parties or their Affiliates to prepare, if required to comply with the requirements of the Securities Laws in connection with such Filings, financial statements relating to the Company Group meeting the requirements of Regulation S-X under the Securities Act.
(b)    Without limiting the generality of Section 6.8(a), from and after the Execution Date, Contributor shall, and shall use its reasonable efforts to cause its Affiliates to, cooperate on a timely basis with the independent auditors chosen by the Acquiror Parties (“Acquiror’s Auditor”) in connection with any audit by Acquiror’s Auditor of any financial statements of the Company Group that the Acquiror Parties or any of their Affiliates require to comply with the requirements of the Securities Laws. Such cooperation will include (i) reasonable access to Contributor Group’s and the Company Group’s officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Acquiror’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) delivery of one or more customary representation letters from Contributor Group or the Company Group to Acquiror’s Auditor that are reasonably requested by the Acquiror Parties to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.8(b), (iii) using reasonable efforts to obtain the consent of the independent auditor(s) of the Company Group that conducted any audit of such financial statements to be named as an expert in any Filing or offering memorandum for any equity or debt financing of the Acquiror Parties, and (iv) using reasonable efforts to cause the independent auditor(s) of the Company Group that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of the Acquiror Parties. Promptly upon the Contributor’s request, all reasonable and documented out-of-pocket costs incurred by Contributor or its Affiliates in connection with complying with the provisions of Section 6.8(a) and this Section 6.8(b) shall be paid by Acquiror Parent. Notwithstanding the foregoing, nothing herein shall expand Contributor’s representations, warranties, covenants, or agreements set forth in this Agreement or give the Acquiror Parties, their Affiliates, or any third Person any rights to which it is not entitled hereunder.
(c)    Without limiting Sections 6.2, 6.8(a) and 6.8(b), Contributor shall provide Acquiror Parent with the Required Information.
6.9    Conduct of Acquiror Group    . Except as set forth on Schedule 6.9 or with the prior written consent of Contributor, from the Execution Date until the Closing, each Acquiror Party shall, and shall cause the other Acquiror Group Members to, conduct its business and operations in the ordinary course and, without limiting the generality of the foregoing, each Acquiror Party shall not:
(a)    amend its Organizational Documents, except as required under this Agreement to complete the Transactions;
(b)    repurchase or otherwise acquire any shares of its capital stock for less than fair market value (other than (i) the repurchase, redemption or other acquisition or retirement for value of any such capital stock held by any current or former director or employee of any Acquiror Group Member pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan, (ii) in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise, or (iii) withholding of restricted stock units for tax withholdings purposes or otherwise); or declare, set aside or pay any dividend or other distribution payable in cash, shares of its capital stock, property, rights or otherwise with respect to any shares of its capital stock;
(c)    adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby by any Person or group acquires more than a majority of the outstanding equity interests of either of the Acquiror Parties;
(d)    take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions; or
(e)    agree or commit to do any of the foregoing.

6.10    Listing of Unit Purchase Price. At the Closing, Acquiror and Acquiror Parent shall issue the Unit Purchase Price and Class B Common Stock, respectively, issuable pursuant to this Agreement in accordance with all applicable securities Laws and the rules and policies of the NYSE. Without limiting the generality of the foregoing, Acquiror Parent shall complete all such filings with the NYSE and otherwise take all such actions as may be reasonably necessary for the Class A Common Stock to be issued upon the exchange of the Acquiror Units comprising the Unit Purchase Price to be accepted by the NYSE for issuance and approved for listing thereon from and after the time of Closing, subject to official notice of issuance. If Acquiror Parent applies to have its Class A Common Stock or other securities traded on any principal stock exchange or market other than the NYSE, it shall include in such application the Class A Common Stock to be issued upon the exchange of the Acquiror Units comprising the Unit Purchase Price and will take such other action as is necessary to cause such Class A Common Stock to be issued upon the exchange of the Acquiror Units comprising the Unit Purchase Price to be so listed.
6.11    Additional Properties. The Parties agree to comply with the terms and provisions contained in Schedule 6.11 attached hereto.
6.12    Termination of Affiliate Agreements. On or before the Closing Date, Contributor shall cause all agreements between any Company Group member and their Affiliates to be terminated without any liability or obligation on the part of the Company Group from and after the Closing.
6.13    Further Assurances. After Closing, Contributor and Acquiror Parties each agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
6.14    Acquiror LLC Agreement. Prior to the Closing except as set forth in Schedule 6.14, Acquiror shall not amend or otherwise modify the LLC Agreement (except with respect to changes to the LLC Agreement to reflect the transfer of Acquiror Units or the admission of new members) without the consent of Contributor (which consent shall not be unreasonably withheld).
6.15    Amendment of Company LLC Agreement    . Prior to the Closing, Company shall not amend or otherwise modify the Company LLC Agreement without the consent of Acquiror Parent (which consent shall not be unreasonably withheld).
6.16    Preparation of the Proxy Statement; Acquiror Stockholder Meeting.
(a)    As soon as reasonably practicable following the date of this Agreement, Acquiror Parent shall prepare and file with the Commission a proxy statement to obtain Stockholder Approval (the “Proxy Statement”) in preliminary form. Acquiror Parent shall use its reasonable best efforts to have the Proxy Statement cleared for use under the Exchange Act as promptly as practicable after such filing. Acquiror Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Acquiror Parent Stockholders as promptly as practicable after the clearance is received from the Commission. If at any time prior to the Closing Date any information relating to the Acquiror Group or the Contributor Group, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by applicable Law, disseminated to the Acquiror Parent Stockholders. Acquiror Parent shall notify Contributor of the receipt of any comments from the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information.
(b)    Subject to Section 6.18, Acquiror Parent shall, (i) as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Acquiror Parent Stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval and (ii) through the Acquiror Parent Board or the Special Committee, as applicable, recommend to the Acquiror Parent Stockholders (A) the adoption of the A&R Certificate of Incorporation; and (B) the adoption of this Agreement and the approval of the Transactions (collectively, the “Acquiror Parent Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 6.18) the Acquiror Parent Board Recommendation. Acquiror Parent may not postpone or adjourn the Stockholders Meeting without the consent of Contributor, other than (A) to solicit additional proxies for the purpose of obtaining the Stockholder Approval, (B) for the absence of quorum or (C) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Acquiror Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Acquiror Parent Stockholders prior to the Stockholders Meeting. Without limiting the foregoing, Acquiror Parent agrees that its obligation to hold the Stockholder Meeting shall not be affected unless and until this Agreement is terminated in accordance with Section 10.1(b)(iii).
6.17    Non-Compete    .
(a)    As a material inducement to Acquiror Parties to enter into this Agreement, from the Closing Date until the six (6) month anniversary of the Closing Date, Contributor covenants and agrees that it will, and will cause its Affiliates (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group) and the Persons set forth on Schedule 6.17 (collectively, the “Restricted Persons”) to, refrain from partially or fully acquiring for its own account or for any Third Party (other than the Acquiror), any interest in any Restricted Opportunity within the Designated Area, excluding, however, the Excluded Assets (subject to such exclusion, collectively, the “Non-Compete Assets”). Notwithstanding any provision of this Section 6.17 to the contrary, this Section 6.17 shall not apply to, limit or restrict in any way, any direct or indirect investment made by any Restricted Person (i) in any debt or equity securities of any Person (including without limitation any options, warrants or derivatives relating thereto) listed on a national securities exchange or actively trading in the public over-the-counter market to the extent such investment constitutes a passive investment, (ii) in any non-convertible debt (including without limitation any options, warrants or derivatives relating thereto) of any Person listed on a national securities exchange or actively traded in the public over-the-counter market, or (iii) the acquisition of any Restricted Opportunity by descent or devise.
(b)    As used herein “Restricted Opportunity” means any opportunity for the leasing, acquisition, farm-in, exploration, development, production, or any combination of the foregoing, of oil, gas or other Hydrocarbon leases in the Designated Area. Notwithstanding the foregoing, a Restricted Opportunity shall not include any transaction where the assets involved that are located in the Designated Area include (i) less than fifteen percent (15%) of the assets involved (either as to the number of acres or wells subject thereto or the value of such assets) in the transaction, and any assets in the area described above that are acquired as described in this provision shall be exempted from the restrictions in this Section 6.17 or (ii) any overriding royalty interests, non-participating royalty interests, or any mineral fee interests in Hydrocarbons, including rights to royalties on production and rights to shut-in royalties, executive rights to lease, rights to produce, rights to delay rentals, rights to bonus payments, rights of reversion and any and all other rights relating to the ownership of mineral fee interests (collectively, “Designated Area Mineral Interests”) to the extent, and only to the extent, such Designated Area Mineral Interests (A) are offered to any of the Restricted Persons by a third Person or (B) are contemplated (prior to the Closing Date) to be acquired by any Restricted Person after the Closing Date and Acquiror Parties have received written notice of such contemplated acquisition from Contributor prior to or on the Closing Date.
(c)    To the extent Contributor breaches this Section 6.17, as the Acquiror Parties’ sole and exclusive remedy for such breach, Contributor shall be obligated to, or to cause the applicable Restricted Person to, immediately offer to Acquiror any acquired Non-Compete Assets, and Acquiror shall have the right, but not the obligation, to acquire such Non-Compete Assets under the same terms and conditions as agreed to by such Restricted Person, and for the same consideration paid by such Restricted Person, together with any out-of-pocket expenses incurred by such Restricted Person in acquiring such Non-Compete Asset. Upon receipt of Acquiror’s wire transfer of such amount, Contributor shall cause such Restricted Person to assign to Acquiror such Non-Compete Assets, pursuant to an assignment and bill of sale in a form to be mutually agreed upon between Acquiror and such Restricted Person.
6.18    No Solicitation by Acquiror Parent; Etc.
(a)    Except as otherwise permitted by this Section 6.18, (i) Acquiror Parent shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussion or negotiation with any Person (other than Contributor and its Representatives) that may be ongoing with respect to an Alternative Proposal (or any inquiry, discussions, negotiations, offer or request that could reasonably be expected to lead to an Alternative Proposal), demand that any Person (other than Contributor and its Representatives) or Representative in possession of confidential information return or destroy such information, and prohibit access by any Person (other than Contributor and its Representatives) or Representative to any physical or electronic dataroom maintained relating to an Alternative Proposal (or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal), and (ii) Acquiror Parent shall not, and shall cause its Representatives not to, directly or indirectly: (A) solicit, initiate, facilitate, encourage or induce any inquiries or any proposals that constitute the submission of an Alternative Proposal, (B) furnish confidential information, engage in negotiations or discussions with respect to, or enter into, any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal (an “Acquisition Agreement”), or (C) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Contributor, the Acquiror Parent Board Recommendation or publicly recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Acquiror Parent’s Representatives shall be deemed to be a breach of this Section 6.18 by Acquiror Parent.
(b)    Notwithstanding anything to the contrary contained in Section 6.18(a), if at any time prior to obtaining the Stockholder Approval, (i) Acquiror Parent has received a written Alternative Proposal that the Special Committee believes is bona fide, (ii) the Special Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could be reasonably expected to lead to or result in a Superior Proposal, (iii) the Special Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to consider such Alternative Proposal likely would be inconsistent with its fiduciary duties under applicable Law, and (iv) such Alternative Proposal did not result from a breach of this Section 6.18, then Acquiror Parent may (A) furnish information, including confidential information, with respect to Acquiror Parent and Acquiror to the Person making such Alternative Proposal, and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that Acquiror Parent (x) will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless Acquiror Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality and standstill provisions and (y) will promptly make available to Contributor any material non-public information provided to such Person if not previously made available to Contributor.
(c)    In addition to the other obligations of Acquiror Parent set forth in this Section 6.18, Acquiror Parent shall promptly advise Contributor, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, Acquiror Parent in respect of any Alternative Proposal, and shall, in any such notice to Contributor, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Contributor informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Acquiror Parent shall promptly provide Contributor with copies of any additional written materials received by Acquiror Parent or that Acquiror Parent has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)    Except as permitted by Section 6.18(e), Acquiror Parent Board, including the Special Committee, shall not:
(i)    withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify the Acquiror Parent Board Recommendation;
(ii)    fail to include the Acquiror Parent Board Recommendation in the Proxy Statement to be prepared pursuant to Section 6.16; or
(iii)    approve, endorse, recommend or enter into, or publicly propose or announce any intention to approve, endorse, recommend or enter into, any Acquisition Agreement (other than any confidentiality agreement in accordance with Section 6.18(b)) (any action referred to in clauses (i) through (iii) of this Section 6.18(d), an “Acquiror Parent Change of Recommendation”).
(e)    Notwithstanding anything in this Section 6.18 to the contrary, prior to, but not after obtaining the Stockholder Approval, in response to an Acquiror Intervening Event or Superior Proposal, either or both of the Acquiror Parent Board or the Special Committee may make an Acquiror Parent Change of Recommendation; provided, however, that such an Acquiror Parent Change of Recommendation may not be made unless and until:
(i)    Acquiror Parent Board or the Special Committee determines in good faith after consultation with its outside counsel and its financial advisors, that an Acquiror Parent Intervening Event has occurred or that an Alternative Proposal constitutes a Superior Proposal;
(ii)    Acquiror Parent Board or the Special Committee determines in good faith after consultation with its outside counsel and its financial advisors, that the failure to effect an Acquiror Parent Change of Recommendation in response to such Acquiror Parent Intervening Event or a Superior Proposal likely would be inconsistent with its fiduciary duties under applicable Law;
(iii)    Acquiror Parent provides Contributor written notice of such proposed action and specifying in reasonable detail the reasons for making the Acquiror Parent Change of Recommendation (including, in the case of a Superior Proposal, a description of the material terms of such Superior Proposal, and in the case of an Acquiror Parent Intervening Event, a description of the material events giving rise to the Acquiror Parent Intervening Event) at least five (5) Business Days in advance;
(iv)    after giving such notice and prior to effecting such Acquiror Parent Change of Recommendation, Acquiror Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Contributor (to the extent Contributor wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement so that the failure to effect such Acquiror Parent Change of Recommendation would not be inconsistent with the Acquiror Parent Board’s and/or the Special Committee’s (as the

case may be) fiduciary duties; provided, however, that any material amendment to the terms of a Superior Proposal, if applicable, shall require a new notice pursuant to this Section 6.18(e); and
(v)    at the end of the five (5) Business Day period, prior to taking action to effect an Acquiror Parent Change of Recommendation, Acquiror Parent Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Contributor in writing and any other information offered by Contributor in response to the notice, and determines in good faith after consultation with its with outside legal counsel and its financial advisors, that the failure to effect an Acquiror Parent Change of Recommendation in response to such Acquiror Parent Intervening Event or a Superior Proposal likely would be inconsistent with its fiduciary duties under applicable Law; provided, that in the event of any material changes regarding any Acquiror Parent Intervening Event or Superior Proposal, Acquiror Parent shall be required to deliver a new written notice to Contributor and to comply with the requirements of this Section 6.18(e)(v) with respect to such new written notice; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period.
(f)    Nothing contained in this Agreement shall prevent Acquiror Parent Board (after consultation with its outside legal counsel) from making such disclosures as the Acquiror Parent Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2 under the Exchange Act or other applicable Securities Laws; provided that if such disclosure has the effect of withdrawing or adversely modifying the Acquiror Parent Board Recommendation, such disclosure shall be deemed to be an Acquiror Parent Change of Recommendation.
6.19    Suspense Funds. No later than ten (10) Business Days after the Closing, Contributor shall deliver a Suspense Funds schedule to the Acquiror Parties to reflect the Suspense Funds as of the Closing Date. From and after the Closing, Acquiror Parties agree to cause the Company to administer all accounts and assume all payment obligations relating to the Suspense Funds taken into account when calculating the Adjusted Purchase Price in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties. To the extent available, Contributor shall provide to Acquiror Parties detailed information with respect to (a) payees of such Suspense Funds, (b) the reason for payment of such Suspense Funds and (c) the time period during which such Suspense Funds accrued.
6.20    Hedges. Contributor shall have the right, but not the obligation, to cause some or all of the Basis Hedging Transactions included in the Basis Hedging Portfolio and outstanding at Closing to be transferred by novation from the Company Group Members to Acquiror effective as of the Closing Date, pursuant to an agreement substantially in the form of the Novation Agreement published by the International Swaps and Derivatives Association, Inc. in 2002. Contributor shall provide Acquiror with written notice within ten (10) Business Days after the Execution Date identifying the Basis Hedging Transactions, if any, to be novated and shall take such actions as are necessary to cause such Basis Hedging Transactions to be transferred to Acquiror by novation in accordance with this provision effective as of the Closing Date.
ARTICLE 7
CONDITIONS TO CLOSING

7.1    Conditions of Contributor to Closing. The obligations of Contributor to consummate the transactions contemplated by this Agreement are subject, at the option of Contributor, to the satisfaction on or prior to Closing of each of the following conditions:
(a)    (i) The Acquiror Party Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (ii) the other representations and warranties of the Acquiror Parties set forth in Article 5 shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or Acquiror Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and accurate as of such specified date) except for inaccuracies which would not, individually or in the aggregate, cause or reasonably be expected to cause an Acquiror Material Adverse Effect;
(b)    The Acquiror Parties shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or Acquiror Material Adverse Effect), all covenants and agreements to be performed or observed by Acquiror Parties under this Agreement prior to or on the Closing Date;
(c)    On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Contributor or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement;
(d)    All material consents and approvals of any Governmental Authority (including any under the HSR Act) required for the transfer of the Company Group Interests from Contributor to Acquiror as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted;
(e)    The aggregate Title Defect Amounts and Environmental Defect Amounts asserted by Acquiror in good faith pursuant to the Title Defect Notice and Section 3.6(c), respectively, shall be less than twenty percent (20%) of the Unadjusted Purchase Price;
(f)    The Class A Common Stock issuable upon exchange of the Acquiror Units comprising the Unit Purchase Price and the Class B Common Stock pursuant to the LLC Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof;
(g)    Acquiror Parties shall have delivered or be ready, willing and able to deliver all of the deliverables Acquiror Parties are required to deliver pursuant to Section 8.3;
(h)    Acquiror shall have entered into the Registration Rights Agreement;

(i)    Acquiror Parent shall have filed the A&R Certificate of Incorporation with the Secretary of State; and
(j)    the Support and Standstill Agreement shall be fully executed and delivered.
7.2    Conditions of Acquiror Parties to Closing. The obligations of Acquiror Parties to consummate the transactions contemplated by this Agreement are subject, at the option of Acquiror Parties, to the satisfaction on or prior to Closing of each of the following conditions:
(a)    (i) Contributor Fundamental Representations and the representation set forth in clause (a)(iii) of Section 4.14 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (ii) the other representations and warranties of Contributor set forth in Article 4 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or Company Group Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for inaccuracies which would not, individually or in the aggregate, cause a Company Group Material Adverse Effect;
(b)    Contributor shall have performed and observed, in all material respects (and in all respects, in the case of any covenants and agreements qualified by materiality or Company Group Material Adverse Effect), all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;
(c)    On the Closing Date, no injunction, order or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by any Acquiror Party or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement;
(d)    All material consents and approvals of any Governmental Authority (including any under the HSR Act) required for the transfer of the Company Group Interests from Contributor to Acquiror as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted or the necessary waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted;
(e)    The aggregate Title Defect Amounts and Environmental Defect Amounts asserted by Acquiror in good faith pursuant to the Title Defect Notice and Section 3.6(c), respectively, shall be less than twenty percent (20%) of the Unadjusted Purchase Price;
(f)    Acquiror Parent shall have received the Stockholder Approval;

(g)    Contributor shall have made the Contributor Cash Payment to Acquiror Parent;
(h)    At the Closing, Company shall amend the Company LLC Agreement in the form attached hereto as Exhibit K (the “Amendment to Company LLC Agreement”);
(i)    Contributor shall have delivered or be ready, willing and able to deliver all of the deliverables Contributor is required to deliver pursuant to Section 8.2;
(j)    Shad Permian Letter Agreement in the form attached hereto as Exhibit I shall have been executed and in full force and effect with no defaults or breaches by any party thereto and Acquiror shall be reasonably satisfied that the transactions contemplated by said agreement shall be completed immediately after the Closing.
ARTICLE 8
CLOSING
8.1    Time and Place of Closing. The consummation of the contribution of the Company Group Interests contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Acquiror and Contributor, take place at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002, at 10:00 a.m., local time, on December 18, 2018 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10, provided that if the Marketing Period has not ended on the Target Closing Date or at such later time when the conditions set forth in Article 7 are satisfied or waived (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing but that remain capable of satisfaction), then, subject to the continued satisfaction or waiver of the conditions set forth in Article 7 at such time, the Closing shall occur instead on the second (2nd) Business Day following the final day of the Marketing Period; provided, further that Acquiror may elect to terminate the Marketing Period earlier upon no less than two (2) Business Days’ notice to Contributor. The date on which the Closing occurs is referred to herein as the “Closing Date.”
8.2    Obligations of Contributor at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Acquiror Parties of their obligations pursuant to Section 8.3, Contributor shall deliver or cause to be delivered, among other things, the following:
(a)    to Acquiror Parties, counterparts of the Assignment Agreement, duly executed by Contributor;
(b)    to Acquiror Parties, a certificate of non-foreign status of Contributor (or its regarded owner for U.S. federal income Tax purposes, if Contributor is an entity disregarded from its owner for U.S. federal income Tax purposes) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(c)    to Acquiror Parties, a certificate duly executed by an authorized officer of Contributor, dated as of the Closing, certifying on behalf of Contributor that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;
(d)    to Acquiror Parties, a certificate duly executed by the secretary or any assistant secretary of Contributor, dated as of the Closing, (i) attaching and certifying on behalf of Contributor complete and correct copies of the resolutions or unanimous consent of the board of directors, managers, members, partners, or other equivalent governing body of Contributor authorizing the execution, delivery, and performance by Contributor of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Contributor the incumbency of each officer of Contributor executing this Agreement or any document delivered in connection with the Closing;
(e)    to Acquiror Parties, where notices of approval, consent, or waiver are received by Contributor pursuant to a filing or application under Section 6.7, copies of those notices of approval;
(f)    to Acquiror Parties, releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other Encumbrances and interests burdening the Company Group Interests or the Assets;
(g)    to Acquiror Parties, the Preliminary Settlement Statement, duly executed by Contributor;
(h)    to Acquiror Parties, an executed counterpart of the Registration Rights Agreement duly executed by Contributor (and any Contributor Designee receiving a portion of the Unit Purchase Price);
(i)    to Acquiror Parties, a duly executed counterpart of the Defect Escrow Agreement, if applicable;
(j)    to Acquiror Parties, a duly executed counterpart of a joinder to the LLC Agreement;
(k)    to Acquiror Parties, a duly executed counterpart of the Amendment to Company LLC Agreement;
(l)    Acquiror Parent shall have received Stockholder Approval;
(m)    to Acquiror Parties, a Transition Services Agreement in the form attached hereto as Exhibit H; and
(n)    all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Acquiror Parties.
8.3    Obligations of Acquiror Parties at Closing    . At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by

Contributor of their obligations pursuant to Section 8.2, Acquiror Parties shall deliver or cause to be delivered, among other things, the following:
(a)    to Contributor, a wire transfer of the Cash Closing Payment in same-day funds;
(b)    to the Defect Escrow Account, a wire transfer of the Defect Escrow Amount in same-day funds as provided in Section 3.8(e)(i), if applicable;
(c)    to Contributor (or a Contributor Designee provided in writing to Acquiror prior to the Closing Date pursuant to Section 8.4(a)), (i) the number of Acquiror Units comprising the Unit Purchase Price, and (ii) the corresponding number of shares of Class B Common Stock to be issued pursuant to Section 2.1(a);
(d)    the Defect Holdback Amount to be retained by Acquiror as provided in Section 3.8(e);
(e)    to Contributor, counterparts of the Assignment Agreement, duly executed by Acquiror;
(f)    to Contributor, a certificate by an authorized officer of each of Acquiror Parties, dated as of the Closing, certifying on behalf of such Acquiror Party that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;
(g)    to Contributor, a certificate duly executed by the secretary or any assistant secretary of each Acquiror Party, dated as of the Closing, (i) attaching and certifying on behalf of such Acquiror Party complete and correct copies of the resolutions of the Board of Directors or other equivalent governing body of such Acquiror Party authorizing the execution, delivery, and performance by such Acquiror Party of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of such Acquiror Party the incumbency of each officer of such Acquiror Party executing this Agreement or any document delivered in connection with the Closing;
(h)    to Contributor, the Preliminary Settlement Statement, duly executed by Acquiror Parties;
(i)    to Contributor, an executed counterpart of the Registration Rights Agreement duly executed by Acquiror Parent;
(j)    to Contributor, a duly executed counterpart of a joinder to the LLC Agreement;
(k)    to Contributor, a counterpart of the Defect Escrow Agreement, duly executed the Acquiror Parties, if applicable;
(l)    to Contributor, a counterpart of the Transition Services Agreement, duly executed by the Acquiror Parties; and

(m)    all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Contributor.
8.4    Adjusted Purchase Price and Post-Closing Purchase Price Adjustments.
(a)    Not later than five (5) Business Days prior to the Closing Date, Contributor shall prepare and deliver to Acquiror, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth (i) Contributor’s good faith estimate of the Adjusted Purchase Price for the Company Group Interests as of the Closing Date after giving effect to all adjustments set forth in Section 2.2; (ii) the amount of the cash portion of the Adjusted Purchase Price less: the Defect Escrow Amount, which shall constitute the dollar amount to be payable by Acquiror to Contributor at Closing (the “Cash Closing Payment”), along with the wiring instructions for all such payments and disbursements; and (iii) the Persons, who shall consist only of Persons who own, directly or indirectly through ownership of Interests in one or more other Persons, Interests in Contributor (such persons, the “Contributor Designees”), and whole number of Acquiror Units that Contributor designates and nominates to receive the Unit Purchase Price (the “Unit Closing Payment”). Contributor shall supply to Acquiror reasonable documentation in the possession of Contributor Group or any of their Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Contributor and a reasonably detailed explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Contributor’s draft Preliminary Settlement Statement, Acquiror will deliver to Contributor a written report containing all changes that Acquiror proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon in writing by the Parties (subject to further adjustments under Section 8.4(b), will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Contributor will be used to adjust the Unadjusted Purchase Price at Closing, subject to Section 8.4(b).
(b)    As soon as reasonably practicable after the Closing but not later than the one hundred and twentieth (120th) day following the Closing Date, Contributor shall prepare and deliver to Acquiror a draft statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.2, based on the most recent actual figures for each adjustment; provided, however, that for purposes of making such final calculation, the adjustment amount made pursuant to Section 2.2(b)(x) shall be assumed to be in the same amount as the amount used for such adjustments in calculating the Adjusted Purchase Price in the Preliminary Settlement Statement. Contributor shall include in such notice such reasonable documentation as is in Contributor Group’s possession to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Contributor, Acquiror shall deliver to Contributor a written report containing any changes that Acquiror proposes be made to such statement (including without limitation items not agreed to pursuant to the proviso of the last sentence of Section 8.4(a)), and in order to be valid, any such written report by Acquiror shall specify in reasonable detail the dollar amount, nature and basis of any changes so asserted. Contributor may deliver a written report to Acquiror during this same period reflecting any changes that Contributor proposes to be made to such statement as a result of additional information received after the statement was prepared. If Acquiror does not deliver such report to Contributor on or before the end of such thirty (30) day period (or, if Contributor proposes any changes to such statement, thirty (30) days from the date Contributor delivers written notice thereof to Acquiror), Acquiror shall be deemed to have agreed with Contributor’s statement, and such statement shall become final and binding upon the Parties. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than ninety (90) days after delivery of Contributor’s statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to the Houston, Texas office of Deloitte LLP, or, if such Person is not able or willing to serve, a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Acquiror and Contributor (the “Accounting Arbitrator”), for review and final determination by arbitration. If Acquiror and Contributor have not agreed upon a mutually acceptable alternate Person to serve as Accounting Arbitrator within ten (10) Business Days of receiving notice of Deloitte LLP’s unavailability, Contributor shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(b). The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Adjusted Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Adjusted Purchase Price more than the increase proposed by Contributor nor decrease the Adjusted Purchase Price more than the decrease proposed by Acquiror, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Contributor and Acquiror shall each bear their own legal fees and other costs of presenting its case. Contributor shall bear one‑half and Acquiror shall bear one‑half of the costs and expenses of the Accounting Arbitrator.
(c)    Any difference in the Adjusted Purchase Price as determined pursuant to Section 8.4(a) and the finally determined Adjusted Purchase Price as determined pursuant to Section 8.4(b) shall be paid in cash by the owing Party to the owed Party within five (5) Business Days after the earlier of (i) the expiration of Acquiror’s thirty (30) day review period (including any extensions provided for above) without delivery of any written report, (ii) the date on which the Parties agree in writing as to the final Adjusted Purchase Price, or (c) the date on which the Accounting Arbitrator finally determines the Adjusted Purchase Price.
(d)    Acquiror shall assist Contributor in preparation of the final statement of the Adjusted Purchase Price under Section 8.4(b) by furnishing invoices, receipts, and providing reasonable access to personnel and such other assistance as may be requested by Contributor to facilitate such process post-Closing.
(e)    All cash payments made or to be made under Section 8.4(c) to Contributor (or its designees) or Acquiror shall be made by electronic transfer of immediately available funds to Contributor (or its designees) or Acquiror, as applicable, or to such other bank and account as may be specified by Contributor or Acquiror in writing.
(f)    Following the adjustments made under Section 8.4(b), (i) no further adjustments shall be made to the Adjusted Purchase Price and (ii) such adjustments shall be treated as adjustments to the Purchase Price and Allocated Value for all Tax purposes.
ARTICLE 9
TAX MATTERS
9.1    Straddle Period Tax Proration.
(a)    For purposes of determining the allocations of Asset Taxes imposed on any member of the Company Group for any Straddle Period that are attributable to the portion of such Straddle Period ending prior to the Effective Date: (i) Asset Taxes that are attributable to the severance, production or sale of Hydrocarbons shall be allocated to the portion of such Straddle Period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are (A) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (B) imposed on specific transactions shall be allocated to the portion of such Straddle Period in which the transaction giving rise to such Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Date and the portion of such Straddle Period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand; provided however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending prior to the Effective Date and the period beginning on or after the Effective Date in proportion to the number of days in each period.
(b)    For purposes of determining the allocations of Income Taxes imposed on any member of the Company Group for any Straddle Period that are attributable to the portion of such Straddle Period ending on the Closing Date, such Income Taxes shall be determined by means of an interim closing of the books as of the end of the day on the Closing Date.
(c)    For purposes of determining the allocations of Other Taxes imposed on any member of the Company Group for any Straddle Period that are attributable to the portion of such Straddle Period ending before the Effective Date, such Other Taxes shall be allocated to the portion of such Straddle Period in which the transaction or event giving rise to such Taxes occurred.
(d)    Regardless of which Party is responsible, Contributor shall make payment to the appropriate Governmental Authority of all Taxes which are required to be paid on or prior to the Closing Date, and the Company shall make payment to the appropriate Governmental Authority of all Taxes required to be paid after the Closing Date; provided, that Acquiror shall reimburse Contributor for any Asset Taxes, Income Taxes and Other Taxes paid by Contributor that are not

Contributor Taxes, except to the extent such Asset Taxes, Income Taxes and Other Taxes caused an increase in the Unadjusted Purchase Price pursuant to Section 2.2(b)(xv), no later than ten (10) days following the written request of Contributor therefor.
9.2    Tax Returns.
(a)    Contributor shall be responsible for filing with the applicable taxing authorities each Tax Return of any member of the Company Group that is required to be filed on or before the Closing Date.
(b)    Acquiror shall be responsible for filing with the applicable taxing authorities each Tax Return of the Company Group that is required to be filed after the Closing Date. With respect to any Tax Return of the Company Group with respect to Taxes for which Contributor would reasonably be expected to provide indemnification hereunder, Acquiror shall provide a copy of such Tax Return to Contributor no later than twenty (20) days before the due date of such Tax Return for Contributor’s comments and approval and shall not file such Tax Return without the Contributor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Acquiror shall timely file such Tax Return (after incorporating the comments from Contributor to the extent consistent with applicable Law) before the due date of such Tax Return.
9.3    Tax Contests. Contributor, on the one hand, and Acquiror Parties, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, proceedings or similar events with respect to Asset Taxes relating to Pre-Effective Date Periods and Straddle Periods and Income Taxes related to Pre-Closing Tax Periods and Straddle Periods (any such inquiry, claim, assessment, audit, proceeding or similar event, a “Tax Contest”). Provided Contributor acknowledges in writing its obligation to indemnify the Acquiror, Contributor, at its sole cost and expense, shall have the sole right to control any Tax Contest relating to Asset Taxes for any Pre-Effective Date Period and Income Taxes related to Pre-Closing Tax Periods; provided, however, that Contributor shall have no authority to resolve such Tax Contest in a manner that has any adverse effect on the Acquiror in a subsequent Tax period without the Acquiror’s written consent, which consent shall not be unreasonably withheld or delayed. Contributor shall reimburse the Acquiror for any expense and cost incurred in connection with any such Tax Contest. With respect to any Tax Consents relating to a Straddle Period, Acquiror shall have the sole right to control any such Tax Contest; provided however, the Acquiror shall not resolve any such Tax Contest in a manner that would require indemnity by the Contributor without the Contributor’s written consent, which consent shall not be unreasonably withheld or delayed.
9.4    Transfer Taxes. To the extent that any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar taxes are payable by reason of the sale of the Company Group Interests under this Agreement (“Transfer Taxes”), such Transfer Taxes shall be borne and timely paid by Acquiror. Acquiror and Contributor shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
9.5    Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, Tax Contest, or other proceeding with respect to Taxes imposed on or with respect to the Company.

Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Contributor and Acquiror agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
9.6    Purchase Price Allocation. As soon as reasonably practicable after the Closing, to the extent Contributor is treated as receiving consideration in exchange for the Company Interests in connection with the purchase and sale described in Section 2.1, the Parties shall cooperate in good faith to prepare and agree to a statement reflecting a valuation of all of the assets of the Company in accordance with the principles of Sections 741, 755 or other applicable provisions of the Code and consistent with the Allocated Values pursuant to Section 3.4 (the “Tax Allocation Statement”). The Parties agree to (a) be bound by the Tax Allocation Statement (if agreed), (b) amend the Tax Allocation Statement as required, including in connection with the final determination of the Adjusted Purchase Price under Section 8.4(b) and (c) act in accordance with the Tax Allocation Statement (if agreed) in the preparation, filing and audit of any Tax Return. Neither Party shall be required to participate in a Tax Contest relating to any proposed deficiencies or adjustment by any Governmental Authority arising from the Tax Allocation Statement.
9.7    Tax Treatment. Except as required by applicable Law, the Parties agree that, for U.S. federal income tax purposes, (a) Acquiror Units received by Contributor in exchange for Company Group Interests shall not be treated as a taxable exchange pursuant to Section 721 of the Code, (b) the Cash Purchase Price and any other amounts treated as taxable consideration shall be treated as received in exchange for partnership interests in a transaction described in Section 741 of the Code, and (c) in connection with any adjustment to the Cash Purchase Price, the value of the Company Group Interests as of the Closing will be redetermined such that the contributed Company Interests are increased or decreased, as the case may be, to be equivalent to the Unit Purchase Price. For the avoidance of doubt, except as required by applicable Law, the Parties shall not treat at Closing the right of Contributor to have its Acquiror Units redeemed or exchanged for Class A Common Stock pursuant to the LLC Agreement, as received in a taxable exchange. The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 9.7, and (B) take no position inconsistent with this Section 9.7 for any Tax purpose, including the preparation and filing of any Tax Return, the defense of any Tax-related Proceeding or otherwise, absent a determination within the meaning of Section 1313 of the Code to the contrary.
9.8    Section 704(c) Method. The Parties agree that, with respect to any book-tax disparity with respect to the Company Interests as of the Closing, the Acquiror shall use the “traditional method with curative allocations,” with the curative allocations applied only to sale gain, under Treasury Regulation Section 1.704-3(c), or such other method or methods determined by the Acquiror Parent to be appropriate and in accordance with the applicable Treasury Regulations.

9.9    754 Elections. Contributor shall, prior to the Closing, cause the Company to have in effect a valid election under Section 754 of the Code and for similar provisions of state, local or foreign Law) for any taxable year that includes the Closing Date.
9.10    Imputed Underpayments. Contributor agrees that it shall be responsible for the amount of any imputed underpayment (as described in Section 6225 of the Code as amended by Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, as may be amended from time to time) imposed on the Company Group and allocable to the Contributor or attributable to the Company Interests during any taxable years, or portions thereof, when the Contributor owned the Company Interests, or any other Income Tax assessment imposed on the Company Group for any such period under any similar provision of applicable state or local Law; provided, however, that the Parties agree that the Company shall not make, nor shall the Acquiror cause the Company to make, an election under Section 6226(a) of the Code with respect to any imputed underpayment (as determined pursuant to Section 6225 of the Code) arising with respect to any such taxable year, or portion thereof, for which Contributor (a) fully complies with the procedures of Section 6225(c)(2)(A) or (B) of the Code, or (b) pays to the Company the Contributor’s entire allocable share of such imputed underpayment, which in either event shall be completed within forty (40) days after the notice of final partnership adjustments.
9.11    Tax Classification of Sabalo Energy.  From and after the Closing Date, Acquiror shall not (a) dissolve, liquidate or otherwise terminate Sabalo Energy, (b) take any action that would, or would reasonably be expected to, cause Sabalo Energy (or any successor) to be classified as other than an association taxable as a corporation, including the merger of Sabalo Energy with and into a limited liability company or partnership or the conversion of Sabalo Energy into a limited liability company or partnership, (c) cause the Company to be classified as other than a partnership for U.S. federal Income Tax purposes, in each case without the consent of Contributor (not to be unreasonably withheld, conditioned or delayed), or (d) take any action that would, or would reasonably be expected to, cause Sabalo Energy’s ownership interest in the Company, including Sabalo Energy’s entitlement to distributions and allocations of the Company pursuant to the Company LLC Agreement, to fall below .01%.
9.12    Extraordinary Transactions. After the Closing of the transactions contemplated herein and the Shad Permian Letter Agreement and the actions related to such transactions, Acquiror shall not cause the Company Group to close any other transaction, or take any other action, after the Closing on the Closing Date, that is outside the ordinary course of business other than the closing of the transaction contemplated in the  Shad Permian Letter Agreement and the actions related to such transaction, without the consent of Contributor, which shall not be unreasonably withheld.
ARTICLE 10
TERMINATION
10.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)     by the mutual prior written consent of Contributor and the Acquiror Parties;

(b)     by either Contributor or the Acquiror Parties if:
(i)    the Closing has not occurred on or before 5:00 p.m. local time in Houston, Texas on February 14, 2019 (the “End Date”); provided, the End Date shall automatically be extended for forty-five (45) days in the event the first mailing of the Proxy Statement to Acquiror Parent Stockholders shall have occurred on or before February 14, 2019 and the Stockholders Meeting shall have not been held on or before February 8, 2019. However, no Party shall be entitled to terminate this Agreement under this Section 10.1(b)(i), if the Closing has failed to occur as a result of such Party’s breach of any representations or warranties set forth herein or such Party’s failure to perform or observe such Party’s covenants and agreements hereunder (including the failure to perform the obligations of such Party with respect to Closing the transactions contemplated hereunder if and when required) in each case in a manner that causes the conditions of the other Party in Article 7 not to be satisfied (a “Material Breach”); provided, however, that if the Closing has not occurred or this Agreement has not otherwise been terminated by April 1, 2019, and the Acquiror Parties have not initiated any action for specific performance of Contributor’s obligations to consummate the Transactions (or at any time after such an action has been initiated, the Acquiror Parties fail to use reasonable best efforts to pursue such action), then, notwithstanding anything to the contrary to this Section 10.1(b)(i), Contributor shall be entitled to terminate this Agreement by delivering written notice to the Acquiror Parties. Notwithstanding anything to the contrary contained herein, this Agreement may not be extended beyond April 1, 2019 without the mutual written consent of the Acquiror Parent and Contributor;
(ii)    an injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a Party if such injunction, order or award was due to the failure of such Party to perform any of its obligations or observe in any material respect its covenants or agreements hereunder; or
(iii)    if the Stockholder Meeting shall have concluded and the Stockholder Approval shall not have been obtained; or
(c)    by Contributor, if an Acquiror Parent Change of Recommendation under Section 6.19 shall have occurred.
10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.2, this Article 10, Sections 4.8, 5.11, 6.3, 6.5, and Article 12, all of which shall continue in full force and effect).
10.3    Damages for Failure to Close.
(a)    In the event that (i) (A) Contributor is entitled to terminate this Agreement under (A) Section 10.1(b)(i) because the conditions precedent to the obligations of Contributor set forth in Section 7.1 are not satisfied as of the date set forth in Section 10.1(b)(i) solely as a result of the breach or failure of Acquiror Parties’ representations, warranties, or covenants hereunder, including, if and when required, Acquiror Parties’ obligations to consummate the transactions contemplated hereunder at Closing, and (B) all conditions precedent to the obligations of Acquiror Parties set forth in Section 7.2 have been satisfied or waived in writing by Acquiror Parties (except for those conditions that by their nature are to be satisfied at Closing, all of which Contributor stands ready, willing and able to satisfy), or (ii) Contributor is entitled to terminate this Agreement under Section 10.1(c), then Contributor shall be entitled, to either (x) terminate this Agreement and receive the Termination Fee as liquidated damages and as its sole remedy hereunder, or (y) seek specific performance of this Agreement provided that (i) the Acquiror Parties shall have received sufficient funds in closing the Financing to pay the Cash Closing Payment, and (ii) Contributor has advised Acquiror within five (5) days of failure of the conditions precedent in Section 10.3(a)(i) of the election by the Contributor to seek specific performance. Contributor and Acquiror acknowledge and agree that (1) Contributor’s actual damages upon the event of such a termination described in this Section 10.3(a) are difficult to ascertain with any certainty, (2) the Termination Fee is a fair and reasonable estimate by the Parties of such aggregate actual damages of Contributor, and (3) such liquidated damages do not constitute a penalty.
(b)    Notwithstanding any language in this Agreement to the contrary, in the event that Contributor terminates this Agreement under Section 10.1(b)(iii), then within two (2) Business Days of termination of this Agreement, Acquiror shall reimburse Contributor for all reasonable and documented out-of-pocket costs and expenses incurred by Contributor (including those costs and expenses more particularly described on Schedule 10.3) not to exceed an amount, in cash, equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Expense Reimbursement”).
(c)    In no event shall Contributor be entitled to receive both the Termination Fee and the Expense Reimbursement.
(d)    In the event that (%4) all conditions precedent to the obligations of Contributor set forth in Section 7.1 have been satisfied or waived in writing by Contributor (except for those conditions that by their nature are to be satisfied at Closing, all of which Acquiror Parties stand ready, willing and able to satisfy) and (%4) Acquiror Parties are entitled to terminate this Agreement under Section 10.1(b) because the conditions precedent to the obligations of Acquiror Parties set forth in Section 7.2 are not satisfied as of the date set forth in Section 10.1(b)(i) solely as a result of the breach or failure of Contributor’s representations, warranties, or covenants hereunder, including, if and when required, Contributor’s obligations to consummate the transactions contemplated hereunder at Closing, then Acquiror shall be entitled to elect, in its sole discretion, to either (x) seek specific performance of this Agreement, or (y) terminate this Agreement, in which event Acquiror shall be entitled to receive from Contributor the Termination Fee. Acquiror and Contributor acknowledge and agree that (1) Acquiror’s actual damages upon the event of such a termination described in this Section 10.3(d) are difficult to ascertain with any certainty, (2) the Termination Fee is a fair and reasonable estimate by the Parties of such aggregate actual damages of Acquiror, and (3) such liquidated damages do not constitute a penalty.
ARTICLE 11
INDEMNIFICATION; LIMITATIONS

11.1    Indemnification.
(a)    From and after Closing, Acquiror shall indemnify, defend, and hold harmless Contributor and its Affiliates and its and their respective officers, directors, managers, partners, employees, and agents (the “Contributor Family”) from and against all Damages incurred or suffered by Contributor Family caused by, arising out of, or resulting from:
(i)    any Acquiror Parties’ breach of any of Acquiror Parties’ covenants or agreements contained in Article 6; or
(ii)    any breach of any representation or warranty made by any Acquiror Party contained in Article 5 of this Agreement or in the certificates delivered at Closing pursuant to Section 8.3(f),
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON, and further excepting in each case Damages against which Contributor would be required to indemnify the Acquiror Parties under Section 11.1(b).
(b)    From and after Closing, Contributor shall indemnify, defend, and hold harmless the Acquiror Parties and their Affiliates and their respective officers, directors, employees, and agents (“Acquiror Family”) from and against all Damages incurred or suffered by Acquiror Family:
(i)    caused by or arising out of, or resulting from, the following:
(A)    the Excluded Assets;
(B)    any matters that are required to be borne by Contributor Group under Section 2.2;
(C)    any Contributor Taxes;
(D)    any injury, death, or third Person property damage attributable to, or arising out of, the Contributor Group’s or the Company Group’s ownership or operation of the Assets prior to Closing;
(E)    matters that are caused by, arise out of, or result from the off-site disposal of any Hazardous Materials that were either (i) generated or used on the Assets, or (ii) disposed of by the Company Group or any of their Affiliates (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group), in each case, to the extent that such disposal occurred prior to the Closing Date;

(F)    any civil fines or penalties or criminal sanctions imposed on the Contributor or any Company Group Member or any of its or their Affiliates (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group) to the extent relating to any pre-Closing violation of Law by any such Person;
(G)    Matters that are attributable to litigation existing as of the Closing Date set forth on Schedule 4.2; or
(H)     obligations and liabilities to any employees of the Contributor or any Company Group or any of their Affiliates (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group), the employment or termination thereof, and the compensation and benefits inuring thereto, in each case, solely to the extent arising prior to the Closing.
(ii)    caused by, arising out of, or resulting from, Contributor’s breach of its covenants or agreements contained in Article 6; or
(iii)    caused by, arising out of, or resulting from, any breach of any representation or warranty made by Contributor contained in Article 4 of this Agreement, or in the certificates delivered at Closing pursuant to Section 8.2(c),
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON, and further excepting in each case Damages against which Acquiror would be required to indemnify Contributor under Section 11.1(a).
(c)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Contributor Family’s and the Acquiror Family’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in Article 4, Article 5, Article 6 (excluding Sections 6.3 and 6.8, which shall be separately enforceable by the Parties pursuant to whatever rights and remedies are available to them outside of this Article 11), Article 9, and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 8.2(c) and 8.3(f), as applicable, is set forth in this Section 11.1.
(d)    The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Adjusted Purchase Price, except as otherwise required under applicable Law.

11.2    Indemnification Actions. All claims for indemnification under Section 11.1 shall be asserted and resolved as follows:
(a)    For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11 (including, for the avoidance of doubt, those Persons identified in Section 11.2(h)).
(b)    To make a claim for indemnification under Section 11.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.2 shall not relieve the Indemnifying Person of its obligations under Section 11.1, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached and the reasonably specific details of, and specific basis for, such asserted inaccuracy or breach.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied its obligation to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)    If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.2(d). Such Claims shall be defended jointly by the Indemnified Person and the Indemnifying Person. An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
(f)    If a Party would be required to defend a Claim as provided in this Section 11.2, which Claim is unliquidated in amount, but for the assertion that the other Party would not be entitled to indemnification for any liability, loss, cost, expense, claim, award, judgment, or other Damages incurred or suffered by such Party due solely to the limitations set forth in Section 11.3(c) with respect to the amount of such Claim, such Party shall nevertheless have the right and obligation to defend against such Claim as set forth in Section 11.2(d), subject to the indemnification obligations of such Party set forth in this Article 11; provided, however, that if, upon final, non-appealable liquidation of the amount of such Claim, the Party defending such Claim pursuant to this Section 11.2(f) would not have had the obligation to defend such Claim under Section 11.3(c) due solely to the limitations set forth in Section 11.3(c) with respect to the amount of such Claim, the Party defending such Claim shall be entitled to reimbursement of all reasonable costs and expenses incurred with respect to the defense of such Claim.
(g)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to have disputed the claim for indemnification hereunder.

(h)    Any claim for indemnity under Section 11.1 by any Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Contributor and Acquiror Parties shall have any rights against either Contributor or Acquiror Parties under the terms of Section 11.1 except as may be exercised on its behalf by Acquiror Parties or Contributor, as applicable, pursuant to this Section 11.2(h). Each of Contributor and Acquiror Parties may elect to exercise or not exercise indemnification rights under this Section 11.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2.
11.3    Limitation on Actions.
(a)    The Acquiror Party Fundamental Representations, Contributor Group Fundamental Representations, the Special Warranty of Title, the covenants of Contributor in this Agreement to be performed at or prior to Closing, and the corresponding representations, warranties, agreements, covenants and affirmations given in the certificate delivered at Closing pursuant to Sections 8.2(c) and 8.3(f), shall terminate on the date that is twenty-four (24) months after the Closing Date. The representations, warranties, agreements and covenants provided in Sections 4.3, 4.25, 5.20, 9.1, 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, and 9.12 shall terminate upon the expiration of any applicable statute of limitations relating thereto (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All other representations and warranties of Contributor in this Agreement, and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Sections 8.2(c) and 8.3(f), shall terminate on the date that is twelve (12) months after the Closing Date. The representations and warranties of Acquiror Parties in Article 5 (excluding the Acquiror Party Fundamental Representations) and the covenants of the Acquiror Parties in this Agreement to be performed at or prior to Closing, and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Sections 8.2(c) and 8.3(f), shall survive the Closing for a period of twenty-four (24) months after the Closing Date. Except as otherwise provided above, the covenants and agreements of the Parties to be performed after Closing shall survive Closing as reasonably necessary to perform the same, subject to the limitations set forth in this Section 11.3, but in no event shall survive for a period greater than twenty-four (24) months after the Closing Date (other than (i) the covenants and agreements of the Parties in Sections 11.1(a) and 11.1(b) which shall survive as set forth in this Section 11.3, and (ii) the covenants and agreements requiring forbearance of the Parties after Closing which in no event shall survive for a period greater than twenty-four (24) months after the Closing Date, unless such covenant or agreement specifies a shorter period of time for which forbearance is required). Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.
(b)    The indemnities in Sections 11.1(a)(i), 11.1(a)(ii), 11.1(b)(ii) and 11.1(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 11.1(b)(i) shall terminate on the date that is twenty-four (24) months after the Closing Date; provided, however, the indemnities in Section 11.1(b)(i)(C) shall terminate on the expiration of any applicable statute of limitations relating thereto (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.
(c)    No Party shall have any liability for any indemnification under Section 11.1(a)(ii) or Section 11.1(b)(iii), as applicable, for an individual matter until and unless the amount of the liability for Damages with respect to which such Party admits (or it is otherwise finally determined) that such Party has an obligation to indemnify the other Party pursuant to the terms of Section 11.1 exceeds One Hundred Thousand Dollars ($100,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, no Party shall have any liability for any indemnification under Section 11.1(a)(ii) or Section 11.1(b)(iii), as applicable, until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by the other Party, (ii) with respect to which such Party admits (or it is otherwise finally determined) that such Party has an obligation to indemnify the other Party pursuant to the terms of Article 11, and (iii) which exceed the Individual Indemnity Threshold, exceeds one and three-quarters percent (1.75%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed one and three-quarters percent (1.75%) of the Unadjusted Purchase Price; provided, however, that this Section 11.3(c) shall not limit indemnification for breaches of Contributor Fundamental Representations, breaches of the Special Warranty of Title, breaches of the representations, warranties and covenants in Section 4.3, Section 4.25, Section 5.20, Section 9.1, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.10, and Section 9.12, or the indemnities of Section 11.1(b)(i)(C) and breaches of the Acquiror Party Fundamental Representations. For the purposes of determining failure of any representation, warranty, covenant or agreement set forth in this Agreement to be true and correct, and calculating the Damages under this Article 11 resulting therefrom, any representation, warranty, covenant or agreement which is qualified by materiality, Company Group Material Adverse Effect or Acquiror Material Adverse Effect shall be deemed not to be so qualified.
(d)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, other than in respect of any Damages resulting from actual fraud (and not on any theory of constructive fraud) by Contributor, Contributor shall not be required to indemnify Acquiror under this Article 11 for Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price; provided, however, that this Section 11.3(d) shall not limit indemnification for breach of the Contributor Group Fundamental Representations or Section 4.24.
(e)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.
(f)    As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any

Indemnified Person arising out of or resulting from the indemnified matter or any breach of this Agreement, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity. Notwithstanding the foregoing, neither the Acquiror Parties nor Contributor shall be entitled to indemnification under this Article 11 for, and Damages shall not include, (i) consequential, special, or punitive damages suffered by the Party claiming indemnification (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties), and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.
(g)    Notwithstanding anything to the contrary contained in this Agreement, a claim for indemnity may be made by a Party under this Article 11 in respect of any breach of any representation, warranty or covenant set forth in this Agreement despite the fact that such Party obtained knowledge prior to the execution and delivery of this Agreement or prior to the Closing of the breach of such representation, warranty or covenant. In furtherance of the foregoing, each of Acquiror Parties and Contributor are entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of the other Party set forth in this Agreement which are made in favor of Acquiror Parties or Contributor, as applicable, and the rights of the members of Acquiror Family and Contributor Family who are entitled to indemnification under this Article 11 shall not be affected, notwithstanding (i) the making of this Agreement, (ii) any investigation or examination conducted by or on behalf of a Party with respect thereto, or (iii) the Closing hereunder.
ARTICLE 12
MISCELLANEOUS
12.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
12.2    Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:
If to Contributor:

Sabalo Energy, LLC
800 N Shoreline Blvd, Suite 900N

Corpus Christi, TX 78401
Attention:     Philip Bell
Email:     pbell@sabaloenergy.com

With a copy to (which shall not constitute notice):

Bracewell LLP
711 Louisiana St, Suite 2300
Houston, TX 77002
Attention:     J.J. McAnelly
Telephone:     (713) 221-1194
Email:    james.mcanelly@bracewell.com

If to Acquiror Parties:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention:    Robert J. Anderson, President
Telephone:    (281) 298-4246
Facsimile:    (832) 823-0478
Email:        Robert@Earthstoneenergy.com

With a copy to (which shall not constitute notice):

Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Attention:    Reid A. Godbolt, Esq.
Adam J. Fogoros, Esq.
Telephone:    (303) 573-1600
Facsimile:    (303) 573-8133
Email:        rgodbolt@joneskeller.com
adamf@joneskeller.com

Solely for purposes of notice under Section 6.11:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention:    Lane McKinney
Telephone:    (281) 298-4246
Facsimile:    (832) 823-0478
Email:    Lane@Earthstoneenergy.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
12.3    Expenses. Except as otherwise provided in this Agreement, all expenses incurred by Contributor in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Contributor, shall be borne solely and entirely by Contributor, and all such expenses incurred by Acquiror Parties shall be borne solely and entirely by Acquiror Parties.
12.4    Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.
12.5    Dispute Resolution. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with title matters pursuant to Section 3.10, or the determination of adjustments to the Unadjusted Purchase Price pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.
12.6    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
12.7    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding the foregoing, the requirement that the Stockholder Approval include the vote of a Majority of the Disinterested in favor of the adoption of this Agreement and the transactions contemplated hereby may not be waived.
12.8    Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder (including by change of control, merger, consolidation, or stock purchase), without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the foregoing, Acquiror may, by providing written notice to Contributor, but without Contributor’s consent, assign its rights and delegate its duties hereunder in whole (but not in part) to an Affiliate of Acquiror; provided, however, such assignment shall not be permitted if it would reasonably be anticipated to increase the liability of any Contributor Group Member with respect to Taxes.
12.9    Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, or agreement of the other Party or its representatives other than those expressly contained in this Agreement.
12.10    Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Contributor and the Acquiror Parties and expressly identified as an amendment or modification; provided, however, that this Section 12.10, Section 12.11 and Section 12.18 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.
12.11    No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Acquiror Parties and Contributor to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.5 and Section 11.2(h) and provided that the Financing Sources shall be express third-party beneficiaries of, and shall be entitled to rely upon Section 12.10, this Section 12.11 and Section 12.18.
12.12    Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under)

this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.
12.13    Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
12.14    References. In this Agreement: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “dollars” means United States Dollars; and (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term.
12.15    Construction. Acquiror is capable of making such investigation, inspection, review and evaluation of the Company Group Interests as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Company Group Interests, their value, operation and suitability. Contributor and Acquiror Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.
12.16    Limitation on Damages. Notwithstanding anything to the contrary contained herein, none of the Acquiror Parties, Contributor, or any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties in this Agreement) and each of the Acquiror Parties and Contributor, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties in this Agreement).
12.17    Recourse Only Against Parties. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
12.18    No Liability of Financing Sources.
(a)    Notwithstanding anything to the contrary contained herein, the Contributor agrees that none of the Financing Sources, lenders participating in the Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively, the “Finance Related Parties”) will have any liability to the Contributor, or its former, current or future officers, directors, managers, employees, members, partners, agents or other Representatives and Affiliates (collectively, the “Contributor Related Parties”) relating to or arising out of this Agreement or the Financing, whether at law, or equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Finance Related Party, and no Contributor Related Party will have any rights or claims against any of the Finance Related Parties hereunder or thereunder.
(b)    Notwithstanding anything to the contrary in this Agreement, (i) no amendment or modification to this Section 12.18 (or amendment or modification with respect to any related definitions as they affect this Section 12.18) shall be effective without the prior written consent of each Financing Source or Finance Related Party and (ii) each Financing Source and Finance Related Party shall be an express third-party beneficiary of, and shall have the right to enforce, this Section 12.18.

(c)    Each of the Parties hereto agrees that, Section 12.4 notwithstanding, any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Finance Related Party that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing, shall be governed by the Laws of the State of New York without regard to the conflict of Laws provisions thereof that would cause the laws of another state to apply.
(d)    Notwithstanding anything to the contrary contained elsewhere herein (including Section 12.4), the Parties hereby further agree that no Party will bring any legal action or proceeding against any Finance Related Party in any way relating to this Agreement, the Financing, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing Commitment Letter or any other letter or agreement related to any of the Financing, the Financing Commitment Letter or the performance thereof, in any forum other than any New York State court sitting in the borough of Manhattan, or, if, under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each of the Parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY FINANCE RELATED PARTY OR BY ANY FINANCE RELATED PARTY AGAINST ANY PARTY IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY OR ANY FINANCE RELATED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR SUCH FINANCE RELATED PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND, TO THE BEST OF ITS KNOWLEDGE, THE OTHER PARTIES HERETO AND THE FINANCE RELATED PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE FINANCING COMMITMENT LETTER (IF IT IS A PARTY THERETO) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.18.
(e)    This Section 12.18 is intended to benefit and may be enforced by the Financing Sources and the Finance Related Parties.
12.19    Contributor Marks. Contributor is not conveying ownership rights or granting Acquiror nor any Affiliate of Acquiror (including after the Closing, Sabalo Energy and the Company) a license or other right to use any of the trade names, trademarks, service marks, logos or domain names of Contributor (including any trade name, trademark, service mark, logo or domain name incorporating the names “Sabalo,” or “Sabalo Energy”) (collectively, the “Contributor Marks”) and, after the Closing, Acquiror shall not permit the Company Group or any Affiliate of the Acquiror to use in any manner the Contributor Marks or any name or mark that is a variation thereof of confusingly similar thereto.  As promptly as practicable, and in any event no later than sixty (60) days after the termination of the Transition Services Agreement, Acquiror shall take all necessary action to (i) remove from all of the Company Group’s publicly distributed or publicly accessible letterhead, envelopes, invoices, supplies, labels, web site publications, promotional materials, marketing collateral, advertisements, and other communications media of any kind, all references to the Contributor Marks, and shall cease any and all use of the Contributor Marks as trade name, trademark, service mark, logo or domain name, and (ii) cause the corporate name of each of Sabalo and Sabalo Energy to be changed to a name that does not include any Contributor Mark or any other name or mark that is a variation thereof or confusingly similar thereto; provided, however, that Acquiror shall have until the date that is ninety (90) days after the termination of the Transition Services Agreement to remove any and all Contributor Marks from the Company’s physical assets (e.g., signage).  From and after the Closing, neither Acquiror nor any Affiliate of Acquiror (including, after the Closing, the Company) shall challenge the validity, enforceability or ownership of any of the Contributor Marks.  If Acquiror or any Affiliate of Acquiror (including, after the Closing, Sabalo Energy and the Company) violates any of its obligations under this Section 12.19, Contributor may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Acquiror acknowledges that a violation of this Section 12.19 may cause Contributor and its Affiliates irreparable harm, which may not be adequately compensated for by money damages.  Acquiror therefore agrees that in the event of any actual or threatened violation of this Section 12.19, Contributor shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Acquiror or any applicable Affiliate of Acquiror (including, after the termination of the Transition Services Agreement, Sabalo Energy or the Company) to prevent any violations of this Section 12.19.

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.
CONTRIBUTOR:

SABALO HOLDINGS, LLC
By:	/s/ Barry Clark
Name:	Barry Clark
Title:	President

ACQUIROR:

EARTHSTONE ENERGY HOLDINGS, LLC

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President

ACQUIROR PARENT:

EARTHSTONE ENERGY, INC.

By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

Annex B

October 17, 2018

Shad Permian, LLC
c/o Benefit Street Partners
Attn: Serge Kozmin
50 Kennedy Plaza, 18th Floor
Providence, RI 02903
Email: S.Kozmin@benefitstreetpartners.com

RE:     Letter Agreement
Borden and Howard County Assets

Gentlemen:

Reference is made to that certain Contribution Agreement dated as of the date hereof by and among Sabalo Holdings, LLC (“Contributor”), Earthstone Energy Holdings, LLC (“Acquiror”), and Earthstone Energy, Inc. (“Acquiror Parent”) (the “Contribution Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contribution Agreement or in the case of Section 1(f), 2(f), 3(b), 7(b) and 9(b) below, the FDA (hereinafter defined).

The purpose of this letter (this “Letter Agreement”) is to confirm our mutual understanding with respect to the acquisition by Sabalo Energy, LLC (“Sabalo”) of those oil and gas properties described in those Wellbore Assignments set forth on Exhibit A and any and all other rights and interests that Shad Permian, LLC (“Shad”) may be entitled to under the Farmout and Development Agreement by and between Sabalo and Shad dated as of November 21, 2017, including its interests in the Tax Partnership Agreement referred to in Section 3.a.iv herein, including all exhibits thereto (as such agreement was amended, restated, supplemented or otherwise modified from time to time, including pursuant to that certain Amendment of Farmout and Development Agreement, dated as of March 2, 2018, the “FDA”). All such properties are hereinafter referred to as the “Shad DrillCo Interests.” The purchase price paid to Shad for the transfer of the Shad DrillCo Interests and the transactions contemplated hereby shall be $170,000,000.00 (the “BSP Unadjusted Purchase Price”), as adjusted pursuant to this Letter Agreement, including Section 10 below (the “BSP Adjusted Purchase Price”). Sabalo and Shad may be referred to herein individually as a “party” or collectively as the “parties.”

Therefore, in consideration of the mutual benefits and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sabalo and Shad agree as follows:

1.
Shad's Conditions to Closing. The obligations of Shad to consummate the transactions contemplated by this Letter Agreement are subject to the satisfaction (or waiver by Shad) on or prior to Closing of each of the following conditions precedent:

a.
Representations. The representations and warranties of Sabalo herein shall be true and correct in all material respects as of the date of this Letter Agreement (the “Execution Date”) and as of the Closing Date as though made on and as of the Closing Date;

b.
Performance. Sabalo shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Letter Agreement prior to or on the Closing Date;

c.
No Action. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Letter Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Letter Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

d.	Closing Deliverables. Sabalo shall have delivered (or be ready, willing, and able to deliver at Closing) to Shad, the documents and other items required to be delivered by Sabalo under Section 5;

e.
Earthstone Transaction. Contributor, Acquiror and Acquiror Parent shall have consummated the transactions contemplated under the Contribution Agreement (the “Earthstone Transaction”) immediately prior to the Closing hereof; and

f.
FDA (Fulfillment of Disbursement Obligations). Sabalo shall have fulfilled its outstanding obligations (if any) owed to Shad under the FDA in all material respects, including the obligation to make disbursements of revenues and proceeds attributable to the DrillCo Share of Hydrocarbon production from the DrillCo Well Interests in accordance with the FDA.

2.
Sabalo's Conditions to Closing. The obligations of Sabalo to consummate the transactions contemplated by this Letter Agreement are subject to the satisfaction (or wavier by Sabalo) on or prior to Closing of each of the following conditions precedent:

a.
Representations. The representations and warranties of Shad herein shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date;

b.
Performance. Shad shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Letter Agreement prior to or on the Closing Date;

c.
No Action. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Letter Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Letter Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

d.	Closing Deliverables. Shad shall have delivered (or be ready, willing, and able to deliver at Closing) to Sabalo, the documents and other items required to be delivered by Shad under Section 6;

e.
Earthstone Transaction. Acquiror and Acquiror Parent shall have consummated the Earthstone Transaction immediately prior to the Closing hereof (or be ready, willing and able to close the transactions contemplated thereby subject only to Contributor’s performance of its closing obligations under the Contribution Agreement immediately prior to Closing hereunder); and

f.
FDA (Fulfillment of Funding Obligations). Shad shall have fulfilled its outstanding obligations (if any) owed to Sabalo under the FDA in all material respects, including the obligation to pay in full the amounts required under each Sabalo Funding Request in accordance with the FDA.

3.	Termination.

a.
The parties hereby agree that the following agreements are terminated immediately after the consummation of the transactions described herein and of no further force or effect (except, in the case of the Tax Partnership Agreement, as otherwise provided in Section 1.4.2 of the Tax Partnership Agreement, as such provision is amended pursuant to Section 26 below):

i.	the FDA;

ii.	the Letter Agreement by and between Sabalo and Shad dated as of November 29, 2017;

iii.	the Joint Operating Agreements entered into pursuant to the FDA by and between Sabalo and Shad; and

iv.
the Tax Partnership Agreement by and between Sabalo and Shad dated November 29, 2017, as amended (the “Tax Partnership Agreement” and the tax partnership governed thereby referred to herein as the “Tax Partnership”).

b.
If Closing does not occur because (i) Shad fails to tender performance at Closing in violation of this Letter Agreement or (ii) Shad otherwise knowingly and willfully breaches this Letter Agreement and, in either case of (i) or (ii), all conditions precedent to Shad’s obligations under this Letter Agreement have been satisfied (other than those conditions which by their terms are only capable of being satisfied simultaneously with the Closing, but which would be capable of being satisfied at Closing if Closing were to occur) and Sabalo and Contributor are ready, willing and able to consummate the transactions hereunder, Sabalo shall, as Sabalo’s exclusive rights and remedies, have the right to either (x) terminate this Letter Agreement, in which event (A) the Development Hurdle shall be deemed to be automatically reduced to 0% IRR, (B) the Initial Availability Period or the Subsequent Availability Period, as applicable, shall be deemed to expire other than with respect to any In‑Progress Wells, and (C) Shad shall otherwise have no liability to Sabalo or any of its Affiliates (or any other Person), for matters arising out of or in connection with this Letter Agreement or the Earthstone Transaction or (y) in lieu of termination, obtain all remedies at law or in equity, including specific performance.

c.
If Closing does not occur because (i) Sabalo or Contributor fails to tender performance at Closing in violation of this Letter Agreement or the Contribution Agreement or (ii) Sabalo or Contributor otherwise knowingly and willfully breaches this Letter Agreement or the Contribution Agreement, and, in either case of (i) or (ii), all conditions precedent to Sabalo’s obligations under this Letter Agreement have been satisfied (other than those conditions which by their terms are only capable of being satisfied simultaneously with the Closing, but which would be capable of being satisfied at Closing if Closing were to occur) and Shad is ready, willing and able to consummate the transactions hereunder, then Shad shall, as Shad’s exclusive rights and remedies, have the right to either (A) terminate this Letter Agreement, receive the Shad Expense Reimbursement from Sabalo, and Sabalo shall have no liability to Shad for matters arising out of or in connection with this Letter Agreement or the Earthstone Transaction or (B) solely in the event that the Earthstone Transaction has been consummated, in lieu of termination, be entitled to the Shad Expense Reimbursement and obtain all remedies at law or in equity, including specific performance. As used herein, “Shad Expense Reimbursement” means an amount equal to Shad’s and its Affiliates’ reasonable, direct, and documented out-of-pocket costs and expenses incurred and paid in connection with the transactions contemplated herein, including but not limited to, engagement of consultants and legal counsel, not to exceed one-hundred thousand dollars ($100,000) in the aggregate.

d.
Except as otherwise provided in Section 3(b) and (c), if Closing does not occur because the Earthstone Transaction is terminated without consummation, then, (x) (i) if a Termination Fee is payable to Sabalo under the Contribution Agreement, to the extent such Termination Fee has been received by Contributor, Shad shall be entitled to 17.89% of such Termination Fee and (ii) if any Expense Reimbursement is payable to Sabalo under the Contribution Agreement, to the extent such Expense Reimbursement has been received by Contributor, Shad shall be entitled to the Shad Expense Reimbursement (without regard to the cap within such definition) up to an amount not to exceed 17.89% of such Expense Reimbursement, and (y) following Shad’s receipt of either such portion of the Termination Fee or Expense Reimbursement, as applicable, this Letter Agreement shall automatically terminate with no remedies for either Shad or Sabalo. For the avoidance of doubt, any portion of the Termination Fee paid to Shad under this Section 3(d) shall be included in the calculation of IRR or Reversion under the FDA.

e.
Except as otherwise provided in Section 3(b) and (c), if Closing does not occur on or prior to the End Date under the Contribution Agreement as such date may be extended pursuant to the terms thereof, then Shad and, provided that neither Sabalo nor Contributor is in default under or breach of the Contribution Agreement and the Earthstone Transaction has been terminated, Sabalo shall each have the right to terminate this Letter Agreement, with no remedies for either Shad or Sabalo, as applicable.

4.
Closing. The consummation of the acquisition by Sabalo of the Shad DrillCo Interests (the “Closing”) will, unless otherwise agreed to in writing by Sabalo and Shad, take place on the date of, and immediately after the Earthstone Transaction is consummated (the “Target Closing Date”). The date on which the Closing occurs is herein referred to as the “Closing Date”.

5.	Sabalo Deliverables. At Closing, Sabalo shall deliver (or cause to be delivered) the following items:

a.	The BSP Adjusted Purchase Price by wire transfer in same day funds paid to the account designated by Shad.

b.	The Assignment in the form attached hereto as Exhibit B executed and acknowledged by Sabalo (the “Assignment”).

c.
The Termination and Release of Farmout and Development Agreement, Operating Agreements, Memorandum of Farmout and Development Agreement and Memorandum of Operating Agreement executed and acknowledged by Sabalo, the form of which is attached hereto as Exhibit C (the “Termination and Release”).

6.	Shad Deliverables. At Closing, Shad shall deliver (or cause to be delivered) the following items:

a.
A certification of non-foreign status satisfying the requirements under Treasury Regulation Section 1.1445-2(b)(2) and any additional certification or information required under Section 1446 of the Code.

b.	The Assignment executed and acknowledged by Shad.

c.	The Termination and Release executed and acknowledged by Shad.

d.
Any outstanding amounts invoiced under a Sabalo Funding Request that were issued and came due pursuant to Section 2.8(c) of the FDA prior to the Closing, paid to the account designated by Contributor or Sabalo.

e.	The Full Release of Liens executed and acknowledged by Shad, the form of which is attached hereto as Exhibit D (the “Full Release of Liens”).

7.	Representations and Warranties.

a.	Each of Shad and Sabalo represents and warrants to the other as of the Execution Date and the Closing Date:

i.
Such party is a limited liability company duly formed and validly existing under the laws of the state of its formation and has all requisite power and authority to carry on its business as now conducted. Such party is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which it carries on business or owns assets and such qualification is required by law.

ii.
Such party has full power and authority to enter into this Letter Agreement and perform the transactions contemplated herein. The execution, delivery and performance by such party of this Letter Agreement have been duly and validly authorized and approved by all necessary company action on the part of such party. This Letter Agreement is the valid and binding obligation of such party and enforceable against such party in accordance with its terms.

iii.	Such party has not incurred any liability for brokers’ or finders’ fees relating to the transactions contemplated by this Letter Agreement for which the other party will have any responsibility.

b.
Shad represents and warrants to Sabalo as of the Execution Date and the Closing Date, since the applicable date of original conveyance from Sabalo pursuant to the Prior Assignments (as such term is defined in the Assignment), Shad has not (i) transferred, sold, hypothecated, encumbered or otherwise disposed of any Shad DrillCo Interests, other than sales of Hydrocarbons in the ordinary course and Permitted Encumbrances, (ii) entered into any contract with a third party that is applicable to the Shad DrillCo Interests other than Permitted Encumbrances, (iii) entered into any deeds of trust, liens, mortgages, fixture filings, security agreements or other financing statements encumbering the Shad DrillCo Interests, and the Shad DrillCo Interests are not subject to any liens, claims or encumbrances incurred by Shad relating to indebtedness for borrowed money, in each case, other than Permitted Encumbrances or (iv) committed to do any of the foregoing.

c.
Sabalo represents and warrants to Shad as of the Execution Date and the Closing Date, Sabalo has delivered to Shad true, accurate and complete copies of the Contribution Agreement and all Transaction Agreements associated therewith, together with all amendments, supplements or modifications to the Contribution Agreement or such other agreements as of such dates, which, as of the Closing Date, shall include the agreed Preliminary Settlement Statement.

d.
Sabalo represents and warrants to Shad as of the Execution Date and the Closing Date, that Schedule 7(d) sets forth, to Sabalo’s and its Affiliates’ Knowledge as of the Execution Date, all Property Costs (i) attributable to the Shad DrillCo Interests for the period of time prior to the Effective Date or (ii) for which Shad would otherwise be liable for from and after Closing if not otherwise paid.

8.	Consents.

a.
With respect to each Consent set forth on Schedule 8(a) (other than customary Post-Closing Consents), Sabalo, within ten (10) days after the Execution Date, shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby, and Shad shall thereafter use its commercially reasonable efforts (without obligation to make payments or incur liabilities) to obtain all such Consents prior to Closing.

i.
If Shad fails to obtain a Consent (other than customary Post-Closing Consents) prior to Closing and the failure to obtain such Consent would cause (A) the assignment of the Shad DrillCo Interests affected thereby to Sabalo to be void or voidable, (B) the termination or other material impairment of a Shad DrillCo Interest under the express terms thereof or (C) the payment of liquidated damages under the express terms thereof (each such Consent, a “Required Consent”), then, in each case, (I) the Shad DrillCo Interest (or portion thereof) affected by such un-obtained Consent shall be excluded from the Shad DrillCo Interests to be assigned to Sabalo at Closing, (II) the BSP Unadjusted Purchase Price shall be reduced by the Allocated Value (as such term is defined in the Contribution Agreement) of such Shad DrillCo Interest (or portion thereof) so excluded and (III) Shad shall use reasonable commercial efforts to obtain such Consent or promptly as possible following Closing, but such reasonable commercial efforts shall not require Shad or any of its Affiliates to make any out of pocket payments to counterparties or incur any liabilities. In the event that a Consent (with respect to a Shad DrillCo Interest excluded pursuant to this Section 8) that was not obtained prior to Closing is obtained as of the Final Settlement Date (hereinafter defined), then, (x) Sabalo shall purchase the Shad DrillCo Interest (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Shad the amount by which the BSP Unadjusted Purchase Price was reduced at Closing with respect to the Shad DrillCo Interest (or portion thereof) so excluded and (y) Shad shall assign to Sabalo the Shad DrillCo Interest (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If such Consent has not been obtained as of the Final Settlement Date, then, unless Sabalo waives the Consent requirement, Shad shall retain such Shad DrillCo Interest.

ii.
If Shad fails to obtain a Consent prior to Closing that is not a Required Consent, then the Shad DrillCo Interest (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Shad to Sabalo at Closing as part of the Shad DrillCo Interests and Sabalo shall assume all liability arising out of the failure to obtain such Consent.

iii.
With respect to any Shad DrillCo Interest that requires notification of assignment, Sabalo shall, no later than five (5) days after the Closing Date, send to the applicable counterparty a written notice in compliance with the contractual provisions thereof.

9.	Revenues and Costs.

a.
Subject to Sections 9(b) and 9(c) below, with respect to the allocation of revenues and costs between the Parties, Sections 2.4(a) and (b) of the Contribution Agreement are incorporated herein and shall apply, mutatis mutandis.

b.
During the period between the date of this Letter Agreement and the earlier to occur of Closing and the termination hereof, the FDA shall be deemed to be amended pursuant to Section 9.8 of the FDA so that notwithstanding Shad’s obligation to fund the DrillCo Share of Total Program Costs and the Carried Costs for the DrillCo Wells that are spud during any Availability Period pursuant to Section 2.1 of the FDA, Shad will not be required to fund such costs to the extent (i) the actual Total Program Costs and Carried Costs incurred with respect to operations covered by any Sabalo Funding Request(s) issued during such period exceeds (ii) the lesser of (A) the amount invoiced under such Sabalo Funding Request(s) and (B) the sum of estimated Development Costs (calculated by reference to the column labeled “DrillCo DC&F” for such DrillCo Well) for such DrillCo Wells in the applicable Budget (adjusted for the actual Working Interest for such DrillCo Wells). Notwithstanding the foregoing, if Closing does not occur, upon termination of this Agreement, the amendment set forth in the immediately preceding sentence shall automatically be null and void ab initio.

c.
Notwithstanding Section 9(a) above or Section 10 below, Sabalo shall be responsible for all Property Costs (which definition, for all purposes of this Letter Agreement, shall include, without limitation, all DrillCo Costs and Development Costs) incurred or economically borne by Shad with respect to the Shad DrillCo Interests attributable to the time period prior to the Effective Date but unpaid or not economically borne by Shad as of the Execution Date and in excess of $300,000.00 more than the aggregate amount of “Shad Pre-Effective Date Costs” set forth on Schedule 7(d).

10.	Purchase Price Adjustments.

a.	Prior to Closing, the BSP Unadjusted Purchase Price shall be adjusted downward for any un-obtained Required Consent in accordance with Section 8(a)(i) hereof.

b.
Without duplication of any adjustments made pursuant to Section 10(a) and the split of expenses and revenues pursuant to Section 9, Sections 2.2(b)(i), (ii), (iii), (iv), (viii), (ix), (x), (xi), (xii) and (xv) of the Contribution Agreement are incorporated herein and shall apply, mutatis mutandis, solely to the extent attributable to or encumbering the Shad DrillCo Interests. Consistent with such incorporated provisions, if applicable, a corresponding adjustment shall be made to the BSP Unadjusted Purchase Price in an amount equal to (i) in the case of Sections 2.2(b)(i), (ii), (iii), (iv), (viii) and (xv), the amount contemplated thereby (the “Accounting Adjustments”) and solely to the extent such adjustments are applicable to the Shad DrillCo Interests taking into account any actual payment or receipt by Shad and (ii) in the case of Sections 2.2(b)(ix), (x), (xi) and (xii) (the “Non-Accounting Adjustments”), the product of (A) the amount of such adjustment made to the Unadjusted Purchase Price (as defined in the Contribution Agreement) divided by forty-five percent (45%), multiplied by (B) fifty-five percent (55%). For the avoidance of doubt, any adjustments with respect to Asset Taxes shall be determined in accordance with Section 22 of this Letter Agreement.

c.
Not less than three (3) Business Days prior to Closing, Sabalo shall deliver to Shad a preliminary settlement statement showing the estimated adjustments to the BSP Unadjusted Purchase Price pursuant to Section 9, Section 10(a) and Section 10(b), which preliminary statement shall be prepared substantially consistent with the calculations set forth in the Contribution Agreement, together with reasonable supporting information. At Closing, the BSP Unadjusted Purchase Price shall be adjusted to reflect the adjustments set forth in such preliminary settlement statement and, with respect to the Accounting Adjustments reflected thereon, shall be final and binding absent manifest error.

d.
Within two (2) Business Days of the final calculation of the Adjusted Purchase Price (as defined in the Contribution Agreement), Sabalo shall deliver to Shad a final settlement statement showing the calculation of the Non-Accounting Adjustments and the aggregate amount that should have been payable by Sabalo to Shad in connection with the Closing, after taking into account all such adjustments (the “Final BSP Purchase Price”).

e.
Subject to the parties’ rights in Section 10(f) below, (i) if the Final BSP Purchase Price is more than the aggregate of the amounts paid by Sabalo to Shad at Closing, Sabalo shall pay to Shad in immediately available funds the amount of such difference based on instructions provided by Shad and (ii) if the Final BSP Purchase Price is less than the aggregate of the amounts paid by Sabalo to Shad at Closing, Shad shall pay to Sabalo in immediately available funds the amount of such difference. Payment by Sabalo or Shad shall be made within five (5) Business Days of the date on which the Final BSP Purchase Price is established in accordance with Section 10(d) (the “Final Settlement Date”).

f.
Section 8.4(b) of the Contribution Agreement shall be incorporated herein by reference, mutatis mutandis, with respect to the Accounting Arbitrator and the parties’ right to refer to arbitration any dispute relating to the Non-Accounting Adjustments resulting in the Final BSP Purchase Price.

11.
Earthstone Transaction Documents. From and after the Execution Date (a) Sabalo shall not, nor shall Sabalo permit Contributor to, amend, supplement, waive or otherwise modify (i) any term or provision of the Contribution Agreement or any document entered into in connection with the Earthstone Transaction, in any of such cases, to the extent relating to the Shad DrillCo Interests, in a manner that is material to Shad without Shad’s prior written consent or (ii) the consideration payable to Contributor and its Affiliates pursuant to the Earthstone Transaction in a manner that would result in an increase in the aggregate consideration payable to Contributor and its Affiliates in a manner disproportionate to any increase in the aggregate consideration payable to Shad pursuant to this Letter Agreement and (b) Sabalo shall deliver to Shad promptly following the receipt or distribution thereof (by Sabalo or Contributor) all notices, reports and statements delivered or received by Contributor pursuant to the Contribution Agreement, solely to the extent they would adversely impact the purchase price for the Shad Drillco Interests under this Letter Agreement and upon determination by Sabalo of the same.

12.
Broker’s Fee. Notwithstanding anything to the contrary, neither party shall incur any liability or obligation to pay any fees or commissions to any broker, finder or agent relating to the transactions contemplated by this Letter Agreement and the Earthstone Transaction for which the other party will be liable or obligated.

13.
Counterparts. This Letter Agreement may be executed in one or more counterparts including counterparts delivered by facsimile or email in portable document format (pdf) with confirmation of a successful transmission, all of which taken together shall constitute one and the same instrument.

14.
Assumed Obligations; Indemnity. Without limiting Sabalo’s rights in connection with a breach by Shad of an express term or provision hereof, from and after the Closing, Sabalo assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and liabilities, known or unknown, arising from, based upon, related to or associated with the Shad DrillCo Interests, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including obligations and liabilities relating in any manner to the use, ownership or operation of the Shad DrillCo Interests, including obligations and liabilities to (a) furnish makeup gas and settle imbalances according to the terms of applicable gas sales, processing, gathering or transportation contracts, (b) pay working interests, royalty and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense, (c) properly plug, replug and abandon all wells and dismantle, cap and bury all associated flow lines associated with the Shad DrillCo Interests, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Shad DrillCo Interests or hereafter placed thereon, and all such obligations to cleanup, remediate and restore such lands, (d) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the contracts, or as required by law, and (e) fully pay and discharge, subject to Section 9(a) (as modified by Section 9(c)), all Property Costs (all of said obligations and liabilities being referred to as the “Assumed Obligations”); provided, however, that Sabalo shall not assume, and the Assumed Obligations shall not include, any Seller Taxes. Subject to the terms of this Letter Agreement and without limiting Sabalo’s rights hereunder, Sabalo and its successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby agrees to defend, indemnify, hold harmless and forever release Shad and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, the “Shad Indemnified Parties”) from and against any and all obligations and liabilities suffered or incurred by any such Shad Indemnified Party, whether or not relating to third party claims or incurred in the defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with the Assumed Obligations.

15.	Certain Defined Terms.

a.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Shad DrillCo Interests or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

b.
“Consents” means restrictions on assignment, including requirements for consents from Third Parties to any assignment, that, in each case, Shad or any of its Affiliates is required to obtain in connection with the transfer of the Shad DrillCo Interests to Sabalo or the consummation of the transactions contemplated by this Letter Agreement by Shad.

c.	“Effective Date” means 12:01 a.m. in Houston, Texas on May 1, 2018.

d.
“Post-Closing Consents” mean the consents and approvals from Governmental Authorities for the assignment of the Shad DrillCo Interests from Shad to Sabalo that are customarily obtained after the assignment of properties similar to the Shad DrillCo Interests.

e.
“Seller Taxes” means (a) all Income Taxes imposed by any applicable laws on Shad, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Shad pursuant to Section 22 (taking into account, and without duplication of, such Asset Taxes effectively borne by Shad as a result of the adjustments to the BSP Unadjusted Purchase Price made pursuant to Section 9 or Section 10, as applicable), and (c) any Taxes that are attributable to any asset or business of Shad that is not part of the Shad DrillCo Interests.

16.
Governing Law. This Letter Agreement shall be governed by and construed under the laws of the State of Texas without regard to principles of conflicts of laws that would require the application of the laws of another jurisdiction. Both parties hereto consent to the exercise of jurisdiction in personam by the federal courts of the United States located in Harris County, Texas or the state courts located in Harris County, Texas for any action arising out of this Letter Agreement or any transaction contemplated hereby. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

17.
Incurred Expenses. Except as otherwise expressly provided in this Letter Agreement, each party will bear its own expenses incurred in connection with the preparation, execution, and performance of this Letter Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, brokers, representatives, counsel, and accountants. Any such expenses incurred by Shad shall in no event constitute DrillCo Costs and Development Costs actually paid by DrillCo to Sabalo as described in prong (a) of the defined term “IRR” in the FDA.

18.
Publicity; Confidentiality. Neither party will make any press release or other public announcement or disclosure respecting this Letter Agreement or the transactions contemplated by this Letter Agreement without the consent of the other party, and in any event, the content of any proposed press release or other public announcement or disclosure shall require the prior approval of such other party; provided that (a) such limitations shall not apply to the extent a party is required to disclose any term of this Letter Agreement (i) pursuant to applicable law, (ii) due to a subpoena or court order or other legal process, or (iii) in order to enforce its rights under this Letter Agreement and (b) each party may disclose this Letter Agreement to its prospective and current direct or indirect investors or equity or debt financing sources, advisors and bona fide prospective transferees so long as such parties are subject to a customary confidentiality agreement or duty of confidentiality with respect to the Letter Agreement (any disclosure pursuant to clauses (a) and (b), a “Permitted Disclosure”). Such consent and approval may be withheld at the sole discretion of the other party. Without the consent of the other party, except for Permitted Disclosures, each party shall be obligated to hold all specific terms and provisions of this Letter Agreement strictly confidential until the expiration of one (1) year after Closing; provided, that the foregoing will not prevent Sabalo from recording the Assignment delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Shad DrillCo Interests.

19.
Assignment. This Letter Agreement, including any rights or obligations hereunder, may not be assigned by either party without the prior written consent of the other party. Notwithstanding any permitted assignment by a party hereunder, such party shall not be released from its obligations hereunder without the written consent of the other party. Any assignment made in violation of this Section 19 shall be null and void ab initio.

20.
Entire Agreement. This Letter Agreement and the Assignment constitute the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, whether oral or written.

21.
Parties in Interest; Running with Lands. This Letter Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Letter Agreement and the terms, conditions, and covenants hereof shall be deemed to be covenants running with the Shad DrillCo Interests, and a burden thereon.

22.	Taxes.

a.
Asset Taxes. Shad shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion thereof) ending prior to the Effective Date, and Sabalo shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion thereof) beginning on or after the Effective Date. For purposes of determining the allocations described in the immediately preceding sentence, (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to the tax period that begins before and ends after the Effective Date shall be allocated between the portion of such period ending immediately prior to the Effective Date and the portion of such period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable period that occur before the Effective Date, on the one hand, and the number of days in such period that occur on or after the Effective Date, on the other hand.

b.
Transfer Taxes. The transactions described in this Letter Agreement involve the transfer of real estate with tangible personal property, if any, being transferred incidental to such real estate; accordingly, the parties do not anticipate that any sales, transfer, stamp, documentary stamp, registration, use or similar Taxes will be imposed by reason of the sale of Shad DrillCo Interests pursuant to this Letter Agreement (“Transfer Taxes”). To the extent that any Transfer Taxes are imposed, such Transfer Taxes shall be borne and timely paid by Sabalo (except and to the extent that Sabalo’s payment thereof would result in a violation of applicable law, in which case, such amounts shall be borne and timely paid by Shad). Sabalo and Shad shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

c.
Tax Treatment. The parties agree that the consummation of the acquisition of the Shad DrillCo Interests by Sabalo (the “Shad Transaction”) shall occur separate from and immediately after the consummation of the Earthstone Transaction, and the parties agree that for US federal income tax purposes, the Shad Transaction shall be treated as a transaction governed by Situation 1 of Revenue Ruling 99-6, 1991-1 CB 432, pursuant to which Shad will be treated as selling 100% of its interests in the Tax Partnership to Sabalo. The parties agree to report the transaction for US federal income tax purposes in a manner consistent with this Section 22.

23.
No Third-Person Beneficiaries. Nothing in this Letter Agreement shall entitle any Person other than Shad or Sabalo to any claim, cause of action, remedy, or right of any kind, except (a) the rights expressly provided to the Shad Indemnities Parties described in Section 14, in each case, only to the extent such rights are exercised or pursued, if at all, by Shad acting on behalf of such Persons (which rights may be exercised in the sole discretion of Shad) and (b) as provided in Section 21 above.

24.
Limitation on Damages. Notwithstanding anything to the contrary contained herein but without limitation to Shad’s right to receive a portion of the Termination Fee pursuant to Section 3(d) and Sabalo’s right under Section 3(b)(x), NO PERSON SHALL BE ENTITLED TO LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF SHAD AND SABALO FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS AND AFFILIATES, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED

HEREBY, other than lost profits, loss of business opportunity, indirect, consequential, special or punitive damages suffered to a non-Affiliate third party for which responsibility is allocated to a party under the terms hereof.

25.
Non-Recourse. Notwithstanding anything herein or in any agreement, instrument or document delivered in connection with this Letter Agreement, each party hereby acknowledges and agrees that no Person other than a party to this Letter Agreement, including any current or former director, officer, employee, member, manager, director, partner, investor, shareholder, agent, representative or Affiliate (the “Non-Recourse Parties”), shall have any liability to the other party hereto, and neither party shall have any recourse against, any Person other than a party in connection with any liability, claim or cause of action arising out of, or in relation to, this Letter Agreement, the Earthstone Transaction, the transactions contemplated hereby and thereby and any instruments, documents or discussions in connection therewith, whether pursuant to any attempt to pierce the corporate veil, any claims for fraud, negligence or misconduct or any other claims otherwise available or asserted at law or in equity.

26.	TPA Amendment. Pursuant to Section 4.4 of the TPA, Section 1.4.2 of the TPA is hereby deleted and replaced in its entirety with the following:

Any termination of the Tax Partnership shall not affect the continuing application of this Tax Partnership Agreement (i) for the termination and liquidation of the Tax Partnership and (ii) for the resolution of all matters (including any applicable audits or proceedings) regarding federal and applicable state and local income tax reporting of the Tax Partnership for Allocation Years beginning prior to such termination. For the avoidance of doubt, the provisions of Sections 3.4 and 3.5 shall continue to apply to the partners from and after the termination of the Tax Partnership.

[Signature pages follow.]

Please indicate your agreement and acceptance of the above terms in the space provided below, and return a signed copy of this Letter Agreement to the undersigned.

Sincerely,

Sabalo Energy, LLC

By:    /s/ Barry Clark
Name: Barry Clark
Title: President

AGREED TO AND ACCEPTED:

Shad Permian, LLC

By:    /s/ Bryan Martoken
Name: Bryan Martoken
Title: Authorized Signer

Sabalo Holdings, LLC

By:    /s/ Barry Clark
Name:    Barry Clark
Title: President

[Signature Page to Letter Agreement]

Annex C

FORM OF
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The undersigned, acting on behalf of Earthstone Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

The name of the Company is Earthstone Energy, Inc. The original name of the Company was Basic Earth Science Systems, Inc. The Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 1969, and was amended on August 14, 1969, January 26, 1971, August 23, 1972, January 22, 1973, May 12, 1981, November 20, 1986, and July 1, 1996.

The Company filed its Amended and Restated Certificate of Incorporation on February 26, 2010 (the “Amended and Restated Certificate of Incorporation”). The Company amended the Amended and Restated Certificate of Incorporation on December 20, 2010, December 19, 2014, and October 22, 2015. The Company amended and restated its Amended and Restated Certificate of Incorporation on May 9, 2017 (the “Third Amended and Restated Certificate of Incorporation”).

This Fourth Amended and Restated Certificate of Incorporation of the Company (this “Fourth Amended and Restated Certificate of Incorporation”) as set forth below was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The Third Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE 1
NAME

The name of the Company is Earthstone Energy, Inc.

ARTICLE 2
REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 1675 S. State Street, Suite B, City of Dover, County of Kent, State of Delaware, 19901.  The name of its registered agent at that address is Capital Services, Inc.

ARTICLE 3
PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE 4
CAPITAL STOCK

4.1    Common Stock.

(a)     The total number of shares of common stock, par value $0.001 per share, that the Company is authorized to issue is 450,000,000, classified as (i) 300,000,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), and (ii) 150,000,000 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

(b)    Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. Except as otherwise provided in this Fourth Amended and Restated Certificate of Incorporation, or by applicable law, the holders of shares of Common Stock shall vote together as a single class on all matters (or, if any holders of preferred stock, par value $0.001 per share (“Preferred Stock”), are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class). Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and any series of Preferred Stock, which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of Class A Common Stock shall have exclusively all other rights of stockholders of the Company, including, but not limited to, (i) the right to receive dividends when, as and if declared by the board of directors of the Company (the “Board of Directors”) out of assets lawfully available therefore and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of Preferred Stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto. Holders of Class B Common Stock as such shall not be entitled to receive dividends or distributions of assets upon dissolution or liquidation of the Company.

(c)    Shares of Class B Common Stock shall be exchangeable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Company Agreement of Earthstone Energy Holdings, LLC, dated as of [], as the same may be amended from time to time (the “LLC Agreement”). The Company will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of any such exchange of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of shares of Class B Common Stock upon such exchange, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock, which are held in the treasury of the Company. All shares of Class A Common Stock that shall be issued upon any such exchange will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.

4.2    Preferred Stock.

(a)    The total number of shares of Preferred Stock that the Company is authorized to issue is 20,000,000.

(b)    The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:

(i)    The designation of the series and the number of shares to constitute the series.

(ii)    The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(iii)    Whether the shares of the series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(iv)    The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(v)    Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Company, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(vi)    The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(vii)    The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

(viii)    The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Company.

ARTICLE 5
DIRECTORS

5.1    Authority, Number and Election of Directors. The affairs of the Company shall be conducted by the Board of Directors. The number of directors of the Company shall be fixed from time to time in the manner provided in the bylaws of the Company (the “bylaws”) and may be increased or decreased from time to time in the manner provided in the bylaws; provided, however, that, except as otherwise provided in this Article 5, the number of directors shall not be less than three (3) or more than eleven (11).  Election of directors need not be by written ballot except and to the extent provided in the bylaws.  Commencing with the election of directors at the 2017 Annual Meeting of Stockholders, the directors shall be divided into three classes designated as Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors.  Initial class assignments shall be determined by the Board of Directors.  At each annual meeting of stockholders, successors to the directors whose terms expired at that annual meeting shall be elected for a three-year term except that, initially, the director elected to Class I will be subject to election for a three-year term at the Annual Meeting of Stockholders in 2019; the director elected to Class II will be subject to election for a three-year term at the Annual Meeting of Stockholders in 2017; and the director elected to Class III will be subject to election for a three-year term at the Annual Meeting of Stockholders in 2018.  If the number of directors changes, any increase or decrease shall be apportioned among the classes such that the number of directors in each class shall remain as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

In the event the holders of any class or series of Preferred Stock shall be entitled, by a separate class vote, to elect directors as may be specified pursuant to Article 4, then the provisions of such class or series of stock with respect to their rights shall apply.  The number of directors that may be elected by the holders of any such class or series of Preferred Stock shall be in addition to the number fixed pursuant to the preceding paragraph of this Article 5.

5.2    Quorum. A quorum of the Board of Directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as otherwise may be provided in this Fourth Amended and Restated Certificate of Incorporation or in the bylaws with respect to filling vacancies.

5.3    Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until such director’s successor shall have been elected and qualified.

ARTICLE 6
BYLAWS

Except as otherwise provided in this Fourth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the bylaws.

ARTICLE 7
LIABILITY OF DIRECTORS

7.1    General.  To the fullest extent permitted by Section 102(b)(7) of the DGCL, the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director of the Company is eliminated, provided that such provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

7.2 Amendment. No amendment, modification or repeal of this Article 7, nor the adoption of any provision of this Fourth Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ARTICLE 8
INDEMNIFICATION

8.1    General. The Company shall indemnify to the fullest extent permitted by and in the manner permissible under the DGCL, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (a) is or was a director or officer of the Company or any predecessor of the Company or (b) served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent at the request of the Company or any predecessor of the Company; provided, however, that except for a suit by a person against the Company to recover indemnified amounts, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in advance by the Board of Directors.

8.2    Nonexclusivity. The right to indemnification in this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Fourth Amended and Restated Certificate of Incorporation, bylaws, agreement, vote of stockholders or Disinterested Directors (as defined below) or otherwise.  No repeal or modification of this Article 8 shall in any way diminish or adversely affect the rights of any present or former director or officer of the Company or any predecessor thereof hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.  “Disinterested Director” means a director of the Company who is not and was not a party to the matter in respect of which indemnification is sought by the claimant and otherwise has no material interest in the matter as determined by the Board of Directors.

8.3    Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.4    Indemnification of Other Persons. The Company may grant rights to indemnification to any present or former employee or agent of the Company or any predecessor of the Company to the fullest extent of the provisions of this Article 8 with respect to the indemnification of directors and officers of the Company.

ARTICLE 9
AMENDMENTS

Subject to Article 11, the Company reserves the right to alter, amend, change or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

ARTICLE 10
STOCKHOLDERS

10.1    Meetings. Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors.  Each meeting of stockholders will be held on the date and at the time and place determined by the Board of Directors.  Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of the stockholders may be called by an officer of the Company only upon the written request of a majority of the Board of Directors.

10.2    Stockholder Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal executive offices, or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE 11
VOTING REQUIREMENT

Notwithstanding any other provisions of this Fourth Amended and Restated Certificate of Incorporation or of the bylaws (and notwithstanding the fact that a lesser percentage may be otherwise specified by law, this Fourth Amended and Restated Certificate of Incorporation or the bylaws), the affirmative vote of the holders of not less than sixty six and two-thirds percent (66-2/3%) of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Articles 5, 7, 8 or 11 of this Fourth Amended and Restated Certificate of Incorporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Company, has executed this Fourth Amended and Restated Certificate of Incorporation the []th day of [], [].

EARTHSTONE ENERGY, INC.

________________________________
Name:
Title:

Annex D

SUPPORT AND STANDSTILL AGREEMENT
THIS SUPPORT AND STANDSTILL AGREEMENT, dated as of October 17, 2018 (this “Agreement”), is entered into by and among Sabalo Holdings, LLC, a Delaware limited liability company (“Contributor”), Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Acquiror”), Earthstone Energy, Inc., a Delaware corporation (“Acquiror Parent” and, together with Acquiror, the “Acquiror Parties”) and EnCap Investments, L.P. (“EnCap” and, together with Contributor and the Acquiror Parties, the “Parties”).
RECITALS
WHEREAS, concurrently herewith, Contributor and the Acquiror Parties are entering into a Contribution Agreement (the “Contribution Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Contributor will contribute to Acquiror, and Acquiror will acquire and accept, and the Acquiror Parties will pay for, the Company Group Interests (as defined in the Contribution Agreement) (the “Transactions”);
WHEREAS, as of the date hereof, EnCap is the record and/or beneficial owner in the aggregate of, and has the right to vote and dispose of, (i) 5,250,552 shares of Class A common stock of Acquiror Parent, par value $0.001 per share ( “Class A Common Stock”) and (ii) 33,956,524 shares of Class B common stock of Acquiror Parent, par value $0.001 per share ( “Class B Common Stock” and, together with Class A Common Stock, “Common Stock”) (such shares owned by EnCap, the “Existing Shares”);
WHEREAS, as a condition and inducement to Contributor’s and the Acquiror Parties’ willingness to enter into the Contribution Agreement and to proceed with the transactions contemplated thereby, including the Transactions, the Parties are entering into this Agreement; and
WHEREAS, EnCap acknowledges that Contributor and the Acquiror Parties are entering into the Contribution Agreement in reliance on EnCap’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of EnCap set forth herein and would not enter into the Contribution Agreement if EnCap did not enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Contribution Agreement.
“Covered Shares” means, EnCap’s Existing Shares, together with any shares of Common Stock that EnCap becomes the record and/or beneficial owner of on or after the date hereof.

“Proxy Designee” means a Person designated by the Special Committee by written notice to each of the Parties, which notice may simultaneously revoke the designation of any Person as a Proxy Designee.
“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
2.    Agreement to Vote in Favor of the Transactions. Prior to the Termination Date (as defined herein), EnCap (on behalf of itself and any other entity it controls) irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of Acquiror Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (in all manners and by each applicable class) (a) in favor of the Transactions, the Contribution Agreement and any other matter necessary for the consummation of the transactions contemplated by the Contribution Agreement, including the Transactions, and (b) against any action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transactions. If EnCap is the beneficial owner, but not the record holder, of any Covered Shares, EnCap agrees to take all actions necessary to cause the record holder and any nominees to vote (or exercise a consent with respect to) all of such Covered Shares in accordance with this Section 2. Except as otherwise set forth in or contemplated by this Agreement, EnCap may vote the Covered Shares in its discretion on all matters submitted for the vote of the stockholders of Acquiror Parent in a manner that is not inconsistent with the terms of this Agreement.
3.    Grant of Irrevocable Proxy; Appointment of Proxy.
(a)    FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, ENCAP HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, FRANK A. LODZINSKI, AND ANY OTHER PROXY DESIGNEE (AS DEFINED ABOVE), EACH OF THEM INDIVIDUALLY, AS ENCAP’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED SHARES SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE SPECIAL COMMITTEE) AND COUPLED WITH AN INTEREST, AND ENCAP WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY ENCAP WITH RESPECT TO THE COVERED SHARES (AND ENCAP HEREBY

REPRESENTS TO THE OTHER PARTIES THAT ANY SUCH OTHER PROXY IS REVOCABLE).
(b)    The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.
4.    Standstill Agreement. EnCap (on behalf of itself and any other entity it controls) agrees that it shall not, and since the date hereof it has not, directly or indirectly, through its Subsidiaries or Affiliates or otherwise, without the prior written consent of the Special Committee, in any manner:
(a)    acquire, agree to acquire or make any proposal or offer to acquire (except as contemplated by the Contribution Agreement), any additional securities or property of or interests in Acquiror Parent or any of its Subsidiaries, or any rights or options to acquire any such securities, property or interests;
(b)    Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or any other equity securities in Acquiror Parent held, directly or indirectly, by EnCap or beneficial ownership or voting power thereof or therein (including by operation of law), except as contemplated by this Agreement;
(c)    enter into, or make any proposal (except for the Contribution Agreement and the transactions contemplated thereby) or offer with respect to any merger, consolidation, business combination, reorganization or similar transaction involving Acquiror Parentor any of its Subsidiaries;
(d)    amend or propose to amend the certificate of incorporation of Acquiror Parent (other than as expressly agreed under the Contribution Agreement), or the organizational documents of any Subsidiary of Acquiror Parent;
(e)    make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Exchange Act) to vote or consent, or seek to advise or influence any Person with respect to the voting of, or granting of a consent with respect to, any securities of or interests in Acquiror Parent or any of its Subsidiaries;
(f)    cause Acquiror Parent or any of its Subsidiaries to issue any additional securities or interests or to take or propose to take, directly or indirectly, any action described in clauses (a), (b), (c), (d) or (e) above, except as permitted pursuant to the Contribution Agreement;
(g)    vote or give consent with respect to any security of or interest in Acquiror Parent or any of its Subsidiaries in favor of any transaction, proposal, offer or amendment described in clauses (a), (b), (c) or (d) above if such transaction, proposal, offer or amendment was not approved and recommended to security holders or interest holders by the Special Committee;
(h)    form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of or interests in Acquiror Parent other than any “group” pursuant to which EnCap is included as disclosed pursuant to any Schedule 13D filed with the Securities and Exchange Commission on or prior to the date of this Agreement;
(i)    enter into, propose or solicit any arrangement or understanding with another Person other than this Agreement pursuant to which EnCap or any of its respective Affiliates may vote or consent, or direct or influence the voting or failure to vote or consenting or failure to consent, of any security of or interest in Acquiror Parent not owned of record on the date hereof by EnCap or such Affiliates;
(j)    provide, or act as agent for the purpose of obtaining, debt or equity financing for any transaction described in clauses (a), or (c) above;
(k)    disclose any intention, plan or arrangement inconsistent with the foregoing; or
(l)    propose, agree to, promote, solicit or publicly announce its willingness to undertake or support any of the foregoing, or advise, assist or encourage any other Person in connection with any of the foregoing.
5.    Termination. This Agreement shall terminate upon the earliest of (a) the closing of the transactions contemplated by the Contribution Agreement, (b) the termination of the Contribution Agreement in accordance with its terms and (c) the mutual written agreement of the Parties to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 12 to 23 shall survive the termination of this Agreement; provided further that any liability incurred by any Party as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.
6.    Representations and Warranties of EnCap. EnCap hereby represents and warrants to the other Parties as follows:
(a)    EnCap is duly organized, validly existing and in good standing under the laws of its jurisdiction or incorporation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by EnCap, the performance by EnCap of its obligations hereunder and the consummation by EnCap of the transactions contemplated hereby have been duly and validly authorized by EnCap and no other actions or proceedings on the part of EnCap are necessary to authorize the execution and delivery by EnCap of this Agreement, the performance by EnCap of its obligations hereunder or the consummation by EnCap of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EnCap and, assuming due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of EnCap, enforceable against EnCap in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)    EnCap is the record holder and/or beneficial owner of, and has good and valid title to, its Covered Shares, free and clear of liens other than as created by this Agreement. EnCap has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Covered Shares. As of the date hereof, other than the Existing Shares, EnCap is not a record holder of nor owns beneficially any (i) shares of Common Stock or other voting securities of Acquiror Parent, (ii) securities of Acquiror Parent convertible into or exchangeable for shares of Common Stock or other voting securities of Acquiror Parent or (iii) options or other rights to acquire from Acquiror Parent any shares of Common Stock, other voting securities or securities convertible into or exchangeable for shares of Common Stock or other voting securities of Acquiror Parent. The Covered Shares are not subject to any voting trust agreement or other contract to which EnCap is a party restricting or otherwise relating to the voting or Transfer of the Covered Shares. EnCap has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.
(c)    Except as contemplated by this Agreement, EnCap (i) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (ii) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with EnCap’s obligations pursuant to this Agreement.
(d)    Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary on the part of EnCap for the execution, delivery and performance of this Agreement by EnCap or the consummation by EnCap of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by EnCap nor the consummation by EnCap of the transactions contemplated hereby nor compliance by EnCap with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of EnCap, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on such property or asset of EnCap pursuant to, any contract to which EnCap is a party or by which EnCap or any property or asset of EnCap is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EnCap or any of EnCap’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of EnCap to perform its obligations hereunder.
(e)    As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against EnCap or, to the knowledge of EnCap, any other Person or, to the knowledge of EnCap, threatened against EnCap or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Parties of their rights under this Agreement or the performance by any Party of its obligations under this Agreement.
7.    Transfer Agent. EnCap hereby authorizes Acquiror or its counsel to notify the transfer agent that there is a stop transfer order with respect to all Covered Shares (and that this Agreement places limits on the voting and Transfer of such Covered Shares); provided, however, that Acquiror or its counsel will further notify the transfer agent to lift and vacate the stop transfer order with respect to the Covered Shares on the earlier of (a) the date on which the written consent of EnCap is delivered in accordance with Section 2 and (b) the Termination Date.
8.    EnCap Capacity. This Agreement is being entered into by EnCap solely in its capacity as a holder of Acquiror Common Stock, and nothing in this Agreement shall restrict or limit the ability of EnCap or any Affiliate or any employee thereof who is a director or officer of Acquiror Parent to take any action in his or her capacity as a director or officer of Acquiror Parent to the extent specifically permitted by the Contribution Agreement.
9.    Disclosure. EnCap hereby authorizes Acquiror Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement EnCap’s identity and ownership of the Covered Shares and the nature of the EnCap’s obligations under this Agreement
10.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Contributor or the Acquiror Parties any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares shall remain vested in and belong to EnCap, and Contributor and the Acquiror Pareties shall have no authority to direct EnCap in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
11.    Non-Survival of Representations and Warranties. The representations and warranties of EnCap contained herein shall not survive the Termination Date.
12.    Amendment and Modification. Subject to the provisions of the applicable Laws, at any time prior to the Termination Date, the Parties may modify or amend this Agreement, by written agreement of the Parties.
13.    Waiver. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
14.    Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:
If to EnCap, addressed to:
EnCap Investments, L.P.
1100 Louisiana Street, Suite 4900
Houston, Texas 77002

Attention:    Douglas E. Swanson, Jr.
Tel: (713) 659-6100
Fax: (713) 659-6130

with copies (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention:    W. Matthew Strock
Tel: (713) 758-3452
Fax: (713) 615-5650
If to Contributor, addressed to:
Sabalo Energy, LLC
800 N Shoreline Blvd, Suite 900N
Corpus Christi, TX 78401
Attention:     Philip Bell
Email:     pbell@sabaloenergy.com
with copies (which shall not constitute notice) to:
Bracewell LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention:    W. James McAnelly
Tel: (713) 221-1194
Fax: (800) 404-3970
If to Acquiror Parties, addressed to:
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention: Robert J. Anderson, President
Tel: (281) 298-4246
Fax: (281) 298-4272

with a copy (which shall not constitute notice) to:
Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Attention:    Reid A. Godbolt
Adam J. Fogoros
Tel: (303) 573-1600
Fax: (303) 573-8133
15.    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.
16.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
17.    GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

18.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.
19.    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any Federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 19, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
20.    Assignment; Successors. This Agreement shall not be assignable by operation of law or otherwise. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Any purported assignment in violation of this Agreement shall be null and void.
21.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

22.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
23.    No Presumption Against Drafting Party. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused to be executed or executed this Agreement as of the date first written above.
ENCAP:

ENCAP INVESTMENTS, L.P.

By:    EnCap Investments GP, L.L.C.,
its general partner

By:    /s/ Douglas E. Swanson Jr.
Name:    Douglas E. Swanson Jr.
Title:    Managing Partner

Signature Page to Support and Standstill Agreement

CONTRIBUTOR:

SABALO HOLDINGS, LLC

By:    /s/ Barry Clark
Name:    Barry Clark
Title:    President

Signature Page to Support and Standstill Agreement

ACQUIROR:

EARTHSTONE ENERGY HOLDINGS, LLC

By:    /s/ Robert J. Anderson
Name:    Robert J. Anderson
Title:    President

ACQUIROR PARENT:

EARTHSTONE ENERGY, INC.

By:    /s/ Robert J. Anderson
Name:    Robert J. Anderson
Title:    President

Signature Page to Support and Standstill Agreement

Annex E

FORM OF
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [_______________], by and among Earthstone Energy, Inc., a Delaware corporation (“Acquiror Parent”), Sabalo Holdings, LLC, a Delaware limited liability company (“Contributor”), and the Persons identified on Schedule I hereto who become party to this Agreement from time to time upon the execution of a Joinder (as defined herein) in accordance with Section 2.10 of this Agreement (collectively, the “Contributor Unitholders”).
RECITALS
WHEREAS, Acquiror Parent, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Acquiror”), and Contributor, entered into a Contribution Agreement dated as of [___________], 2018 (the “Contribution Agreement”) under which, among other things, Acquiror Parent, Acquiror and Contributor will undertake certain transactions;
WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, Contributor will receive shares of Class B common stock of Acquiror Parent, $0.001 par value per share (“Class B Common Stock”), and units representing limited liability company interests (“Acquiror Units”) in Acquiror;
WHEREAS, each share of Class B Common Stock, together with a corresponding Acquiror Unit, may be exchanged for one share of Class A common stock of Acquiror Parent, $0.001 par value per share (“Class A Common Stock”); and
WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, Acquiror Parent has agreed to grant to the Holders (as defined herein) certain rights with respect to the registration of the Registrable Securities (as defined herein) on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS

Section 1.01    Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement, except that the terms set forth below are used herein as so defined:

“Acquiror” has the meaning specified therefor in the recitals of this Agreement.
“Acquiror A&R LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Acquiror (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Acquiror Parent” has the meaning specified therefor in the introductory paragraph.
“Acquiror Units” has the meaning specified therefor in the recitals of this Agreement.
“Agreement” has the meaning specified therefor in the introductory paragraph.
“Contributor” has the meaning specified therefor in the introductory paragraph.

“Contributor Unitholder” has the meaning specified therefor in the introductory paragraph.
“Class A Common Stock” has the meaning specified therefor in the recitals of this Agreement.
“Class A Common Stock Price” means the volume weighted average closing price of Class A Common Stock (as reported by the NYSE) for the ten (10) trading days immediately preceding the date on which the determination is made.
“Class B Common Stock” has the meaning specified therefor in the recitals of this Agreement.
“Contribution Agreement” has the meaning specified therefor in the recitals of this Agreement.
“Effectiveness Deadline” has the meaning specified therefor in Section 2.01(a) of this Agreement.
“Effectiveness Period” has the meaning specified therefor in Section 2.01(b) of this Agreement.
“Equity Securities” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of the issuing Person, and (iii) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in the clause (i) or (ii) above. Unless otherwise indicated, the term “Equity Securities” refers to Equity Securities of Acquiror Parent.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Holder” means a holder of any Registrable Securities.
“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.
“Joinder” has the meaning specified therefor in Section 2.10 of this Agreement.
“Launch Date” has the meaning specified therefor in Section 2.02(b) of this Agreement.
“Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.
“Managing Underwriter” means, with respect to any Underwritten Offering or Overnight Underwritten Offering, the book running lead manager of such Underwritten Offering or Overnight Underwritten Offering.
“Maximum Number of Securities” has the meaning specified in Section 2.02(c).
“Member Distribution” has the meaning specified therefor in Section 2.01(b) of this Agreement.
“Opt-Out Notice” shall have the meaning provided in Section 2.02(a) of this Agreement.
“Overnight Underwritten Offering” has the meaning specified therefor in Section 2.02(b) of this Agreement.
“Parity Holders” has the meaning specified therefor in Section 2.02(c) of this Agreement.
“Person” shall mean an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Piggyback Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.
“Piggyback Offering” has the meaning specified therefor in Section 2.02(a) of this Agreement.
“Registrable Securities” means (i) any Class A Common Stock issued by Acquiror Parent to Contributor or the Contributor Unitholders in connection with the exchange of Class B Common Stock and Acquiror Units by Contributor or the Contributor Unitholders in accordance with the terms of the Acquiror A&R LLC Agreement; (ii) any common Equity Securities of Acquiror Parent or of any Subsidiary of Acquiror Parent issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization; and (iii) any other shares of Class A Common Stock owned by Persons that are the registered holders of securities described in clauses (i) or (ii) above. For purposes of this Agreement, a Person shall be deemed to be a Holder, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided, however, a holder of Registrable Securities may only request that Registrable Securities in the form of Equity Securities of Acquiror Parent that are registered or to be registered as a class under Section 12 of the Exchange Act be registered pursuant to this Agreement. For the avoidance of doubt, while Acquiror Units and/or shares of Class B Common Stock may constitute Registrable Securities, under no circumstances shall Acquiror Parent be obligated to register Acquiror Units or shares of Class B Common Stock, and only shares of Class A Common Stock issuable upon exchange of such Acquiror Units and Class B Common Stock will be registered.
“Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
“Selling Holder Indemnified Person” has the meaning specified therefor in Section 2.08(a) of this Agreement.
“Selling Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.04(n) of this Agreement.
“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.
“Subsidiary” means, with respect to Acquiror Parent, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of Equity Securities of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by Acquiror Parent, or (ii) if a limited liability company, partnership, association or other business entity, either (x) a majority of the Equity Securities of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of managers, general partners or other oversight board vested with the authority to direct management of such Person is at the time owned or controlled, directly or indirectly, by Acquiror Parent or (y) Acquiror Parent or one of its Subsidiaries is the sole manager or general partner of such Person.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Class A Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
“Underwritten Offering Filing” has the meaning specified therefor in Section 2.02(a) of this Agreement.
Section 1.02    Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security is effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force); (c) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Acquiror Parent and subsequent public distribution of such securities shall not require registration under the Securities Act; or (d) such Registrable Security is held by Acquiror Parent or one of its Subsidiaries.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01    Shelf Registration.

(a)Shelf Registration. Acquiror Parent shall (i) prepare and file by thirty (30) Business Days after the Closing Date a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) with respect to all of the Registrable Securities (the “Shelf Registration Statement”) and (ii) cause the Shelf Registration Statement to become effective as soon as reasonably practicable thereafter but in no event later than one hundred and twenty (120) days after the Closing Date (the “Effectiveness Deadline”).
(b)The Shelf Registration Statement filed pursuant to this Section 2.01(b) shall be on Form S-3 of the SEC if Acquiror Parent is eligible to use Form S-3 or Form S-1 of the SEC if Acquiror Parent is not eligible to use Form S-3; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering or Overnight Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Holders in writing that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering or Overnight Underwritten Offering of such Registrable Securities, Acquiror Parent shall use its reasonable best efforts to include such information in such a prospectus supplement. Subject to Section 2.01(c), Acquiror Parent will cause the Shelf Registration Statement filed pursuant to this Section 2.01(b) to be continuously effective under the Securities Act from and after the date it is first declared or becomes effective until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As soon as practicable following the date of effectiveness of such Shelf Registration Statement, but in any event within three (3) Business Days of such date, Acquiror Parent will notify the Selling Holders of the effectiveness of such Shelf Registration Statement.
Notwithstanding anything contained herein to the contrary, Acquiror Parent hereby agrees that (i) the Shelf Registration Statement filed pursuant to this Section 2.01(b) shall contain all language (including on the prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by Contributor to allow for a distribution to, and resale by, the direct and indirect members, stockholders or partners of Contributor (a “Member Distribution”) and (ii) Acquiror Parent shall, at the reasonable request of Contributor if seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by Contributor to effect such Member Distribution.

(c)Delay Rights. Notwithstanding anything to the contrary contained herein, Acquiror Parent may, upon written notice to (x) all Holders, delay the filing of the Shelf Registration Statement or (y) any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities) if Acquiror Parent (i) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Board of Directors of Acquiror Parent determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Board of Directors of Acquiror Parent would materially adversely affect Acquiror Parent; provided, however, in no event shall (A) such filing of the Shelf Registration Statement be delayed under clauses (i) or (ii) of this Section 2.01(c) for a period that exceeds ninety (90) days or (B) such Selling Holders be suspended under clauses (i) or (ii) of this Section 2.01(c) from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of thirty (30) days in any ninety (90)-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Acquiror Parent shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement. Acquiror Parent will only exercise its suspension rights under this Section 2.01(c) if it exercises similar suspension rights with respect to any Parity Holders. If Acquiror Parent exercises its suspension rights under this Section 2.01(c), then during such suspension period Acquiror Parent shall not engage in any transaction involving the offer, issuance, sale or purchase of Equity Securities (whether for the benefit of Acquiror Parent or a third Person), except transactions involving the issuance or purchase of Equity Securities as contemplated by Acquiror Parent employee benefit plans or employee or director arrangements.
Section 2.02    Piggyback Rights.

(d)Participation. Except as provided in Section 2.02(b), if at any time during the Effectiveness Period, Acquiror Parent proposes to file (i) a shelf registration statement other than the Shelf Registration Statement (in which event Acquiror Parent covenants and agrees to include thereon a description of the transaction under which the Holders acquired the Registrable Securities), (ii) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01(a) of this Agreement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than a shelf registration statement, in the case of each of clause (i), (ii) or (iii), for the sale of Class A Common Stock in an Underwritten Offering or Overnight Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than ten (10) Business Days (or one (1) Business Day in the case of an Overnight Underwritten Offering) prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement (other than a Shelf Registration Statement), as the case may be (an “Underwritten Offering Filing”), then Acquiror Parent shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering (a “Piggyback Offering”) to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of shares of Class A Common Stock (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if Acquiror Parent has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Selling Holders will have a material adverse effect on the price, timing or distribution of the Class A Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. The notice required to be provided in this Section 2.02(a) to each Holder (the “Piggyback Notice”) shall be provided on a Business Day pursuant to Section 3.01 hereof. Each Holder shall then have five (5) Business Days (or one (1) Business Day in the case of an Overnight Underwritten Offering) after the date on which the Holders received the Piggyback Notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Board of Directors of Acquiror Parent shall determine for any reason not to undertake or to delay such Underwritten Offering, Acquiror Parent may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to Acquiror Parent of such withdrawal up to and including the time of pricing of such offering. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to Acquiror Parent requesting that such Holder not receive notice from Acquiror Parent of any proposed Underwritten Offering.
Notwithstanding anything contained herein to the contrary, Acquiror Parent hereby agrees that (i) any shelf registration statement which includes Registrable Securities pursuant to this Section 2.02(a) shall contain all language (including on the prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by such Holder to allow for a Member Distribution and (ii) Acquiror Parent shall, at the reasonable request of the Holder seeking to effect a Member Distribution, file any Prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial registration statement, or revise such language if deemed reasonably necessary by such Holder to effect such Member Distribution.
(e)Overnight Underwritten Offering Piggyback Rights. If, at any time during any Effectiveness Period, Acquiror Parent proposes to file an Underwritten Offering Filing and such Underwritten Offering is expected to be launched (the “Launch Date”) after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day (such execution format, an “Overnight Underwritten Offering”), then no later than one (1) Business Day after Acquiror Parent engages a Managing Underwriter for the proposed Overnight Underwritten Offering, Acquiror Parent shall notify (including, but not limited to, notice by electronic mail) the Holders of the pendency of the Overnight Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Overnight Underwritten Offering such number of Registrable Securities as each such Holder may request in writing within two (2) Business Days after the Holder receives such notice. Notwithstanding the foregoing, if Acquiror Parent has been advised by the Managing Underwriter that the inclusion of Registrable Securities in the Overnight Underwritten Offering for the accounts of the Selling Holders is likely to have a material adverse effect on the price, timing or distribution of the Class A Common Stock, then the amount of Registrable Securities to be included in the Overnight Underwritten Offering for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. If, at any time after giving written notice of its intention to execute an Overnight Underwritten Offering and prior to the closing of such Overnight Underwritten Offering, Acquiror Parent determines for any reason not to undertake or to delay such Overnight Underwritten Offering, Acquiror Parent shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such abandoned or delayed Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Overnight Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Overnight Underwritten Offering by giving written notice to Acquiror Parent of such withdrawal at least one (1) Business Day prior to the expected Launch Date. Notwithstanding the foregoing, any Holder may deliver an Opt-Out Notice to Acquiror Parent requesting that such Holder not receive notice from Acquiror Parent of any proposed Overnight Underwritten Offering.
(f)Priority of Rights. In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.02(a) and Section 2.02(b), respectively, if the Managing Underwriter or Underwriters of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises Acquiror Parent that the total amount of Class A Common Stock that the Selling Holders and any other Persons intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the number that can be sold in such Underwritten Offering or Overnight Underwritten Offering without being likely to have a material adverse effect on the price, timing or distribution of the Class A Common Stock offered or the market for the Class A Common Stock, then the Class A Common Stock to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the number of shares of Class A Common Stock that such Managing Underwriter or Underwriters advises Acquiror Parent can be sold without having such adverse effect (such maximum number of shares of Class A Common Stock, the “Maximum Number of Securities”), with such number to be allocated (i) first, to Acquiror Parent, (ii) second, pro rata among all Selling Holders and holders of any other securities of Acquiror Parent having rights of registration on parity with the Registrable Securities (“Parity Holders”) who have requested participation in such Underwritten Offering or Overnight Underwritten Offering. The pro rata allocations for each such Selling Holder shall be based on the respective number of Registrable Securities that each Selling Holder has requested be included in such Underwritten Offering or Overnight Underwritten Offering and the aggregate number of Registrable Securities that the Selling Holders have requested be included in such Underwritten Offering or Overnight Underwritten Offering.
(g)Notwithstanding anything in this Section 2.02 to the contrary, no Holder shall have any right to include any Class A Common Stock in any offering by Acquiror Parent of Class A Common Stock executed pursuant to any “at the market” program that Acquiror Parent may have in effect from time to time on or after the date of this Agreement.
(e)    Acquiror Parent, Contributor, and the Contributor Unitholders hereby agree that the rights of (i) Bold Energy Holdings, LLC (“Bold”) and its permitted transferees to register shares of Class A Common Stock under that certain Registration Rights Agreement dated May 9, 2017 by and among Acquiror Parent, Bold and the Persons identified on Schedule I thereto, and (ii) [EIG] (collectively, “EIG”) to register shares of Class A Common Stock under that certain Registration Rights Agreement dated as of the date hereof by and among Acquiror Parent and EIG, shall rank pari passu with the rights of Contributor and the Contributor Unitholders to register shares of Class A Common Stock under this Agreement. For purposes of clarity and the avoidance of doubt, Acquiror Parent, Contributor and the Contributor Unitholders expressly agree that Bold and its permitted transferees and EIG shall be Parity Holders for purposes of this Section 2.02.
Section 2.03    Underwritten Offering.
(h)In the event that the Selling Holders holding at least $10 million (subject to adjustment pursuant to Section 3.04) of Registrable Securities elect to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering or Overnight Underwritten Offering, (i) Acquiror Parent shall give notice (including, but not limited to, notification by electronic mail, with such notice given no later than one (1) Business Day after Acquiror Parent engages a Managing Underwriter in the case of a proposed Overnight Underwritten Offering) of such proposed Underwritten Offering or Overnight Underwritten Offering to the Holders on a Business Day and such notice shall offer the Holders the opportunity to include in such Underwritten Offering or Overnight Underwritten Offering such number of shares of Class A Common Stock as each such Holder may request in writing (within five (5) Business Days in the case of an Underwritten Offering that is not an Overnight Underwritten Offering and within two (2) Business Days after the Holder receives such notice in the case of an Overnight Underwritten Offering) and (ii) Acquiror Parent will retain Underwriters (which Underwriters shall be reasonably acceptable to the Selling Holders holding a majority of the Registrable Securities to be disposed of pursuant to such Underwritten Offering or Overnight Underwritten Offering) subject to such sale through an Underwritten Offering or Overnight Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and will take all reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registrable Securities. Acquiror Parent management shall participate in a roadshow or similar marketing effort on behalf of any such Holder or Holders if gross proceeds from such Underwritten Offering or Overnight Underwritten Offering are reasonably expected to exceed $20 million. No Selling Holder may participate in such Underwritten Offering or Overnight Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably and customarily required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to or agreements with Acquiror Parent or the Underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Acquiror Parent and the Managing Underwriter; provided, however, that such notice of withdrawal must be made at a time up to and including the time of pricing of such offering in order to be effective. No such withdrawal or abandonment shall affect Acquiror Parent’s obligation to pay Registration Expenses.
(i)In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.03(a), respectively, if the Managing Underwriter or Underwriters of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises the Selling Holders that the total amount of Class A Common Stock that the Selling Holders intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the Maximum Number of Securities, then the Class A Common Stock to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the Maximum Number of Securities, with such number to be allocated (i) first, pro rata among all Selling Holders and (ii) second, pro rata among all Parity Holders who have requested participation in such Underwritten Offering or Overnight Underwritten Offering. The pro rata allocations for each such Selling Holder shall be based on the respective number of Registrable Securities that each Selling Holder has requested be included in such Underwritten Offering or Overnight Underwritten Offering and the aggregate number of Registrable Securities that the Selling Holders have requested be included in such Underwritten Offering or Overnight Underwritten Offering.
Section 2.04    Registration Procedures. In connection with its obligations under this Article II, Acquiror Parent or the applicable Selling Holder, as the case may be, will, as expeditiously as possible:
(j)prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to cause the Shelf Registration Statement to be effective and to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
(k)furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement or such other registration statement;
(l)if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering or Overnight Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that Acquiror Parent will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
(m)promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement contemplated by this Agreement, when the same has become effective; and (ii) any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;
(n)immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing; (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Acquiror Parent of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Acquiror Parent agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(o)furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(p)in the case of an Underwritten Offering or Overnight Underwritten Offering, furnish upon request and addressed to the underwriters and to the Selling Holders, (i) an opinion of counsel for Acquiror Parent, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants (and, if applicable, independent reserve engineers) who have certified Acquiror Parent’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ (and, if applicable, independent reserve engineers’) letters delivered to the underwriters in Underwritten Offerings or Overnight Underwritten Offerings of securities, and such other matters as such underwriters or Selling Holders may reasonably request;
(q)otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
(r)make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Acquiror Parent personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Acquiror Parent need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Acquiror Parent;
(s)cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Acquiror Parent are then listed or quoted;

(t)use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Acquiror Parent to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(u)provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
(v)enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities;
(w)if any Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Registrable Securities of such Selling Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement, a “Selling Holder Underwriter Registration Statement”), then, until the Effectiveness Period ends, (i) cooperate with such Selling Holder in allowing such Selling Holder to conduct customary “underwriter’s due diligence” with respect to Acquiror Parent and satisfy its obligations in respect thereof; (ii) until the Effectiveness Period ends, at any Selling Holder request, furnish to such Selling Holder, on the date of the effectiveness of any Selling Holder Underwriter Registration Statement and thereafter no more often than on a quarterly basis, (A) a letter, dated such date, from Acquiror Parent’s independent certified public accountants (and, if applicable, independent reserve engineers) in form and substance as is customarily given by independent certified public accountants (and, if applicable, independent reserve engineers) to underwriters in an underwritten public offering, addressed to such Selling Holder, (B) an opinion, dated as of such date, of counsel representing Acquiror Parent for purposes of such Selling Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Selling Holder and (C) a standard officer’s certificate from the Chief Executive Officer and Chief Financial Officer of Acquiror Parent addressed to such Selling Holder; and (iii) permit legal counsel of such Selling Holder to review and comment upon any Selling Holder Underwriter Registration Statement at least five (5) Business Days prior to its filing with the SEC and all amendments and supplements to any such Selling Holder Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any Selling Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects;
(x)each Selling Holder, upon receipt of notice from Acquiror Parent of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by Acquiror Parent that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Acquiror Parent, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to Acquiror Parent (at Acquiror Parent’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; and
(y)if requested by a Selling Holder, (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement.
Section 2.05    Cooperation by Holders. Acquiror Parent shall have no obligation to include in the Shelf Registration Statement Class A Common Stock of a Holder who has failed to timely furnish such information which, in the opinion of counsel to Acquiror Parent, is reasonably required to be furnished or confirmed in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.

Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities for a period of up to thirty (30) days following completion of an Underwritten Offering or Overnight Underwritten Offering of equity securities by Acquiror Parent, provided that (i) Acquiror Parent gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering or Overnight Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on Acquiror Parent or on the officers or directors or any other stockholder of Acquiror Parent on whom a restriction is imposed; provided further, that this Section 2.06 shall not apply to a Holder that holds less than $10 million of Registrable Securities, which value shall be determined by multiplying the number of Registrable Securities owned by the Class A Common Stock Price.
Section 2.07    Expenses.
(z)Certain Definitions. “Registration Expenses” means all expenses incident to Acquiror Parent’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement, an Underwritten Offering or Overnight Underwritten Offering covered under this Agreement, and/or the disposition of such securities, other than: (i) transfer taxes and fees of transfer agents and registrars; (ii) fees and expenses of counsel engaged by the Holders; and (iii) commissions and discounts of brokers, dealers and underwriters.
(aa)Expenses. Acquiror Parent will pay all Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or Overnight Underwritten Offering, whether or not any sale is made pursuant to the Shelf Registration Statement.

Section 2.08    Indemnification.
(ab)By Acquiror Parent. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Acquiror Parent will indemnify and hold harmless each Selling Holder thereunder, its Affiliates that own Registrable Securities and their respective directors and officers and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act and its directors and officers (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading or arise out of or are based upon a Selling Holder being deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Acquiror Parent’s securities, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Acquiror Parent will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(ac)By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Acquiror Parent, its directors and officers, and each Person, if any, who controls Acquiror Parent within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from Acquiror Parent to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
(ad)Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.
(ae)Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to Acquiror Parent or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Acquiror Parent, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of Acquiror Parent, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Acquiror Parent, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(af)Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
Section 2.09    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, Acquiror Parent agrees to use its reasonable best efforts to:
(ag)Make and keep public information regarding Acquiror Parent available, as those terms are understood and defined in Rule 144 (or any successor rule or regulation to Rule 144 then in force), at all times from and after the Closing Date;
(ah)File with the SEC in a timely manner all reports and other documents required of Acquiror Parent under the Securities Act and the Exchange Act at all times from and after the Closing Date;
(ai)So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Acquiror Parent, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration; and
(aj)Take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 (or any successor rule or regulation to Rule 144 then in force).
Section 2.10    Transfer or Assignment of Registration Rights. The rights to cause Acquiror Parent to include Registrable Securities in a Shelf Registration Statement may be transferred or assigned by any Holder to one or more transferee(s) or assignee(s) of such Registrable Securities; provided that (a) Acquiror Parent is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement by executing a Joinder in the form attached hereto as Exhibit A.
Section 2.11    Information by Holder. Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to Acquiror Parent such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Acquiror Parent may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.
Section 2.12    Limitation on Subsequent Registration Rights. From and after the date of this Agreement, Acquiror Parent shall not, without the prior written consent of the Holders, enter into any agreement with any current or future holder of any securities of Acquiror Parent that would allow such current or future holder to require Acquiror Parent to include securities in any Piggyback Offering by Acquiror Parent for its own account on a basis that is superior in any material respect to the Piggyback Offering rights granted to the Holders pursuant to Section 2.02 of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.01    Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:
if to Acquiror Parent to:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Facsimile: (281) 298-4272
Attention: Robert J. Anderson, President
with a copy to:

Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Telephone: (303) 573-1600
Facsimile: (303) 573-8133
Attention: Reid A. Godbolt, Esq.
if to Contributor to:

[______________]
[______________]
[______________]
Attention: [______________]
Fax: [______________]
e-mail: [_______________]

with a copy to:
[______________]
[______________]
[______________]

Attention: [______________]
Facsimile: [______________]

or, if to a transferee of a Holder, to the transferee at the addresses provided pursuant to Section 2.10 above. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iv) upon actual receipt if received during recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during recipient’s normal business hours, if sent by facsimile and confirmed by appropriate answer-back; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight deliver.
Section 3.02    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
Section 3.03    Assignment of Rights. All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders only in accordance with Section 2.10 of this Agreement. Acquiror Parent may not transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities.
Section 3.04    Recapitalization, Exchanges, etc. Affecting the Class A Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of Acquiror Parent or any successor or assign of Acquiror Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.
Section 3.05    Change of Control. Acquiror Parent shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Registrable Securities or other equity securities issued pursuant to such merger, consolidation or combination.
Section 3.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
Section 3.07    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature or other electronic means and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 3.08    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 3.09    Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.
Section 3.10    Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the

Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.
Section 3.11    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 3.12    Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
Section 3.13    Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Acquiror Parent set forth herein. This Agreement and the Contribution Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 3.14    Amendment. This Agreement may be amended only by means of a written amendment signed by Acquiror Parent and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
Section 3.15    No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
Section 3.16    Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Holders (and their transferees or assignees) and Acquiror Parent shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of a Holder under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.
Section 3.17    Independent Nature of Each Holder’s Obligations. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.
Section 3.18    Further Assurances. Acquiror Parent and each of the Holders shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EARTHSTONE ENERGY, INC. By:_________________________________________ Name: Title:
SABALO HOLDINGS, LLC By:_________________________________________ Name: Title:

Signature Page to Registration Rights Agreement

SCHEDULE I

[___________]

EXHIBIT A

FORM OF JOINDER AGREEMENT

[DATE]
The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of that certain Registration Rights Agreement, dated as of [_____________], by and among Earthstone Energy, Inc., a Delaware corporation, Sabalo Holdings, LLC, a Delaware limited liability company, and the Persons identified on Schedule I thereto who become party thereto from time to time (the “Registration Rights Agreement”), and to join in the Registration Rights Agreement as a Contributor Unitholder with the same force and effect as if the undersigned were originally a party thereto.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of [DATE].

___________________________________
Name:

Annex F

October 17, 2018

Special Committee of the Board of Directors
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380

Members of the Special Committee:

We have acted as financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of Earthstone Energy, Inc. (the “Company”) in connection with the acquisition by Earthstone Energy Holdings, LLC (“EEH”) of the issued and outstanding interests (the “Company Group Interests”) of Sabalo Energy, Inc. (“Sabalo Inc.”) and Sabalo Energy, LLC (“Sabalo LLC”) from Sabalo Holdings, LLC (the “Contributor”) (collectively, the “Sabalo Acquisition”). Immediately following the closing of the Sabalo Acquisition, Sabalo LLC will make a cash acquisition (the “Shad Acquisition”) of the wellbore interests (the “Shad DrillCo Interests”) owned by Shad Permian, LLC (“Shad”) under the Farmout and Development Agreement between Sabalo LLC and Shad. For purposes of this letter, the Sabalo Acquisition and Shad Acquisition are collectively referred to as the “Transaction.” In the Sabalo Acquisition, the Contributor will contribute the Company Group Interests to EEH, and Contributor will receive the following consideration (the “Sabalo Consideration”): (i) $480,000,000 in cash (the “Sabalo Cash Purchase Price”) and (ii) 32,315,695 Class B shares of common stock of the Company (“Class B Shares”) and 32,315,695 membership units in EEH (“EEH Units,” and together with the Class B Shares, the “Sabalo Equity Purchase Price”). Immediately after the Transaction, the Class B Shares issued to Contributor will represent 33.6% of all shares of Company common stock outstanding, excluding the dilutive effect of approximately 815,000 unvested restricted stock units. (We note that, prior to the closing date of the Transaction, EEH may elect to reduce the Sabalo Equity Purchase Price payable to Contributor and increase the Sabalo Cash Purchase Price by an equivalent amount.) In the Shad Acquisition, Shad will convey the Shad DrillCo Interests to Sabalo LLC, and will receive $170,000,000 in cash (the “Shad Consideration”) contributed by EEH to Sabalo LLC. The Sabalo Consideration and the Shad Consideration are collectively referred to as the “Transaction Consideration.” Sabalo Inc. and Sabalo LLC, pro forma for the Shad Acquisition, are collectively referred to as “Sabalo.” The Transaction Consideration does not include any post-closing adjustments to the Transaction Consideration contemplated by the Agreement and the Shad Agreement (each as defined below), which will reimburse Sabalo (and Shad as applicable) for net oil and gas expenditures (and in the case of an acreage acquisition, a related Sabalo fee) between the effective date of the Transaction (May 1, 2018) and the closing date of the Transaction. Class

B Shares will not be entitled to receive dividends or distributions upon liquidation but will vote equally with Class A shares of common stock of the Company (“Class A Shares”) on all matters submitted to a vote of Company stockholders. Class B Shares, together with an equivalent number of EEH Units, will be exchangeable for (and are assumed for purposes of this opinion to be economically equivalent to) Class A Shares. The terms and conditions of the Transaction are more fully set forth in (i) the Contribution Agreement (the “Agreement”) to be entered into by the Company, EEH and Contributor and certain subsidiaries of the Company and Contributor, and (ii) the letter agreement to be entered into by Sabalo LLC and Shad relating to the Shad Acquisition (the “Shad Agreement”).

You have requested our opinion as to whether the Transaction Consideration to be paid by the Company in the Transaction is fair to the Company and its public stockholders from a financial point of view. For purposes of this letter, the “public stockholders” of the Company means the holders of outstanding shares of the Company’s common stock, other than EnCap Investments L.P. and its directors, officers and affiliates and the directors, officers, managers and affiliates of the Company.

In connection with rendering our opinion we have:

(i)
analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company and Sabalo prepared by the managements of the Company and Sabalo;

(ii)	reviewed certain estimates of the oil and gas reserves of Sabalo under various pricing scenarios, including estimates based on a Sabalo reserves report prepared by the Company as of May 1, 2018;

(iii)	reviewed certain information regarding the acreage position of Sabalo;

(iv)	compared the financial performance of Sabalo with that of certain other publicly-traded companies that we deemed relevant;

(v)	reviewed the financial terms, to the extent publicly available, of certain transactions that we deemed relevant;

(vi)	reviewed the most recent draft provided to us of the Agreement and the Shad Agreement;

(vii)	discussed with management of the Company the operations of and future business prospects for Sabalo and the anticipated financial consequences of the Transaction to the Company; and

(viii)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and Sabalo (including but not limited to reserves reports and analyses) and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The managements of the Company and Sabalo have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. While we have reviewed a Sabalo reserves report prepared by the management of the Company and such management’s estimates of the oil and gas reserves of Sabalo, we have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets, oil and gas reserves or liabilities of Sabalo, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of Sabalo under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of Sabalo. With respect to the financial forecasts and estimates and assessments of oil and gas reserves prepared by the management of the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, assessments and judgments of the management of the Company as to the future financial performance of Sabalo and we have relied thereon. We are not experts in the evaluation of oil and gas reserves and we express no view as to the reserve quantities or the potential for development and production (including, without limitation, the feasibility or timing thereof) of any oil and gas properties. We have relied, without independent verification, upon the assessments of Company management as to Sabalo’s oil and gas reserves and as to market trends and prospects relating to the oil and gas industry and the potential effects of such trends and prospects on Sabalo, including without limitation the assumptions as to commodity prices reflected in the financial forecasts and estimates referred to above, which prices are subject to significant volatility and which, if different from such assumptions, could have a material impact on our opinion. We have also assumed that the representations and warranties contained in the Agreement and the Shad Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and Sabalo and issue periodic research reports regarding the Company’s business activities and prospects and we expect to provide similar services in the future. Within the past two years, we have earned fees from the Company for providing advisory services and a fairness opinion to a special committee of the Company's board of directors regarding another transaction and in connection with a common stock offering of the Company. We serve as financial adviser to the Special Committee in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services, none of which is contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens expects to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

We are not legal, accounting, regulatory or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in adverse tax consequences for the Company or its public stockholders.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest drafts of the Agreement and the Shad Agreement provided to us, without material waiver or modification. We have assumed that the transactions contemplated by the Company and EEH to finance the Transaction will be consummated prior to the closing of the Transaction in accordance with information provided by the Company to us. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company or its public stockholders. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.

This opinion is for the use and benefit of the Special Committee for purposes of its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of the Company. Our fairness opinion committee has approved the opinion set forth in this letter. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this opinion letter and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to stockholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such stockholder communications.

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion on the date hereof that the Transaction Consideration to be paid by the Company in the Transaction is fair to the Company and its public stockholders from a financial point of view.

Very truly yours,

STEPHENS INC.

Execution Version

Annex G

SECURITIES PURCHASE AGREEMENT
dated as of October 17, 2018
by and among
EARTHSTONE ENERGY, INC.
and
THE PURCHASERS PARTY HERETO

Article I
		Page
PURCHASE; CLOSING
Section 1.1	Purchase	2
Section 1.2	Closing	2
Section 1.3	Closing Conditions	3
Section 1.4	Independent Nature of Purchasers’ Obligations and Rights	5

Article II

REPRESENTATIONS AND WARRANTIES
Section 2.1	Representations and Warranties of the Company	6
Section 2.2	Representations and Warranties of the Purchasers	19

Article III

COVENANTS
Section 3.1	Filings; Other Actions	22
Section 3.2	Conduct of the Business	23
Section 3.3	Negative Covenants	24
Section 3.4	Corporate Actions	24
Section 3.5	Confidentiality	25
Section 3.6	NYSE Listing of Shares	25
Section 3.7	State Securities Laws	26
Section 3.8	Acquisition Agreement	26
Section 3.9	Use of Proceeds	26
Section 3.10	Hedging Program	26

Article IV

INDEMNIFICATION, COSTS AND EXPENSES
Section 4.1	Indemnification by the Company	27
Section 4.2	Indemnification by the Purchasers	27
Section 4.3	Indemnification Procedure	28
Section 4.4	Tax Matters	29

Article V

Schedule I:	Purchaser Allocations
Exhibit A:	Form of Series A Redeemable Convertible Preferred Stock Certificate of Designations
Exhibit B:	Form of Registration Rights Agreement
Exhibit C:	Form of Board Observation Agreement
Exhibit D:	Minimum Hedging Obligations
Exhibit E:	Form of Second Amended and Restated Limited Liability Company Agreement of Earthstone Energy Holdings, LLC
Exhibit F:	Form of Opinions of Vinson & Elkins L.L.P. and Jones & Keller, P.C.

INDEX OF DEFINED TERMS

Term	Location of Definition
10% Entity	6.10(f)
Acquisition	Recitals
Acquisition Agreement	Recitals
Affiliate	6.10(g)
Agreement	Preamble
Alternate Agreement	6.2
Anti-Money Laundering Laws	2.1(bb)
“as-converted basis”	6.10(h)
Beneficial Ownership/Beneficially Own	6.10(i)
Board Observation Agreement	1.2(b)(i)
Board of Directors	1.2(b)(i)
business day	6.10(d)
Bylaws	2.1(c)(ii)
Capitalization Date	2.1(a)(ii)
Certificate	Recitals
Certificate of Incorporation	2.1(c)(ii)
Class A Common Stock	Recitals
Class B Common Stock	2.1(b)(i)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.1(v)
Common Stock	2.1(b)(i)
Common Stock Offering	Recitals
Common Stock Offering Price	6.10(j)
Company	Preamble
Company Competitor	6.10(k)
Company Indemnitee	4.2
Company Material Adverse Effect	6.10(l)
Company Preferred Stock	2.1(b)(i)
Company Stock Awards	2.1(b)(i)

Company Subsidiary	2.1(a)(ii)
Confidentiality Agreement	3.6
control/controlled by/under common control with	6.10(g)
Credit Agreement	6.10(m)
Debt Commitment Letter	6.10(n)
Earthstone Holdings	Recitals
Environmental Laws	2.1(v)
Equity Securities	6.10(o)
ERISA	2.1(v)
ERISA-Subject Plan	2.1(v)
Exchange Act	2.1(f)
Existing Registration Rights Agreement	6.10(p)
Expense Reimbursement Amount	6.2
GAAP	2.1(f)(iii)
Governmental Entity	2.1(c)(iv)
Hazardous Substance	6.10(r)
HSR Act	3.1(a)
Indemnified Party	4.3(b)
Indemnifying Party	4.3(b)
Indenture	6.10(s)
Information	3.5
Investment Company Act	2.1(p)
Knowledge of the Company	6.10(t)
Law	6.10(u)
Lien	6.10(v)
Mandate Letter	6.10(w)
Multiemployer Plan	2.1(v)
Non-Recourse Party	6.18
Notices	3.8(c)
NYSE	1.3(b)(vi)
NYSE Listing Approval	6.10(x)
Organizational Documents	2.1(c)(ii)
Per Share Preferred Purchase Price	1.1
Person	6.10(e)
Permits	2.1(m)
Permitted Transferee	5.2(a)
Plan	2.1(b)(i)
Preferred Stock	Recitals
Purchase	1.1
Purchased Common Stock	1.1
Purchased Preferred Stock	1.1
Purchaser	Preamble
Purchaser Indemnitee	4.1
Purchaser Parties	6.10(z)
Registration Rights Agreement	1.2(b)(i)
Representatives	6.10(aa)

SEC	2.1(f)(i)
SEC Documents	2.1(f)(i)
Securities Act	2.1(d)
Seller	Recitals
Stockholder Approval	6.10(bb)
Subsidiary	2.1(a)(ii)
Tax or Taxes	6.10(cc)
Tax Return	6.10(dd)
Third-Party Claim	4.3(b)
Total Funding Obligation	1.2(b)(ii)
Transaction Documents	6.10(ee)
Transfer	6.10(ff)
Treasury Regulation	6.10(ee)
Underwriting Agreement	Recitals
Upfront Fee	6.2
Upstream Competitor	6.10(i)
Voting Debt	2.1(b)(ii)

SECURITIES PURCHASE AGREEMENT, dated as of October 17, 2018 (this “Agreement”), by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), and the purchasers set forth on Schedule I hereto (the “Purchasers”); provided that if there is only one Purchaser set forth on Schedule I, the “Purchasers” shall refer to such Purchaser.
RECITALS:
WHEREAS, the Company has entered into a Contribution Agreement (as it may be amended or supplemented from time to time, the “Acquisition Agreement” and, the transactions contemplated thereby, the “Acquisition”), by and among the Company, Earthstone Energy Holdings, LLC, a Delaware limited liability company and subsidiary of the Company (“Earthstone Holdings”), and Sabalo Holdings, LLC, a Delaware limited liability company (“Seller”);
WHEREAS, the Company may enter into an underwriting agreement with the underwriters specified therein related to a public offering of Class A common stock, par value $0.001 per share, of the Company (the “Class A Common Stock”) (as it may be amended or supplemented from time to time, the “Underwriting Agreement” and, the transactions contemplated thereby, the “Common Stock Offering”);
WHEREAS, Earthstone Holdings will enter into a purchase agreement with the initial purchasers specified therein related to a private placement of its senior unsecured notes (as it may be amended or supplemented from time to time, the “Purchase Agreement”);
WHEREAS, the Company proposes to issue and sell to the Purchasers shares of its preferred stock, par value $0.001 per share, designated as “Series A Redeemable Convertible Preferred Stock” (the “Preferred Stock”), having the terms set forth in the Certificate of Designations (the

“Certificate”) in the form attached to this Agreement as Exhibit A, subject to the terms and conditions set forth in this Agreement;
WHEREAS, subject to the conditions contained in the Certificate, the Preferred Stock will be convertible into shares of Class A Common Stock; and
WHEREAS, capitalized terms used in this Agreement have the meanings set forth in Section 6.10 or such other Section indicated in the preceding Index of Defined Terms.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
PURCHASE; CLOSING

Section 1.1    Purchase. On the terms and subject to the conditions herein, on the Closing Date, the Company agrees to sell to the Purchasers, and the Purchasers agree, severally and not jointly, to purchase from the Company, (a) an aggregate number of 225,000 shares of Preferred Stock, and the Company shall issue and sell to each Purchaser the shares of Preferred Stock set forth opposite such Purchaser’s name on Schedule I (such aggregate shares of Preferred Stock, the “Purchased Preferred Stock”), at a purchase price of $1,000 per share of Preferred Stock (the “Per Share Preferred Purchase Price”), and (b) an aggregate number of shares of Class A Common Stock such that, when multiplying such number of shares of Class A Common Stock by the Common Stock Offering Price, the result is equal to $30,000,000, with any fractional shares of Class A Common Stock being rounded to the nearest whole number of shares, and the Company shall issue and sell to each Purchaser the number of shares of Class A Common Stock such that, when multiplying such number of shares of Class A Common Stock by the Common Stock Offering Price, the result is equal to the dollar amount set forth opposite such Purchaser’s name on Schedule I, with any fractional shares of Class A Common Stock being rounded to the nearest whole number of shares (such aggregate shares of Common Stock, the “Purchased Common Stock” and, together with the Purchased Preferred Stock, the “Purchased Stock”) at a price per share of Purchased Common Stock equal to the Common Stock Offering Price. The purchase and sale of the Purchased Stock pursuant to this Section 1.1 is referred to as the “Purchase.”
Section 1.2    Closing.
(a)    Subject to the terms and conditions hereof, the closing of the Purchase (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, at 8:00 a.m. Houston time on the date of the closing of the Acquisition, or at such other time and place as the Company and the Purchasers agree (the “Closing Date”).

(b)    In addition and subject to the satisfaction or waiver on the Closing Date of the conditions to the Closing in Section 1.3, at the Closing:
(i)    the Company will (A) cause the number of shares of Purchased Stock set forth in Section 1.1 to be registered with the transfer agent of the Company in accordance with Schedule I in book-entry form, (B) deliver to the Purchasers the Registration Rights Agreement in the form of Exhibit B hereto (the “Registration Rights Agreement”) with such changes thereto as may be agreed to in writing by the Purchasers and approved by the board of directors of the Company (the “Board of Directors”), duly executed by the Company, (C) deliver to the Purchasers the Board Observation Agreement in the form of Exhibit C hereto with such changes thereto as may be agreed to in writing by the Purchasers and approved by the Board of Directors (the “Board Observation Agreement”), (D) deliver to the Purchasers the Second Amended and Restated Limited Liability Company Agreement of Earthstone Holdings in the form of Exhibit E hereto, (E) deliver to the Purchasers an executed opinion of Vinson & Elkins L.L.P. and Jones & Keller, P.C., counsel for the Company, in the form of Exhibit F hereto, and (F) deliver to the Purchasers all other documents, instruments and writings required to be delivered by the Company to the Purchasers pursuant to this Agreement or otherwise required in connection herewith; and
(ii)    each Purchaser will deliver or cause to be delivered (A) to a bank account designated by the Company in writing at least two (2) business days prior to the Closing Date, an amount in cash, by wire transfer of immediately available funds, equal to the sum of (x) the number of shares of Purchased Preferred Stock set forth opposite such Purchaser’s name on Schedule I multiplied by the Per Share Preferred Purchase Price and (y) the number of shares of Purchased Common Stock set forth opposite such Purchaser’s name on Schedule I multiplied by the Common Stock Offering Price (such aggregate amount in (x) and (y), the “Total Funding Obligation”), less such Purchaser’s pro rata share of each of the Upfront Fee and the Expense Reimbursement Amount, (B) the Registration Rights Agreement, duly executed by the Purchasers, (C) the Board Observation Agreement, duly executed by the Purchasers, and (D) all other documents, instruments and writings required to be delivered by the Purchasers to the Company pursuant to this Agreement or otherwise required in connection herewith.
Section 1.3    Closing Conditions.
(a)    The obligations of the Purchasers, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchasers and the Company (acting at the direction of the Board of Directors) at or prior to the Closing of the following conditions:
(i)    the Company shall have received Stockholder Approval;
(ii)    no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and

(iii)    all conditions to closing the Acquisition set forth in Article 7 of the Acquisition Agreement shall have been satisfied or shall be satisfied substantially simultaneously with the Closing on the terms and conditions contemplated by the Acquisition Agreement (subject to any amendments, supplements, waivers or other modifications permitted by Section 3.8 or otherwise consented to in writing by the Purchasers) and the closing of the Acquisition shall occur substantially simultaneously with the Closing.
(b)    The obligations of the Purchasers to effect the Closing are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchasers at or prior to the Closing of the following conditions (provided, however, that the condition in clause (b)(vii) below shall only be a condition to the Closing as it relates to the Purchased Common Stock, the Closing with respect to the Purchased Preferred Stock shall in no way be conditioned on the satisfaction or waiver of such condition and the parties acknowledge that the Closing with respect to the Purchased Preferred Stock may accordingly occur notwithstanding the failure of the Closing to occur with respect to the Purchased Common Stock):
(i)    (A) the representations and warranties of the Company set forth in Section 2.1 hereof shall be true and correct in all material respects (other than Sections 2.1(a), 2.1(b), 2.1(c)(i) and 2.1(e) or other representations and warranties that are qualified by materiality or Company Material Adverse Effect, which, in each case, shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, and (B) the representations and warranties of the Company set forth in Sections 2.1(a), 2.1(b), 2.1(c)(i) and 2.1(e) shall be true in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case as of such earlier date);
(ii)    the Company shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;
(iii)    the Leverage Ratio (as such term is defined in the Credit Agreement) as of the Closing Date shall not exceed 4.25 to 1.00, after giving pro forma effect to the consummation of the transactions contemplated by this Agreement and the Acquisition Agreement and the equity and debt capital raised by the Company in order to fund the Acquisition;
(iv)    the Purchasers shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.3(b)(i), (ii) and (iii) have been satisfied;

(v)    the Company shall have delivered a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.3(a)(iii) have been satisfied;
(vi)    the shares of Purchased Common Stock and the maximum number of shares of Class A Common Stock to be issued upon conversion of the Preferred Stock shall have been reserved and approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance;
(vii)    the Purchasers shall have received a certificate signed on behalf of the Company by a senior executive officer certifying that, prior to or substantially simultaneously with the Closing, the Company shall have received gross proceeds from the Common Stock Offering at least $60,000,000;
(viii)    the Purchasers shall have received from the Company a certificate of the Secretary of State of the State of Delaware, dated within two (2) business days prior to the Closing Date, to the effect that the Company is in good standing in the State of Delaware;
(ix)    the Purchasers shall have received a certificate signed on behalf of the Company by the secretary certifying (x) as to the Certificate of Incorporation and Bylaws of the Company, (y) that the Company has adopted and filed the Certificate with the Secretary of State of the State of Delaware and (z) that the Certificate is in full force and effect;
(x)    the Purchasers shall have received a cross receipt signed on behalf of the Company by a senior executive officer certifying as to the amount that the Company has received from the Purchasers; and
(xi)    the Company shall have delivered, or caused to be delivered, to the Purchasers all of the items described in Section 1.2(b)(i).
(c)    The obligation of the Company to effect the Closing is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company (acting at the direction of the Board of Directors) at or prior to the Closing of the following conditions:
(i)    (A) the representations and warranties of the Purchasers set forth in Section 2.2 hereof shall be true and correct in all material respects (other than Sections 2.2(a) and 2.2(b)(i) or other representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date), and (B) the representations and warranties of the Purchasers set forth in Sections 2.2(a) and 2.2(b)(i) shall be true in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date;

(ii)    each of the Purchasers shall have performed in all material respects its obligations required to be performed by it pursuant to this Agreement at or prior to the Closing;
(iii)    the Company shall have received a certificate signed on behalf of each Purchaser by a senior executive officer (or equivalent) thereof certifying to the effect that the conditions set forth in Section 1.3(c)(i) and (ii) have been satisfied by such Purchaser; and
(iv)    the Purchasers shall have delivered, or caused to be delivered, to the Company all of the items described in Section 1.2(b)(ii).
Section 1.4    Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The failure or waiver of performance by any Purchaser does not excuse performance by any other Purchaser.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1    Representations and Warranties of the Company. Except as set forth in a correspondingly identified schedule attached hereto (provided, that any item disclosed in any particular schedule attached hereto shall be deemed to be disclosed with respect to any other schedule to the extent it is reasonably apparent on the face of such disclosure that it applies to such other schedule), the Company represents and warrants to the Purchasers as of the date hereof and as of the Closing Date as follows (provided, that, other than as provided in Section 2.1(b) and Section 2.1 (cc), the Company makes no representations or warranties whatsoever in this Agreement regarding the assets, operations, or business to be acquired by the Company pursuant to the Acquisition Agreement):
(a)    Organization and Authority.
(i)    The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, has all requisite power and authority to own its properties and conduct its business as presently conducted in the manner described in the SEC Documents and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and accurate copies of the Certificate of Incorporation and Bylaws, each as in effect as of the date of this Agreement, have been made available to the Purchasers prior to the date hereof.
(ii)    As of the close of business on September 30, 2018 (the “Capitalization Date”), the Company owns, directly or indirectly, 44.3% of the ownership interests in Earthstone Holdings, and Earthstone Holdings owns, directly or indirectly, 100% of the ownership interests in each material Subsidiary of Earthstone Holdings. Such ownership interests have been duly authorized and validly issued in accordance with the organizational documents of each Company Subsidiary and are fully paid (to the extent required under those documents), and the Company owns, directly or indirectly, such ownership interests free and clear of all Liens (except restrictions under any applicable state or foreign securities laws). Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, has all requisite power and authority to own its properties and conduct its business as presently conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.
(b)    Capitalization.
(i)    The authorized capital stock of the Company consists of 200,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B common stock, par value $0.001 per share of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the Capitalization Date, there were 28,396,588 shares of Class A Common Stock outstanding, 35,663,034 shares of Class B Common Stock outstanding and zero shares of Company Preferred Stock outstanding or designated as a series. As of the close of business on the Capitalization Date, (A) 3,192,211 shares of Class A Common Stock were reserved for issuance under the Earthstone Energy Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended (the “Plan”), of which 1,272,799 shares of Class A Common Stock have been reserved for issuance subject to restricted stock unit awards and performance unit awards granted pursuant to the Plan (collectively, the “Company Stock Awards”) and (B) no shares of Common Stock were held by the Company in its treasury. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued in accordance with applicable securities laws and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or Company Preferred Stock have been issued other than shares of Common Stock issued in respect of Company Stock Awards in the ordinary course of business. The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect. As of the date hereof, there are no, and as of the Closing Date, there will be no, Senior Stock or Parity Stock (each as defined in the Certificate) issued by the Company, other than the Preferred Stock to be issued to the Purchasers on the Closing Date in accordance with this Agreement.
(ii)    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (A)  pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under Company Stock Awards, (B) as set forth in Section 2.1(b)(i) and (C) as disclosed in the SEC Documents, the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).
(c)    Authorization.
(i)    Subject to the receipt of Stockholder Approval, the Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors. This Agreement has been, and (as of the Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchasers, is, and (as of the Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Other than receipt of Stockholder Approval and the filing of the Certificate with the Secretary of State of the State of Delaware, no other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby.
(ii)    Neither the Company nor any Company Subsidiary is (a) in violation of any of the terms, conditions or provisions of (i) the third amended and restated certificate of incorporation of the Company (the “Certificate of Incorporation”) or amended and restated bylaws of the Company, as amended (the “Bylaws”), or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary (together with the Certificate of Incorporation and the Bylaws, the “Organizational Documents”), (b) in violation of any law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over the Company or any Company Subsidiary or any of their any respective properties or assets or (c) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets are bound, which breach, default or violation in the case of clauses (b) or (c) would, if continued, reasonably be expected to constitute a Company Material Adverse Effect.
(iii)    None of the issuance and sale by the Company of the Purchased Stock, the application of the proceeds thereof, the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof (including the conversion or exercise provisions of the Preferred Stock), will, subject only to the receipt of Stockholder Approval, the filing of the Certificate with the Secretary of State of the State of Delaware and receipt of NYSE Listing Approval, (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under (i) any of the terms, conditions or provisions of their respective Organizational Documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iv)    Other than the securities or blue sky laws of the various states, approval or expiration of applicable waiting periods under the HSR Act, the receipt of Stockholder Approval, the filing of the Certificate with the Secretary of State of the State of Delaware and receipt of NYSE Listing Approval, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any court, administrative agency or commission or other governmental or arbitral body or authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization (each, a “Governmental Entity”), nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.
(d)    Sale of Securities. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 2.2, the issuance and sale of the Purchased Stock to the Purchasers pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and neither the Company nor, to the Company’s Knowledge, any person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption. Without limiting the foregoing, neither the Company nor to the Knowledge of the Company any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Stock and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Purchased Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Purchased Stock under this Agreement to be integrated with other offerings.
(e)    Status of Securities. Subject to the receipt of Stockholder Approval, the shares of Purchased Stock and shares of Class A Common Stock to be issued upon conversion of such Preferred Stock, have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such securities will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchasers good and marketable title to all such securities, be free and clear of all Liens, except restrictions imposed by the Securities Act, Section 5.2, the Certificate and any applicable state or foreign securities laws. Upon any conversion of any shares of Preferred Stock into Class A Common Stock pursuant to the Certificate, the shares of Class A Common Stock issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holder thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company, and will effectively vest in the Purchasers good and marketable title to all such securities, be free and clear of all Liens, except restrictions imposed by the Securities Act, Section 5.2, the Certificate and any applicable state or foreign securities laws. The respective rights, preferences, privileges and restrictions of the Preferred Stock and the Common Stock are as stated in the Certificate of Incorporation (including the Certificate) or as otherwise provided by the mandatory provisions of the Delaware General Corporate Law. At or prior to Closing, the maximum number of shares of Class A Common Stock to be issued upon any conversion of shares of Preferred Stock into Class A Common Stock shall have been duly reserved for such issuance and approved for listing on the NYSE, subject to official notice of issuance.
(f)    SEC Documents; Financial Statements.
(i)    The Company has filed all required reports, proxy statements, forms, and other documents with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2017 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective date complied as to form in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii)    The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is accumulated and communicated to management of the Company, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and for the preparation of the Company’s filings with the SEC, (B) has ensured such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act and (C) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (I) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(iii)    The financial statements of the Company and its consolidated Subsidiaries contained or incorporated by reference in the SEC Documents (including the related notes and supporting schedule) (A) complied as to form in all material respects in with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, (B) have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto or as permitted by Regulation S-X) and (C) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal recurring audit adjustments).
(iv)    Since the date of the most recent balance sheet of the Company audited by the Company’s auditor, the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto in all material respects.
(g)    Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2018, (ii) liabilities incurred since June 30, 2018 in the ordinary course of business (including incremental borrowings under the Company’s revolving credit facility) and (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement, the Acquisition Agreement, the Underwriting Agreement and the Purchase Agreement, the Company and the Company Subsidiaries do not have any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Company’s financial statements in accordance with GAAP.
(h)    Independent Registered Public Accounting Firm. Grant Thornton LLP, which has audited the financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to the Company and the consolidated Company Subsidiaries within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of the Company and the consolidated Company Subsidiaries as a result of or in connection with any disagreement with the Company or any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(i)    No Restrictions or Registration Rights. Except as described in the Organizational Documents, there are no restrictions upon the voting or transfer of, any equity securities of the Company. Except as described in the Organizational Documents or the Existing Registration Rights Agreement, the Company has not granted registration rights to any Person other than the Purchasers that would provide such Person priority over the Purchasers’ rights with respect to any “piggyback” or similar registration.
(j)    Brokers and Finders. Except for Jefferies LLC and RBC Capital Markets, LLC, the fees and expenses of which will be paid by the Company, neither the Company nor any of the Company Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.
(k)    Litigation. Except as described in the SEC Documents (other than disclosures in the “Risk Factors” sections thereof or any disclosures therein that are cautionary, predictive or forward-looking in nature), there is no action, suit, proceeding, claim, injunction or investigation pending or, to the Knowledge of the Company, threatened against, nor any outstanding judgment, order or decree against, the Company or any of the Company Subsidiaries before or by any Governmental Entity which, if adversely determined, individually or in the aggregate, have or would reasonably be expected to have, a Company Material Adverse Effect or which challenge the validity of any of the Transaction Documents or the right of the Company to enter into the Transaction Documents or consummate the transactions contemplated thereby.
(l)    Taxes.
(i)    Each of the Company and the Company Subsidiaries has filed all material Tax Returns, and such Tax Returns are true, accurate and complete in all material respects;
(ii)    All material Taxes owed by the Company and the Company Subsidiaries which are or have become due have been timely paid in full, except for those which are being contested in good faith and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP;
(iii)    There is no material deficiency proposed or assessed with respect to any Taxes or Tax Returns of the Company or a Company Subsidiary;
(iv)    Neither the Company nor any of the Company Subsidiaries have executed any waiver of any statute of limitations on the assessment or collection of any material Tax that remains outstanding;
(v)    There is no pending audit, suit, proceeding, claim, examination or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of the Company, threatened or proposed with respect to any material Taxes of the Company or any of the Company Subsidiaries;
(vi)    Neither the Company nor any Company Subsidiary has received written notice from a taxing authority in a jurisdiction where it does not file a Tax Return claiming that it is subject to material Tax in that jurisdiction;
(vii)    There are no liens for material Taxes against the property of the Company or any Company Subsidiary except for Permitted Liens;
(viii)    All material Tax withholding and deposit requirements imposed on the Company or Company Subsidiaries have been satisfied in full;

(ix)    Neither the Company nor a Company Subsidiary has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); and
(x)    Neither the Company nor any Company Subsidiary has made an election Section 965(h) of the Code.
(m)    Permits and Licenses. The Company and the Company Subsidiaries possess all adequate certificates, authorizations, franchises, licenses, consents and permits issued by appropriate Governmental Entities (collectively, “Permits”) necessary or material to the conduct of their respective businesses in the manner described in the SEC Documents, except where the failure to have obtained the same would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms and conditions of all such Permits, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Permits that, if determined adversely to the Company or any the Company Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(n)    Distribution Restrictions. The Company is not currently prohibited, nor as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from paying any distributions with respect to its equity securities, from repaying to any Company Subsidiary any loans or advances, or from transferring property or assets to a Company Subsidiary, except (a) as prohibited under the Credit Agreement, the Indenture or the Transaction Documents, (b) such prohibitions mandated by the Laws of each of the Company’s or Company Subsidiary’s state of formation and the terms of their respective Organizational Documents or (c) where such prohibition would not reasonably be expected to have a Company Material Adverse Effect.
(o)    Investment Company Act. The Company and each of the Company Subsidiaries is not and after giving effect to the sale of the Purchased Stock and the application of the proceeds from such sale, will not be (i) an “investment company” as defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”), or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).
(p)    Compliance with Laws. Except as described in the SEC Documents (other than disclosures in the “Risk Factors” sections thereof or any disclosures therein that are cautionary, predictive or forward-looking in nature), the Company and Company Subsidiaries are, and during the prior three years have been, in compliance in all material respects with all applicable Laws relating to the properties and assets of the Company and the Company Subsidiaries and the business of the Company and Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to impair the Company’s ability to perform its obligations under the Transaction Documents. To the Knowledge of the Company as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is being investigated for any material violation of any applicable Law relating to the properties and assets of the Company and the Company Subsidiaries and the business of the Company and Company Subsidiaries.
(q)    Absence of Changes. Since December 31, 2017, except as described in the SEC Documents (other than disclosures in the “Risk Factors” sections thereof or any disclosures therein that are cautionary, predictive or forward-looking in nature), there has not been any Company Material Adverse Effect.
(r)    Compliance with Sarbanes-Oxley. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith applicable to the Company.
(s)    Title to Interests. The Company and the Company Subsidiaries have (i) Good and Marketable Title to all of their material interests in their producing oil and gas properties forming the basis for the reserves in the Company’s reserve report as of December 31, 2017 and to all of their material interests in non-producing oil and gas properties, title investigations having been carried out by the Company and the Company Subsidiaries, as applicable, in accordance with the general practice in the oil and gas industry, (ii) good and indefeasible title to all other real property owned by them that is material to the Company and the Company Subsidiaries, taken as a whole, and (iii) good and valid title to all personal property owned by them that is material to the Company and the Company Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects, except such liens, encumbrances and defects as do not materially interfere with the use made and proposed to be made of such property by the Company or the Company Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect, all proceeds from the sale of the Company’s and Company Subsidiaries’ share of oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons being produced from the Company’s and Company Subsidiaries’ respective oil and gas properties are currently being paid in full to the Company or the Company Subsidiaries, as applicable, by the purchasers thereof on a timely basis, and none of such proceeds from such hydrocarbons produced from the Company’s oil and gas properties that are operated by the Company or an Affiliate of the Company is currently being held in suspense by such purchaser or any other party. Neither the Company nor any Company Subsidiary has granted any net profits interests or overriding royalty interests in respect of the oil and gas properties other than (x) to the extent reflected in the Company’s reserve report as of December 31, 2017 or (y) as were granted in the ordinary course of business and consistent with industry practice and would not, individually or in the aggregate, be material to the Company.
(t)    Intellectual Property. The Company and the Company Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary to conduct their businesses, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(u)    Labor and Employment Matters. The Company and Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither the Company nor any Company Subsidiary has any material liability with respect to misclassification of any Person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company or any Company Subsidiary. No labor dispute with the employees of the Company or any Company Subsidiary exists, or, to the Knowledge of the Company, is imminent or threatened that could reasonably be expected to have a Company Material Adverse Effect.
(v)    Insurance. Each of the Company and the Company Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Company and the Company Subsidiaries are in full force and effect; the Company and the Company Subsidiaries are in compliance with the terms of such policies in all material respects; there are no material claims by the Company or any of the Company Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Company or any of the Company Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.
(w)    Environmental Laws. (a) Neither the Company nor any of the Company Subsidiaries is in violation of, and does not have any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law or decision or order of any domestic or foreign governmental agency, governmental body or court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, to the protection or restoration of the environment or natural resources, to occupational health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages (collectively, “Environmental Laws”) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries own, occupy, operate or use any real property contaminated with Hazardous Substances, (iii)  neither the Company nor any of the Company Subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site in violation of Environmental Law, (v)  neither the Company nor any the Company Subsidiaries is subject to any pending, or to the Company’s Knowledge threatened, claim by any Governmental Entity or person arising under Environmental Laws or relating to Hazardous Substances, and (vi) the Company and the Company Subsidiaries have received and are in compliance with all, and have no liability under any, Permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental

Laws for the operation of their business as presently conducted, except in each case covered by clauses (i)-(vi) such as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (b) to the Knowledge of the Company and the Company Subsidiaries there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect; and (c) in the ordinary course of its business, the Company and the Company Subsidiaries periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of the Company, and, on the basis of such evaluation, the Company and the Company Subsidiaries have reasonably concluded that such Environmental Laws will not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(x)    ERISA Compliance. Except, in each case, for any such matter as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which the Company or any of the Company Subsidiaries would have any liability (each an “ERISA-Subject Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any ERISA-Subject Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each ERISA-Subject Plan subject to Title IV of ERISA (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) no ERISA-Subject Plan is or is reasonably expected to be “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) (C) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA-Subject Plan or the receipt by the Company or any of the Company Subsidiaries from the PBGC or the plan administrator of any notice relating to the intention to terminate any ERISA-Subject Plan or ERISA-Subject Plans or to appoint a trustee to administer any ERISA-Subject Plan, (D) no conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any ERISA-Subject Plan and (E) neither the Company nor any of the Company Subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the ERISA-Subject Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of an ERISA-Subject Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA) (“Multiemployer Plan”); (iv) no Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); and (v) each ERISA-Subject Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.
(y)    Illegal Payments. Neither the Company nor any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, representative or other

Person associated with or acting on behalf of the Company or any of the Company Subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office to influence official action or secure an improper advantage; and the Company and the Company Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.
(z)    Anti-Money Laundering Laws. The operations of the Company and the consolidated Company Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the consolidated Company Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any consolidated Company Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.
(aa)    Economic Sanctions.
(i)    Neither the Company nor any of the consolidated Company Subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s Knowledge, any agent, Affiliate or representative of the Company or any of the consolidated Company Subsidiaries, is a Person that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UN), the European Union (EU), Her Majesty’s Treasury (UK HMT), the Swiss Secretariat of Economic Affairs (SECO), the Hong Kong Monetary Authority (HKMA), the Monetary Authority of Singapore (MAS), or other relevant sanctions authority (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).
(ii)    Neither the Company nor any of the consolidated Company Subsidiaries will, directly or indirectly, use the proceeds of the sale of the Purchased Stock under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
(iii)    For the past five years, the Company and the consolidated Company Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.
(bb)    Listing and Maintenance Requirements. The Class A Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Class A Common Stock under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration.
(cc)    Acquisition Agreement. To the Knowledge of the Company, the representations and warranties of the sellers party to the Acquisition Agreement are true and correct, except such as would, individually or in the aggregate, reasonably be expected to not have a Company Material Adverse Effect.
(dd)    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS SECTION 2.1, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES (AND THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON) ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED STOCK, THE CLASS A COMMON STOCK OR THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO THE PURCHASER, OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS, OR (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS SECTION 2.1, ANY ORAL OR WRITTEN INFORMATION PRESENTED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF THE PURCHASER TO RELY ON THE

REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED HEREUNDER, NOR WILL ANYTHING IN THIS AGREEMENT OPERATE TO LIMIT ANY CLAIM BY THE PURCHASER FOR FRAUD.

Section 2.2    Representations and Warranties of the Purchasers. Each of the Purchasers, severally and not jointly, hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:
(a)    Organization and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and such Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.
(b)    Authorization.
(i)    Such Purchaser has the corporate or other power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by such Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
(ii)    Such Purchaser is not (a) in violation of any of the terms, conditions or provisions of its certificate of formation, (b) in violation of any law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over such Purchaser or any of its properties or assets or (c) in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which such Purchaser is a party or by which such Purchaser or any of its properties or assets are bound, which breach, default or violation in the case of clauses (b) or (c) would, if continued, reasonably be expected to expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
(iii)    Neither the execution, delivery and performance by such Purchaser of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Purchaser with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Purchaser under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which such Purchaser is a party or by which it may be bound, or to which such Purchaser or any of the properties or assets of such Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Purchaser or its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
(iv)    Other than the securities or blue sky laws of the various states and approval or expiration of applicable waiting periods under the HSR Act, no notice to, registration, declaration or filing with, or review by, or authorization, written exemption or qualification, order, permit, waiver, license, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary in connection with the issuance and sale of the Purchased Stock by the Company, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by such Purchaser of the transactions contemplated by this Agreement or the other Transaction Documents.
(c)    Purchase for Investment. Such Purchaser acknowledges that the Purchased Stock has not been registered under the Securities Act or under any state securities laws. Such Purchaser (i) acknowledges that it is acquiring the Purchased Stock set forth opposite such Purchaser’s name on Schedule I pursuant to an exemption from registration under the Securities

Act solely for investment with no present intention to distribute any of such Purchased Stock to any Person in violation of applicable securities laws, (ii) will not sell or otherwise dispose of any of the Purchased Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Stock and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (v) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Stock, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Purchased Stock indefinitely and (y) a total loss in respect of such investment. Such Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Purchased Stock and to protect its own interest in connection with such investment.
(d)    Financial Capability. Such Purchaser currently has capital commitments sufficient to, and at Closing will have, available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement. Such Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I will not be available on the Closing Date upon request of its limited partners or members, as applicable.
(e)    Brokers and Finders. Neither such Purchaser nor any of its Affiliates or any of their respective officers, directors, employees or agents have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Purchaser, in connection with this Agreement or the transactions contemplated hereby.
(f)    Ownership. As of the date of this Agreement, neither such Purchaser nor any of its Affiliates (other than any portfolio company with respect to which such Purchaser is not the party exercising control over investment decisions) are the owners of record of shares of Common Stock or securities convertible into or exchangeable for Common Stock.
(g)    No Public Market. Such Purchaser understands that no public market now exists for the Purchased Preferred Stock, and that the Company has made no assurances that a public market will ever exist for the Preferred Stock.
(h)    Non-Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN SECTION 2.1, THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED STOCK, THE CLASS A COMMON STOCK OR THE COMPANY OR ANY

OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, INCLUDING WITH RESPECT TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE COMPANY OR ANY OF THE COMPANY SUBSIDIARIES OR THEIR RESPECTIVE BUSINESS, OR (II) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF ITS DUE DILIGENCE INVESTIGATION OF THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF THE PURCHASER TO RELY ON THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED HEREUNDER, NOR WILL ANYTHING IN THIS AGREEMENT OPERATE TO LIMIT ANY CLAIM BY THE PURCHASER FOR FRAUD.

ARTICLE III
COVENANTS
Section 3.1    Filings; Other Actions.
(a)    From the date hereof until the Closing, the Purchasers, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, required, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Company and the Purchasers shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. The Company and the Purchaser hereby acknowledge and agree that no approvals or authorizations of, filings or registrations with, or notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) is required prior to Closing to consummate the Purchase.
(b)    The Purchasers and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Law relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1. The Purchasers shall promptly furnish the Company, and the Company shall promptly furnish the Purchasers, to the extent permitted by applicable Law, with copies of written communications received by it or any of the Company Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
(c)    Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3.1 shall require the Company or any of its respective Affiliates to (i) hold separate or divest or refrain from acquiring, investing in or otherwise dealing in any property, assets, facilities, business, or equity or (ii) commit on behalf of itself any of its Affiliates to any conduct remedies or any amendment, modification or termination of any existing, or entering into any new, contracts with any third parties.

Section 3.2    Conduct of the Business.
(a)    During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Company and the Company Subsidiaries will use commercially reasonable efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Company or any Company Subsidiary. During such period, the Company shall provide reasonably prompt written notice to the Purchasers regarding any material adverse developments in respect of the foregoing.
(b)    During the period commencing on the date of this Agreement and ending on the Closing Date, the Company shall promptly provide the Purchasers with all information with respect to the Acquisition Agreement (and the transactions contemplated therein) as reasonably requested by the Purchasers and generally keep the Purchasers reasonably informed of the status of the transactions contemplated by the Acquisition Agreement promptly as practicable, including providing (i) reasonably prompt oral and written notice of all material developments with respect thereto and (ii) to the extent not duplicative with preceding clause (i), true, correct and complete copies of (A) any material written notice given by the Company under the Acquisition Agreement to another party thereto and (B) any material written notice received by the Company under the Acquisition Agreement from the other parties thereto.

Section 3.3    Negative Covenants. From the date of this Agreement through the Closing, the Company and the Company Subsidiaries shall not, without the prior written consent of the Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    declare, or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company;
(b)    amend the Certificate of Incorporation or Bylaws in a manner that would adversely affect the powers, preferences and specials rights of the Preferred Stock other than any amendments pursuant to this Agreement and the Acquisition Agreement;
(c)    (I) sell, lease, assign, convey or otherwise dispose (including by farmout or similar transaction) of any properties of the Company or any Company Subsidiary having a fair market value in excess of $50 million in the aggregate or (II) acquire any properties (including by farm-in or similar transaction) or make any investment in any Person (other than a Company Subsidiary) by the Company and/or the Company Subsidiaries in excess of $100 million in the aggregate, other than (i) the sale or purchase of hydrocarbons in the ordinary course of business, (ii) acreage swaps in the ordinary course of business or (iii) the sale, lease assignment, conveyance or other disposition (including by farmout or similar transaction) of any properties of the Company or any Company Subsidiary located outside the Midland Basin of the Permian Basin of West Texas; or
(d)    authorize, issue or reclassify any capital stock, or debt securities convertible into capital stock, of the Company other than the authorization and issuance of (i) the Purchased Stock, (ii) the issuance of Common Stock issued as consideration for the Acquisition, (iii) the issuance of Class A Common Stock issued in connection with the Common Stock Offering and (iv) the issuance of Class A Common Stock in respect of the exercise of Company Stock Awards outstanding as of the date of this Agreement or the issuance or grant of Class A Common Stock or other securities in the ordinary course pursuant to the Plan.

Section 3.4    Corporate Actions.
(a)    Authorized Class A Common Stock. All shares of Class A Common Stock delivered upon conversion of the Preferred Stock shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free of any Lien, except restrictions imposed by the Securities Act, the Certificate, Section 4.2 and any applicable state or foreign securities laws.
(b)    Certificate. Prior to the Closing, the Company shall file in the office of the Secretary of State of the State of Delaware the Certificate in the form attached to this Agreement as Exhibit A, with such changes thereto as may be agreed to by the Purchasers and approved by the Board of Directors.

(c)    Certain Adjustments. If any occurrence since the date hereof until the Closing would have resulted in an adjustment to the Conversion Price (as defined in the Certificate) pursuant to Section 8 of the Certificate if the Preferred Stock had been issued and outstanding since the date hereof, the Company shall adjust the Conversion Price, effective as of the Closing, in the same manner as would have been required by Section 8 of the Certificate if the Preferred Stock had been issued and outstanding since the date hereof.

Section 3.5    Confidentiality. Until the six (6) month anniversary of the Closing Date, (a) each party to this Agreement will hold, and will cause its respective Affiliates and its and their Representatives to hold, in strict confidence, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto and its respective Subsidiaries and Affiliates furnished to it by the other party or its Representatives pursuant to this Agreement or the Confidentiality Agreement, dated as of September 12, 2017, between the Company and EIG Investment Management Company, LLC, as amended (the “Confidentiality Agreement”) (except to the extent that such information was (1) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party or (2) in the public domain through no violation of this Section 3.5 by such party), and (b) neither party hereto shall release or disclose such Information to any other Person, except its Representatives and financing sources, including its limited partners, members, stockholders or other equityholders, as applicable, and their investors and partners, members, stockholders or other equityholders, in each case, who have a bona fide need to know the Information or to whom such party would disclose such Information in the ordinary course of business, who are aware of the confidential nature of such Information and who have agreed to keep such Information strictly confidential. Notwithstanding the foregoing, each party to this Agreement may disclose Information to the extent that (1) disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval required to be obtained in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby or (2) disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange. Each Purchaser (and any Affiliate or associate of such Purchaser to whom Preferred Stock or Common Stock is Transferred) agrees to use any Information concerning the Company and the Company Subsidiaries solely for purposes of monitoring such Purchaser’s investment in the Company.

Section 3.6    NYSE Listing of Shares. The Company shall file prior to the Closing Date a supplemental listing application with the NYSE to list the shares of Purchased Common Stock and the maximum number of shares of Class A Common Stock to be issued upon conversion of the Purchased Preferred Stock.

Section 3.7    State Securities Laws. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain all necessary Permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of the Purchased Stock and (b) cause such authorization, approval, Permit or qualification to be effective as of the Closing and as of any conversion of Preferred Stock.
Section 3.8    Acquisition Agreement.
(a)    The Company has made available to the Purchasers a true, correct and complete copy of the Acquisition Agreement (including any amendments thereto).
(b)    None of the Company or Company Subsidiaries is party to or bound by any agreement with Seller any of its Affiliates that would modify any of the Company’s rights under the Acquisition Agreement that has not been made available to the Purchasers.
(c)    The Company has made available to the Purchasers true, correct and complete copies of each Title Defect Notice and each Title Benefit notice (in each case, as defined under the Acquisition Agreement) delivered pursuant to the Acquisition Agreement (the “Notices”). There has not been any material written notice delivered by the Company to Seller or received by the Company from Seller, in each case pursuant to the express terms of the Acquisition Agreement, which relates to any matter other than Title Defects, Environmental Defects, Title Benefits or the Preliminary Settlement Statement (in each case, as defined under the Acquisition Agreement). Other than (a) the Notices and (b) any communications between the Company or any Company Subsidiary and Seller with respect to the Notices, any Title Defects or Title Benefits identified in any Notice (including any title curative efforts) and/or any objections or responses to matters identified in the Preliminary Settlement Statement, there has not been any written notice delivered by the Company to Seller or received by the Company from Seller, in each case pursuant to the express terms of the Acquisition Agreement, that has had or may reasonably be expected to have a material and adverse impact on (i) the Company, (ii) the Purchasers or (iii) the ability of the Company to consummate the transactions contemplated by the Transaction Documents or the transactions contemplated by the Acquisition Agreement.

(d)    At or prior to the Closing, without the prior written consent of the Purchasers (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not make or agree to make any amendments, supplements, waivers or other modifications to any provision of the Acquisition Agreement in a manner that would be materially adverse to the Company. For the avoidance of doubt, except as otherwise expressly provided herein, any reference to the transactions contemplated by this Agreement shall not include the Acquisition.
Section 3.9    Use of Proceeds. The Company shall use the proceeds of the offering of the Purchased Stock to fund a portion of the consideration under the Acquisition Agreement and for the payment of the Upfront Fee and the Expense Reimbursement Amount.
Section 3.10    Hedging Program. At or prior to the Closing, the Company shall have implemented a program with the minimum hedging obligations set forth on Exhibit D hereto and shall be in compliance with such hedging program.
ARTICLE IV
INDEMNIFICATION, COSTS AND EXPENSES
Section 4.1    Indemnification by the Company. The Company agrees to indemnify each Purchaser, its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) from all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to the breach of any representations, warranties or covenants of the Company contained herein; provided that such claim for indemnification relating to the breach of representations, warranties or covenants is made prior to the expiration of the survival period of such representation, warranty or covenant as set forth in Section 6.1; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Indemnitee shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Company shall constitute the date upon which such claim has been made; provided, further, that the aggregate liability of the Company to each Purchaser Indemnitee pursuant to this Section 4.1 shall not be greater in amount than such Purchaser’s Total Funding Obligation. No Purchaser Indemnitee shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 4.1; provided, however, that such limitation shall not prevent any Purchaser Indemnitee from recovering under this Section 4.1 for any such damages to the extent that such damages are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims.

Section 4.2    Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Company, its Affiliates and their respective Representatives (collectively, the “Company Indemnitee”) from, all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein; provided that such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation, warranty or covenant as set forth in Section 6.1; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Company Indemnitee shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; provided, further, that the aggregate liability of such Purchaser shall not be greater in amount than such Purchaser’s pro rata share of the Total Funding Obligation. No Company Indemnitee shall be entitled to recover special, indirect, exemplary, lost profits, speculative or punitive damages under this Section 4.2; provided, however, that such limitation shall not prevent any Company Indemnitee from recovering under this Section 4.2 for any such damages to the extent that such damages are in the form of diminution in value or are payable to a third party in connection with any Third-Party Claims.
Section 4.3    Indemnification Procedure.
(a)    A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article IV, except as otherwise provided in Section 4.1 and Section 4.2.
(b)    Promptly after any Company Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) business days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (2) to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The remedies set forth in this ARTICLE IV are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
Section 4.4    Tax Matters. All indemnification payments under this Article IV shall be treated as adjustments to the Total Funding Obligation for all Tax purposes except as otherwise required by applicable Law.

ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1    Standstill. Until a Purchaser, together with its Affiliates, ceases to Beneficially Own greater than 5% of the then outstanding Common Stock (determined on a fully diluted, as-converted basis), each of such Purchaser’s Purchaser Parties shall not, without the prior approval of the Board of Directors, directly or indirectly, through its Subsidiaries or any other Persons, or in concert with any Person, or as a “group” (as defined in Section 13 of the Exchange Act) with any Person:

(a)    purchase, offer to purchase, or agree to purchase or otherwise acquire Beneficial Ownership of any Common Stock, or any securities convertible or exchangeable into Common Stock, excluding any shares of Class A Common Stock or other securities acquired pursuant to a conversion of the Preferred Stock, or otherwise acquired pursuant to the Transaction Documents;
(b)    make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company or any of the Company Subsidiaries, or seek or propose to influence, advise, change or control the Board of Directors, management, policies, affairs or strategy of the Company by way of any public communication or other communications to security holders intended for such purpose;
(c)    make a proposal for, or offer of (with or without conditions) any acquisition of or extraordinary transaction involving the Company or any of the Company’s Subsidiaries or any of their respective securities or assets;
(d)    effect or seek to effect (including by entering into discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other Person to effect or seek, offer or propose (whether public or otherwise) to effect or participate (except as a holder of Class A Common Stock or Preferred Stock) in a merger, consolidation, division, acquisition or exchange of substantially all assets or equity, change of control transaction, recapitalization, restructuring, liquidation or similar transaction involving the Company or any of the Company Subsidiaries; or
(e)    enter into any discussions, negotiations, arrangements or understandings with or form a group with, any third party in connection with such third party’s taking, planning to take, or seeking to take any of the actions prohibited by clauses (a) through (d) of this Section 5.1 or otherwise act, alone or in concert with others, to seek to control or influence the Board of Directors or the management or policies of the Company, including the Company Subsidiaries;
(f)    provided, however, that nothing in this Section 5.1 will limit  (i) any Purchaser Party’s ability to vote or Transfer (subject to Section 4.2) its Class A Common Stock or Preferred Stock or otherwise exercise rights under its Preferred Stock; (ii) the ability of any director elected by the holders of Preferred Stock pursuant to the Certificate to vote or otherwise exercise its fiduciary duties as a member of the Board of Directors; (iii) the ability of any director elected by the holders of Preferred Stock pursuant to the Certificate to seek to participate fully as a director on the Board of Directors; or (iv) the ability of a Purchaser or the holders of Preferred Stock to exercise their rights to elect directors pursuant to the Certificate.
Section 5.2    Transfer Restrictions
(a)     Until the six (6) month anniversary of the earlier of the closing date of the Common Stock Offering and the Closing Date, no Purchaser shall (i) Transfer any Preferred Stock or Class A Common Stock or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Preferred Stock or Class A Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Preferred Stock, the Class A Common Stock or any other capital stock of the Company; provided, however, that nothing in this Section 5.2(a) shall restrict a Purchaser from Transferring any portion or all of its Preferred Stock or Class A Common Stock at any time to any Affiliate of such Purchaser (the recipient of the shares so Transferred, a “Permitted Transferee”), but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Preferred Stock or Class A Common Stock (or any Equity Securities issued in respect thereof) so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor.
(b)    Notwithstanding Section 5.2(a), no Purchaser Party shall at any time, directly or knowingly indirectly (without the prior written consent of the Board of Directors which, in the case of any 10% Entity, shall not be unreasonably withheld) Transfer any Purchased Common Stock, Preferred Stock or Class A Common Stock issued upon conversion of the Preferred Stock to a Company Competitor or a 10% Entity; provided, however, that nothing in this Section 5.2(b) shall restrict any Transfer of Class A Common Stock into the public market pursuant to an Underwritten Offering (as defined in the Registration Rights Agreement) or otherwise in an open market transaction or in connection with, and to the extent of, the exercise of a Purchaser Party’s rights to participate in any Underwritten Offering that it is then eligible to participate in pursuant to the Registration Rights Agreement or to exercise their rights to demand registration not involving a sale pursuant to the Registration Rights Agreement.
Section 5.3    Legend.
(a)    The Purchasers agree that all certificates or other instruments representing the Preferred Stock or Class A Common Stock subject to this Agreement will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF OCTOBER 17, 2018, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER

AND WILL BE PROVIDED, WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY.
(b)    Upon request of a Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Preferred Stock or Class A Common Stock to be transferred in accordance with the terms of this Agreement and the second paragraph legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement). Each Purchaser acknowledges that the Preferred Stock and Class A Common Stock issuable upon conversion of the Preferred Stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Preferred Stock or Class A Common Stock issuable upon conversion of the Preferred Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.
(c)    In the event that the Preferred Stock or the Class A Common Stock are uncertificated, the Company shall give notice of such legend in accordance with applicable Law.
Section 5.4    Tax Matters. The Company and its paying agent shall be entitled to withhold Taxes on all payments or deemed payments and constructive distributions, on the Preferred Stock or Class A Common Stock or other securities issued upon conversion of the Preferred Stock to the extent required by law. The Company and its paying agent shall be entitled to satisfy any required withholding Tax on non-cash payments (including deemed payments) through a sale of all or a portion of the shares a Purchaser receives as a dividend, from cash dividends subsequently paid or credited to such Purchaser or through a sale of all or a portion of the Common Stock or other securities such Purchaser receives upon a conversion of the Preferred Stock or otherwise owns. The Company shall use commercially reasonable efforts to notify each holder of Preferred Stock or Common Stock prior to any such withholding, and the Parties shall take any commercially reasonable actions as may be necessary to reduce or otherwise minimize such withholding. On or prior to the Closing, each Purchaser (or transferee thereof) shall deliver to the Company or its paying agent a duly executed, valid and properly completed Internal Revenue Service Form W-9 certifying as to a complete exemption from backup withholding.
Section 5.5    Alternative Agreement. If this Agreement is terminated pursuant to Section 6.16 (other than pursuant to Section 6.16(e)), the Company shall not, either directly or through one or more Affiliates, during the twelve (12) month period commencing on the date of termination of this Agreement, (i) acquire (in one transaction or a series of transactions) any of the interests or assets proposed to be contributed, assigned or otherwise transferred to the ownership of the Company or any of its Affiliates pursuant to the Acquisition Agreement (or otherwise enter into a transaction agreement with Seller or any of its Affiliates with respect to a transaction substantially similar in nature to the Acquisition), (ii) issue or sell preferred stock of the Company or any of its subsidiaries or Affiliates to any person other than a Purchaser (or its Affiliates) or (iii) enter into an agreement to do any of the foregoing.

ARTICLE VI
MISCELLANEOUS
Section 6.1    Survival; Limitations on Liability. The representations and warranties of the parties contained in this Agreement shall survive for a period of fifteen (15) months following the Closing, except (i) the representations and warranties contained in Sections 2.1(a), 2.1(b), 2.1(c)(i) and 2.1(e), which will survive indefinitely, (ii) the representations and warranties contained in Section 2.1(l), which will survive until the expiration of the applicable statute of limitations, plus sixty (60) days, and (iii) Sections 2.2(a) and 2.2(b)(i), which will survive indefinitely. All of the covenants or other agreements of the parties contained in this Agreement shall survive indefinitely until fully performed or performance is no longer required. For purposes of clarity, all covenants for which performance is required on or prior to Closing shall terminate and shall not survive Closing. The Company shall not be liable hereunder to the Purchasers or any other Person for any punitive, exemplary, treble, special, indirect, incidental or consequential damages (including any loss of earnings or profits).
Section 6.2    Expenses. Each of the parties to this Agreement will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement, other than the costs and expenses of the parties (including filing fees and fees and expenses of counsel to the Purchasers) incurred in connection with obtaining approval or early termination of the waiting period under the HSR Act, which costs and expenses shall be borne entirely by the Company; provided, however, that the Company shall, upon the earlier of Closing or termination of this Agreement in accordance with Section 6.16 (other than a termination of this Agreement pursuant to Section 6.16(e)), (a) reimburse the Purchasers for the reasonable, documented out-of-pocket expenses incurred by the Purchasers in connection with the transactions contemplated pursuant to this Agreement, up to a maximum aggregate amount of $750,000 or such higher amount approved in writing by the Company (the amount of such expenses, the “Expense Reimbursement Amount”), and (b) pay to the Purchasers (or their designees) an aggregate fee (the “Upfront Fee”) equal to (i) 3.00% of the Total Funding Obligation in the event that the Closing is consummated or (ii) 1.50% of the Total Funding Obligation in the event that this Agreement is terminated prior to the Closing Date in accordance with Section 6.16 (other than a termination of this Agreement pursuant to Section 6.16(e)); provided, for the avoidance of doubt, the payment of the Upfront Fee will not be treated as a reduction to the Preferred Per Share Purchase Price for tax purposes. Notwithstanding the foregoing, in the event the Closing with respect to the Purchased Common Stock is not consummated as the result of a failure to satisfy the condition set forth in Section 1.3(b)(vii), the Upfront Fee shall be calculated by reference to only that portion of the Total Funding Obligation that relates to the Purchased Preferred Stock, rather than the Total Funding Obligation. The Upfront Fee and Expense Reimbursement Amount will be paid (x) in the event that the Closing is consummated, by netting such fee from the Total Funding Obligation paid at the Closing in accordance with Section 1.2(b)(ii) or (y) in the event this Agreement is terminated prior to the Closing Date in accordance with Section 6.16 (other than a termination of this Agreement pursuant to Section 6.16(e)), in cash promptly following receipt of an invoice therefor containing reasonable supporting detail.

Section 6.3    Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 6.4    Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission and such facsimiles or other means of electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.
Section 6.5    Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery located in the State of Delaware, or in the event (but only in the event) that such court shall not have subject matter jurisdiction, any federal court of the United States or other state court located in the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.
Section 6.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.7    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy, electronic mail or facsimile, upon confirmation of receipt (it being understood that the parties agree to provide confirmation of receipt immediately upon the receipt of any notice by telecopy, electronic mail or facsimile), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Each Purchaser agrees that any notice required or permitted by this Agreement or under the Certificate of Incorporation (including the Certificate), the Bylaws, the General Corporation Law of the State of Delaware or other applicable law may be given to such Purchaser at the address or by means of electronic transmission set forth on Schedule I. Each Purchaser further agrees to notify the Company of any change to such Purchaser’s electronic mail address, and further agrees that the provision of such notice to the Company shall constitute the consent of such Purchaser to receive notice at such electronic mail address. In the event that the Company is unable to deliver notice to a Purchaser at the electronic mail address so provided by such Purchaser, such Purchaser shall, within two (2) business days after a request by the Company, provide the Company with a valid electronic mail address to which such Purchaser consents to receive notice at such electronic mail address. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
If to the Purchasers, to the addresses set forth on Schedule I, with a copy to (which copy shall not constitute notice):
Latham & Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attn:     J. Michael Chambers
Nick S. Dhesi
E-mail: michael.chambers@lw.com
nick.dhesi@lw.com

(a)    If to the Company:
Earthstone Energy Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attn:    Mark Lumpkin, Jr.
Executive Vice President and Chief Financial Officer
E-mail: Mark.Lumpkin@earthstoneenergy.com
Fax:    (832) 823-0478
with a copy to (which copy shall not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attn:    W. Matthew Strock
E-mail: mstrock@velaw.com
Fax:    (713) 615-5650

Attn:    Shamus M. Crosby
E-mail: scrosby@velaw.com
Fax:    (713) 615-5548

Section 6.8    Entire Agreement. This Agreement (including the Exhibits hereto) and the Mandate Letter constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
Section 6.9    Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided, however, that (a) any Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Affiliates that are (i) “United States persons” within the meaning of Section 7701(a)(30) of the Code or (ii) “withholding foreign partnerships” (within the meaning of Treasury Regulation section 1.1441-5(c)(2) of the Treasury Regulations) that have assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code in accordance with this Agreement, including Section 5.2, and (b) in order for such assignment to be effective, the assignee shall agree in writing to be bound by the provisions of this Agreement; provided, that no such assignment will relieve such Purchaser of its obligations hereunder prior to the Closing.
Section 6.10    Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
(a)    the word “or” is not exclusive;
(b)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
(c)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(d)    the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close; and
(e)    the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(f)    “10% Entity” means any person that, together with its Affiliates, after giving effect to a proposed Transfer, would own greater than 10% of the then outstanding Common Stock (determined on a fully diluted, as-converted basis).
(g)     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (a) the Company and the Company Subsidiaries, on the one hand, and the Purchasers, on the other, shall not be considered Affiliates, (b) with respect to a Purchaser that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such Purchaser and (c) no portfolio company of a Purchaser or any of its Affiliates shall be considered or otherwise deemed to be an Affiliate thereof.
(h)    “as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Class A Common Stock issuable upon conversion of the Preferred Stock that is then outstanding whether or not the Preferred Stock is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.
(i)     “Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any person’s Beneficial Ownership, such person shall be deemed to be the Beneficial Owner of any Equity Securities which may be acquired by such person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Company or any Company Subsidiary.
(j)    “Common Stock Offering Price” shall mean the price to the public set forth on the cover page of the final prospectus to be used in connection with the Common Stock Offering.
(k)    “Company Competitor” shall mean (i) any Upstream Competitor or any private equity investment fund that controls any Upstream Competitor, in each case, agreed to in writing to the Purchasers by the Company prior to the Closing Date, and (ii) on and after the Closing Date, any Upstream Competitor identified in writing to the Purchasers at the direction of the Board of Directors acting in good faith. “Upstream Competitor” shall mean any Person whose primary business is oil and gas exploration and production activities and who owns or operates upstream oil and gas properties that are located within 100 miles of any oil and gas properties owned or operated by the Company or its Subsidiaries.
(l)    “Company Material Adverse Effect” shall mean any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, (i) has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties, prospects or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) materially impairs the ability of the Company to perform its obligations under this Agreement; provided, however, that the term “Company Material Adverse Effect” shall not include effects (except, in the case of clauses (ii), (iii), (v) and (vii) below, to the extent such effects have a disproportionate materially adverse impact on the business of the Company and the Company Subsidiaries relative to the businesses of other persons operating in the same industry and geographic area in which the Company and the Company Subsidiaries operate) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vi) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Acquisition or the transactions contemplated hereby; (vii) any change in GAAP, or in the interpretation thereof; (viii) any occurrence, condition, change, event or effect resulting from compliance by the Company with the terms of this Agreement or the Acquisition Agreement; (ix) any change in the credit rating and/or outlook of any of the Company, the Company Subsidiaries or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Company Material Adverse Effect has occurred); (x) changes in the market price or trading volume of the Company’s securities (except that the underlying causes of any such changes may be considered in determining whether a Company Material Adverse Effect has occurred); (xi) any failure of the Company to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Company Material Adverse Effect has occurred); and (xii) any action taken by a Purchaser or any of its Affiliates, other than as required by this Agreement, or actions expressly permitted by this Agreement or taken with the written consent of the Purchasers.
(m)    “Credit Agreement” means that certain Credit Agreement to be entered into among Earthstone Holdings, Wells Fargo Bank, National Association, and certain other lenders as contemplated by the Debt Commitment Letter.
(n)    “Debt Commitment Letter” means that certain commitment letter dated of even date herewith among Earthstone Holdings, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Royal Bank of Canada, SunTrust Bank, SunTrust Robinson Humphrey, LLC, BOKF, NA DBA Bank of Texas, PNC Bank, National Association, PNC Capital Markets, LLC and Jefferies Finance LLC.
(o)    “Equity Securities” means the equity securities of the Company, including shares of Common Stock and Company Preferred Stock.

(p)    “Existing Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 9, 2017, by and among the Company, Bold Energy Holdings, LLC and each of the Persons identified on Schedule I thereto.
(q)    “Good and Marketable Title” means title that: (i) with respect to the oil and gas properties, is deducible of record from the records of the applicable county; (ii) does not materially restrict the ability of the Company to use the properties as currently intended; and (iii) is free and clear of all Liens, except for Permitted Liens.
(r)    “Hazardous Substance” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.
(s)    “Indenture” means that certain Indenture to be entered into on or prior to the Closing in connection with the issuance of the Notes (as defined in the Debt Commitment Letter) as contemplated by the Debt Commitment Letter.
(t)    “Knowledge of the Company” means the actual knowledge (after reasonable inquiry of the managers of the Company with direct supervisory responsibility for the matters in question) of Frank A. Lodzinski (Chief Executive Officer), Robert J. Anderson (President), Mark Lumpkin, Jr. (Chief Financial Officer) and Tony Oviedo (Principal Accounting Officer).
(u)    “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of occupational health and workplace safety, the environment, or natural resources, or to use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by such to conduct its business.
(v)    “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.
(w)    “Mandate Letter” means the letter agreement dated as of August 28, 2018, by and between the Company and EIG Management Company, LLC.
(x)     “NYSE Listing Approval” means approval of the shares of Purchased Common Stock and Class A Common Stock issuable upon conversion of the Preferred Stock for listing on the NYSE.

(y)    “Permitted Liens” means (i) Liens for taxes that are not yet due and payable or the amount or validity of which is being contested in good faith; (ii) mechanics’, operators’, statutory and similar liens arising or incurred in the ordinary course of business of the Company that are not yet due and payable; (iii) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements and other contracts, agreements and installments that do not materially interfere with the operation of the oil and gas properties; (iv) easements, surface leases and rights, plat restrictions, pipelines, grazing, logging, canals, ditches, reservoirs, telephone lines, power lines, railways and similar encumbrances that do not materially interfere with the operation of the oil and gas properties; (v) Liens arising under the Credit Agreement; and (vi) Liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not materially affected or interrupted, and are not reasonably expected to materially affect or interrupt, the claimed ownership of the party or the receipt of production revenues from the oil and gas properties affected thereby.
(z)    “Purchaser Parties” means, with respect to a Purchaser, such Purchaser and any Permitted Transferee of such Purchaser to whom shares of Preferred Stock or Class A Common Stock are transferred by such Purchaser pursuant to Section 5.2(a).
(aa)    “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants and advisors.
(bb)     “Stockholder Approval” has the meaning given to such term in the Acquisition Agreement.
(cc)    “Tax or Taxes” means (a) any federal, state, provincial, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, withholding tax or payroll tax), and any related fine, penalty or interest, imposed, assessed or collected by or under the authority of any governmental body, whether disputed or not, and (b) any liability for the payment of amounts with respect to payment of a type described in clause (a), including (i) as a result of being a member of an affiliated, consolidated, combined or unitary group (including pursuant to Treasury Regulation 1.1502-6(b)), (ii) as a result of succeeding to such liability as a result of merger, conversion or asset transfer, and (iii) as a result of any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.
(dd)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
(ee)     “Transaction Documents” means this Agreement, the Board Observation Agreement, Certificate and the Registration Rights Agreement.
(ff)     “Transfer” means by any Person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily,

or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such Person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such Person. For the avoidance of doubt, a transfer of control of the direct or indirect Beneficial Owner of Equity Securities is a Transfer of such Equity Securities for purposes of this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Preferred Stock into Class A Common Stock pursuant to the terms of the Certificate, (ii) the redemption or other acquisition of Common Stock or Preferred Stock by the Company or (iii) the transfer (other than by a Purchaser or an Affiliate of a Purchaser) of any limited partnership interests or other equity interests in a Purchaser (or any direct or indirect parent entity of a Purchaser), in each case, unless the transferor or transferee were formed for the purpose of holding any Equity Securities; provided, that if any transferor or transferee referred to in this clause (iii) ceases to be controlled by the Person controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”.
(gg)    “Treasury Regulation” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.
Section 6.11    Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
Section 6.12    Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
Section 6.13    No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit right or remedies.
Section 6.14    Public Announcements. Any initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed upon by the Company and the Purchasers. Thereafter, the Company and the Purchasers shall consult with each other and provide each other with the opportunity to review and comment upon any press release or other public statements with respect to the transactions contemplated hereby or this Agreement and the Company and the Purchasers shall not, and shall cause their respective Affiliates not to, issue any such other press release or other public statements prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the Class A Common Stock on the NYSE, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with the other party and provide the other party with an opportunity to review and comment on the content of the proposed disclosure, which comments such party shall consider in good faith, acting reasonably, before issuing any such press release or making any such public announcement; provided that no Person party hereto will issue any press release or other public statement that attributes comments to any other Person or that indicates the approval of any other Person of the contents of any such press release or statement (or portion thereof) without the prior written approval of such Person.
Section 6.15    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
Section 6.16    Termination. Subject to Section 6.1, this Agreement will survive the Closing so long as any shares of Preferred Stock are outstanding. Prior to the Closing, this Agreement may only be terminated:
(a)    by mutual written agreement of the Company and the Purchasers;
(b)    by the Company or the Purchasers, upon written notice to the other party in the event that the Closing shall not have occurred on or before April 17, 2019; provided, however that the right to terminate this Agreement pursuant to this Section 6.16(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(c)    by either the Company or the Purchasers as to itself if a United States court of competent jurisdiction shall permanently enjoin the consummation of the Purchase and such injunction shall be final and non-appealable;
(d)    without any action by any party, if the Acquisition Agreement is terminated in accordance with its terms at any time prior to the Closing;
(e)    by notice given by the Company to the Purchasers if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchasers in this Agreement such that the conditions in Section 1.3(c)(i) or Section 1.3(c)(ii) would not be satisfied and which have not been cured by the Purchasers thirty (30) days after receipt by the Purchasers of written notice from the Company requesting such inaccuracies or breaches to be cured; or

(f)     by notice given by the Purchasers to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.3(b)(i) or 1.3(b)(ii) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchasers requesting such inaccuracies or breaches to be cured.
Section 6.17    Effects of Termination. Subject to Sections 3.3 and 6.2, in the event of any termination of this Agreement in accordance with Section 6.16, no party (or any of its Affiliates) shall have any liability or obligation to the other party (or any of its Affiliates) under or in respect of this Agreement, except to the extent of (A) any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and (B) any fraud or intentional or willful breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Section 3.3, Section 3.5, Section 5.5, Sections 6.2 through 6.15, Section 6.18 and Section 6.2 shall survive the termination of this Agreement.
Section 6.18    Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchasers, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

EARTHSTONE ENERGY, INC.

By:    /s/ Mark Lumpkin, Jr.
Name:    Mark Lumpkin, Jr.

Title:	Executive Vice President and Chief Financial Officer

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

EIG ESTE EQUITY AGGREGATOR, L.P.

By:    EIG ESTE Equity GP, LLC, its general partner

By:     EIG Asset Management, LLC, its sole member

By:    /s/ Clayton Taylor
Name:    Clayton Taylor
Title:    Managing Director

By:    /s/ Nicholas Fersen
Name:    Nicholas Fersen
Title:    Managing Director

Signature Page to Securities Purchase Agreement

Annex H

EARTHSTONE ENERGY, INC.
_______________________
CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware
_______________________
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK
(Par Value $0.001 Per Share)
Earthstone Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Third Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board, by resolution, to set forth the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted on [•], 2018 the following resolution, which resolution remains in full force and effect on the date hereof:
RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby creates a new series consisting of 225,000 shares of Preferred Stock, designated Series A Redeemable Convertible Preferred Stock, and hereby fixes the powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, of such series of Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”):

1.	General.

(a)There shall be created from the 20,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “Series A Redeemable Convertible Preferred Stock” par value $0.001 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 225,000. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Class A Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.

(b)The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; and (iv) junior to existing and future indebtedness and liabilities of the Corporation.

(c)The Series A Preferred Stock has no maturity date.

2.Definitions. As used herein, the following terms shall have the following meanings:

(a)“10% Entity” means any Person that, together with its Affiliates, after giving effect to a proposed Transfer, would own greater than 10% of the then outstanding Common Stock, on an as-converted basis.

(b)“Accreted Value” shall mean, with respect to each share of Series A Preferred Stock, the Initial Liquidation Value as the same may be increased pursuant to Section 3.

(c)“Accrued Dividends” shall mean, with respect to any share of Series A Preferred Stock, as of any date, the accrued and unpaid dividends on such share, whether or not declared, from, and including, the last day of the most recently preceding fiscal quarter (or the Initial Issue Date, if there has been no prior full fiscal quarter) to, but not including, such date, and including, for the sake of clarity, any then accrued and unpaid dividends on such share from a prior fiscal quarter.

(d)“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that, for purposes of this Certificate of Designations, (i) the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, will not be deemed to be Affiliates of any Holder or any of its Affiliates and (ii) no portfolio company of any Holder or any of its Affiliates will be considered or otherwise deemed to be an Affiliate thereof. For purposes of this Certificate of Designations, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, none of EnCap, the Corporation or any of their respective Affiliates shall be deemed Affiliates of any Purchaser or any of its Affiliates. For the avoidance of doubt, for purposes of this Certificate of Designations, any fund or account managed, advised or subadvised, directly or indirectly, by a Holder or its Affiliates shall be considered an Affiliate of such Holder.

(e)“as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Class A Common Stock issuable at the time of determination upon conversion of the Series A Preferred

Stock that is then outstanding, whether or not the Series A Preferred Stock is then convertible, exchangeable or exercisable by the holder thereof, are assumed to be then outstanding.

(f)“Beneficial Ownership” or “Beneficially Own” shall have the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining any Person’s Beneficial Ownership, such Person shall be deemed to be the Beneficial Owner of any Equity Securities that may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange, redemption or exercise of any warrants, options, rights or other securities issued by the Corporation or any of its Subsidiaries.

(g)“Bipartisan Budget Act” means Sections 6221 through 6241 of the Code, as amended, together with any Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as amended (and any analogous provision of state or local tax law).

(h)“Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(i) “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(j)“Capital Stock” shall mean, for any entity, any and all shares, equity interests, rights to purchase, warrants, options, equity participations or other equity equivalents of or equity interests in (however designated) capital stock issued by that entity.

(k)“Cash Dividends” shall have the meaning specified in Section 3(a).

(l)“Certificate of Designations” shall have the meaning specified in the recitals.

(m)“Certificate of Incorporation” shall have the meaning specified in the recitals.

(n)“Class A Common Stock” shall mean the Class A Common Stock, par value $0.001 per share, of the Corporation, subject to Section 8(d).

(o)“Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of the Corporation.

(p)“Close of Business” shall mean 5:00 p.m., New York City time.

(q)“Closing Sale Price” of the Class A Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is traded or, if the Class A Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Class A Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Class A Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose with the prior consent of holders of a majority of the outstanding Series A Preferred Stock. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this Section 2(q) for the determination of the Closing Sale Price of the Class A Common Stock.

(r)“Code” shall mean Internal Revenue Code of 1986, as amended.

(s)“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

(t)“Common Stock Market Capitalization” means an amount equal to the product of (i) the sum of (x) the number of issued and outstanding shares of Common Stock and (y) the number of shares of Class A Common Stock to be issued in connection with the applicable Holder Optional Redemption and (ii) the average high and low sales price of the Class A Common Stock for the Trading Day immediately preceding the applicable determination date.

(u)“Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

(v)“Conversion Date” shall have the meaning specified in Section 7(a)(ii).

(w)“Conversion Price” shall initially be $[•]1 per share of Class A Common Stock and shall be subject to adjustment pursuant to Section 8 hereof.

(x)“Conversion Rate” shall mean, with respect to each share of Series A Preferred Stock subject to conversion, a number of shares of Class A Common Stock equal to the quotient of (i) its Accreted Value divided by (ii) the then applicable Conversion Price.

(y)“Corporation” shall have the meaning specified in the recitals.

________
1Equal to a 20% premium to the lesser of (i) the offering price of the Class A Common Stock to the public in the proposed public equity offering, if any, and (ii) the 15-day VWAP of the Class A Common Stock up to and including the trading day before the announcement of the transaction.

(z)“Corporation Competitor” shall mean (i) any Upstream Competitor or any private equity investment fund that controls any Upstream Competitor, in each case, agreed to in writing by the Holders and the Corporation prior to the Initial Issue Date, and (ii) on and after the Initial Issue Date, any Upstream Competitor identified in writing to the Holders at the direction of the Board of Directors acting in good faith.

(aa)“Corporation Optional Redemption Date” shall have the meaning specified in Section 7(c).

(bb)    “Corporation Optional Redemption Price” shall mean, as of the date of any redemption pursuant to Section 7(c), an amount per share of Series A Preferred Stock equal to 105% of the Accreted Value of such share of Series A Preferred Stock as of such date.

(cc)    “Credit Facility” shall mean that certain Credit Agreement [insert description of credit agreement] [of even date herewith] among [insert parties to credit agreement] (as the same may be amended and/or restated from time to time).

(dd)    “Customary Credit Facility” shall mean a reserve-based revolving credit facility with a conforming borrowing base based on the normal and customary standards and practices of a commercial bank that is in the business of valuing and re-determining the value of oil and gas properties in connection with reserve-based oil and gas loan transactions in the United States.

(ee)    “DGCL” shall have the meaning specified in the recitals.

(ff)    “Director Rights Triggering Event” shall mean a time at which cash dividends on the Series A Preferred Stock, or dividends on any other series of Preferred Stock or preference securities that ranks equally with the Series A Preferred Stock as to payment of dividends and with similar voting rights, are in arrears and unpaid with respect to (i) three or more consecutive Dividend Periods or (ii) six or more Dividend Periods (whether or not consecutive), in each case, ending after December 31, 2020.

(gg)    “Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on [December 31, 2018]2

(hh)    “Dividend Period” shall have the meaning specified in Section 3(a).

(ii)    “Dividend Rate” shall mean the rate per Dividend Period of [2.1875% (8.75% per annum)]3 per share of Series A Preferred Stock.

________

2First Dividend Payment Date after the Initial Issuance Date.
3To be increased ratably by up to 0.75% per annum to the extent the all-in yield of the senior unsecured notes issued pursuant to the Indenture is higher than 8.50%.

(jj)    “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding such Dividend Payment Date.

(kk)    “Earthstone Holdings” shall mean Earthstone Energy Holdings, LLC, a Delaware limited liability company.

(ll)    “Earthstone Holdings Equity Securities” shall have the meaning specified in Section 5(a)(ii)(E).

(mm)    “Earthstone Holdings LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of Earthstone Holdings, dated as of [•], 2018.

(nn)    “EnCap” means collectively, EnCap Partners, LLC, EnCap Energy Capital Fund VII, L.P., EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., EnCap Energy Capital Fund V, L.P., EnCap V-B Acquisitions, L.P., EnCap Energy Capital Fund VII, L.P., and EnCap Energy Capital Fund IX, L.P., and any of their respective Affiliates that own Capital Stock of the Corporation.

(oo)    “Equity Securities” means the equity securities of the Corporation, including shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock.

(pp)    “Event” shall have the meaning specified in Section 5(a)(ii)(B).

(qq)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(rr)    “Ex-Date,” when used with respect to any issuance, dividend or distribution of Class A Common Stock, shall mean the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Class A Common Stock on such exchange or market (in the form of due bills or otherwise), as determined by such exchange or market.

(ss)    “Expiration Date” shall have the meaning specified in Section 8(a)(iv).

(tt)    “Final Accrual Period” shall have the meaning specified in Section 3(d).

(uu)    A “Fundamental Change” shall be deemed to have occurred at any time after the Series A Preferred Stock is originally issued if any of the following occurs:

(i)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a Subsidiary of another Person shall not constitute a Fundamental Change if, immediately following such transaction, the “persons” (as defined above) who were Beneficial Owners of the voting stock of the Corporation immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the total voting power of the voting stock of such other Person of whom the Corporation has become a Subsidiary;

(ii)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is defined above)) other than any Permitted Holder;

(iii)the Class A Common Stock (or other common stock into which the Series A Preferred Stock is convertible) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or any other National Securities Exchange; or

(iv)the adoption of a plan relating to the liquidation or dissolution of the Corporation.

(vv)    “Fundamental Change Cash Price” shall mean, as of the date of any redemption in connection with a Fundamental Change Put, an amount per share of Series A Preferred Stock equal to the sum of (i) 105% of the Accreted Value of such share of Series A Preferred Stock as of such date, plus (ii) if the applicable redemption date is prior to [•], 20234 , the amount equal to the net present value (computed using a discount rate of the Treasury Rate plus fifty (50) basis points) of the sum of all dividends that would otherwise be payable on such share of Series A Preferred Stock on each of the Dividend Payment Dates occurring during the period on and after the applicable redemption date to and including [•], 20235 (which date for purposes of this calculation, shall be assumed to be an additional Dividend Payment Date) and assuming the Corporation elected to pay such dividends in cash pursuant to Section 3(a); provided, however, that in the event of a Fundamental Change described in subsection (ii) or (iv) of the definition thereof that is in connection with a liquidation, winding up or dissolution of the Corporation, the Fundamental Change Cash Price shall mean the greater of (a) the amount described above and (b) the amount of cash that would be distributed in the liquidation, winding up or dissolution of the Corporation with respect to such share if such share of Series A Preferred Stock was converted into Common Stock (at the Conversion Rate then in effect) immediately prior to such liquidation, winding up or dissolution of the Corporation (regardless of whether the Series A Preferred Stock is then convertible pursuant to the terms hereof).

(ww)    “Fundamental Change Notice” shall have the meaning specified in Section 4(b).

(xx)    “Fundamental Change Put” shall have the meaning specified in Section 4(a).

(yy)     “Hedge” shall have the meaning specified in Section 10(a)(i).

(zz)    “Holder” shall mean a holder of shares of Series A Preferred Stock.

(aaa)    “Holder Optional Redemption” shall have the meaning specified in Section 7(b).

(bbb)    “Holder Optional Redemption Notice” shall have the meaning specified in Section 7(b).

(ccc)    “Holder Optional Redemption Price” shall mean, as of the date of any redemption pursuant to Section 7(b), an amount per share of Series A Preferred Stock equal to 100% of the Accreted Value of such share of Series A Preferred Stock as of such date.

(ddd)    “HSR Act” shall have the meaning specified in Section 5(d).

(eee)    “HSR Approval” shall have the meaning specified in Section 5(d).

________
4The fifth anniversary of the Initial Issuance Date.
5The fifth anniversary of the Initial Issuance Date.

(fff)    “Indebtedness” shall have the meaning set forth in the Credit Facility; provided, however, that, notwithstanding anything in the Credit Facility to the contrary, no Preferred Stock shall be considered Indebtedness for purposes of this Certificate of Designations.

(ggg)    “Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Corporation or its Subsidiaries (including (A) the Indenture or (B) the Credit Facility).

(hhh)    “Indenture” shall mean that certain Indenture, dated                            , 2018 among the Corporation, Earthstone Holdings, the subsidiary guarantors named therein and [•], as trustee (as the same may be amended and/or restated from time to time).

(iii)    “Initial Issue Date” shall mean the first date of original issuance of shares of the Series A Preferred Stock.

(jjj)    “Initial Liquidation Value” shall mean, with respect to each share of Series A Preferred Stock, $1,000.00.

(kkk)    “Initial Period” shall have the meaning specified in Section 3(b).

(lll)    “Junior Stock” shall mean (i) the Class A Common Stock, (ii) the Class B Common Stock and (iii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(mmm)    “Leverage Ratio” shall have the meaning set forth in the Credit Facility.

(nnn)    “Leverage Ratio Threshold” shall have the meaning specified in Section 5(a)(ii)(A).

(ooo)    “National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act.

(ppp)     “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(qqq)    “Open of Business” shall mean 9:00 a.m., New York City time.

(rrr)    “Ownership Notice” shall mean the notice of ownership of Capital Stock of the Corporation containing the information required to be set forth or stated on certificates pursuant to the DGCL and, in the case of an issuance of Capital Stock by the Corporation (including the Series A Preferred Stock), in substantially the form attached hereto as Exhibit A.

(sss)    “Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(ttt)    “Payment Default” shall have the meaning specified in Section 3(b).

(uuu)    “Payment Default Rate” means, subject to Section 5(e), an additional 2.0% per annum upon each occurrence of a Payment Default, cumulative to the Dividend Rate as in effect for the applicable period, computed on the basis of a 360-day year comprised of 30-day months; provided, however, that, subject to Section 5(e), the Payment Default Rate shall not exceed 4.0% per annum in the aggregate.

(vvv)    “Permitted Holder” shall mean (i) EnCap and its Affiliates and (ii) any Holder and its Affiliates.

(www)    “Permitted Transferee” shall have the meaning specified in Section 10(a)(i).

(xxx)    “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(yyy)    “Preferred Stock” shall have the meaning specified in the recitals.

(zzz)    “Preferred Voting and Conversion Feature” shall have the meaning specified in Section 5(d).

(aaaa)    “Purchaser” shall mean EIG ESTE Equity Aggregator, L.P.

(bbbb)    “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Class A Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Class A Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Class A Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(cccc)    “Reference Property” shall have the meaning specified in Section 8(d).

(dddd)    “Registration Delay” shall have the meaning specified in Section 3(g).

(eeee)    “Registration Delay Rate” means an additional 0.50% per quarter for each quarter during which a Registration Delay is continuing, cumulative to the Dividend Rate as in effect for the applicable period, computed on the basis of a 90-day quarters comprised of 30-day months;

provided, however, that in no event shall the Registration Delay Rate exceed 4.0% per annum in the aggregate.

(ffff)    “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Initial Issue Date by and among the Corporation and the others party thereto.

(gggg)    “Reorganization Event” shall have the meaning specified in Section 8(d).

(hhhh)    “Requested Number of Shares” shall have the meaning specified in Section 4(c).

(iiii)    “Satisfaction of the Indebtedness Obligations” means, in connection with any Fundamental Change, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in connection with any Indebtedness of the Corporation or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Fundamental Change or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Fundamental Change or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Fundamental Change or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Fundamental Change or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

(jjjj)    “SEC” shall mean the Securities and Exchange Commission.

(kkkk)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(llll)    “Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement dated as of October 17, 2018 by and among the Holders as of the Initial Issue Date and the Corporation.

(mmmm)“Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(nnnn)    “Series A Preferred Stock” shall have the meaning specified in Section 1(a).

(oooo)    “Special Rights End Date” shall have the meaning specified in Section 4(a).

(pppp)    “Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other Indebtedness Agreement governing the rights of the holders of or otherwise relating to any Indebtedness of the Corporation or any of its Subsidiaries.
(qqqq)    “Spin-Off” shall have the meaning specified in Section 8(a)(iii).

(rrrr)    “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership or limited liability company interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person; provided that, notwithstanding anything to the contrary in this Section 2(rrrr), Earthstone Holdings shall be deemed to be a Subsidiary of the Corporation for purposes of this Certificate of Designations.

(ssss)    “Trading Day” shall mean a day during which trading in the Class A Common Stock generally occurs on the New York Stock Exchange or, if the Class A Common Stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchanges on which the Class A Common Stock is then listed or, if the Class A Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Class A Common Stock is then listed or admitted for trading. If the Class A Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(tttt)    “Transfer” by any person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, for value or without value, or to enter into any written or oral contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities Beneficially Owned by such person or of any interest (including any voting interest) in any Equity Securities Beneficially Owned by such person. For the avoidance of doubt, a transfer of control of the direct or indirect Beneficial Owner of Equity Securities is a Transfer of such Equity Securities for purposes of this Certificate of Designations; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations, a Transfer shall not include (i) the conversion of one or more shares of Series A Preferred Stock into Class A Common Stock pursuant to the terms of this Certificate of Designations, (ii) the redemption or other acquisition of Class A Common Stock or Preferred Stock by the Corporation or (iii) the transfer (other than by a Holder or an Affiliate of a Holder) of any limited partnership or limited liability company interests or other equity interests in a Holder (or any direct or indirect parent entity of a Holder), in each case, unless the transferor or transferee were formed for the purpose of holding any Equity Securities; provided that, if any transferor or transferee referred to in this clause (iii) ceases to be controlled by the Person controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”.

(uuuu)    “Transfer Agent” shall mean Direct Transfer, LLC, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock and the Class A Common Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(vvvv)    “Treasury Rate” shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least five Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the Average Assumed Dividend Period; provided, however, that if such Average Assumed Dividend Period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Corporation shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Assumed Dividend Period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and, provided further, that the Treasury Rate shall not in any event be less than zero. For purposes of this definition, “Average Assumed Dividend Period” shall mean the average number of months (weighted based on the amount of the assumed dividends) from the applicable redemption date to the applicable Dividend Payment Date for each dividend assumed to be paid for purposes of the calculation.

(a)    “Treasury Regulation” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

(b)    “Underwritten Offering” shall have the meaning set forth in the Registration Rights Agreement.

(c)    “Upstream Competitor” shall mean any Person whose primary business is oil and gas exploration and production activities and who owns or operates upstream oil and gas properties that are located within 100 miles of any oil and gas properties owned or operated by the Corporation or its Subsidiaries.

(d)    “Voting Rights Class” shall have the meaning specified in Section 5(b)(i).

(e)    “VWAP” per share of Class A Common Stock on any Trading Day shall mean the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ESTE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one share of Class A Common Stock on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the Class A Common Stock is listed). If the VWAP cannot be calculated for the Class A Common Stock on a particular date on any of the foregoing bases, the VWAP of the Class A Common Stock on such date shall be the fair market value as determined in good faith by the Corporation in a commercially reasonable manner.

3.Dividends.

(a)Subject to Section 3(c), from and after the Initial Issue Date, dividends shall, with respect to each outstanding share of Series A Preferred Stock, accrue on the Accreted Value at the Dividend Rate (or the Dividend Rate, plus the Payment Default Rate pursuant to Section 3(b) (if applicable), plus the Registration Delay Rate pursuant to Section 3(g) (if applicable)) for each Dividend Period (as defined below) to and including the next Dividend Payment Date. Such dividends (“Cash Dividends”) shall be payable only when, as and if declared by the Board, and when so declared and paid, Cash Dividends shall be paid in cash out of funds legally available therefor and shall be payable on the next Dividend Payment Date following such declaration by the Board to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date. Dividends on the Series A Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from the last day of the most recent fiscal quarter, or if there has been no prior full fiscal quarter, from the Initial Issue Date, until Cash Dividends are paid pursuant to this Section 3(a) in respect of such Accrued Dividends or pursuant to Sections 3(b) and 3(c). If a Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date. The period from the Initial Issue Date to and including the first Dividend Payment Date and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(b)Notwithstanding anything to the contrary in Section 3(a), if all or a portion of a Cash Dividend is not declared and paid in accordance with Section 3(a) on a Dividend Payment Date for any fiscal quarter (or portion thereof for which a Cash Dividend is due) ending on or prior to December 31, 2020 (the “Initial Period”), then with respect to such portion of any Cash Dividend that is not declared and paid, the dividends shall accrue and accumulate at the Dividend Rate and the Accreted Value of each outstanding share of Series A Preferred Stock shall automatically increase on such Dividend Payment Date by such amount that was accrued. If the Corporation fails to pay in cash in full all or any part of any Cash Dividend when due and payable in accordance with Section 3(a) for any quarter following the Initial Period (such failure, a “Payment Default”), then from and after the first day of the immediately following fiscal quarter and continuing until such failure is cured by payment in full in cash of all arrearages (for the avoidance of doubt, including arrearages attributable to the Payment Default Rate), (i) the Cash Dividends shall accrue at the Dividend Rate plus the Payment Default Rate and (ii) the amount of such accrued but unpaid cash dividends shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Dividend Rate plus the Payment Default Rate until paid.

(c)Dividends payable under Section 3(a) or future dividends calculated in determining the Fundamental Change Cash Price, and any increase in Accreted Value under Section 3(b) (or deemed increase in Accreted Value under Section 3(d)) for any period less than a full quarterly dividend or accretion period (based upon the number of days elapsed during the period), shall each be computed on the basis of a 360-day year consisting of twelve 30-day months.

(d)Under this Certificate of Designations, in calculating the (i) number of shares of Class A Common Stock issued upon conversion of a share of Series A Preferred Stock (including, for the avoidance of doubt, the Conversion Rate), (ii) redemption price per share of Series A Preferred Stock (including, for the avoidance of doubt, the Holder Optional Redemption Price and the Corporation Optional Redemption Price) or (iii) the Fundamental Change Cash Price, the Accreted Value of each share of Series A Preferred Stock shall be increased by the amount of Accrued Dividends during the then-current Dividend Period regardless of whether, at the time of such conversion or redemption (including in respect of a Fundamental Change Put), a dividend payable on the next immediately succeeding Dividend Payment Date has been declared pursuant to Section 3(a). Holders of shares of Series A Preferred Stock subject to conversion or redemption (including in respect of a Fundamental Change Put) shall not be entitled to receive any payment of dividends declared pursuant to Section 3(a) in respect of the Dividend Period in which such conversion or redemption occurs notwithstanding that a Dividend Record Date may have occurred for the payment of such dividends prior to such conversion or redemption.

(e) Notwithstanding anything herein to the contrary, the Corporation shall be prohibited from paying a dividend on any Junior Stock while any Accrued Dividends are outstanding.

(f)Holders of shares of Series A Preferred Stock shall not be entitled to any dividend other than as set forth in this Section 3.

(g)    If the Corporation fails to cause a registration statement with respect to the Registrable Securities (as defined in the Registration Rights Agreement) to be declared effective by [  ]6 (such failure, a “Registration Delay”), then from and after the first day of the immediately following fiscal quarter and continuing until such failure is cured by the effectiveness of a registration statement pertaining to the Registrable Securities, (i) the Cash Dividends shall accrue at the Dividend Rate plus the Registration Delay Rate and (ii) the amount of such accrued but unpaid cash dividends shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Dividend Rate plus the Registration Delay Rate until paid.

4.	Special Rights Upon a Fundamental Change.

(a)Special Rights at the Option of the Holder. A Holder shall have the right, in connection with any Fundamental Change, with respect to all but not less than all of its Series A Preferred Stock, to select one of the following options, by notice given to the Corporation within 10 Business Days of the date the Corporation delivers the Fundamental Change Notice (such end date, the “Special Rights End Date”), subject to the provisions of this Section 4, and with the understanding that any Holder who fails to timely provide notice of its election to the Corporation shall be deemed to have elected the option set forth in sub-clause (ii) below:

(i) convert all, but not less than all, of the shares of Series A Preferred Stock held by such Holder to Class A Common Stock at the then-applicable Conversion Rate; or

(ii)require the Corporation (or its successor or the surviving entity if the Corporation is not the surviving entity) to purchase (a “Fundamental Change Put”) all, but not less than all, of its shares of Series A Preferred Stock for cash at a purchase price per share of Series A Preferred Stock equal to the Fundamental Change Cash Price; provided that the Corporation shall only be required to pay the Fundamental Change Cash Price (i) after the Satisfaction of the Indebtedness Obligations, (ii) to the extent permitted by the Specified Contract Terms and (iii) to the extent such purchase can be made under applicable law and out of funds legally available therefor.

________
6120 days from the closing of the transactions contemplated by the Securities Purchase Agreement.

(b)Fundamental Change Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating a Fundamental Change (or, if later, promptly after the Corporation discovers that a Fundamental Change may occur or has occurred), a written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Transfer Agent, which notice shall contain the date on which the Fundamental Change is anticipated to be effected (or, if applicable, (x) the date on which a Schedule TO or other schedule, form or report disclosing a Fundamental Change was filed or (y) the date on which the Fundamental Change occurred). Such notice shall state (i) the anticipated effective date of such Fundamental Change; (ii) the anticipated Special Rights End Date; (iii) the name and address of the Transfer Agent; and (iv) the procedures that Holders must follow to exercise their right pursuant to this Section 4 (such notice, a “Fundamental Change Notice”).

(c)If the Corporation (A) shall not have sufficient funds legally available under applicable law to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 4(a)(ii) (the “Requested Number of Shares”) after the Satisfaction of the Indebtedness Obligations or (B) will be in violation of Specified Contract Terms if it purchases the Requested Number of Shares, the Corporation shall (I) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 4(a)(ii), a number of shares of Series A Preferred Stock with an aggregate Fundamental Change Cash Price equal to the lesser of (1) the amount legally available for the purchase of shares of Series A Preferred Stock under applicable law and (2) the largest amount that can be used for such purchase not prohibited by Specified Contract Terms and (II) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Fundamental Change Cash Price as soon as possible after the Corporation is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Corporation to make a purchase payment for any reason shall not relieve the Corporation from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms.

(d)Upon full conversion or payment for any shares of Series A Preferred Stock pursuant to Section 4(a), as the case may be, such shares of Series A Preferred Stock will cease to be entitled to any dividends that may thereafter be payable on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except as set forth under Section 4(a)) of the Holder of such shares of Series A Preferred Stock shall cease and terminate with respect to such shares.

5.Voting; Directors; Other Rights.

(a)Voting.

(i)The shares of Series A Preferred Stock shall not have voting rights other than those set forth in this Section 5(a) or as otherwise required by Delaware law or the Certificate of Incorporation.

(ii)So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series A Preferred Stock outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

(A)incur, create, assume or guarantee any Indebtedness that would cause the Leverage Ratio as of the date immediately prior to the date on which such Indebtedness is incurred, created, assumed or guaranteed to exceed 4.25 to 1.00, after giving pro forma effect to such incurrence, creation, assumption or guarantee and that application of the proceeds thereof (the “Leverage Ratio Threshold”).

(B)authorize, declare, pay or set aside any dividend or distribution on or agree to or consummate any redemption or repurchase of any Junior Stock, other than (i) a dividend payable on Junior Stock in shares of Junior Stock; (ii) the acquisition of shares of Junior Stock in exchange for shares of Junior Stock and the payment of cash in lieu of fractional shares of Junior Stock; (iii) redemptions, purchases or other acquisitions of shares of Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees; (iv) any dividends or distributions of rights in connection with a stockholders’ rights plan or any non-cash redemption or non-cash repurchase of rights pursuant to any stockholders’ rights plan; (v) the exchange, redemption or conversion of Junior Stock for, into or with Junior Stock and (vi) the redemption or repurchase of any shares of Class B Common Stock pursuant to and in accordance with Section 4.7 of the Earthstone Holdings LLC Agreement (as amended and/or restated from time to time);

(C)authorize or create, or increase the authorized amount of, or issue any class or series of Senior Stock or Parity Stock or reclassify any of the authorized capital stock of the Corporation into shares of Senior Stock or Parity Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock;

(D)subject to Section 5(a)(iii), amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise (an “Event”) so as to adversely affect any right, preference, privilege or power of the shares of Series A Preferred Stock; provided, however, with respect to the occurrence of any Event, so long as any shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for a preferred security in the surviving entity or parent of the surviving entity that has the same rights, preferences and privileges as the Series A Preferred Stock in all material respects, the occurrence of any such Event shall not be deemed to adversely affect such rights, preferences, privileges or power of the Series A Preferred Stock; provided, further, that any increase in the amount of the authorized Junior Stock, or the creation or issuance of any additional shares of Junior Stock, shall not be deemed to adversely affect such rights, preferences, privileges or powers;

(E)amend, alter or repeal the provisions of the Earthstone Holdings LLC Agreement in a manner that is adverse to the rights, preferences or privileges of any Holder, including, for the avoidance of doubt, (A) with respect to any Equity Securities (as defined in the Earthstone Holdings LLC Agreement) issued by Earthstone Holdings (“Earthstone Holdings Equity Securities”) in connection with and in furtherance of the transactions contemplated by the Securities Purchase Agreement or (B) with respect to Earthstone Holdings’ ability pay dividends or make distributions on such Equity Securities; provided, that no consent shall be required to amend, modify, alter or supplement the Earthstone Holdings LLC Agreement in a manner reasonably necessary (i) to avoid undue risk that Earthstone Holdings may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code (provided that any amendment, modification, alteration or supplementation under this clause (i) shall not be disproportionately adverse to the rights, preferences or privileges of the Series A Preferred Stock as compared to any other Equity Securities), (ii) to ensure that the capital account and allocation provisions set forth in the Earthstone Holdings LLC Agreement comply with the Treasury Regulations and reflect the intended economic entitlement of the members, (iii) to give corresponding effect to any amendment or supplement to the Certificate of Incorporation or this Certificate of Designations that is otherwise permitted without the consent of the Holders under this Certificate of Designations, (iv) to comply with and/or administer the law, rules and regulations related to the Bipartisan Budget Act, (v) to maintain the economic equivalence of each class of Earthstone Holdings Equity Securities and the corresponding class of the Equity Securities, and (vi) to comply with and/or administer any other U.S. federal, state and local tax laws (provided that any amendment, modification, alteration or supplementation under this clause (vi) shall not be disproportionately adverse to the rights, preferences or privileges of the Series A Preferred Stock as compared to any other Equity Securities);

(F)authorize, declare or initiate general assignments to creditors, file a voluntary bankruptcy petition, petition for liquidation or dissolution or consent to the appointment or appoint a trustee, receiver or liquidator of the Corporation;

(G)make any changes in hedging program from the approved hedging program attached as Exhibit D to the Securities Purchase Agreement or engage in any hedging that does not comply with such hedging program;

(H)permit, cause or enter into any agreement that would result in a Fundamental Change, unless in connection therewith the Corporation reasonably and in good faith determines that it will be able to pay in full the Fundamental Change

Cash Price on the Requested Number of Shares after giving effect to the Satisfaction of the Indebtedness Obligations;

(I)enter into any credit facility in replacement of the current Credit Agreement that is not a Customary Credit Facility;

(J)unless otherwise not prohibited under the terms of the Credit Facility, (i) issue any equity securities of any of the Corporation’s Subsidiaries, other than to the Corporation or another of the Corporation’s wholly-owned Subsidiaries; (ii) form or create a Subsidiary of the Corporation that is not wholly-owned (directly or indirectly) by the Corporation; or (iii) contribute any assets to any Person that is not wholly-owned by the Corporation;
(K)enter into or modify any agreement or arrangement that by its terms expressly prohibits the Corporation from (i) declaring and paying all or a material portion of any dividend to the holders of the Preferred Stock in accordance with this Certificate or (ii) redeeming all or a material portion of the Preferred Stock in accordance with this Certificate (it being understood, for the avoidance of doubt, that the limitations set forth in the proviso in Section 4(a)(ii) and Section 4(c) shall have no effect when determining whether such redemption occurs in accordance with this Certificate);
(L)enter into or modify any agreements, arrangements or transactions between the Corporation or any of its Subsidiaries, on the one hand, and EnCap or any of its Affiliates, on the other hand, unless such agreement, arrangement or transaction (x) is approved by a committee of the Board composed entirely of directors who are independent within the meaning of Rule 10A-3(b)(1)(ii) of the Exchange Act and (y) would not result in the Leverage Ratio of the Company, after giving pro forma effect to such agreement, arrangement or transaction, exceeding 3.5 to 1.00; or
(M)agree or commit to take any of the foregoing actions.
(iii)Notwithstanding anything to the contrary herein, without the consent of the Holders, the Corporation, acting in good faith, may amend, alter, supplement or repeal any terms of the Series A Preferred Stock by amending or supplementing the Certificate of Incorporation, this Certificate of Designations or any stock certificate representing shares of the Series A Preferred Stock:
(A) to cure any ambiguity, omission, inconsistency or mistake in any such instrument in a manner that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder;
(B)to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this

Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder; or
(C) to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder (other than any Holder that consents to such change).
(b)Directors.
(i)     If at any time a Director Rights Triggering Event has occurred, then the Holders, voting as a single class with any other series of Preferred Stock or preference securities having similar voting rights that are exercisable (and with voting rights allocated pro rata based on the liquidation preference of the Series A Preferred Stock and each such other series of Preferred Stock or preference securities) (together, the “Voting Rights Class”), shall be entitled at the next regular or special meeting of stockholders of the Corporation to elect two additional directors to the Board; provided that (a) any such director must, in the reasonable judgment of the Board, have the requisite skill and experience to serve as a director of a public company in the energy sector, (b) the election of any such director shall not violate the bylaws of the Corporation as in effect on the effective date of this Certificate of Designations or the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors and (c) any such director must not be an employee or director of any Corporation Competitor. Upon the election of any such additional directors, the number of directors that comprise the Board may be increased at the sole discretion of the Board by such number of additional directors.
(ii) The voting rights set forth in Section 5(b)(i) may be exercised at a special meeting of the Corporation’s stockholders, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such special or annual meeting until such time as all Cash Dividends in arrears, the nonpayment of which caused the Director Rights Triggering Event, shall have been paid in full, at which time or times, automatically and without any further action by any Person, such voting rights shall terminate.
(iii)    At any meeting at which the holders of shares of the Voting Rights Class shall have the right to elect directors as provided in Section 5(b)(i), the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such Voting Rights Class for the election of directors by such Voting Rights Class. The affirmative vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.  Any director elected pursuant to the voting rights set forth in this Section 5(b) may be removed at any time without cause by the holders of record of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class at any time during which such holders’ rights pursuant to Section 5(b)(i) continue.  Any vacancy in respect of any such additional director arising at any time during which such holders’ rights pursuant to Section 5(b)(i) continue (other than prior to the first election immediately following the applicable Director Rights Triggering Event) may be filled by the written consent of the director elected by the Voting Rights Class remaining in office, or, if none remains in office, by a vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class; provided that the filling of each vacancy shall not violate the bylaws of the Corporation as in effect on the effective date of this Certificate of Designations or the corporate governance requirements of The New York Stock Exchange (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.  Directors elected pursuant to the voting rights set forth in Section 5(b)(i) shall be entitled to one vote per director on any matter.
(iv)Any directors elected pursuant to the voting rights set forth in Section 5(b)(i) shall be designated to classes such that each class of the Corporation’s directors shall consist, as nearly as may be possible, of one-third of the number of votes the entire Board is entitled to cast at any Board meeting; provided, however, notwithstanding the foregoing, at such time as all dividends in arrears, the nonpayment of which caused the Director Rights Triggering Event, have been paid in full, then, automatically and without any further action by any Person, the terms of office of directors elected pursuant to the voting rights set forth in this Section 5(b) shall cease.
(c)In all cases in which Holders shall be entitled to vote, whether a plurality, majority or other portion of the Series A Preferred Stock or any other series of voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective aggregate liquidation preferences of the Series A Preferred Stock or such other series of voting Preferred Stock, as applicable.
(d)If the Corporation or any Holder determines, after consultation with the other, that a filing is required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with any rights the Series A Preferred Stock may have under this Certificate of Designation to (x) vote on an as-converted basis with the Common Stock as a single class, (y) convert into shares of Class A Common Stock or (z) elect up to two directors to the Board of Directors (the “Preferred Voting and Conversion Features”), then:
(i)the Corporation, on the one hand, and such Holder, on the other hand, shall (A) as promptly as practicable make, or cause to be made, all filings and submissions required under the HSR Act with respect to the applicable Preferred Voting and Conversion Features and (B) use their commercially reasonable efforts to obtain, or cause to be obtained, consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable) (any such consent, termination “HSR Approval”) as soon as possible thereafter; and
(ii)notwithstanding anything to the contrary in this Certificate of Designation, any such Preferred Voting and Conversion Features shall be contingent upon, and subject to, the receipt of any required HSR Approval and any such Preferred Voting and Conversion Features shall be delayed until HSR Approval is received.
(e)Notwithstanding anything to the contrary in this Certificate of Designations, in the event that cash dividends on the Series A Preferred Stock are in arrears and unpaid with respect to eight (8) or more Dividend Periods (whether or not consecutive) ending after December 31, 2020, the Payment Default Rate shall be equal to 6.0% per annum until such failure is cured by payment in full in cash of all arrearages (for the avoidance of doubt, including arrearages attributable to the Payment Default Rate).
6.Liquidation Preference.
(a)In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Series A Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), an amount equal to the greater of (x) (i) the Accreted Value per share of Series A Preferred Stock plus (ii) an amount equal to all Accrued Dividends on such share of Series A Preferred Stock for the then-current Dividend Period to, and including, the date fixed for liquidation, winding up or dissolution assuming the Corporation elected to pay such dividends in cash pursuant to Section 3(a), plus (iii) if the liquidation, winding up or dissolution of the Corporation occurs prior to [•], 20237 , the amount equal to the net present value (computed using a discount rate of the Treasury Rate plus fifty (50) basis points) of the sum of all dividends that would otherwise be payable on such share of Series A Preferred Stock on each of the Dividend Payment Dates occurring during the period on and after the applicable redemption date to and including [•], 20238 (which date, for purposes of this calculation, shall be assumed to be an additional Dividend Payment Date) and to the extent the Corporation elected to pay such dividends in cash pursuant to Section 3(a) and (y) the amount that such Holder would have been entitled to receive if all of such Holder’s shares of Series A Preferred Stock were converted into Class A Common Stock (at the Conversion Rate then in effect) immediately prior to such liquidation, winding up or dissolution of the Corporation (regardless of whether the Series A Preferred Stock is then convertible pursuant to the terms hereof).

________
7 The fifth anniversary of the Initial Issuance Date.
8 The fifth anniversary of the Initial Issuance Date.

(b)Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 6, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, no payment shall be made to Holders pursuant to this Section 6 upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of any of the Corporation’s Subsidiaries or upon any reorganization of the Corporation’s Subsidiaries without the approval of the Corporation or its stockholders (including a merger or conversion of Earthstone Holdings into a corporation if the managing member determines, in its sole discretion, that it is no longer in the interests of Earthstone Holdings to continue as a partnership for U.S. federal income tax purposes).
(c)After the payment to the Holders of the shares of Series A Preferred Stock of full preferential amounts provided for in this Section 6, the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.
(d)In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 6, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 6, in any distribution of the assets of the Corporation.
7.Conversion; Redemption.
(a)Holder Conversion.
(i) Each Holder shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 7, any or all of such Holder’s shares of Series A Preferred Stock into shares of Class A Common Stock at the Conversion Rate and to receive cash in lieu of fractional shares, if any, as set out in Section 9; provided, however, that the Corporation shall not be obligated to honor any such conversion request if such conversion request does not pertain to at least $10.0 million based on the Accreted Value of the shares of Series A Preferred Stock requested to be converted by such Holder and its Affiliates (or such lesser amount to the extent such exercise covers all of such Holder’s shares of Series A Preferred Stock).
(ii)In order to convert shares of Series A Preferred Stock into shares of Class A Common Stock pursuant to this Section 7(a), the Holder must (i) deliver a notice of conversion to the Corporation in the form attached hereto as Exhibit B and (ii) surrender the certificates, if any, representing such shares of Series A Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), accompanied by transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent in the case of uncertificated book-entry shares), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation), together with written notice that such Holder elects to convert all or such lesser number of shares represented by such certificates as specified therein. With respect to a conversion pursuant to this Section 7(a), the date of receipt of such certificates, if any, together with such notice, by the Corporation or (in accordance with the immediately preceding sentence) its authorized agent will be the “Conversion Date”.
(b)Holder Optional Redemption.
(i)At any time after October 1, 2028 (unless the Corporation has exercised its redemption rights pursuant to Section 7(c)), each Holder (together with its Affiliates) may, upon at least 45 days’ advance written notice to the Corporation (the “Holder Optional Redemption Notice”), require the Corporation to redeem any or all of the outstanding shares of Series A Preferred Stock then held by such Holder (or such Affiliates) at the Holder Optional Redemption Price (the “Holder Optional Redemption”); provided, however, that the Corporation shall not be obligated to honor any such redemption request if such redemption request does not pertain to at least $10.0 million based on the Holder Optional Redemption Price (or such lesser amount to the extent such exercise covers all of such Holder’s shares of Series A Preferred Stock). The Corporation may pay up to 50% of the Holder Optional Redemption Price in-kind in the form of shares of Class A Common Stock (which shall be valued at 92.5% of the VWAP for the 15 Trading Day period ending immediately prior to the date of such Holder Optional Redemption Notice); provided, the Corporation may only redeem the Series A Preferred Stock with Class A Common Stock to the extent the Class A Common Stock issued in the Holder Optional Redemption does not exceed 10% of the Common Stock Market Capitalization of the Corporation on the date of such Holder Optional Redemption Notice. Any portion of the redemption price not paid in Class A Common Stock shall be paid by the Corporation in cash.
(ii)Each date fixed by the Corporation for redemption pursuant to this Section 7(b) is referred to as a “Holder Optional Redemption Date.” A Holder Optional Redemption Notice will be irrevocable. In addition to any information required by applicable law, such Holder Optional Redemption Notice shall state the aggregate amount of shares of Series A Preferred Stock to be redeemed. Upon receipt of a Holder Optional Redemption Notice, the Corporation will send an acknowledgement notice to the Holder, which shall contain (1) the Holder Optional Redemption Date (which shall be not less than 45 days but not more than 60 days from the date of the Holder Optional Redemption Notice); (2) the Holder Optional Redemption Price; and (3) the number of shares of Class A Common Stock that the Corporation intends to use as partial consideration for such Holder Optional Redemption.

(iii)Upon any redemption of Series A Preferred Stock pursuant to this Section 7(b), the Corporation shall pay the cash portion of the Holder Optional Redemption Price to the applicable Holder on the Holder Optional Redemption Date.
(iv)If the Corporation elects to pay a portion of the Holder Optional Redemption Price in Class A Common Stock in accordance with this Section 7(b), the Corporation shall issue the applicable Class A Common Stock on the applicable Holder Optional Redemption Date. On the Holder Optional Redemption Date, the Corporation shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to electronically transmit the Class A Common Stock issuable upon redemption to such Holder (or designated recipient(s)), by crediting the account of the Holder (or designated recipient(s)). The parties agree to coordinate with the Transfer Agent to accomplish this objective.
(c)Corporation Optional Redemption.
(i)At any time on or after [•], 20239 , the Corporation shall have the right, at its option, to elect to cause any or all of the shares of Series A Preferred Stock to be redeemed for cash at a redemption price per share equal to the Corporation Optional Redemption Price; provided that such redemption pertains to at least $10.0 million based on the Corporation Optional Redemption Price (or such lesser amount to the extent such exercise covers all of the outstanding shares of Series A Preferred Stock).
(ii) To exercise the redemption right described in this Section 7(c), the Corporation must deliver to the Holders a notice setting forth: (x) the date on which the redemption will occur (the “Corporation Optional Redemption Date”), which shall be no earlier than ten (10) Business Days after the date such notice is given; and (y) with respect to each Holder, the number of shares of Series A Preferred Stock subject to redemption and the price to be paid to such Holder in respect thereof.
(d)Conversion and Redemption Procedures.
(i)In connection with any redemption in accordance with Section 7(b) or Section 7(c), the Holder must deliver transfer instruments reasonably satisfactory to the Corporation (including instructions to the Transfer Agent), at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation).

________
9The fifth anniversary of the Initial Issuance Date.

(ii)On the Conversion Date, the Holder Optional Redemption Date or the Corporation Optional Redemption Date, as applicable, with respect to any share of Series A Preferred Stock, uncertificated book-entry shares representing the number of shares of Class A Common Stock into which the applicable shares of Series A Preferred Stock are converted or for which the applicable shares of Series A Preferred Stock are redeemed shall be promptly issued and delivered to the Holder thereof or such Holder’s designee (or cash shall be paid to an account designated by such Person) upon instructions to the Transfer Agent, to the Corporation and, if required, such Holder’s furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder. For the avoidance of doubt, (i) a Holder of Series A Preferred Stock shall have the right to affect a conversion pursuant to Section 7(a) up to and including the date on which the Corporation delivers a notice of redemption pursuant to Section 7(c)(ii) and (ii) the satisfaction of the obligations set forth in Section 7(d)(i) shall be conditions to the issuance of share of Class A Common Stock or the payment of the cash redemption price, as applicable, but shall not impact the conversion or redemption of the Series A Preferred Stock, as applicable.
(iii)From and after the Conversion Date, the Holder Optional Redemption Date or the Corporation Optional Redemption Date, as applicable, the shares of Series A Preferred Stock to be converted on such Conversion Date or redeemed on such Holder Optional Redemption Date or Corporation Optional Redemption Date will cease to be entitled to any dividends that may thereafter accrue on the Series A Preferred Stock; such shares of Series A Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except (i) in the case of conversion, the right to receive from the Corporation the Class A Common Stock and cash payable in lieu of fractional shares in respect of such shares of Series A Preferred Stock or (ii) in the case of redemption, the right to receive from the Corporation the cash payable in respect of such shares of Series A Preferred Stock and the right to receive from the Corporation the Class A Common Stock as partial consideration in a Holder Optional Redemption, if applicable) of the Holder of such shares of Series A Preferred Stock to be converted or redeemed shall cease and terminate with respect to such shares.
(iv)The Person or Persons entitled to receive the Class A Common Stock and/or other securities issuable upon conversion or redemption of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or securities as of the Close of Business on the Conversion Date or the Holder Optional Redemption Date, if applicable, with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock and/or securities to be issued or upon conversion or redemption of shares of Series A Preferred Stock should be registered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder.
8.Conversion Price Adjustments; Reorganization Event.

(a)The Conversion Price shall be adjusted, without duplication, upon the occurrence of any of the following events:
(i)If the Corporation issues shares of Class A Common Stock as a dividend or distribution on all shares of Class A Common Stock, or if the Corporation effects a share subdivision or share combination, then the Conversion Price in effect immediately following the Record Date for such dividend, distribution, share subdivision or share combination shall be divided by the following fraction:
OS1 / OS0
where,

OS0
=    the number of shares of Class A Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share subdivision or share combination, as the case may be; and

OS1
=    the number of shares of Class A Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 8(a)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this Section 8(a)(i) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Price that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.
The Corporation shall not pay any dividend or make any distribution on shares of Class A Common Stock held in treasury.
(ii)If the Corporation distributes to all holders of its Class A Common Stock any rights, options or warrants entitling them to purchase or subscribe for shares of Class A Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

OS0 + X
OS0 + Y
where,

OS0	= the number of shares of Class A Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	= the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and

Y
=    the number of shares of Class A Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B)  the average of the Closing Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any decrease to the Conversion Price made under this Section 8(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Class A Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Price shall be increased, effective as of the date of such expiration, to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Price that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until the triggering events occur.
For purposes of this Section 8(a)(ii), in determining the aggregate price payable to exercise any such rights, options or warrants there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.
(iii)If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all holders of Class A Common Stock, excluding (A) dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 8(a)(i) or Section 8(a)(ii), (B) rights issued to all holders of Class A Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Class A Common Stock and the plan provides that Holders will receive such rights along with any Class A Common Stock received upon conversion of the Series A Preferred Stock, (C) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 8(d) and (D) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 8(a)(iii) shall apply, then the Conversion Price in effect immediately following the close of business on the Record Date for such distribution shall be divided by the following fraction:

SP0
SP0 - FMV
where,

SP0	= Closing Sale Price per share of the Class A Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV
=    the fair market value as of the Record Date for such distribution (as determined in good faith by the Board) of the shares of the Corporation’s Capital Stock (other than Class A Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Class A Common Stock.

Any decrease to the Conversion Price made under the portion of this Section 8(a)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Price that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock held by it, at the same time and upon the same terms as holders of the Class A Common Stock, the amount and kind of the Corporation’s Capital Stock (other than Class A Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities that such Holder would have received if such Holder converted all of its shares of Series A Preferred Stock at the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.
With respect to an adjustment pursuant to this Section 8(a)(iii) where there has been a payment of a dividend or other distribution on the Class A Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a National Securities Exchange (a “Spin-Off”), the Conversion Price shall be adjusted immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-off by dividing the Conversion Price in effect immediately prior to the Close of Business on such 10th Trading Day by the following fraction:

FMV + MP0
MP0
where,

FMV
=    the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of Class A Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	= the average of the Closing Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.
The adjustment to the Conversion Price under the preceding paragraph shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 8(a)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.
(iv)If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Class A Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Class A Common Stock exceeds the average of the Closing Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Price shall be adjusted immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date by dividing the Conversion Price in effect immediately prior to the Close of Business on such last Trading Day of the 10 consecutive Trading Day period by the following fraction:

AC + (SP1 x OS1)
SP1 x OS0

where,

AC	= the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares of Class A Common Stock purchased in such tender or exchange offer;

OS0
=    the number of shares of Class A Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Class A Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1
=    the number of shares of Class A Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Class A Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	= the average of the Closing Sale Prices of the Class A Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.
Any decrease to the Conversion Price made under this Section 8(a)(iv) shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Price in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10 consecutive Trading Days” within this Section 8(a)(iv) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.
In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Class A Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.
(v)All calculations and other determinations under this Section 8(a) shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 8(a) shall be made to the Conversion Price unless such adjustment would result in a change of at least 1% in the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Price; provided, however, that the Corporation shall make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Series A Preferred Stock and (C) upon the occurrence of a Fundamental Change. No adjustment to the Conversion Price shall be made if it results in a Conversion Price that is less than the par value (if any) of the Class A Common Stock. The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Class A Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence.
(vi)In addition to those adjustments required by clauses (i), (ii), (iii) and (iv) of this Section 8(a), and to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Corporation, from time to time, may decrease the Conversion Price by any amount for a period of at least twenty (20) Business Days or any longer period permitted or required by law, so long as the decrease is irrevocable during that period and the Board determines that such decrease would be in the Corporation’s best interest. Whenever the Conversion Price is decreased pursuant to the preceding sentence, the Corporation shall send to each Holder at its last address appearing on the stock register of the Corporation a notice of the decrease at least 15 calendar days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.
(vii)Notwithstanding the foregoing in this Section 8(a) and for the avoidance of doubt, the Conversion Price shall not be adjusted for: (A) the issuance of Class A Common Stock pursuant to any present or future plan broadly available to holders of its Class A Common Stock providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Class A Common Stock under any plan; (B) the issuance of Class A Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments as compensation pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries, in each case approved by the Corporation’s stockholders; (C) the issuance of Class A Common Stock pursuant to any option, warrant, right or excisable, exchangeable or convertible security outstanding as of the Initial Issue Date; (D) a change in the par value of Class A Common Stock; (E) a sale of Class A Common Stock, or securities convertible or exercisable for Class A Common Stock, for cash, other than in a transaction described in Section 8(a)(i) through Section 8(a)(iv); (F) ordinary course of business stock repurchases that are not tender offers referred to in Section 8(a)(iv), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board; (G) a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation’s Subsidiaries as described in Section 8(a)(iv); (H) accrued and unpaid dividends or distributions, except as provided in Section 4, Section 7, and Section 8; and (I) any dividends, distributions or other transactions in which the holders of Series A Preferred Stock participate pursuant to Section 3(f).
(b)Notwithstanding Section 8(a)(ii) and Section 8(a)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Class A Common Stock)

in effect while any shares of Series A Preferred Stock remain outstanding, Holders will receive, upon conversion of shares of Series A Preferred Stock, in addition to shares of Class A Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan. If, prior to any conversion of shares of Series A Preferred Stock, such rights have separated from the shares of Class A Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Class A Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 8(a)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive, upon conversion of shares of Series A Preferred Stock, in addition to any shares of Class A Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Class A Common Stock (in which case the Conversion Price will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Class A Common Stock as described in Section 8(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Price.
(c)Upon any decrease in the Conversion Price, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the increased Conversion Price then in effect following such adjustment.
(d)In the case of:
(i)any recapitalization, reclassification or change in Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),
(ii)any consolidation, merger or other combination involving the Corporation,
(iii)any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or
(iv)any statutory share exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition), in each case, as a result of which Class A Common Stock (but not the Series A Preferred Stock) would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series A Preferred Stock into shares of Class A Common Stock shall be changed into a right to convert such share of Series A Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the

Holder would have received if it had converted all of its shares of Series A Preferred Stock at the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). In the event that, in connection with any such Reorganization Event, the holders of Class A Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Series A Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Class A Common Stock that affirmatively make such election (or of all holders of Class A Common Stock if no holders of Class A Common Stock make such election). Notwithstanding Section 8(a), no adjustment to the Conversion Price shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Stock.
The provisions of this Section 8(d) shall apply to successive Reorganization Events.
None of the foregoing provisions of this Section 8(d) shall affect the right of a Holder to convert its Series A Preferred Stock into shares of Class A Common Stock as set forth in Section 7(a) prior to the effective time of such Reorganization Event. The Corporation shall not become party to a Reorganization Event unless its terms are consistent with this Section 8(d).
In this Certificate of Designations, if Class A Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Class A Common Stock” are intended to refer to such Reference Property.
(e)A converting Holder is not required to pay any stock transfer, documentary, stamp or similar tax that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Class A Common Stock or other securities issued on account of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Class A Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
9.No Fractional Shares. No fractional shares of Class A Common Stock will be delivered to the Holders upon conversion or redemption. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Class A Common Stock multiplied by the Closing Sale Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date or Holder Optional Redemption Date, if applicable. In order to determine whether the number of shares of Class A Common Stock to be delivered to a Holder upon the conversion or redemption of such Holder’s shares of Series A Preferred

Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted or redeemed on any single Conversion Date or Holder Optional Redemption Date, if applicable.
10.Transfer Restrictions; Certificates.
(a)Transfer Restrictions.
(i)Except as otherwise permitted in this Certificate of Designations, until [•], 201810, the Holders will not (i) Transfer any Series A Preferred Stock or Class A Common Stock or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Series A Preferred Stock or Class A Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to any of the Series A Preferred Stock, the Class A Common Stock or any other Capital Stock of the Corporation; provided, however, that nothing in this Section 10(a)(i), shall restrict a Holder from Transferring any portion or all of its Series A Preferred Stock or Class A Common Stock at any time to any Affiliate of such Holder (the recipient of the shares so Transferred, a “Permitted Transferee”), but only if the transferee agrees in writing prior to such Transfer for the express benefit of the Corporation (in form and substance reasonably satisfactory to the Corporation and with a copy thereof to be furnished to the Corporation) to be bound by the terms of this Certificate of Designations and if the transferee and the transferor agree for the express benefit of the Corporation that the transferee shall Transfer the Series A Preferred Stock or Class A Common Stock (or any Equity Securities issued in respect thereof) so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor); and
(ii)Notwithstanding Section 10(a)(i), the Holders will not at any time, directly or knowingly indirectly (without the prior written consent of the Board which, in the case of any 10% Entity, shall not be unreasonably withheld) Transfer any Series A Preferred Stock or Class A Common Stock issued upon conversion of the Series A Preferred Stock to a Corporation Competitor or a 10% Entity; provided, however, that nothing in this Section 10(a)(ii) shall restrict any Transfer of Class A Common Stock into the public market pursuant to an Underwritten Offering or otherwise in an open market transaction or in connection with, and to the extent of, the exercise of such Holder’s rights to participate in any Underwritten Offering that it is then eligible to participate in pursuant to the Registration Rights Agreement or to exercise their rights to demand registration not involving a sale pursuant to the Registration Rights Agreement.

________
10 The six-month anniversary of the earlier of the closing date of the Common Stock Offering (as defined in the Securities Purchase Agreement) and the Initial Issuance Date.

(iii)Notwithstanding anything to the contrary in this Section 10(a), no Holder shall Transfer all or any portion of its Series A Preferred Stock to any Person that is not (i) a “United States person” within the meaning of Section 7701(a)(30) of the Code or (ii) a “withholding foreign partnership” (within the meaning of Treasury Regulation Section 1.1441-5(c)(2)) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code.
(iv)In the event that a Holder Transfers shares of Series A Preferred Stock, other than in connection with a Transfer permitted by and in accordance with this Certificate of Designations, such Transfer shall be null and void and of no force or effect, and the Corporation shall not recognize or be bound by any such purported Transfer.
(b)Uncertificated Shares.
(i)Form. The shares of Series A Preferred Stock shall be in uncertificated, book entry form as permitted by the bylaws of the Corporation and the DGCL. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.
(ii)Transfer. Transfers of Series A Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested Transfer until furnished evidence reasonably satisfactory to it that such Transfer is made in accordance with the terms of this Certificate of Designation.
11.Other Provisions.
(a)At any time that any Series A Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include a sufficient number of authorized but unissued shares of Class A Common Stock to satisfy the conversion requirements of all shares of Series A Preferred Stock then outstanding.
(b)With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(c)All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by electronic mail or facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being by first-class mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder. Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.
(d)Holders of shares of Series A Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation, except as set forth in the Securities Purchase Agreement.
[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this [•] day of [•], 2018.
EARTHSTONE ENERGY, INC.

By:
Name:
Title:

Signature Page to Certificate of Designations of Earthstone Energy Inc.

EXHIBIT A

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.
SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EARTHSTONE ENERGY, INC. (THE “CORPORATION”), INCLUDING ANY CERTIFICATES OF DESIGNATIONS (AS FURTHER AMENDED AND/OR RESTATED FROM TIME TO TIME, THE “CHARTER”), THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER AND THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF OCTOBER 17, 2018 (THE “SPA”), COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND WILL BE PROVIDED, WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY. THE TERMS OF THE CHARTER AND THE SPA ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Corporation listed on Schedule A to this letter.

In addition, please be advised that the Corporation will furnish without charge to each stockholder of the Corporation who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Corporation.
The shares of capital stock of the Corporation have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.
Dated: ____________________
EARTHSTONE ENERGY, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF CONVERSION

NOTICE OF CONVERSION
(To be executed by the Holder in order to convert the Series A Preferred Stock)
The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”) of Earthstone Energy, Inc. (the “Corporation”), into shares of Class A common stock, par value $0.001 per share, of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”). The Corporation will pay any stock transfer, documentary, stamp or similar tax on the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned’s name, in which case the undersigned will pay the tax.
Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.
Number of shares of Series A Preferred Stock to be converted:
Name(s) (with address(es)) in which the certificate(s), if any, for any shares of Common Stock are to be registered: 11
Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

________
11 The Corporation is not required to issue shares of Common Stock until you satisfy the remainder of the conditions set forth in the Certificate of Designations.

Annex I

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EARTHSTONE ENERGY HOLDINGS, LLC

DATED AS OF [•], 2018

THE LIMITED LIABILITY COMPANY INTERESTS IN EARTHSTONE ENERGY HOLDINGS, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

ARTICLE I - DEFINITIONS    2
Section 1.1     Definitions.    2
Section 1.2     Interpretive Provisions    15
ARTICLE II ORGANIZATION OF THE LIMITED LIABILITY COMPANY    15
Section 2.1     Formation.    15
Section 2.2     Filing.    15
Section 2.3     Name    16
Section 2.4     Registered Office; Registered Agent.    16
Section 2.5     Principal Place of Business.    16
Section 2.6     Purpose; Powers.    16
Section 2.7     Term.    16
Section 2.8     Intent.    16
ARTICLE III REORGANIZATION TRANSACTIONS    16
Section 3.1     Transactions In Connection With the Class A Reorganization.    16
ARTICLE IV OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS    17
Section 4.1     Authorized Units; General Provisions With Respect to Units.    17
Section 4.2     Voting Rights.    19
Section 4.3     Capital Contributions; Unit Ownership.    19
Section 4.4     Capital Accounts    20
Section 4.5     Reserved.    20
Section 4.6     Other Matters.    20
Section 4.7     Redemption of Units.    21
ARTICLE V ALLOCATIONS OF PROFITS AND LOSSES    25
Section 5.1     Profits and Losses.    25
Section 5.2     Special Allocations.    25
Section 5.3     Allocations for Tax Purposes in General.    28
Section 5.4     Income Tax Allocations with Respect to Depletable Properties.    28
Section 5.5     Other Allocation Rules.    29
ARTICLE VI DISTRIBUTIONS    30
Section 6.1     Distributions.    30
Section 6.2     Tax-Related Distributions.    32
Section 6.3     Distribution Upon Resignation.    32
ARTICLE VII MANAGEMENT    33
Section 7.1     The Managing Member; Fiduciary Duties.    33
Section 7.2     Officers.    33

Section 7.3     Warranted Reliance by Officers on Others.    34
Section 7.4     Indemnification.    34
Section 7.5     Maintenance of Insurance or Other Financial Arrangements    35
Section 7.6     Resignation or Termination of Managing Member    35
Section 7.7     No Inconsistent Obligations.    35
Section 7.8     Reclassification Events of PubCo    35
Section 7.9     Certain Costs and Expenses.    35
ARTICLE VIII ROLE OF MEMBERS    36
Section 8.1     Rights or Powers.    36
Section 8.2     Voting.    36
Section 8.3     Various Capacities.    37
ARTICLE IX TRANSFERS OF INTERESTS    37
Section 9.1     Restrictions on Transfer.    37
Section 9.2     Notice of Transfer    38
Section 9.3     Transferee Members    38
Section 9.4     Legend.    38
ARTICLE X ACCOUNTING    39
Section 10.1     Books of Account.    39
Section 10.2     Tax Elections.    39
Section 10.3     Tax Returns; Information.    39
Section 10.4     Tax Matters Member; Company Representative, Tax Audit Matters    39
Section 10.5     Withholding Tax Payments and Obligations    41
ARTICLE XI DISSOLUTION AND TERMINATION    42
Section 11.1     Liquidating Events.    42
Section 11.2     Bankruptcy.    43
Section 11.3     Procedure.    43
Section 11.4     Rights of Members.    44
Section 11.5     Notices of Dissolution.    44
Section 11.6     Reasonable Time for Winding Up    45
Section 11.7     No Deficit Restoration    45
ARTICLE XII GENERAL    45
Section 12.1     Amendments; Waivers.    45
Section 12.2     Further Assurances.    45
Section 12.3     Successors and Assigns    45
Section 12.4     Entire Agreement.    45
Section 12.5     Rights of Members Independent.    46
Section 12.6     Governing Law    46
Section 12.7     Jurisdiction and Venue.    46

Section 12.8     Headings.    46
Section 12.9     Counterparts    46
Section 12.10     Notices.    46
Section 12.11     Representation By Counsel; Interpretation    47
Section 12.12     Severability    47
Section 12.13     Expenses.    47
Section 12.14     No Third Party Beneficiaries    47

LIST OF EXHIBITS AND SCHEDULES:

Exhibit A    Initial Issuances and Contributions
Exhibit B    Units

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EARTHSTONE ENERGY HOLDINGS, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [•], 2018, by Earthstone Energy, Inc., a Delaware corporation (“PubCo”), as managing Member (and in such capacity, the “Managing Member”) of Earthstone Energy Holdings, LLC, a Delaware limited liability company (the “Company”), pursuant to Section 4.3(b) of the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 9, 2017 (the “Existing LLC Agreement”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on November 4, 2016, and is currently governed by the Existing LLC Agreement;

WHEREAS, the Company, PubCo, Lynden USA Inc., a Utah corporation (“Lynden”), Lynden USA Operating, LLC, a Texas limited liability company (“Lynden Sub”), Bold Energy Holdings, LLC, a Texas limited liability company (“Bold”), and Bold Energy III, LLC, a Texas limited liability company (“Bold Sub”), entered into a Contribution Agreement dated November 7, 2016 (the “Contribution Agreement”), pursuant to which the parties thereto consummated the reorganization of the Company contemplated by the Contribution Agreement and took the other actions contemplated in such Contribution Agreement (collectively, the “Reorganization”);

WHEREAS, in connection with the Reorganization, PubCo entered into a recapitalization transaction, pursuant to which its existing shares of common stock were converted into shares of Class A Stock, as defined below (the “Class A Conversion”);

WHEREAS, in connection with the Class A Conversion, Bold purchased shares of Class B Stock (as defined below) of PubCo (the “Class B Purchase”) directly from PubCo for cash, all as more particularly described in Exhibit A hereto;

WHEREAS, in connection with the Reorganization, following the Class A Conversion and pursuant to the Contribution Agreement, PubCo and Lynden contributed all of their assets to the Company in exchange for a number of Common Units equal to the number of shares of Class A Stock issued in the Class A Conversion;

WHEREAS, pursuant to the Contribution Agreement, Bold contributed all of its assets to the Company in exchange for Common Units;

WHEREAS, each Common Unit may be redeemed, at the election of a Redeeming Member (together with the transfer and surrender by such Redeeming Member of one share of Class B Stock), for one share of Class A Stock in accordance with the terms and conditions of this Agreement;

WHEREAS, PubCo has entered into a Securities Purchase Agreement dated October 17, 2018 (the “Securities Purchase Agreement”), which contemplates, among other things, the issuance and sale by PubCo to certain purchasers named therein of shares of Series A Preferred Stock (as defined below);

WHEREAS, in connection with the transactions contemplated by the Securities Purchase Agreement, the Managing Member desires to amend and restate the Existing LLC Agreement pursuant to Section 4.3(b) thereof to set forth the designations, preferences, rights, powers and duties of the Series A Preferred Units (as defined below); and

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby amend and restate the Existing LLC Agreement in its entirety and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Accreted Value” means, with respect to each Series A Preferred Unit, the Initial Liquidation Value as the same may be increased pursuant to Section 6.1(a).

“Accrued Distributions” means, with respect to any Series A Preferred Units, as of any date, the accrued and unpaid distributions on such Unit, whether or not declared, from, and including, the last day of the most recently preceding fiscal quarter (or the Initial Issue Date, if there has been no prior full fiscal quarter) to, but not including, such date, and including, for the sake of clarity, any then accrued and unpaid distributions on such Unit from a prior fiscal quarter.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” is defined in Section 1011 of the Code.

“Adjusted Capital Account” means the balance in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

a.
credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain ;

and

b.	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means a deficit balance in a Member’s Adjusted Capital Account.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (i) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“Available Cash” means the amount of cash on hand (including cash equivalents and temporary investments of Company cash) from time to time in excess of amounts required, as determined by the Managing Member, to pay or provide for payment of existing and projected obligations, capital expenditures and acquisitions, and to provide a reasonable reserve for working capital and contingencies, and taking into account any restrictions contained in any agreement to which the Company is bound.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Bold” is defined in the recitals to this Agreement.

“Bold Sub” is defined in the recitals to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Call Election Notice” is defined in Section 4.7(f)(ii).

“Call Right” is defined in Section 4.7(f)(i).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.4.

“Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of such Member’s Units to the extent the Capital Contributions were made in respect of Units Transferred to such Member.

“Cash Distribution” is defined in Section 6.1(a)(ii).

“Cash Election” is defined in Section 4.7(a)(iv).

“Cash Election Amount” means with respect to a particular Redemption on any Redemption Date, an amount of cash equal to the number of shares of Class A Stock that would be received in such Redemption multiplied by the Class A VWAP Price.

“Class A Conversion” is defined in the recitals to this Agreement.

“Class A Stock” means, as applicable, (i) the Class A Common Stock, par value $0.001 per share, of PubCo or (ii) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Stock or into which the Class A Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A VWAP Price” means the (i) the volume weighted average price of a share of Class A Stock for the ten (10) trading days ending on and including the trading day prior to the Redemption Notice Date, as reported by Bloomberg, L.P., or its successor, or (ii) in the event the shares of Class A Stock are not then publicly traded, the value, as reasonably determined by PubCo in good faith, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Class B Purchase” is defined in the recitals to this Agreement.

“Class B Stock” means, as applicable, (i) the Class B Common Stock, par value $0.001 per share, of PubCo or (ii) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Stock or into which the Class B Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Certificate of Designations” means the Certificate of Designations of the Series A Preferred Stock, dated as of [•], 2018.

“Closing Sale Price” of the Class A Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Class A Stock is traded or, if the Class A Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Class A Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the fair market price of the Class A Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by PubCo for this purpose. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this definition for the determination of the Closing Sale Price of the Class A Stock.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Units” is defined in Section 4.1(b).

“Company” is defined in the preamble to this Agreement.

“Company Level Taxes” means any federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any Subsidiary thereof as a result of a tax audit under the Revised Partnership Audit Provisions, which, for the avoidance of doubt, does not include any taxes payable as a result of an election under Section 6226 of the Code.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.702-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Contribution Agreement” is defined in the recitals to this Agreement.

“Conversion Rate” shall mean, with respect to each Series A Preferred Unit subject to conversion, a number of Common Units equal to the quotient of (i) its Accreted Value divided by (ii) the then applicable Series A Preferred Unit Conversion Price.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“De Minimis Member” means any Member who owns and has, for a period of no less than six (6) months, owned fewer than 1,000 Units and shares of Class B Stock.

“De Minimis Redemption Right” is defined in Section 4.7(f)(iii).

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction (excluding depletion) allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

“Designated Individual” is defined in Section 10.4(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” is defined in in Section 7.9.

“Distribution Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on [December 31, 2018]1.
“Distribution Period” is defined in Section 6.1(a)(ii).
“Distribution Rate” means the rate per Distribution Period of [2.1875% (8.75% per annum)]2 per Series A Preferred Unit.

“Effective Time” means 12:01 a.m. Central Time on the date of the closing of the Class A Reorganization.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing. For the avoidance of doubt, the Series A Preferred Units are Equity Securities of the Company, and the Series A Preferred Stock is an Equity Security of PubCo.

________
1 First Distribution Payment Date after the Initial Issuance Date.
2To equal “Dividend Rate” set forth in Certificate of Designations.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (a) in the case of a Revaluation Event that includes the issuance of Common Units to PubCo with respect to a PubCo public offering, the price paid by PubCo for such Common Units (in accordance with this Agreement), or (b) in the case of any other Revaluation Event, the Closing Sale Price of the Class A Stock on the date of such Revaluation Event or, if the Managing Member determines that a value for the Common Unit other than such Closing Sale Price more accurately reflects the Event Issue Value, the value determined by the Managing Member.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the preamble to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means generally acceptable accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:

a.	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

b.
(1) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values to reflect any Unrealized Gain or Unrealized Loss attributable to such Company assets as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company (including a Series A Preferred Redemption); (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option (including a Series A Preferred Conversion) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s) and this clause (b); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(2) In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to the issuance of additional Equity Securities of the Company (or, in the case of a Revaluation Event resulting from the exercise of a noncompensatory option (including the issuance of Series A Preferred Units and a Series A Preferred Conversion), immediately after the issuance of Equity Securities of the Company acquired pursuant to the exercise of such noncompensatory option) shall be determined by the Managing Member using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the Managing Member may (i) determine an aggregate value for the assets of the Company that takes into account the current trading price of the Class A Stock, the fair market value of all other Equity Securities at such time and the amount of Company liabilities, (ii) make any adjustments necessary to reflect the difference, if any, between the fair market value of any outstanding Series A Preferred Units and the aggregate Capital Accounts attributable to the Series A Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Members’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2), and (iii) allocate such aggregate value among the individual properties of the Company (in such manner as it determines appropriate). Absent a contrary determination by the Managing Member, the aggregate fair market value of all Company assets (including cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Per Unit Capital Amount of each Common Unit that is outstanding prior to such Revaluation Event being equal to the Event Issue Value;

c.
the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution to reflect any Unrealized Gain or Unrealized Loss attributable to such Company assets. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (i) in the case of an actual distribution which is not made pursuant to Section 11.3 or in the case of a deemed contribution and/or distribution, be determined and allocated in the same manner as that provided in clause (b)(2) above or (ii) in the case of a liquidating distribution pursuant to Section 11.3, be determined and allocated by the Winding-Up Member using such reasonable method of valuation as it may adopt;

d.
the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (g) in the definition of “Profits” or “Losses” below or Section 5.2(g); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

e.
if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses, Simulated Depletion and other items allocated pursuant to Article V.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Initial Issue Date” shall mean the first date of original issuance of units of the Series A Preferred Units.
“Initial Liquidation Value” shall mean, with respect to each Series A Preferred Unit, $1,000.00.
“Initial Period” is defined in Section 6.1(a)(iii).

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Action” is defined in Section 12.7.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Events” is defined in Section 11.1.

“Loss” means any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses).

“Managing Member” is defined in the preamble to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest, in such Person’s capacity as a member of the Company.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and -2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2.

“Reviewed Year Member” is defined in Section 10.4(b).

“Payment Default” is defined in Section 6.1(a)(iii).

“Payment Default Rate” means, subject to Section 6.1(a)(ix), an additional 2.0% per annum upon each occurrence of a Payment Default, cumulative to the Distribution Rate as in effect for the applicable period, computed on the basis of a 360-day year comprised of 30-day months; provided, however, that, subject to Section 6.1(a)(ix), the Payment Default Rate shall not exceed 4.0% per annum in the aggregate.

“Permitted Transferee” means, with respect to any Member, (a) any Affiliate of such Member; (b) any partner, shareholder or member of such Member, (c) any successor entity of such Member; (d) a trust established by or for the benefit of a Member of which only such Member and his or her immediate family members are beneficiaries; (e) any Person established for the benefit of, and beneficially owned solely by, an entity Member or the sole individual direct or indirect owner of an entity Member; and (f) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Member.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Preferred Stock” means preference Equity Securities issued by PubCo that rank senior to the PubCo Common Stock with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of PubCo, including the Series A Preferred Stock.

“Preferred Unit Related Taxes” is defined in Section 6.2(a)(i).

“Preferred Units” means preference Equity Securities issued by the Company that rank senior to the

Common Units with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company.

“President and Chief Executive Officer” is defined in Section 7.2(b).

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

a.	any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

b.
any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

c.
in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

d.
gain or loss resulting from any disposition of Company assets (other than Depletable Property) with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

e.
gain resulting from any disposition of a Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

f.	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

g.
to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

h.
any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the preamble to this Agreement.

“PubCo Common Stock” means all classes and series of common stock of the Managing Member, including the Class A Stock and Class B Stock.

“PubCo Stock” means the PubCo Common Stock, together with any other stock of PubCo, including the Preferred Stock.

“PubCo Offer” is defined in Section 4.7(g).

“Push-Out Election” means the election to apply the alternative method provided by Section 6226 of the Code (or any analogous provision of state or local tax law).

“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), (ii) any merger, consolidation or other combination involving PubCo, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Redemption” is defined in Section 4.7(a)(i).

“Redemption Date” means (i) (x) if the Company has not made a valid Cash Election with respect to the relevant Redemption, the date that is three (3) Business Days after the Redemption Notice Date or (y) if the Company has made a valid Cash Election with respect to the relevant Redemption, the date that is the first Business Day on which the Company has available funds to pay the Cash Election Amount (but in any event no more than 10 days after the Redemption Notice Date), or (ii) such later date specified in or pursuant to the Redemption Notice.

“Redemption Notice” is defined in Section 4.7(a)(iii).

“Redemption Notice Date” is defined in Section 4.7(a)(iii).

“Redeeming Member” is defined in Section 4.7(a)(iii).

“Registration Delay” has the meaning assigned to that term in the Certificate of Designations.

“Registration Delay Rate” means an additional 0.50% per quarter for each quarter during which a Registration Delay is continuing, cumulative to the Distribution Rate as in effect for the applicable period, computed on the basis of a 90-day quarters comprised of 30-day months; provided, however, that in no event shall the Registration Delay Rate exceed 4.0% per annum in the aggregate

“Regulatory Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 5.2(a), Section 5.2(b), Section 5.2(c), Section 5.2(d), Section 5.2(f), Section 5.2(g), and Section 5.2(h).

“Reorganization” is defined in the recitals to this Agreement.

“Revaluation Event” means an event that results in an adjustment of the Gross Asset Value of each Company property pursuant to clause (b) of the definition of Gross Asset Value.

“Revised Partnership Audit Provisions” means Code Sections 6221 through 6241, as amended, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Code Sections 6221 through 6241, as amended (and any analogous provision of state or local tax law).

“Retraction Notice” is defined in Section 4.7(b)(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Securities Purchase Agreement” is defined in the recitals to this Agreement.

“Series A Early Liquidation Premium” means the amount determined in accordance with Section 11.3(b)(ii)(A)(x)(3).

“Series A Initial Closing” means the consummation of the purchase and sale of the Purchased Preferred Stock (as defined in the Securities Purchase Agreement).

“Series A Liquidation Value” means the amount determined in accordance with Section 11.3(b)(ii)(A).

“Series A Preferred Contribution Amount” is equal to (i) the Per Share Preferred Purchase Price (as defined by the Securities Purchase Agreement), multiplied by (ii) the number of shares of Purchased Preferred Stock as determined under the Securities Purchase Agreement.

“Series A Preferred Conversion” means any corresponding conversion of Series A Preferred Units upon the conversion of any shares of Series A Preferred Stock pursuant to Section 4.1(e).

“Series A Preferred Redemption” means any corresponding redemption of Series A Preferred Units upon the redemption of any shares of Series A Preferred Stock pursuant to Section 4.1(f).

“Series A Preferred Stock” means the Series A Redeemable Convertible Preferred Stock, par value $0.001 per share, of PubCo.

“Series A Preferred Unit Conversion Price” shall initially be $[•]3 per Series A Preferred Unit and shall be subject to adjustment to the same extent that the Conversion Price (as defined in the Certificate of Designations) is adjusted pursuant to Section 8 of the Certificate of Designations.

________
3Equal to the “Conversion Price” set forth in the Certificate of Designations.

“Series A Preferred Units” is defined in in Section 4.1(b).

“Simulated Basis” means the Gross Asset Value of any Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Common Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their proportionate ownership of Common Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Common Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its Adjusted Basis) and in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the amount of gain realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the amount of loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Contribution Obligation” is defined in Section 10.5(c).

“Tax Matters Member” is defined in Section 10.4.

“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.7(a)(iii).

“Treasury Rate” shall mean the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least five Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the Average Assumed Distribution Period; provided, however, that if such Average Assumed Distribution Period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Assumed Distribution Period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used; and, provided further, that the Treasury Rate shall not in any event be less than zero. For purposes of this definition, “Average Assumed Distribution Period” shall mean the average number of months (weighted based on the amount of the assumed distributions) from the applicable redemption date to the applicable Distribution Payment Date for each distribution assumed to be paid for purposes of the calculation.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Units” means the Units representing limited liability company interests in the Company and designated as “Units” herein, including the Common Units and the Series A Preferred Units, and shall also include any equity security issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under clause (b) of the definition of Gross Asset Value over (b) the Gross Asset Value of such property as of such date (prior to any adjustment to be made pursuant to clause (b) of the definition of Gross Asset Value as of such date.

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Gross Asset Value of such property as of such date (prior to any adjustment to be made pursuant to clause (b) of the definition of Gross Asset Value as of such date) over (b) the Fair Market Value of such property as of such date (as determined under clause (b) of the definition of Gross Asset Value ).

“Winding-Up Member” is defined in Section 11.3(a).

Section 1.2     Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.	the terms defined in Section 1.1 have the meanings assigned to them in Section 1.1 and are applicable to the singular as well as the plural forms of such terms;

b.	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

c.	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

d.
when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

e.	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

f.	“or” is not exclusive;

g.	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

h.	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1     Formation. The Company has been formed and hereby continues as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2     Filing. The Company’s Certificate of Formation has been executed and filed with the Secretary of State of the State of Delaware by an “authorized person” of the Company in accordance with the Act, such execution and filing being hereby ratified and approved in all respects. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3     Name. The name of the Company is “Earthstone Energy Holdings, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4     Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware are Capitol Services, Inc., 1675 South State Street, Suite B, Dover, Delaware 19901, or such other qualified Person as the Managing Member may designate from time to time and its business address.

Section 2.5     Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6     Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7     Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8     Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III
REORGANIZATION TRANSACTIONS

Section 3.1     Transactions In Connection With the Class A Reorganization.

a.
Effective immediately prior to the Effective Time, the Members consummated the recapitalization of the Company contemplated by Article II of the Contribution Agreement and took the other actions contemplated in the Contribution Agreement. Immediately following such recapitalization, the Members of the Company and the Units held by each such Member were as set forth on Exhibit A hereto.

b.	Effective immediately following the Effective Time, PubCo consummated the Class A Conversion and PubCo and Bold consummated the Class B Purchase.

c.
Immediately following the consummation of the Class A Conversion and Class B Purchase, and in accordance with the terms of the Contribution Agreement, (i) PubCo and Lynden contributed, transferred, assigned and delivered all of their right, title and interest in all of their assets, as more particularly described in Exhibit A, and (ii) Bold contributed, transferred, assigned and delivered all of its right, title and interest in all of its assets, as more particularly described in Exhibit A, to the Company in exchange for the number of Units set forth opposite such party’s name in Exhibit A.

Section 3.2    Transactions in Connection With the Securities Purchase Agreement. In accordance with Section 4.1(e) of this Agreement, effective concurrently with the Closing (as defined in the Securities Purchase Agreement), the Company shall issue to PubCo a number of Series A Preferred Units in an amount equal to the number of shares of Series A Preferred Stock issued by PubCo at the Closing, in exchange for the corresponding contribution by PubCo to the Company of the net proceeds received by PubCo from the sale of such shares of Series A Preferred Stock at the Closing; provided that PubCo’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Series A Preferred Stock in accordance with Section 7.9.

ARTICLE IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1     Authorized Units; General Provisions With Respect to Units.

a.
Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants.

b.
As of the date of this Agreement, the Company shall have two authorized classes of Units, consisting of units of limited liability company interests denominated as “Common Units” and “Preferred Units.” As of the date of this Agreement, the Preferred Units shall consist of one series, designated as the Series A Redeemable Convertible Preferred Units (the “Series A Preferred Units”). All

Common Units shall be identical and all Series A Preferred Units shall be identical (except as otherwise provided in Section 4.3).

c.
Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

d.
The total number of Units issued and outstanding and held by the Members immediately following the consummation of the Closing (as defined in the Securities Purchase Agreement) is set forth on Exhibit B (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.

e.
If at any time PubCo issues a share of its Class A Stock or any other Equity Security of PubCo (other than shares of Class B Stock), (i) the Company shall concurrently issue to PubCo one Common Unit (if PubCo issues a share of Class A Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo to be issued, and (ii) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo, if any, for such share of Class A Stock or other Equity Security; provided, however, that if PubCo issues any shares of Class A Stock in order to purchase or fund the purchase from a Member of a number of Common Units (and shares of Class B Stock) equal to the number of shares of Class A Stock so issued, then the Company shall not issue any new Common Units in connection therewith, PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such purchase. Notwithstanding the foregoing, this Section 4.1(e) shall not apply to the issuance and distribution to holders of shares of PubCo Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Common Units for Class A Stock, such Class A Stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 4.7, (x) the Company may not issue any additional Common Units to PubCo or any of its Subsidiaries unless substantially simultaneously therewith PubCo or such Subsidiary issues or sells an equal number of shares of PubCo’s Class A Stock to another Person, and (y) the Company may not issue any additional Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of shares of a new or existing class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company. If at any time PubCo issues Debt Securities, PubCo shall transfer to the Company (in a manner to be determined by the Manager Member in its reasonable discretion) the proceeds received by PubCo in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at PubCo (including any series of Preferred Stock) is exercised, settled or otherwise converted and, as a result, any shares of Class A Stock or other Equity Securities of PubCo are issued, the corresponding Equity Security outstanding at the Company (including any series of Preferred Units) shall be similarly exercised, settled or otherwise converted, as applicable, and an equivalent number of Common Units or other Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 4.1(e).

f.
PubCo or any of its Subsidiaries, other than the Company, may not redeem, repurchase or otherwise acquire (i) any shares of Class A Stock (including upon forfeiture of any unvested shares of Class A Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security or (ii) any other Equity Securities of PubCo unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (A) except pursuant to Section 4.7, any Common Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Company from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the conversion, redemption or repurchase of any shares of Class A Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of cash, shares of Class A Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the conversion, redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

g.
The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units or any class thereof unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Stock or applicable class thereof, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding PubCo Stock or any class thereof unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or applicable class thereof, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 4.2     Voting Rights. No Member has any voting or consent right except with respect to those matters expressly requiring the approval of Members under this Agreement. Each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Common Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3     Capital Contributions; Unit Ownership.

a.	Capital Contributions. Except as otherwise set forth in Section 4.1(e), no Member shall be required to make additional Capital Contributions.

b.
Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 12.1) if such amendment is necessary in order to consummate any offering of shares of PubCo Stock or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such shares of PubCo Stock or other Equity Securities of PubCo.

Section 4.4     Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). For the avoidance of doubt, the Series A Preferred Units will be treated as a partnership interest in the Company that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3). The initial Capital Account balance in respect of each Series A Preferred Unit shall be the Series A Preferred Contribution Amount, as such amount may be adjusted in accordance with the Securities Purchase Agreement.

Section 4.5     Reserved.

Section 4.6     Other Matters.

a.
No Member shall demand or receive a return on or of its Capital Contributions or resign from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

b.
No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.9 or otherwise contemplated by this Agreement.

c.
The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company, or to any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

d.
Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

e.	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.7     Redemption of Units.

a.
(i) Each Redeeming Member shall be entitled to cause the Company to redeem, at any time and from time to time, all or any portion of such Member’s Common Units (together with the transfer and surrender of the same number of shares of Class B Stock) for an equivalent number of shares of Class A Stock (a “Redemption”) or, at the Company’s election made in accordance with Section 4.7(a)(iv), cash equal to the Cash Election Amount calculated with respect to such Redemption, upon the terms and subject to the conditions set forth in this Section 4.7. Upon the Redemption by a Member of all of its Common Units, if the Member does not hold any other Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(ii) Each Redeeming Member shall be permitted to effect a redemption of Common Units pursuant to Section 4.7(a)(i) that involves less than 25% of its Common Units no more frequently than on a quarterly basis; provided, however, that if a Redeeming Member provides a Redemption Notice with respect to all of the Common Units held by such Redeeming Member, such Redemption may occur at any time, subject to this Section 4.7; provided, further, that the Managing Member may, in its sole discretion and at any time, permit any Member to effect a redemption of a lesser number of Common Units.

(iii) In order to exercise the redemption right under Section 4.7(a)(i), the redeeming Member (the “Redeeming Member”) shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating (i) the number of Common Units (together with the transfer and surrender of an equal number of shares of Class B Stock) the Redeeming Member elects to have the Company redeem, (ii) if the shares of Class A Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Stock are to be issued, and (iii) if the Redeeming Member requires the Redemption to take place on a specific date, such date, provided that, any such specified date shall not be earlier than the date that would otherwise apply pursuant to clause (i) of the definition of Redemption Date. If the Common Units to be redeemed (or the shares of Class B Stock to be transferred and surrendered) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Common Units (or shares of Class B Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member, any certificate for Common Units and any certificate for shares of Class B Stock (in each case, if certificated) surrendered to the Company hereunder shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iv) Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Class A Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election to the Redeeming Member (with a copy to PubCo) prior to 1:00 p.m., Houston time, on the second Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption.

(v) For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and PubCo, as the case may be, agree to treat each Redemption and, in the event a De Minimis Redemption Right is exercised or PubCo exercises its Call Right, each transaction between the Redeeming Member and PubCo, as a sale of the Redeeming Member’s Common Units (together with the same number of shares of Class B Stock) to PubCo in exchange for shares of Class A Stock or cash, as applicable. Accordingly, for purposes of clarity, the parties agree that any Redemption shall be treated as a transfer of an interest in a partnership by sale or exchange within the meaning of Code Section 743(b).

b.
(i) The Redemption shall be completed on the Redemption Date; provided that the Company, PubCo and the Redeeming Member may change the number of Common Units specified in the Redemption Notice to be redeemed and/or the Redemption Date to another number and/or date by unanimous agreement signed in writing by each of them; provided further that a Redemption Notice may specify that the Redemption is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Stock for which the Common Units are redeemable, or the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property, provided that the foregoing shall not apply to any Redemption with respect to which the Company has made a valid Cash Election. Provided the Company has not made a valid Cash Election, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo) at any time prior to the Redemption

Date. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations arising from the retracted Redemption Notice.

(ii) Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 4.7(b)(i) or PubCo has elected its Call Right pursuant to Section 4.7(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Common Units to be redeemed (and a corresponding number of shares of Class B Stock) to the Company, in each case free and clear of all liens and encumbrances, (B) PubCo shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.7(a)(i), (C) the Company shall (x) cancel the redeemed Common Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.7(a)(i), and (z) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (ii)(A) of this Section 4.7(b) and the number of redeemed Common Units, (D) the Company shall issue to PubCo a number of Common Units equal to the number of Common Units surrendered by the Redeeming Member, and (E) PubCo shall cancel the surrendered shares of Class B Stock. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, PubCo shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by PubCo of a number of shares of Class A Stock equal to the number of Common Units and Class B Stock to be redeemed with such cash; provided that PubCo’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Stock in accordance with Section 7.9; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

c.
If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Stock are converted or changed into another security, securities or other property, or (ii) PubCo shall, by dividend or otherwise, distribute to all holders of the shares of Class A Stock evidences of its indebtedness or assets, including securities (including shares of Class A Stock and any rights, options or warrants to all holders of the shares of Class A Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Stock) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by PubCo from the Company in respect of the Units, then upon any subsequent Redemption, in addition to the shares of Class A Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend, or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.7 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Units held by the Members and their Permitted Transferees as of the date hereof, as well as any Units hereafter acquired by a Member and his or her or its Permitted Transferees.

d.
PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Stock or other Equity Securities, such number of shares of Class A Stock that shall be issuable upon the Redemption of all outstanding Common Units (other than those Common Units held by PubCo or any Subsidiary of PubCo); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect of a Redemption by delivery of shares of Class A Stock or other Equity Securities that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Stock and other Equity Securities that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Stock or other Equity Securities are listed on a National Securities Exchange, PubCo shall use its commercially reasonable efforts to cause all shares of Class A Stock and such other Equity Securities issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.

e.
The issuance of shares of Class A Stock or other Equity Securities upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Stock or other Equity Securities are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.

f.
(i) Notwithstanding anything to the contrary in this Section 4.7, but subject to Section 4.7(g), a Redeeming Member shall be deemed to have offered to sell its Common Units as described in the Redemption Notice to PubCo, and PubCo may, in its sole discretion, by means of delivery of Call Election Notice in accordance with, and subject to the terms of, Section 4.7(f), elect to purchase directly and acquire such Common Units (together with the transfer and surrender of the same number of shares of Class B Stock) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order, its designee) that number of shares of Class A Stock the Redeeming Member (or its designee) would otherwise receive pursuant to Section 4.7(a)(i) or, at PubCo’s election, an amount of cash equal to the Cash Election Amount of such shares of Class A Stock (the “Call Right”), whereupon PubCo shall acquire the Common Units offered for Redemption by the Redeeming Member (together with the transfer and surrender of the same number of shares of Class B Stock) and shall be treated for all purposes of this Agreement as the owner of such Common Units and shares of Class B Stock and the Class B Stock shall thereafter be cancelled.

(ii) PubCo may, at any time prior to the Redemption Date, in its sole discretion deliver written notice (a “Call Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by PubCo at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. Except as otherwise provided by Section 4.7(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if PubCo had not delivered a Call Election Notice.

(iii) Notwithstanding anything to the contrary in this Section 4.7, but subject to Section 4.7(f)(i), the Company may, at any time and from time to time, in its sole discretion, deliver written notice to any De Minimis Member setting forth the Company’s election to exercise its right to redeem all, but not less than all, of such De Minimis Member’s Common Units (together with the transfer and surrender of the same number of shares of Class B Stock) (a “De Minimis Redemption Right”) as if the applicable De Minimis Member provided a Redemption Notice hereunder. An exercise of a De Minimis Redemption Right shall be consummated pursuant to the same timeframe and in the same manner as a Redemption would have been consummated under Section 4.7(f)(i) above.

g.
In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to shares of Class A Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders and approved by the board of directors of PubCo or is otherwise effected or to be effected with the consent or approval of the board of directors of PubCo, the Members (other than PubCo) shall be permitted to participate in such PubCo Offer by delivery of a contingent Redemption Notice in accordance with the second proviso of Section 4.7(b)(i). In the case of a PubCo Offer proposed by PubCo, PubCo will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Stock without discrimination; provided that, without limiting the generality of this sentence, PubCo will use its commercially reasonable efforts expeditiously and in good faith to ensure that such Members may participate in each such PubCo Offer without being required to redeem Common Units (or, if so required, to ensure that any such Redemption shall be effective only upon, and shall be conditional upon, the closing of such PubCo Offer). In no event shall Members (other than PubCo) be entitled to receive in such PubCo Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Stock in connection with a PubCo Offer.

h.
No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Common Units so redeemed in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by an Redeeming Member to receive shares of Class A Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units redeemed by such Redeeming Member and on shares of Class A Stock received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

i.
Any Common Units acquired by the Company under this Section 4.7 and transferred by the Company to PubCo shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, PubCo shall be automatically admitted as a member of the Company with respect to any Common Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.7 in connection with any Redemption).

ARTICLE V
ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1     Profits and Losses. After giving effect to the allocations under Section 5.2, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Sections 5.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b), to the Members immediately after making such allocation, minus (b) the sum of (i) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets and (ii) the amount, if any, any such Member is treated as obligated to contribute to the Company computed immediately after the hypothetical sale of assets; provided, however, that for purposes of this Section 5.1 the Series A Early Liquidation Premium shall not be taken into account in determining the amount a holder of Series A Preferred Units would receive under Section 11.3(b).

Section 5.2     Special Allocations.

a.
Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members in the manner excess nonrecourse liabilities of the Company are allocated pursuant to Section 5.5(d). The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

b.
Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

c.
Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

d.
Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the

Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

e.
Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

f.
Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

g.
If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income, gain and Simulated Gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

h.
To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

i.	Simulated Depletion for each Depletable Property, and Simulated Loss upon the Disposition of a Depletable Property, shall be allocated among the Members in proportion to their shares of the

Simulated Basis in such property.

j.	Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), prior to all other allocations:
(i) Items of Company gross income and gain shall be allocated to the Series A Preferred Units until the aggregate amount of gross income and gain allocated to such Series A Preferred Units pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of the sum of (without duplication): (i) all Cash Distributions made with respect to such Series A Preferred Unit pursuant to Section 6.1(a)(ii), and (ii) the sum of the Accrued Distributions on all of the outstanding Series A Preferred Units, in each case as of the end of the current taxable period.
(ii) if (A) the date on which a Liquidating Event occurs there is at least one outstanding Series A Preferred Unit and (B) after having made all other allocations provided for in this Section 5.2 for the taxable period in which the Liquidating Event occurs, the Per Unit Capital Amount of each Series A Preferred Unit would not equal or exceed the Series A Liquidation Value, then items of income, gain, loss and deduction for such taxable period shall instead be allocated among the Members in a manner determined appropriate by the Managing Member so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). In the event that (x) the date on which a Liquidating Event occurs is on or before the date (not including any extension of time) prescribed by law for the filing of the Company’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidating Event occurs and (y) the reallocation of items for the taxable period in which the Liquidation Event occurs as set forth above in this Section 5.2(m)(ii) fails to achieve the Per Unit Capital Amounts described above, then items of income, gain, loss and deduction for such prior taxable period shall be allocated among all Members in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 5.2(m)(ii), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.

k.
Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Revised Partnership Audit Provisions.

Section 5.3     Allocations for Tax Purposes in General.

a.
Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

b.
In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using the “traditional method with curative allocations,” with the curative allocations applied only to sale gain, under Treasury Regulations Section 1.704-3(c), or such other method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

c.
Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of grants credits shall be allocated to the Members in accordance with applicable law.

d.
Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

e.
If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company (including a Series A Preferred Conversion), a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 5.4     Income Tax Allocations with Respect to Depletable Properties.

a.
Cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company. For purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Common Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted federal income tax basis to be in accordance with their proportionate ownership of Common Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Common Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value. The Company shall inform each Member of such Member’s allocable share of the federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Company, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence.

b.
For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

c.
The allocations described in this Section 5.4 are intended to be applied in accordance with the Members’ “interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Members understand and agree that the Managing Member may authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 5.3(b). The provisions of this Section 5.4(c) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

d.
Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the reasonable request of the Company, each Member shall advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection for purposes of allowing the Company to make adjustments to the tax basis of its assets as a result of certain transfers of interests in the Company or distributions by the Company. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

Section 5.5     Other Allocation Rules.

a.
The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for income tax purposes.

b.
The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2, 5.3 and 5.4 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, in its sole discretion, that the application of the provisions in Sections 4.4, 5.1, 5.2, 5.3 or 5.4 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

c.
All items of income, gain, loss, deduction and credit allocable to an Interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

d.
The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Managing Member and permissible under the Treasury Regulations.

ARTICLE VI
DISTRIBUTIONS

Section 6.1     Distributions.

a.	Distributions.

i.	To the extent permitted by applicable Law and hereunder, and after making provision for distributions under Section 6.1(a)(ii) and Section 6.2, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, distributions described in Section 6.1(a)(ii), distributions described in Section 6.2(a), repurchases or redemptions made in accordance with Section 4.1(f) or payments made in accordance with Section 7.4 or Section 7.9 need not be on a pro rata basis), in accordance with the number of Common Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 6.2 and 11.3(b)(ii); and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

ii.
After making provision for distributions under Section 6.2, and subject to Section 6.1(a)(iv), from and after the Initial Issue Date, distributions shall, with respect to each outstanding Series A Preferred Unit, accrue on the Accreted Value at the Distribution Rate (or the Distribution Rate, plus the Payment Default Rate pursuant to Sections 6.1(a)(iii) and 6.1(a)(ix) (if applicable), plus the Registration Delay Rate pursuant to Section 6.1(a)(viii) (if applicable)) for each Distribution Period (as defined below) to and including the next Distribution Payment Date. Such distributions (“Cash Distribution”) shall be payable only to the extent that an equal amount of cash dividends are declared by PubCo with respect to the Series A Preferred Stock, and when so declared, Cash Distributions shall be paid in cash out of funds legally available therefor and shall be payable immediately prior to the time that such cash dividends are paid by PubCo with respect to the Series A Preferred Stock. Distributions on the Series A Preferred Units shall accumulate and become Accrued Distributions on a day-to-day basis from the last day of the most recent fiscal quarter, or if there has been no prior full fiscal quarter, from the Initial Issue Date, until Cash Distributions are paid pursuant to this Section 6.1(a)(ii) in respect of such Accrued Distributions or pursuant to Sections 6.1(a)(iii) and 6.1(a)(iv). The period from the Initial Issue Date to and including the first Distribution Payment Date and each period from but excluding a Distribution Payment Date to and including the following Distribution Payment Date is herein referred to as a “Distribution Period.”

iii.
Notwithstanding anything to the contrary in Section 6.1(a)(ii), if all or a portion of a Cash Distribution is not declared and paid in accordance with Section 6.1(a)(ii) on a Distribution Payment Date for any fiscal quarter (or portion thereof for which a Cash Distribution is due) ending on or prior to December 31, 2020 (the “Initial Period”), then with respect to such portion of any Cash Distribution that is not declared and paid, the distributions shall accrue and accumulate at the Distribution Rate and the Accreted Value of each outstanding Series A Preferred Unit shall automatically increase on such Distribution Payment Date by such amount that was accrued. If the Company fails to pay in cash in full all or any part of any Cash Distribution when due and payable in accordance with Section 6.1(a)(ii) for any quarter following the Initial Period (such failure, a “Payment Default”), then from and after the first day of the immediately following fiscal quarter and continuing until such failure is cured by payment in full in cash of all arrearages (for the avoidance of doubt, including arrearages attributable to the Payment Default Rate), (i) the Cash Distributions shall accrue at the Distribution Rate plus the Payment Default Rate and (ii) the amount of such accrued but unpaid cash distributions shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Distribution Rate plus the Payment Default Rate until paid.

iv.
Distributions payable under Section 6.1(a)(ii) and any increase in Accreted Value under Section 6.1(a)(iii) (or deemed increase in Accreted Value under Section 6.1(a)(viii) or Section 6.1(a)(ix))) for any period less than a full quarterly dividend or accretion period (based upon the number of days elapsed during the period), shall each be computed on the basis of a 360-day year consisting of twelve 30-day months.

v.
PubCo shall not be entitled to receive, with respect to any Series A Preferred Units that are converted pursuant to a Series A Conversion or redeemed pursuant to a Series A Redemption, any payment of distributions declared pursuant to Section 6.1(a)(ii) in respect of the Distribution Period in which such Series A Conversion or Series A Redemption occurs.

vi.
Notwithstanding anything herein to the contrary, the Company shall be prohibited from paying a distribution on any Common Units or any other Equity Securities that rank junior to the Series A Preferred while any Accrued Distributions are outstanding.

vii.	Holders of Series A Preferred Units shall not be entitled to any distribution other than as set forth in this Section 6.1(a) or Section 11.3(b).

viii.
In the event that a Registration Delay occurs, then from and after the first day of the immediately following fiscal quarter and continuing until such failure is cured pursuant to the Certificate of Designations, (i) the Cash Distributions shall accrue at the Distribution Rate plus the Registration Delay Rate and (ii) the amount of such accrued but unpaid cash distributions shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Distribution Rate plus the Registration Delay Rate until paid.

ix.
Notwithstanding anything to the contrary in this Agreement, in the event that Cash Distributions on the Series A Preferred Units are in arrears and unpaid with respect to eight (8) or more Distribution Periods (whether or not consecutive) ending after December 31, 2020, the Payment Default Rate shall be equal to 6.0% per annum until such failure is cured by payment in full in cash of all arrearages (for the avoidance of doubt, including arrearages attributable to the Payment Default

Rate).

b.
Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Units.

c.
Distributions In-Kind. Except as otherwise provided in this Agreement, after making provision for distributions under Section 6.1(a)(ii), any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting deemed gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2     Tax-Related Distributions. The Company shall make distributions:

a.
to PubCo at such times and in such amounts as the Managing Member reasonably determines is necessary to enable PubCo to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities with respect to any items of gross income and gain allocated to it with respect to the Series A Preferred Units (the “Preferred Unit Related Taxes”); provided, that in no circumstances shall the amounts distributed pursuant to this Section 6.2(a) exceed PubCo’s actual U.S. federal, state and local and non-U.S. cash tax liabilities with respect to such year; and

b.
to all Members on a pro rata basis, in accordance with the number of Common Units owned by each Member, at such times and in such amounts as the Managing Member reasonably determines is necessary to enable PubCo to timely satisfy all of the U.S. federal, state and local and non-U.S. tax liabilities of PubCo (other than any Preferred Unit Related Taxes), Lynden Energy Corp., a corporation existing under the laws of British Columbia and a wholly owned subsidiary of PubCo, and Lynden, calculated in the aggregate.

Section 6.3     Distribution Upon Resignation.2 No resigning Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of resignation from the Company prior to the dissolution and winding up of the Company, except as specifically provided in this Agreement.

ARTICLE VII
MANAGEMENT

Section 7.1     The Managing Member; Fiduciary Duties.

a.
PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

b.
In connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Company and the Members the same fiduciary duties as it would owe to a Delaware corporation and its stockholders if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 7.2     Officers.

a.
The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

b.	The initial president and chief executive officer of the Company (the “President and Chief Executive Officer”) will be Frank A. Lodzinski.

c.
Except as otherwise set forth herein, the President and Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The President and Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The President and Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

d.
Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

e.
Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

Section 7.3     Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

a.	one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

b.	any attorney, public accountant, or other person as to matters which the Officer reasonably believes to be within such person’s professional or expert competence.

Section 7.4     Indemnification. Subject to the limitations and conditions provided in this Section 7.4, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact he, she or it, or a Person of which he, she or it is the legal representative, is or was a Member, an Officer, or acting as the Tax Matters Member or Company Representative of the Company, in each case, shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment) against all judgment, penalties (including excise and similar taxes and punitive damages), fines, settlement and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation, if such Person acted in Good Faith. Reasonable expenses incurred by a Person of the type entitled to be indemnified under this Section 7.4 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 7.4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 7.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 7.4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 7.4 could involve indemnification for negligence or under theories of strict liability.

Section 7.5     Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 7.6     Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section

7.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.7) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.7     No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 7.8     Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Common Units set forth in Section 4.7 provide that each Common Unit (together with the transfer and surrender of one share of Class B Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.9     Certain Costs and Expenses.Section 7.9     Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities or capitalization of the Company, and (ii) in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Company shall not pay or bear any income tax obligations of PubCo. In the event that (i) shares of Class A Stock were sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the

“Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Common Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 4.7(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, in the event that an upfront fee is paid in connection with an offering or issuance of any series of Preferred Stock, the upfront fee will not be treated as a discount with respect to the offering price of such Preferred Stock, the Company will reimburse the Managing Member for such upfront fee by treating such upfront fee as an additional Capital Contribution made by the Managing Member to the Company, issuing the relevant series of Preferred Units in respect of such deemed Capital Contribution in accordance with Section 4.1(e), and increasing the Managing Member’s Capital Account by the amount of such upfront fee. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.9 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as an expense of the Company.

ARTICLE VIII
ROLE OF MEMBERS

Section 8.1     Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 8.2    Voting.

a.
Meetings of the Members may be called by the Managing Member or upon the written request of Members holding at least 50% of the outstanding Common Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Common Units shall constitute the act of the Members.

b.
Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

c.	Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual person as the Managing Member deems appropriate.

d.	Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 8.3     Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Tax Matters Member or Company Representative.

ARTICLE IX
TRANSFERS OF INTERESTS

Section 9.1     Restrictions on Transfer.

a.
Except as provided in Section 4.7 and except for the Transfers by a Member to Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the prior written consent of the Managing Member, not to be unreasonably withheld, conditioned or delayed. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Class B Stock may be Transferred unless a corresponding number of Common Units are Transferred therewith in accordance with this Agreement.

b.
In addition to any other restrictions on Transfer herein contained, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership or to be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulation or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment

Advisors Act of 1940, each as amended (or any succeeding law). Any Transfer purported to be made in violation of this Section 9.1(b) shall be void ab initio.

Section 9.2     Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.7, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3     Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (i) the requirements of this Article IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to a Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

Section 9.4     Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT. THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF EARTHSTONE ENERGY HOLDINGS, LLC DATED AS OF [•], 2018 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE X
ACCOUNTING

Section 10.1     Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2     Tax Elections. The Company and any eligible Subsidiary shall make an election pursuant to Code Section 754, shall not thereafter revoke such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

a.	to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

b.	to adopt the accrual method of accounting for U.S. federal income tax purposes;

c.	to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

d.	to elect the Push-Out Election in accordance with Section 10.4(b); and

e.	any other election the Managing Member may deem appropriate and in the best interests of the Company.

Section 10.3     Tax Returns; Information. The Tax Matters Member or Company Representative (as applicable) shall arrange for the preparation and timely filing (including extensions) of all income and other tax and informational returns of the Company. The Tax Matters Member or Company Representative (as applicable) shall furnish to each Member within sixty (60) days after the end of each Fiscal Year an estimate of each Member’s Schedule K-1 and as soon as reasonably practicable thereafter, but in no event later than June 30, a copy of each approved return and statement (including extensions thereto), together with Schedules K-1 and any other schedules or information which each Member may require in connection with such Member’s own tax affairs.

Section 10.4     Tax Matters Member; Company Representative, Tax Audit Matters.

a.
With respect to Tax Years beginning on or before December 31, 2017, the Managing Member is hereby designated the tax matters partner of the Company, within the meaning given to such term in Section 6231 of the Code (the Managing Member, in such capacity, the “Tax Matters Member”) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Member shall keep all Members fully advised on a current basis of any contacts by or discussions with the tax authorities, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings. Notwithstanding the foregoing, the Tax Matters Member shall not settle or otherwise compromise any issue in any such examination, audit or other proceeding without first obtaining approval of the Managing Member. Nothing herein shall diminish, limit or restrict the rights of any Member under Subchapter C, Chapter 63, Subtitle F of the Code (Code Sections 6221 et seq.). All references to Code Sections in this Section 10.4(a) are to such Sections of the Code as in effect for taxable years beginning prior to January 1, 2018.

b.	With respect to Tax Years beginning after December 31, 2017, pursuant to the Revised Partnership Audit Provisions, the Managing Member shall be designated and may, on behalf of the Company,

at any time, and without further notice to or consent from any Member, act as the Company Representative within the meaning of Section 6223 of the Code. If the Company Representative is not an individual person, it shall appoint an individual person (the “Designated Individual”) who meets the requirements of Treasury Regulation Section 301.6223-1 as the sole individual through whom the Company Representative will act for all purposes of the Revised Partnership Audit Provisions, which appointment shall be deemed to be the appointment of the Company. The Company Representative shall be responsible for making all decisions, filing all elections and taking all other actions, in each case related to any such tax proceedings or otherwise related to its role as “partnership representative” and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member and each Person that was a Member for the relevant reviewed year (a “Reviewed Year Member”) agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Company Representative shall keep all Members and Reviewed Year Members fully advised on a current basis of any contacts by or discussions with the tax authorities, and the Members and Reviewed Year Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings. The Members and Reviewed Year Members agree to take all actions reasonably requested by the Company or the Company Representative to comply with the Revised Partnership Audit Provisions, including where applicable, (i) providing any information and taking such action as may be reasonably required by the Company Representative in order to determine whether any imputed underpayment within the meaning of Code Section 6225 may be modified pursuant to Code Section 6225(c) under the Revised Partnership Audit Provisions, (ii) filing amended returns or complying with the alternative procedures as provided in Code Section 6225(c)(2) under the Revised Partnership Audit Provisions, and providing confirmation thereof to the Company Representative to the extent required by the Revised Partnership Audit Provisions, and/or (iii) making the Push-Out Election (which election shall be made by the Company Representative in its sole discretion). Nothing herein shall diminish, limit or restrict the rights of any Member or Reviewed Year Member under the Revised Partnership Audit Provisions; provided, however, the Members and Reviewed Year Members agree that each Person who was a Member during any reviewed year (whether or not such Person is a Member during any adjustment year) shall report his, her or its allocable share of such adjustment on his, her or its U.S. Federal income tax return pursuant to either Code Section 6225(c)(2) as amended by the Revised Partnership Audit Provisions or pursuant to Code Section 6226 as amended by the Revised Partnership Audit Provisions, as determined by the Company Representative in its sole discretion.

c.
The provisions of this Section 10.4 shall survive the termination or dissolution of the Company and the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service or any other taxing authority any and all matters regarding the taxation of the Company or the Members. The Members hereby consent to any amendments to this Section 10.4 that the Managing Member determines are reasonably necessary and appropriate to address additional guidance provided in Treasury Regulations or other IRS guidance relating to the partnership audit rules of the Revised Partnership Audit Provisions, or to take into account subsequently enacted amendment thereto.

Section 10.5     Withholding Tax Payments and Obligations.

a.	The Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Managing Member determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

b.
To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in good faith, that such tax relates to one or more specific Members (including any Company Level Taxes and, for the avoidance of doubt, any withholding taxes imposed upon a transferee Member under Code Section 1446(f) to the extent the Managing Member determines in good faith that it has not received evidence to satisfy it that such withholding is not required), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.5.. Notwithstanding any provision to the contrary in this Section 10.5(a)), the payment by the Company of Company Level Taxes shall, consistent with the Revised Partnership Audit Provisions, be treated as the payment of a Company obligation and shall be treated as paid with respect to a Member to the extent the deduction with respect to such payment is allocated to such Member pursuant to Section 5.2(k), and such payment shall not be treated as a withholding from distributions, allocations, or portions thereof with respect to a Member. Upon the Company’s request, each Member shall promptly provide to the Company a duly completed and executed IRS Form W-9 or the appropriate IRS Form W-8 and such other information as may be reasonably requested by the Company (including without limitation an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code) in order for it to accurately determine its withholding obligation, if any.

c.
For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to Section 10.5 (other than the payment of Company Level Taxes) shall offset any distributions to which such Member is entitled concurrently with such withholding or payment and shall be treated as having been distributed to such Member pursuant to Section 6.1 at the time such offset is made. Further, to the extent that (A) the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period or (B) there is a payment of Company level Taxes relating to a Member, the amount of such excess or Company Level Taxes, as applicable, shall be an obligation of such Member to the Company from such Member (a “Tax Contribution Obligation”).

i.
A Member shall be required to promptly contribute the amount of its Tax Contribution Obligation to the Company. If such Member defaults on its obligation under this Section 10.5(c) by failing to satisfy its Tax Contribution Obligation within 10 days of a request by the Company, interest shall accrue on such defaulting Member’s Tax Contribution Obligation at the greater of (x) the Prime Rate with interest accruing at the Prime Rate in effect from time to time, compounded annually, and (y) the applicable underpayment rate for such period, as specified in Section 6621 of the Code. The Company may offset a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the Member’s Tax Contribution Obligation (including any interest accrued thereon) has been satisfied in full. For the avoidance of doubt, the interest on any Tax Contribution Obligation paid by a Member to the Company (whether directly or by offset) under this Section 10.5(c) shall be taxable income to the Company.

ii.
To the extent, and at the time(s), that a Member makes a payment to satisfy such Member’s Tax Contribution Obligation (including any accrued but unpaid interest thereon), such payment shall be applied first to any accrued but unpaid interest owed by such Member, and any remaining portion shall satisfy such Member’s Tax Contribution Obligation and such remaining portion shall increase such Member’s Capital Account but shall not reduce the amount that a Member is otherwise obligated to contribute to the Company. Amounts recovered by the Company through any offset against distributions pursuant to this Section 10.5(c) shall be applied first to any accrued but unpaid interest owed by such Member, and thereafter offset the amount of such Member’s Tax Contribution Obligation, and such Member’s Capital Account shall not be reduced to the extent such offset was against the amount of such Member’s Tax Contribution Obligation.

d.
Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member. Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

e.
Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 10.5 and (ii) the obligations of a Member pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

ARTICLE XI
DISSOLUTION AND TERMINATION

Section 11.1     Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):

a.	The sale of all or substantially all of the assets of the Company;

b.	The determination of the Managing Member to dissolve, wind up, and liquidate the Company;

c.	At any time there is no Member of the Company, unless the Company is continued without dissolution pursuant to the Act; or

d.	Subject to the following sentence, the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-801(a)(3) or Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) through (c) above (each Member hereby expressly waives its rights to seek judicial dissolution of the Company under Section 18-802 of the Act). If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to revoke such dissolution and continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2     Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3     Procedure.

a.
In the event of the dissolution of the Company for any reason, the Managing Member shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if the Managing Member is in bankruptcy or dissolved, another Member designated by the Members, who shall be the “Managing Member” for the purposes of this Agreement (the Managing Member or such other Member, the “Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share in allocations of Profits and Losses during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

b.	Following the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

i.
First, to the satisfaction, in the order of priority as provided by Law, of all of the Company’s debts and Liabilities to creditors (whether third parties or Members) (whether by payment thereof or the making of reasonable provision for the payment thereof (including by setting up such cash reserves as the Managing Member reasonably deems necessary for contingent, conditional or unmatured debts or Liabilities (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (ii), below))), except any obligations to the Members in respect of their Capital Accounts; and

ii.
Second, subject to Section 6.2, (A) first, to the Series A Preferred Units an amount equal to the greater of (x) (1) the Accreted Value per Series A Preferred Unit plus (2) an amount equal to all Accrued Distributions on such Series A Preferred Unit for the then-current Distribution Period to, and including, the date fixed for liquidation, winding up or dissolution, plus (3) if the liquidation, winding up or dissolution of the Company occurs prior to [•], 2023[4] The fifth anniversary of the Initial Issuance Date., the amount equal to the net present value (computed using a discount rate of the Treasury Rate plus fifty (50) basis points) of the sum of all distributions that would otherwise be payable on such Series A Preferred Unit on each of the Distribution Payment Dates occurring during the period on and after the applicable redemption date to and including [•], 2023[5] The fifth anniversary of the Initial Issuance Date. (which date, for purposes of this calculation, shall be assumed to be an additional Distribution Payment Date) and (y) the amount that such Member would have been entitled to receive if all of such Member’s Series A Preferred Units were converted into Common Units (at the Conversion Rate then in effect) immediately prior to such liquidation, winding up or dissolution of the Company (regardless of whether the Series A Preferred Unit is then convertible pursuant to the terms hereof), and (B) the balance to the Members, pro rata in proportion to their respective Common Units.

c.	Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

d.
Upon the completion of the winding up of the Company and the distribution of all Company funds, the Winding-Up Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the termination of the Company, and the Company shall be terminated.

________
4The fifth anniversary of the Initial Issuance Date.
5The fifth anniversary of the Initial Issuance Date.

Section 11.4     Rights of Members.

a.	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

b.
Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5     Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member) and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6     Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7     No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XII
GENERAL

Section 12.1     Amendments; Waivers.

a.
The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member; provided, however, that no amendment to this Agreement may:

i.	modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or

ii.
materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner.

b.
Notwithstanding the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement, including Exhibits B and C, to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(g).

c.	Except for amendments adopted in accordance with this Agreement, no waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2     Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3     Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4     Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5     Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6     Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

Section 12.7     Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery (or, to the extent the Delaware Court of Chancery does not have jurisdiction, any state court of the State of Delaware) over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 12.8     Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9     Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 12.10     Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided, that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

c/o Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Telephone: (281) 298-4246
Attention: Frank A. Lodzinski, President and Chief Executive Officer

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3452
Facsimile: (713) 615-5650
Attention: W. Matthew Strock

Telephone: (713) 758-3348
Facsimile: (713) 615-5548
Attention: Shamus M. Crosby

and

Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Telephone: (303) 573-1600
Facsimile: (303) 573-8133
Attention: Reid A. Godbolt, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11     Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12     Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13     Expenses.. Except as otherwise provided in this Agreement, in the Contribution Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.14     No Third Party Beneficiaries. Except as expressly provided in Section 7.4 and Section 10.2, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Managing Member has caused this Second Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

EARTHSTONE ENERGY, INC.

By:

Name:

Title:

Signature Page to the Second Amended and Restated Limited Liability Company Agreement

EXHIBIT A

Summary of Initial Issuances

Event	Amount

Class A Conversion	22,656,624(1)
Class B Purchase	36,070,828(2)
Units- Earthstone Energy Holdings, LLC	22,656,624(3)
Units- Earthstone Energy Holdings, LLC	36,070,828(4)

_____________

(1)	Issued to then-existing stockholders of PubCo on a one-for-one basis in exchange for shares of PubCo’s then-outstanding common stock, $0.001 par value.

(2)	Issued by PubCo to Bold for $36,071.

(3)
These Units of the Company were issued to PubCo and Lynden in consideration of their respective contributions to the Company of 100% of the limited liability company interests of Earthstone Operating, LLC, a Texas limited liability company, EF Non‑Op, LLC, a Texas limited liability company, Sabine River Energy, LLC, a Texas limited liability company, Earthstone Legacy Properties, LLC, a Texas limited liability company, and Lynden USA Operating, LLC, a Texas limited liability company and $36,071 of cash.

(4)	These Units of the Company were issued to Bold in consideration of its contribution to the Company of 100% of the limited liability company interest of Bold Energy III LLC.

EXHIBIT B

As of May 9, 2017, common units of limited liability company interests in Earthstone Energy Holdings, LLC held immediately following the contributions and distributions from and to the Members, respectively, pursuant to the Contribution Agreement:

Member	Number of Common Units Owned

Earthstone Energy, Inc.	16,791,296(1)
Lynden USA Inc.	5,865,328(2)
Bold Energy Holdings, LLC	36,070,828

__________________

(1)	Does not include Common Units issued to PubCo in connection with the grant of 150,000 shares of Class A Stock to certain individuals immediately after the closing of the Contribution Agreement.

(2)	Includes Common Units held of record by Lynden USA Inc., a wholly-owned subsidiary of Lynden Energy Corp., a wholly-owned subsidiary of PubCo.

As of the date of this Agreement, immediately following the contributions and distributions from and to PubCo, if any, in connection with the initial issuance of shares pursuant to the Securities Purchase Agreement:

Member	Number of Common Units Owned	Number of Series A Preferred Units Owned

Earthstone Energy, Inc.	[__________]	[__________]
Lynden USA Inc.	[__________](1)	0
Bold Energy Holdings, LLC	[__________]	0
Other Members	[__________]	0
__________________

(1)	Includes Common Units held of record by Lynden USA Inc., a wholly-owned subsidiary of Lynden Energy Corp., a wholly-owned subsidiary of PubCo.

Annex J

REGISTRATION RIGHTS AGREEMENT
BY AND AMONG
EARTHSTONE ENERGY, INC.
AND THE PURCHASERS IDENTIFIED IN SCHEDULE I HERETO

Section 3.17	Independent Nature of Each Holder’s Obligations	22
Section 3.18	Further Assurances	22

REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [•], 2018, by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), each of the Purchasers identified on Schedule I hereto and the Persons who become party to this Agreement from time to time upon the execution of a Joinder (as defined herein) in accordance with Section 2.10 of this Agreement (each, a “Purchaser” and, collectively, the “Purchasers”).
RECITALS
WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the Series A Preferred Stock and Class A Common Stock (the date of such closing, the “Closing Date”) pursuant to the Securities Purchase Agreement, dated as of October 17, 2018, by and among the Company and the Purchasers (the “Purchase Agreement”); and
WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICAL I
DEFINITIONS
Section 1.01 Definitions
. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement, except that the terms set forth below are used herein as so defined:
“Agreement” has the meaning specified therefor in the introductory paragraph.
“Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.
“Class A Common Stock Price” means the volume weighted average closing price of Class A Common Stock (as reported by the New York Stock Exchange) for the ten trading days immediately preceding the date on which the determination is made.
“Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

“Closing Date” has the meaning specified therefor in the recitals of this Agreement.
“Common Stock” means the Class A Common Stock and the Class B Common Stock.
“Company” has the meaning specified therefor in the introductory paragraph.
“Conversion Registrable Securities” means the Class A Common Stock issued or issuable upon the conversion or redemption of the Series A Preferred Stock acquired by the Purchasers pursuant to the Purchase Agreement, together with any common equity securities of the Company issued or issuable with respect to the foregoing securities, by way of a dividend, distribution, split or consolidation of securities, or any recapitalization, merger, consolidation, or other reorganization, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02. For purposes of this Agreement, a Person shall be deemed to be a Holder, and the Conversion Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire, directly or indirectly, such Conversion Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Conversion Registrable Securities hereunder; provided, however, a holder of Conversion Registrable Securities may only request that Conversion Registrable Securities in the form of Equity Securities of the Company that are registered or to be registered as a class under Section 12 of the Exchange Act be registered pursuant to this Agreement. For the avoidance of doubt, while the Series A Preferred Stock may constitute Conversion Registrable Securities, under no circumstances shall the Company be obligated to register the Series A Preferred Stock, and only shares of Class A Common Stock issuable upon conversion of such Series A Preferred Stock will be registered.
“Effectiveness Deadline” has the meaning specified therefor in Section 2.01(a) of this Agreement.
“Effectiveness Period” has the meaning specified therefor in Section 2.01(b) of this Agreement.
“Equity Securities” means (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred), (b) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, or the distribution of assets of the issuing Person, and (c) any and all warrants, rights (including conversion and exchange rights) and options to purchase any security described in the clause (a) or (b) above. Unless otherwise indicated, the term “Equity Securities” refers to Equity Securities of the Company.
“Existing Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of May 9, 2017, by and among the Company and the Existing Registration Rights Holders.

“Existing Registration Rights Holders” means Bold Energy Holdings, LLC and each of the Persons identified on Schedule I to the Existing Registration Rights Agreement.
“EEH” means Earthstone Energy Holdings, LLC, a Delaware limited liability company.
“EEH A&R LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of EEH (as it may be amended, restated, amended and restated, supplemented or otherwise modified form time to time).
“EEH Units” means units representing limited liability company interests in EEH.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Holder” means a holder of any Registrable Securities.
“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.
“Joinder” has the meaning specified therefor in Section 2.10 of this Agreement.
“Launch Date” has the meaning specified therefor in Section 2.02(b) of this Agreement.
“Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.
“Managing Underwriter” means, with respect to any Underwritten Offering or Overnight Underwritten Offering, the book running lead manager of such Underwritten Offering or Overnight Underwritten Offering.
“Maximum Number of Securities” has the meaning specified in Section 2.02(c).
“Member Distribution” has the meaning specified therefor in Section 2.01(b) of this Agreement.
“Opt-Out Notice” shall have the meaning provided in Section 2.02(a) of this Agreement.
“Overnight Underwritten Offering” has the meaning specified therefor in Section 2.02(b) of this Agreement.
“Parity Holders” has the meaning specified therefor in Section 2.02(c) of this Agreement.
“Person” shall mean an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.
“Piggyback Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Piggyback Offering” has the meaning specified therefor in Section 2.02(a) of this Agreement.
“PIPE Registrable Securities” means the shares of Class A Common Stock to be issued and sold to the Purchasers on the Closing Date pursuant to the Purchase Agreement, together with any common equity securities of the Company issued or issuable with respect to the foregoing securities, by way of a dividend, distribution, split or consolidation of securities, or any recapitalization, merger, consolidation, or other reorganization, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.
“Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.
“Purchaser” has the meaning specified therefor in the introductory paragraph.
“Registrable Securities” means the Conversion Registrable Securities and the PIPE Registrable Securities.
“Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.
“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
“Selling Holder Indemnified Person” has the meaning specified therefor in Section 2.08(a) of this Agreement.
“Selling Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.04(n) of this Agreement.
“Series A Preferred Stock” means the shares of Series A Redeemable Convertible Preferred Stock of the Company issued to the Purchasers pursuant to the Purchase Agreement.
“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.
“Subsidiary” means, with respect to the Company, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of Equity Securities of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by the Company, or (b) if a limited liability company, partnership, association or other business entity, either (x) a majority of the Equity Securities of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of managers, general partners or other oversight board vested with the authority to direct management of such Person is at the time owned or controlled, directly or indirectly, by the Company or (y) the Company or one of its Subsidiaries is the sole manager or general partner of such Person.
“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Class A Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
“Underwritten Offering Filing” has the meaning specified therefor in Section 2.02(a) of this Agreement.
Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security is effective and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act; (c) such Registrable Securities shall have been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10 hereof or (d) such Registrable Security is held by the Company or one of its Subsidiaries.
Section 1.03 Effectiveness. This Agreement shall be of no force or effect unless and until the Closing Date occurs, whereupon it shall become effective automatically.
ARTICLE II
REGISTRATION RIGHTS
Section 2.01 Shelf Registration.
(a)Shelf Registration. The Company shall use its reasonable best efforts to (i) prepare and file 10 Business Days after the Closing Date a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force) with respect to all of the Registrable Securities (the “Shelf Registration Statement”) and (ii) cause the Shelf Registration Statement to become effective as soon as reasonably practicable thereafter but in no event later than 120 days after the Closing Date (the “Effectiveness Deadline”).
(b)The Shelf Registration Statement filed pursuant to this Section 2.01(b) shall be on Form S-3 of the SEC if the Company is eligible to use Form S-3 or Form S-1 of the SEC if the Company is not eligible to use Form S-3; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering or Overnight Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Holders in writing that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering or Overnight Underwritten Offering of such Registrable Securities, the Company shall use its reasonable best efforts to include such information in such a prospectus supplement. Subject to Section 2.01(c), the Company will cause the Shelf Registration Statement filed pursuant to this Section 2.01(b) to be continuously effective under the Securities Act from and after the date it is first declared or becomes effective until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and the Exchange Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As soon as practicable following the date of effectiveness of such Shelf Registration Statement, but in any event within three (3) Business Days of such date, the Company will notify the Selling Holders of the effectiveness of such Shelf Registration Statement.
Notwithstanding anything contained herein to the contrary, the Company hereby agrees that (i) the Shelf Registration Statement filed pursuant to this Section 2.01(b) shall contain all language (including on the prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by the Purchasers to allow for a distribution to, and resale by, the direct and indirect members, stockholders or partners of the Purchasers (a “Member Distribution”) and (ii) the Company shall, at the reasonable request of the Purchasers if seeking to effect a Member Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by the Purchasers to effect such Member Distribution.
(c)Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to (x) all Holders, delay the filing of the Shelf Registration Statement or (y) any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement but such Selling Holder may settle any contracted sales of Registrable Securities) if the Company (i) is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Board of Directors of the Company determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Board of Directors of the Company would materially adversely affect the Company; provided, however, in no event shall (A) such filing of the Shelf Registration Statement be delayed under clauses (i) or (ii) of this Section 2.01(c) for a period that exceeds 90 days or (B) such Selling Holders be suspended under clauses (i) or (ii) of this Section 2.01(c) from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 30 days in any 90-day period or 90 days in any 365-day period. Any notice provided by the Company pursuant to this Section 2.01(c) shall be provided on a Business Day and receipt of such notice shall be confirmed and kept confidential by the Holders unless and until disclosure of such information or the termination of such condition. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement. The Company will only exercise its suspension rights under this Section 2.01(c) if it exercises similar suspension rights with respect to any Parity Holders. If the Company exercises its suspension rights under this Section 2.01(c), then during such suspension period the Company shall not engage in any transaction involving the offer, issuance, sale or purchase of Equity Securities (whether for the benefit of the Company or a third Person), except transactions involving the issuance or purchase of Equity Securities (I) as contemplated by the Company employee benefit plans or employee or director arrangements, (II) as consideration for, or to finance or partially finance, the transaction specified under clause (i) of this Section 2.01(c) that was the basis for which the suspension rights under this Section 2.01(c) were exercised or (III) in connection with the redemption of Class B Common Stock and EEH Units pursuant to the EEH A&R LLC Agreement.
Section 2.02 Piggyback Rights.
(d)Participation. Except as provided in Section 2.02(b), if at any time during the Effectiveness Period, the Company proposes to file (i) a shelf registration statement other than the Shelf Registration Statement (in which event the Company covenants and agrees to include thereon a description of the transaction under which the Holders acquired the Registrable Securities), (ii) a prospectus supplement to an effective shelf registration statement, other than the Shelf Registration Statement contemplated by Section 2.01(a) of this Agreement, and Holders could be included without the filing of a post-effective amendment thereto (other than a post-effective amendment that is immediately effective), or (iii) a registration statement, other than a shelf registration statement, in the case of each of clause (i), (ii) or (iii), for the sale of Class A Common Stock in an Underwritten Offering or Overnight Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than ten Business Days (or one Business Day in the case of an Overnight Underwritten Offering) prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement (other than a Shelf Registration Statement), as the case may be (an “Underwritten Offering Filing”), then the Company shall give notice (including, but not limited to, notification by electronic mail) of such proposed Underwritten Offering (a “Piggyback Offering”) to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of shares of Class A Common Stock (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that if the Company has been advised by the Managing Underwriter that the inclusion of Registrable

Securities for sale for the benefit of the Selling Holders will have a material adverse effect on the price, timing or distribution of the Class A Common Stock in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. The notice required to be provided in this Section 2.02(a) to each Holder (the “Piggyback Notice”) shall be provided on a Business Day pursuant to Section 3.01 hereof. Each Holder shall then have five Business Days (or one Business Day in the case of an Overnight Underwritten Offering) after the date on which the Holders received the Piggyback Notice to request inclusion of Registrable Securities in the Underwritten Offering. If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Board of Directors of the Company shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Company of such withdrawal up to and including the time of pricing of such offering. Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Underwritten Offering.
Notwithstanding anything contained herein to the contrary, the Company hereby agrees that (i) any shelf registration statement which includes Registrable Securities pursuant to this Section 2.02(a) shall contain all language (including on the prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by such Holder to allow for a Member Distribution and (ii) the Company shall, at the reasonable request of the Holder seeking to effect a Member Distribution, file any Prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial registration statement, or revise such language if deemed reasonably necessary by such Holder to effect such Member Distribution.
(e)Overnight Underwritten Offering Piggyback Rights. If, at any time during any Effectiveness Period, the Company proposes to file an Underwritten Offering Filing and such Underwritten Offering is expected to be launched (the “Launch Date”) after the close of trading on one trading day and priced before the open of trading on the next succeeding trading day (such execution format, an “Overnight Underwritten Offering”), then no later than one Business Day after the Company engages a Managing Underwriter for the proposed Overnight Underwritten Offering, the Company shall notify (including, but not limited to, notice by electronic mail) the Holders of the pendency of the Overnight Underwritten Offering and such notice shall offer the Holders the opportunity to include in such Overnight Underwritten Offering such number of Registrable Securities as each such Holder may request in writing within two Business Days after the Holder receives such notice. Notwithstanding the foregoing, if the Company has been advised by the Managing Underwriter that the inclusion of Registrable Securities in the Overnight Underwritten Offering for the accounts of the Selling Holders is likely to have a material adverse effect on the price, timing or distribution of the Class A Common Stock, then the amount of Registrable Securities to be included in the Overnight Underwritten Offering for the accounts of Selling Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. If, at any time after giving written notice of its intention to execute an Overnight Underwritten Offering and prior to the closing of such Overnight Underwritten Offering, the Company determines for any reason not to undertake or to delay such Overnight Underwritten Offering, the Company shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such abandoned or delayed Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Overnight Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Overnight Underwritten Offering by giving written notice to the Company of such withdrawal at least one Business Day prior to the expected Launch Date. Notwithstanding the foregoing, any Holder may deliver an Opt-Out Notice to the Company requesting that such Holder not receive notice from the Company of any proposed Overnight Underwritten Offering.
(f)Priority of Rights. In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.02(a) and Section 2.02(b), respectively, if the Managing Underwriter or Underwriters of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises the Company that the total amount of Class A Common Stock that the Selling Holders and any other Persons intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the number that can be sold in such Underwritten Offering or Overnight Underwritten Offering without being likely to have a material adverse effect on the price, timing or distribution of the Class A Common Stock offered or the market for the Class A Common Stock, then the Class A Common Stock to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the number of shares of Class A Common Stock that such Managing Underwriter or Underwriters advises the Company can be sold without having such adverse effect (such maximum number of shares of Class A Common Stock, the “Maximum Number of Securities”), with such number to be allocated (i) if the Underwritten Offering or Overnight Underwritten Offering is for the sale by the Company of Class A Common Stock for its own account (subject to clause (ii) below and Section 2.03), (A) first, to the Company, and (B) second, pro rata among the Existing Registration Rights Holders, the Selling Holders and any other holders of any other securities of the Company having rights of registration on parity with the Registrable Securities (“Parity Holders”) who have requested participation in such Underwritten Offering or Overnight Underwritten Offering, based on the respective number of Registrable Securities requested to be included in such Underwritten Offering or Overnight Underwritten Offering by each such holder and (ii) in the case of the sale of Class A Common Stock in an Underwritten Offering or Underwritten Overnight Offering initiated by any Existing Registration Rights Holder pursuant to Section 2.03 of the Existing Registration Rights Agreement, (A) first, to Existing Registration Rights Holders, allocated among such holders as provided in the

Existing Registration Rights Agreement, and (B) second, to the Selling Holders and any Parity Holders, pro rata based on the respective number of Registrable Securities requested to be included in such Underwritten Offering or Overnight Underwritten Offering by each such holder.
(g)Notwithstanding anything in this Section 2.02 to the contrary, no Holder shall have any right to include any Class A Common Stock in any offering by the Company of Class A Common Stock executed pursuant to any “at the market” program that the Company may have in effect from time to time on or after the date of this Agreement.
(h)The Company and the Purchasers expressly agree that, except as set forth in Section 2.02(c), the Holders, the Existing Registration Rights Holders and the “Selling Holders,” as that term is defined in that certain Registration Rights Agreement dated as of the date hereof by and among the Company, Sabalo Holdings, LLC and the Persons identified on Schedule I thereto shall be Parity Holders for purposes of this Section 2.02 and for purposes of Section 2.02 of the Existing Registration Rights Agreement.
Section 2.03 Underwritten Offering.
(i)In the event that the Selling Holders holding at least $10 million (subject to adjustment pursuant to Section 3.04) of Registrable Securities elect to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering or Overnight Underwritten Offering, (i) the Company shall give notice (including, but not limited to, notification by electronic mail, with such notice given no later than one Business Day after the Company engages a Managing Underwriter in the case of a proposed Overnight Underwritten Offering) of such proposed Underwritten Offering or Overnight Underwritten Offering to the Holders on a Business Day and such notice shall offer the Holders the opportunity to include in such Underwritten Offering or Overnight Underwritten Offering such number of shares of Class A Common Stock as each such Holder may request in writing (within five Business Days in the case of an Underwritten Offering that is not an Overnight Underwritten Offering and within two Business Days after the Holder receives such notice in the case of an Overnight Underwritten Offering) and (ii) the Company will retain Underwriters (which Underwriters shall be reasonably acceptable to the Selling Holders holding a majority of the Registrable Securities to be disposed of pursuant to such Underwritten Offering or Overnight Underwritten Offering) subject to such sale through an Underwritten Offering or Overnight Underwritten Offering, including entering into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and will take all reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registrable Securities; provided, however, that the Company shall not be required to effect more than one (1) Underwritten Offering or Overnight Underwritten Offering pursuant to this Section 2.03 in any 180-day period. The Company’s management shall participate in a roadshow or similar marketing effort on behalf of any such Holder or Holders if gross proceeds from such Underwritten Offering or Overnight Underwritten Offering are reasonably expected to exceed $30 million. No Selling Holder may participate in such Underwritten Offering or Overnight Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably and customarily required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, however, that such notice of withdrawal must be made at a time up to and including the time of pricing of such offering in order to be effective. No such withdrawal or abandonment shall affect the Company’s obligation to pay Registration Expenses.
(j)In connection with an Underwritten Offering and Overnight Underwritten Offering contemplated by Section 2.03(a), respectively, if the Managing Underwriter or Underwriters of any such Underwritten Offering or Overnight Underwritten Offering, as the case may be, advises the Selling Holders that the total amount of Class A Common Stock that the Selling Holders intend to include in such Underwritten Offering or Overnight Underwritten Offering exceeds the Maximum Number of Securities, then the Class A Common Stock to be included in such Underwritten Offering or Overnight Underwritten Offering shall include the Maximum Number of Securities, with such number to be allocated pro rata among all Selling Holders and Parity Holders who have requested participation in such Underwritten Offering or Overnight Underwritten Offering. The pro rata allocations for each such Selling Holder shall be based on the respective number of Registrable Securities that each Selling Holder has requested be included in such Underwritten Offering or Overnight Underwritten Offering and the aggregate number of Registrable Securities that the Selling Holders have requested be included in such Underwritten Offering or Overnight Underwritten Offering.
Section 2.04 Registration Procedures. In connection with its obligations under this Article II, the Company or the applicable Selling Holder, as the case may be, will, as expeditiously as possible:
(k)prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to cause the Shelf Registration Statement to be effective and to keep the Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
(l)furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by the Shelf Registration Statement or such other registration statement;
(m)if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering or Overnight Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
(n)promptly notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement contemplated by this Agreement, when the same has become effective; and (ii) any written comments from the SEC with respect to any filing referred to in clause (i) and any written request by the SEC for amendments or supplements to the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;
(o)immediately notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing; (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances then existing, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(p)furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(q)in the case of an Underwritten Offering or Overnight Underwritten Offering, furnish upon request and addressed to the underwriters and to the Selling Holders, (i) an opinion of counsel for the Company, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants (and, if applicable, independent reserve engineers) who have certified the Company’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ (and, if applicable, independent reserve engineers’) letters delivered to the underwriters in Underwritten Offerings or Overnight Underwritten Offerings of securities, and such other matters as such underwriters or Selling Holders may reasonably request;
(r)otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
(s)make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and the Company’s personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that the Company need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company;
(t)cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed or quoted;
(u)use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(v)provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
(w)enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities;
(x)if any Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of Registrable Securities of such Selling Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement, a “Selling Holder Underwriter Registration Statement”), then, until the Effectiveness Period ends, (i) cooperate with such Selling Holder in allowing such Selling Holder to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof; (ii) until the Effectiveness Period ends, at any Selling Holder request, furnish to such Selling Holder, on the date of the effectiveness of any Selling Holder Underwriter Registration Statement and thereafter no more often than on a quarterly basis, (A) a letter, dated such date, from the Company’s independent certified public accountants (and, if applicable, independent reserve engineers) in form and substance as is customarily given by independent certified public accountants (and, if applicable, independent reserve engineers) to underwriters in an underwritten public offering, addressed to such Selling Holder, (B) an opinion, dated as of such date, of counsel representing the Company for purposes of such Selling Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” opinion for such offering, addressed to such Selling Holder and (C) a standard officer’s certificate from the Chief Executive Officer and Chief Financial Officer of the Company addressed to such Selling Holder; and (iii) permit legal counsel of such Selling Holder to review and comment upon any Selling Holder Underwriter Registration Statement at least five Business Days prior to its filing with the SEC and all amendments and supplements to any such Selling Holder Underwriter Registration Statement within a reasonable number of days prior to their filing with the SEC and not file any Selling Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects;
(y)each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; and

(z)if requested by a Selling Holder, (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement.
Section 2.05 Cooperation by Holders. The Company shall have no obligation to include in the Shelf Registration Statement Class A Common Stock of a Holder who has failed to timely furnish such information which, in the opinion of counsel to the Company, is reasonably required to be furnished or confirmed in order for the registration statement or prospectus supplement thereto, as applicable, to comply with the Securities Act.
Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities for a period of up to 30 days following completion of an Underwritten Offering or Overnight Underwritten Offering of equity securities by the Company, provided that (a) the Company gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering or Overnight Underwritten Offering and (b) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on the Company or on the officers or directors or any other unitholder of the Company on whom a restriction is imposed; provided further, that this Section 2.06 shall not apply to a Holder that holds less than $10 million of Registrable Securities, which value shall be determined by multiplying the number of Registrable Securities owned by the Class A Common Stock Price.
Section 2.07 Expenses.
(aa)Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement, an Underwritten Offering or Overnight Underwritten Offering covered under this Agreement, and/or the disposition of such securities, other than: (i) transfer taxes and fees of transfer agents and registrars; (ii) fees and expenses of counsel engaged by the Holders; and (iii) commissions and discounts of brokers, dealers and underwriters.
(ab)Expenses. The Company will pay all Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering or Overnight Underwritten Offering, whether or not any sale is made pursuant to the Shelf Registration Statement.

Section 2.08 Indemnification.
(ac)By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder, its Affiliates that own Registrable Securities and their respective directors and officers and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act and its directors and officers (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’, accountants’ and experts’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading or arise out of or are based upon a Selling Holder being deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of the Company’s securities, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the Shelf Registration Statement or such other registration statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(ad)By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Company, its directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(ae)Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.
(af)Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to the Company or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between the Company, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Company, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(ag)Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
(ah)Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 (or any successor rule or regulation to Rule 144 then in force) of the Securities Act, at all times from and after the Closing Date;
(ai)File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the Closing Date;
(aj)So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration; and
(ak)take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act.
Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause the Company to include Registrable Securities in a Shelf Registration Statement may be transferred or assigned by any Holder to one or more transferee(s) or assignee(s) of such Registrable Securities, provided that (a) the Company is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Holder under this Agreement by executing a Joinder in the form attached hereto as Exhibit A and (c) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities transferred or assigned to such transferee or assignee shall represent at least $10 million of Registrable Securities (on an as-

converted basis where applicable (determined by multiplying the number of Registrable Securities (on an as-converted basis) owned by the Class A Common Stock Price)).
Section2.11 Information by Holder. Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.
Section 2.12 Limitation on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any Piggyback Offering by the Company for its own account on a basis that is superior in any material respect to the Piggyback Offering rights granted to the Holders pursuant to Section 2.02 of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.01 Communications. All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail, facsimile or air courier guaranteeing overnight delivery to the following addresses:
if to the Company to:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Facsimile: (281) 298-4272
Attention: Frank A. Lodzinski, Chief Executive Officer

with copies to:

Vinson & Elkins L.L.P.
1999 Broadway, Suite 3150
Houston, Texas 77002
Telephone: (713) 758-3452
Facsimile: (713) 615-5650
Attention: W. Matthew Strock

and

Jones & Keller, P.C.
1999 Broadway, Suite 3150

Denver, Colorado 80202
Telephone: (303) 573-1600
Facsimile: (303) 573-8133
Attention: Reid A. Godbolt, Esq.

if to the Purchasers to:

EIG Management Company, LLC
333 Clay Street, Suite 3500
Houston, Texas 77002
Facsimile: (713) 615-7497
Attn: Clay Taylor
Nick Fersen

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Telephone: (713) 546-7416
Facsimile: (713) 546-5401
Attention: J. Michael Chambers
Nick S. Dhesi

or, if to a transferee of a Holder, to the transferee at the addresses provided pursuant to Section 2.10 above. All notices and communications shall be deemed to have been duly given: (a) at the time delivered by hand, if personally delivered; (b) when notice is sent to the sender that the recipient has read the message, if sent by electronic mail; (c) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (d) upon actual receipt if received during recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during recipient’s normal business hours, if sent by facsimile and confirmed by appropriate answer-back; and (e) upon actual receipt when delivered to an air courier guaranteeing overnight deliver.
Section 3.02 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
Section 3.03 Assignment of Rights. All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders only in accordance with Section 2.10 of this Agreement. The Company may not transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities.
Section 3.04 Recapitalization, Exchanges, etc. Affecting the Class A Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.
Section 3.05 Change of Control. The Company shall not merge, consolidate or combine with any other Person unless the agreement providing for such merger, consolidation or combination expressly provides for the continuation of the registration rights specified in this Agreement with respect to the Registrable Securities or other equity securities issued pursuant to such merger, consolidation or combination.
Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
Section 3.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature or other electronic means and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 3.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
Section 3.09 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.
Section 3.10 Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

Section 3.11 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 3.12 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
Section 3.13 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 3.14 Amendment. This Agreement may be amended only by means of a written amendment signed by the Company and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
Section 3.15 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
Section 3.16 Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Holders (and their transferees or assignees) and the Company shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of a Holder under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.
Section 3.17 Independent Nature of Each Holder’s Obligations. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.
Section 3.18 Further Assurances. The Company and each of the Holders shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.
EARTHSTONE ENERGY, INC.

By:
Name:
Title:

EIG ESTE EQUITY AGGREGATOR, L.P.

By:    EIG ESTE Equity GP, LLC, its general partner

By:     EIG Asset Management, LLC, its sole member

By:
Name:
Title:

Signature Page to Registration Rights Agreement

SCHEDULE I
1.    EIG ESTE Equity Aggregator, L.P.

EXHIBIT A

FORM OF JOINDER AGREEMENT
[DATE]
The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of that certain Registration Rights Agreement, dated as of [•], 2018, by and among Earthstone Energy, Inc., a Delaware corporation, and the Persons identified on Schedule I thereto who become party thereto from time to time (the “Registration Rights Agreement”), and to join in the Registration Rights Agreement as a Purchaser with the same force and effect as if the undersigned were originally a party thereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of [DATE].
____________________________________________
Name:

Annex K

BOARD OBSERVATION AGREEMENT
THIS BOARD OBSERVATION AGREEMENT, dated as of [•], 2018 (this “Agreement”), is entered into by and between Earthstone Energy, Inc., a Delaware corporation (the “Company”), and each of the Persons set forth on Schedule A hereto (the “Purchasers”); provided that if there is only one Purchaser set forth on Schedule A, the “Purchasers” shall refer to such Purchaser. The Company and each of the Purchasers are herein referred to as the “Parties.” Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Securities Purchase Agreement, dated as of October 17, 2018, by and among the Company and the Purchasers (the “Purchase Agreement”).
Recitals
WHEREAS, pursuant to, and subject to the terms and conditions of, the Purchase Agreement, the Company has agreed to issue and sell to the Purchasers (a) shares of Series A Redeemable Convertible Preferred Stock (the “Preferred Stock”) of the Company that will be exercisable for shares of Class A Common Stock, par value $0.001 per share, of the Company (“Class A Common Stock”), and (b) shares of Class A Common Stock;
WHEREAS, to induce the Parties to enter into the transactions evidenced by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the Closing of the transactions contemplated by the Purchase Agreement; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:
Agreement
Section 1.    Board Observation Rights.
(a)Beginning on the date of this Agreement and ending on the date that the Purchasers and their respective Affiliates (collectively, the “Purchaser Group Members”) no longer own at least (i) 20% of the Preferred Stock issued to the Purchaser Group Members on the Closing Date or (ii) 10% of the then outstanding aggregate shares of Class A Common Stock and Class B Common Stock, par value $0.001 per share (the “Observer Rights Termination Date” and such period from the date of this Agreement to the Observer Rights Termination Date, the “Observation Period”), the Company hereby grants the Purchasers the option and right to appoint a single representative (acting in such capacity, the “Board Observer”), to attend all meetings (including, without limitation, telephonic meetings and all regular and special meetings) of the full board of directors of the Company (the “Board”) during the Observation Period in an observer capacity. The Board Observer shall not constitute a member of the Board and shall not be entitled to vote on, or consent to, any matters presented to the Board. For the avoidance of doubt, the Board Observer shall have no right to attend any meeting of any committee of the full Board or any executive sessions of the Board. The initial Board Observer designated by the Purchaser Group Members pursuant to this Section 1(a) is [  ]. The Purchasers may elect, at their sole discretion, to designate a new individual to serve as the Board Observer at any time by written notice to the Company; provided, that such Person has executed a Confidentiality Agreement in form substantially similar to Annex A.
(b)The Company shall (i) give the Board Observer notice of the applicable meeting or action taken by written consent at the same time and in the same manner as notice is given to the members of the Board, (ii) provide the Board Observer with access to all materials and other information (including, without limitation, access to minutes of meetings or written consents of the full Board) given to the members of the Board in connection with such meetings or actions taken by written consent at the same time and in the same manner as such materials and information are furnished to members of the Board, and (iii) provide the Board Observer with all rights to attend (whether in person or by telephone or other means of electronic communication as solely determined by the Board Observer) such meetings as a member of the Board. The Board Observer shall agree to maintain the confidentiality of all non-public information and proceedings of the Board and to enter into, comply with, and be bound by, in all respects, the terms and conditions of a confidentiality agreement, substantially in the form attached hereto as Annex A (the “Confidentiality Agreement”); provided, however, the Board Observer may provide, on a confidential basis, such non-public material and information to any Purchaser Group Member or any legal counsel, accountant and financial advisor that has been engaged by such recipient to discuss such matters or information; provided that such Purchaser Group Member, counsel, accountant or financial advisor agrees to keep such information confidential or is otherwise required to keep such information confidential in accordance with professional standards of conduct. Each of the Purchasers agrees that it shall be liable, severally and not jointly, in proportion to such Purchaser’s pro rata share of the Total Funding Obligation, for any breach of the Confidentiality Agreement by any recipient and shall indemnify the Company from any and all costs, losses, liabilities, damages or expenses (other than indirect, consequential, punitive or exemplary damages or losses) arising from the breach by a Board Observer or any such recipient of confidential information of the confidentiality obligations under the Confidentiality Agreement or this Section 1(b). Each of the Purchasers acknowledges that the Board Observer, the Purchasers and other Purchaser Group Members may receive material, non-public information concerning the Company pursuant to this Agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer and agrees that (i) each of the Purchasers has sufficient policies and procedures in place to abide by the applicable United States securities laws with respect to the treatment of material, non-public information and (ii) the Board Observer shall abide by the terms of the Company’s insider trading policy as if the Board Observer were a member of the Board.
(c)Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Company reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof if the Board reasonably determines, in good faith and in consultation with its legal advisor, that such access would prevent the members of the Board from engaging in attorney-client privileged communication; provided, however, that such exclusion shall be limited to the portion of the material and/or meeting that is the basis for such exclusion and shall not extend to any portion of the material and/or meeting that does not involve or pertain to such exclusion. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Board Observer must notify the Board of any conflicts of interest between the Board Observer or its affiliates and the Company, and if such conflict of interest is to be discussed at a meeting of the Board, the Board reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof and the Board Observer shall recuse himself or herself from any discussions regarding the conflict of interest.
(d)At any time the Purchaser Group Members may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Purchaser Group Members no longer wish to designate a Board Observer or receive information or materials from the Company; provided that during the Observation Period, the Purchaser Group Members may later revoke any such Opt-Out Notice in writing.
(e)The Company shall not take any action, including by way of amendment to the Bylaws or Certificate of Incorporation of the Company, that directly or indirectly adversely affects the rights of the Board Observer or the Purchaser Group Members to designate a Board Observer pursuant to this Agreement.
(f)From and after the Observer Rights Termination Date, the rights of the Purchasers in Sections 1(a) and Section 1(b) shall cease.
(g)For the avoidance of doubt, the Board Observer in its capacity as a Board Observer shall have (i) no fiduciary duty to the Company and/or (ii) no obligations to the Company under this Agreement, except as described in Section 1 of this Agreement, or to any stockholder.
Section 2.    Miscellaneous.
(a)    Entire Agreement. This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by the Company or any of its Affiliates or the Purchaser Group Members set forth herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.
(b)    Notices. All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in the Purchase Agreement.
(c)    Interpretation. Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
(d)    Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(e)    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND

CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(f)    No Waiver; Modifications in Writing.
(i)Delay. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.
(ii)Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.
(g)    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement. Signatures of the Parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.
(h)Investment Opportunities. Throughout the Observer Period, the Board Observer, Purchaser Group Members and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company and its subsidiaries, and the Company, its subsidiaries, the Board and their Affiliates shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or its subsidiaries, shall not be deemed wrongful or improper. None of any Board Observer, Purchaser Group Member or their respective Affiliates shall be obligated to present any investment opportunity to the Company or its subsidiaries even if such opportunity is of a character that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and any Board Observer, Purchaser Group Member or their respective Affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such investment opportunity. Notwithstanding the foregoing, the Board Observer shall be subject to, and comply with, the requirement to maintain confidential information in accordance with the Confidentiality Agreement.
(i)Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties.
(j)Independent Counsel. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.
(k)Specific Enforcement. Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
(l)Further Assurances. Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.
EARTHSTONE ENERGY, INC.

By:
Name:
Title:

PURCHASERS:
EIG ESTE EQUITY AGGREGATOR, L.P.
By:    EIG ESTE Equity GP, LLC, its general partner
By:     EIG Asset Management, LLC, its sole member
By:
Name:
Title:

ANNEX A
FORM OF CONFIDENTIALITY AGREEMENT
______________, 20__
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attn:
Dear Ladies and Gentlemen:
Pursuant to Section 1(b) of that certain Board Observation Agreement (the “Observer Rights Agreement”), dated as of [•], 2018, by and between Earthstone Energy, Inc., a Delaware corporation (the “Company”), and the Persons set forth on Schedule A thereto (the “Purchasers”), the Purchasers have exercised their right to appoint the undersigned as an observer (acting in such capacity, the “Board Observer”) to the board of directors of the Company (the “Board”), although the individual serving as the Board Observer may be changed from time to time pursuant to the terms of the Observer Rights Agreement and upon such other individual signing a confidentiality agreement in substantially the form hereof. The Board Observer acknowledges that at the meetings of the Board and at other times the Board Observer may be provided with and otherwise have access to non-public information concerning the Company and their Affiliates. Capitalized terms used but not otherwise defined herein, shall have the respective meanings ascribed therefor in the Observer Rights Agreement. In consideration for and as a condition to the Company furnishing access to such information, the Board Observer hereby agrees to the terms and conditions set forth in this letter agreement (the “Agreement”):
1.As used in this Agreement, subject to Paragraph 3 below, “Confidential Information” means any and all non-public financial or other non-public information, whether oral or written, concerning the Company and its Affiliates that may hereafter be disclosed to the Board Observer pursuant to the Observer Rights Agreement by the Company, its Affiliates or by any of their directors, officers, employees, agents, consultants, advisors or other representatives (including financial advisors, accountants or legal counsel) of the Company (the “Representatives”), including all notices, minutes, consents, materials, ideas or other information (to the extent constituting information concerning the Company and its Affiliates that is non-public financial or other non-public information) provided to the Board Observer.
2.Except to the extent permitted by this Paragraph 2 or by Paragraph 3 or 4, the Board Observer shall keep such Confidential Information strictly confidential, and the Board Observer shall not use any Confidential Information made available to the Board Observer in his or her capacity as an observer of the Board for any purpose other than gathering information on behalf of his or her Affiliates in his or her observer capacity; provided, that the Board Observer may share

Confidential Information with any Purchaser Group Member or any legal counsel, accountant and financial advisor that has been engaged by such recipient to discuss such matters or information so long as such Purchaser Group Member, counsel, accountant or financial advisor agrees to keep such information confidential or is otherwise required to keep such information confidential in accordance with professional standards of conduct. The Board Observer may not record the proceedings of any meeting of the Board by means of an electronic recording device.
3.The term “Confidential Information” does not include information that (i) is or becomes available to the public other than (a) as a result of a disclosure by the Board Observer in violation of this Agreement or (b) in violation of a confidentiality obligation to the Company by the Purchaser Group Members or its Affiliates, (ii) is or becomes available to the Board Observer or a Purchaser Group Member or any Affiliate thereof on a non-confidential basis from a source not known to have an obligation of confidentiality to the Company, (iii) was already known to the Board Observer at the time of disclosure, or (iv) is independently developed by the Board Observer without reference to any Confidential Information disclosed to the Board Observer.
4.In the event that the Board Observer is legally required or compelled to disclose the Confidential Information, the Board Observer shall use commercially reasonable efforts, to the extent permitted and practicable, to provide the Company with prompt prior written notice of such requirement so that the Company may seek, at such entities sole expense and cost, an appropriate protective order. If in the absence of a protective order, the Board Observer is nonetheless legally required or compelled to disclose Confidential Information, the Board Observer may disclose only the portion of the Confidential Information or other information that it is so legally required or compelled to disclose.
5.All Confidential Information disclosed by the Company or its Representatives to the Board Observer is and will remain the property of the Company, so long as such information remains Confidential Information.
6.Notwithstanding anything to the contrary contained herein, for the purposes of this Agreement, no provision of this Agreement shall be applicable to the direct or indirect portfolio companies of investment funds, accounts or companies advised or managed by the Purchaser Group Members or their respective Affiliates (each, an “Excluded Entity”), except to the extent, if any, that an Excluded Entity has actually received Confidential Information from or through a Purchaser Group Member or its Affiliates. Furthermore, the Company acknowledges that the Purchaser Group Members and their respective Affiliates’ employees serve as directors and observers of portfolio companies and such portfolio companies will not be deemed to have received Confidential Information solely due to the dual role of any such employees so long as such employee does not provide any Confidential Information to such portfolio companies.
7.It is understood and acknowledged that neither the Company nor any Representative makes any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof.
8.It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by the Board Observer and that the Company shall be entitled to seek specific performance or any other appropriate form of equitable relief without a requirement of posting bond or any other security as a remedy for any such breach in addition to the remedies available to the Company at law.
9.This Agreement is personal to the Board Observer, is not assignable by the Board Observer and may be modified or waived only in writing. This Agreement is binding upon the parties hereto and their respective successors and assigns and inures to the benefit of the parties hereto and their respective successors and assigns.
10.If any provision of this Agreement is not enforceable in whole or in part, the remaining provisions of this Agreement will not be affected thereby. No failure or delay in exercising any right, power or privilege hereunder operates as a waiver thereof, nor does any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
11.THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
12.This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission constitutes effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement. Signatures of the parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for any purpose whatsoever.
[SIGNATURE PAGE FOLLOWS]

Very truly yours,

[ ]
Agreed to and Accepted, effective as of the
day of , 20 :

[NAME OF BOARD OBSERVER]

Annex L

FORM OF
STOCKHOLDERS AGREEMENT
This STOCKholders Agreement (this “Agreement”), dated as of [•], 2018, is made and entered into by and among Earthstone Energy, Inc., a Delaware corporation (the “Company”), each of the EIG Holders and each of the EnCap Holders. The Company, EIG Holders and EnCap Holders may be referred to herein each as a “Party” and together as the “Parties.”
RECITALS
WHEREAS, the Company has entered into a Contribution Agreement (as it may be amended or supplemented from time to time, the “Acquisition Agreement”), by and among the Company, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), and Sabalo Holdings, LLC, a Delaware limited liability company (“Sabalo);
WHEREAS, to partially finance the transactions (the “Acquisition”) contemplated by the Acquisition Agreement, the Company entered into a Securities Purchase Agreement, dated as of October 17, 2018, by and among the Company and the EIG Holders (the “Purchase Agreement”) pursuant to which the Company issued Purchased Preferred Stock (as defined in the Purchase Agreement) and Class A Common Stock (as defined below) to the EIG Holders; and
WHEREAS, this Agreement is made in connection with, and effective as of, the closing of the issuance and sale of Purchased Preferred Stock and Class A Common Stock pursuant to the Purchase Agreement in order to establish various arrangements with respect to the governance of the Company and certain transfers of equity securities in the Company by the EIG Holders and EnCap Holders.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Acquisition” shall have the meaning set forth in the Recitals.
“Acquisition Agreement” shall have the meaning set forth in the Recitals.
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (a) the Company and the Company Subsidiaries, on the one hand, and the Stockholders, on the other, shall not be considered Affiliates, (b) with respect to a Stockholder that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Stockholder or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such Stockholder and (c) no portfolio company of a Stockholder or any of its Affiliates shall be considered or otherwise deemed to be an Affiliate thereof.
“Agreement” shall have the meaning set forth in the Preamble.
“Amended Tag-Along Opportunity Notice” shall have the meaning set forth in Section 4.3(c).
“Board” shall mean the board of directors of the Company.
“Bold Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of May 9, 2017, by and among the Company and the Bold Registration Rights Holders.

“Bold Registration Rights Holders” shall mean Bold Energy Holdings, LLC and each of the Persons identified on Schedule I to the Bold Registration Rights Agreement.
“Certificate of Incorporation” shall have the meaning given to such term in the Purchase Agreement.
“Class A Common Stock” shall mean the Class A Common Stock, par value $0.001 per share, of the Company.
“Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of the Company.
“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.
Company” shall have the meaning set forth in the Preamble.
“Costs” shall have the meaning set forth in Section 4.3(b).
“EEH” shall have the meaning set forth in the Recitals.
“EEH LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of EEH, dated as of [•] (as it may be amended, restated, amended and restated, supplemented or otherwise modified form time to time).
“EEH Units” shall mean common units representing limited liability company interests in EEH.
“EIG Designated Director” shall have the meaning set forth in Section 3.1(a).
“EIG Holders” shall mean (a) EIG ESTE Equity Aggregator, L.P., (b) any Person to whom the rights and obligations hereunder have been assigned pursuant to Section 4.4 and (c) any Permitted Transferee of an EIG Holder; provided, however, that, for purposes of Article III, the term EIG Holders shall exclude the Persons described in clause (b) hereof.
“EIG Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the EIG Registration Rights Holders.
“EIG Registration Rights Holders” shall mean each of the Persons identified on Schedule I to the EIG Registration Rights Agreement.
“EIG Subject Securities” means the shares of Class A Common Stock issued to EIG Holders upon conversion of Purchased Preferred Stock.
“EnCap Holders” shall mean each of (a) Bold Energy Holdings, LLC, EnCap Energy Capital Fund IX, L.P. and Sabalo, (b) any Person to whom the rights and obligations hereunder have been assigned pursuant to Section 4.4 and (c) any Permitted Transferee of an EnCap Holder; provided, however, that in connection with any distribution of EnCap Subject Securities to Permitted Transferees in accordance with the Sabalo LLC Agreement, only those members of Sabalo who are Affiliates of the EnCap Holders specified in clause (a) of this paragraph shall be deemed to be EnCap Holders under this Agreement; provided, further, that, for purposes of Article III, the term EnCap Holders shall exclude the Persons described in clause (b) hereof.
“EnCap Subject Securities” shall mean the shares of Class B Common Stock and EEH Units held by the EnCap Holders as of the date of this Agreement or issued to the EnCap Holders as consideration under the Acquisition Agreement, and the shares of Class A Common Stock issued to the EnCap Holders in connection with the redemption of such Class B Common Stock and EEH Units pursuant to the EEH LLC Agreement.
“Exchange Act” shall mean the Securities Exchange Act of 1934, and any rules and regulations promulgated thereunder.
“Existing Registration Rights Agreements” shall mean the Bold Registration Rights Agreement and the EIG Registration Rights Agreement.
“Fair Market Value” shall mean the volume weighted average price for the Class A Common Stock for the five trading days immediately preceding, but excluding, the date of determination.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on December 29, 2014.
“Initiating Stockholders” shall have the meaning set forth in Section 4.3(a).
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.
“Managing Underwriter” means, with respect to any Underwritten Offering or Overnight Underwritten Offering, the book running lead manager of such Underwritten Offering or Overnight Underwritten Offering.
“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) reasonably necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to the shares of Common Stock, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (c) executing agreements and instruments, and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“NYSE Rules” means the rules and regulations of the New York Stock Exchange.
“Overnight Offering” shall have the meaning given to such term in the Existing Registration Rights Agreements.
“Parity Holders” shall have the meaning given to such term in the Bold Registration Rights Agreement.
“Party” and “Parties” shall have the meaning set forth in the Preamble.
“Permitted Transferee” shall mean, with respect to any Person, (a) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (b) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.
“Proposed Sale” shall have the meaning set forth in Section 4.3(a).
“Proposed Transferee” shall have the meaning set forth in Section 4.3(a).
“Purchase Agreement” shall have the meaning set forth in the Recitals.
“Purchased Preferred Stock” shall have the meaning given to such term in the Purchase Agreement.
“Qualified EIG Sale” shall mean the Transfer, in one transaction or a series of related transactions, by one or more EIG Holders of EIG Subject Securities to a Person who is not a Permitted Transferee for aggregate consideration in excess of $40,000,000.
“Qualified EnCap Sale” shall mean the Transfer, in one transaction or a series of related transactions, by one or more EnCap Holders of EnCap Subject Securities to a Person who is not a Permitted Transferee for aggregate consideration in excess of $75,000,000.
“Qualified Sale” shall mean a Qualified EIG Sale or a Qualified EnCap Sale.
“Sabalo” shall have the meaning set forth in the Recitals.

“Sabalo LLC Agreement” shall mean that certain Amended and Restated Limited Liability Agreement of Sabalo dated as of [•].
“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.
“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.
“Stockholder” shall mean any EnCap Holder or EIG Holder.
“Subject Securities” shall mean the EIG Subject Securities and the EnCap Subject Securities.
“Subsidiary” shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.
“Tag-Along Exercise Notice” shall have the meaning set forth in Section 4.3(c).
“Tag-Along Opportunity Notice” shall have the meaning set forth in Section 4.3(c).
“Tagging Stockholder” shall have the meaning set forth in Section 4.3(a).
“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly (including through the transfer of the equity interests in any Person), or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and “Transferred” and “Transferee” shall each have a correlative meaning.
“Underwritten Offering” shall have the meaning given to such term in the Existing Registration Rights Agreements.
Section 1.2    Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:
Section 2.1    Organization and Qualification. Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
Section 2.2    Authority and Enforceability. Such Party has full corporate, limited liability company or limited partnership (as applicable) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, limited liability company or limited partnership action. This Agreement has been duly executed and delivered by such Party and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.
Section 2.3    Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is a legal entity, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.
Section 2.4    Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.
ARTICLE III
GOVERNANCE
Section 3.1    Composition of the Board.
(a)EIG Representation. If at any time and for so long as the EnCap Holders collectively hold less than 35% of the outstanding Common Stock and the EIG Holders collectively hold at least 10% of the outstanding Common Stock (in each case, on a fully-diluted basis, including equity securities exercisable or convertible into Common Stock), the Company shall, and the Stockholders shall take all Necessary Action to (i) increase the size of the Board by one director and appoint an individual designated by the EIG Holders (an “EIG Designated Director”) to fill such vacancy and (ii) include such EIG Designated Director in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected; provided, however, that such individual must be an “independent director” under the NYSE Rules and have had no involvement in legal proceedings that would require disclosure by the Company pursuant to Item 401(f) of Regulation S-K under the Securities Act; provided, further, that for the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the EIG Holders shall not have the right to designate an EIG Designated Director, and the Company and the Stockholders shall not be required to take any action to include such EIG Designated Director in the slate of nominees recommended by the Board for election as directors, to the extent that election or appointment of such designee to the Board would result in more than one director designated by the EIG Holders pursuant to this Agreement.
(b)Decrease in Directors. At any time that the EIG Holders are no longer entitled to designate a director for nomination to the Board, the EIG Holders shall take all Necessary Action to cause the EIG Designated Director to offer to promptly tender his or her resignation. If such resignation is then accepted by the Board, the Company and the Stockholders shall take all Necessary Action to cause the authorized size of the Board to be reduced accordingly unless the Board determines in good faith that reducing the size of the Board would not permit the Company to comply with any applicable Law or NYSE Rules while continuing to comply with the remaining provisions of this Agreement.

(c)Removal; Vacancies. Except as provided in Section 3.1(b), and subject to the Certificate of Incorporation, so long as the EIG Holders have the right to designate an EIG Designated Director pursuant to Section 3.1(a), (i) the EIG Holders shall have the exclusive right with or without cause to remove the EIG Designated Director from the Board (including any committees thereof), and the Company and the Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the EIG Holders and (ii) the EIG Holders shall have the exclusive right to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its designee to the Board (including any committees thereof), and the Company and the Stockholders shall take all Necessary Action to cause any such vacancy to be filled by the EIG Holders as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the EIG Holders shall not have the right to designate a replacement director, and the Company and the Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in more than one director designated by the EIG Holders pursuant to this Agreement.
(d)Forced Resignation. EIG Holders shall take all Necessary Action to cause the EIG Designated Directors to resign promptly from the Board if such EIG Designated Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, NYSE, or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the EIG Designated Director’s fiduciary duties to the Company and its stockholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law or (iv) has engaged in any transaction involving the Company from which the EIG Designated Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction; provided, however, that the EIG Holder shall have the right to replace such resigning EIG Designated Director with a new EIG Designated Director, such newly named EIG Designated Director to be appointed promptly to the Board in place of the resigning EIG Designated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board. Nothing in this paragraph (d) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as an EIG Designated Director, whether during or after such person’s service on the Board.
Section 3.2    Voting Agreement. Each of the Company and the Stockholders agrees not to take any actions that would interfere with the intention of the Parties with respect to the composition of the Board as herein stated. Each Stockholder agrees to cast all votes to which such Stockholder is entitled in respect of its shares of Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated or nominated in accordance with this Article III and to otherwise effect the intent of this Article III. So long as the EIG Holders are entitled to designate the EIG Designated Director pursuant to Section 3.1(a), the Company and the EnCap Holders agree not to take action to remove the EIG Designated Director from office pursuant to the governing documents of the Company unless such removal is for cause. For the purposes of this Agreement, “cause” means, with respect to any director, such director’s (a) gross negligence or willful misconduct in the performance of his or her material duties; (b) conviction of a felony or other crime involving theft, fraud or embezzlement or any other crime involving moral turpitude that is materially detrimental to the business or affairs of the Company or any of its Subsidiaries; (c) willful refusal, after fifteen (15) days’ written notice from the Board, to perform the material lawful duties or responsibilities required of him or her; (d) willful and material breach of any material corporate policy or code of conduct established by the Company; (e) willfully engaging in conduct that materially damages the integrity, reputation or financial viability of the Company or its Subsidiaries; or (f) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his or her ability to serve as a director.
Section 3.3    Indemnity Agreements. Simultaneously with any person becoming an EIG Designated Director, the Company shall execute and deliver to each EIG Designated Director an Indemnity Agreement dated the date such EIG Designated Director becomes a director of the Board.
ARTICLE IV
TRANSFERS
Section 4.1    Permitted Transfers. No Transfer of Subject Securities by a Stockholder that constitutes a Qualified Sale shall be permitted, other than any Transfer by a Stockholder made in accordance with Section 4.2 or Section 4.3. Any attempted transaction in violation of this Section 4.1 shall be null and void.
Section 4.2    Underwritten Offerings. In connection with an Underwritten Offering and Overnight Underwritten Offering initiated by one of the Stockholders that constitutes a Qualified Sale, the Stockholders agree to allocate the Subject Securities validly included in such Underwritten Offering or Overnight Underwritten Offering pursuant to an

Existing Registration Rights Agreement among themselves in the following manner: (a) in the case of a Qualified EnCap Sale, (i) first, to the EnCap Holders until EnCap Subject Securities with a Fair Market Value of $75,000,000 as of the date of launch of such Underwritten Offering or Overnight Underwritten Offering are included in the Underwritten Offering or Overnight Underwritten Offering, and (ii) second, half of the remaining Subject Securities that can be sold in such Underwritten Offering or Overnight Underwritten Offering (as determined by the Managing Underwriter) to the EIG Holders and half of the remaining Subject Securities that can be sold in such Underwritten Offering or Overnight Underwritten Offering (as determined by the Managing Underwriter) to the EnCap Holders, and (b) in the case of a Qualified EIG Sale, (i) first, to the EIG Holders until EIG Subject Securities with a Fair Market Value of $40,000,000 as of the date of launch of such Underwritten Offering or Overnight Underwritten Offering are included in the Underwritten Offering or Overnight Underwritten Offering, and (ii) second, half of the remaining Subject Securities that can be sold in such Underwritten Offering or Overnight Underwritten Offering (as determined by the Managing Underwriter) to the EnCap Holders and half of the remaining Subject Securities that can be sold in such Underwritten Offering or Overnight Underwritten Offering (as determined by the Managing Underwriter) to the EIG Holders. Notwithstanding anything to the contrary herein or in either Existing Registration Rights Agreement, in connection with any Underwritten Offering or Overnight Underwritten Offering initiated by any EIG Registration Rights Holder pursuant to Section 2.03 of the EIG Registration Rights Agreement, each of the Company and the EnCap Holders hereby agrees to forego any piggyback registration rights it may have pursuant to Section 2.02 of the Bold Registration Rights Agreement to the extent necessary to provide the Selling Holders (as defined in the EIG Registration Rights Agreement) with first priority in any Underwritten Offering or Overnight Underwritten Offering initiated pursuant to Section 2.03 of the EIG Registration Rights Agreement (subject to the rights of Parity Holders under the Bold Registration Rights Agreement that are not Parties to this Agreement) and the EnCap Holders expressly agree that the EIG Holders shall be Parity Holders for purposes of Section 2.02 of the Bold Registration Rights Agreement.
Section 4.3    Tag-Along Rights.
(a)If the EnCap Holders or EIG Holders (in such capacity, the “Initiating Stockholders”) plan to undertake a Qualified Sale that is not an Underwritten Offering or Overnight Underwritten Offering, the Initiating Stockholders shall provide the other Stockholders with an opportunity to participate in such Transfer as described in this Section 4.3. With respect to any such proposed Transfer (a “Proposed Sale”), if the EnCap Holders or EIG Holders exercise such participation rights under this Section 4.3 (in such capacity, the “Tagging Stockholders”) they shall have the right to include in the Proposed Sale to the proposed Transferee (the “Proposed Transferee”) on the same terms and conditions as applicable to the sale of Subject Securities in the Proposed Sale a number of its own Subject Securities such that: (i) in the case of a Qualified EnCap Sale, (A) first, EnCap Subject Securities with a Fair Market Value of $75,000,000 as of the date of the Tag-Along Opportunity Notice are included in the Proposed Sale, and (B) second, half of the remaining Subject Securities that can be sold in such Proposed Sale to the EIG Holders and half of the remaining Subject Securities that can be sold in such Proposed Sale to the EnCap Holders, and (ii) in the case of a Qualified EIG Sale, (A) first, to the EIG Holders until EIG Subject Securities with a Fair Market Value of $40,000,000 as of the date of the Tag-Along Opportunity Notice are included in the Proposed Sale, and (B) second, half of the remaining Subject Securities that can be sold in such Proposed Sale to the EnCap Holders and half of the remaining Subject Securities that can be sold in such Proposed Sale to the EIG Holders; provided, that in order to be entitled to exercise its right to sell Subject Securities to the Proposed Transferee pursuant to this Section 4.3, the Tagging Stockholders, if requested by the Initiating Stockholders or the Proposed Transferee, shall be required (as a condition to participating in such Transfer) to (x) agree to substantially similar covenants as the Initiating Stockholders agrees to in connection with the Proposed Sale, (y) participate severally on a pro rata basis (based on the proceeds received by the Tagging Stockholders compared with the proceeds received by the Initiating Stockholders and the Tagging Stockholders in connection with the Proposed Sale) in any indemnification obligations that the Initiating Stockholders agrees to provide in connection with the Proposed Sale (other than in connection with obligations that relate to a particular Stockholder, such as representations and warranties concerning itself or the Subject Securities to be transferred by it, for which each Stockholder shall agree to be solely responsible, and provided that the liability for any indemnification to be provided by such Initiating Stockholders and Tagging Stockholders shall not exceed, in each case, the total net consideration (i.e. the total gross consideration after deduction for Costs (as defined below)) received by such Initiating Stockholders or Tagging Stockholders for its Subject Securities in respect of such Proposed Sale), and (z) make substantially similar representations and warranties concerning itself and the Subject Securities to be sold by it in connection with such Transfer as the Initiating Stockholders makes with respect to itself and its Subject Securities.
(b)The Tagging Stockholders shall be responsible for their proportionate share (based on the proceeds received by the Tagging Stockholders compared with the proceeds received in the aggregate in connection with the Proposed Sale) of the fees, commissions and other out-of-pocket expenses (collectively, “Costs”) of the Proposed Sale to the extent not paid or reimbursed by the Company, the Proposed Transferee or another Person (other than the Initiating Stockholders); provided, that the liability for such Costs (together with any indemnity liability as contemplated by this Section 4.3) shall not exceed the total consideration received by the Tagging Stockholders for their Subject Securities in respect of such Proposed

Sale. If and to the extent deemed reasonably necessary by the Initiating Stockholders (it being understood that the Initiating Stockholders will first attempt to structure any Proposed Sale on terms that will not require post-closing true-up recoveries for the payment of Costs of the types contemplated by clause (i) of the proviso to this sentence below and, in circumstances where such arrangements are employed, to take reasonable steps to attempt to minimize their amount and duration), the Initiating Stockholders shall be entitled to estimate, in its reasonable, good faith judgment, the Tagging Stockholders’ proportionate share of such Costs and to withhold such amounts from payments to be made to the Tagging Stockholders at the time of closing of such Proposed Sale; provided, that (i) such estimate shall not preclude the Initiating Stockholders from recovering additional amounts from the Tagging Stockholders in respect of each such Tagging Stockholders’ proportionate share of such Costs and (ii) the Initiating Stockholders shall reimburse the Tagging Stockholders to the extent actual amounts are ultimately less than the estimated amounts or to the extent that any such amounts are paid by the Company, the Proposed Transferee or another Person (other than the Initiating Stockholders) promptly (but in any event within five (5) Business Days of determining the actual amount).
(c)The Initiating Stockholders shall give the EnCap Holders or EIG Holders, as applicable, prior written notice of each Proposed Sale, setting forth the number of Subject Securities proposed to be so Transferred, the identity of the Proposed Transferee, the proposed amount and form of consideration and other material terms and conditions of the Proposed Sale (including indemnification and other material economic terms) offered by the Proposed Transferee (such initial notice, the “Tag-Along Opportunity Notice”). In the event that any of the material terms or conditions set forth in the Tag-Along Opportunity Notice are thereafter amended in any material respect, the Initiating Stockholders shall also give written notice of the amended terms and conditions of the Proposed Sale to EnCap Holders or EIG Holders, as applicable (any amended notice, an “Amended Tag-Along Opportunity Notice”). In order to exercise the tag-along rights provided by this Section 4.3, the EnCap Holders or EIG Holders, as applicable, must send a written notice to the Initiating Stockholders indicating its desire to exercise its rights and specifying the number of Subject Securities it desires to sell (the “Tag-Along Exercise Notice”) within two (2) Business Days following the giving of the Tag-Along Opportunity Notice to such Stockholder (or if an Amended Tag-Along Opportunity Notice is given to the Stockholder, within one (1) Business Day following the giving of such Amended Tag-Along Opportunity Notice). Upon the giving of an Amended Tag-Along Opportunity Notice the Tagging Stockholders shall be permitted to cancel the exercise of their rights under this Section 4.3 upon delivery of written notice to the Initiating Stockholders to such effect and shall be released from their obligations hereunder. There shall be no liability on the part of the Initiating Stockholders to the Tagging Stockholders if the sale of Subject Securities pursuant to this Section 4.3 is not consummated for whatever reason.
(d)The Tagging Stockholders shall deliver to the Initiating Stockholders, or agent for such Initiating Stockholders, all documents and instruments reasonably requested by the Initiating Stockholders to evidence the Transfer to the Proposed Transferee of the Subject Securities that such Tagging Stockholders are permitted to dispose of pursuant to this Section 4.3. The consummation of such Proposed Sale shall be subject to the sole discretion of the Initiating Stockholders, who shall have no liability or obligation whatsoever to the Tagging Stockholders participating therein other than to obtain for such Tagging Stockholders the same terms and conditions as those of the Initiating Stockholders. In connection with the consummation of any such Proposed Sale, the Initiating Stockholders shall use commercially reasonable efforts to Transfer to the Proposed Transferee at the closing of such Proposed Sale documents and instruments evidencing the Transfer to the Proposed Transferee of any Subject Securities to be disposed of by the Tagging Stockholders.
(e)If the Tagging Stockholders exercises their rights under this Section 4.3, the closing of the purchase of the Subject Securities with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Initiating Stockholders’ Subject Securities to the Proposed Transferee. If by the end of sixty (60) days following the date of delivery of the Tag-Along Opportunity Notice (or, following the delivery of the last Amended Tag-Along Opportunity Notice, if applicable), the Initiating Stockholders and the Proposed Transferee have not completed the Proposed Sale, the Tagging Stockholders shall be released from their obligations under this Section 4.3, and the applicable Tag-Along Exercise Notices shall be null and void, and it shall be necessary for the terms of this Section 4.3 to be separately complied with in order to consummate such Proposed Sale pursuant to this Section 4.3.
Section 4.4    Assignment. In connection with a Qualified Sale pursuant to which the Transferee and its Affiliates will collectively own at least 20% of the outstanding Common Stock (on a fully-diluted basis, including equity securities exercisable or convertible into Common Stock), the EnCap Holders, in the case of a Qualified EnCap Sale, or the EIG Holders, in the case of a Qualified EIG Sale, shall be required to assign the obligations of an EnCap Holder or EIG Holder, as applicable, under this Article IV to such Transferee until such Transferee and its Affiliates cease to own at least 10% of the outstanding Common Stock (on a fully-diluted basis, including equity securities exercisable or convertible into Common Stock), and as a condition to the consummation of any such Qualified Sale such Transferee shall be required to assume in writing responsibility for such obligations. Notwithstanding anything to the contrary in this Agreement, this Section 4.4 shall not apply to the underwriters in any Underwritten Offering or Overnight Underwritten Offering.

Section 4.5    Termination. This Article IV shall terminate automatically (without any action by any Party) on December 31, 2020, and at such time this Article IV shall become void and of no further force and effect without any liability on the part of any Party.
ARTICLE V
GENERAL PROVISIONS
Section 5.1    Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties except as provided in Section 4.4. Any attempted assignment of rights or obligations in violation of this Agreement shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than any EIG Designated Director under Section 3.3.
Section 5.2    Termination. Subject to Section 4.5, this Agreement shall terminate automatically (without any action by any Party) as to each Stockholder upon the later of the time at which such Stockholder or any of its Affiliates no longer owns one share of Common Stock or Purchased Preferred Stock; provided, that the provisions in this Article V shall survive such termination. Upon the termination of the Purchase Agreement in accordance with its terms, this Agreement shall terminate, become void and of no further force and effect without any liability on the part of any Party.
Section 5.3    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 5.4    Entire Agreement; Amendment.
(a)This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Stockholders. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Stockholders or any of their Affiliates.
(b)No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 5.5    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
Section 5.6    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to the EnCap Holders, to:

EnCap Investments L.P.
1100 Louisiana, Suite 4900
Houston, TX 77002
Attn: Brad Thielemann
Email: bthielemann@encapinvestments.com
Fax: (713) 659-6130

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attn:    W. Matthew Strock
E-mail: mstrock@velaw.com
Fax:    (713) 615-5650
Attn:    Shamus M. Crosby
E-mail: scrosby@velaw.com
Fax:    (713) 615-5548

if to the Company to:

Earthstone Energy Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attn:    Mark Lumpkin, Jr.
Executive Vice President and Chief Financial Officer
E-mail: Mark.Lumpkin@earthstoneenergy.com
Fax:    (832) 823-0478

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attn:    W. Matthew Strock
E-mail: mstrock@velaw.com
Fax:    (713) 615-5650
Attn:    Shamus M. Crosby
E-mail: scrosby@velaw.com
Fax:    (713) 615-5548

if to the EIG Holder, to:

c/o EIG Management Company, LLC
333 Clay Street, Suite 3500
Houston, Texas 77002
Attn:     Nicholas Fersen
Clay Taylor
E-mail: Nicholas.Fersen@eigpartners.com
     Clay.Taylor@eigpartners.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attn:     J. Michael Chambers

Nick S. Dhesi
E-mail: michael.chambers@lw.com
nick.dhesi@lw.com

Section 5.7    Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER IN THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
Section 5.8    Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURT OF CHANCERY LOCATED IN THE STATE OF DELAWARE, OR IN THE EVENT (BUT ONLY IN THE EVENT) THAT SUCH COURT SHALL NOT HAVE SUBJECT MATTER JURISDICTION, ANY FEDERAL COURT OF THE UNITED STATES OR OTHER STATE COURT LOCATED IN THE STATE OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
Section 5.9    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Stockholder may file an original counterpart or a copy of this Section 5.9 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.
Section 5.10    Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.
Earthstone Energy, Inc.

By:    _____________________________________
Name:

Title:

[ENCAP HOLDERS]

By:    _____________________________________
Name:
Title:

[EIG HOLDERS]

By:    _____________________________________
Name:
Title:

Annex M

AMENDMENT NO. 1

TO THE

EARTHSTONE ENERGY, INC.

AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN

This Amendment No. 1 to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “Plan”), was approved and adopted by the Board of Directors of Earthstone Energy, Inc. (the “Company”) on October [], 2018, subject to approval by the stockholders of the Company, which was obtained on []. Accordingly, the Plan is hereby amended, effective as of [], as follows:

1.	The first sentence of Section 3.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to the limitations set forth herein, 10,000,000 shares of Common Stock are reserved for issuance pursuant to Awards made under this Plan.”

In all other respects, the Plan remains unchanged and in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been executed to be effective as of [].

EARTHSTONE ENERGY, INC.

By:_____________________
Name:
Title:

FORM OF PROXY

EARTHSTONE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS – [•] AT [•] A.M. LOCAL TIME

CONTROL ID:

REQUEST ID:

The undersigned hereby appoints Frank A. Lodzinski and Robert J. Anderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of Earthstone Energy, Inc. ("Earthstone") that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on [•], at [•] a.m., Local Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Your vote is very important. Thank you for voting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS

If you vote by phone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/ESTE
PHONE:	Call toll free 1-866-752-VOTE(8683)

Please ensure you fold then detach and retain this portion of this Proxy